 As filed with the Securities and Exchange Commission on October 22, 1999

                                                     Registration No. 333-81885
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             Amendment No. 2
                                      to
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ----------------

                                 AmREIT, Inc.
            (Exact Name of Registrant as specified in its Charter)

                               ----------------

         Maryland                     6798                   76-0410050
      (State or other           (Primary Standard         (I.R.S. Employer
       jurisdiction                Industrial            Identification No.)
    of incorporation or        Classification Code
       organization)                 Number)

                          8 Greenway Plaza, Suite 824
                             Houston, Texas 77046
                                (713) 850-1400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                H. Kerr Taylor
                            Chief Executive Officer
                                 AmREIT, Inc.
                          8 Greenway Plaza, Suite 824
                             Houston, Texas 77046
                                (713) 850-1400
(Name, Address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:

                               Bryan L. Goolsby
                               Kenneth L. Betts
                           Locke Liddell & Sapp LLP

                       2200 Ross Avenue, Suite 2200

                         Dallas, Texas 75201-6776

                              (214) 740-8000

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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

                                  AmREIT, Inc.
                                8 Greenway Plaza
                                   Suite 824
                              Houston, Texas 77046

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD             , 1999

To the Stockholders of AmREIT, Inc.:

   A special meeting of stockholders of AmREIT, Inc., a Maryland corporation,
will be held at                                     on             , 1999, at
             .m., local time, for the following purposes:

  . To consider and vote on a proposal to approve the agreements and plans of merger dated as of June 25, 1999 between AmREIT, Inc. and each of the following limited partnerships: Taylor Income Investors, Ltd., Taylor Income Investors IV, Ltd., Taylor Income Investors V, Ltd., Taylor Income Investors VI, Ltd., AAA Net Realty Fund VII, Ltd., AAA Net Realty Fund VIII, Ltd., AAA Net Realty Fund Goodyear, Ltd., AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd., under which each partnership would merge into AmREIT, all as more fully described in the attached joint proxy and consent solicitation statement and prospectus.

  . To consider and vote upon a proposal to amend AmREIT's bylaws to specifically authorize the merger of the partnerships with AmREIT on the terms and conditions set forth in the merger agreements.

  . To consider and vote upon a proposal to reorganize AmREIT, Inc. from a Maryland corporation to a real estate investment trust organized under the Texas Real Estate Investment Trust Act.

  . To consider and vote upon a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve either the merger proposal or the reorganization proposal.

  . To transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

   Your board of directors has fixed the close of business on             ,
1999 as the record date for the determination of AmREIT stockholders entitled to notice of, and to vote at, the special meeting and any adjournments of the special meeting. The approval of the merger agreements and of the reorganization proposal requires the affirmative vote of the holders of a majority of the shares of AmREIT common stock outstanding on the record date. To adjourn the special meeting to solicit additional proxies, the proposal to adjourn must be approved by the holders of a majority of the shares of AmREIT common stock as of the record date present in person or represented by a properly executed proxy at the special meeting.

   Under Maryland law, AmREIT stockholders will not be entitled to dissenters' rights in connection with either the merger or the reorganization.

   Information regarding the merger, the reorganization and related matters is contained in the accompanying joint proxy and consent solicitation statement and prospectus and the annexes to that document, all of which are incorporated by reference into this notice and which form a part of this notice.

   Regardless of whether you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. It is important that your interests be represented at the special meeting. You may revoke your proxy by (1) delivering to the secretary of AmREIT, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares, or (2) attending the special meeting and voting in person.

   Your board of directors has unanimously determined that the terms of the merger agreements and the transactions contemplated by the merger agreements are fair to, and that the merger and the reorganization are in the best interests of, AmREIT's stockholders. Accordingly, your board of directors unanimously recommends that you vote "FOR" the proposals set forth above.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Charles C. Braun, secretary

Houston, Texas
     , 1999

               SUBJECT TO COMPLETION, DATED OCTOBER   , 1999

           JOINT CONSENT AND PROXY SOLICITATION STATEMENT/PROSPECTUS

                                  AmREIT, INC.

   If you are an AmREIT stockholder or a limited partner of any of the following partnerships, your vote is very important:

      Taylor Income Investors, Ltd.     AAA Net Realty Fund VIII, Ltd.
      Taylor Income Investors IV, Ltd.  AAA Net Realty Fund Goodyear, Ltd.
      Taylor Income Investors V, Ltd.   AAA Net Realty Fund IX, Ltd.
      Taylor Income Investors VI, Ltd.  AAA Net Realty Fund X, Ltd.
      AAA Net Realty Fund VII, Ltd.     AAA Net Realty Fund XI, Ltd.

   AmREIT is seeking to acquire each of the ten partnerships listed above. The acquisition is being structured as a merger of the partnerships into AmREIT. Pursuant to the terms of the merger agreements, more fully described in the accompanying proxy statement, the merger may include one or more of the partnerships. If only one partnership approves the merger AmREIT may elect to complete the merger. If more than one partnership approves the merger, AmREIT is required to complete the merger. AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like the partnerships, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of each of the partnerships seek your approval of the merger. In the merger, AmREIT will issue shares of common stock or, under specified situations more fully described in the accompanying
proxy statement, cash and   % callable notes to the limited partners of the
partnerships. At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on the Nasdaq Stock Market's National Market. The notes will not be listed on an exchange.

   There are a number of risks and potential disadvantages associated with the merger. In particular, you should consider the following:

    . We are uncertain as to the value at which the AmREIT shares of common stock will trade following the merger; however, it is likely that the common stock will trade at a price substantially below the exchange price. AmREIT has fixed the exchange price at $9.34 per share as described in the accompanying proxy statement.

    . All limited partners, except those which are tax-exempt entities, will realize a taxable gain or loss upon the completion of the merger, but will not receive cash to pay these taxes.

    . We have material conflicts in light of Kerr Taylor being the chief executive officer, a director and a significant stockholder of AmREIT and being a general partner of the partnerships.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.

   Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these Securities or passed upon the accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

   The date of this Joint Consent and Proxy Solicitation Statement/Prospectus
is      , 1999.

   No person has been authorized to give any information or to make any representation other than those contained in or incorporated by reference into this Joint Consent and Proxy Solicitation Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, that information or representation must not be relied upon as having been authorized by AmREIT or any of the partnerships. Neither the delivery of this proxy statement nor any distribution of the AmREIT common stock offered hereby shall under any circumstances create an implication that there has been no change in the affairs of AmREIT or any of the partnerships since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. This proxy statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation.

                             AVAILABLE INFORMATION

   AmREIT is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by AmREIT can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, 13th Floor, New York, NY 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be obtained from the web site that the SEC maintains at http://www.sec.gov.

   Reports, proxy statements and other information concerning AmREIT may also be obtained electronically through a variety of databases, including, among others, the SEC's Electronic Data Gathering and Retrieval ("EDGAR") program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

   AmREIT has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the AmREIT common stock to be issued pursuant to the merger. This proxy statement does not contain all of the information set forth in that registration statement, parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to that registration statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to that registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of that document so filed. Each of those statements is qualified in its entirety by this reference.

                               TABLE OF CONTENTS

                           Page
                           ----
QUESTIONS AND ANSWERS
 ABOUT THE MERGER AND THE
 REORGANIZATION...........   1
SUMMARY...................   5
  Proxy Statement.........   5
  Parties to the Merger...   5
  Material Factors That
   Make the Merger
   Speculative or Risky...   5
  The Merger..............   6
  The Merger
   Consideration..........   7
  Consideration Paid to
   the Partnerships.......   9
  Comparison of AmREIT
   Common Stock Ownership
   and the Cash/Notes
   Option.................  10
  Reasons For The Merger
   and Recommendations....  11
  Alternatives to the
   Merger.................  15
  Comparative Compensation
   Paid to the General
   Partner................  18
  Proposed Amendments to
   Partnership
   Agreements.............  18
  AmREIT's Reorganization
   as a Texas REIT........  18
  Purpose of the
   Reorganization.........  19
  Voting Procedures.......  19
  Record Date; Votes
   Required...............  19
  Dissenters' Rights......  20
  AmREIT Common Stock.....  20
  Partnership Appraisals..  20
  Effective Time of the
   Merger.................  20
  Conditions to
   Consummation of the
   Merger.................  21
  Termination Rights......  21
  Anticipated Accounting
   Treatment..............  21
  Conduct of Business
   Pending the Merger.....  21
  The Merger Expenses.....  22
  Comparison of Rights of
   the Limited Partners
   and Stockholders of
   AmREIT.................  22
  Right to Investor Lists
   and to Communicate with
   Other Investors........  22
  Federal Income Tax
   Consequences...........  22
RISK FACTORS..............  30
  Risk Associated With the
   Merger.................  30
  Risks Associated with
   Fundamental Change in
   Nature of Investment...  37
  Risk Considerations
   Associated with the
   Cash/Notes Option......  38
  Risks Associated With an
   Investment in AmREIT...  39
  Risks Associated with an
   Investment in Real
   Estate.................  43
  Risks Associated With
   Federal Income Taxation
   of AmREIT..............  47
THE MERGER................  49
  Background of the
   Merger.................  49
  The Independent
   Directors' Reasons and
   Recommendations for the
   Merger.................  51
  The General Partners'
   Reasons and
   Recommendations for the
   Merger.................  54
  Alternatives to the
   Merger.................  57
  The Merger
   Consideration..........  63
  Fiduciary
   Responsibility.........  66
  Market Prices and
   Distributions of AmREIT
   Common Stock...........  68
  Effective Time of the
   Merger.................  68
  Conditions to
   Consummation of the
   Merger.................  69
  Conduct of Business
   Pending the Merger.....  70
  Acquisition Proposals...  72

  Termination.............................................................   72
  Effect of Termination and Abandonment...................................   73
  Extension; Waiver.......................................................   74
  Proposed Amendments to Partnership Agreements...........................   75
  Proposed AmREIT Bylaw Amendment.........................................   75
  Dissenting Partners and Stockholders....................................   75
  The Merger Expenses.....................................................   76
  Anticipated Accounting Treatment........................................   76
BENEFITS OF THE MERGER TO MR. TAYLOR AND HIS AFFILIATES...................   77
CONFLICTS OF INTEREST.....................................................   78
  Affiliated General Partners.............................................   78
  The Independent Directors...............................................   79
  Continuing Conflicts of Interest........................................   79
FAIRNESS OPINIONS.........................................................   80
  Morgan Keegan Fairness Opinion..........................................   80
  Valuation of AmREIT.....................................................   81
  The Houlihan Fairness Opinions..........................................   84
APPRAISALS................................................................   90
AmREIT PRO FORMA FINANCIAL INFORMATION....................................   95
FEDERAL INCOME TAX CONSEQUENCES...........................................   96
  General.................................................................   96
  Certain Tax Differences between the Partnership Interests and Shares of
   AmREIT Common Stock....................................................   96
  Tax Consequences of the Merger and the Reorganization...................   97
  Consequences of Ownership of an Interest in a REIT......................  101
  REIT Qualification......................................................  101
  Taxation as a REIT......................................................  106
  Failure to Qualify as a REIT............................................  107
  Taxation of Taxable U.S. Stockholders...................................  107
  Proposed Legislation....................................................  108
  Backup Withholding......................................................  109
  Taxation of Tax-Exempt Entities.........................................  109
  Taxation of Foreign Investors...........................................  110
  State and Local Taxes...................................................  111
AmREIT AND ITS BUSINESS...................................................  111
  Description of AmREIT...................................................  111
  AmREIT's Investment Objectives..........................................  112
  Employees...............................................................  112
  Competition.............................................................  112
  Properties..............................................................  113
  AmREIT Property Information.............................................  113
  Debt and Credit Facilities..............................................  114
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF AMREIT.....................................................  115
  Liquidity and Capital Resources.........................................  115
  Results of Operations...................................................  116
  Funds From Operations...................................................  117
  Year 2000 Compliance....................................................  118
AmREIT'S POLICIES WITH RESPECT TO CERTAIN ACTIVITIES......................  119
  AmREIT's Stated Investment Policies.....................................  119
  AmREIT's Operating Strategy.............................................  122
  Dividend Reinvestment Plan..............................................  126

MANAGEMENT.................................................................. 127
  Executive Compensation.................................................... 128
  Security Ownership of Certain Beneficial Owners and Management............ 129
  Certain Relationships and Related Transactions............................ 129
  Legal Proceedings......................................................... 129
  Advisor Acquisition....................................................... 129
AmREIT CHARTER AND BYLAWS................................................... 133
  Authorized Stock.......................................................... 133
  Directors................................................................. 133
  Stockholder Meetings and Special Voting Requirements...................... 133
  Amendment of the Charter and Bylaws....................................... 134
  Transactions With Interested Officers or Directors........................ 134
  Rollup Transactions....................................................... 134
  Limitations on Holdings and Transfer...................................... 135
  Anti-takeover Effect of Authorized But Undesignated Preferred Stock....... 135
  Liability for Monetary Damages............................................ 135
  Indemnification And Advancement of Expenses............................... 136
DESCRIPTION OF AmREIT'S CAPITAL STOCK....................................... 137
  General................................................................... 137
  Common Stock.............................................................. 137
  Preferred Stock........................................................... 137
REORGANIZATION OF AmREIT AS A TEXAS REAL ESTATE INVESTMENT TRUST............ 138
  Background................................................................ 139
  REIT Qualification........................................................ 139
  Liability of Stockholders and Shareholders................................ 139
  Inspection Rights......................................................... 140
  Special Meetings of Stockholders.......................................... 140
  Stockholder Action Without a Meeting...................................... 141
  Preemptive Rights......................................................... 141
  Vote for Reorganization................................................... 141
  Authorized Capital Stock.................................................. 141
  Stock Redemption and Retirement........................................... 142
  Dividends................................................................. 142
  Director/Trust Manager Number and Election................................ 143
  Director/Trust Manager Removal and Vacancies.............................. 143
  Limitations on Liability.................................................. 144
  Indemnification........................................................... 145
  Amendment of Charter...................................................... 146
  Amendment of Bylaws....................................................... 147
  Business Combinations..................................................... 148
  Control Share Acquisitions................................................ 149
THE NOTES................................................................... 151
REPORTS TO STOCKHOLDERS..................................................... 156
THE PARTNERSHIPS............................................................ 156
  General................................................................... 156
  Partnership Organization and Capitalization............................... 157
  Partnership Property Information.......................................... 157
  Lease Information......................................................... 159
  Partnership Distributions................................................. 161
  Cumulative Cash Distributions Since Formation Through June 30, 1999....... 161
  Management of the Properties ............................................. 162
  Employees................................................................. 162

COMPARISON OF OWNERSHIP OF UNITS AND SHARES.............................     162
  Properties And Diversification........................................     163
  Permitted Investments.................................................     164
  Additional Equity.....................................................     164
  Borrowing Policies....................................................     164
  Restrictions Upon Related Party Transactions..........................     165
  Management Control And Responsibility.................................     166
  Management Liability And Indemnification..............................     167
  Anti-Takeover Provisions..............................................     168
  Voting Rights.........................................................     170
  Limited Liability of Investors........................................     170
  Review of Investor Lists..............................................     170
  Taxation of Taxable Investors.........................................     171
  Taxation of Tax-Exempt Investors......................................     172
  Distribution Policies.................................................     172
  Comparative Compensation, Fees and Distributions......................     173
COMPARISON OF PARTNERSHIP UNITS, AmREIT COMMON STOCK AND NOTES..........     174
  General...............................................................     174
  Issuance of Additional Securities.....................................     175
  Liquidity.............................................................     176
VOTING PROCEDURES.......................................................     177
  AmREIT Special Stockholders Meeting...................................     177
  Partnership Voting Procedures.........................................     178
EXPERTS.................................................................     180
LEGAL OPINIONS..........................................................     181
WHERE YOU CAN FIND MORE INFORMATION.....................................     181
INDEX TO FINANCIAL INFORMATION .........................................     F-1
MORGAN KEEGAN FAIRNESS OPINION.......................................... ANNEX 1
DECLARATION OF TRUST.................................................... ANNEX 2
FORMS OF NOTE AND LOAN AGREEMENT........................................ ANNEX 3

        QUESTIONS AND ANSWERS TO THE LIMITED PARTNERS ABOUT THE MERGER

   The following questions and answers are intended to provide brief answers to frequently asked questions by limited partners concerning the proposed mergers. These questions and answers do not, and are not intended to, address all the questions that may be important to you. Limited partners should carefully read the "Summary" section and the remainder of this proxy statement as well as the annexes and the documents incorporated by reference in this proxy statement for more information regarding the mergers. Stockholders of AmREIT should read the "Summary" section for information which is specific to them regarding the merger and the reorganization.
Q. What are the limited partners being asked to vote on?

A. The general partners of each partnership are soliciting the vote of the limited partners in favor of the merger of their partnership with AmREIT. In addition, limited partners are being asked to vote in favor of the amendment of the partnership's agreement of limited partnership to permit the merger to occur. The general partners believe the terms of the merger are fair to the respective limited partners and recommend the limited partners vote For approval of the merger.

Q. What vote is required for approval of the merger?

A. For a partnership to be acquired by AmREIT, limited partners holding partnership units constituting greater than 50% of the outstanding partnership units of the partnership must approve the transaction. The affirmative vote of greater than 50% of a partnership's limited partners will bind all partners of that partnership.

Q. What is AmREIT?

A. AmREIT is a corporation based in Houston, Texas, that has elected to be taxed as a real estate investment trust (REIT) under the Internal Revenue Code. AmREIT is an affiliate of the general partners. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all of the partnerships in the merger, AmREIT expects to have total assets of approximately $61 million upon the effectiveness of the merger.

Q. What is a REIT?

A. A REIT is an entity which has elected to be taxed as a REIT under the Internal Revenue Code and generally owns or provides financing for real estate, offers the benefits of a diversified portfolio under professional management and pays quarterly distributions to investors of at least 95% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided that it meets specific income tax requirements.

Q. What will I receive for my partnership units?

A. If your limited partnership approves the merger, you will receive shares of AmREIT common stock in exchange for your partnership units unless you vote against the merger and specifically request the alternative cash/notes option discussed below. The number of shares received in the exchange will be equal in value, based on the exchange price, to your portion of your partnership's transaction value. For a description of the transaction value of each partnership, please see the information set forth under the caption
   "SUMMARY--Consideration Paid to the Partnerships" on page    in the proxy
   statement. Your portion will be determined in accordance with the terms of your partnership's partnership agreement.

Q. Will the transaction value change?

A. Yes. The basis of the consideration paid to each partner is the transaction value of each partnership. The transaction value consists of the negotiated prices of the partnership's properties and the net cash of the partnership on the effective date of the merger. The prices attributed to the partnerships are the result of negotiations between the independent directors of AmREIT and the general partners of the partnerships. The negotiated prices have been fixed and will not change prior to closing. The amount of net cash of each partnership, however, will fluctuate between now and closing based on the partnership's cash activities. Any change in the amount of net cash will cause the transaction value to change.

Q. Were fairness opinions received with respect to the transaction values?

A. Yes. The general partners of each partnership received a fairness opinion from Houlihan Lokey stating that the consideration to be received by the limited partners of that partnership is fair to those limited partners from a financial point of view.

Q. What do partners who vote against the merger receive?

A. Limited partners who vote against the merger, but whose partnerships are nevertheless merged into AmREIT, will receive shares of AmREIT common stock as consideration in exchange for their units, unless they affirmatively elect the cash/notes option. Under this option limited partners will receive a payment in an amount equal to 90% of the value of the common stock option. This cash/notes option consists of 10% in cash and 90% in %
   callable notes due      , 2006. While the value of the AmREIT common stock
   may fluctuate over time, the principal amount of the notes will be fixed at the time of the merger and will not change based on post merger fluctuations in AmREIT's stock price. AmREIT is contractually obligated to pay the full amount of the notes. AmREIT will not issue more than $10,000,000 in principal amount of notes in the aggregate to all partners electing the cash/notes option. If more than $10,000,000 of notes are elected to be received, the dollar amount in excess of $10,000,000 will be payable in shares of AmREIT common stock, valued at the exchange price of $9.34 per share, and those shares will be distributed pro rata to all partners electing the cash/notes option. The value of the cash/notes option is greater than the liquidation value of the partnerships. Please note that limited partners may only receive cash and notes if they vote against the merger and elect the cash/note option on their consent form.

Q. How was the exchange price established?

A. The exchange price of $9.34 per share was determined through negotiations between the general partners of the partnerships and the independent directors of AmREIT and was based, in part, on the last public offering price per share of AmREIT common stock of $10.25 which closed on May 22, 1998. AmREIT has not issued additional equity through public offerings since May 1998 as it has funded additional acquisitions from its line of credit. Because the common stock is not listed on an exchange, AmREIT is not able to monitor the trading of its shares of common stock or determine the prices at which its shares have been trading. In the future it is likely that AmREIT common stock will trade at prices substantially below the exchange price of $9.34 per share.

Q. What benefits will general partners receive as a result of the merger?

A. Mr. H. Kerr Taylor, the individual general partner of AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd., the sole director and chief executive officer of the general partners of the other partnerships and the chairman of the board and chief executive officer of AmREIT, will receive up to 3,992 shares of AmREIT common stock in exchange for his general partnership interests should these partnerships participate in the merger. In addition, the corporate general partners will receive up to an additional 6,784 shares as a result of disposition fees payable by Taylor Income Investments, Ltd, Taylor Income Investments IV, Ltd., Taylor Income Investments V, Ltd. and Taylor Income Investments VI, Ltd. The total value of the consideration to be received by Mr. Taylor, as a general partner, based on the exchange price, is estimated to be $100,650 should all the partnerships participate in the merger.

Q. Does the total consideration to be received by the limited partners of each partnership exceed the appraised value of each respective partnership's properties?

A. Yes. The transaction value of each partnership exceeds that partnership's appraised value. The value of the cash/notes option is greater than the liquidation value of the applicable partnership. Appraisals setting out the market values of each of the partnership's properties were obtained from Valuation Associates, an independent, nationally recognized and fully diversified real estate appraisal firm.

Q. Will limited partners receive future distributions with respect to the AmREIT common stock received in the merger?

A. Yes. Historically, AmREIT has made quarterly distributions to its stockholders and it expects to continue to do so in the future.

Q. Is the merger dependent on the number of participating partnerships?

A. Yes. If only one partnership approves the merger, AmREIT has the option, but not the obligation, to proceed with the merger with the one partnership. However, if more than one partnership approves the merger, AmREIT must proceed with the merger of the participating partnerships if all other conditions to the merger have been satisfied.

Q. What are the other conditions to completion of the merger?

A. In addition to partner approval, the merger is conditioned on:

  . approval of this proxy statement by the SEC;

  . no injunction or other court order prohibiting completion of the merger;
    and

  . listing of the shares of AmREIT common stock on a stock exchange.

Q. Will the AmREIT common stock be listed on a stock exchange?

A. Yes. However, the participation of at least two partnerships in the merger is required in order for AmREIT to meet the financial criteria necessary for its common stock to be listed on a stock exchange.

Q. Is the merger a taxable transaction to the limited partners of the partnership participating in the merger?

A. Yes. The merger is a taxable transaction. All of the limited partners of each partnership participating in the merger, except those that are tax-exempt entities, will realize a taxable gain or loss regardless of whether they receive AmREIT common stock or elect to receive cash and notes. The limited partners will not receive cash from the merger (other than cash received in lieu of fractional shares or cash received as part of the cash/notes option) to pay taxes due on any taxable gain resulting from participating in the merger. Gain or loss will be recognized in the year the merger is consummated. Gain or loss will be determined by the difference between the value of the merger consideration you receive and the tax basis of your partnership unit(s). If you elect to receive cash and notes, determination of gain or loss will be based upon your allocable share of gain which will be recognized by your partnership. Your partnership's gain will generally be equal to the excess, if any, of the value of the transaction value received by your partnership over the tax basis of your partnership's net assets. We urge you to consult with your tax advisor to assist you in evaluating the taxes you will incur as a result of your partnership's participation in the merger. To review the tax
   consequences to the partnerships in greater detail, see pages    through
       below and the accompanying supplement discussing your partnership.

Q. Am I entitled to exercise any dissenters' rights in connection with the merger or the reorganization?

A. No.

Q. May I vote my partnership units held in "street name?"

A. No. Only your broker may vote the partnership units held in "street name." Your broker may not vote your partnership units without your instructions. You should instruct your broker to vote your partnership units, following the directions you provide to your broker. If you do not provide your broker with instructions as to how to vote your partnership units, your broker will not be permitted to vote your partnership units, and the effect will be a vote against the merger.

Q. How do I change my vote?

A. Limited partners may change their vote by delivering a written notice of revocation bearing a later date than the consent or a consent bearing a later date than the consent relating to the same partnership units to MAVRICC Management Systems, Inc. at 1845 Maxwell, Suite 101, Troy, Michigan 48084. Attention: AAA Partnership Consents, or by attending the special meeting of limited partners and voting in person.

Q. When and where are the special meetings?

A. Each special meeting of limited partners will be held at         , at
   a.m., on      , 1999.

Q. When do you expect the merger to be completed?

A. We hope to complete the merger by the end of the fourth quarter of 1999.

Q. What do I need to do now?

A. The limited partners should complete and mail the consent to MAVRICC Management Systems, Inc., at 1845 Maxwell, Suite 101, Troy, Michigan 48084.
   Attention: AAA Partnership Consents. Do not send in your partnership units with your consent forms. AmREIT will send written notification to you regarding the results of the vote and further instruction regarding the exchange of partnership units in the event the merger is approved by your partnership.

Q. Whom should I call with questions?

A. If you have any questions about the merger, limited partners should call Chad Braun, Vice President of Finance and Secretary of AmREIT, at (713) 850-1400, extension 24.

                                    SUMMARY

   This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which we have referred you. See "WHERE YOU CAN FIND MORE INFORMATION" on page
   .

Proxy Statement

   This proxy statement describes the proposed merger of AmREIT, Inc., a Maryland corporation, and up to ten limited partnerships. Through this proxy statement, AmREIT and the general partners of the partnerships are asking the AmREIT stockholders and the limited partners, respectively, to approve the merger. AmREIT is also soliciting the approval of the AmREIT stockholders to change AmREIT's jurisdiction of organization from Maryland to Texas. This change would be accomplished through the reorganization of AmREIT from a Maryland corporation to a Texas real estate investment trust.

Parties to the Merger (pages 93 and 134)

   AmREIT. AmREIT is a Maryland corporation. As of the date of this document, AmREIT owned directly, or through joint ventures, interests in 16 properties. These properties are leased to a total of nine different tenants and are located in eight states and contain an aggregate of approximately 193,920 square feet of gross leaseable area. AmREIT's principal executive offices are located at 8 Greenway Plaza, Suite 824, Houston, Texas 77046, and its telephone number is (713) 850-1400.

   The General Partners. Mr. H. Kerr Taylor serves as the individual general partner of AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd. each of which also has a corporate general partner. Mr. Taylor sponsored and organized each of the partnerships. Each of the other partnerships has only a corporate general partner. A different corporation serves as the corporate general partner of each partnership. Mr. Taylor is a director, chief executive officer and the 45% or greater owner of each corporate general partner. Mr. Taylor is also the chairman of the board, chief executive officer and largest stockholder of AmREIT, currently holding approximately 11% of the outstanding shares of AmREIT common stock.

   The Partnerships. The partnerships were organized to acquire real properties, under long-term net leases, and to hold the properties for capital appreciation and sale after a 10 to 15 year period. The partnerships own an aggregate of 15 retail properties directly and 16 retail properties through joint ventures, leased to national and regional retail tenants comprising an aggregate of approximately 179,000 square feet of gross leasable area. The names of the partnerships being asked to participate in the merger are:

   Taylor Income Investors, Ltd. (Fund III)
   Taylor Income Investors IV, Ltd. (Fund IV)
   Taylor Income Investors V, Ltd. (Fund V)
   Taylor Income Investors VI, Ltd. (Fund VI)
   AAA Net Realty Fund VII, Ltd. (Fund VII)
   AAA Net Realty Fund VIII, Ltd. (Fund VIII)
   AAA Net Realty Fund Goodyear, Ltd. (Goodyear)
   AAA Net Realty Fund IX, Ltd. (Fund IX)
   AAA Net Realty Fund X, Ltd. (Fund X)
   AAA Net Realty Fund XI, Ltd. (Fund XI)

   The properties of the partnerships are currently managed by AmREIT Realty Investment Corporation, a subsidiary of AmREIT. The address of the principal executive offices of each of the partnerships and the general partners of the partnerships is 8 Greenway Plaza, Suite 824, Houston, Texas 77046, telephone
(713) 850-1400.

Material Factors that make the Merger Speculative or Risky

   There are a number of risk factors that limited partners and stockholders should consider in determining whether to vote in favor of the merger. The following list summarizes the most significant of these factors:

 . The trading price of the shares of AmREIT common stock may be significantly less than the exchange price.

 . A minimum of two partnerships must participate in the merger in order for AmREIT to meet the financial criteria for its common stock to be listed on the Nasdaq Stock Market. There can be no assurance that the AmREIT stock will be listed on an exchange.

 . There can be no assurance that the price paid by AmREIT properly reflects the value of each partnership's assets; therefore, there is the risk that AmREIT may have paid too much for the partnership interests.

 . Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed annual base salary of $30,000 through June 2000. Compensation payable under the employment agreement will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor.
  If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including the 10,776 shares directly and indirectly received in his capacity as general partner.
  If valued at the exchange price, these shares would have a value of $3,369,601.

 . The merger involves a fundamental change in the nature of each limited partner's investment. If the merger is approved, limited partners will no longer hold an interest in a finite life entity with special distributions to be paid upon the liquidation of assets. Instead, following the merger, the partners will be stockholders in AmREIT which intends to operate for an indefinite period of time and has no specific plans for the sale of its investments.

 . The partnerships currently have no debt, but AmREIT has historically incurred debt to acquire properties and anticipates using debt financing in the future. As AmREIT's debt increases relative to its income, or as interest rates rise, income available for distribution may be reduced. AmREIT anticipates the level of its debt will not exceed 50% of the value of its properties. There are, however, no provisions in AmREIT's charter documents limiting the amount of debt it can incur. AmREIT can increase its debt level above 50% without stockholder approval.

 . The merger is a taxable transaction to all limited partners, except those which are tax-exempt entities. As a result, there is a risk that the limited partners will be liable for taxes on any gain resulting from the merger. The limited partners will not receive cash from the merger (other than cash received in lieu of fractional shares or cash received as part of the cash/notes option) to pay any taxes due on any taxable gain. Any gain or loss will be recognized in the year the merger is consummated.

The Merger (page 49)

   AmREIT will merge with each partnership that approves the merger providing all other conditions to the merger are met. The merger agreements provide that if only one of the partnerships approves the merger, AmREIT has the right but not the obligation to consummate the merger with the partnership approving the merger. If more than one partnership approves the merger, AmREIT must consummate the merger with the approving partnerships if all other conditions to the merger have been satisfied. As a result, the merger may involve between one and ten partnerships depending on the number of partnerships approving the merger. Even if a particular limited partner votes in favor of the merger, if less than a majority of the partners of that partnership approve the merger, that partnership will not participate in the merger. Accordingly, a vote in favor of the merger does not mean you will receive shares of AmREIT common stock.

   The partnership units of those limited partners who approve the merger, abstain from voting or otherwise do not elect alternative compensation will be converted into shares of AmREIT common stock. Limited partners of a partnership that approves the merger who vote against the merger may elect to receive consideration consisting of 10% cash and 90% notes in lieu of shares. The partnerships that approve the merger will cease to exist on the effective date of the merger.

   Each merger agreement is attached as an appendix to the respective supplement. Limited partners are encouraged to read the applicable merger agreement in its entirety as it is the legal document that governs the merger of their partnership with AmREIT.

The Merger Consideration (page 63)

   Limited partners of partnerships approving the merger will receive the following consideration.

   Shares of AmREIT Common Stock. Limited partners of partnerships that approve the merger who vote in favor of or abstain from voting on the merger will receive shares of AmREIT common stock in the merger. You should note that if your partnership approves the merger and you vote against the merger and do not specifically choose to receive cash and notes, you will receive shares of AmREIT common stock. The shares of AmREIT common stock are being allocated to each approving partnership in an amount equal to the partnership's transaction value divided by the exchange price of $9.34 per share. The number of shares that will be issued to each limited partner upon the consummation of the merger will be allocated based on each limited partner's partnership units.

   A partnership's transaction value equals the negotiated prices, as described below, of its properties plus its net cash on the effective date of the merger. The transaction value of each partnership is subject to adjustment for its actual net cash as of the effective date; provided, however, that a partnership's transaction value will not be decreased below the appraised value of its properties. For a tabular presentation of the valuations of each partnership, see discussion under the heading "SUMMARY--Alternatives to the Merger." A partnership's net cash equals the excess, if any, of its cash and accounts receivable over its debt.

   The negotiated prices of each partnership's properties were negotiated and agreed to by the general partners on behalf of the partnerships and the independent directors on behalf of AmREIT. The negotiated prices were based on agreed premiums for the particular partnership's assets over the appraised value of those assets. The parties agreed to apply a uniform premium of 4% to the aggregate appraised values of each partnership's properties. Because the appraisals addressed the variable elements of value, including lease terms and geographic locations, the parties believed that it was appropriate and fair to the partners to apply a consistent premium with respect to all of the properties. Each of the partnership's properties was appraised by Valuation Associates, an independent appraiser. The exchange price of $9.34 per share of common stock was determined and agreed to by the general partners on behalf of the partnerships and the independent directors on behalf of AmREIT based on the last public offering price of AmREIT's common stock of $10.25 on May 22, 1998. The exchange price was established through negotiations between the general partners and the independent directors and represents a discount from the $10.25 per share public offering price to an amount equal to the underwriter discounts and other costs associated with the public offering. No third party evaluations were sought with respect to this valuation.

   Calculated as if the effective date of the merger were June 30, 1999, AmREIT would issue up to 3,006,604 shares of common stock to the partnerships of which up to 3,002,612 shares would be issued to the limited partners and up to 3,992 shares would be issued to the general partners. Assuming all the partnerships participate in the merger, based on 5,747,500 shares outstanding upon consummation of the merger, the limited partners would own approximately 52.2% of the then outstanding common stock of AmREIT. If all partnerships participate in the merger the general partners will receive a total of 10,776 shares of

AmREIT common stock, including the 3,992 shares issuable to the general partners in exchange for their general partner interests. The other 6,784 shares will be acquired with disposition fees payable to the general partners pursuant to the partnership agreements of Fund III, Fund IV, Fund V and Fund
VI. This is the only consideration the general partners will receive in exchange for their partnership interests. This stock, together with stock issued as deferred consideration in connection with AmREIT's purchase of the external advisor and stock purchased by Mr. Taylor will result in him owning approximately 10.8% of AmREIT's outstanding shares of common stock.

   Cash/Notes Option. Limited partners voting against the merger, but whose partnerships nevertheless approve the merger, will receive shares of AmREIT common stock unless they affirmatively elect the cash/notes option. Under this option, limited partners will receive consideration in an amount equal to 90% of the value of the common stock option. This cash/notes option consists of 10%
in cash and 90% in  % callable notes due      , 2006. While the value of the
AmREIT common stock may fluctuate over time, the principal amount of the notes will be fixed at the time of the merger and will not change based on postmerger fluctuations in stock price. AmREIT is contractually obligated to pay the full amount of the notes. AmREIT will not issue more than $10,000,000 of principal amount of notes in the aggregate to all partners electing the cash/notes option. If more than $10,000,000 of notes are elected to be received, the dollar amount in excess of $10,000,000 will be payable in shares of AmREIT common stock, valued at $9.34 per share, and those shares will be distributed pro rata to all partners electing the cash/notes option. This 10% discount has been applied to the cash/notes option because AmREIT views the election of this option as being equivalent to voting in favor of liquidating the applicable partnership. The 10% amount was selected because it equals the aggregate of the discounts assumed to be applicable to a partnership liquidation, as determined by Valuation Associates. These assumptions were based on the conditions under which a partnership would liquidate its properties and the degree to which those conditions would reduce a property's value below its appraised value. Please note, however, that AmREIT has applied the discount to the transaction value, which represents a premium over the appraised value. Valuation Associates assumed a 5% discount for a reduced marketing period, a 3% discount for brokerage commission, and a 2% discount for marketing and other related expenses in establishing its liquidation value. The notes are part of a series of up to $10,000,000 in aggregate principal amount which will bear interest at
    % per annum and will provide for quarterly interest only payments until the
notes mature on      , 2006. The interest rate on the notes was determined
based on 120% of the applicable federal rate of        on             , 1999.
All principal and unpaid interest on the notes will be due at maturity. AmREIT may prepay the notes at any time upon 30 days' prior written notice without premium or penalty. If the aggregate principal amount of notes issuable to all limited partners electing the cash/notes option exceeds $10,000,000, limited partners electing the cash/notes option will receive their pro rata portion of the $10,000,000 aggregate note value, with the remaining amount of their respective note consideration to be paid in shares of AmREIT common stock valued at the exchange price.

Consideration Paid to the Partnerships

   The following table sets forth for each partnership the consideration, based on the exchange price, that your partnership will receive in the merger. Except for the below column titled estimated value of cash notes, the data in these tables assumes that none of the limited partners has elected to receive consideration in the form of cash and notes. Specifically, the following table sets forth:

  . the aggregate amount of original limited partner investments in each partnership less any return of capital paid to the limited partners of that partnership;

  . the original amount of limited partner investments in each partnership less any return of capital per average $1,000 of original investment;

  . the number of shares of AmREIT common stock to be paid to the limited partners of that partnership;

  . the estimated value of the shares of AmREIT common stock to be paid to the limited partners of that partnership based on the exchange price;

  . the estimated value of shares of AmREIT common stock based on the exchange price, limited partners will receive for each $1,000 of their adjusted investment; and

  . The estimated value of cash and notes a limited partner will receive for each $1,000 of adjusted investment in the event such partner votes against the merger and elects to receive cash and notes:

                                                                          Estimated
                                       Original                            Value of
                                        Limited                           Shares of
                                        Partner   Number of                 AmREIT     Estimated
                                      Investments Shares of                 Common     Value of
                           Original    less any     AmREIT                Stock per   Cash/Notes
                            Limited    Return of    Common    Transaction  Average    Per Average
                            Partner   Capital per   Stock        Value      $1,000      $1,000
                          Investments   Average   Offered to    Offered    Adjusted    Adjusted
                           less any     $1,000       the      Payable to   Limited      Limited
                           Return of   Original     Limited   the Limited  Partner      Partner
  Limited Partnership      Capital(1) Investment  Partners(2) Partners(3) Investment Investment(4)
  -------------------     ----------- ----------- ----------  ----------- ---------- -------------
Taylor Income Investors,
 Ltd....................  $  934,814     $ 989       93,987   $  877,841    $ 939       $  845
Taylor Income Investors
 IV, Ltd................     615,000     1,000       54,533      509,337      828          745
Taylor Income Investors
 V, Ltd.................     460,389       959       48,552      453,473      985          887
Taylor Income Investors
 VI, Ltd................     294,733       982       37,045      346,000    1,174        1,057
AAA Net Realty Fund VII,
 Ltd....................   1,125,100     1,000      100,937      942,749      838          754
AAA Net Realty Fund
 VIII, Ltd..............   1,853,980       997      180,726    1,687,985      910          819
AAA Net Realty Fund
 Goodyear, Ltd..........   1,229,090       921      113,599    1,061,015      863          777
AAA Net Realty Fund IX,
 Ltd....................   5,390,500     1,000      572,249    5,344,801      992          893
AAA Net Realty Fund X,
 Ltd....................  11,453,610     1,000    1,123,662   10,495,000      916          824
AAA Net Realty Fund XI,
 Ltd....................   7,061,209     1,000      677,322    6,326,192      896          806

--------
(1) Represents the limited partners adjusted investment at June 30, 1999.
(2) The shares of AmREIT common stock payable to each partnership as set forth in this chart will not change if fewer than all of the partnerships merge into AmREIT. This number assumes that none of the limited partners of the partnerships has made the cash/note election.
(3) Values are based on the exchange price of $9.34. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT will trade on the exchange may be at prices significantly below the exchange price.

(4) Represents the value of the cash/note option per average $1,000 adjusted limited partner investment. The value of the cash and notes to be received by partners electing the cash/note option will be equal to 90% of their portion of the transaction value set forth in this column. If greater than $10,000,000 in the aggregate of notes are elected to be received, the limited partners electing the cash/note option will be issued shares of common stock for their portion in excess of the aggregate $10,000,000 note maximum.

Comparison of AmREIT Common Stock Ownership and the Cash/Notes Option (page
152)

   The advantages of owning shares of AmREIT common stock versus notes include:

  . The market for the shares, which are expected be traded on the Nasdaq
    Stock Market's National Market, likely will be more active than the market for the notes, since the notes will not be listed on an exchange. Although a market may develop for the callable notes, AmREIT believes that this market will be limited and less active than the market for the common stock. AmREIT expects that the more active market for the common stock resulting from listing on an exchange will afford stockholders a greater opportunity to liquidate all or any portion of their shares in a more timely manner than the callable notes.

  . AmREIT stockholders will be in a position to take advantage of growth opportunities resulting from AmREIT's ability to raise additional funds through equity or debt financing, which opportunities are not available to the holder of notes. While the increased financial strength of AmREIT will also benefit noteholders because it increases the likelihood of repayment, noteholders will not participate in other benefits of growth, including increased dividends and equity value.

  . Stockholders will be entitled to participate in AmREIT's dividends and distributions to the extent of their percentage ownership of AmREIT stock. Stockholders' rights to receive dividends are not guaranteed. Distributions to stockholders may be made only when funds are available after the payment of AmREIT's debt obligations. Thus, as a stockholder your rights to receive dividends and distributions are subordinated to the interest payments payable with respect to all of AmREIT's debt obligations.

  . The anticipated initial dividends to be paid on the shares are expected to be higher than the initial interest payments expected to be made on the notes. For example, an AmREIT stockholder may be expected to receive a dividend yield of 7.8%, based on the exchange price, whereas a holder
    of notes would only receive   % interest on the notes.

  . AmREIT expects that the initial value of the shares of AmREIT common stock to be distributed to a limited partner will be greater than the value of the cash/notes option because the amount of cash and notes issued to electing partners will be equal to 90% of the transaction value being received by those partners voting in favor of the merger.

  . Unlike a holder of notes, stockholders will be entitled to vote on matters presented at stockholder meetings and will have the right to access AmREIT's books and records.

   The advantage of owning notes versus AmREIT common stock include:

  . Although the amount of cash and notes to be issued to electing partners is less than their pro rata portion of the transaction value, the holders of the notes are guaranteed a return and can expect to receive the entire amount of their principal at maturity.

  . The market prices for the AmREIT common stock may fluctuate with changes in market and economic conditions, the financial condition of AmREIT and other factors that generally influence the market prices of securities, including the market perception of REITs in general. These fluctuations may significantly affect liquidity and market prices independent of the financial performance of AmREIT. The notes evidence a contractual obligation of AmREIT to pay the entire principal amount to the holder. The principal amount of the notes and the interest payable to each noteholder will be fixed at the time of the merger and will not fluctuate based on AmREIT's financial performance.

  . In the event AmREIT is liquidated or dissolved, the noteholders will have superior rights to the distribution of

    AmREIT's assets. The funds from liquidation will be applied to the payment of all the outstanding principal and accrued interest on the notes before any distributions may be made to AmREIT stockholders. As a result, after all required payments are made to the note holders, there may be insufficient funds to make any distributions to stockholders.

  . The notes are senior, unsecured indebtedness and represent fixed obligations of AmREIT. Payments to noteholders will be superior to the rights of stockholders to receive dividend distributions.

  . Payments of principal and interest on the notes are not dependent upon the profits derived from AmREIT's operations.

  . Stockholders' percentage ownership interest in AmREIT may be diluted at anytime through the issuance of additional securities, including securities that have priority to cash flow generated from AmREIT's operations and to liquidation proceeds derived from the sale of AmREIT's assets.

Reasons For The Merger and Recommendations (page 35)

   The independent directors of AmREIT and the general partners of the partnerships believe that the merger will provide you the following benefits, which the general partners believe generally apply to all partnerships and will be realized by the merged entity regardless of the number of partnerships participating in the merger, although to a smaller degree if less than all the partnerships participate:

  . Growth Potential. The general partners believe that as a result of a larger portfolio, with the resulting risk diversification and economies of scale discussed below, AmREIT will have greater revenues from which to make distributions. As a result, the general partners believe there is greater potential for increased distributions to you as an AmREIT stockholder and for appreciation in the price of your AmREIT common stock than there would be for you as a limited partner of your partnership. It is important to note, however, that initially the distributions payable by AmREIT will be less than the distribution payable by all the partnerships except Fund IV and Fund XI. Please see "RISK FACTORS-- Historical payments made by AmREIT are less than the distributions made
    by many of the limited partnerships" on page   . This growth potential
    results from future acquisitions of additional properties and financing growth through debt and equity offerings. In addition, as a result of AmREIT's acquisition of the external advisor, the value of AmREIT stock will likely be enhanced because the general partners believe there is a market preference in favor of internally-advised REITs. Substantial opportunities currently exist to acquire additional properties at attractive prices. Your partnership cannot take advantage of such opportunities because its partnership agreement generally restricts it from borrowing or raising additional capital, making additional acquisitions and the development of additional properties unlikely.

  . Risk Diversification. The combination of the properties owned by the partnerships with AmREIT's existing properties, as well as future property acquisitions made by AmREIT, will diversify your investment over a larger number of properties, industries and a broader group of commercial tenants. AmREIT and each of the partnerships electing to participate in the merger, other than Fund XI, would experience greater geographic diversification as a result of the merger. AmREIT, however, will experience greater geographic concentration of its assets if only Fund III, Fund IV, Fund V, Fund VI, Fund VII and Fund Goodyear elect to merge.

  . Perpetual Life Entity. Following the merger, your investment will also change from being an interest in a static, finite-life entity to an investment in a growing operating company. This diversification will reduce the dependence of your investment upon the performance of, and the risks associated with, the particular group of commercial properties currently owned by your partnership.

  . Operational Economies of Scale. The combination of the partnerships with AmREIT will result in administrative and operational economies of scale and cost savings by allocating fixed costs over a broader property base and by eliminating duplicative expenditures. AmREIT estimates the potential annual savings to each partnership that will be achieved by the merger will be approximately $5,000 to $10,000 per partnership for Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII and Fund Goodyear and approximately $75,000 to $90,000 per partnership for Fund IX, Fund X and Fund XI. These estimated cost savings are based on the elimination of certain duplicative expenses such as management fees, transfer agent fees and accounting and professional fees.

  . Liquidity. The merger provides you with greater liquidity of your investment, which means your AmREIT common stock would be freely-tradable, for three reasons. First, your ability to sell your units is very limited because the units are not listed on an exchange. Second, because your units are not listed on an exchange, no market exists to reliably establish the value of your units. Third, because your partnership agreement contains limitations on the transfer of your units, you may not be able to sell your units even if you were able to locate a willing buyer. Second, as a holder of units that have transfer restrictions, the pool of potential buyers for your units is limited and, to the extent that there is a willing buyer, the buyer would likely acquire your units at a discount. As a stockholder of AmREIT, you will own AmREIT common stock, which is expected to be listed on the Nasdaq Stock Market's National Market, and therefore publicly valued, and there will be no contractual or exchange restrictions on your ability to sell the AmREIT common stock you own.

 Recommendations

   The Partnerships. The general partners believe that the merger is fair to and in the best interests of the respective limited partners. The general partners approved the merger agreements and recommend that the limited partners vote "For" approval of their respective merger agreement and amendment of their agreement of limited partnership. In evaluating the general partners' recommendation, it is important to remember that, unlike the independent directors of AmREIT, the general partners are not independent because they will receive compensation related to the merger. The following are the principal reasons why and how the general partners made their determinations as to which no relative weight was assigned:

  . The general partners believe the terms of the merger are fair to the limited partners for the following principal reasons:

  (1) The general partners analyzed the benefits of the merger and believe that the potential benefits of the merger to the limited partners outweigh the risks and potential detriments of the merger described below.

  (2) The general partners reviewed the value of the consideration to be received by limited partners if their respective partnerships are acquired by AmREIT, and the general partners compared it to the consideration that limited partners might have received under the continuation of the partnership without change or the liquidation of the partnership. The general partners concluded that the likely value of the shares of AmREIT common stock and, as applicable, the value of the notes and cash, would be higher than the value of the consideration limited partners would have received if the general partners had elected either of those other alternatives.

  (3) The general partners considered that limited partners have the opportunity to vote for or against the merger, and, if they vote against it, they have the ability to elect to receive either shares of AmREIT common stock or to elect the cash/notes option if their respective partnership approves the merger.

  . The fairness opinions issued by Houlihan Lokey Howard & Zukin Financial
    Advisors Inc. dated June 23, 1999 concluded, on a partnership-by-partnership basis, that the consideration to be received by the limited partners of each partnership in connection with its merger with AmREIT is fair to the limited partners from a financial point of view. Houlihan Lokey did not base its evaluation on the aggregate consideration to be paid to all partnerships or with respect to various combinations of partnerships with AmREIT. Accordingly, while the general partners did not consider the fairness of the merger of various combinations of the partnerships with AmREIT, the general partners believe that the merger of any number of the partnerships with AmREIT will be fair to the limited partners of the participating partnerships. Based on the Houlihan Lokey fairness opinions, the general partners of each partnership evaluated the fairness of the consideration to be received by the limited partners of their partnership. Limited partners should read the applicable fairness opinion in its entirety with respect to the assumptions made, matters construed and limits of the reviews undertaken in the opinion. A copy of the Houlihan Lokey opinion is attached as an exhibit to the supplement.

  . The fact that the transaction value to be received by those partners who approve the merger and the value of the notes and cash to be received by those so electing exceed the appraised value of the partnerships, whether in liquidation or as a going concern, as determined by Valuation Associates, an independent real estate appraisal firm.

  . The belief by the general partners that, as a result of a larger portfolio, with the resulting risk diversification and economies of scale discussed above, AmREIT will have greater revenues from which to make distributions. As a result, the general partners believe there is a greater potential for increased distributions to the limited partners as stockholders of AmREIT and appreciation in the price of the AmREIT common stock than there would be for limited partners from the alternatives of complete liquidation of the partnerships or continuation of the partnerships. For a comparison of the historical distributions made by AmREIT and your partnership, see your partnership supplement.

  . The determination that because the transaction values of the partnerships have been established at a premium over the appraised value of the partnerships they represent fair estimates of the value of the partnerships' assets. Because the premium being paid to each partnership over its appraised value is uniform among all partnerships, the general partners believe that the transaction values provide a reasonable basis for allocating merger consideration among participating partnerships.

   In recommending the merger, the general partners also considered the following negative aspects of the merger, among others:

  . The exchange price is fixed and the occurrence of events unfavorable to AmREIT prior to consummation of the merger could reduce the value of the common stock to be received by the limited partners in the merger.

  . AmREIT's plan to increase its borrowings in order to fund additional real estate investments upon completion of the merger and the risks associated with increased debt.

  . All limited partners, except those which are tax-exempt entities, will realize taxable gain or loss in the merger, but will not receive cash from the merger (other than cash received in lieu of fractional shares or cash received as part of the cash/notes option) to pay any taxes due on any taxable gain. Any gain or loss will be recognized in the year the merger is consummated.

  . The differences in investment objectives and policies of AmREIT and the partnerships.

  . The possible differences in investment objectives of a limited partner from those of a stockholder, for example, limited partners may be expecting a return of their equity investment at the end of the life of the partnership, while stockholders require a market for their stock in order to liquidate their interest.

  . The risk that the anticipated benefits of the merger may not be realized.

  . The fact that under the terms of the merger agreements, the general partners are prohibited from initiating, soliciting or encouraging any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to, a transaction which would compete with the merger, except if the general partners determine in good faith after consultation with outside legal counsel that they are required by their fiduciary obligations to do so.

   The general partners believe the negative factors considered were not sufficient, either individually or collectively, to outweigh the possible benefits considered by the general partners in their deliberations relating to the merger.

   If the merger is not consummated for any reason, the partnerships will continue to pursue their business intent of maximizing the value of their partnership interests through the management and disposition of their properties and liquidating their properties at the expiration of their respective finite lives, if not previously sold in accordance with their respective investment intent. In addition, the partnerships may seek another strategic combination or pursue other attractive alternatives which may become available.

   AmREIT. The independent directors of AmREIT have unanimously approved the merger and believe that the terms of the merger agreements are fair to the stockholders of AmREIT. The independent directors unanimously recommend the stockholders vote for approval of the merger agreements and the issuance of the shares of common stock thereunder. The determinations of the independent directors are directed only to the stockholders of AmREIT and not to the limited partners. The following are the principal reasons why and how the independent directors made their determinations as to which no relative weight was assigned:

  . The merger is expected to improve AmREIT's operating performance and profit margins because the partnerships' properties are generally located in AmREIT's existing markets.

  . Following the merger, AmREIT is expecting to be able to list its shares on the Nasdaq Stock Market's National Market so long as a minimum of two partnerships participate. Listing of AmREIT's shares on a national exchange will increase the opportunity for stockholder liquidity. AmREIT's shares are not currently listed on an exchange. It should be noted that, as a result of the merger and the issuance of shares to the limited partners, there will be a greater number of AmREIT shares outstanding. The listing of the AmREIT shares on the Nasdaq Stock Market's National Market will be undertaken regardless of whether the reorganization of AmREIT from a Maryland corporation to a Texas REIT is approved and completed.

  . The merger should help increase AmREIT's cash flow and net income. An increase in cash flow from operations increases the likelihood that distributions will be able to continue to be made to stockholders.

  . The written fairness opinion dated June 23, 1999 of Morgan Keegan &
    Company, Inc. concluding that the consideration to be paid by AmREIT pursuant to the merger is fair to AmREIT from a financial point of view. A copy of the Morgan Keegan fairness opinion is attached to this proxy statement as Annex 1.

   In recommending the merger, the independent directors also considered the following negative aspects of the merger, among others:

  . A fixed exchange price, which upon the occurrence of events favorable to AmREIT prior to consummation of the merger could result in an increase in the value of the common stock to be paid in the merger.

  . The significant cost, estimated to be approximately $1,400,000, involved in connection with consummating the merger.

  . The substantial time and effort required of AmREIT's management to effectuate the merger, integrate the business of the partnerships into AmREIT and manage the increased and more diversified property portfolio.

  . The risk that the anticipated benefits of the merger might not be fully realized.

  . The risk of dilution to the current AmREIT stockholders in the event that AmREIT overpaid for the partnership interests.

   The independent directors believe that the benefits and advantages of the merger far outweigh the negative factors and risks.

   If the merger is not consummated for any reason, AmREIT will continue to execute its strategic objective of acquiring, by development and/or purchase, single and multiple tenant retail properties. AmREIT will also continue to consider possible acquisitions of compatible properties in commercial and frontage retail developments.

Alternatives to the Merger (page 41)

   In determining whether to accept and recommend the merger, the general partners considered two alternatives to the merger that could have been pursued by each partnership: (1) continuation of each partnership pursuant to its existing partnership agreement and (2) liquidation of each partnership. The table below sets forth the value of each partnership's transaction value, appraised value and liquidation value per average $1,000 of adjusted capital. A limited partner's adjusted capital equals his or her original investment, less distributions constituting a return of capital under the respective partnership agreement.

                                             Transaction  Appraised  Liquidation
                                                Value       Value       Value
                                             Per Average Per Average Per Average
                                              $1,000 of   $1,000 of   $1,000 of
                                              Adjusted    Adjusted    Adjusted
                                               Capital     Capital     Capital
                                             ----------- ----------- -----------
Fund III....................................    $ 939       $ 848       $ 761
Fund IV.....................................      828         779         691
Fund V......................................      985         925         825
Fund VI.....................................    1,174       1,130       1,014
Fund VII....................................      838         787         706
Fund VIII...................................      910         852         762
Fund Goodyear...............................      863         827         745
Fund IX.....................................      992         936         846
Fund X......................................      916         881         796
Fund XI.....................................      896         850         768

   Benefits and Disadvantages of Continuation Alternative. Continuing each partnership without change would have the following effects:

  . each partnership would not be subject to the risks associated with the ongoing operations of AmREIT and instead would remain a separate entity, with its own assets and liabilities, and would pursue its original investment objectives consistent with the guidelines, restrictions and safeguards contained in its partnership agreement;

  . each partnership's performance would not be adversely affected by the loss of one tenant at a property owned by another partnership or an economic downturn in the region where another partnership's properties are located but, upon consummation of the merger, the partners of each participating partnership will bear the economic effect of any losses suffered by the properties owned by AmREIT and those acquired from the other participating partnerships;

  . eventually, each partnership would liquidate its holdings and distribute the proceeds received in liquidation in accordance with the terms of each partnership's partnership agreement whereas the AmREIT common stock represents an asset with the potential to have a perpetual life with no expectation of a return of the partner's equity investment in the absence of a market for the sale of AmREIT common stock;

  . there would be no change in the nature of limited partners' voting rights and no change in each partnership's operating policies;

  . your partnership would not incur merger expenses, ranging from $2,600 to $79,000, or approximately 0.75% of the transaction value to be issued to your partnership. For a breakdown of the expenses with respect to your partnership, see the applicable supplement accompanying this proxy statement;

  . income from each partnership may be offset by passive activity losses generated from limited partners' other investments, whereas limited partners will not have the ability to offset income from their investment in AmREIT with such losses;

  . limited partners would not be subject to any immediate federal income taxation that will otherwise be incurred by limited partners as a consequence of the merger; and

  . liquidation would likely provide a partner with sufficient cash to satisfy tax liabilities arising in connection with a taxable gain, if any, on the partner's original investment.

   However, the general partners believe that maintaining the partnerships as separate entities would have the following disadvantages:

  . since the majority of the partnerships' operating expenses are fixed, as their properties are sold and revenues from the portfolio decrease, the general partners do not expect that the partnerships will sustain their current level of distributions;

  . since the partnerships are not authorized to raise additional funds either through equity issuances or by incurring indebtedness for investment, the partnerships are unable to benefit from investing in potential growth opportunities;

  . each limited partner's investment would continue to be illiquid because the partnership units are not freely transferable and there is no established public trading market or public market valuation for partnership units, unlike the shares of AmREIT common stock which will have a public trading market that former limited partners could access at their discretion;

  . each partnership's property portfolio would be less diversified and therefore the loss of one tenant or an economic downturn in the region where a property is located would likely have a greater impact on that particular partnership's ability to make distributions than it would on AmREIT; and

  . each partnership cannot acquire, develop or finance properties or take advantage of the other potential benefits of the merger, which are described above.

   Benefits and Disadvantages of Liquidation Alternative. As an alternative to the merger, each partnership could dissolve and liquidate by selling its properties and other assets, paying off its existing liabilities not assumed by the buyer and distributing the net sales proceeds to the limited partners (as well as to the general partners) in accordance with the distribution provisions of its partnership agreement. The primary advantage of this alternative would be to provide liquidity to the limited partners as properties are sold based upon the net liquidation proceeds received from the sale of each partnership's assets. There may be other advantages to liquidation which were not considered by the general partners and are, therefore, not described in this proxy statement.

   The general partners do not believe that liquidation would be as beneficial to the limited partners as the merger, for the following reasons:

  . the general partners believe the public market valuation of an investment in an operating real estate company like AmREIT may exceed the liquidation value of your partnership's properties; and

  . the general partners believe that liquidation of the properties would be less desirable and could result in various adverse consequences including:

  (1) the liquidation valuation provided by Valuation Associates shows that the liquidation values of the partnerships are lower than the values of the shares of AmREIT common stock, based on the exchange price, to be paid to the partnerships in the merger;

  (2) a short term sale of the entire portfolio of a partnership's properties could result in significant discounts from appraised values due to the lack of time to properly market the portfolio. This adverse consequence would affect Fund VII, Fund VIII, Fund IX, Fund X and Fund XI more than the other partnerships because of the larger size of their property portfolios; and

  (3) the gradual liquidation of properties likely would involve higher administrative costs and greater uncertainty, either of which would reduce the portion of net sales proceeds available for distribution to limited partners. This adverse consequence would affect Fund III, Fund IV, Fund V, Fund VI and Fund Goodyear more than the other partnerships because of the smaller size of their property portfolios, thereby reducing the asset base over which these costs may be spread.

              Comparative Compensation Paid to the General Partner

   The following table sets forth the actual fees, distributions and salary paid by the partnerships to the general partners and their affiliates during the last three fiscal years and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                             Year Ended               Year Ended               Year Ended            Six Months Ended
                         December 31, 1996        December 31, 1997        December 31, 1998          June 30, 1999
                         ---------------------    ---------------------    ---------------------    ---------------------
                          Actual     Pro Forma     Actual     Pro Forma     Actual     Pro Forma     Actual     Pro Forma
                         --------    ---------    --------    ---------    --------    ---------    --------    ---------
Administrative fees and
 Reimbursements........  $131,835(1)       --     $143,800(1)       --     $188,972(1)       --     $105,996(1)       --
Cash Distributions.....  $ 15,480(2) $255,343(3)  $ 17,110(2) $260,282(3)  $ 26,270(2) $261,595(3)  $ 17,727(2) $131,248(3)
General Partners
 Salary................        --    $ 25,000(4)        --    $ 25,000(4)        --    $ 25,000(4)        --    $ 12,500(4)
                         --------    --------     --------    --------     --------    --------     --------    --------
 Total.................  $147,315    $280,343     $160,910    $285,282     $215,242    $286,595     $123,723    $143,748
                         ========    ========     ========    ========     ========    ========     ========    ========

--------

(1) An AmREIT subsidiary receives administrative fees and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnerships to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) The Pro Forma cash distributions represent dividends which would have been paid to Mr. Taylor based upon the 3,992 shares for his general partner interests, 6,784 shares that he would have purchased from disposition fees received in the merger and 349,995 shares that he would have received as deferred payment in the sale of his advisor company, American Asset Advisors Realty Corporation, to AmREIT. Upon the sale of his advisor company, Mr. Taylor elected to defer a portion of his sales proceeds to a future date, contingent upon the issuance of additional AmREIT stock.

(4) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as chief executive officer and director of AmREIT. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

Proposed Amendments to Partnership Agreements (page 61)

   The general partners of the partnerships are proposing an amendment to each partnership's agreement of limited partnership which will amend the respective agreements to authorize: (a) the merger of the partnership with and into AmREIT, whether or not AmREIT would be regarded as an affiliate of the general partners; and (b) all other actions as may be necessary under or contemplated by the merger agreements or this proxy statement, irrespective of any provision in the partnership agreement which might otherwise prohibit such actions.

AmREIT's Reorganization as a Texas REIT (page 118)

   AmREIT's board is proposing that AmREIT change its jurisdiction of organization from Maryland to Texas through the reorganization of AmREIT from a Maryland corporation to a Texas REIT as soon as practicable following the merger. The reorganization, if approved, will be effected through a separate merger of AmREIT into a newly-formed Texas REIT subsidiary of AmREIT. As a result of the reorganization, AmREIT and the rights of its stockholders, directors and officers will be governed by Texas law and the declaration of trust and bylaws of the Texas REIT, rather than Maryland law and AmREIT's existing charter and bylaws.

   If the reorganization proposal is approved by the AmREIT stockholders, AmREIT will be redomiciled in Texas and will become a Texas REIT. The reorganization, if approved, will occur following the closing of the merger. If the reorganization is completed, limited partners will receive common shares of beneficial interest in the Texas REIT in substitution for the shares of AmREIT common stock received in the merger. The securities of the Texas REIT will have the same value as the shares of AmREIT common stock and will be traded on an exchange. There are, however, differences between Maryland law and Texas law and between AmREIT's charter and the Texas REIT's charter. We believe that none of these differences is material. For a description of the reorganization and a comparison of the rights of a stockholder of a Maryland corporation and a holder of common shares of beneficial interest of a Texas REIT, see "REORGANIZATION OF AmREIT AS A TEXAS REAL ESTATE INVESTMENT TRUST" beginning on page 118. In order to simplify the discussion of the merger contained in this proxy statement, we will refer to the consideration to be received by limited partners in the merger as AmREIT common stock throughout this document.

Purpose of the Reorganization

   Following the merger, assuming all partnerships participate, approximately 50% of AmREIT's properties will be located in Texas. As a result, AmREIT's board determined it would be advisable to reorganize the company as a Texas REIT so as to recognize the business advantages of that structure, including the fact that Texas REITs are not subject to Texas franchise tax while corporations, such as AmREIT prior to the reorganization, are subject to that tax.

Voting Procedures (page 155)

   AmREIT Special Stockholders Meeting. The special meeting of AmREIT's
stockholders will be held on               ,              , 1999 at 10:00 a.m.,
Houston time at                 . The purpose of the AmREIT meeting is to
consider and vote upon the proposal to approve the merger agreements, the amendment to AmREIT's bylaws authorizing the merger and the reorganization. Stockholders may vote at the meeting by attending the meeting and voting in person, by completing the enclosed proxy card and returning it in the enclosed envelope or by faxing it to the transfer agent as directed below. Proxies will be received, tabulated and certified as to time of receipt and vote by The Bank of New York, AmREIT's transfer agent. Proxies returned to the transfer agent at 101 Barclay Street, New York, NY 10286, Attention: AmREIT Proxies, or faxed to
              . Faxed proxies will be accepted until 5:00 p.m., New York time,
on                     , 1999.

   If the stockholders have any questions regarding the merger or the reorganization, they should call Chad Braun, at (713) 850-1400, extension 24.

   The Partnerships' Special Limited Partners Meetings. The special meetings of
limited partners will be held on               ,            , 1999 at 10:00
a.m.          time at                 . The purpose of the meetings is to
consider and vote upon the proposal to approve the respective merger agreement and the amendment to the partnership agreements authorizing the merger. Limited partners may vote at the meeting by attending the meeting and voting in person, by completing the enclosed consent and returning it in the enclosed envelope or
by faxing it to                    as directed below. Consents will be
received, tabulated and certified as to time of receipt and vote by MAVRICC Management Systems, Inc. Consents must be returned to MAVRICC Management Systems, Inc., 1845 Maxwell, Suite 101, Troy, Michigan 48084, Attention AAA
Partnership Consents, or faxed to                 . Faxed partnership consents
will be accepted until 5:00 p.m.,          time, on                 , 1999.

Record Date; Votes Required

   AmREIT. Only holders of shares of record at the close of business on
               , 1999, will be entitled to notice of and to vote at the AmREIT meeting. The merger agreements and the reorganization will be approved if each of those proposals receives the affirmative vote, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the AmREIT meeting. The bylaw amendment will be approved if the proposal receives the affirmative vote, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the AmREIT meeting. The holders of a majority of the shares entitled to vote, present in person or by proxy, will constitute a quorum for purposes of the AmREIT meeting. As of the record date
for the meeting, there were           shares outstanding and entitled to vote.
The members of the board of directors and executive officers of AmREIT and
their affiliates beneficially owned, as of the record date,           shares,
which represent approximately    % of the outstanding shares. The directors and
members of management intend to vote their shares in favor of all proposals. Abstentions and broker non-votes have the same effect as a vote against the proposals.

   The Partnerships. Only limited partners of record at the close of business
on             , 1999 will be entitled to notice of and to vote at the
partnership meetings. The affirmative vote of (a) the holders of a majority of the outstanding partnership units of each partnership, in person or by consent, and (b) the general partners are required to approve the merger and the amendment to the applicable partnership agreement. The general partners intend to vote in favor of the merger and the amendment to the applicable partnership agreement. Abstentions and broker non-votes will, for the purposes of the merger vote, have the same effect as a vote against the merger and the partnership amendments.

Dissenters' Rights

   AmREIT Stockholders. AmREIT stockholders will not have dissenters' appraisal rights by reason of the merger or the reorganization. Any stockholder may abstain from or vote against the merger or the reorganization.

   Limited Partners. Limited partners will not have dissenters' appraisal rights by reason of the merger. Limited partners who vote against the merger, and whose partnerships nonetheless approve the merger, will receive shares of AmREIT common stock for their units unless they affirmatively elect the cash/notes option.

AmREIT Common Stock (page 117)

   AmREIT is authorized to issue up to 100,000,000 shares of common stock, par value $0.01 per share. As of the record date, AmREIT has outstanding a total of 5,747,500 shares of common stock. The shares issued in the merger will be freely transferable by the holders thereof except for those shares held by holders who may be deemed to be affiliates of AmREIT under applicable federal securities laws. The shares are expected to be listed for trading on the Nasdaq Stock Market's National Markets.

Partnership Appraisals (page 75)

   The general partners have received appraisals of each partnership prepared by Valuation Associates, an independent real estate appraisal firm. The general partners used these valuations to establish the consideration to be paid to the partners of each of the partnerships. Based on the fact that the transaction value exceeds the appraised value of partnerships assets, the general partners determined that the consideration payable to each partnership was reasonable. The table below sets forth the comparison of the transaction values and the appraised values per average $1,000 of adjusted capital.

                                                         Transaction  Appraised
                                                            Value       Value
                                                         Per Average Per Average
                                                          $1,000 of   $1,000 of
                                                          Adjusted    Adjusted
                                                           Capital     Capital
                                                         ----------- -----------
Fund III................................................    $ 939       $ 848
Fund IV.................................................      828         779
Fund V..................................................      985         925
Fund VI.................................................    1,174       1,130
Fund VII................................................      838         787
Fund VIII...............................................      910         852
Fund Goodyear...........................................      863         827
Fund IX.................................................      992         936
Fund X..................................................      916         881
Fund XI.................................................      896         850

   Limited partners will not have any right to have an independent appraisal performed at the expense of AmREIT or any of the partnerships.

Effective Time of the Merger (page 54)

   As soon as practicable after satisfaction of all conditions to consummation of the merger, AmREIT will file articles of merger with the Maryland Department of Assessments and Taxation and the partnerships will file articles of merger with the Secretary of State of either the state of Nebraska or Texas, as applicable, in order to effect the merger under the laws of those states, which are the two states in which the partnerships are organized. Funds III, IV, V, VI, VII, VIII, Goodyear and XI are organized under Texas law and Funds IX and X are organized under Nebraska law. For Nebraska and Texas state law purposes, the merger will become effective upon the later of the filing of articles of merger described above, or at a later time which AmREIT and the general partners shall have agreed upon and designated in their filings in accordance with applicable law. AmREIT and each of the partnerships have the right, acting unilaterally, so long as they have not willfully and materially breached the merger agreement, to terminate the merger agreement should the merger not be consummated by the close of business on March 31, 2000.

Conditions to Consummation of the Merger (page 54)

   The following conditions must be satisfied in order for the merger to be consummated:

  . the merger agreements shall have been approved by the stockholders of AmREIT and the limited partners of the participating partnerships;

  . all other approvals, including, by way of example, those required by lease agreements, debt instruments, financing agreements, and the satisfaction of any other related contractual obligations that may be necessary to carry out the transactions contemplated by the merger agreements shall have been obtained;

  . none of the parties shall be subject to an order or injunction prohibiting the merger;

  . all material actions by or in respect of or filings with any governmental entity required for consummation of the merger shall have been obtained or made; and

  . the shares of AmREIT common stock shall have been listed on an exchange.

   Consummation of the merger is also subject to the satisfaction or waiver of these other conditions:

  . the representations and warranties in the merger agreements of each of the parties shall be true and correct as of the closing date;

  . each party shall have performed its obligations contained in the respective merger agreement;

  . from and after the date of the respective merger agreement there shall not have occurred any change in the financial condition, business or operations of either party that would have or would be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of such party;

  . each party shall have received all necessary opinions of counsel; and

  . each party shall have obtained all consents and waivers from third parties necessary to consummate the merger.

   If any material conditions to the merger are waived by the parties, the parties shall resolicit proxies or consents from the waiving party's stockholders or limited partners, as applicable.

   The merger agreements provide that if only one of the partnerships approves the merger, AmREIT has the right but not the obligation to consummate the merger with the partnership approving the merger. If more than one partnership approves the merger, AmREIT must consummate the merger with the approving partnerships if all of the other conditions to the merger have been satisfied.

Termination Rights (page 58)

   The merger agreements provide that they may be terminated prior to the effective time for good reason. For a definition of good reason please see the discussion under the caption "THE MERGER--Termination." In the event a party so terminates its respective merger agreement, it may be required to pay the non-terminating party liquidated damages in a specified amount. In the case of AmREIT, the liquidated damages are equal to 120% of the partnerships' proportionate share of the merger expenses. In the case of each of the partnerships, the liquidated damages will consist of the partnership's proportionate share of $500,000 which is the amount agreed to by the independent directors and the general partners to be an appropriate break up fee, as set forth in the merger agreement.

Anticipated Accounting Treatment (page 63)

   The merger will be accounted for by using the purchase method in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations."

Conduct of Business Pending the Merger (page 55)

   Each of AmREIT and the partnerships has agreed in their respective merger agreement to operate its business in the ordinary course and to refrain from taking certain actions relating to the operation of its business pending consummation of the merger without the prior approval of the other party, except as otherwise permitted by the merger agreement.

The Merger Expenses (page 72)

   AmREIT will bear all its costs incurred in connection with the merger and will bear the proportionate merger costs of each partnership that approves the merger. Those partnerships which reject the merger will bear their allocated portion of the merger expenses. The merger expenses are allocated among the partnerships based on the transaction values established for each partnership. Each partnership that rejects the merger will pay a percentage of the allocated expenses equal to the number of votes cast "For" the merger. The general partners of any rejecting partnership will pay the percentage of that partnership's merger expenses equal to the percentage of votes cast "Against" the merger and abstentions. For a breakdown of the expense estimated to be paid by each partnership in the merger, please see the applicable supplement attached to this proxy statement.

Comparison of Rights of the Limited Partners and Stockholders of AmREIT (page
157)

   The rights of limited partners are currently governed by Nebraska or Texas law depending on the state of organization of the partnership and the partnership agreements. If the merger is approved, the rights of the limited partners receiving shares of AmREIT common stock will be governed by Maryland law, the AmREIT articles of incorporation and the AmREIT bylaws, all of which differ from the partnership agreements. For a comparison of the rights of a limited partner and the rights of a Maryland corporate stockholder, please see the disclosure under the caption "COMPARISON OF OWNERSHIP OF UNITS AND SHARES
on page    ." If the reorganization is approved, limited partners who otherwise would have received AmREIT common stock will receive common shares of beneficial interest in the Texas REIT and will be governed by Texas law and the Texas REIT's declaration of trust and bylaws. For a comparison of the rights of a shareholder of a Maryland corporation and holders of common shares of beneficial interest of a Texas REIT, please see the disclosure under the
caption "REORGANIZATION OF AmREIT AS A TEXAS REIT" on page    .

Right to Investor Lists and to Communicate with Other Investors

   We are required, upon receipt of a written request from you, to provide you with the following information:

  . a statement of the approximate number of limited partners or stockholders in your partnership or AmREIT, as the case may be, and

  . the estimated cost of mailing a proxy statement, form of proxy or consent or other similar communication to those limited partners or stockholders.

   In addition, you have the right, at our option, either to:

  . at your expense, have us mail copies of any proxy statement, proxy or consent form or other soliciting material furnished by you to any of your fellow limited partners or stockholders that you designate, or

  . have the partnership or AmREIT, as applicable, deliver to you (at a cost to you of $0.25 per page for mailing and duplication), within five business days of when the partnership or AmREIT receives your request, a reasonably current list of the names, addresses and number of shares or partnership units held by the investors in your entity.

Federal Income Tax Consequences (page 91)

   The merger involves numerous federal income tax consequences to you, depending in part on whether you receive only AmREIT common stock or make the cash/notes election. The material federal income tax consequences of the merger generally include the following:

  . All limited partners, except those which are tax-exempt entities, will realize taxable gain or loss in the merger. The transaction will be taxable with respect to all limited partners, whether they receive AmREIT common stock or elect to receive cash and notes. The limited partners will not receive cash from the merger to pay any taxes due on any taxable gain (other than cash received in lieu of fractional shares or cash received as part of the cash/notes option) to pay any taxes due on any taxable gain. Gain or loss will be recognized in the year the merger is consummated.

  . The amount of gain or loss initially recognized by a limited partner will be based upon its allocable share of gain or loss recognized by the respective partnership upon the deemed sale of assets. The net gain or loss recognized by a partner who receives only AmREIT common stock in the merger will also be impacted to the extent the fair market value of the consideration distributed to the limited partner exceeds or is less than the limited partner's adjusted tax basis in his or her partnership units. To determine your taxable gain or loss please see the information set forth in "FEDERAL INCOME TAX CONSEQUENCES--Tax Consequences of the Merger
    and the Reorganization" on page   , or refer to page S-13 of your
    respective partnership supplement.

   Tax matters are very complicated, and the tax consequences of the merger to stockholders and limited partners will depend on the facts of each individual's situation. We urge you to consult your tax advisor for a full understanding of the merger's tax consequences to you.

                Selected Historical and Unaudited Pro Forma

                          Combined Financial Data

   The following tables set forth the selected historical financial data for AmREIT, Inc., Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund Goodyear, Fund IX, Fund X, Fund XI and the unaudited pro forma combined financial data for AmREIT, Inc. as a combined entity, giving effect to the Merger as if they occurred on January 1, 1998 for purposes of the operating data and June 30, 1998 for purposes of the balance sheet data. The pro forma adjustments are described in the notes to the unaudited pro forma combined financial statements appearing elsewhere in the Joint Consent and Proxy Solicitation Statement/Prospectus. The selected historical operating, balance sheet and cash flow data of AmREIT, Inc. for each of the three years ended December 31 are derived from the audited financial statements of AmREIT, Inc. as reported in their Annual Reports on form 10-KSB. The selected historical operating and balance sheet data for Fund IX, Fund X and Fund XI for each of the three years ended December 31 are derived from the audited financial statements of the respective entity as reported in their Annual Reports on form 10-KSB. The selected historical operating and balance sheet data for Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, and Fund Goodyear for each of the three years ending December 31 are derived from management's internally generated financial statements. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

   The pro forma financial information should be read in conjunction with, and are qualified in their entirety by, the respective historical audited financial statements and notes thereto of AmREIT, Inc. by reference into this Joint Consent and Proxy Solicitation Statement/Prospectus and the unaudited pro forma financial statements and notes thereto appearing elsewhere in the Joint Consent and Proxy Solicitation Statement/Prospectus. See "Pro Forma Financial Information (Unaudited)."

   The unaudited pro forma operating data and other data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of AmREIT, Inc. would have been for the periods presented, nor does such data purport to represent the results of future periods.

                               AmREIT, Inc.

                Selected Historical and Unaudited Proforma

                     Combined Financial and Other Data

                           June 30,                December 31,
                          -----------  --------------------------------------
                           Pro forma
                             1999         1998          1997         1996
                          -----------  -----------  ------------  -----------
Balance sheet data (at
 end of period)
  Real estate assets..... $54,184,729  $29,574,366  $ 22,169,138  $ 9,145,654
  Accumulated
   depreciation..........    (932,273)    (696,384)     (341,272)    (195,256)
  Total assets...........  60,620,710   33,137,546    27,143,363   14,126,834
  Notes payable..........  15,379,489   10,580,110     6,131,489           --
  Total liabilities......  16,336,601   10,796,439     6,255,362      201,285
  Minority interest......          --    5,218,999     5,260,795    3,613,847
  Shareholders equity....  44,284,109   17,122,108    15,630,206   10,293,702
  Common shares
   outstanding...........   5,739,979    2,384,117     1,868,213    1,204,925
  Treasury shares........      11,373       11,373            --           --
Other Data
Cash flows provided by
 (used in):
  Operating..............                1,510,069     1,080,157      810,614
  Investing..............               (7,687,454)  (11,708,075)  (3,034,526)
  Financing..............                4,824,165    10,413,347    2,275,262
Net increase (decrease)
 in cash and cash
 equivalents.............               (1,353,220)     (214,571)      51,350
Funds from
 operations(1)...........                1,436,063       967,762      656,551

--------

(1) Management has adopted the National Association of Real Estate Investment Trusts (NAREIT) definition of FFO. FFO is calculated as net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from sales of property, depreciation and amortization of real estate assets, and nonrecurring items of income or expense. For purposes of the above presentation, FFO excludes nonrecurring merger costs and potential acquisition costs. FFO should not be considered as an alternative to net income as an indication of AmREIT's operating performance or to net cash provided by operating activities as a measure of AmREIT's liquidity. Further, FFO as disclosed by other REITs may not be comparable to AmREIT's calculation.

                               AmREIT, Inc.

                Selected Historical and Unaudited Proforma

                     Combined Financial and Other Data

                                           Years Ended December 31,
                                  ---------------------------------------------
                                  Pro forma
                                     1998       1998         1997       1996
                                  ---------- -----------  ----------  ---------
Operating Data
Revenues:
  Rental income.................  $5,033,184 $ 2,741,757  $1,556,815  $ 924,788
  Interest income...............     147,203      98,692     153,895    137,528
  Service fee and other income..     133,657     187,577          --         --
                                  ---------- -----------  ----------  ---------
    Total revenues..............   5,314,044   3,028,026   1,710,710  1,062,316
                                  ---------- -----------  ----------  ---------
Expenses:
  General operating and
   administrative...............     764,504     562,110     112,464     84,414
  Reimbursements and fees to
   related party................      40,607      40,607     106,504     37,910
  Interest......................     406,603     402,707       6,000      5,000
  Depreciation and
   amortization.................     951,813     417,868     208,769    175,533
  Merger costs..................          --   2,427,658     282,890         --
  Potential acquisition costs...          --     464,303          --         --
                                  ---------- -----------  ----------  ---------
    Total expenses..............   2,163,527   4,315,253     716,627    302,857
                                  ---------- -----------  ----------  ---------
Income (loss) before minority
 interest in net income of
 consolidated joint ventures....   3,150,517  (1,287,227)    994,083    759,459
Minority interest in net income
 of consolidated joint
 ventures.......................          --    (518,559)   (455,226)  (216,652)
                                  ---------- -----------  ----------  ---------
Net income (loss)...............  $3,150,517 $(1,805,786) $  538,857  $ 542,807
                                  ========== ===========  ==========  =========
Basic earnings (loss) per
 share..........................  $     0.57 $     (0.81) $     0.34  $    0.51
Diluted earnings (loss) per
 share..........................  $     0.57 $     (0.81) $     0.33  $    0.48
Distributions per common share..  $     0.73 $      0.73  $     0.72  $    0.72
Weighted average number of
 common shares outstanding......   5,571,284   2,226,403   1,563,048  1,066,353
Weighted average number of
 common shares plus dilutive
 potential common shares........   5,571,284   2,226,403   1,624,217  1,329,494

                               Partnership

                    Selected Historical Financial Data

                   For the Year Ended December 31, 1998

                                                                                          Fund
                     Fund III    Fund IV   Fund V     Fund VI   Fund VII   Fund VIII    Goodyear    Fund IX      Fund X
                     ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
Balance sheet data
 (at end of period)
  Real estate
   assets..........  $ 737,104  $ 369,793 $ 245,708  $ 229,382  $ 926,680  $1,550,711  $1,029,260  $4,436,869  $7,937,234
  Accumulated
   depreciation....   (245,801)       --    (65,220)   (62,024)  (196,047)   (306,084)   (174,525)   (640,101)   (689,350)
  Total assets.....    593,694    509,722   313,813    174,765    782,271   1,340,460     896,578   4,041,310   9,599,477
  Accounts
   payable.........        --       1,375     3,803        --       1,197       9,302         --       13,427       1,614
  Total
   liabilities.....      4,200     52,561    53,957        500      1,879      11,120         --       13,427      13,614
  Partners
   capital.........    589,494    457,161   259,856    174,265    780,392   1,329,340     896,578   4,027,883   9,585,863
  Limited
   partnership
   units
   outstanding.....         43         31        21         13         40          55          37         326         727
Operating Data
Revenues:
  Rental income....  $ 122,678  $  28,067 $  30,356  $  28,451  $ 101,924  $  179,500  $  106,920  $  551,395  $  927,857
  Interest income..      2,851     11,429    10,683         77      1,238       3,612         532       6,075       6,524
  Joint venture
   income..........        --         --        --         --         --          --          --          --      142,195
  Service fee and
   other income....        --       3,864     3,961        210      1,013       2,749         --          --
                     ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
   Total revenues..    125,529     43,360    45,000     28,738    104,175     185,861     107,452     557,470   1,076,576
                     ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
Expenses:
  General operating
   and
   administrative..      7,617      2,453     2,667      1,418      6,831      13,621       5,811      30,378      74,734
  Depreciation and
   amortization....     19,254        --      6,135      5,789     20,595      34,460      22,872      93,536     172,221
  Property
   expense.........      5,400        --        --         --         --          --          --          --          --
  Other expense....      4,700      2,548     4,800      4,673      6,545      10,460       4,196      18,636      26,651
                     ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
   Total expenses..     36,971      5,001    13,602     11,880     33,971      58,541      32,879     142,550     273,606
                     ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
Net income.........  $  88,558  $  38,359 $  31,398  $  16,858  $  70,204  $  127,320  $   74,573  $  414,920  $  802,970
                     =========  ========= =========  =========  =========  ==========  ==========  ==========  ==========
Basic earnings per
 unit..............  $2,059.49  $1,237.39 $1,495.14  $1,296.77  $1,755.10  $ 2,314.91  $ 2,015.49  $ 1,272.76  $ 1,104.50
Distributions per
 limited partner
 unit..............  $2,121.49  $1,230.00 $1,897.14  $1,846.15  $2,334.48  $ 2,908.36  $ 2,713.30  $ 1,419.39  $ 1,276.44
Weighted average
 number of limited
 partner units
 outstanding.......         43         31        21         13         40          55          37         326         727
                      Fund XI
                     -----------
Balance sheet data
 (at end of period)
  Real estate
   assets..........  $1,983,569
  Accumulated
   depreciation....     (67,447)
  Total assets.....   6,052,592
  Accounts
   payable.........       1,222
  Total
   liabilities.....       1,222
  Partners
   capital.........   6,051,370
  Limited
   partnership
   units
   outstanding.....         269
Operating Data
Revenues:
  Rental income....  $  214,279
  Interest income..       5,490
  Joint venture
   income..........     376,364
  Service fee and
   other income....         --
                     -----------
   Total revenues..     596,133
                     -----------
Expenses:
  General operating
   and
   administrative..      43,442
  Depreciation and
   amortization....      70,149
  Property
   expense.........         --
  Other expense....      20,966
                     -----------
   Total expenses..     134,557
                     -----------
Net income.........  $  461,576
                     ===========
Basic earnings per
 unit..............  $ 1,715.90
Distributions per
 limited partner
 unit..............  $ 1,945.64
Weighted average
 number of limited
 partner units
 outstanding.......         269

                                  Partnership

                    Selected Historical Financial Data

                     For the Year Ended December 31, 1997

                                                                                             Fund
                        Fund III    Fund IV   Fund V     Fund VI   Fund VII   Fund VIII    Goodyear    Fund IX      Fund X
                        ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
Balance sheet data
 (at end of period)
  Real estate
   assets..........     $ 737,104  $ 369,793 $ 245,708  $ 229,382  $ 926,680  $1,550,711  $1,029,260  $4,436,869  $7,937,234
  Accumulated
   depreciation....      (226,546)       --    (59,084)   (56,236)  (175,452)   (271,624)   (151,653)   (546,565)   (544,884)
  Total assets.....       598,160    514,077   327,338    182,267    805,831   1,370,214     923,357   4,094,158   9,747,232
  Accounts
   payable.........           --       1,375     4,535        --         --        3,099         --       15,474      18,967
  Total
   liabilities.....         4,200     56,425    58,440        500      1,364       6,735         --       15,474      30,967
  Partners
   capital.........       593,960    457,652   268,898    181,767    804,467   1,363,479     923,357   4,078,684   9,716,265
  Limited
   partnership
   units
   outstanding.....            43         31        21         13         40          55          37         326         727
Operating Data
Revenues:
  Rental income....     $ 122,864  $  38,259 $  42,498  $  27,041  $ 104,845  $  190,065  $  106,427  $  514,719  $  926,344
  Interest income..         2,766      2,142     2,463         66      1,127       2,898         497       5,474       3,151
  Joint venture
   income..........           --         --        --         --         --          --          --          --      142,054
  Service fee and
   other income....           --       8,500     8,251        --         --          --          --          --          --
                        ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
   Total revenues..       125,630     48,901    53,212     27,107    105,972     192,963     106,924     520,193   1,071,549
                        ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
Expenses:
  General operating
   and administrative..     5,700      1,656     2,800        504      5,400      12,960       2,820      17,678      68,932
  Depreciation and
   amortization....        19,254      3,753     9,698      5,789     20,595      34,460      22,872      93,536     204,466
  Property
   expense.........         3,368        --        --         --         --          --          --          --          --
  Other expense....           848        614     1,031        907      2,071       4,256         922      18,780      19,532
                        ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
   Total expenses..        29,170      6,023    13,529      7,200     28,066      51,676      26,614     129,994     292,930
                        ---------  --------- ---------  ---------  ---------  ----------  ----------  ----------  ----------
Net income.........     $  96,460  $  42,878 $  39,683  $  19,907  $  77,906  $  141,287  $   80,310  $  390,199  $  778,619
                        =========  ========= =========  =========  =========  ==========  ==========  ==========  ==========
Basic earnings per
 unit..............     $2,243.26  $1,383.16 $1,889.67  $1,531.31  $1,947.65  $ 2,568.85  $ 2,170.54  $ 1,196.93  $ 1,071.00
Distributions per
 limited
 partner unit......     $2,121.49  $1,230.00 $1,897.14  $1,846.15  $2,334.48  $ 2,908.36  $ 2,713.30  $ 1,412.86  $ 1,269.95
Weighted average
 number of limited
 partner
 units outstanding..           43         31        21         13         40          55          37         326         727
                         Fund XI
                        -----------
Balance sheet data
 (at end of period)
  Real estate
   assets..........     $1,985,734
  Accumulated
   depreciation....        (31,804)
  Total assets.....      6,134,251
  Accounts
   payable.........         17,960
  Total
   liabilities.....         17,960
  Partners
   capital.........      6,116,291
  Limited
   partnership
   units
   outstanding.....            269
Operating Data
Revenues:
  Rental income....     $  106,255
  Interest income..         99,988
  Joint venture
   income..........        313,172
  Service fee and
   other income....            --
                        -----------
   Total revenues..        519,415
                        -----------
Expenses:
  General operating
   and administrative..     25,350
  Depreciation and
   amortization....         51,547
  Property
   expense.........            --
  Other expense....         17,734
                        -----------
   Total expenses..         94,631
                        -----------
Net income.........     $  424,784
                        ===========
Basic earnings per
 unit..............     $ 1,579.12
Distributions per
 limited
 partner unit......     $ 1,796.19
Weighted average
 number of limited
 partner
 units outstanding..           269

                               Partnership

                    Selected Historical Financial Data

                   For the Year Ended December 31, 1996

                                                                                           Fund
                     Fund III    Fund IV    Fund V     Fund VI   Fund VII   Fund VIII    Goodyear    Fund IX      Fund X
                     ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------  ----------
Balance sheet data
 (at end of period)
  Real estate
   assets..........  $ 737,104  $ 488,641  $ 358,501  $ 229,382  $ 926,680  $1,550,711  $1,029,260  $4,436,869  $7,937,234
  Accumulated
   depreciation....   (207,292)   (50,301)  (102,046)   (50,447)  (154,857)   (237,163)   (128,780)   (453,030)   (400,416)
  Total assets.....    595,624    457,545    277,215    186,855    822,554   1,394,091     944,597   4,165,031   9,878,759
  Accounts
   payable.........        900      2,075      5,308        135        350       6,803         198      12,953       1,409
  Total
   liabilities.....      5,100      3,922      7,561        635      1,714      10,439         198      12,953      13,409
  Partners
   capital.........    590,524    453,623    269,654    186,220    820,840   1,383,652     944,399   4,152,078   9,865,350
  Limited
   partnership
   units
   outstanding.....         43         31         21         13         40          55          37         326         727
Operating Data
Revenues:
  Rental income....  $ 112,036  $  42,000  $  46,646  $  27,451  $ 103,849  $  185,190  $  106,920  $  494,299  $  920,928
  Interest income..      1,700        245        381         52      1,084       2,145         428       5,303      25,482
  Joint venture
   income..........        --         --         --         --         --          --          --          --       90,501
  Service fee and
   other income....        --         --         --         --         --          --          --          --          --
                     ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------  ----------
   Total revenues..    113,736     42,245     47,027     27,503    104,933     187,335     107,348     499,602   1,036,911
                     ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------  ----------
Expenses:
  General operating
   and
   administrative..      5,700      1,656      2,880        504      5,400      12,960       2,820      16,200      65,883
  Depreciation and
   amortization....     19,254      5,004     10,885      5,789     20,595      34,460      22,872     197,605     204,466
  Property
   expense.........      5,405        --         --         --         --          --          --          --          --
  Other expense....      1,473      1,227      1,522      1,619      2,177       3,983       2,021      15,622      29,350
                     ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------  ----------
   Total expenses..     31,832      7,887     15,287      7,912     28,172      51,403      27,713     229,427     299,699
                     ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------  ----------
Net income.........  $  81,904  $  34,358  $  31,740  $  19,591  $  76,761  $  135,932  $   79,635  $  270,175  $  737,212
                     =========  =========  =========  =========  =========  ==========  ==========  ==========  ==========
Basic earnings per
 unit..............  $1,904.74  $1,108.32  $1,511.43  $1,507.00  $1,919.03  $ 2,471.49  $ 2,152.30  $   828.76  $ 1,014.05
Distributions per
 limited partner
 unit..............  $2,121.49  $1,230.00  $1,897.14  $1,846.15  $2,334.48  $ 2,908.36  $ 2,713.30  $ 1,406.33  $ 1,261.16
Weighted average
 number of limited
 partner units
 outstanding.......         43         31         21         13         40          55          37         326         727
                      Fund XI
                     ----------
Balance sheet data
 (at end of period)
  Real estate
   assets..........  $ 789,825
  Accumulated
   depreciation....    (14,765)
  Total assets.....  6,179,310
  Accounts
   payable.........      1,807
  Total
   liabilities.....      1,807
  Partners
   capital.........  6,177,503
  Limited
   partnership
   units
   outstanding.....        269
Operating Data
Revenues:
  Rental income....  $  86,776
  Interest income..    128,456
  Joint venture
   income..........    126,151
  Service fee and
   other income....        --
                     ----------
   Total revenues..    341,383
                     ----------
Expenses:
  General operating
   and
   administrative..     17,832
  Depreciation and
   amortization....     48,684
  Property
   expense.........        --
  Other expense....     42,848
                     ----------
   Total expenses..    109,364
                     ----------
Net income.........  $ 232,019
                     ==========
Basic earnings per
 unit..............  $  862.52
Distributions per
 limited partner
 unit..............  $1,023.91
Weighted average
 number of limited
 partner units
 outstanding.......        269

                                 RISK FACTORS

   Before you decide how to vote on the merger, you should be aware that there are various risks involved in the merger. In addition to the other information included in this proxy statement, you should carefully consider the following risk factors in determining whether to vote in favor of the merger. The following list summarizes all material risks related to the merger.

Risks Associated With the Merger

 The value of the AmREIT common stock may be less than the exchange price.

   The value of the AmREIT common stock may be less than the exchange price after the merger for the following reasons:

  . The exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger. Therefore, the exchange price may not reflect the actual value of the AmREIT common stock on the effective date of the merger because of possible changes in AmREIT's business, operations and prospects, market assessments of the merger, general market and economic conditions and other factors. Because the exchange price is fixed, AmREIT will not (i) pay additional shares to participating limited partners if the value of the shares on the merger effective date is lower than the exchange price or (ii) decrease the number of shares to be received by participating limited partners if the value of the shares is greater than the exchange price on the effective date.

  . The AmREIT common stock currently is not traded on an established market, and therefore the exchange price is not based on a known market value for the shares. Neither the independent directors nor the general partners can predict whether the shares will trade at a price lower than the exchange price after the merger.

  . When an established secondary market for the AmREIT common stock is established, there can be no assurance as to the trading volume or price of the shares after the merger. Events outside the control of AmREIT may adversely affect the market value of AmREIT's assets and the market value of the shares. Sales of a substantial number of the shares by AmREIT stockholders upon listing or by limited partners following the merger, or the perception that those sales could occur, could adversely affect the market price for the shares. AmREIT currently has 2,372,744 shares of common stock outstanding. Following completion of the merger, assuming all partnership participate, there will be 5,747,500 shares of AmREIT common stock outstanding. If Funds IX, X and XI, which constitute about 80% of all of the partnerships' assets, participate in the merger, there will be about 5,033,615 shares of AmREIT common stock outstanding.

 The price paid for the partnership interests may not accurately reflect the values of the underlying assets.

   There can be no assurance that the Houlihan Lokey and Morgan Keegan fairness opinions are accurate or the independent appraisals prepared by Valuation Associates properly establish the value of each partnership's assets or AmREIT's common stock, as applicable. Therefore, the values that the general partners agreed to accept for the partnerships' assets may not accurately reflect the actual value of the partnerships' assets. Consequently, the partnerships may not have received sufficient consideration for the actual value of their assets. Alternatively, the negotiated property prices may exceed the actual price at which AmREIT could purchase each property in a market transaction.

 Morgan Keegan's analysis of the merger included a transaction that provided a higher multiple than that which AmREIT is using.

   Based on publicly available information, Morgan Keegan found that if AmREIT applied the multiple that another REIT is proposing in a comparable transaction, the consideration payable to the limited partners in the merger would have been approximately $34 million. The aggregate consideration of approximately $28 million that AmREIT would pay in the proposed merger is approximately $6 million below this implied valuation.

 The fairness opinions of Morgan Keegan and Houlihan Lokey did not address the possibility of different numbers of partnerships merging with AmREIT.

   The fairness opinion of Morgan Keegan evaluated the merger assuming all ten partnerships merged with AmREIT, and did not evaluate the fairness of less than all of the partnerships or different combinations of partnerships merging with AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

 The range of the various Houlihan Lokey valuations of the aggregate limited partnerships interests in the partnerships is large in many cases.

   In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies which resulted in a wide range of values for each of the
partnerships. These ranges are set forth on page    of this proxy statement
under the caption "FAIRNESS OPINIONS--The Houlihan Fairness Opinions". The average difference between the high and the low values is 26%, the largest difference between these values is 51% in the case of Fund IV and the smallest difference between these values is 17% in the case of Fund X.

 Mr. Taylor will receive benefits from the merger and will have conflicts of interest in the merger.

   Mr. Taylor has several material conflicts of interest in the merger and in determining the merger terms as general partner on behalf of the partnerships.

   (1) Following the merger, Mr. Taylor will hold 622,785 shares
(approximately 10.84%) of AmREIT common stock assuming all ten partnerships merge into AmREIT.

   (2) Mr. Taylor is the chief executive officer and director of AmREIT, is an individual general partner of Funds IX, X and XI and is the sole director, chief executive officer and significant stockholder of each of the corporate general partners of all of the partnerships. Although Mr. Taylor is a board member and stockholder of AmREIT, Mr. Taylor has a different interest in the completion of the merger, which may conflict with the interests of the AmREIT stockholders and with his own position as a stockholder in AmREIT.

   (3) Mr. Taylor is entitled to (a) receive 3,992 shares for his general partner interests in Fund VII, Fund VIII and Fund Goodyear, the total value of which is $37,285 based upon the exchange price of $9.34 and (b) purchase 6,784 shares with the disposition fees that he will receive from Funds III, IV, V and VI the total value of which is $63,363 based upon the exchange price of $9.34. The disposition fees are contractual obligations of those partnerships contained in their partnership agreements which are payable upon the sale of each of those partnership's properties. These fees are based on a percentage of the sales price received for these properties. For information on the number of shares of AmREIT common stock to be paid to him if your partnership is merged, if any, please see the supplement relating to that partnership accompanying this proxy statement.

   (4) Mr. Taylor will also receive up to an additional 349,995 shares of AmREIT common stock upon completion of the merger, the total value of which is $3,268,953 based upon the exchange price of $9.34, assuming all partnerships participate. These shares are payable pursuant to the terms of the acquisition agreement between AmREIT and American Asset Advisers Realty Corporation (AAA), AmREIT's former external advisor, entered into on June 5, 1998 under which AmREIT acquired AAA. These additional shares issuable to Mr. Taylor represent a portion of the deferred consideration payable under the terms of the AAA acquisition agreement, the ultimate issuance of which was contingent upon AmREIT increasing its outstanding equity.

   (5) In the event that one or more partnerships are not acquired, Mr. Taylor, as an individual general partner or significant stockholder of a corporate general partner of all of the partnerships, may be required to pay a substantial portion of the merger costs allocated to those partnerships to the extent that you or other limited partners of your partnerships vote against the merger. When you consider the recommendation of Mr. Taylor, as a general partner of your partnership, keep in mind that his interests may differ from your interests with respect to the merger.

 Interests of limited partners and stockholders will be diluted.

   Upon completion of the merger, the ownership interest of each limited partner in a partnership and each stockholder in AmREIT will be diluted significantly from the interest that each limited partner and stockholder held previously due to the increase in the amount of stockholders of AmREIT after the merger. Also, shortly after the merger, AmREIT intends to engage in an underwritten public offering of AmREIT common shares, if market conditions permit. Any future sale of shares of AmREIT common stock could adversely affect the market price of the AmREIT common shares and further dilute the ownership interest of each limited partner and AmREIT stockholder.

 The partnerships did not have independent representation.

   The general partners and the independent directors negotiated and agreed to the terms of the merger on behalf of the partnerships and AmREIT, respectively. The general partners are Mr. Taylor and entities controlled by Mr. Taylor. Mr. Taylor is a director, the chief executive officer and approximately 11% stockholder of AmREIT. The partnerships were not individually or as a group represented by independent parties during merger negotiations. Independent representation may have resulted in more favorable merger terms to the limited partners and greater attention to unique partnership valuation issues during the structuring of the merger, thereby affecting allocations.

 The acquisition of AmREIT securities is a speculative investment.

   The shares of AmREIT common stock and notes are speculative investments because AmREIT's ability to make distributions on its shares of common stock and to make timely interest payments on its notes depends on AmREIT's future business operations. While management believes AmREIT's ability to achieve future operating results sufficient to be able to make these distributions and payments is good, AmREIT may not be able to do so. AmREIT's future operating budgets are based on assumptions about the general economy and AmREIT's business operations. In general, budgets project inflation, interest rates and revenues, all of which depend substantially on factors beyond AmREIT's control. Interest rates and levels of economic activity have been particularly volatile in recent years, and any significant increase in interest rates or downturn in the level of economic activity, particularly in the real estate industry, would materially impair AmREIT's ability to achieve budgeted levels of operating income.

 Limited partners may receive smaller distributions after the merger.

   Limited partners who become AmREIT stockholders may receive lesser cash distributions than previously received from the partnerships. AmREIT, in order to maintain its qualification as a REIT under the Internal Revenue Code, is required to distribute each year's income to its stockholders in an aggregate amount at least equal to:

  . the sum of (A) 95% of its "REIT taxable income," computed without regard to the dividends paid deduction and computed by excluding its net capital gain, and (B) 95% of the net income, after tax, if any, from foreclosure property, if any, minus (C) the sum of specified items of non-cash income.

   These distributions, which AmREIT pro rates and pays on a quarterly basis, must be paid in the taxable year to which they relate, or in the following taxable year if declared before AmREIT timely files its federal income tax return for such year and if paid on or before the first regular distribution payment date after such declaration. If AmREIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amounts at regular corporate tax rates. Furthermore, if AmREIT should fail to distribute during each calendar year at least the sum of:

  . 85% of its REIT ordinary income for such year,

  . 95% of its REIT capital gain income for such year and

  . any undistributed taxable income from prior periods,

it would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

   The partnerships do not have any distribution requirements similar to AmREIT. The partnerships have allocated net profits or losses and distributable cash among the limited and general partners according to the applicable partnership agreements. The partnerships have distributed cash available for distribution quarterly.

   Although AmREIT intends to continue paying quarterly cash distributions at current levels, it may not be able to do so. Also, the impact of the merger upon the distributions to limited partners who receive shares in the merger is uncertain.

 Historical payments made by AmREIT are less than the distributions made by many of the limited partnerships.

   Historically, the distributions per share of common stock that AmREIT has paid during the most recent five fiscal years and the most recently completed interim period are less than the equivalent distributions that all of the partnerships except Fund IV and XI have paid to the limited partners during such periods. No assurance can be given that the distributions that AmREIT will make in the future will be greater than the distribution that such partnerships have made to the limited partners.

 The size of AmREIT after the merger is uncertain.

   At the time that you and the other limited partners are asked to vote on the merger, you will not know which partnerships, if any, will participate. It is possible that less than all partnerships will participate, thereby reducing the overall size of AmREIT and the anticipated benefits of the merger. The consequences of less than all of the partnerships approving the merger include:

  . a smaller combined entity will have less capitalization than a larger combined entity, which may adversely affect AmREIT's access to capital markets and the liquidity of AmREIT shares to its stockholders;

  . the economies of scale that a smaller combined entity can achieve in operating, administering and allocating its resources to its various properties may be less than those that a larger combined entity can achieve;

  . a smaller combined entity may not have the diversification of industry risks that a larger combined entity may have. For example, if only Funds III, IV, V, VI, VII, VIII and Goodyear participate in the merger, (1) the geographical concentration of AmREIT's properties in Texas will increase from 50% to 70% and (2) AmREIT's average lease term will decrease, thereby increasing AmREIT's operational risks; and

  . The table below sets forth the capitalization of AmREIT if (1) only Fund
    VI, the smallest fund, participates in the merger, (2) 50% of the partnerships participate in the merger, (3) 75% of the partnerships participate and (4) 100% of the partnerships participate.

                                                                     Total
                                                                Shares Allocated
                                                                ----------------
1%
  Fund VI......................................................       37,045
                                                                   ---------
    Total Shares Issued........................................       37,045
    Total Outstanding Shares at 6/30/99........................    2,384,117
    Shares Purchased with Disposition Fees.....................        1,111
    Shares Issued as Deferred Compensation.....................       26,744
                                                                   ---------
    Total Capitalization.......................................    2,449,017
                                                                   =========
50%
  Fund III.....................................................       93,987
  Fund VI......................................................       37,045
  Fund VIII....................................................      182,552
  Fund Goodyear................................................      114,746
  Fund X.......................................................    1,123,662
                                                                   ---------
    Total Shares Issued........................................    1,551,992
    Total Outstanding Shares at 6/30/99........................    2,384,117
    Shares Purchased with Disposition Fees.....................        3,761
    Shares Issued as Deferred Compensation.....................      175,000
                                                                   ---------
    Total Capitalization.......................................    4,114,870
                                                                   =========
75%
  Fund III.....................................................       93,987
  Fund VII.....................................................      101,956
  Fund VIII....................................................      182,552
  Fund Goodyear................................................      114,746
  Fund X.......................................................    1,123,662
  Fund XI......................................................      677,322
                                                                   ---------
    Total Shares Issued........................................    2,294,225
    Total Outstanding Shares at 6/30/99........................    2,384,177
    Shares Purchased with Disposition Fees.....................        2,650
    Shares Issued as Deferred Compensation.....................      262,500
                                                                   ---------
    Total Capitalization.......................................    4,943,552
                                                                   =========
100%
    Total Shares Issued........................................    3,006,604
    Total Outstanding Shares at 6/30/99........................    2,384,117
    Shares Purchased with Disposition Fees.....................        6,784
    Shares Issued as Deferred Compensation.....................      349,995
                                                                   ---------
    Total Capitalization.......................................    5,747,500
                                                                   =========

   AmREIT selected 1%, 50% and 75% partnership participation levels in the merger and selected the partnerships with assets totalling the requisite percentages as examples only and not as an indicator of possible combinations. If only 1%, 50% or 75% of the partnerships elect to participate in the merger, they could be different from the ones identified above and the resulting capitalization of AmREIT could be different than described above. AmREIT believes that REITs with greater market capitalization have historically attracted greater investor interest because of the increased liquidity resulting from a larger number of shares outstanding.

Accordingly, if fewer partnerships participate, the value of the AmREIT common stock may be lower because of reduced demand for the securities.

 The Merger is a Taxable Event to Limited Partners.

   The merger is a taxable transaction resulting in either taxable income or loss for each limited partner. However, tax exempt partners should not recognize gain or loss. The merger will be treated as a deemed sale of the partnership assets and will result in realization of gain or loss to the partnership based on the difference between (1) the sum of the fair market value of the consideration received by the partnership and the partnership liabilities assumed by AmREIT, and (2) the partnership's adjusted asset tax basis in its assets. Each taxable limited partner generally will recognize his/her allocable share of any gain or loss based upon his/her respective partnership interest. Additionally, each taxable limited partner who receives only AmREIT common stock will recognize taxable gain (or taxable loss) to the extent that the fair market value of the consideration received by that limited partner exceeds (or is less than) that limited partner's adjusted tax basis in his/her partnership units. Gain or loss recognized by the limited partners will be treated as passive income or loss. Although limited partners should be treated as having disposed of their entire interest in the partnership's activity for purposes of "freeing up" suspended passive losses from such activity, such results are uncertain.

   Page S-13 of the supplement for your partnership sets forth the estimated taxable gain per average original $1,000 investment in your partnership.

   Based on the general partners' representation that the partnerships do not hold their properties for resale in the ordinary course of business, the merger should not result in recognition of unrelated business taxable income by tax-exempt limited partners that do not hold their partnership units as a "dealer" or acquired such units with debt-financed proceeds. Not all tax-exempt organizations qualify for this treatment.

 The limited partners will receive no cash to pay taxes.

   The merger will result in taxable income or loss to each limited partner which is not a tax-exempt entity. Because the merger will result in an exchange of partnership units for shares of common stock and limited partners have no cash appraisal rights, limited partners generally will receive no cash, other than cash received in lieu of fractional shares (or cash received as part of the cash/notes option), in the merger to pay any taxes due on any taxable income arising as a result of the merger. Thus, a limited partner may be required to sell shares or liquidate other investments in order to pay the taxes arising from the taxable income.

 AmREIT may assume undisclosed partnership liabilities which may result in material adverse consequences to its financial position.

   At closing, AmREIT will assume each participating partnerships' liabilities that are (1) undisclosed and (2) disclosed but contingent liabilities for which the partnership failed to provide adequate reserves. Undisclosed and/or contingent liabilities might include, among others, claims for cleanup or remediation of unknown environmental conditions, tenant or vendor claims for pre-merger activities, unpaid liabilities unintentionally omitted from the closing balance sheets, claims for indemnification by the general partners and other indemnified parties for pre- merger events, and claims for undisclosed title defects. The existence of any of these liabilities could exceed the value of AmREIT's properties or result in other material adverse consequences to AmREIT's financial position. Any such event could decrease AmREIT's profits or decrease the value of the properties and therefore, decrease the value of AmREIT's assets after the merger.

 The partnerships that reject the merger will bear a portion of the merger expenses.

   AmREIT will pay all transaction costs and expenses of any partnership incurred in connection with the merger if that partnership approves the merger. If a partnership does not approve the merger, that partnership must pay its allocated share of the merger expenses, including the cost of the fairness opinion provided by Houlihan Lokey, the accounting costs for the partnerships, 50% of the costs of the appraisals of the partnership properties and the costs of partner communications allocable to that partnership. The merger expenses are allocated among the partnerships based on the transaction values established for each partnership. Each partnership that rejects the merger will pay a percentage of the allocated expenses equal to the number of votes cast "For" the merger divided by the total number of votes cast on the merger. The general partners of any rejecting partnership will pay the percentage of these expenses equal to the number of votes cast "Against" the merger and abstentions divided by the total number of votes cast on the merger. An aggregate estimated cost of the merger is $1,400,000. The aggregate estimated amount of expenses that the partnerships can expect to incur in connection with the merger is $212,000. The estimated average per partnership cost of the merger is $21,200. For a breakdown of the expenses that we estimate each partnership will incur, please see the applicable supplement attached to this proxy statement.

 A majority vote of limited partners of a partnership binds all limited partners.

   Each participating partnership must approve the merger by a vote of the holders of a majority of partnership units. If the merger is approved, limited partners who abstain from voting or vote against the merger will nonetheless be required to participate in the merger.

 Participating limited partners will forego the alternatives to the merger.

   If a partnership approves the merger, its limited partners will forego alternatives to the merger, including continuing each partnership pursuant to its existing partnership agreement and retaining its finite-life feature to allow investors to liquidate and receive proceeds from the sale of the partnerships' properties. A limited partner's share of these sale proceeds could be higher than the amount realized from the consideration received in the merger.

 AmREIT or a partnership may be liable for liquidated damages if it terminates the merger agreement.

   A party to the merger agreement must pay the other party liquidated damages if it terminates the merger agreement

  . other than for good reason (for example,, the merger is not consummated by March 31, 2000, the AmREIT stockholders or the limited partners do not approve the merger or the breach of a party's representations, warranties and covenants) or

  . in the good faith exercise of its fiduciary duties and that party is acquired by, or agrees to be acquired by, another entity within one year after such termination. The liquidated damages that (1) a partnership would owe is equal to its proportionate share of $500,000 and (2) AmREIT would owe to any partnership is equal to 120% of that partnerships' allocated share of the partnership's merger expenses. The obligation to make the termination payment may adversely affect the ability of any of the partnerships or AmREIT to engage in another transaction in the event the merger is not consummated and may have an adverse impact on the financial condition of AmREIT or the partnerships incurring that obligation.

 In cases where partnerships jointly own property, if one partnership approves the merger but the other rejects the merger, the AmREIT board must approve owning that property with the rejecting partnership.

   Some of the partnerships jointly own one or more of their properties with another partnership. No assurance can be given that both of the co-owning partnerships will agree to the merger. If one co-owning partnership approves the merger but another rejects the merger, and AmREIT's resulting ownership interest in the property is less than 50%, the AmREIT board must approve amending AmREIT's bylaws to authorize this minority ownership. No assurance can be given that the AmREIT board will approve that ownership.

Risks Associated with Fundamental Change in Nature of Investment

   Limited partners who receive shares in the merger will have fundamentally changed the nature of their investment. These changes include the following:

 AmREIT has a perpetual life while each partnership has a finite life.

   Each partnership was formed as a finite-life investment, with limited partners receiving regular cash distributions from the partnership's net operating income and special distributions upon liquidation of the partnership's real estate investments. AmREIT intends to operate indefinitely and has no specific plans to sell its assets. Further, AmREIT does not intend to make any special distributions of proceeds from future asset sales, unless it is required to do so. If AmREIT sells an asset formerly owned by one of the partnerships, it may retain and reinvest the proceeds unless AmREIT is required to distribute any gain from the sale to maintain its REIT status. Additionally, amounts realized from the sale of shares of AmREIT common stock may not equal the amount obtainable through the public sale of AmREIT's assets. AmREIT stockholders are, therefore, subject to public market risks, particularly where the value of their equity securities may fluctuate from time to time depending upon general market conditions and AmREIT's future performance.

 AmREIT generally is not a pass-through entity.

   Limited partners who become stockholders will have changed their investment from a pass-through entity for federal income tax purposes to an investment in a REIT, which is generally not a pass-through entity, with the possible exception of certain undistributed long-term gains. Limited partners who become stockholders of AmREIT will be unable to deduct any losses realized by AmREIT on their individual federal income tax returns.

 AmREIT's business objectives differ from partnership business objectives.

   AmREIT is a corporation and its charter documents do not restrict the types of investments it can make. As a result, AmREIT may elect at any time to invest in properties that are different from those in which the limited partnerships invested. AmREIT intends to acquire additional properties by raising additional capital, borrowing and reinvesting sales proceeds. Raising additional capital may dilute the existing stockholders' percentage interest in AmREIT and borrowing involves risks such as the inability to repay loans and losing secured properties by foreclosure. AmREIT plans to increase its leverage up to approximately 50% of the value of the real property acquired in the merger and to acquire new properties using those borrowed funds. Any investments that AmREIT makes are made at the discretion of management.

 Operating changes may adversely affect AmREIT's financial condition.

   AmREIT's investment and financing policies and its policies with respect to all other activities, including its growth, debt, capitalization, distribution and operating policies, may be amended or revised at any time and from time to time at the discretion of AmREIT's board of directors. Any operating policy changes could adversely affect AmREIT's financial condition, results of operations or share market price.

 Limited partners may lose rights after the merger.

   The rights of limited partners in Fund IX and Fund X are currently governed by Nebraska law, the rights of the limited partners in Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII, Fund XI and Fund Goodyear are governed by Texas law and the rights of limited partners in each partnership also are governed by the terms of the partnership agreement of that partnership. After consummation of the merger, the rights of the holders of partnership units that are converted into shares of AmREIT common stock will be governed by Maryland law (or Texas law should the reorganization be approved) and AmREIT's charter and bylaws. Existing limited partner rights may be reduced by the following differences:

  . the partnerships' agreements of limited partnership require the distribution of net cash from operations, unlike the AmREIT governing documents which subject distributions to the discretion of independent directors and the distribution requirements of the Internal Revenue Code relating to maintaining REIT status;

  . unlike each partnership's agreement of limited partnership, which requires that each partnership distribute net proceeds from the sale or refinancing of properties, AmREIT's governing documents do not contain a similar requirement and AmREIT currently does not intend to distribute the net proceeds resulting from the sale or refinancing of properties, but rather intends to use those proceeds to acquire additional properties or for working capital purposes; and

  . while the partnerships are not authorized to issue equity securities other than partnership units, AmREIT has substantial flexibility to issue additional equity securities and its stockholders, unlike limited partners, face the risk of dilution by such issuance.

 AmREIT is subject to fewer restrictions on management.

   Currently, each partnership agreement limits the fees and other compensation which the partnership may pay to the general partners and their affiliates. AmREIT may pay its management any amount deemed fair and reasonable and in the best interests of AmREIT by its board of directors. Any amount that AmREIT pays to its management in excess of the amounts which the partnerships pay to the general partners and their affiliates may increase AmREITs operating expenses and reduce the distributions that can be paid to its stockholders, including the former limited partners.

 AmREIT's officers and directors have more limited liability than the general partners.

   As a stockholder of AmREIT, you will have different rights and remedies against AmREIT, its officers and directors than you have against the general partners of your partnership. The articles of incorporation and bylaws of AmREIT provide that an officer's or director's liability to AmREIT, its stockholders or third parties for monetary damages may be limited as permitted under Maryland law. Under Maryland law and its articles of incorporation and bylaws, AmREIT generally is obligated to indemnify its officers and directors for reasonable expenses that may be incurred in connection with their service to AmREIT. This indemnification could limit the legal remedies available to AmREIT, to you and to other stockholders of AmREIT after the merger against any officers or directors of AmREIT. These provisions contained in AmREIT's charter and under Maryland law will be equally applicable to the Texas REIT under its charter and Texas law.

Risk Considerations Associated with the Cash/Notes Option

   Limited partners should consult their own advisors to review and evaluate the economic, tax and other consequences of note ownership. Limited partners should not construe this document as investment, legal, accounting or tax advice. Before electing the cash/notes option, partners and their advisors should carefully consider, among other things, the following risk considerations:

 AmREIT's ability to incur additional secured debt may reduce the value of the notes held by former limited partners of the partnerships.

   AmREIT's callable note obligations will be unsecured, and their payment will not be guaranteed. Because the notes are unsecured obligations of AmREIT, they will be subordinate to all secured debt of AmREIT. AmREIT expects to incur additional secured debt in the future. Limited partners electing the cash/notes option will be general creditors of AmREIT and, as such, their claims against AmREIT's other assets would rank equally with AmREIT's other general creditors. To illustrate what this means, if you assume that the merger had been consummated on June 30, 1999 and that all of the partnerships were acquired, then as of that date, AmREIT would have had aggregate consolidated secured liabilities of approximately $999,379 which AmREIT would have to repay before repaying the notes.

 Noteholders may not participate in AmREIT's profits.

   Participating limited partners who elect to receive notes will not hold an equity interest in AmREIT and will not be able to participate in earnings or benefit from increases in the equity value, if any.

 Each noteholder is subject to majority vote of all noteholders.

   Each noteholder must enter into the loan agreement, under which the noteholders may take actions by majority vote. Accordingly, the persons holding a simple majority of the notes may bind all of the noteholders, and may waive certain defaults under the notes. The loan agreement has not been registered under the Trust Indenture Act of 1939 and note holders will not have the act's protections.

 The notes may be illiquid.

   An active secondary market for the notes will not likely develop, making it difficult for noteholders to sell their notes prior to maturity, or subjecting them to the risk of selling the notes at substantial discounts to facilitate their sale. Thus, a noteholder will likely not be able to liquidate his investment in the event of an emergency, and the notes may not be readily acceptable as loan collateral. Accordingly, the notes should be considered a long-term, illiquid investment. Participating limited partners are likely to receive the full face amount of their notes only if they hold the obligations to maturity, which is seven years after the closing date of the merger.

 The notes will not be subject to a sinking fund.

   The notes will not be subject to a sinking fund. AmREIT will not be required to set aside funds for the retirement of or to retire the notes at any time prior to maturity.

 Noteholders have limited recourse.

   The noteholders have no right of personal recourse against the officers, directors, stockholders, employees or agents of AmREIT for payment of principal or interest, or for attorneys' fees and costs which they, as prevailing parties, may be entitled to recover.

 AmREIT may have to raise cash on unattractive terms to satisfy note obligations.

   AmREIT believes that it can satisfy its cash payment obligations and note service payment obligations to noteholders from available resources, including cash reserves, operating revenues and borrowing under existing and/or proposed credit facilities. However, if AmREIT lacks sufficient funds to satisfy these obligations, it would need to find funds from other sources and may be required to sell one or more of its properties on unattractive terms, which could impair AmREIT's ability to achieve budgeted levels of operating income, further impairing AmREIT's ability to satisfy its obligations to noteholders.

Risks Associated With an Investment in AmREIT

   AmREIT's plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses, may not generate income or may generate insufficient income from operations.

   AmREIT's growth strategy is substantially based on the acquisition and development of additional properties, including those in the merger. We cannot assure you that AmREIT will be able to do so successfully because AmREIT may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. If AmREIT does not generate enough income from future operations to pay distributions to stockholders, AmREIT may, as it has in the past, make distributions to its stockholders in amounts exceeding its net income.

 If AmREIT cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

   REITs generally must distribute 95% of their taxable income annually. In the event that AmREIT does not have sufficient available cash to make these distributions, this requirement may limit AmREIT's ability to acquire additional properties. Also, for the purposes of determining taxable income, AmREIT may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, AmREIT could have taxable income in excess of cash available for distribution. If this occurred, AmREIT would have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT.

 Limitations on share ownership required to maintain AmREIT's REIT status may deter attractive tender offers for AmREIT common shares.

   For the purposes of protecting its REIT status, AmREIT's articles of incorporation limit the ownership by any single stockholder of any class of AmREIT capital stock, including common stock, to 9.8% of the issued and outstanding equity securities, unless the AmREIT board determines otherwise. These restrictions may discourage a change in control of AmREIT, deter any attractive tender offers for AmREIT common shares or limit the opportunity for you or other stockholders to receive a premium for your AmREIT common stock.

 AmREIT may increase its leverage without stockholder approval.

   Although AmREIT's bylaws limit AmREIT's ability to incur indebtedness in excess of 300% of AmREIT's net assets on a consolidated basis, AmREIT can increase its leverage up to this level without stockholder approval. This additional debt could adversely affect AmREIT's ability to make stockholder distributions and would result in an increased risk of default on its obligations, including payment of the notes issued in the merger. AmREIT intends to borrow future funds through secured and/or unsecured credit facilities to finance property investments. These borrowings may require lump sum payments of principal and interest at maturity. Because of the significant cash requirements necessary to make those large payments, AmREIT's ability to make these payments may depend upon its ability to sell or refinance properties for amounts sufficient to repay such loans. In addition, increased debt service may adversely affect cash flow and share value.

   At June 30, 1999, AmREIT had outstanding debt totaling $15.4 million, of which $14.4 million was unsecured. This debt represented approximately 41% of AmREIT's total assets. At June 30, 1999, none of the partnerships had any outstanding debt.

   On a post-merger pro forma basis, AmREIT would have outstanding up to approximately $19.9 million of unsecured and/or secured debt which would equal approximately 33% of AmREIT's total assets, assuming all of the partnerships participate and 20% of all consideration paid in the merger consists of notes.

 AmREIT's and the Texas REIT's charter will contain anti-takeover provisions.

   AmREIT's charter contains, and the Texas REIT's charter will contain, provisions which may make it more difficult to remove current management or delay or discourage an unsolicited takeover, which could have the effect of inhibiting a non-negotiated merger or other business combination involving AmREIT. These provisions include:

  . The power of the AmREIT board to issue 10,000,000 preferred shares, with rights and preferences as determined by independent board members, thus enabling the board to create a new class of preferred stock with voting or other rights senior to any existing class of stock;

  . The prohibition on any person owning, directly or indirectly, more than 9.8% of the outstanding shares of capital stock; and

  . The provisions authorizing the issuance of preferred shares on terms that board members determine make it more difficult for an aggressor to obtain a controlling number of shares.

   For AmREIT to continue to qualify as a REIT under the Code, not more than 50 percent of its outstanding shares may be owned by five or fewer individuals during the last half of each year and outstanding shares must generally be owned by 100 or more persons during at least 335 days of a taxable year of 12 months. AmREIT's charter restricts the accumulation or transfer of shares if any accumulation or transfer could result in any person beneficially owning in excess of 9.8% of the then outstanding shares.

 Provisions of Maryland law could restrict change in control.

   Maryland law provides that "control shares" of a Maryland corporation obtained in a "control share acquisition" have no voting rights, except to the extent approved by two-thirds of the votes entitled to be cast on the matter. Any shares of stock owned by the acquirer of "control shares," or by AmREIT's officers or directors who are also its employees, may not be counted in the two-thirds required for approval.

   "Control shares" are voting shares of stock which, when added with all other shares already owned or subject to the voting control of the acquirer, would result in the acquirer having specified ranges of voting power in electing AmREIT's board of directors. A "control share acquisition" means the acquisition of control shares.

   If voting rights for the control shares are properly approved by AmREIT's stockholders, and the acquirer then controls the voting of a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights to receive the fair market value of their shares. None of the shares of AmREIT common stock issuable in the merger will be subject to these restrictions.

   These provisions of Maryland law could delay or prevent a change in control even if such a change were in the stockholders' best interest due to (1) the potential for the absence of voting rights for control shares, and (2) the potential cost of the exercise of appraisal rights if voting rights are approved for control shares. However, this law does not apply to shares acquired in a merger, consolidation or share exchange in which AmREIT is a party.

   The Texas Real Estate Investment Trust Act which will govern the Texas REIT does not contain provisions similar to this Maryland provision.

 AmREIT's properties may lack geographical diversification after the merger.

   Below is a table which sets forth the geographic concentration of AmREIT in these twelve states based on revenue. As of June 30, 1999, AmREIT and the partnerships owned properties located in 12 southwest states. While 53.7% of AmREIT's properties are in Texas, 53.7% of all of the partnerships' properties are in Texas, 55.5% of Fund IX's properties are in Texas, 53.8% of Fund X's properties are in Texas, 44.3% of Fund XI's properties are in Texas and 62.0% of the properties of all the partnerships excluding Funds IX, X and XI are in Texas.

                                                          AmREIT and:
                                    --------------------------------------------------------
                                                 Funds III,
                                                 IV, V, VI,
                                                 VII, VIII
                           AmREIT       All         and
                            Only    Partnerships  Goodyear   Fund IX     Fund X    Fund XI
                         ---------- ------------ ---------- ---------- ---------- ----------
                          #    %     #      %     #    %     #    %     #    %     #    %
                         --- ------ ------------ --- ------ --- ------ --- ------ --- ------
Arizona.................   1   7.6%    1    7.1%   1   6.2%   1   6.3%   1   7.3%   1   9.6%
Colorado................  --   0.0%    1    2.4%  --   0.0%  --   0.0%  --   0.0%   1   3.9%
Delaware................   1  10.1%    1    4.9%   1   8.3%   1   8.4%   1   7.2%   1   8.2%
Georgia.................   2   6.3%    3    4.9%   2   5.2%   2   5.3%   3   7.1%   2   5.1%
Kansas..................   1   3.7%    1    3.5%   1   3.0%   1   3.0%   1   2.6%   1   5.8%
Louisiana...............   2   9.7%    2    8.1%   2   8.0%   2   8.1%   2   6.9%   2  13.4%
Minnesota...............  --   0.0%    1    4.6%  --   0.0%  --   0.0%   1   6.7%  --   0.0%
Missouri................   1   3.6%    1    3.2%   1   2.9%   1   3.0%   1   4.6%   1   2.9%
Mississippi.............   1   5.3%    1    2.6%   1   4.4%   1   4.4%   1   3.8%   1   4.3%
Oklahoma................  --   0.0%    1    1.5%  --   0.0%  --   0.0%  --   0.0%   1   2.5%
Tennessee...............  --   0.0%    1    3.5%  --   0.0%   1   6.0%  --   0.0%  --   0.0%
Texas...................   7  53.7%   27   53.7%  19  62.0%  11  55.5%  11  53.8%   7  44.3%
                         --- ------ ---- ------- --- ------ --- ------ --- ------ --- ------
  Total.................  16 100.0%   41  100.0%  28 100.0%  21 100.0%  22 100.0%  18 100.0%
                         === ====== ==== ======= === ====== === ====== === ====== === ======

   AmREIT intends to make future investments in other geographical areas but it may not be able to do so. AmREIT's concentration of investments in a limited geographical area subjects AmREIT to substantial risks of adverse changes in regional economic conditions and real estate markets.

 AmREIT depends on a few major tenants.

   Just For Feet, Inc. and OfficeMax, Inc. accounted for 33.1% and 11.7%, respectively, of AmREIT's total revenues for the six months ended June 30, 1999.

   Just For Feet, Inc. (JFFI) operates a Just For Feet discount shoe store on its leased properties as part of its national chain of retail stores which sell athletic footwear, athletic apparel and related items. JFFI reported consolidated revenues in excess of $774 million and $478 million for the years ended January 31, 1999 and 1998, respectively. JFFI had consolidated net earnings of $26.6 million and $21.4 million, respectively, for these periods. JFFI's current assets exceeded its current liabilities at January 31, 1999 by $316 million and its total assets exceeded its total liabilities on such date by more than $325 million.

   OfficeMax, Inc. operates an OfficeMax discount office supply store on each of its leased properties as part of its nationwide network of OfficeMax stores. OfficeMax, Inc. had total consolidated revenues of more than $4.3 billion and $3.7 billion for the years ended January 24, 1999 and 1998, respectively. OfficeMax, Inc. had consolidated net earnings of in excess of $48 million and $89 million for the years ended January 24, 1999 and 1998, respectively. OfficeMax, Inc.'s current assets exceed its current liabilities at January 24, 1999 by more than $501 million and total assets on that date exceeded total liabilities by more than $1.1 billion.

 Distribution payments are subordinate to payments on debt.

   AmREIT has paid regular quarterly distributions since its organization. Distributions to stockholders of AmREIT will be subordinate to the prior payment of AmREIT's current debts and obligations, including payments on the callable notes, if any. If AmREIT has insufficient funds to pay its debts and obligations, future distributions to stockholders will be suspended pending the payment of such debts and obligations.

 Debt obligations restrict payment of dividends.

   AmREIT's credit agreement with Wells Fargo contain provisions that restrict
(1) payment of dividends if AmREIT fails to pay the bank any principal, interest or fees and (2) payment of dividends other than dividends only as necessary to maintain qualified as a real estate investment trust under the Internal Revenue Code if AmREIT fails to observe or perform other covenants under the credit agreement.

 Property acquisitions may fail to perform in accordance with expectations and estimates of the costs of improvements to bring an acquired property up to standard may prove inaccurate.

   AmREIT anticipates that its new developments and acquisitions will be financed under lines of credit or other interim forms of secured or unsecured financing. Permanent financing for this newly developed or acquired projects may not be available or may be available only on disadvantageous terms. In addition, AmREIT's distribution requirements limit its ability to rely upon income from operations or cash flow from operations to finance new developments or acquisitions. As a result, if permanent financing is not available on acceptable terms, further development activities or acquisitions might be curtailed. In the case of an unsuccessful development or acquisition, AmREIT's loss could exceed its project investment.

Risks Associated with an Investment in Real Estate

 AmREIT may be unable to renew lease or relet spaces.

   AmREIT's property leases might not be renewed, the space might not be relet or the terms of renewal or reletting may be less favorable than current lease terms. AmREIT's cash flow and ability to make expected distributions to its stockholders may be adversely affected if: (1) it is unable to promptly relet or renew the leases, (2) the rental rate upon renewal or reletting is significantly lower than expected or (3) its reserves proved inadequate.

 Real estate investments are relatively illiquid.

   Real estate investments are relatively illiquid. Illiquidity limits the owner's ability to vary its portfolio promptly in response to changes in economic or other conditions. In addition, federal income tax provisions applicable to REITs may limit AmREIT's ability to sell properties at a time which would be in the best interest of its stockholders.

 Properties are subject to general real estate operating risks.

   Like your investment in the partnerships, if you become a stockholder of AmREIT, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in zoning or tax laws or the availability of financing could adversely affect occupancy or rental rates. In addition, increases in operating costs due to inflation and other factors may not be offset by increased rents.
If operating expenses increase, the local rental market for properties similar to AmREIT's may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occur, AmREIT's ability to make distributions to stockholders could be adversely affected.

 AmREIT's properties face competing properties.

   All of AmREIT's properties are located in areas that include competing properties. The number of competitive properties could have a material adverse effect on both AmREIT's ability to lease space and the rents charged. AmREIT may be competing with other property owners that have greater resources. There is no dominant competitor in any of AmREIT's markets.

 AmREIT may construct improvements, the cost of which may not be recoverable.

   AmREIT may on occasion acquire properties and construct improvements or acquire properties under contract for development. Investment in properties to be developed or constructed is more risky than investment in fully developed and constructed properties with operating histories. In connection with the acquisition of these properties, AmREIT may advance, on an unsecured basis, a portion of the purchase price, either in the form of cash, a conditional letter of credit and/or promissory note. AmREIT will be dependent upon the seller or lessee of the property under construction to fulfill its obligations, including the return of advances and the completion of construction. This party's ability to carry out its obligations may be affected by financial and other conditions which are beyond the control of AmREIT.

   If AmREIT acquires construction properties, the general contractors and the subcontractors may not be able to control the construction costs or build in conformity with plans, specifications and timetables. The failure of a contractor to perform may necessitate legal action by AmREIT to rescind its construction contract, to compel performance or to rescind its purchase contract. These legal actions may result in increased costs to AmREIT. Performance may also be affected or delayed by conditions beyond the contractor's control, such as building restrictions, clearances and environmental impact studies imposed or caused by governmental bodies, labor strikes, adverse weather, unavailability of materials or skilled labor and by financial insolvency of the general contractor or any subcontractors prior to completion of construction. These factors can result in increased project costs project and corresponding depletion of AmREIT's working capital and reserves, and in loss of permanent mortgage loan commitments relied upon as a primary source for repayment of construction costs.

   AmREIT may make periodic progress payments to the general contractors of properties prior to construction completion. By making these payments, AmREIT may incur substantial additional risks, including the possibility that the developer or contractor receiving these payments may not fully perform the construction obligations in accordance with the terms of his agreement with AmREIT and that AmREIT may be unable to enforce the contract or to recover the progress payments.

 AmREIT leases to single tenants who can fail.

   Single tenant leases accounted for 100% of AmREIT's total revenue for the six month period ended June 30, 1999. In single tenant leases, the continued viability of the lease will depend directly on the continued financial viability of one tenant. If the tenant fails and the lease is terminated, AmREIT would incur a reduction in cash flow from the property and the value of the property would be decreased. Also, where two or more properties have the same tenant, or related tenants, the continued viability of each property would depend directly on the financial viability of a single tenant. To help mitigate these risks, AmREIT will continue to consider the creditworthiness and financial strength of the tenants of its properties at the time they are acquired.

 The inability of a tenant to make lease and mortgage payments could have an adverse effect on AmREIT.

   AmREIT's business depends on the tenants' ability to pay their obligations to AmREIT with respect to AmREIT's real estate leases. AmREIT typically does not require that a third party guarantee the obligations of the tenant. The ability of the tenants to pay their obligations to AmREIT in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of any business, may adversely affect the economic viability of AmREIT's tenants, including but not limited to:

   (1) national, regional and local economic conditions (which may be adversely affected by industry slowdowns, employer relocations, prevailing employment conditions and other factors), which may reduce consumer demand for the products offered by AmREIT's customers;

   (2) local real estate conditions;

   (3) changes or weaknesses in specific industry segments;

   (4) perceptions by prospective customers of the safety, convenience, services and attractiveness of AmREIT's customers;

   (5) changes in demographics, consumer tastes and traffic patterns;

   (6) the ability to obtain and retain capable management;

   (7) changes in laws, building codes, similar ordinances and other legal requirements, including laws increasing the potential liability for environmental conditions existing on properties;

   (8) the inability of a particular property's computer system, or that of its suppliers or vendors, to adequately address Year 2000 issues;

   (9) increases in operating expenses; and

   (10) increases in minimum wages, taxes (including income, service, real estate and other taxes) or mandatory employee benefits.

 Net leases may not result in fair market lease rates over time.

   Net leases accounted for 100% of AmREIT's total revenue for the six month period ended June 30, 1999. Net leases frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to early termination of the lease under specified circumstances. Further, net leases are typically for longer lease terms and, thus, there is an increased risk that any rental increase clauses in future years will fail to result in fair market rental rates during those years. The original leases on AmREIT's existing properties are for original terms ranging from 10 to 20 years.

   In the event a lease is terminated, AmREIT may not be able to lease the property for the previous rent and may not be able to sell the property without incurring a loss. AmREIT could also experience delays in enforcing its rights against defaulting tenants. Moreover, tax laws may restrict AmREIT's ability to deal with a new tenant after termination of the lease. If a tenant does not pay rent, AmREIT may not only lose the net cash flow from the property but may also need to use cash flow generated by other properties to meet mortgage payments on the defaulted property.

 AmREIT invests in joint ventures, which adds another layer of risk to its business.

   AmREIT is currently involved in six joint ventures with certain of the partnerships in which it holds between 51% and 74.58% interest. Investments in joint ventures may involve risks which may not otherwise be present where investments are made directly by AmREIT in real property such as:

  . the potential ability in AmREIT's joint venture partner to perform;

  . the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to those of AmREIT;

  . the joint venture partner may take actions contrary to the requests or instructions of AmREIT or contrary to AmREIT's objectives or policies; and

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

  . the joint venturers may not be able to agree on matters relating to the property they jointly own. Although each joint owner will have a right of first refusal to purchase the other owner's interest, in the event a sale is desired, the joint owner may not have sufficient resources to exercise such right of first refusal.

   AmREIT also may participate with other investors, including, possibly investment programs or other entities affiliated with management, in investments as tenants-in-common or in some other joint venture arrangement. The risks of such joint ownership may be similar to those mentioned above for joint ventures and, in the case of a tenancy-in-common, each co-tenant normally has the right, if an unresolvable dispute arises, to seek partition of the property, which partition might decrease the value of each portion of the divided property.

 AmREIT's properties may not be profitable, may not result in distributions and/or may depreciate.

   While AmREIT will attempt to buy leased, income-producing properties at a price at or below the appraised value of such properties, properties acquired by AmREIT

   (1) may not operate at a profit,

   (2) may not perform to investor's expectations,

   (3) may not appreciate in value,

   (4) may depreciate in value,

   (5) may not ever be sold at a profit,

   (6) may result in the loss of a portion of your investment and

   (7) may not result in dividends. The marketability and value of any properties will depend upon many factors beyond AmREIT's control. A ready market for AmREIT's properties may not exist or develop.

 AmREIT has properties specifically suited to few tenants.

   AmREIT may acquire properties specifically suited to particular tenant needs, including retail or commercial facilities. The value of these properties would be adversely affected by the specific tenant's failure to renew or honor its lease. These properties would typically require extensive renovations to adapt them for new uses by new tenants. Also, AmREIT may experience difficulty selling special purpose properties to persons other than the tenant.

 AmREIT may provide financing to purchasers of REIT properties.

   AmREIT may provide purchaser financing which would delay receipt of the proceeds from the property sale, AmREIT may provide this financing where lenders are not willing to make loans secured by commercial real estate or may find it desirable where a purchaser is willing to pay a higher price for the property than it would without this financing.

   AmREIT will be subject to risks inherent in the business of lending, such as the risk of default of the borrower or bankruptcy of the borrower. Upon a default by a borrower, AmREIT may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with AmREIT's administration of the mortgage loans and any collections upon a borrower's default. AmREIT will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since AmREIT's primary source of financing its mortgage loans is expected to be through variable rate loans, any increase in interest rates will also increase AmREIT's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

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

 AmREIT may engage in sale-leaseback transactions.

   AmREIT, on occasion, may lease an investment property back to the seller. When the seller/lessee leases space to tenants, the seller/lessee's may be unable to meet its rental obligations to AmREIT if the tenants may be unable to meet their lease payments to the seller/lessee. A default by the seller/lessee or other premature termination of the leaseback agreement could have an adverse effect on AmREIT's financial position. In the event of a default or termination, AmREIT may not be able to find new tenants without incurring a loss.

   Also, a seller may attempt to include in the acquisition price all or some portion of the lease payments. If the seller is successful, AmREIT may pay a premium upon acquisition where a leaseback is involved.

 AmREIT must compete for acceptable investments.

   AmREIT's operating results will depend upon the availability of suitable investment opportunities, which in turn depends on the type of investment involved, the condition of the money market, the nature and geographical location of the property, competition and other factors, none of which can be predicted with certainty. AmREIT will continue to compete for acceptable investments with other financial institutions, including insurance companies, pension funds and other institutions, real estate investment trusts and limited partnerships which have investment objectives similar to those of AmREIT. Many of these competitors may have greater resources than AmREIT.

Risks Associated With Federal Income Taxation of AmREIT

 AmREIT's failure to qualify as a REIT for tax purposes would result in AmREIT's taxation as a corporation and the reduction of funds available for stockholder distribution.

   Although AmREIT's management believes that it is organized and is operating so as to qualify as a REIT, AmREIT may not be able to continue to remain so qualified. In addition REIT qualification tax laws may change. AmREIT is not aware, however, of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.

   For any taxable year that AmREIT fails to qualify as a REIT, it will be subject to federal income tax on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, AmREIT also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings available for investment or distribution to stockholders because of the additional tax liability to AmREIT for the year or years involved. In addition, distributions no longer would qualify for the dividends paid deduction nor would there by any requirement that such distributions be made. To the extent that distributions to stockholders would have been made in anticipation of AmREIT qualifying as a REIT, AmREIT might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

 AmREIT may be liable for prohibited transaction tax and/or penalties.

   A violation of the REIT provisions, even where it does not cause failure to qualify as a REIT, may result in the imposition on AmREIT of substantial taxes, such as the 100% tax that applies to net income from a prohibited transaction if AmREIT is determined to be a dealer in real property. Because the question of whether that type of violation occurs may depend on the facts and circumstances underlying a given transaction, these violations could inadvertently occur. To reduce the possibility of an inadvertent violation, the directors intend to rely on the advice of legal counsel in situations where they perceive REIT provisions to be inconclusive or ambiguous.


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

 Changes in the tax law may adversely affect AmREIT's REIT status.

   The discussions of the federal income tax considerations of the merger are based on current tax laws. Changes in the tax laws could result in tax treatment that differs materially and adversely from that described in this proxy statement.

 Investment in AmREIT may not be suitable under ERISA and IRA requirements.

   Fiduciaries of a pension, profit sharing or other employee benefit plan subject to ERISA should consider whether the investment in AmREIT securities satisfies the ERISA diversification requirements of ERISA, whether the investment is prudent in light of possible limitations on the marketability, whether the investment would be an improper delegation of responsibility for plan assets and whether such fiduciaries have authority to acquire such securities under the appropriate governing instrument and Title I of ERISA. Also, fiduciaries of an individual retirement account should consider that an IRA may only make investments that are authorized by the appropriate governing instrument.

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

                                   THE MERGER

   The following discussion describes the material aspects of the merger and the terms of the merger agreements. Please note, however, that even though the following information describes all material provisions, the description provided below is a summary and does not set forth all the provisions of the agreements. For a complete description of the merger, you are encouraged to read the terms of your respective merger agreement which is attached as an appendix to the respective prospectus supplement. By this reference, we are incorporating each of the merger agreements into this proxy statement.

Background of the Merger

   In late 1996, the general partners began to consider alternative ways to maximize the value of the partnership units of each of the partnerships. The general partners evaluated three possible strategic alternatives: (1) continuation of the partnerships, (2) liquidation of the partnerships, and (3) the combination of their partnerships with AmREIT. The general partners believed a combination of their partnership with AmREIT would, if structured in an equitable and efficient manner, be most beneficial to the limited partners by providing them both an opportunity to invest in a larger and more diversified portfolio and an opportunity for liquidity. The general partners believed this combination would also benefit AmREIT's stockholders by allowing an incremental expansion opportunity to acquire unleveraged assets for its equity and debt securities and to further increase its investment portfolio by leveraging those assets. The general partners of each partnership evaluated the merits of a possible transaction as they related to the limited partners of their partnership. No independent analysis was made of, nor were fairness opinions sought relating to, the effect of the merger of all the partnerships or any combination of partnerships on the merits of a transaction involving each partnership.

   In early 1997, the general partners began informal discussions regarding AmREIT's possible acquisition of the partnerships with the independent directors of AmREIT. While the independent directors generally felt such a transaction would be mutually favorable, they agreed that Mr. Taylor's position as the controlling person of both the partnerships and American Asset Advisors Realty Corp., AmREIT's then existing external adviser, created a number of conflicts in structuring such a transaction. The independent directors were particularly concerned about the general partners' service contracts with the partnerships which would, as a practical matter, continue after their acquisition by AmREIT. The independent directors believed it to be in the best interests of the AmREIT stockholders to negotiate the acquisition of the partnerships only if AmREIT were internally managed. The independent directors informed the general partners that for this and other considerations they would entertain a proposal to acquire the external adviser. In response, the general partners informed the independent directors that AmREIT's acquisition of the external adviser would need to be independent of and in no manner conditioned upon any transactions between AmREIT and the partnerships. Negotiations for the acquisition of the adviser commenced in July 1997 and continued through December 31, 1997, when the independent directors approved the final terms of the acquisition of the adviser which was consummated on June 5, 1998 following the approval of the acquisition by the stockholders of AmREIT.

   During January and February 1998, the independent directors began structuring an offer to the general partners regarding the proposed merger of the partnerships with and into AmREIT. While the independent directors evaluated each partnership and its assets, they never considered proposing a merger with less than all of the partnerships. On February 10, 1998, the general partners engaged Houlihan Lokey on behalf of the limited partners to render to the general partners of each partnership an opinion as to the fairness, from a financial point of view, of the consideration to be received by the limited partners of that partnership in connection with the merger, if and when approved by the parties. In late February, in anticipation of the general partners' offer, the independent directors engaged counsel and Bishop-Crown, as financial advisors.

   During March and early April of 1998, the independent directors and the general partners held numerous discussions regarding the terms of the proposed merger and the advantages and disadvantages associated with a possible merger. On April 10, 1998, the general partners presented the merger proposal to the independent

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

directors. The merger proposal presented in April 1998 involved a structure substantially similar to the one presented to the limited partners by this proxy statement. The independent directors reviewed the proposal with AmREIT management (other than Mr. Taylor), their financial adviser, Bishop-Crown, and counsel.

   In early April, the independent directors made a counter proposal to the general partners. After further negotiations, the parties agreed in principal to the merger terms, but delayed final agreement as to price until they reviewed, among other things, the 1997 year end financial statements of the partnerships and AmREIT.

   During the remainder of April and continuing through May 1998, the independent directors received and reviewed financial information regarding the partnerships and advice from Bishop-Crown regarding likely value of the partnerships to AmREIT in a controlled acquisition structure. During meetings on May 21, 22 and 23, 1998, the independent directors and the general partners reached agreement on the price and terms of the merger. At meetings held on May 23, 1998, the independent directors, acting as a majority of the board of directors of AmREIT, and the general partners of the partnerships approved the respective merger agreement between AmREIT and the partnerships. Following the approvals of the independent directors and the general partners, AmREIT and the partnerships entered into the merger agreement.

   Counsel for AmREIT began the preparation of the documentation required for presenting the merger proposal to the limited partners and the AmREIT stockholders. Initially, it was determined that it would be advisable to issue the AmREIT common stock to be delivered to the limited partners as the merger consideration through an exemption from registration of the shares under the federal securities laws. This exemption required AmREIT to seek a review of the merits of the transaction from a state regulatory agency. AmREIT selected the California Department of Corporations as the reviewing body. Following protracted negotiations between AmREIT and representatives of the California Department of Corporations, AmREIT decided in March 1999 to withdraw its application from the State of California and to register the AmREIT common stock to be issued in the merger under the federal securities laws. The decision to withdraw from California was based in principal part on AmREIT's concern as to whether a favorable response would have been received from the State of California in a timely manner so as to enable AmREIT to consummate the merger within a reasonable time frame. During the second half of 1998 and early 1999, Bishop-Crown became more actively involved in assisting AmREIT in the valuation of prospective property acquisitions, other than the properties to be acquired pursuant to the proposed merger. As a result, Bishop-Crown and the independent directors became concerned as to the effect of possible conflicts of interest impairing Bishop-Crown's ability to render an independent fairness opinion with respect to the merger. As a result, Bishop-Crown ceased to act as financial advisor in April 1999. AmREIT then retained Morgan Keegan to act as its financial advisor and to render a fairness opinion with respect to the merger consideration. AmREIT and the partnerships also retained Valuation Associates an independent real estate appraisal firm to assist both parties in valuing the properties.

   As a result of the length of time from the signing of the original merger agreement and the decision to withdraw the California application, additional negotiations commenced between the independent directors and the general partners of the partnerships in June 1999. In preparation for these negotiations, management of AmREIT prepared projections of AmREIT's anticipated financial performance for the next fiscal year, both as a stand alone entity and following the merger with all the partnerships. These projections were provided to and relied on by the independent directors of AmREIT and Morgan Keegan. During their negotiations, the independent directors and general partners reviewed the 1998 financial information for AmREIT and the partnerships and discussed possible changes to the terms of the merger based on that information. In addition, the independent directors and general partners reviewed the appraisals performed by Valuation Associates and held discussions with Morgan Keegan and Houlihan Lokey, the providers of the fairness opinions.

   A special meeting of the independent directors was held on June 9, 1999 to consider the proposed merger as negotiated and documented. At this meeting, senior management, Morgan Keegan and the legal advisors of AmREIT made detailed presentations concerning all material aspects of the proposed transaction. Following this meeting, AmREIT made a revised acquisition proposal to the general partners. The structure of the transaction, as set forth in this revised proposal, was the same as the one proposed in May 1998 except for changes in the values assigned to specific properties. Following additional negotiations between the parties, on June 17, 1999, the independent directors and the general partners met and eventually agreed upon the consideration to be paid for the partnership units by AmREIT, subject to agreement on the documentation reflecting the proposal and to further refinement by and approval of the financial advisers to AmREIT and the partnerships. The merger proposal presented to the AmREIT board and the general partners on June 17 is identical to the terms of the merger described on this proxy statement except for immaterial adjustments to the transaction values.

   On June 25, 1999, a special meeting of the independent directors was held to consider the terms of the proposed merger agreement and to evaluate the final financial terms of the merger. At this meeting, senior management and the legal advisers of AmREIT made detailed presentations concerning the terms of the merger agreement, this proxy statement and the financial terms of the proposed merger. At this meeting, the independent directors approved the merger. Following the meeting, the general partners, on behalf of the partnerships, and AmREIT executed and delivered the merger agreements. Each merger agreement is attached to the respective prospectus supplement as Appendix B.

   If the partnerships approve the merger AmREIT will pay all costs related to the appraisals. If a partnership rejects the merger, that partnership will bear its allocated portion of the appraisal expenses which is equal to the transaction value assigned to that partnership divided by the aggregate transaction values for all partnerships.

   In April 1999, Fund III received a letter of intent to purchase the Bank of America property located in Houston, Texas. The offer made was for approximately $600,000. The Fund is continuing to evaluate the letter of intent and work with the bidder to respond to any due diligence requests.

The Independent Directors' Reasons and Recommendations for the Merger

   The independent directors, each of whom is unaffiliated with the general partners and the partnerships, believe that the terms of the merger agreements are fair from a financial point of view to the stockholders and in the best interests of AmREIT and its stockholders. The independent directors also unanimously believe that the merger is fair to the stockholders of AmREIT who are not affiliated with Mr. Taylor or AmREIT management. Accordingly, the independent directors have unanimously approved the merger agreements and such issuance of shares of common stock thereunder, and recommend that the stockholders vote for approval of the merger agreements and the issuance of shares of common stock. As the independent directors determined that it would be in the best interests of the stockholders to acquire all or any one of the partnerships, the independent directors did not condition the consummation of each of the mergers on the consummation of any other merger. Nevertheless, the merger agreements give AmREIT the option of not consummating the merger if only one of the partnerships approves the merger.

   In negotiating and agreeing to the terms and conditions of the merger and the negotiated prices of the properties, the independent directors have acted solely on behalf of AmREIT. The independent directors are not affiliated with the general partners or the partnerships and therefore owe no fiduciary duty to the limited partners in connection with those negotiations. In conducting their negotiations in connection with the merger, the independent directors owe a fiduciary duty only to the stockholders of AmREIT, whose interests in connection with the merger conflict with those of the limited partners.

   The independent directors' determinations as to the fairness of the merger are directed only to the AmREIT stockholders and not to the limited partners. In reaching their decision, the independent directors considered several factors, and consulted with AmREIT's management and Morgan Keegan. Set forth below are the principal reasons, to which relative weights were not assigned, of why and how the independent directors made those determinations.

  . The independent directors have concluded that the merger will increase
    AmREIT's funds from operations (FFO) and cash flow based on their analysis of the pro forma historical financial statements included in this proxy statement, forecasts and projections prepared by management of AmREIT and based on various assumptions and their analysis of the operating history and potential of AmREIT and the partnerships. Based on their analysis, the independent directors believe the merger will be accretive to AmREIT's FFO and cash flow primarily because of three operational advantages AmREIT has over each of the partnerships.

    Based on the guidelines promulgated by the National Association of Real Estate Investment Trusts and REIT industry standards, management believes FFO is an appropriate measure of the performance of an equity REIT. FFO is generally calculated by excluding from net income gains or losses from debt restructuring and sales of property and adding back any depreciation of real estate assets and amortization. AmREIT believes FFO helps you evaluate its operations because it helps you determine its ability to incur and service debt and to make capital expenditures. By adding depreciation and amortization expenses back to net income, FFO presents a more accurate picture of the income AmREIT currently has available. In evaluating FFO and the trends it depicts, you should consider the major factors affecting FFO. Growth in FFO results from increases in revenues or decreases in related operating expenses. AmREIT's historical increases in FFO have been primarily the result of increased revenues coming from property acquisitions. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and cash distributions. FFO should not be considered as an alternative to net income as an indication of AmREIT's performance or as an alternative to cash flow as a measure of liquidity. AmREIT's calculation may differ from the methodology for calculating FFO used by other REITs, and, accordingly, may not be comparable to similarly titled items reported by other REITs.

    (1) Because of AmREIT's internally managed structure, its costs for operating and administering the properties will be less than those incurred historically by the partnerships. Moreover, the independent directors believe AmREIT's administrative and management costs, as a percentage of total assets, should decrease in the future because of efficiencies of scale realized as its investment portfolio increases in size.

    (2) AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid by the partnerships (other than Fund IV) to the limited partners on their investment which annual distributions vary from $62.00 to $96.53 per $1,000 original investment. Thus, AmREIT's cost of equity capital is generally less than that of the partnerships.

    (3) Unlike the partnerships, which may not leverage their investments, AmREIT will be able to take advantage of positive leverage by the borrowing of additional funds and investing of those funds in additional properties.

     The independent directors noted that AmREIT's borrowing costs on current and proposed credit facilities are currently 7.2% per annum and that, based on recently closed and contractually committed property acquisitions, the return currently available to AmREIT from property investments is 9.5% or more. Thus, in current financial and real estate markets, the revenues from available property investments exceeds the costs of acquisition financing, resulting in positive leverage. The independent directors also noted that the amount of accretion to AmREIT's cash flow resulting from the merger will depend, upon, among other things, current borrowing rates, the returns available to AmREIT from the purchase of additional properties and AmREIT's ability to maintain general administrative costs at prudent levels. The independent directors noted that the merger is expected to be accretive to AmREIT's FFO and AmREIT's ability to pay distributions to stockholders, even after dilution by reason of the issuance of the additional shares of AmREIT common stock to Mr. Taylor resulting from the merger pursuant to the terms of the agreement relating to the external advisor acquisition. Of course, in the event financial conditions and/or economic conditions change so that positive leverage is no longer available to AmREIT, the accretive effects of such positive leverage would be diminished or delayed.


  . The independent directors have concluded that the exchange price is a fair price for the shares of AmREIT common stock for the purposes of the merger from the viewpoint of AmREIT and the stockholders. In concluding that the exchange price is fair to AmREIT and its stockholders, the independent directors noted that the net price received by AmREIT in its most recent public offering which closed on May 22, 1998 was approximately $8.71 per share ($10.25 per share less offering expenses of 15% per share). Conversely, in the merger, AmREIT expects to realize a net value for its shares of AmREIT common stock equal to approximately $8.87 per share (i.e., $9.34 per share less estimated merger expenses of approximately $0.47 per share). The independent directors noted that this analysis ignores the effect on the value of the shares of AmREIT common stock of the recently completed advisor acquisition. Based on the pro forma balance sheet, as of June 30, 1999, after giving effect to the additional shares of AmREIT common stock issuable to Mr. Taylor as a result of the advisor acquisition upon consummation of the merger, the book value per share of AmREIT common stock will increase from $6.94 to approximately $7.73 per share.

  . The merger will substantially increase AmREIT's total capitalization and increase its assets from approximately $37.4 million to up to approximately $61 million assuming all the partnerships participate in the merger. If fewer than all ten partnerships participate, AmREIT's total capitalization will not be as large, but the benefits described below will nevertheless be recognized by AmREIT, only to a lesser degree. See "RISK FACTORS--The Size of AmREIT After the Merger is Uncertain" on
    page   . This increased size affords several benefits. First, the merger will increase the number of shares of AmREIT common stock outstanding, which should allow AmREIT to sooner establish a regular secondary market for the shares and result in greater liquidity for holders of the shares of AmREIT common stock if and when such a market exists. The independent directors believe that institutional investors prefer larger capitalization companies when making investment decisions due to greater liquidity, which allows the purchase and sale of larger volumes of shares of AmREIT common stock without disrupting the market for those shares. The independent directors also believe that the credit rating agencies generally favor larger capitalization companies and view them as being more stable for unsecured debt investors. The independent directors believe all of these factors increase the attractiveness of AmREIT to potential investors, and that the merger should ultimately result in an improved ability to access favorably priced equity and debt capital.

  . The independent directors believe that the merger will allow AmREIT to realize economies of scale by spreading costs over a larger number of properties located in AmREIT's existing markets, thereby improving AmREIT's profit margin.

  . As a result of the merger, AmREIT will acquire the partnerships' properties, most of which are located in AmREIT's existing market. The independent directors believe that this should provide for easier assimilation of these new properties into AmREIT's existing portfolio because AmREIT currently has the resources to provide the leasing and management services for the properties formerly owned by the participating partnerships.

  . The independent directors received and specifically adopted the Morgan
    Keegan fairness opinion that the consideration to be paid by AmREIT pursuant to the merger is fair, from a financial point of view, to AmREIT as of the date of such opinion, based upon and subject to certain matters stated therein. The Morgan Keegan fairness opinion is attached to this proxy statement as Annex 1.

  . The independent directors received and relied on the valuations of the partnerships properties prepared by Valuation Associates.

  . The independent directors received and reviewed presentations from, and discussions with, certain executive officers of AmREIT and Morgan Keegan regarding the business, real estate assets, financial, accounting and due diligence with respect to the partnerships and the terms and conditions of the merger agreements, all of which supported the merger.

   The independent directors were unable to compare the value of the partnerships, as reflected, to recent market prices or historical market prices for their partnership units because there have been no significant recent resales of limited partnership units of any partnership.

   The independent directors and management also discussed certain potential negative factors and risks that could arise or do arise from the merger. These potential negative factors and risks include the following:

  . The exchange price is fixed. Therefore, if the fair value of the shares of AmREIT common stock is higher on the effective date of the merger than the amount of the exchange price, the number of shares of AmREIT common stock to be received by the limited partners in the participating partnerships will not be reduced, thereby increasing the value of the consideration to be received by the limited partners in the merger. The independent directors believe this fact was mitigated by the fact that the number of shares of AmREIT common stock to be received by the limited partners in the participating partnerships will not be increased if the value of the shares of AmREIT common stock is lower on the effective date of the merger.

  . Costs related to the merger (including legal and accounting fees, financial advisory fees, printing and other costs) are expected to be $1.4 million.

  . AmREIT's management will have to devote a great deal of time and effort to effectuate the merger.

  . The merger will not initially result in a significant increase in the geographic diversification of AmREIT's property portfolio. AmREIT currently has properties in Arizona, Texas, Georgia, Kansas, Louisiana, Missouri, Delaware and Mississippi. The merger of Fund IX, Fund X and Fund XI will add four additional states: Oklahoma, Colorado, Minnesota and Tennessee. Management considers each of these to be attractive markets. However, the merger of only Fund III, Fund IV, Fund V, Fund VI, Fund VII and Fund Goodyear will result in an increased concentration in Texas. Based on rental income, approximately 50% of AmREIT's investment in properties is currently in Texas. Following the merger, AmREIT's investment in properties will continue to be concentrated in the state of Texas; approximately 50% of AmREIT's rental income will be outside the state of Texas, assuming that all of the partnerships participate in the merger. The independent directors believe that geographic diversification is necessary in order to improve AmREIT's access to attractively priced alternative sources of capital.

The General Partners' Reasons and Recommendations for the Merger

   Mr. Taylor believes, and the corporate general partner of each partnership, each of which is controlled by Mr. Taylor, believes that the terms of the merger are fair to and in the best interests of the limited partners of each partnership, each of whom is unaffiliated with the general partners. Accordingly, Mr. Taylor, as the sole director of each corporate general partner, has approved the merger and recommends that the respective limited partners vote for approval of the merger and amendment of the respective partnership agreements. Mr. Taylor is a director, the chief executive officer and a 45% or greater stockholder of each corporate general partner and, as such, any reference to the "general partners" is, in effect, a reference to Mr. Taylor.

   The general partners engaged Houlihan Lokey to render fairness opinions with respect to the merger consideration and, together with AmREIT, retained Valuation Associates, an independent real estate appraisal firm, to appraise the market value of each partnership and its properties. The Houlihan Lokey opinions do not address the fairness of the value of the cash/notes option. The general partners nevertheless believe that because the value of the cash/notes option, including any shares of AmREIT common stock received in lieu of notes, exceeds the liquidation value of the partnerships, the cash/notes option is fair to those limited partners selecting that option. The general partners have expressly relied upon and adopted the analysis and conclusions of Houlihan Lokey and Valuation Associates in connection with finding the merger to be fair and recommending the merger to the limited partners of its respective partnership. The general partners have specifically adopted the Houlihan Lokey fairness opinion and the appraisals with respect to each partnership. In addition, because the number of shares of AmREIT common stock to be received by the general partners for their partnership interests and the disposition fees payable to the general partners as a result of the merger are established by the terms of the applicable partnership agreement, the general partners believe the receipt of this consideration in the merger by the general partners is fair to the limited partners.

   The general partners' fairness determination in the case of each partnership was based upon the transaction as a whole, as well as combinations involving fewer than all partnerships, because each partnership's value for the purposes of the merger is its transaction value, which is determined on a partnership-by-partnership basis and is not dependent upon which partnerships approve the merger. The general partners believe that transaction value is a reasonable estimate of the value of each partnership for the merger as it is directly derived from the appraisal of the partnerships' assets as determined by Valuation Associates.

   The transaction value of each partnership was determined independently of those of the other partnerships, except in those instances where a partnership jointly owns an investment with one or more other partnerships. In those cases, the negotiated price of the property, the value on which the transaction value is based, was determined assuming a 100% ownership and control of the property. The negotiated price so determined was then allocated to the co-owners in accordance with the percentage of ownership. No premium was allocated for a majority or controlling interest in these jointly owned properties and no discount was made with respect to a minority ownership interest in those properties. The general partners believe that the transaction value methodology was consistently applied to each partnership and will not result in valuations more favorable to some partnerships over others. The general partners determined that the fairness to limited partners of each partnership, considered separately, of the respective merger agreement and the transactions contemplated thereby will therefore not be materially affected as to any partnership in the event the merger is completed in any combination with fewer than all partnerships.

   The general partners have concluded that the exchange price is a fair valuation of the shares of AmREIT common stock for the purposes of the merger from the viewpoint of the limited partners. The general partners base their belief on, among other analyses, their conclusion that, in the absence of current trading information, the shares of AmREIT common stock can be fairly valued by reference to AmREIT's last public offering of common stock at a price of $10.25 in May 1998, discounted to reflect the net cash proceeds on a per share basis received by AmREIT after deducting the fees and expenses associated with the public offering. The general partners also considered possible enhancement to the value of the shares of AmREIT common stock due to AmREIT's additional property investments since that offering and its subsequent transformation to an internally managed REIT through its acquisition of its former external advisor. As a result of becoming internally managed, AmREIT has the ability to acquire additional properties without increasing its administrative overhead. The general partners noted that most of the costs from the merger will be born by AmREIT, if it is consummated, and that the partnerships approving the merger (with the exception of disposition fees paid by Fund III, Fund IV, Fund V and Fund VI if they approve the merger) will not incur sales and/or liquidation expenses which they would expect to incur if their properties were liquidated. In circumstances where the partnerships sold their properties and liquidated, they would expect to incur liquidation costs of 5% or more of the price of the properties and, thus, distribute to their partners 95% or less of the net proceeds from the sale of their properties. Also, limited partners seeking to reinvest their distributions would expect to pay transaction costs (including securities commissions) of 5% or more.

   The general partners also considered that, immediately after the merger is consummated, the limited partners' return on the shares of AmREIT common stock received in the merger as a percentage of their original investment in their partnership will be less than they currently receive from their partnership (except in the case of Fund IV). However, the general partners believe that this reduction will be temporary and that the future return realized by limited partners from their AmREIT shares of AmREIT common stock will be greater, on a cumulative basis, than that which they would realize if they remained in their partnership. This is because the revenues of the partnerships, to varying degrees, are derived from aging leases on depreciated properties.

The general partners anticipate that partnership distributions will decrease at varying rates in the future, as the leases near expiration and the partnership incurs costs in connection with lease renewals and/or replacements and with the costs of property rehabilitation and/or tenant improvements. Thus, while the current partnership distributions exceed dividends paid on the shares of AmREIT common stock, the general partners believe that the return from the shares of AmREIT common stock will be greater than that which could be received from the partnership over the next three to five years. Conversely, the general partners believe that AmREIT, as a result of the merger and its expanded growth financed thereby, will grow its asset base and FFO. Based on an analysis similar to that of the independent directors, the general partners concluded that an investment in AmREIT will be accretive to AmREIT's shares of AmREIT common stock, including shares of AmREIT common stock issued to the limited partners in the merger. Also, the general partners believe that, at least qualitatively, an investment in AmREIT shares of AmREIT common stock will have greater value than a like investment in partnership units because of the added liquidity of the shares of AmREIT common stock. In agreeing to the exchange price, the general partners also took into account their conclusion that the negotiated prices of the properties exceed the appraisal values of the properties of each partnership.

   The general partners did not consider a partnership's net book value in reaching their conclusions regarding the fairness of the merger because they do not believe net book value to be a reliable measure of the value of either the partnership or its properties. As described below, the general partners considered the appraised going concern values of the partnerships. The general partners also considered the appraised liquidation value of the partnership as measured by the likely value to be realized by the partnership in the event of the orderly sale of its properties over a 12-month period, net of anticipated sales and transaction costs of 3% to 7%.

   The negotiated prices of the partnerships' properties are based on the appraised values of the properties prepared by Valuation Associates, an independent real estate appraisal firm retained by the general partners on behalf of the partnerships and the independent directors on behalf of AmREIT. The negotiated prices exceed the appraised value of the partnerships' properties by 4%, the amount of the premium AmREIT has agreed to pay to the partnerships for the properties. The limited partners have not had independent representation during the course of the merger discussions. In determining not to engage an independent representative for the limited partners, the general partners were faced with the conflicts of interest with respect to the partnerships and limited partners discussed elsewhere in this proxy statement.
See "CONFLICTS OF INTEREST" on page    and "RISK FACTORS" on page   . The
general partners believe that the absence of independent representation is mitigated by the similarity of the partnerships, their investments and financial condition and their longstanding relationship and their familiarity with each partnership. The partnerships have the same investment objectives and restrictions as AmREIT, their properties are generally located in the same markets and are of similar size and quality. Of the 31 properties owned by the partnerships, 16 are jointly owned by two or more partnerships. The general partners were responsible for acquiring each partnership's properties and are familiar with each property, its condition and its local market. The general partners also conferred with Houlihan Lokey regarding local real estate market conditions and similar factors which could influence the value of the properties. The financial status of each partnership is substantially the same, as each typically maintains positive net cash and none has significant debt. The properties of each partnership are under net leases to the same type of tenants with similar credit risks. The general partners believe all of these factors enable them to adequately evaluate, negotiate and determine a fair value of each partnership property in a manner consistent with their fiduciary duty to the limited partners.

   The general partners have adopted Houlihan's fairness opinion to each partnership. The general partners also noted that Houlihan Lokey determined that the consideration to be received by the limited partners of each partnership in connection with the merger is fair from a financial point of view to the partnerships' limited partners. Houlihan Lokey was engaged to represent each partnership and the interests of its limited partners, as a group in connection with its determination as to the fairness of the consideration to be received by the limited partners from a financial point of view without taking into account the specific financial interest of any person or group of investors.

Alternatives to the Merger

   The general partners' assessment of the fairness of the proposed merger was also based on their review of available alternatives. These alternatives included liquidation of the partnerships and continuation of the partnerships through an orderly liquidation period (estimated at up to six years). In order to determine whether the merger or one of its alternatives would be more attractive to the limited partners, the general partners compared the potential benefits and detriments of the merger with the potential benefits and detriments of the alternatives. The general partners believe that each of the merger and its alternatives offers potential benefits and suffers from potential detriments not possessed by the other alternatives. Set forth below are the conclusions of the general partners regarding the comparisons of the merger to its alternatives and a detailed discussion of the potential benefits and detriments of each of these alternatives.

   Liquidation. An alternative to the merger would be liquidating each partnerships' assets, distributing the net liquidation proceeds to the general partners and the limited partners in accordance with the partnership agreements, and thereafter dissolving the partnerships. Through the liquidations, the general partners would provide for a final disposition of the investors' interest in the partnerships.

  . Benefits of Liquidation. Any net proceeds realized upon the liquidation of a partnership could be utilized by limited partners for investment, business, personal or other purposes. If the partnerships liquidated their assets, the assets would be valued through arm's length negotiations between the partnerships and the prospective purchasers. Except as described under "Offers from Third Parties" below, none of the partnerships has to date sold, or received any unsolicited offers to purchase, their properties.

  . Disadvantages of Liquidation. The general partners do not believe that liquidation would be as beneficial to the limited partners as the merger, for the following reasons:

    . the general partners believe the public market valuation of an investment in an operating real estate company like AmREIT may exceed the liquidation value of your partnership's properties; and

    . the general partners believe that liquidation of the properties would be less desirable and could result in various adverse consequences including:

      (1) the liquidation valuation provided by Valuation Associates shows that the liquidation values of the partnerships are lower than the values of the shares of AmREIT common stock, based on the exchange price, to be paid to the partnerships in the merger;

      (2) a short term sale of the entire portfolio of a partnership's properties could result in significant discounts from appraised values due to the lack of time to properly market the portfolio. This adverse consequence would affect Fund VII, Fund VIII, Fund IX, Fund X and Fund XI more than the other partnerships because of the larger size of their property portfolios; and

      (3) the gradual liquidation of properties likely would involve higher administrative costs and greater uncertainty, either of which would reduce the portion of net sales proceeds available for distribution to limited partners. This adverse consequence would affect Fund III, Fund IV, Fund V, Fund VI and Fund Goodyear more than the other partnerships because of the smaller size of their property portfolios, thereby reducing the asset base over which these costs may be spread.

  . Liquidation Procedures. The process for liquidating the partnerships' assets is in large measure within the control of the limited partners. The general partners are not authorized, without notice to or the approval of the limited partners, to sell, refinance or otherwise dispose of all or substantially all of the partnerships' assets. Liquidation may be accomplished through a series of separate transactions with the same or different purchasers or as a part of a multi-property transaction that might also involve properties owned by other partnerships. The general partners will need to engage real estate brokers and possibly other professionals to assist with the disposition of the partnerships' properties. These persons may assist with the identification of prospective purchasers, arrangements for asset financing and the structure of the transaction. The general partners, as fiduciaries of the limited partners, remain responsible for determining the terms and conditions of the transaction. Each partnership can expect to incur costs for these professional and closing costs which, in the aggregate, will range from 3% to 7% of the sales prices of their properties. These amounts would be in addition to any disposition fees or other compensation payable to the general partners by reason of the partnership's liquidation. In contrast, the partnerships that approve the merger will bear none of the merger expenses.

  . Form of Consideration. Another significant consideration for the general partners would be the decision whether to insist upon payment in full upon sale of a property or to accept a portion of the sale price at closing and the balance through installment payments. Acceptance of a sale proposal providing for deferred payments would extend the life of a partnership until receipt of those amounts by the partnership and their distribution in accordance with the partnership agreement. These arrangements would also expose a partnership to the risk that deferred payments might not be collected in full and that the partnership might be forced to foreclose on any collateral given to secure payment of the deferred obligations.

   Continuation of Partnerships. The other alternative to the merger considered by the general partners would be to continue each of the partnerships in accordance with its existing business plan, with the partnership remaining as a separate legal entity, with its own assets and liabilities, and continuing to be governed by its existing partnership agreement. Nothing in the partnerships' organizational documents requires the general partners to proceed immediately with liquidating the partnership's assets. While the disclosure documents, pursuant to which the limited partnership units were offered to the public, disclosed the intentions of the partnerships to liquidate their assets after a maximum of ten to twelve years from acquisition, the general partners are not under a legal obligation to liquidate assets within that time frame. To the contrary, each of the partnerships has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnerships would be in the control of the general partners.

  . Benefits of Continuation. A number of advantages would be expected to arise from the continued operation of the partnerships. Limited partners should continue to receive regular quarterly distributions of net cash flow, arising from operations and the eventual sale of the partnership properties. Since the partnerships are not obligated to dispose of their assets at any particular point in time, continuing the partnerships allows the general partners to select the most opportune time for disposing of the partnerships' assets, irrespective of the expected holding period set forth in the original disclosure documents. In addition, the decision to continue the partnerships, if selected, would mean that there would be no change in the nature of the limited partners' investment. For federal income tax purposes the transfer of partnership assets to AmREIT in exchange for common stock is a taxable event to the limited partners. Each limited partner will be required to recognize a share of their partnership's gain or loss as a result of the transfer of properties pursuant to the merger. Continuation of the partnerships avoids the income recognition.

  . Disadvantages of Continuation. The primary disadvantage with this strategy is the general partners' belief that continuation of the partnerships will not secure for the limited partners the benefits that the general partners expect to result from merging the partnerships into AmREIT. These benefits are highlighted under "THE MERGER--The General Partners' Reasons and Recommendations for the Merger" beginning on page
      . The limited partners of a partnership which does not participate in the merger should be prepared to continue holding their investments in that partnership for the foreseeable future. Because of the relatively small size of each partnership, the advantages of diversification and liquidity would not be available on a partnership-by-partnership basis. The partnerships can hold limited partners' investments beyond the time period originally contemplated for the length of those investments. Continuation of the partnerships may also result in the reduction of distributions to the limited partners in the near future. Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII and Fund Goodyear have leases which expire over the next twelve months and there can be no assurances that those properties will be able to be re-leased at comparable rental rates. Additionally, all of the partnerships will need to establish and/or expand their capital reserves in the foreseeable future to finance property repairs or upgrades to either maintain the existing lease or to re-lease the property. The general partners believe that the larger number of properties owned by AmREIT will reduce the risk that distributions will be affected by adverse consequence at a few properties. Limited partners also will not have the opportunity for liquidity that will be afforded through the establishment of a public trading market for the shares of AmREIT common stock. There is no established public trading market for the limited partnership units. The general partners have not historically assisted limited partners desiring to transfer limited partnership units. The purchase price for the limited partnership units in the secondary market is subject to negotiation between the buyer and seller. Another disadvantage of continuation as a limited partnership is that limited partners would continue to be burdened by the more complicated Schedule K-1 for the reporting of the financial results of the partnerships.

  . Timing of Property Dispositions. Continuing each partnership would be contrary to the intentions expressed by the general partners in the offering materials relating to the initial sale of the limited partnership interests and the resulting expectations of the limited partners that the properties would be disposed of at sometime prior to the end of the applicable partnership's term. Set forth below is a tabular presentation of the dates the original offerings concluded and the general time frame for holding assets described on the applicable offering documents.

                                                                       Proposed
                                                                        Holding
                                                       Date     Date    Period
                                                     Offering Offering of Assets
                                                      Began    Ended   in Years
                                                     -------- -------- ---------
     Fund III.......................................   2/80      (1)     7-10
     Fund IV........................................  10/86      (1)     7-10
     Fund V.........................................   2/87      (1)     8-10
     Fund VI........................................   8/87      (1)     8-10
     Fund VII.......................................   3/88      (1)     8-12
     Fund VIII......................................   4/90      (1)     8-12
     Fund Goodyear..................................  10/90      (1)      (2)
     Fund IX........................................   6/90     6/92     8-12
     Fund X.........................................   9/92     9/94     8-12
     Fund XI........................................   5/94    10/96     8-12

    --------

    (1) Since this was a best efforts offering, there was no fixed closing date; however, the offering generally concluded 12 months from the offer date.

    (2) No proposed holding period was described in these offering documents.

   Summary of Positive and Negative Factors Considered by the General Partners. Following is a summary of all material positive and negative factors considered by the general partners in recommending the merger to the limited partners of each partnership as opposed to either liquidating the partnerships or continuing the operations of the partnerships. After considering each of these factors individually and in the aggregate, the general partners strongly recommend that the limited partners vote "For" the merger. The general partners did not assign a relative weight to these factors.

  . Positive Factors:

    (1) The general partners believe that the economic terms of each merger agreement, regardless of whether the partners elect stock or cash and notes, including the transaction value for each partnership and the 52.2% equity interest in the combined AmREIT entity to be received by the limited partners, assuming all partnerships participate in the merger, are favorable to the limited partners.

    (2) The general partners believe that the transaction values of the partnerships, upon which the number of shares of AmREIT common stock and the amounts of cash and notes, if any, to be issued in the merger are based, represent fair estimates of the value of the partnership net assets and constitute a reasonable basis for allocating the consideration offered by AmREIT among all partnerships that may be combined through the merger.

    (3) The general partners believe that, in the future, the combined entity will have improved access to capital markets for future growth and limited partners who receive AmREIT common stock will have enhanced liquidity as a result of the larger total equity market capitalization of the combined entity.

    (4) Without merging, it is likely that distributions will need to be reduced in the near future in Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII and Fund Goodyear because each of these partnerships has at least one lease expiring in the next twelve months and it is possible the properties will not be able to be released at comparable rates and/or the partnership will need to establish cash reserves to finance property repairs or upgrades to either maintain the existing lease or to re-lease the property.

    (5) Due to the separate nature of the partnerships, with their different groups of investors, the general partners must always be mindful of the separate programs, and treat them separately, even if other courses of action would benefit most if not all of the partnerships.

    (6) Potential conflicts of interest arise in the allocation of management resources and efforts to refinance or dispose of properties. In contrast, the merger places substantially all of the assets of the participating partnerships into AmREIT. This allows these assets to be used to achieve a common set of investment objectives without taking into account the differences among the partnerships. The general partners therefore concluded that, through the merger, AmREIT could secure advantages that cannot be fully pursued by the partnerships acting on their own. These advantages include, but are not limited to, the opportunity of making new investments, the availability of financing and taking advantage of certain business opportunities (which may not be profitably pursued by any of the partnerships).

    (7) The general partners believe that, because the completion of the merger is conditioned on the listing of the AmREIT common stock on an exchange, the merger will provide liquidity to limited partners by enabling limited partners to sell their units at the highest price available in the shortest period of time.

    (8) The general partners reviewed the terms of each merger agreement, including the mutuality of the representations, warranties and covenants, the requirement that each party consult with the other on significant business and financial matters prior to consummation of the merger, and the ability of the general partners to pursue an unsolicited superior competing transaction should its fiduciary duties so require, and believe that they are fair to the limited partners.

    (9) The general partners believe that the merger will result in simplified tax administration for most limited partners.
        Stockholders will receive Form 1099-DIV to report their distributions from AmREIT. Forms 1099-DIV are substantially easier to understand than the more complicated Schedule K-1 prepared for the reporting of the financial results of the partnerships.

    (10) As separate legal entities with different investors, each of the partnerships must segregate its assets and liabilities (to avoid commingling assets), conduct operations independently and maintain separate books and records for the preparation of financial statements, tax returns, investor information and, as required, reports and filings to be made to various governmental regulatory agencies. Furthermore, to the extent other service providers, including legal counsel, accountants, appraisers, land use consultants and other professionals, render services benefiting two or more of the partnerships, the costs and expenses associated with these services must be fairly and equitably allocated among the partnerships. The general partners, therefore, believe that, by combining the participating partnerships into a single ownership entity, the merger should eliminate much of the duplication in reporting, filing and other administrative services, simplifying administration of the consolidated entities including tax administration as described below. The additional expenses incurred by the partnerships as separate legal entities would not be incurred by AmREIT after the merger. This is expected to result in savings of approximately $5,000 to $10,000 for the private funds (Funds III, IV, V, VI, VII, VIII and Goodyear) and approximately $75,000 to 90,000 for the public funds (Funds IX, X and XI). The assets of one partnership cannot be employed for the benefit of one or more of the other partnerships and the general partners' fiduciary duties prevent them from pursuing activities which might favor some partnerships to the disadvantage of other partnerships.

    (11) The general partners have seen in recent years a number of significant changes take place in the financial and real estate markets. These same factors created attractive investment opportunities for investors which have access to capital. The general partners also concluded that the partnerships are not in a position to take advantage of these opportunities since they have already committed their capital and are not authorized to reinvest proceeds from the sale of their properties or to raise additional funds. The general partners believe that, in contrast, AmREIT can take advantage of investment opportunities that may be available in current real estate markets. AmREIT has both the right to reinvest net sale or refinancing proceeds and the authority to raise additional capital, through the sale of debt and/or equity securities, to finance investments. This ability will allow those limited partners who become stockholders in AmREIT to participate in investment opportunities in the current real estate market.

    (12) Moreover, the general partners further believe that even if the partnerships were able to raise additional funds through debt or equity offerings, AmREIT, as a combined entity, could more easily issue additional debt and equity securities on more attractive terms than would be available to any of the partnerships due to its larger base of assets and stockholders' equity. If all of the partnerships participate in the merger, AmREIT will control assets having a value of approximately $61 million. The general partners believe that, even if fewer than all the partnerships participate, AmREIT's capital base may make it a more attractive candidate for the services of investment banking firms, financial institutions, institutional lenders and others interested in placing large amounts of capital. Generally speaking, all other conditions being equal, the cost of money for large borrowers is less than the cost of money for borrowers having a smaller capital base.

    (13) By combining all ten partnerships with AmREIT, the merger will create an investment portfolio substantially larger and more geographically diversified than the portfolio of any of the partnerships thus reducing limited partner exposure to economic downturns in any particular region or type of property, provided that if only Fund III, Fund IV, Fund V, Fund VI, Fund VII, Fund VIII and Fund Goodyear participate in the merger the concentration of AmREIT's portfolio in Texas will increase. The general partners therefore concluded that this increased size and the resulting consolidation of operations would spread the risk of an investment in AmREIT, whether through stock or note ownership, over a broader group of assets and reduce the dependence of the investment upon the performance of any particular asset or group of assets.

  . Negative Factors:

    (1) The general partners did not retain an unaffiliated representative to act on behalf of the partnerships, either individually or as a group, or on behalf of the limited partners in the merger.

    (2) Because the exchange price is fixed, a decline in the value of the shares of AmREIT common stock would reduce the value of the consideration to be received by limited partners in the merger. Due to the factors described under the caption "RISK FACTORS--Risks
        Associated with an Investment in the Shares" on page   , it is
        likely that AmREIT common stock will trade at prices below the exchange price following the merger.

    (3) AmREIT intends to maintain distributions at current levels following the merger, however, there is no assurance it will be able to do so or, if made, these distributions will not exceed AmREIT's net income and/or FFO for the periods to which they relate.

    (4) There are numerous conditions to AmREIT's obligation to consummate the merger.

    (5) The anticipated benefits of the merger may not be realized.

    (6) Under the terms of each merger agreement, each of the general partners is generally prohibited from initiating, soliciting or encouraging any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a transaction which would compete with the merger. If, however, the general partner determines in good faith after consultation with outside legal counsel that it is required by its fiduciary obligations to do so, the general partner may, among other things, respond to and engage in discussions and negotiations with persons making unsolicited proposals or inquiries and may approve or recommend that type of transaction.

    (7) The partnerships currently have no leverage (borrowings). Upon completion of the merger, AmREIT intends to immediately increase its leverage to levels up to approximately 50% of its total post-merger real estate value. This increased debt level may adversely impact AmREIT's ability to make any required payments under the callable notes or distributions to holders of common stock.

    (8) AmREIT has only recently completed the acquisition of the entity that had acted as external advisor and the anticipated benefits therefrom may not be fully realized.

    (9) The merger will result in taxable income or loss to each limited partner which is not a tax-exempt entity. Because the merger will result in an exchange of limited partnership units for shares of AmREIT common stock, no limited partner will receive cash (other than cash in lieu of fractional shares of AmREIT common stock or cash received as part of the cash/notes option) in the merger to pay any taxes due on any taxable income arising as a result of the merger.

    (10) AmREIT intends to acquire by development and/or purchase one or more properties with post-merger financing proceeds, which properties are currently unidentified.

    (11) The merger will result in a change in the security held by limited partners from the finite life partnership interest to the infinite life AmREIT common stock.

   In light of the wide variety of factors, both positive and negative, considered by the general partners, the general partners were not able to quantify or otherwise assign relative weights to the specific factors considered in making their determination. However, in the general partners' view, the potentially negative factors considered by them were not sufficient, either individually or collectively, to outweigh the positive factors considered by the general partners in their deliberations relating to the merger. In addition, except as detailed above, no analysis or attempt to quantify any financial or operational benefits or detriments was made.

   The general partners believe that the terms of the merger, including the consideration to be received by the limited partners in connection with the merger, regardless of whether the partners elect stock or cash and notes, are fair to and in the best interests of the respective limited partners. accordingly, the general partners have approved the merger and recommend that the respective limited partners vote "For" approval of merger and amendment to the partnership agreements.

   In evaluating the general partners' recommendations, it is important to note that they are not independent because they will receive compensation related to the merger. If the merger is not consummated for any reason, each partnership will continue to pursue its business objectives of maximizing the value of its properties.

The Merger Consideration

   If a partnership is acquired by AmREIT, each limited partner will receive shares of AmREIT common stock unless the limited partner votes against the merger and affirmatively elects the cash/notes option described below. If a partnership votes against the merger, the partnership will continue as an independent entity which will continue to contract with AmREIT to provide property management services. The number of shares of AmREIT common stock offered to each partnership equals the partnership's transaction value, as adjusted on the effective date of the merger, divided by the exchange price of $9.34. Cash will be issued in lieu of fractional shares based on the exchange price.

   The following table sets forth the negotiated prices of real property and net cash components of the transaction value of each partnership, and the allocation of shares calculated as if the effective date was June 30, 1999 and 100% of the partnerships participate. The negotiated prices represent an amount equal to the appraised values of the partnerships increased by a 4% premium. The amount of the premium was the result of negotiations between the independent directors of AmREIT and the general partners and is the same for each of the partnerships.

                                                         Total No.
                                                         of Shares
                       Negotiated  Net Cash             Offered to
                        Price of   at June  Transaction     the      Appraised
        Partnership    Properties  30, 1999    Value    Partnership    Value
        -----------    ----------- -------- ----------- ----------- -----------
      FUND III........ $   825,000 $ 52,841 $   877,841     93,987  $   793,000
      FUND IV.........     498,000   11,337     509,337     54,533      479,000
      FUND V..........     443,000   10,473     453,473     48,552      426,000
      FUND VI.........     346,000       --     346,000     37,045      333,000
      FUND VII........     922,000   30,272     952,272    101,956      886,000
      FUND VIII.......   1,644,000   61,035   1,705,035    182,552    1,580,000
      FUND GOODYEAR...   1,058,000   13,732   1,071,732    114,746    1,017,000
      FUND IX.........   5,251,000   93,801   5,344,801    572,249    5,047,000
      FUND X..........  10,495,000       --  10,495,000  1,123,662   10,088,000
      FUND XI.........   6,243,000   83,192   6,326,192    677,322    6,001,000
                       ----------- -------- -----------  ---------  -----------
        Total......... $27,725,000 $356,683 $28,081,683  3,006,604  $26,650,000
                       =========== ======== ===========  =========  ===========

   Transaction Values. The transaction value of each partnership equals (1) the negotiated price of the partnership's real estate assets (properties), plus (2) the partnership's net cash (i.e., the excess, if any, of its cash and cash equivalent assets over its liabilities) as of the effective date. The only material assets of each partnership are its properties and cash. None of the partnerships is expected to have any material liabilities at the effective date. Funds IV and V jointly hold a note, with an outstanding principal balance of $188,821 as of June 30, 1999, which was given to the two partnerships in connection with the sale of their Atlas property in October 9, 1997. The note originally represented 86% of the sales price. The note has a nine year term and bears interest at 10% per annum. As principal is paid down on this note its asset value will be reduced and the transaction values of Fund IV and Fund V will be adjusted at the closing of the merger in an amount equal to that reduction of the principal balance of the Atlas note from June 30, 1999.

   The methodology of determining the transaction values of the partnerships was determined and agreed to by the general partners on behalf of the partnerships and the independent directors on behalf of AmREIT. The general partners and the independent directors believe that transaction value is a fair measure of the value of the partnerships to AmREIT in the merger because each partnership's transaction value is directly derived from a valuation of each partnership's assets, which consist only of property investments, cash and accounts receivable.

   Negotiated Prices. The negotiated prices of each partnership's properties were negotiated and agreed to by the general partners on behalf of the partnerships and the independent directors on behalf of AmREIT. The negotiated prices were based on a negotiated premium above the appraised value of the partnerships and their properties determined by Valuation Associates, an independent real estate appraisal firm. In determining the negotiated price premium, the general partners and the independent directors considered other factors in addition to the appraisals, including the current and projected net operating income and cash flow, capitalization rate, market rental rates, lease expirations, and anticipated capital expenditures for leasing and tenant improvements for each property.

   In their negotiations on behalf of the partnerships, the general partners considered the analysis and conclusions contained in the appraisals and in the Houlihan Lokey fairness opinions. Houlihan Lokey calculated a range of values of each partnership's properties. They reached the conclusion that the consideration to be received by the limited partners in connection with the merger is fair to the limited partners from a financial point of view. The negotiated price for each partnership was within the range of value derived by Houlihan Lokey in rendering its fairness opinions. The analysis and underlying assumptions used by the general partners in determining the price of the partnership were substantially the same as those used by Houlihan Lokey in rendering its fairness opinions. Houlihan Lokey's opinions are subject to certain qualifications and limitations. See "FAIRNESS OPINIONS -- The Houlihan
Fairness Opinions" below on page   . In their negotiations on behalf of AmREIT,
the independent directors conferred with and considered the analysis of Morgan Keegan. See "FAIRNESS OPINIONS -- The Morgan Keegan Fairness Opinion" below on
page   .

   Net Cash. A partnership's net cash equals the excess, if any, of its cash and accounts receivable over its liabilities as of the effective date. Under each merger agreement, a partnership's net cash cannot be negative for the purposes of the merger. Most of the partnerships are anticipated to have a positive net cash balance at the effective date.

   The Exchange Price. The exchange price of $9.34 per share was determined and agreed to by the general partners and the independent directors based on the last public offering price of $10.25 for AmREIT's common stock net of retail commissions and certain related costs. AmREIT's last public offering was completed in May 1998. The exchange price was established through negotiations between the general partners and the independent directors of AmREIT and represents a discount from the $10.25 per share offering price in an amount equal to the underwriter discounts and other costs associated with the public offering. No third party evaluations were sought with respect to this valuation.

   AmREIT Shares. The consideration payable to each partnership will consist of shares of AmREIT common stock. The number of shares that will be issued to each limited partner upon the consummation of the merger will be allocated based on each limited partner's partnership units. Limited partners of partnerships that approve the merger will receive AmREIT common stock unless they vote "Against" the merger and expressly elect to receive the cash/notes option, in which case they would receive their portion of the purchase price in a payment consisting of 10% cash and 90% notes.

   Cash/Notes Option. If a partnership approves the merger, any limited partners who voted "Against" the merger who does not wish to own AmREIT common stock, may elect the cash/notes option. The payment received by limited partners who elect the cash/notes option will be equal to their portion of 90% the transaction value of the partnership, allocated pursuant to each limited partner's respective partnership units. If limited partners properly elect to receive the cash/notes option, they will receive (1) a cash payment equal to the value of 10% of the value attributable to the cash/notes option, and (2) callable notes, the principal amount of which will be equal to 90% of that
value. The notes will bear interest at   % annually and will mature on     ,
2006. The notes are redeemable by AmREIT at any time without permission or penalty. AmREIT will issue only up to $10,000,000 in an aggregate principal amount of notes to all limited partners electing the cash/notes option. If more than $10,000,000 of notes are elected, the notes will be allocated pro rata among the electing limited partners. The differences between the principal amount of notes actually received and 90% of the liquidation value allocable to the limited partners will be payable in shares of AmREIT common stock. The 10% cash portion of the cash/note election will not be affected by any proration of the notes. The cash portion of the cash/notes option will be paid by AmREIT from cash reserves or from cash borrowing from AmREIT's line of credit.

   Return to Limited Partners From the Merger. The following table sets forth the anticipated return to the limited partners as a result of the merger based on the exchange price of $9.34 per share. The table sets forth the return from the merger based on the exchange price to the limited partners per $1,000 of adjusted capital and from the merger plus cumulative distributions through June 30, 1999. The returns are calculated as if the effective date were June 30, 1999.

                                                            Total    Cumulative
                              Return from   Return from  Cumulative   Return(3)
                              Merger per    Merger as a   Return(3)     as a
                               $1,000 of   Percentage of per $1,000  Percentage
                               Adjusted      Adjusted    of Adjusted of Adjusted
        Partnership          Capital(1)(2) Capital(1)(2) Capital(1)  Capital(1)
        -----------          ------------- ------------- ----------- -----------
FUND III....................     $ 939        939.05%      $2,415     2,414.52%
FUND IV.....................       828         82.82        1,648       164.76
FUND V......................       985         98.50        2,042       204.24
FUND VI.....................     1,174        117.39        2,103       210.28
FUND VII....................       838         83.79        1,716       171.61
FUND VIII...................       910         91.05        1,737       173.72
FUND GOODYEAR...............       863         86.33        1,632       163.19
FUND IX.....................       992         99.15        1,639       163.86
FUND X......................       916         91.63        1,351       135.09
FUND XI.....................       896         89.59        1,145       114.49

--------
(1) A limited partner's adjusted capital as of the date stated, equals his or her original investment, less distributions constituting a return of capital under the respective partnership agreement. The general partners believe that a limited partner's adjusted capital is an accurate and convenient measure of his or her remaining investment in the partnership.
(2) For the purposes of calculating the return from the merger, the shares of AmREIT common stock are valued at the exchange price of $9.34 per share.
(3) Cumulative return includes the return from the merger based upon the exchange price plus cumulative distributions through June 30, 1999.

   Distribution Comparison. The following table sets forth the distributions paid by each partnership to its limited partners during the year ended December 31, 1998 per $1,000 of adjusted capital and the dividends which would have been paid by AmREIT during the year ended December 31, 1998 had the shares to be received by the limited partner in the merger for such $1,000 investment been owned during that period.

                                               Partnership
                                              Distributions   Dividends Declared
                                             Declared During    During 1998 on
                                                 1998 per      $1,000 of Shares
                                                $1,000 of       to be Received
                   Partnership               Adjusted Capital     in Merger
                   -----------               ---------------- ------------------
      FUND III..............................      $97.59            $77.63
      FUND IV...............................       62.00             77.63
      FUND V................................       86.53             77.63
      FUND VI...............................       81.43             77.63
      FUND VII..............................       82.99             77.63
      FUND VIII.............................       86.28             77.63
      FUND GOODYEAR.........................       81.68             77.63
      FUND IX...............................       85.84             77.63

                                               Partnership
                                              Distributions   Dividends Declared
                                             Declared During    During 1998 on
                                                 1998 per      $1,000 of Shares
                                                $1,000 of       to be Received
                   Partnership               Adjusted Capital     in Merger
                   -----------               ---------------- ------------------
      FUND X................................      81.02             77.63
      FUND XI...............................      74.12             77.63


   Shares Issuable to the General Partners. The general partners will receive shares in exchange for their partnership units in Funds VII, VIII and Goodyear. The general partners will not receive shares in conjunction with the other seven partnerships because the other seven partnerships have not achieved the minimum cumulative preferred return to the limited partners. In addition to the shares received for their partnership units, the general partners have agreed to purchase shares at the exchange price with the proceeds received from any disposition fees otherwise payable to them by Funds III, IV, V and VI as a result of the merger. These disposition fees are contractual obligations of the partnerships and equal 3.0% of the negotiated price of the partnerships' properties. The following table describes the number of shares to be received or acquired by the general partners:

                                                                       No. of
                                                                       Shares
      Partnership                                                     Received
      -----------                                                     --------
      Fund III.......................................................  2,650(1)
      Fund IV........................................................  1,600(1)
      Fund V.........................................................  1,423(1)
      Fund VI........................................................  1,111(1)
      Fund VII.......................................................  1,020(2)
      Fund VIII......................................................  1,825(2)
      Fund Goodyear..................................................  1,147(2)

--------
(1) Represents shares acquired by the general partner with the disposition fees paid to the general partners.
(2) Represents shares issued to the general partners in exchange for the general partner interest.

   The independent directors and the general partners each believe that the general partners' use of their disposition fee proceeds to purchase shares of AmREIT at the exchange price, the same price at which the limited partners' investment in AmREIT is valued for the purposes of the merger, will promote commonality of interest of the general partners and the limited partners in the merger.

Fiduciary Responsibility

   Officers and Directors of AmREIT. The directors are accountable to AmREIT and its stockholders as fiduciaries and must perform their duties in good faith, in a manner believed to be in the best interests of AmREIT and its stockholders and with the level of care, including reasonable inquiry, that an ordinarily prudent person in a like position would use under similar circumstances. AmREIT's charter provides that no director or officer of AmREIT shall be liable to AmREIT for any act, omission, loss, damage, or expense arising from the performance of his or her duties under AmREIT other than as a result of his or her own willful misfeasance or malfeasance or negligence. In discharging their duties to AmREIT, directors and officers of AmREIT shall be entitled to rely upon experts and other matters as provided by Maryland law and AmREIT's bylaws. The charter provides that AmREIT will indemnify its directors and officers to the fullest extent permitted under Maryland law. Pursuant to the charter and Maryland law, AmREIT will generally indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of serving in that capacity. A director and officer is also generally entitled to indemnification against expenses incurred in any action or suit by or in the director right of AmREIT to procure a judgment in its favor by reason of serving in that capacity.

   The charter authorizes AmREIT to advance reasonable funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by that director or officer to repay those amounts if it is ultimately determined that he or she is not entitled to be indemnified. AmREIT has entered into agreements with its directors and executive officers, indemnifying them to the fullest extent permitted by Maryland law. Stockholders may have more limited recourse against those persons than would apply absent these provisions and agreements. To the extent that the foregoing provisions concerning indemnification apply to actions arising under the Securities Act, AmREIT has been advised that, in the opinion of the SEC, those provisions are contrary to public policy and therefore are not enforceable. AmREIT intends to obtain and maintain insurance indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

   General Partners of the Partnerships. Under either Nebraska or Texas partnership law, as applicable, the general partners are accountable to the partnerships as fiduciaries and are required to exercise good faith and integrity in all their dealings in the partnership's affairs. The partnership agreements generally provide that neither the general partners nor any of their affiliates performing services on behalf of the partnerships will be liable to the partnership or any of the limited partners for any act or omission by any such person performed in good faith pursuant to authority granted to such person by the partnership agreements, or in accordance with its provisions. As a result, limited partners that have a more limited right of action than they would have in the absence of that provision in the partnership agreements.

   The partnership agreements also generally provide that the general partners and related parties are indemnified from losses relating to acts performed or failures to act in connection with the business of the partnerships (except to the extent indemnification is prohibited by law) provided that those persons determined in good faith that the course of conduct did not constitute fraud, negligence or misconduct. Notwithstanding the foregoing, none of the above-mentioned persons is to be indemnified by the partnerships from liability, loss, damage, cost or expense incurred in connection with any claim involving allegations that such person violated federal or state securities laws unless

     (1) there has been a successful adjudication on the merits of the claims of each count involving alleged securities law violations as to the person seeking indemnification and the court approves indemnification of the litigation costs,

     (2) those claims have been dismissed with prejudice on the merits by a court of competent jurisdiction and the court approves indemnification of the litigation costs, or

     (3) a court of competent jurisdiction has approved a settlement of the claims against the person seeking indemnification and finds that indemnification of the settlement and related costs should be made. In each of the foregoing situations, the court of law considering the request for indemnification must be advised as to the position of the SEC, and any other applicable regulatory authority regarding indemnification for violations of securities laws. Indemnification may not be enforceable as to certain liabilities arising from claims under the Securities Act and state securities laws; and, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable. For purposes of the foregoing, the affiliates of the general partners will be indemnified only when operating within the scope of the general partners' authority. Any claim for indemnification under the partnership agreement will be satisfied only out of the assets of the partnership and no limited partner will have any personal liability to satisfy an indemnification claim made against the partnership.

   The partnerships may also advance funds to a person indemnified under the partnership agreements for legal expenses incurred as a result of legal action brought against that person if that person undertakes to repay the advanced funds to the partnership if it is subsequently determined that the person is not entitled to indemnification. The partnerships do not pay for any insurance covering liability of the general partners or any other indemnified person for acts or omissions for which indemnification is not permitted by the partnership agreements. As part of its assumption of liabilities in the merger, AmREIT will indemnify the general partners and their affiliates for periods prior to and following the merger to the extent of the existing indemnity under the terms of the partnership agreements and applicable law.

Market Prices and Distributions of AmREIT Common Stock

   The Market Price of the AmREIT Common Stock. AmREIT's common stock is not currently listed or traded on any national securities exchange or quoted on Nasdaq. Secondary sales of the shares have been limited and sporadic and management is unaware of the price and terms of any sales to the extent they have occurred. In general, management monitors transfers only with respect to their volume. The offering price of the common stock at the termination of AmREIT's most recent public offering on May 22, 1998 was $10.25 per share.

   AmREIT Distributions. The following table sets forth the amount and dates of the distributions made by AmREIT through June 30, 1999.

                                                   Distributions
      Distributions Per Share      Payment Date      Per Share      Payment Date
      -----------------------   ------------------ ------------- ------------------
      $0.09500................  June 30, 1994        $0.18000    March 31, 1997
      $0.10245................  September 30, 1994   $0.18025    June 30, 1997
      $0.15305................  December 31, 1994    $0.18051    September 30, 1997
      $0.15625................  March 31, 1995       $0.18070    December 31, 1997
      $0.15783................  June 30, 1995        $0.18090    March 31, 1998
      $0.15795................  September 30, 1995   $0.18120    June 30, 1998
      $0.16900................  December 31, 1995    $0.18140    September 30, 1998
      $0.17524................  March 31, 1996       $0.18160    December 31, 1998
      $0.17615................  June 30, 1996        $0.18180    March 31, 1999
      $0.17700................  September 30, 1996   $0.18200    June 30, 1999
      $0.17938................  December 31, 1996

   AmREIT intends to evaluate future distributions on a quarterly basis.

   Market Price of the Limited Partnership Units. The limited partnership units are not listed on any national securities exchange or quoted on Nasdaq, and there is no established public trading market for the limited partnership units. Secondary sales activity for the limited partnership units has been limited and sporadic. Also, a number of these transfers were between the same beneficial owner(s), family members or related persons and cannot be considered sales at prevailing market prices. The general partners monitor transfers of the limited partnership units (1) because the admission of the transferee as a substitute limited partner requires the consent of the general partners under each partnership agreement; and/or (2) in order to track compliance with safe harbor provisions to avoid treatment as a "publicly traded partnership" for tax purposes. It should be noted that some transactions may not be reflected on the records of the partnerships. Based upon the transfer records of the partnerships, the general partners are not aware of the price or terms of such transfers.

Effective Time of the Merger

   As soon as practicable after satisfaction of all conditions to consummation of the merger (see "THE MERGER -- Conditions to Consummation of the Merger" on
page   ), AmREIT the parties will file articles of merger with the Maryland
Department of Assessments and Taxation and the general partners will file articles of merger with the secretaries of state of Texas and of Nebraska, as applicable, the states of organization of the respective partnerships. The foregoing notwithstanding, the merger effective date will not be prior to the 16th day following the partnership proxy period expiration date in the event the merger is consummated with respect to Fund III, Fund IV, Fund V or Fund VI. For Texas and Nebraska state law purposes, the merger will become effective upon the later of the filing of the articles of merger described above, or at any later time which AmREIT and the general partners shall have agreed upon and designated in those filings in accordance with applicable law. For accounting purposes, the parties may agree to make the merger effective as of a date prior to the effective date. AmREIT has the right, acting unilaterally so long as it has not willfully and materially breached the merger agreements, to terminate any or all merger agreements should the merger not be consummated by the close of business on March 31, 2000. Until the effective time of the merger, the limited partners will retain their rights as limited partners of their respective partnerships to vote on matters submitted to them. See "THE MERGER -- Termination; Extension, Waiver
and Amendment" on page   .

Conditions to Consummation of the Merger

   The respective obligations of AmREIT and the partnerships to effect the merger are subject to the satisfaction of specific conditions (none of which may be waived), including the following:

  . the respective merger agreement and the transactions contemplated thereby shall have been approved by the stockholders of AmREIT and the limited partners of the participating partnerships;

  . the definitive proxy statement shall have been timely filed with the SEC and all necessary state securities laws or "Blue Sky" permits or approvals required to carry out the transactions contemplated by each merger agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect;

  . none of the parties shall be subject to an order or injunction of a court of competent jurisdiction or other legal prohibition which prohibits the consummation of the transactions contemplated by each merger agreement;

  . all material actions by or in respect of or filings with any governmental entity required for consummation of the merger and related transactions shall have been obtained or made; and

  . the shares of AmREIT common stock shall have been listed on an exchange.

   Consummation of the merger is also subject to the satisfaction or waiver of other conditions specified in the merger agreements, including, among others:

  . the representations and warranties in each merger agreement of each of the parties shall be true and correct as of the closing date;

  . each party shall have performed its obligations contained in each merger agreement at or prior to the effective time;

  . from and after the date of each merger agreement there shall not have occurred any change in the financial condition, business or operations of either party that would have or would be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of that party;

  . each party shall have received an opinion of counsel; and

  . each party shall have obtained all consents and waivers from third parties necessary to consummate the merger and related transactions.

   The parties may waive one or more of the foregoing conditions to the merger except that if that waiver involves a material change to the terms of the merger, the parties shall resolicit proxies or consents from the waiving party's stockholders or limited partners, as applicable.

   If only one partnership approves the merger, AmREIT has the right, but not the obligation, to consummate the merger with the one participating partnership.

Conduct of Business Pending the Merger

   During the period from the date of each merger agreement to its effective date, the parties have agreed to carry on their respective business in the usual, regular and ordinary course in substantially the same manner as previously conducted. In addition, the parties have agreed to use commercially reasonable efforts to preserve in tact their respective current business organizations, goodwill and ongoing business. The parties also agreed, except as disclosed to the other party or in limited circumstances specified in the merger agreement, that they shall:

  . use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

  . except for the continuing payment of quarterly distributions at a rate not exceeding its respective current annual rate, no party to the merger shall make any distributions or dividends payable with respect to the shares and limited partnership units;

  . confer on a regular basis with one or more representatives of the other to report operational matters of materiality and any proposals to engage in material transactions;

  . promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC; and

  . promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained therein.

   Prior to the effective time, except as otherwise disclosed pursuant to each merger agreement, unless AmREIT has consented in writing thereto, each partnership:

  . shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as conducted;

  . shall not amend its partnership agreement;

  . shall not:

    --except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of the respective merger agreement, issue any limited partnership units, make any distribution, effect any recapitalization or other similar transaction;

    --grant, confer or award any option, warrant, conversion right or other right not existing on the date of the respective merger agreement to acquire any limited partnership units;

    --increase any compensation or enter into or amend any employment agreement with the general partners or their affiliates; or

    --adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans.

  . shall not directly or indirectly redeem, purchase or otherwise acquire any limited partnership units or make any commitment for any such action;

  . shall not sell or otherwise dispose of (1) any partnership properties; or
    (2) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

  . shall not make any loans, advances or capital contributions to, or investments in, any other person;

  . shall not pay, discharge or satisfy any claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements or incurred in the ordinary course of business;

  . shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its net asset value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its net asset value, if less) for all commitments;

  . shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the partnership or the general partners or their affiliates except to the extent the same occur in the ordinary course of business; and

  . shall not enter into or terminate any lease representing annual revenues of $100,000 or more (or 5% of its net asset value, if less).

   Prior to the effective time, except as may be otherwise disclosed pursuant to the merger agreements, unless each partnership has consented in writing thereto, AmREIT:

  . shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

  . shall not amend its articles or bylaws;

  . shall not:

    --except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of the merger agreements issue any shares of its capital stock, effect any share split, reverse share split, share dividend, recapitalization or other similar transaction;

    --grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital shares (except pursuant to any employee incentive plan approved by stockholders);

    --amend any employment agreement with any of its present or future officers or independent directors; or

    --adopt any new employee benefit plan (including any share option, share benefit or share purchase plan).

  . shall not declare, except as provided above for the continuing payment of quarterly dividends, set aside or pay any dividend or make any other distribution or payment with respect to any shares or directly or indirectly redeem, purchase or otherwise acquire any shares or capital stock of any of its subsidiaries;

  . shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of (1) any properties or any of its capital stock of or other interests in subsidiaries or (2) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

  . shall not, and shall not permit any of its subsidiaries to, except in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

  . shall not, and shall not permit any of its subsidiaries to pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements of AmREIT included in its reports filed with the Commission or incurred in the ordinary course of business;

  . shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments; and

  . shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, independent director or affiliate of AmREIT or any of its subsidiaries, except as provided in the merger agreements or except in the ordinary course of business.

   For the purposes of the foregoing, consents on behalf of the partnership may be given by the general partners and consents on behalf of AmREIT must be given by the AmREIT board with Mr. Taylor abstaining.

Acquisition Proposals

   Prior to the effective time, each partnership and AmREIT have agreed:

  . that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partners, limited partners, independent directors, employees, agents, affiliates and representative (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to initiate, solicit or encourage directly or indirectly any inquiries or the making or implementation of any alternative transaction involving, all or any significant portion of the assets or any equity securities of that party or any of its subsidiaries, other than the transactions contemplated by the merger agreements;

  . that it will immediately cease and terminate any existing activities, discussions or negotiations with any parties with respect to any alternative transaction; and

  . that it will notify the other party immediately if any inquiries or proposals are received by a party with respect to an alternative transaction. However, nothing contained in the merger agreements prohibits the general partners or AmREIT board from furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited bona fide acquisition proposal, if, and only to the extent that:

    (1) the general partners or AmREIT board, as applicable, determines in good faith that action is required for it to comply with his or its fiduciary duties to limited partners or stockholders, respectively, imposed by law as advised by counsel,

    (2) prior to furnishing any information to or entering into discussions or negotiations with, such person or entity, that party provides written notice to the other party to the effect that it is furnishing information to, or entering into discussions with, that person or entity, and

    (3) subject to any confidentiality agreement with that person or entity, that party keeps the other party to the respective merger agreement informed of the status (but not the terms) of any such discussions or negotiations.

Termination

   Termination by Mutual Consent. Each merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, before or after the approval of the agreement by the limited partners of a partnership or the stockholders of AmREIT by the mutual written consent of AmREIT and the partnership.

   Termination by Either AmREIT or a Partnership. Each merger agreement may be terminated and the merger may be abandoned by action of the general partners for any partnership or the independent directors for AmREIT only for good reason. Under each merger agreement, the following constitutes "good reason":

  (1) By either AmREIT or the partnership if the merger shall not have been consummated by March 31, 2000;

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

  (2) By AmREIT if the approval of the limited partners of a partnership shall not have been obtained as required under the merger agreement;

  (3) By the partnership if the approval of the stockholders of AmREIT shall not have been obtained as required under the merger agreement;

  (4) By either AmREIT or the partnership upon a change in control of the other;

  (5) By either AmREIT or the partnership if there has been a breach by the other of any representation or warranty contained in the merger agreement, which breach is not cured within 30 days after written notice of that breach is given to the breaching party by the non-breaching party;

  (6) By either AmREIT or the partnership if there has been a material breach of any of the covenants or agreements set forth in the merger agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of that breach is given to the breaching party by the non-breaching party;

  (7) By the partnership if the general partners determine that termination is required by reason of an alternative acquisition proposal being made;

  (8) By AmREIT if, the independent directors determine that termination is required by reason of an alternative acquisition proposal being made; or

  (9) By either AmREIT or the partnership if a or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate the merger agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction.

Effect of Termination and Abandonment

   If a partnership terminates the merger agreement (1) other than for "good reason" or (2) for good reason pursuant to paragraph (7) above, and a partnership acquisition proposal has been made and, within one year from the date of termination, the partnership consummates a partnership acquisition proposal or enters into an agreement to consummate a partnership acquisition proposal to be subsequently consummated, the partnership shall pay a termination fee to AmREIT, provided that AmREIT was not in material breach of its obligations at the time of such termination. The termination fee is equal to the lesser of

      (1) the partnership's proportionate share of $500,000; and

      (2) the sum of

        (a) the maximum amount that can be paid to AmREIT without causing AmREIT to fail to meet the requirements of the Internal Revenue Code relating to the payment of the termination fee, plus

        (b) an amount equal to the partnership's proportionate share of $500,000 less the amount payable under clause (a) above in the event AmREIT is permitted to recover this additional amount under the Internal Revenue Code.

In addition, AmREIT is entitled to receive from the partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it up to a maximum of the partnership's proportionate share of AmREIT's expenses. The payments to which AmREIT is entitled as described above shall be its sole remedy with respect to the termination of the merger agreement under the circumstances contemplated above.

   If an election to terminate the merger agreement is made because of a partnership material adverse effect, the partnership shall, provided that AmREIT was not in material breach of its obligations at the time of such termination, pay AmREIT the partnership's proportionate share of AmREIT's expenses. The payment of the

AmREIT expenses shall be AmREIT's sole remedy for termination of the merger agreement in these circumstances.

   If AmREIT terminates the merger agreement, (1) other than for good reason or
(2) for good reason pursuant to paragraph (8) above and, within one year from the date of termination, AmREIT consummates an AmREIT acquisition proposal or enters into an agreement to consummate an AmREIT acquisition proposal to be subsequently consummated, AmREIT shall pay a termination fee to the applicable partnership, provided that the partnership was not in material breach of its obligations at the time of termination. The termination fee shall be in an amount equal to 120% of the partnership's proportionate share of the partnership merger expenses. The payments to which the partnership is entitled as described above shall be its sole remedy with respect to the termination of the merger agreement under the circumstances contemplated above.

   If an election to terminate the merger agreement is made by the partnership because of an AmREIT material adverse effect, AmREIT shall, provided that the partnership was not in material breach of its obligations at the time of such termination, pay the partnership for the proportionate share of the partnership expenses. This payment shall be the partnership's sole remedy for termination of the merger agreement in these circumstances.

   If the merger agreement is terminated by either party pursuant to paragraph
(4) or paragraph (6) above, the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party:

  . in the case of termination by the partnership the partnership liquidated damages amount, and in the case of termination by AmREIT, the AmREIT liquidated damages amount, plus;

  . an amount equal to the terminating parties' proportionate share of the merger expenses; and

  . the non-terminating party shall remain liable to the terminating party for its breach.

   If the merger agreement is terminated pursuant to paragraph (1) or paragraph
(9) above, AmREIT shall, provided that the partnership was not in material breach of its obligations thereunder at the time of termination, pay the partnership an amount equal to the partnership's proportionate share of the partnership expenses, which payment shall be the partnership's sole remedy for termination of the merger agreement in those circumstances.

   If either party willfully fails to perform its duties and obligations under the merger agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party. In the event AmREIT or the partnership is required to file suit to seek all or a portion of the liquidated damages amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its right hereunder.

Extension; Waiver

   At any time prior to the effective time, either party, by action taken by the AmREIT board or the general partners, as applicable, may, to the extent legally allowed:

  . extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

  . waive any inaccuracies in the representations and warranties made to the other party in the merger agreement or in any document delivered pursuant thereto; and

  . waive compliance with any of the agreements or conditions for the benefit of the other party contained in the merger agreement. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of that party.

Proposed Amendments to Partnership Agreements

   The limited partners of each partnership are being asked to consider and vote upon the partnership amendments which authorize the following:

  . the merger of each partnership with and into AmREIT, whether or not AmREIT would be regarded as a affiliate of the general partners; and

  . any other actions as may be necessary under or contemplated by the merger agreement or this proxy statement, irrespective of any provisions in the partnership agreements which might otherwise prohibit those actions.

   Since a majority vote of the limited partners is required to approve the partnership amendments, a majority vote is required to approve the merger. The amendments will not be effective as to any partnership that does not participate in the merger.

   The partnership agreements of the partnerships do not explicitly provide that the partnerships can merge with and into another entity. Also, the partnership agreements each place prohibitions on the general partners from entering into various agreements, contracts or arrangements for and on behalf of the partnerships with the general partners, their affiliates or otherwise. The respective general partners are proposing the partnership amendments to empower and expressly permit them, for the benefit and on behalf of each respective partnership, to consummate the merger. The merger agreement cannot be effected unless and until such proposed amendments are adopted.

Proposed AmREIT Bylaw Amendment

   At the AmREIT meeting, the AmREIT stockholders will be asked to consider and vote on a merger proposal which would allow the board of directors to:

  . effect the merger with each partnership, the limited partners of whom approve the merger with AmREIT, and subject to the terms and conditions of the merger agreements; and

  . approve the bylaw amendment which would, upon the effective date of the merger, amend the bylaws of AmREIT to specifically authorize the merger on the terms and conditions set forth in the merger agreements, notwithstanding any other provision, restriction or limitation in AmREIT's bylaws.

   The text of the AmREIT bylaw amendment is as follows:

     "The following paragraph shall be added as a new Section to the Bylaws:

         "Section 3.21. Approved Merger. Any other provision of these Bylaws notwithstanding, the Company is expressly authorized to effect the merger transactions as set forth in each of those certain Agreements and Plans of Merger dated June 25, 1999, as may, pursuant to their terms, be amended, by and between the Company and each of the following partnerships: Taylor Income Investors, Ltd. ("FUND III"), Taylor Income Investors IV, Ltd. ("FUND IV"), Taylor Income Investors V, Ltd. ("FUND V"), Taylor Income Investors VI, Ltd. ("FUND VI"), AAA Net Realty Fund VII, Ltd. ("FUND VII"), AAA Net Realty Fund VIII, Ltd. ("FUND VIII"), AAA Net Realty Fund Goodyear, Ltd. ("AAA GOODYEAR"), AAA Net Realty Fund IX, Ltd. ("FUND IX"), AAA Net Realty Fund X, Ltd. ("FUND X"), and AAA Net Realty Fund XI, Ltd. ("FUND XI")."

Dissenting Partners and Stockholders

   Neither the limited partners of any partnership nor the AmREIT stockholders are entitled to dissenters' appraisal rights with respect to the merger or the reorganization under applicable state law. The limited partners are also not be entitled to these rights pursuant to the partnership agreement of any partnership, as amended by the partnership amendment. Limited partners who vote against the merger may elect to receive consideration in the form of 10% cash and 90% notes in the event their partnership participates in the merger.

The Merger Expenses

   All transaction costs and expenses of the merger which are estimated to be $1.4 million shall be paid by AmREIT, except the partnerships rejecting the merger must pay their the percentages of the partnerships' merger expenses equal to their transaction value divided by the aggregate transaction values. Each partnership's percentage of the merger expenses will be allocated between the partnership and the general partners. The partnership will pay the portion of those expenses equal to the number of votes cast "For" the merger divided by the total votes cast. The general partners of any rejecting partnership will pay the portion of that partnership's merger expenses equal to the number of votes cast on the percentage of "Against" the merger and abstentions divided by the total votes cast. The partnership merger expenses include the Houlihan Lokey fairness opinions, the costs of accountants for the partnerships, 50% of the costs of the appraisals of the partnership properties and the costs of partner communications. The aggregate partnership merger expenses are estimated to be $212,000. Each partnership's proportionate share of the partnership merger expenses is equal to that partnership's relative net asset value.

   AmREIT estimates that the merger expenses will total approximately $1.4 million as follows:

      Legal Expenses................................................ $  580,000
      Accounting Expenses...........................................    130,000
      Fairness Opinions and Valuations..............................    345,000
      Printing......................................................    170,000
      Appraisal Fees................................................     55,000
      Listing Fees..................................................    100,000
      Miscellaneous.................................................     20,000
                                                                     ----------
      TOTAL......................................................... $1,400,000
                                                                     ==========

Anticipated Accounting Treatment

   AmREIT will account for the merger as a purchase in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations." The fair value of the consideration given by AmREIT in the merger and the fair value of liabilities assumed will be used as the basis of the purchase price. The purchase price will be allocated to the assets and liabilities of the participating partnership based upon their respective fair values at the effective time of the merger. The financial statements of AmREIT will reflect the combined operations of AmREIT and the participating partnerships from the effective time of the merger.

            BENEFITS OF THE MERGER TO MR. TAYLOR AND HIS AFFILIATES

   Should the merger be consummated, Mr. Taylor and the corporate general partners with whom he is affiliated could realize the following substantial financial benefits:

  . Mr. Taylor would be entitled to payment of up to 349,995 shares of AmREIT common stock upon consummation of the merger pursuant to the terms of the agreement relating to the acquisition of the external advisor. The acquisition of the external advisor was approved by AmREIT's stockholders and consummated and, therefore, the limited partners will not have the opportunity to vote on the advisor acquisition. If valued at the exchange price, these shares would have a value of up to $3,268,953.

  . Should Fund VII, Fund VIII and Fund Goodyear approve the merger, Mr.
    Taylor and the corporate general partner, which is an affiliate of Mr. Taylor, would receive 1,020 shares, 1,825 shares, and 1,147 shares, respectively. The number of shares to be received in the merger by Mr. Taylor with respect to his partnership units increases directly with the respective partnership's transaction value. If all three of these partnerships participate in the merger, Mr. Taylor will receive 3,992 additional shares of AmREIT common stock. If valued at the exchange price, these shares would have a value of $37,285.

  . Mr. Taylor and the respective corporate general partners, which are affiliates of Mr. Taylor, will purchase 2,650 shares, 1,600 shares, 1,423 shares and 1,111 shares, respectively, with the proceeds from disposition fees from Fund III, Fund IV, Fund V and Fund VI if they participate in the merger. The amount of the disposition fees increases directly with the negotiated prices of the properties to which these fees relate. If all four of these partnerships participate in the merger, Mr. Taylor will indirectly receive 6,784 additional shares of AmREIT common stock. If valued at the exchange price, these shares would have a value of $63,363.

  . If a partnership elects to participate in the merger, Mr. Taylor would be relieved of his continuing duties and responsibilities as the individual general partner.

   As described under "THE MERGER -- The Independent Directors' Reasons and
Recommendations for the Merger" beginning on page   , AmREIT could realize
substantial benefits should the merger be consummated, including the incremental expansion of its asset base at a cost below that which it might incur under alternative methods of asset growth, significant savings in costs, administration and management due to efficiencies of operations from a larger asset base, improved access to public financing, and the increased potential of establishing a secondary market for the shares.

   If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares, including the 3,992 and 6,784 noted above, of AmREIT common stock. If valued at the exchange price, these shares would have a value of $3,369,601. Upon consummation of the merger, assuming all ten partnerships participate, Mr. Taylor will own approximately 622,785 shares of AmREIT common stock representing approximately 10.8% of all outstanding shares.

                             CONFLICTS OF INTEREST

   A number of conflicts of interest are inherent in the relationships among the general partners, the partnerships and AmREIT.

Affiliated General Partners

   Mr. Taylor is the individual general partner of Fund IX, Fund X and Fund XI and controls the corporate general partner of each partnership. He is also the chairman, chief executive officer and the largest stockholder of AmREIT. Upon consummation of the merger, assuming all partnerships participate, Mr. Taylor will own approximately 622,785 shares of AmREIT common stock, representing approximately 10.8% of the outstanding shares. In determining the terms and conditions of the merger on behalf of the partnerships, these relationships caused Mr. Taylor and each corporate general partner to have significant conflicts of interest.

   Mr. Taylor has an inherent financial interest in consummating the merger. The terms and conditions of the merger might have been structured differently by persons not having a financial interest in the merger or the merger may not have proceeded at all. If the effective date were June 30, 1999, Mr. Taylor would realize the substantial financial benefits from the merger described under "BENEFITS OF THE MERGER TO MR. TAYLOR AND HIS AFFILIATES" beginning on
page   .

   Limited partners should consider these conflicting interests of Mr. Taylor in the merger in negotiating and agreeing to the terms and conditions on behalf of the partnerships. For instance, except for Fund IX, Fund X or Fund XI, Mr. Taylor will receive a benefit directly related to merger consideration received by the partnerships. In the case of Fund III, Fund IV, Fund V and Fund VI, Mr. Taylor will receive a disposition fee equal to 3% of the negotiated price of the partnerships' properties (equal to 2,650 shares, 1,600 shares, 1,423 shares and 1,111 shares, respectively, for a total of 6,084 shares). In the case of Fund VII, Fund VIII and Fund Goodyear, the general partners are entitled to receive 1% of the consideration received by the partnerships in the merger (equal to 1,020 shares, 1,825 shares and 1,147 shares, respectively, for a total of 3,992 shares).

   In addition, Mr. Taylor will receive 349,995 shares of AmREIT common stock as deferred compensation in connection with AmREIT's acquisition of its external advisor. AmREIT acquired its external advisor, American Asset Advisors Realty Corp., which was wholly-owned by Mr. Taylor, in June 1998 in anticipation of completing the merger. See "THE MERGER--Background of the
Merger" on page   . The terms of the agreement pursuant to which AmREIT
acquired its external advisor provide for the issuance of a portion of the consideration, in the form of shares of AmREIT common stock, be issued to Mr. Taylor over time based on the realization of specified financial criteria. One of the criteria for payment of the deferred share consideration is the issuance by AmREIT of additional equity, other than to Mr. Taylor. As a result, the actual number of the deferred compensation shares issuable to Mr. Taylor as a result of the merger is directly related to the number of shares issued by AmREIT in the merger. Based on these interests, Mr. Taylor has a financial incentive to assure the partnerships receive the greatest consideration possible.

   Conversely, as an officer and the principal stockholder of AmREIT, Mr. Taylor would benefit along with the other AmREIT stockholders and the independent directors to the extent AmREIT issues a lesser amount of shares in the merger. In the event a partnership rejects this merger proposal, Mr. Taylor would also expect to benefit indirectly from the continuation of AmREIT's management of that partnership and administrative fees and reimbursements to AmREIT. He would also expect to eventually participate in the proceeds of the sale or other disposition of that partnership's properties by reason of his general partner interest and/or right to disposition fees. Also, all other factors being equal, Mr. Taylor's proportionate ownership of AmREIT will be diluted by an amount proportionately related to the number of shares issued in the merger and to the extent the exchange price is less than the value of the shares on the effective date. Mr. Taylor's proportionate ownership of AmREIT will be reduced from 11.04% before the merger to 10.84% after the merger if all partnerships participate.

   While the partnerships engaged Houlihan Lokey to render a fairness opinion and Valuation Associates, an independent real estate appraisal firm, to appraise the partnerships and properties, no formal procedures were put in place to minimize the potential conflicts of interest between Mr. Taylor and the partnerships or as between individual partnerships.

The Independent Directors

   The independent directors have sought to honor faithfully their fiduciary duties to AmREIT and the stockholders. Neither of the independent directors has any financial interest in any partnership or the general partners of any partnership, and neither of the independent directors owes a fiduciary duty to the limited partners.

   The general partners and the independent directors have endeavored to ameliorate conflicts of interest between Mr. Taylor and AmREIT by requiring that the independent directors determine and agree to the terms of the merger on behalf of AmREIT and the stockholders in consultation with Morgan Keegan and their own legal advisors, Locke Liddell & Sapp LLP. However, because neither of them devotes a major portion of his time to AmREIT's affairs, the independent directors have had to rely on the management and staff of AmREIT for information, data and analysis of AmREIT and the partnerships. Because the management and staff of AmREIT are under the control of Mr. Taylor, in his capacity of AmREIT's chief executive officer, it is likely that the views and considerations of Mr. Taylor, to some extent, influenced the information and analysis of AmREIT's management and staff, and thus, indirectly, the independent directors.

Continuing Conflicts of Interest

   After the merger, Mr. Taylor will continue to have business and financial interests, some of which may conflict with the interests of AmREIT. See
"MANAGEMENT -- Certain Relationships and Related Transactions" on page    . Mr.
Taylor has interests in three other limited partnerships that collectively either own or are developing three properties in Texas and Alabama. None of these properties is adjacent to any of the properties owned, operated or managed by AmREIT or the partnerships being asked to participate in the merger. None of these partnerships competes with AmREIT or your partnership for properties or tenants nor do any of the tenants of these partnerships directly compete with the tenants occupying the properties of AmREIT or your partnership. Also, under the terms of his employment agreement with AmREIT the agreement and pursuant to which the external advisor was acquired, Mr. Taylor is contractually restricted, so long as he serves as an officer or director of AmREIT, from engaging in any competitive real estate venture without the prior consent of AmREIT. In addition, he must cause any competitive real estate venture over which he exerts control to, at the election of AmREIT, contract with AmREIT for the use of certain personnel and/or facilities. See "MANAGEMENT
-- Advisor Acquisition" on page    . While Mr. Taylor no longer participates in
payments for these services, he may eventually participate in the proceeds and/or disposition fees from the sale or disposition of the partnerships' properties by reason of his interest as or in the general partner(s) of the partnerships.

                               FAIRNESS OPINIONS

Morgan Keegan Fairness Opinion

   On June 23, 1999, Morgan Keegan rendered a written opinion to AmREIT to the effect that, as of that date and based upon the qualifications and assumptions made and matters considered by Morgan Keegan, the aggregate AmREIT share consideration offered with respect to all of the partnerships is fair from a financial point of view to AmREIT's stockholders

   The full text of the Morgan Keegan opinion, which sets forth the assumptions made, procedures followed and matters considered in, and the limitations on, the review undertaken in connection with the Morgan Keegan opinion, is attached as Appendix that accompanies this proxy statement and is incorporated in this document by reference. The summary of opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Morgan Keegan's opinion was provided for AmREIT's information and assistance in connection with AmREIT's consideration of the mergers contemplated by the merger agreements and the opinions do not constitute a recommendation as to how partners or stockholders should vote with respect to the merger.

   In connection with its opinion, Morgan Keegan reviewed, among other things:

  . the financial terms of the merger agreements with respect to the merger;

  . the financial statements and the related filings of the partnerships for the year ended December 31, 1998 and the three months ended March 31, 1999;

  . the financial statements and the related filings of AmREIT for the year ended December 31, 1998 and the three months ended March 31, 1999;

  . internal information concerning the business and operations of the partnerships furnished by the general partners, including a draft of the partnerships' cash flow projections and operating budgets;

  . internal information concerning the business and operations of AmREIT furnished by management of AmREIT, including cash flow projection and operating budgets; and

  . financial data and operating statistics provided by AmREIT and the general partners of the partnerships and compared them with similar information of selected public companies.

   Morgan Keegan also held meetings and discussions with AmREIT's and the partnerships' directors, general partners, officers, and employees, concerning the operations, financial condition and future prospects of the partnerships and AmREIT, respectively. In addition, Morgan Keegan has conducted other financial studies, analyses and investigations and considered other information as it deemed appropriate.

   Morgan Keegan relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Morgan Keegan by or on behalf of the partnerships or AmREIT. Morgan Keegan further relied upon AmREIT's assurances that it is unaware of any factors that would materially alter the conclusion made in Morgan Keegan's fairness opinion, including developments or trends that have materially affected or are reasonably likely to materially affect those conclusions. Morgan Keegan assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected AmREIT's best currently available estimates and good faith judgments as to the future performance of the partnerships and AmREIT, respectively. Morgan Keegan has relied on these forecasts and does not in any respect assume any responsibility for the accuracy of completeness of these forecasts. Morgan Keegan also assumed, with consent, that any material liabilities (contingent or otherwise, known or unknown) of the partnerships or AmREIT are as set forth in the respective financial statements of the partnerships and AmREIT. Morgan Keegan also assumed, with AmREIT's consent, that the table prepared by or for AmREIT of the allocation of the AmREIT share consideration among the limited partners of each of the partnerships has been prepared in accordance with, and complies with the terms and conditions of the partnership agreements of the partnerships. Morgan Keegan also assumed that the appraisals were reasonably prepared by and reflected

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

the good faith judgments of Valuation Associates, and that Valuation Associates is both competent in rendering such valuation and independent from AmREIT and the partnerships in making its judgment, and Morgan Keegan does not in any respect assume any responsibility for its accuracy or completeness of the appraisals. In addition, we also assumed that the properties owned by the limited partnerships may be used for their intended purposes for the remainder of their respective lease terms, all of the respective tenants in the properties are creditworthy and that the deferred maintenance at the properties is not material. Morgan Keegan did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the partnerships or AmREIT. Morgan Keegan's opinions necessarily were based upon financial, economic, market and other conditions and circumstances existing and disclosed to Morgan Keegan as of the date of its opinion.

   It is understood that Morgan Keegan's fairness opinion is for AmREIT's information in its evaluation of the merger, and Morgan Keegan's opinion does not constitute a recommendation to AmREIT or the AmREIT stockholders as to how to vote on the merger or as to whether the AmREIT stockholders should elect to offer the AmREIT share consideration or the cash and promissory notes of AmREIT. Morgan Keegan was not requested to, and did not, solicit the interest of any other party in acquiring interests in the partnerships or their assets. Additionally, Morgan Keegan's opinion does not compare the relative merits of the merger with those of any other merger or business strategy which were or might have been considered by AmREIT as alternatives to the merger.

   On rendering its opinion with respect to the fairness, from a financial point of view, of the aggregate AmREIT shares offered with respect to the partnerships, Morgan Keegan did not address or render any opinion with respect to, any other aspect of the merger, including:

  . the value or fairness of the cash/notes option;

  . the prices at which the AmREIT shares may trade following the merger or the trading value of the AmREIT shares to be offered compared with the current fair market value of the partnerships' portfolios or other assets if liquidated in real estate markets;

  . the tax consequences of any aspect of the merger;

  . the method of allocating the AmREIT consideration among the partnerships in the merger;

  . the fairness of the amounts or allocation of acquisition cost or the amounts of acquisition costs allocated to the limited partners; or

  . any other matters with respect to any specific individual partner or class of partners.

   The following is a summary of all the material financial analyses set forth in the merger report provided to AmREIT on June 25, 1999, in connection with Morgan Keegan rendering its opinion.

   In valuing AmREIT and the partnerships, Morgan Keegan considered a variety of valuation methodologies, including:

  . a real estate analysis;

  . a pro forma merger analysis;

  . an analysis of comparable publicly traded real estate investments trusts;
    and

  . an analysis of comparable mergers and acquisitions.

Valuation of AmREIT

   Real Estate Analysis. Morgan Keegan performed analyses on each of the partnerships' 31 properties based upon 1999 net operating income estimates provided by the general partners. Net operating income was adjusted by 3% of rental revenue for management fees and $0.05 per square foot for capital expenditure reserves. Morgan Keegan's valuations ranged from $26,678,000 using a 10% capitalization rate to $29,642,000 using a

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


9% capitalization rate. Using the adjusted net operating income and the total merger consideration of approximately $28,082,000, the 1999 capitalization rate for the overall property portfolio was determined to be approximately 9.5%. Morgan Keegan is a reputable national investment bank with substantial experience in real estate transactions. Given Morgan Keegan's experience and its analysis of comparable triple-net lease transactions with credit-worthy tenants, the market rates for these types of transactions were deemed to be between 9%-10% capitalization rates. The midpoint of this valuation range is a 9.5% capitalization rate, which resulted in a fair valuation of the partnerships for AmREIT.

   Pro Forma Merger Analysis. Morgan Keegan analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the estimated funds from operations per share of AmREIT common stock in fiscal year 1999 based on internal estimates of the general partners and management of AmREIT. The results of the pro forma merger analysis suggested that the merger would be accretive to funds from operations per share of AmREIT common stock by 6.5%. The actual results achieved by the combined entity may vary from projected results and the variations may be material.

   Comparable Trading Multiples Analysis. Morgan Keegan compared financial and operating information and ratios for AmREIT with the corresponding financial and operating information for a group of publicly traded real estate investment trusts engaged primarily in the ownership and financing of long-term net leased properties. Morgan Keegan attempted to find comparisons of relative valuations among a peer group, regardless of each company's respective national exchange or relative net asset value. Ultimately, Morgan Keegan decided that a company's operating strategy, not its national exchange or net asset value, should be the overriding factor as to whether or not a company should be deemed comparable. Morgan Keegan deemed the following companies as reasonably comparable to
AmREIT:

  . Captec Net Leases Realty, Inc.;

  . Commercial Net Lease Realty;

  . Franchise Finance Corporation of America;

  . Lexington Corporate Properties Trust;

  . One Liberty Properties, Inc.;

  . Realty Income Corporation;

  . TriNet Corporate Realty Trust, Inc.; and

  . U.S. Restaurant Properties, Inc.

Among other analyses, Morgan Keegan compared the stock price for each of these comparable companies with their 1998 funds from operations and compared the adjusted market value for each of these companies with their trailing twelve months earnings before interest, taxes, depreciation and amortization (EBITDA). This analysis indicated that the comparable companies' median multiple of 1998 funds from operations was 9.6x and the median multiple of EBITDA for the trailing twelve months was 11.4x. Morgan Keegan applied these multiples to the partnerships to establish a valuation range based on trading multiples. 1998 FFO multiples for the comparable companies yield a range of $20,410,000- $31,090,000. The last twelve months (LTM) EBITDA multiples for the comparable companies yield a range of $17,777,000-$52,559,000. The broad range of values is due to the size of the various companies identified above, not significant deviations in multiples. Morgan Keegan concluded that the proposed capitalization rate of approximately 9.5% for the overall property portfolio, which yield a value of approximately $28,082,000, is reasonable based on the multiples for the above referenced comparable companies.

   Analysis of Selected Comparable Mergers and Acquisitions. In order to assess market pricing for comparable mergers, Morgan Keegan reviewed overall merger transactions in the real estate industry using three different sets of parameters. Morgan Keegan evaluated:

  . acquisitions of retail-oriented real estate investment trusts;

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

  . individual property acquisitions by comparable companies; and

  . a comparable transaction between CNL American Properties Fund, Inc., and
    18 CNL Income Funds

Morgan Keegan selected seven transactions occurring between June 9, 1997 and June 25, 1999, involving the sale or pending sale of retail-oriented real estate investment trusts. Because no transaction was considered identical to the merger, the medians of the overall transaction multiples were considered more relevant than the multiples for any specific transaction. The median multiple of trailing twelve months funds from operations paid in these transactions was 10.3x and the median multiple of trailing twelve months EBITDA paid was 12.3x.

   Using publicly available documents, Morgan Keegan examined the acquisition activities of three of the companies deemed reasonably comparable to AmREIT:

  . Realty Income Corporation;

  . Carey Diversified; and

  . Lexington Corporate Properties Trust;

   The weighted average annual unlevered return is estimated to be in a range of between 9.2% and 10.3%. Morgan Keegan applied these multiples to the funds to establish a valuation range based on capitalization rates.

   CNL American filed a proxy statement on March 14, 1999, proposing a transaction comparable to the one AmREIT is contemplating. Using publicly available information, Morgan Keegan analyzed the accretion / dilution of the contribution of 18 CNL Income Funds.

   CNL American has raised equity in the private market at $10.00 per share. Once they have completed the acquisition, CNL American intends to list its common stock on the New York Stock Exchange. CNL American has stated in its proxy statement that its best proxy for a per share value is $10.00.

   Using this proxy, Morgan Keegan compared the stock price with the 1998 estimated cumulative funds from operations from the 18 CNL Income Funds. This analysis indicated that the offer from CNL American to acquire the 18 CNL Income Funds represents a multiple of approximately 12.6x 1998 estimated cumulative funds from operations. Morgan Keegan applied this multiple to the partnerships to establish a valuation based on trading multiples.

   Based on Morgan Keegan's analysis of comparable transactions:

  . LTM FFO multiples for the comparable acquisitions yield a range of $18,723,000-$41,674,000.

  . LTM EBITDA multiples for the comparable acquisitions yield a range of $26,069,000-$40,718,000.

   The proposed merger terms of $28,082,000 fall within this range of values.

   Based on publicly available information, comparable companies have recently acquired properties at a weighted average annual unlevered return between 9.2%- 10.3%.

  . if AmREIT applied these capitalization rates to the limited partnerships, the transaction would be valued at between $26,814,000-$29,905,000.

   The proposed merger terms of $28,082,000 fall within this range of values.

   Based on publicly available information, CNL is proposing a transaction that would value the partnerships in the proposed merger at 12.6x 1998 FFO.

  . if AmREIT applied these capitalization rates to the limited partnerships, the transaction would be valued at approximately $34,237,000.

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

   The proposed merger terms of $28,082,000 are below this implied valuation.

   The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or amenable to summary description. Accordingly, Morgan Keegan believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the Morgan Keegan opinion. No entity used in the above analyses, as a comparison is identical to AmREIT, the partnerships or the combined company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of businesses are not appraisals and may not reflect the prices at which businesses may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty and Morgan Keegan does not assume responsibility for any future variations from these analyses or estimates. The above paragraphs summarize the significant quantitative and qualitative analyses performed by Morgan Keegan in arriving at its opinions. As described above, Morgan Keegan's opinion to AmREIT was one of many factors AmREIT took into consideration in making its determination to approve the merger.

   AmREIT selected Morgan Keegan as its financial advisor on the basis of Morgan Keegan's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes, especially with respect to real estate investment trusts, franchised real estate and transactions similar to the merger. Morgan Keegan may provide investment banking services to AmREIT in the future and trade AmREIT shares for its own account and for the accounts of its customers, and accordingly, may at any time hold a long or short position in AmREIT shares.

   Pursuant to an engagement letter dated as of June 1, 1999, Morgan Keegan will receive a fee of $100,000 from AmREIT for its services in rendering its fairness opinion. Morgan Keegan will also be reimbursed for its expenses, including the reasonable fees and expenses of its attorneys. AmREIT has agreed to indemnify Morgan Keegan, its affiliates and each of its directors, officers, employees, agents, consultants, and attorneys, and each person or firm, if any, controlling Morgan Keegan or any of the foregoing, against certain liabilities, including liabilities under federal securities law.

The Houlihan Fairness Opinions

   General. The general partners retained Houlihan on behalf of each partnership to render the Houlihan fairness opinions to each participating partnership regarding the fairness, from a financial point of view, of the consideration to be received by the limited partners of the participating partnership in connection with the merger. Houlihan was not requested to, and did not make, any recommendation to the partnerships as to the form or amount of consideration to be received by the limited partners in connection with the merger, which consideration was determined through negotiations between AmREIT and the general partners. The general partners retained Houlihan to render its fairness opinions based upon Houlihan's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuation for corporate purposes especially with respect to REITs and other real estate companies. Houlihan is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructuring, and private placements of debt and equity securities.

   The general partners first engaged Houlihan on February 10, 1998 and amended such engagement on April 21, 1999. The general partners had, on behalf of each participating partnership, solicited proposals from one other firm for the preparation of fairness opinions. The consideration to be paid by AmREIT in the merger consists solely of shares or, at the election of dissenting individual limited partners, total consideration in the

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

form of 10% cash and 90% notes. Houlihan rendered an opinion as to the valuation of the advisor in connection with the advisor acquisition for which opinion it received a fee of $40,000. Houlihan has no material prior relationship with the general partners or their affiliates. As compensation to Houlihan for its services in connection with the merger, the general partners have agreed to pay Houlihan an aggregate fee of $130,000. No portion of Houlihan's fee is contingent upon the successful completion of the merger. The general partners and each partnership have also agreed to indemnify Houlihan and related persons against certain liabilities, including liabilities under federal securities laws, arising out of the engagement of Houlihan, and to reimburse Houlihan for certain expenses.

   Houlihan delivered its written fairness opinions to the general partners to the effect that, as of June 25, 1999 on the basis of its analysis summarized below and subject to the limitations described below, the consideration to be received by the limited partners of each participating partnership in connection with the merger was fair, from a financial point of view, to such limited partners. The fairness opinions do not constitute a recommendation to any limited partner as to how any such limited partner should vote on the merger.

   THE FULL TEXT OF EACH HOULIHAN LOKEY FAIRNESS OPINION, WHICH SET FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS AN APPENDIX TO THE RESPECTIVE PROSPECTUS SUPPLEMENT. THE LIMITED PARTNERS ARE URGED TO READ THE APPLICABLE OPINION IN ITS ENTIRETY.

   In arriving at its fairness opinions, Houlihan:

  . held discussions with the general partners and certain members of senior management of the partnerships to discuss the operations, financial condition, future prospects and projected operations and performance of the partnerships;

  . visited certain facilities and business offices of the general partners and AmREIT;

  . reviewed each of the partnerships' annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the general partners have identified as being the most current financial statements available and have indicated that there has been no material change in the financial position of the partnerships since such financial statements;

  . reviewed copies of each partnerships' agreement of limited partnership;

  . reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

  . reviewed drafts of this proxy statement;

  . reviewed a draft of the merger agreement to be entered into by and between AmREIT and each of the partnerships;

  . reviewed the appraisal of each of the partnerships' real property prepared by Valuation Associates;

  . reviewed the historical market prices for the AmREIT's publicly traded securities;

  . reviewed certain other publicly available financial data for certain companies that we deem comparable to the partnerships and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

  . conducted such other studies, analyses and inquiries as we have deemed appropriate.

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

   Houlihan did not, and was not requested by the general partners, to make any recommendations as to the form or amount of consideration to be paid to the limited partners in connection with the merger. Houlihan was not asked to opine on and did not express any opinion as to:

  . legal or tax consequences of the merger, including but not limited to tax consequences to the limited partners;

  . whether any limited partner should elect the cash/notes option rather than to receive shares in the merger;

  . the public market values or realizable value of the shares or the prices at which the shares may trade in the future following the merger if and when a public trading market is established for the common shares;

  . the fairness, advisability or desirability of alternatives to the merger;

  . the potential capital structure of AmREIT or its impact on the financial performance of the shares or the cash/notes option; or

  . the fairness of any aspect of the merger not expressly addressed in the Houlihan fairness opinions, including the fairness of the merger as a whole. Houlihan's opinion relates to fairness from a financial point of view of the consideration to be received by each limited partner. Houlihan's opinion does not address the fairness of the merger as a whole. Houlihan's opinion as to each partnership does not depend on the participation of any one or a combination of other partnerships. Houlihan did not perform an independent appraisal of the assets and liabilities of the partnerships.

   Although the general partners and AmREIT advised Houlihan that certain assumptions were appropriate in their view, no restrictions or limitations were imposed by the general partners upon Houlihan with respect to its investigation or the procedures followed by Houlihan in rendering its fairness opinion. Houlihan's fairness opinions are not intended to be and do not constitute a recommendation to any limited partner as to whether to accept the consideration to be received by such limited partner in connection with the merger (whether in the form of shares or the cash/notes option) or to vote in favor of the merger. It should be noted that the aggregate value of the consideration that may be received by each limited partner in connection with the merger (including any cash consideration in lieu of fractional shares to be received by the limited partners) is fixed. The ultimate value actually received by each limited partner at the time of consummation of the merger will vary depending on the market price of the shares at such time.

   Houlihan relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the partnerships and that there has been no material change in the assets, financial condition, business or prospects of each partnership since the date of the most recent financial statements made available to it. However, Houlihan's conclusions as to the fairness of the merger to any partnership was not based materially on the financial forecasts.

   Houlihan did not independently verify the accuracy and completeness of the information supplied to it with respect to the partnerships and did not assume any responsibility with respect to such information. Houlihan has not made any physical inspection or independent appraisal of any of the properties or assets of the partnerships.

   Partnership Valuation Analysis. In rendering its fairness opinions, Houlihan calculated a range of the value of each partnership on a controlling interest basis. Houlihan's analysis of the fair market value of each partnership took into consideration the income- and cash-generating capability of that partnership. Typically, an investor contemplating an investment in an enterprise with income- and cash-generating capability similar to the partnerships will evaluate the risks and returns of its investment on a going concern basis. Accordingly, after due consideration of other appropriate and generally accepted valuation methodologies, the value of each partnership has been developed primarily on the basis of capitalization of net operating cash flow and discounted cash flow approaches.

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

   All valuation methodologies that estimate the worth of an enterprise as a going-concern are predicated on numerous assumptions pertaining to prospective economic and operating conditions. Houlihan's opinions are necessarily based on business, economic, market and other conditions as they exist and can be evaluated by it at the valuation date. Unanticipated events and circumstances may occur and actual results may vary from those assumed. Any such variations may be material.

   Houlihan Used Several Methodologies in Arriving at its Fairness Opinions. Each methodology provided an estimate as to the value for each partnership. The estimated value of each partnership provides a basis of comparison to the consideration offered in the merger. Several of the analyses conducted by Houlihan also provided an estimate as to the value of the general partners' interests in the partnership. In valuing the partnerships, Houlihan performed the following analyses with respect to each partnership.

  . Pursuant to the net sale approach, Houlihan analyzed the value of the properties of each partnership (and any subject liabilities) under an orderly sale/liquidation scenario. This approach allowed Houlihan to determine the net equity value of each partnership by first determining the value of such partnership's assets and then subtracting the value of the partnership's liabilities. In order to arrive at the value of the partnership's assets, Houlihan utilized capitalization rates of net operating income of the properties of each partnership as well as multiples of the square footage of each partnership to arrive at a value for each partnership's real property. Houlihan then aggregated the resulting property values for each partnership to arrive at an aggregate value of such partnership.

   Capitalization rates utilized in the net sale approach were determined based upon (1) comparable sales data provided by the general partners; (2) statistics from the National Real Estate Index, an independent organization that compiles pricing data from real estate transactions; and (3) certain publicly available information on assets similar to the partnerships' properties. Additionally, on a property-by-property basis, a number of characteristics and financial statistics were considered, including property classification, net operating income and revenue growth, total revenues, profitability, and property's relative size. Moreover, the market and location of the property were considered. In sum, Houlihan selected capitalization rates and applied what it believes to be the appropriate capitalization rate to each property's net operating income. The net sale approach generally utilized the higher of each property's actual or projected net operating income for the annual periods selected. The net operating income for certain properties were adjusted to reflect normal income streams for such properties which were newly constructed or had recently experienced material change of circumstances such as the addition or departure of a major tenant or a significant renovation.

   Applying those selected capitalization rates to each property's normalized net operating income resulted in an aggregate value for each property. Property values were then adjusted for reasonable real estate transaction costs (i.e., assumed brokerage fees and commissions) and any contractual fees due to the general partners in the event of a property sale. The net result for each property owned by each partnership was then aggregated to arrive at an aggregate property value for each partnership based upon the net sale approach. Each partnership's aggregate property value was adjusted to reflect the capital structure of the relevant assets, the working capital assets and liabilities of the partnership, and any excess cash or other liabilities. The general partners then divided the resulting value among the limited partners and general partners of each partnership based upon the rights and privileges of the partnership agreement.

  . An alternative methodology was an income approach analysis which, like the net sale approach, considered the capitalization rates and multiples of square footage to arrive at the estimated value of each partnership's underlying real properties. However, rather than assuming a sale of real properties, the income approach analysis did not include a reduction in relative values for the transaction costs associated with the sale of the properties. Thus, the income approach analysis used the aggregate net operating income and square footage for each property, as determined in the net sale analysis, and appropriate capitalization rates and square foot multiples to determine the aggregate value of each partnership. The resulting value was then divided among the limited partners and general partners of each partnership based upon the rights and privileges of the partnership agreement.

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

  . Another methodology applied was the unit yield approach, pursuant to which each partnership's estimated value was re-estimated by calculating capitalization rates for alternative investments such as publicly traded real estate investment trusts and privately held real estate companies whose securities sales are periodically monitored in a publication entitled the "Partnership Spectrum." The capitalization rates for the indicated alternative investments ranged between approximately 5.0% to 10.0%. Using these capitalization rates as a proxy for the required return on the partnerships' securities and then applying the range of required returns to the partnerships' limited partner distributions as a perpetual flow resulted in an indication of the value of the limited partners' aggregate interests in each partnership.

   The aforementioned approaches provided Houlihan with a range of values for the aggregate limited partner interests of each partnership. Additionally, Houlihan considered the results of the real estate appraisals performed by Valuation Associates on behalf of each partnership. Houlihan then considered, among other things, (1) the premiums paid in transactions involving entities such as the partnerships and the merger as proposed; and (2) the premiums above net asset value exhibited in secondary market trades of partnership interests (as reported in such publications as the "Partnership Spectrum") for control block acquisitions and partnerships with similar assets. After due consideration of other appropriate and generally accepted valuation methodologies, Houlihan developed the value of each partnership primarily on the basis of capitalization of net operating cash flow and discounted cash flow approaches under the income analysis approach.

   Based on all of the aforementioned analyses, Houlihan derived the following ranges of values of the aggregate limited partnership interests in the partnerships as set forth in the table below:

                                                 Houlihan Lokey
                                                 Range of Value
                                             ----------------------- Transaction
                                                High         Low        Value
                                             ----------- ----------- -----------
Fund III.................................... $   657,000 $   459,000 $   877,841
Fund IV.....................................     450,000     219,000     509,337
Fund V......................................     537,000     390,000     453,473
Fund VI.....................................     398,000     229,000     346,000
Fund VII....................................   1,242,000     916,000     952,272
Fund VIII...................................   2,418,000   1,583,000   1,705,035
Fund Goodyear...............................   1,352,000     973,000   1,071,732
Fund IX.....................................   5,494,000   3,985,000   5,344,801
Fund X......................................  10,686,000   8,798,000  10,495,000
Fund XI.....................................   7,457,000   5,074,000   6,326,192
                                             ----------- ----------- -----------
                                             $30,691,000 $22,626,000 $28,081,683
                                             =========== =========== ===========

   With respect to arriving at the value of the consideration to be received by the limited partners, Houlihan then considered the value of the shares and/or the cash/notes to be received by the limited partners in connection with the merger. Houlihan considered AmREIT's pro forma net operating income and, in a manner similar to the aforementioned sale and income approach, Houlihan capitalized the net operating income to arrive at a pro forma net asset value for AmREIT. (Houlihan did not assume any liquidation costs in its pro forma valuation.) Houlihan then added the value of AmREIT's advisory business, based upon AmREIT's purchase price for the advisor in the advisor acquisition, to AmREIT's net asset value. Houlihan then multiplied the number of shares to be received by each partnership by the estimated valuation of the shares to arrive at the valuation of the consideration to be received by the limited partners of each partnership.

   The foregoing summaries describe the material points of more detailed analyses performed by Houlihan in connection with rendering the Houlihan fairness opinions. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is, therefore, not readily susceptible to summary description. In rendering its fairness opinions, Houlihan did not attribute any particular weight to any analysis or factor considered by it but rather made the appropriate judgments as to the significance and relevance of each analysis and factor. While there were no material factors that did not support Houlihan's fairness opinions, Houlihan believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete view of the processes underlying the analyses set forth in the Houlihan fairness opinions. In its analysis, Houlihan made numerous assumptions with respect to the partnerships, general real estate industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond its control and beyond the control of the partnerships. The estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by the analyses.

   Conditions and Limitations. The conclusions resulting from the above-described analyses lead Houlihan to conclude that the consideration to be received by the limited partners of each partnership in connection with the merger is fair to the aggregate limited partners of each partnership from a financial point of view.

   The foregoing analyses required studies of the overall market, economic and industry conditions in which the partnerships and AmREIT operate, the partnerships' and AmREIT's operating results, and the partnerships' distributions to the limited partners. Research into, and consideration of, these conditions were incorporated into the analyses.

   Houlihan's fairness opinions are based on the business, economic, market and other conditions as they existed as of June 25, 1999. In rendering its opinions, Houlihan relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Houlihan by the general partners and AmREIT was reasonably prepared and reflect the best current available estimates of the financial results and condition of the partnerships and AmREIT. Houlihan relied on the assurance of the general partners that any financial projections or pro forma statements or adjustments provided to Houlihan were in the judgment of the general partners and AmREIT reasonably prepared or adjusted on bases consistent with actual historical experience or reflecting the best currently available estimates and good faith adjustments; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan fairness opinions; and that the general partners and AmREIT are not aware of any information or facts regarding the general partners and AmREIT or the partnerships that would cause the information supplied to Houlihan to be incomplete or misleading in any material respect. Houlihan did not independently verify the accuracy or completeness of the information supplied to it with respect to the partnerships or AmREIT and does not assume responsibility for the accuracy or completeness of such information. Except as set forth above, Houlihan did not make any physical inspection or independent appraisals of the properties or assets of the partnerships or AmREIT.

                                   APPRAISALS

   General. Valuation Associates has prepared and delivered to each partnership an appraisal report dated June 16, 1999, based upon and subject to the matters referenced in the appraisal, containing its opinion regarding the market value of each partnership and each of its properties as of May 31, 1999. Valuation Associates is a nationally recognized independent and fully diversified real estate firm with extensive valuation experience. AmREIT and the partnerships decided to retain Valuation Associates to render these appraisals in connection with the merger because of its valuation experience with respect to real estate and transactions similar to the merger.

   The purpose of the appraisals is to establish the relative leased fee values of the properties in each partnership's portfolio. Both the independent directors and the general partners used the appraisals to assist them in determining the reasonableness of the proposed consideration payable by AmREIT to each partnership in the merger. Valuation Associates' appraisals of the partnerships' properties address the market value of each partnership's leased and ownership interest in each property and the liquidation value of each partnership's properties, based on certain specified assumptions.

   Market Value/Going Concern -- Valuation Methodology. Valuation Associates' appraisals of the market value of the leased fees of the partnerships' properties primarily involved the income approach. The cost approach and the sales comparison approach were usually used only in instances where the valuation of the underlying property was required or for select closed sales with no current rent. The uses of the approaches to value are summarized below:

  . The income approach to value was relied upon as the primary appraisal technique based upon the properties' capability to generate net income and to be bought and sold in the marketplace.

  . Income Approach is defined as a set of procedures through which an appraiser derives a value indication for an income producing property by converting its anticipated benefits (cash flows and reversion) into property value. This conversion can be accomplished in two ways, one year's income expectancy can be capitalized at a market derived capitalization rate or at a capitalization rate that reflects a specified income pattern return on investment and change in the value of investment. Alternatively, the annual cash flows for the holding period and the reversion can be discounted at a specified yield rate.

  . The cost approach and the sales comparison approaches were applied in Valuation Associates' analysis and were considered to be relevant only:

    --where a value for a reversionary interest in the property was required and the use of direct capitalization would not have been the method of choice; and

    --to estimate rent for vacant properties with no rent.

  . Cost Approach is defined as a set of procedures through which a value indication is derived for the fee simple interest in a property by estimating the current cost to construct a reproduction of or replacement for the existing structure, deducting accrued depreciation from the reproduction or replacement cost and then adding the estimated land value plus an entrepreneurial profit. Adjustments may be then made to the indicated fee simple value of the subject property to reflect the value of the property interest being appraised.

  . Sales Comparison Approach is defined as a set of procedures in which a value indication is derived by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison and making adjustments to the sale prices of the comparables based on the elements of comparison. The Sales Comparison Approach may be used to value improved properties, vacant land, or land being considered as though vacant. It is the most common and preferred method of land valuation when comparable sales data are available.

   A typical investor in the marketplace considering the purchase of an income producing property will primarily focus on the income stream generated by the lease payments as well as the estimated reversion at the end of the holding period. It is to be noted, however, that the reversion for an income producing property is directly related to its income potential. Therefore the Income Approach is the best indicator of value for income producing properties such as the ones included in the portfolios at hand. Our valuation methodology relied on the Income Approach using a discounted cash flow analysis in which the current value is estimated by discounting the future income stream and reversion associated with the property.

   The Cost Approach is a more reliable indicator of value for special purpose properties and "new construction" where the estimate of accrued depreciation is less subjective. This approach is seldom relied on by investors purchasing income producing properties and was not used for properties with rental income.

   The Sales Comparison Approach relies on the premise that an investor would not pay for the subject property more than what would be paid for a comparable property after adjustment for differences for such factors as location, size of the building, size of the land, age, type of construction, zoning and so forth. The drawback to this approach is not unless you have complete and accurate, often confidential and unavailable information for each comparable properties, comparison and derivation of adjustments can be meaningless.

   The subject of our valuation consists primarily of a portfolio of income producing properties and therefore justified reliance on the application of the Income Approach as the primary valuation methodology. Comparable sales were used to derive an appropriate discount rate and terminal capitalization rate and their sales prices per square foot provided a price range that was used as a check and benchmark in the valuation for each property.

   Since the appraisals involved the estimation of the aggregate market value of the leased and ownership interests of each partnerships' properties, Valuation Associates determined that only the income approach provided a true test of market value for the properties. The value of the properties was developed by the capitalization of the lease payments into present value using the discounted cash flow analysis, whereby anticipated future income streams over a seven-year holding period were discounted at a market-derived rate of 9.25% to 12.00% (depending on the property) to a net present value estimate using a cash flow model and a revisionary value (sale at the end of the seventh year) was discounted at a market-derived terminal capitalization rate of 10.50% to 12.25%. Terminal Capitalization Rate is defined as the rate used to convert income (example NOI cash flow) into an indication of the anticipated value of the subject real property at the end of the holding period. The Terminal Capitalization Rate is used to estimate the resale value of the property. Also called Residual Capitalization Rate. Market Derived Rate may be a terminal capitalization rate or going end capitalization rate or discount rate or yield rate that is derived from the market from either sales of comparable income producing properties or via interviews of market participants. Valuation Associates made certain assumptions in determining its cash flow analysis with respect to its market value analysis of each partnership. These assumptions included:

  . a seven-year holding period for each property;

  . a $250,000 annual allowance related to normal day-to-day operations, including functions relating to compliance with the SEC reporting requirements, investor relations and communications and management issues not specifically related to property level activities;

  . a 4% annual allowance for a management fee; and

  . a flat amount of $400 per property, per year for miscellaneous expenses such as bookkeeping, legal fees and other pro rata charges. Anticipated rental income as well as adjustments for vacancy with no rent being paid, percentage rent, management fees and administrative expenses were analyzed over the holding period.

   The selection of the discount rate to be applied to the estimated cash flow over the seven-year holding period for each property was based upon Valuation Associates' multi-tiered analysis of the risk involved with each property. For each property, Valuation Associates first analyzed both general and specific market risks, lessee/borrower risk and property risk. Next, Valuation Associates evaluated the attitude and expectation of market participants and compared this to a variety of alternative investment vehicles such as stock, bonds or other real estate investments. Finally, Valuation Associates looked at the individual tenants' company profile and financial strength based on stock reports, investor publications, trade journals and discussions with market participants.

   At the end of the seven-year holding period, Valuation Associates assumed that the properties of each partnership would be sold in an orderly manner. For purposes of such sale, Valuation Associates assumed that the partnership would incur a 3.5% sales expense, which included any fees for brokerage or attorneys, applicable closing costs and miscellaneous charges upon disposition of the properties.

   Property Valuation Assumptions. The special assumptions made by Valuation Associates in its appraisals of each partnership's properties are set forth in summary form as follows:

  . Client Provided Information. The partnerships provided Valuation
    Associates with leases for properties in the portfolios, summarized data pertaining to sales volumes, lease data and other property specific data such as surveys and site plans. Valuation Associates assumed, for purposes of its appraisals that this information was true and complete as of the date given and stated in its report that it has no reason to believe that the data with which AmREIT provided them is inaccurate in any material respect.

  . Physical Inspections. The independent directors and general partners requested that Valuation Associates conduct personal inspections of each of the properties.

  . Litigation. Valuation Associates assumed that each of the properties is free from any pending or proposed litigation, civil engineering improvements or eminent domain proceedings, unless it received specific information otherwise.

    --Material Adverse Changes. The date of the appraisals is May 31, 1999.
     In the event that any given tenant within the portfolio files for bankruptcy or suffers significant adverse financial or operational changes subsequent to the date of the reports, Valuation Associates reserves the right to revise the appraisal relating to such tenant and such property.

    --Highest and Best Use. For purposes of the appraisals, Valuation
     Associates assumed that the existing building improvements represent the highest and best use of the respective properties.

    --Joint Ventures and Tenants in Common. For the properties in each partnership that are under a joint venture agreement, Valuation Associations allocated the respective proportionate value of the property in question to each Partnership in the joint venture agreement.

    --Real Estate Only. The appraisals are for the value of the real estate only and do not include furniture, fixtures and equipment in the stores.

   There were no assets subject to any material qualifications by Valuation Associates with respect to the valuation.

   The date of the value of the properties of each partnership, as set forth in the appraisal rendered by Valuation Associates is May 31, 1999. As of the date of this proxy statement, neither AmREIT nor any of the partnerships is aware of any material event subsequent to the date of the appraisal that would result in any material changes to any of the values set forth in the appraisals rendered by Valuation Associates. The appraisals rendered by Valuation Associates will be updated and a supplemental proxy statement will be provided to you if AmREIT determines that any event has occurred or condition has changed since the date of the appraisals that may have caused a material change in the values reported.

   In connection with the merger, AmREIT paid or will pay, on behalf of the partnerships which approve the merger, Valuation Associates approximately $53,000 in the aggregate for its real estate appraisal services.

AmREIT may engage Valuation Associates for future valuations and appraisals of properties of AmREIT. There is no contract, agreement or understanding between AmREIT and Valuation Associates regarding any future engagement.

   Liquidation Valuation. AmREIT and the partnerships also requested that Valuation Associates provide them with a liquidation value for the properties of each of the partnerships. In providing AmREIT and the partnerships with that estimate, Valuation Associates made several assumptions regarding the conditions under which we would be selling the properties of each partnership. These assumption were then applied to the market value derived for each property as described above. These assumptions include:

  . Time Period. Valuation Associates assumed that the liquidation of the partnerships' properties would occur over a six-month period. In estimating the liquidation period, Valuation Associates relied on interviews with market participants, their professional opinion, and consideration of the size of the portfolio and the quality of the properties that it comprises. The six month period was determined to be a reasonable length of time that would be necessary to liquidate the portfolios in an orderly manner in light of the number of properties and quality of properties involved. According to Valuation Associates, this would shorten the normal marketing period estimate by as much as 50%. Thus, Valuation Associates assumed that for a six-month period, a discount of 5% from the appraised discounted present value would be necessary.

  . Marketing of Properties. Each partnership would make an aggressive marketing effort in the sale of the properties. In connection with this assumption, Valuation Associates allowed for 2% of the appraised present value of each property as a reasonable amount for the increased marketing effort and contingency costs.

  . Brokered Sales. In light of the six-month liquidation period assumption, Valuation Associates assumed (and AmREIT and the partnerships agreed) that in such a liquidation, AmREIT and the partnerships would enlist the assistance of brokers. Based upon that assumption and upon current market research, Valuation Associates applied a 3% brokerage commission to the present values of the properties.

  . Other Fees. Valuation Associates also assumed that AmREIT and the partnerships would have attorney, consultant and appraisal fees, as well as transfer taxes, surveys, title insurance and other related expenses that would amount to approximately 2.5% of the present value of the properties in each of the Partnerships.

                                                                     Appraised
                                                                     Value per
                                                        Valuation     Average
                                                       Associates     $1,000
                                         Terminal Cap   Appraised   Adjusted LP
                 Partnership                Rate(1)       Value    Investment(3)
                 -----------             ------------- ----------- -------------
     Fund III*..........................    10.75%     $   793,000    $  848
     Fund IV*...........................      (2)          479,000       779
     Fund V*............................ 10.75%-11.75%     426,000       925
     Fund VI*........................... 10.75%-11.75%     333,000     1,130
     Fund VII*.......................... 10.75%-12.25%     886,000       787
     Fund VIII*......................... 10.50%-12.25%   1,580,000       852
     Fund Goodyear*.....................    10.50%       1,017,000       827
     Fund IX**.......................... 10.50%-10.75%   5,047,000       936
     Fund X**........................... 10.50%-11.25%  10,088,000       881
     Fund XI**.......................... 10.50%-11.50%   6,001,000       850

--------

* The original investment per unit was $30,000. The appraised value per unit does not take into consideration any previous return of capital or distributions from operations.

** The original investment per unit was $1,000. The appraised value per unit does not take into consideration any previous return of capital or distributions from operations.

(1) The appraisals were based on a discounted cash flow analysis over a seven year holding period. Additionally, a terminal capitalization rate applied to a reversionary cash flow model was used to compare to the discounted cash flow analysis. The terminal capitalization rate is applied to the end of the income stream, not the first year income stream, resulting in a higher capitalization rate.

(2) A terminal capitalization rate was not utilized for Fund IV due to the nature of the assets. The properties in Fund IV include an Atlas note and a Bennegan's Restaurant. A terminal cap rate is not used for the Atlas note because it is a finite asset that does not continue beyond the analysis period. Bennegan's is owned under a ground lease where the physical building is returned to the land owner at the end of the lease. As such, a terminal cap rate analysis is not appropriate due to the changing nature of the rental income.

(3) Amounts reflected only represent the appraised value of the partnership per average $1,000 limited partner investment. It does not take into consideration the premium AmREIT is paying in addition to the appraised value, nor does it include the net cash of each partnership. For an analysis of the total transaction value per average $1,000 limited partner investment, see "SUMMARY--Consideration Paid to the Partnerships"on page
       .

                     AmREIT PRO FORMA FINANCIAL INFORMATION

   The pro forma financial information of AmREIT for the year ended December 31, 1998 and the six months ended June 30, 1999 are included in this proxy statement starting at page F-2. The pro forma financial balance sheet has been prepared as if each of the transactions had occurred as of June 30, 1999: (1) the issuance of 213,260 initial shares pursuant to the advisor acquisition; (2) the merger and the related transactions. The pro forma statements of operations of AmREIT for the year ended December 31, 1998 and for the six months ended June 30, 1999 have been prepared as if each of the transactions had occurred as of January 1, 1998. The pro forma financial information has been prepared using the purchase method of accounting whereby the assets and liabilities of the partnerships are allocated based upon estimated fair value, based upon preliminary estimates, which are subject to change as additional information is obtained. The purchase price and the allocations of the purchase price are subject to final determination based upon estimates and other evaluations of fair value. Therefore, the purchase price and the allocations reflected in the pro forma financial information may differ from the amounts ultimately determined.

   The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AmREIT that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial position or results of operations. In the opinion of the AmREIT management, all material adjustments necessary to reflect the effect of these transactions have been made. The pro forma statements of operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1999.

                        FEDERAL INCOME TAX CONSEQUENCES

General

   The following summary of material federal income tax consequences that may be relevant to a holder of common shares is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and stockholders holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws. Unless otherwise indicated, the terms "we," "us," and "our" when used herein refer to AmREIT.

   The statements in this discussion are based on current provisions of the Internal Revenue Code of 1986, as amended, existing, temporary and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court. Locke Liddell & Sapp, tax counsel to AmREIT, is of the opinion that, except for statements of fact or as otherwise specifically noted, all information contained under this caption "FEDERAL INCOME TAX CONSEQUENCES" is correct in all material respects. Unlike a tax ruling (which will not be sought, except as otherwise described in this proxy statement), an opinion of counsel, which is based on counsel's review and analysis of existing law, is not binding on the IRS. Accordingly, no assurance can be given that the IRS would not successfully challenge the opinions set forth herein.

   This discussion is not intended as a substitute for careful tax planning. You consult with your own tax advisor regarding the specific tax consequences to you of the merger and the reorganization and the ownership and disposition of common stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, disposition and election, and of potential changes in applicable tax laws.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because each partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, limited partners are required to take into account their share of the income or loss of their respective partnership, regardless of whether any cash is distributed to them. If a partnership is acquired by AmREIT, limited partners voting "For" the merger will receive shares of AmREIT common stock. Limited partners who vote "Against" the merger but whose partnership approves the merger otherwise will receive shares of AmREIT common stock unless they elect the cash/notes option, in which case they will receive cash and notes.

   If a partnership is acquired by AmREIT and its limited partners receive shares of AmREIT common stock, their ownership of shares of AmREIT common stock will affect the character and amount of income reportable by them in the future. Each partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owners of partnership interests, limited partners must take into account their distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to them. Each partnership supplies that information to limited partners annually on a Schedule K-1. The character of the income that limited partners recognize depends upon the assets and activities of their respective partnership and may, in some circumstances, be treated as income which may be offset by any losses limited partners may have from passive activities.

   In contrast to treatment as limited partners, if the partnerships and acquired by AmREIT limited partners receiving shares of AmREIT common stock, as a stockholders of AmREIT, will be taxed based on the amount of distributions they receive from AmREIT. Each year AmREIT will send its stockholders a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to its stockholders during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than the partnerships' tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by each partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from each partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as each partnership, a larger portion of the distributions could constitute taxable income to limited partners. In addition, the character of this income to limited partners as stockholders of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to stockholders and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to its stockholders.

Tax Consequences of the Merger and the Reorganization

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of each partnership acquired by AmREIT will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Each partnership will then immediately liquidate and distribute such property to its limited partners. The IRS requires that limited partners recognize a share of the income or loss, subject to the limits described below, recognized by their partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger. The estimated taxable gain and loss based on the exchange price, for an average $1,000 original limited partner investment in their partnership, is set forth in the table below for those limited partners subject to federal income taxation.

                                                           Estimated Gain/(Loss)
                                                            per Average $1,000
                                                             Original Limited
                                                           Partner Investment(1)
                                                           ---------------------
      Taylor Income Investors, Ltd........................         $287
      Taylor Income Investors IV, Ltd.....................           --
      Taylor Income Investors V, Ltd......................          332
      AAA Net Realty Fund VI, Ltd.........................          485
      AAA Net Realty Fund VII, Ltd........................           97
      AAA Net Realty Fund VIII, Ltd.......................          142
      AAA Net Realty Fund Goodyear, Ltd...................           79
      AAA Net Realty Fund IX, Ltd.........................          172
      AAA Net Realty Fund X, Ltd..........................           23
      AAA Net Realty Fund XI, Ltd.........................          (35)

--------
(1) Values are based on the exchange price negotiated by the general partner(s) and AmREIT. Upon listing the shares of AmREIT common stock on an exchange, the actual prices at which the shares of AmREIT common stock will trade on the exchange may be significantly below the exchange price.

   As a general rule, an actual or deemed transfer of assets of a partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If a partnership is acquired by AmREIT and no limited partners elect the cash/notes option, such partnership will receive solely shares of AmREIT common stock in exchange for its partnership's assets. As a result, such partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by such partnership and (b) the amount of such partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by such partnership to AmREIT.

   If a partnership is acquired by AmREIT and one or more limited partners elect the cash/notes option, such partnership will receive shares of AmREIT common stock, cash and notes in exchange for such partnership's assets. Because
the principal portion of the notes will not be due until         , 2006, the
merger of such partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of such partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by such partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by such partnership multiplied by the ratio that the gross profit realized by such partnership in the merger bears to the total contract price for such partnership's assets. To the extent such partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by such partnership in the year of the merger.

   The gross profit that each partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for each partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering each partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by each partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Each limited partner's share of gains or losses from the sale of section 1231 assets of its partnership would be combined with any other section 1231 gains and losses that such limited partner recognizes in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that has "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means the limited partner's aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by the partnership prior to sale. In general, each limited partner may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.


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   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that each partnership recognizes will be allocated to limited partners in accordance with the terms of the partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain the partnership recognizes, the electing limited partner still will be required to take into account its share of the partnership's gain as determined under the partnership agreement of the partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Partnership Termination. If a partnership is acquired by AmREIT, the partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to its limited partners. The shares of AmREIT common stock or cash and notes will be distributed among its limited partners in a manner that the general partners of the partnership determine to be pro rata based on the respective capital account balances. The taxable year of the partnership will end at this time, and limited partners must report in their taxable year that includes the date of the merger, their share of all income, gain, loss, deduction and credit for the partnership through the date of the merger (including gain or loss resulting from the merger described above). If their taxable year is not the calendar year, they could be required to recognize as income in a single taxable year their share of the partnership's income attributable to more than one of its taxable years.

   Limited partners receiving shares of AmREIT common stock in the merger, in addition to their share of the gain or loss described above that they recognized as a result of the deemed sale of their partnership's assets, will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that they receive (determined on the closing date of the merger) and their adjusted tax basis in their partnership interests (adjusted by their distributive share of income, gain, loss, deduction and credit for the final taxable year of their partnership (including any such items recognized by their partnership as a result of the merger) as well as any distributions they receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Their basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and their holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   Limited partners that receive cash and notes in the merger, in addition to their share of the gain or loss described above that they recognized as a result of the deemed sale of their partnership's assets, will recognize gain to the extent that the amount of cash they receive in the merger exceeds their adjusted basis in their partnership interests (adjusted by their distributive share of income, gain, loss, deduction and credit for the final taxable year of their partnership (including any such items recognized by their partnership as a result of the merger) as well as any distributions they receive in such final taxable year (other than the distributions of the cash and notes)). Their basis in the notes distributed to them will equal their adjusted basis in their partnership interests, reduced (but not below zero) by the amount of any cash distributed to them and their holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include their holding period for their partnership interests.

   Because the assets of each partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by limited partners if they are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and they are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. Limited partners that are

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included in one of the four classes of exempt organizations noted in the previous sentence may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. Limited partners that receive cash and notes in the merger, under general principles of the Code, must include stated interest in income in accordance with their method of tax accounting. Accordingly, if they use the accrual method of tax accounting, they must include stated interest in income as it accrues and, if they use the cash method of tax accounting, they must include stated interest in income as it is actually or constructively received.

   Payments of interest income to limited partners will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if such limited partner are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if such limited partners are an individual investor, they may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of their adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, holders of notes will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) their tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes held at the end of the taxable year (together with any other installment obligations received during the year) exceeds $5,000,000, the holder may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that such noteholder has deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.


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   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

Consequences of Ownership of an Interest in a REIT

   We have elected to be treated as a REIT under Sections 856 through 860 of the Code for federal income tax purposes commencing with our taxable year ended December 31, 1993. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot however, assure you that such requirements will be met in the future.

   Locke Liddell & Sapp LLP, our legal counsel, is of the opinion that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that, after giving effect to the merger, our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT as of the date of this proxy statement and that our proposed manner of operation and diversity of equity ownership will enable us to continue to satisfy the requirements for qualification as a REIT in the future if we operate in accordance with the method of operations described herein, including our representations concerning our intended method of operation. However, no opinion can be given that we will actually satisfy all REIT requirements in the future since this depends on future events. You should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Locke Liddell & Sapp LLP is based on various assumptions as well as on certain representations made by us as to factual matters, including a factual representation letter provided by us. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of stock ownership. Locke Liddell & Sapp LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our stockholders.
See "-- Failure to Qualify as a REIT" below on page    . The following is a
summary of the material federal income tax considerations affecting us as a REIT and our stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

REIT Qualification

   We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more directors. Our taxable year must be the calendar year. Our beneficial ownership must be evidenced by transferable shares. Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of our capital stock may be held, directly or indirectly, applying the applicable constructive ownership rules of the Code, by five or fewer individuals at any time during the last half of each of our taxable years. We must also meet certain other tests, described below, regarding the nature of our income and assets and the amount of our distributions.

   Our outstanding common shares are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy these stock ownership requirements. To protect against violations of these stock ownership requirements, our declaration of trust provides that no person is permitted to own, applying constructive ownership tests set forth in the Code, more than 9.8% of the outstanding common stock, unless the trust managers (including a majority of the independent trust managers) are provided evidence satisfactory to

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them in their sole discretion that our qualification as a REIT will not be jeopardized. In addition, our declaration of trust contains restrictions on transfers of capital stock, as well as provisions that automatically convert shares of stock into excess securities to the extent that the ownership otherwise might jeopardize our REIT status. These restrictions, however may not ensure that we will, in all cases, be able to satisfy the stock ownership requirements. If we fail to satisfy these stock ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See the section below entitled "-- Failure to Qualify as a REIT" on page 89.

   To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of shares of common stock. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

   We currently satisfy, and expect to continue to satisfy, each of these requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

   Sources of Gross Income. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income -- a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. The Code allows a REIT to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income of the REIT.

   In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of
Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of any partnership in which we own an interest are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.

   75% Gross Income Test. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

  (1) rents from real property;

  (2) interest on loans secured by real property;

  (3) gain from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our business, referred to below as "dealer property");

  (4) income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property");

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  (5) distributions on, or gain from the sale of, shares of other qualifying
      REITs;

  (6) abatements and refunds of real property taxes;

  (7) amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and

  (8) "qualified temporary investment income" (described below).

In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property we have held for at least four years.

   We expect that substantially all of our operating gross income will be considered rent from real property and interest income. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. We do not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipt or sales is permitted as rent from real property and we will have leases where rent is based on a percentage of gross receipt or sales. We generally do not intend to lease property and receive rentals based on the tenant's income or profit. Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and Section 856(d)(5) of the Code, own a 10% or greater interest.

   A third exclusion from qualifying rent income covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services we provide are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of our direct cost of performing such services, is 1% or less of the total income derived from the property, then the provision of such non-customary services shall not prohibit the rental income (except the non-customary service income) from qualifying as "rents from real property."

   We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, we believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

   Upon the ultimate sale of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

   95% Gross Income Test. In addition to earning 75% of our gross income from the sources listed above, 95% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and

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95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

   Failing the 75% or 95% Tests; Reasonable Cause. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including brokerage commissions or other fees for services rendered. We may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and that income, together with other nonqualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish subsidiaries of which we will hold less than 10% of the voting stock to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and qualify for the 95% income test. The ability to establish such subsidiaries could be adversely impacted by proposals contained in President Clinton's 2000 Federal Budget Proposal. See the section below entitled "-- Proposed Legislation" on page 90.

   If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if (1) we report the source and nature of each item of our gross income in our federal income tax return for that year; (2) the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax; and (3) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed below, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests for that year. See "-- Taxation as a REIT" below on page 88.

   Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by any subsidiary partnerships), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our and our subsidiary partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties, and to make occasional sales of the properties as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

   Character of Assets Owned. At the close of each calendar quarter of our taxable year, we also must meet two tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, although the balance of our assets generally may be invested without restriction, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets or (2) more than 10% of the outstanding voting securities of any single issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and

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items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

   After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

   Annual Distributions to Stockholders. To maintain our REIT status, we generally must distribute as a dividend to our stockholders in each taxable year at least 95% of our net ordinary income. Capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) 95% of the sum of (a) our "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (2) certain limited categories of "excess noncash income," including, income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount income. REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

   A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to stockholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than our next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the stockholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of
(a) 85% of our "ordinary income" plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

   To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class.

   We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 95% of our taxable income, we would be taxed on the retained 5%. Under certain circumstances we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 95% distribution requirement, we may cause our operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

   If we fail to meet the 95% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to cure the failure retroactively by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.

Taxation as a REIT

   As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT Taxable Income to our stockholders. This treatment effectively eliminates the "double taxation" imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when such income is distributed. We generally will be taxed only on the portion of our taxable income that we retain, which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to stockholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. We do not anticipate that we will pay any of those preferential dividends. Because excess stock will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect our ability to deduct our dividend payments.

   Even as a REIT, we will be subject to tax in certain circumstances as follows:

  (1) we would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%). Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property;

  (2) a confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;

  (3) if we fail to meet either the 75% or 95% source of income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test, times (b) a fraction intended to reflect our profitability;

  (4) we will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our stockholders;

  (5) if we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

  (6) under regulations that are to be promulgated, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that we acquire in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period. The results described in this paragraph with respect to the recognition of built-in gain assume that we will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 2000 Federal Budget Proposal. See the section below entitled "-- Proposed Legislation" on page 90; and

  (7) we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

Failure to Qualify as a REIT

   For any taxable year in which we fail to qualify as a REIT and certain relief provisions do not apply, we would be taxed at regular corporate rates, including alternative minimum tax rates on all of our taxable income. Distributions to our stockholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to our stockholders and, because the stockholders would continue to be taxed on the distributions they receive, the net after tax yield to the stockholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in our common stock. If we lose our REIT status, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated. It is not possible to state whether in all circumstances we would be entitled to this statutory relief. In addition, President Clinton's 2000 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 2000. If enacted, this provision could effectively preclude us from re-electing to be taxed as a REIT following a loss of REIT status. See the section below entitled "-- Proposed Legislation" on page 90.

Taxation of Taxable U.S. Stockholders

   Except as discussed below, distributions generally will be taxable to taxable U.S. stockholders as ordinary income to the extent of our current or accumulated earnings and profits. We may generate cash in excess of our net earnings. If we distribute cash to stockholders in excess of our current and accumulated capital earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each stockholder to the extent of the adjusted tax basis of the stockholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares of stock. A stockholder who has received a distribution in excess of current and our accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding preferred stock, if any, and then to the common stock.

   Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

   Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time the tax characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

   We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would:

  . include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

  . be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's long-term capital gains;

  . receive a credit or refund for the amount of tax deemed paid by it;

  . increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

  . in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

   Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as income from a passive activity, within the meaning of Section 469 of the Code, since income from a passive activity generally does not include dividends and gain attributable to the disposition of property that produces dividends. As a result, U.S. stockholders subject to the passive activity rules will generally be unable to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

   Generally, gain or loss realized by a stockholder upon the sale of common stock will be reportable as capital gain or loss. If a stockholder receives a long-term capital gain dividend from us and has held the shares of stock for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

   In any year in which we fail to qualify as a REIT, the stockholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate stockholders will qualify for the dividends received deduction and the stockholders will not be required to report any share of our tax preference items.

Proposed Legislation

   The rules dealing with Federal income taxation are constantly under review by Congress, the IRS and the Treasury Department. For example, on February 1, 1999, President Clinton released a proposed budget for fiscal year 2000. The budget proposal contained a variety of proposed income tax changes, three of which pertain to REITs. First, under current law, REITs may not own more than 10% of the voting stock of a regular corporation. Under the proposal, they also would not be permitted to own more than 10% of the value of all classes of stock of a corporation unless the corporation qualified as a "qualified business subsidiary" or a "qualified independent contractor subsidiary." Even if it did so qualify, the proposal would disallow a deduction for all interest payments on debt to, or guaranteed by, a REIT that owns stock of such entities. Second, a new restriction would be imposed on REITs, prohibiting any one person other than a REIT from owning more than 50% of the total combined voting power of all voting stock or more than 50% of the total value of shares of all classes of stock of the REIT. Current law already contains ownership restrictions applicable to individuals; this new limitation would affect owners other than individuals. This proposal would be effective for entities electing REIT status for taxable years beginning on or after the date of first committee action. Third, a regular C corporation with a fair market value of more than $5,000,000 which elects REIT status or merges into a REIT would be treated as if it had liquidated and distributed all its assets to its shareholders, and its shareholders had then contributed the assets to the electing or existing REIT. This deemed liquidation would cause the regular corporation to be taxed as if it had sold its assets for fair market value and would cause its shareholders to be taxed as if they had sold their stock for fair market value. The proposal would be effective for elections that are first effective for a taxable year beginning after January 1, 2000, and for mergers into REITs after December 31, 1999. Changes to the Federal laws and interpretations thereof could adversely affect the tax consequences of an investment in our common shares. We cannot predict whether, when, in what forms, or with what effective dates, these or any other provisions could become effective.

   Partially in response to the first proposal described above, legislation has been introduced in the House of Representatives and the Senate proposing the adoption of the Real Estate Investment Modernization Act of 1999. This proposed legislation, if enacted, also would prohibit a REIT from owning more than 10% of the total voting power and more than 10% of the total value of the outstanding securities of any one issuer, unless that issuer constitutes a "taxable REIT subsidiary." However, the definition of a taxable REIT subsidiary contained in this proposed legislation is broader than the budget proposal definition of a qualified business subsidiary or a qualified independent contractor subsidiary. Changes to the federal laws and interpretations thereof could adversely affect the tax consequences of an investment in us. We cannot predict whether, when, in what forms, or with what effective dates, these or any other provisions could become effective.

Backup Withholding

   We will report to our stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a stockholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that stockholder a tax of 31%. These rules may apply (1) when a stockholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies us that the stockholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the stockholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to stockholders who fail to certify their non-foreign status.

   The United States Treasury has recently issued final regulations (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of common stock.

Taxation of Tax-Exempt Entities

   In general, a tax-exempt entity that is a stockholder will not be subject to tax on distributions or gain realized on the sale of shares. In Revenue Ruling 66-106, the IRS confirmed that a REIT's distributions to a tax-exempt employees' pension trust did not constitute unrelated business taxable income
(UBTI). A tax-exempt entity may be subject to UBTI, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code. The Revenue Reconciliation Act of 1993 has modified the rules for tax-exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Code and are exempt from tax under
Section 501(a) of the Code ("qualified trusts") for tax years beginning after December 31, 1993. In determining the number of stockholders a REIT has for purposes of the "50% test" described above under "-- REIT Qualification" on
page    , generally, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their interests in the trust and will not be treated as held by the trust.

   A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.

   For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20) of the Code, respectively, income from an investment in our capital stock will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the UBTI generated by the investment in our capital stock. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

Taxation of Foreign Investors

   The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective foreign stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares of common stock, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

   Dividends that are not attributable to gain from any sales or exchanges we make of United States real property interests and which we do not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common stock is treated as effectively connected with the foreign stockholder's conduct of a United States trade or business, the foreign stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to those dividends, and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation. For withholding tax purposes, we are currently required to treat all distributions as if made out of our current and accumulated earnings and profits and thus we intend to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a foreign stockholder unless (1) the foreign stockholder files on IRS Form 1001 claiming that a lower treaty rate applies or (2) the foreign stockholder files an IRS Form 4224 claiming that the dividend is effectively connected income.

   Under the Final Regulations, generally effective for distributions on or after January 1, 2000, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a foreign stockholder's shares of stock, they will give rise to tax liability if the foreign stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not a dividend will be in excess of current and accumulated earnings and profits, the dividend will be subject to such withholding. We do not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the foreign stockholder may seek a refund of those amounts from the IRS.

   For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a foreign stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Under FIRPTA, those dividends are taxed to a foreign stockholder as if the gain were effectively connected with a United States business. Foreign stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate foreign stockholder not entitled to treaty exemption. We are required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend. This amount is creditable against the foreign stockholder's FIRPTA tax liability.

   Gain recognized by a foreign stockholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the shares of common stock will be publicly traded, however, no assurance can be given that we will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a foreign stockholder if (1) investment in the shares of common stock is effectively connected with the foreign stockholder's United States trade or business, in which case the foreign stockholder will be subject to the same treatment as U.S. stockholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate foreign stockholder, or (2) the foreign stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If we were not a domestically controlled REIT, whether or not a foreign stockholder's sale of shares of common stock would be subject to tax under FIRPTA would depend on whether or not the shares of common stock were regularly traded on an established securities market (such as the NYSE) and on the size of selling foreign stockholder's interest in our capital stock. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the foreign stockholder will be subject to the same treatment as U.S. stockholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of shares of common stock may be required to withhold 10% of the gross purchase price.

State and Local Taxes

   We, and our stockholders, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our capital stock.

                            AmREIT AND ITS BUSINESS

Description of AmREIT

   AmREIT was organized on August 17, 1993, as a Maryland business corporation and operates as a real estate investment trust (REIT) under the federal income tax laws. AmREIT acquires, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. Each of AmREIT's properties is initially leased under a full-credit, long-term net lease, under which the tenant is responsible for the operation costs of the property, including taxes, insurance and maintenance costs. As of June 30, 1999, AmREIT owned a total of 16 properties. The aggregate purchase prices of these 16 properties are approximately $24,251,000 and total annualized rents are approximately $2,616,000, with an annual capitalization rate of approximately 10.8% based on purchase price. These 16 properties are leased to a total of nine different tenants and are located in eight states. AmREIT's properties contain an aggregate of approximately 193,920 square feet of gross leaseable area. AmREIT's principal executive offices are located at 8 Greenway Plaza, Suite 824, Houston, Texas 77046, and its telephone number is (713) 850-1400.

   AmREIT intends to continue its focus on acquiring frontage retail properties and may acquire multi-structure properties leased to two or more unrelated tenants.

   Formerly, substantially all aspects of AmREIT's business and affairs were administered under the direction of AmREIT's board of directors by the advisor, American Assets Advisers Realty Corporation. The advisor provided administrative, acquisition, development, management and operational services to AmREIT pursuant to an Omnibus Services Agreement. The terms and conditions of the Omnibus Services Agreement are described under "MANAGEMENT -- Advisor Acquisition" below on page 110. AmREIT had only one part-time employee, Mr. H. Kerr Taylor, AmREIT's chairman and chief executive officer. Mr. Taylor also served in similar capacities to the advisor and each of its affiliates. Mr. Taylor was the sole stockholder, the principal officer and a director of the advisor. AmREIT's objective is to be an efficient and competitive real estate operating company focusing on a diversified portfolio of frontage retail properties located throughout the United States.

AmREIT's Investment Objectives

   AmREIT's principal investment objectives are:

  . To provide regular dividends to stockholders.

  . To provide stockholders with long-term appreciation on their investment.

  . To conserve stockholders' capital through a diversified portfolio of quality real estate.

   There can be no assurance that any or all of the foregoing objectives will be achieved as each, to some extent, is dependent upon factors and conditions which are beyond the control of AmREIT.

   AmREIT may commit to purchase properties prior to, during or upon their physical completion at agreed prices or pursuant to pricing formulas. To the extent possible, AmREIT intends to diversify the type and location of its properties.

Employees

   AmREIT currently has 11 full-time employees and retains the services of five managerial consultants on an as-needed basis.

Competition

   AmREIT's properties are predominantly located in the southern half of the United States and, in particular, in the Houston and Dallas metropolitan areas. All of AmREIT's properties are located in areas that include competing properties. The number of competitive properties in a particular area could have a material adverse effect on both AmREIT's ability to lease space at any of its properties or at any newly developed or acquired properties and the rents charged. AmREIT may be competing with owners, including, but not limited to, other REITs, insurance companies and pension funds that have greater resources than AmREIT. There is no dominant competitor in any of AmREIT's markets.

Properties

   Description. AmREIT currently owns 16 properties consisting of single structure, single tenant retail properties. Each of the properties is subject to general competitive conditions in the area of its location, including competition for replacement tenants with new and sometimes better located properties at prevailing rental rates which are dependent on local economic and financial conditions. To date, AmREIT has not sold any of its properties. Information concerning the properties owned by AmREIT as of June 30, 1999, is presented in the following tables:

                          AmREIT Property Information

                                                                       Current     Lease
                            Date    Purchase   Percent      Leasable    Annual   Expiration
  Property (Location)     Acquired    Price    Owned(1)       Area       Rent       Date
  -------------------     -------- ----------- --------    ---------- ---------- ----------
Radio Shack
 (Dallas, TX)...........  06/15/94 $ 1,062,000  100.00%         5,200 $  108,900  11/30/06
Church's
 (Atlanta, GA)..........  07/22/94     790,000  100.00%         2,200     90,796  07/22/14
Wherehouse Entertainment
 (Independence, MO).....  11/14/94     850,000   54.84%(2)     14,047     93,517  04/30/04
OneCare
 (Houston, TX)..........  07/01/95   1,680,000  100.00%        14,000    197,341  09/30/05
Wherehouse Entertainment
 (Wichita, KS)..........  09/12/95     867,000      51%(3)     15,158     95,864  12/31/04
Just For Feet
 (Tucson, AZ)...........  09/11/96   1,739,000    51.9%(4)     19,550    197,719  09/30/16
Bank United
 (The Woodlands, TX)....  09/23/96     255,000      51%(3)      3,685     27,569  09/30/11
Bank United
 (Houston, TX)..........  12/11/96     828,000  100.00%         3,685     88,965  12/31/11
Just For Feet
 (Baton Rouge, LA)......  06/09/97   1,431,000      51%(3)     20,575    153,275  05/15/12
Hollywood Video
 (Lafayette, LA)........  10/31/97     838,000   74.58%(3)      7,488    100,466  09/24/12
Hollywood Video
 (Ridgeland, MS)........  12/30/97   1,208,000  100.00%         7,488    138,453  12/22/12
OfficeMax
 (Lake Jackson, TX).....  02/20/98   2,240,000  100.00%        23,500    230,300  04/01/13
OfficeMax
 (Dover, DE)............  04/14/98   2,548,000  100.00%        23,500    264,679  04/30/13
Just For Feet
 (The Woodlands, TX)....  06/03/98   3,542,000  100.00%        16,922    371,914  05/01/13
Just For Feet
 (Sugar Land, TX).......  07/01/98   3,635,000  100.00%        16,922    381,705  07/01/13
Don Pablos
 (Peachtree City, GA)...  12/18/98     738,000  100.00%    Land Lease     75,000  12/17/08
                                   -----------             ---------- ----------
TOTAL...................           $24,251,000                193,920 $2,616,463

--------
(1) Amounts reflect percentage of property owned.
(2) Owned in joint venture with FUND X.
(3) Owned in joint venture with FUND XI.
(4) Owned in joint venture with FUND X and FUND XI.

   Leases. Each property is under lease to a regional or national tenant. When entered into, each lease was long-term. Each lease is a net lease requiring the tenant to pay all or substantially all expenses related to operation of the property. The following table sets forth information concerning AmREIT's 5 largest tenants.

                                                          Current    Percent of
                                                         Scheduled     Total
                                                           Annual    Scheduled
                                                            Rent    Annual Rents
                                                         ---------- ------------
      Just For Feet, Inc................................ $1,104,613     42.22%
      OfficeMax, Inc....................................    494,979     18.92%
      Hollywood Entertainment Corp......................    238,919      9.13%
      OneCare Health Industries, Inc....................    197,341      7.54%
      Wherehouse Entertainment..........................    189,381      7.24%
      Other Tenants.....................................    391,230     14.95%
                                                         ----------    ------
        TOTAL........................................... $2,616,463    100.00%
                                                         ==========    ======

   The following table summarizes the minimum future rentals, exclusive of any renewals, under AmREIT's operating and direct financing leases in existence at December 31,1998.

      1999.......................................................... $ 3,193,642
      2000..........................................................   3,221,895
      2001..........................................................   3,237,593
      2002..........................................................   3,292,558
      2003..........................................................   3,312,140
      2004-2016.....................................................  26,823,927

   Just For Feet, Inc. (JFFI) operates a Just For Feet discount shoe store on its leased properties as part of its national chain of retail stores which sell athletic footwear, athletic apparel and related items. JFFI reported consolidated revenues in excess of $774 million and $478 million for the years ended January 31, 1999 and 1998, respectively. JFFI had consolidated net earnings of $26.6 million and $21.4 million, respectively, for these periods. JFFI's current assets exceeded its current liabilities at January 31, 1999 by $316 million and its total assets exceeded its total liabilities on such date by more than $325 million.

   OfficeMax, Inc. operates an OfficeMax discount office supply store on each of its leased properties as part of its nationwide network of OfficeMax stores. OfficeMax, Inc. had total consolidated revenues of more than $4.3 billion and $3.7 billion for the years ended January 24, 1999 and 1998, respectively. OfficeMax, Inc. had consolidated net earnings of in excess of $48 million and $89 million for the years ended January 24, 1999 and 1998, respectively. OfficeMax, Inc.'s current assets exceed its current liabilities at January 24, 1999 by more than $501 million and total assets on that date exceeded total liabilities by more than $1.1 billion.

Debt and Credit Facilities

   In November 1998, AmREIT entered into an unsecured credit facility, which is used to provide funds for the acquisition of properties and working capital, and repaid all amounts outstanding under AmREIT's prior credit facility. Under the unsecured facility, which had a one year original term and has been extended under the same terms and covenants through February 2000, AmREIT may borrow up to $30 million subject to certain covenants such as the value of unencumbered assets. The unsecured facility contains covenants which, among other restrictions, require AmREIT to maintain a minimum net worth, a maximum leverage ratio, and specified interest coverage and fixed charge coverage ratios. The unsecured facility bears interest at an annual rate of LIBOR plus a spread ranging from 1.625% to 2.150%, set quarterly depending on AmREIT's leverage ratio. AmREIT's current interest rate on the unsecured facility is 7.2%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AmREIT

   AmREIT is a fully integrated, self-administered real estate investment trust. AmREIT was organized on August 17, 1993 to acquire, either directly or through joint venture arrangements, undeveloped, newly constructed and existing net-lease real estate that is located primarily on corner or out-parcel locations in strong commercial corridors, to lease on a net-lease basis to major retail businesses and to hold the properties with the expectation of equity appreciation producing a steadily rising income stream for its shareholders. Through a wholly-owned subsidiary, AmREIT also provides advisory services to eleven real estate limited partnerships.

   On June 5, 1998 AmREIT acquired its adviser, American Asset Advisers Realty Corporation ("AAA"), which was owned by Mr. H. Kerr Taylor, and became a self-administered and self-managed real estate investment trust. Historically, AmREIT did not have a large enough asset base to provide the economies of scale needed to efficiently support the extensive general and administrative expenses of an in-house management team. As a result, AAA incurred the full expense of a management and acquisition team while receiving advisory and acquisition fees. Due to AmREIT's historical and projected growth, management and the independent board of directors believed that the efficiencies derived from being externally advised had diminished and that it would be more cost effective to become self-administered.

   The adviser acquisition agreement provided for the merger of AAA into a wholly owned subsidiary of AmREIT pursuant to which all of the outstanding common stock of AAA was exchanged for up to 900,000 shares (the "Share Consideration") of AmREIT's common stock. On June 5, 1998, 213,260 shares were issued and up to 686,740 shares will be issuable based on the amount of additional capital raised by AmREIT, in an amount which, when added to the Share Consideration previously issued, does not exceed 9.8% of the total number of AmREIT's common shares outstanding. In the period that additional shares are issued, AmREIT will recognize expense based on the value of the shares issued.

Liquidity and Capital Resources

   Cash flow from operations has been the principal source of capital to fund AmREIT's ongoing operations. AmREIT's issuance of common stock and the use of AmREIT's credit facility have been the principal sources of capital required to fund its growth.

   During the six months ended June 30, 1999 and 1998, net cash provided by (used in) operating, investing and financing activities changed by $126,458, $1,512,210, and $(458,332), respectively. The net increase in cash provided by operating activities was due to an increase in net income of approximately $2,269,803, an increase in depreciation expense of approximately $105,145 and a decrease in merger costs of approximately $2,283,322. The net increase in cash (used in) investing activities is due to the investment in real estate acquisitions and the chance in notes receivable. During the six months ended June 30, 1998, AmREIT invested approximately $4,679,217 in real estate acquisitions compared to only $2,001,622 in the first six months of 1999. Additionally, AmREIT received a note receivable in the amount of $1,540,485 related to seller financing of a property sale. The net decrease cash provided by financing activities is primarily due to the lack of additional capital being raised in 1998 and an increase in proceeds from notes payable.

   During the twelve months ended December 31, 1998 and 1997, net cash provided by (used in) operating, investing and financing activities changed by $429,912, $4,020,621, and $(5,607,182), respectively. The net increase in cash provided by operating activities was due to a decrease in net income of approximately $2,344,643, and increase in depreciation expense of approximately $209,100 and an increase in merger costs of approximately $2,283,322. The net increase in cash (used in) investing activities is due to the investment in real estate acquisitions. In 1997, AmREIT invested approximately $11,409,725 in real estate acquisitions compared to only $7,337,349 in 1998. The net decrease cash provided by financing activities is primarily due to the lack of additional capital being raised in 1998, the lack of additional debt being placed on existing properties, and an increase in shareholder dividends in 1998.

   In order to continue to expand and develop its portfolio of properties and other investments, AmREIT intends to finance future acquisitions and growth through the most advantageous sources of capital available to AmREIT at the time. Such capital sources may include proceeds from public or private offerings of AmREIT's debt or equity securities, secured or unsecured borrowings from banks or other lenders, or the disposition of assets, as well as undistributed funds from operations.

   AmREIT's leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. In addition, seven of AmREIT's leases provide that the tenant is responsible for roof and structural repairs. Nine of AmREIT's properties are subject to leases under which AmREIT retains responsibility for roof and structural repairs associated with the property. Because many of the properties which are subject to leases that place these responsibilities on AmREIT are recently constructed, management anticipates that capital demands to meet obligations with respect to these properties will be minimal and can be met with cash flow from operating results and working capital. AmREIT may be required to use bank borrowing or other sources of capital in the event of unforeseen significant capital expenditures.

   The initial Capitalization of AmREIT, Inc., formerly American Asset Advisers Trust, Inc., on August 17, 1993 was the issuance of 20,001 shares of stock for $200,010 to American Asset Advisers Realty Corporation, AmREIT's previous advisor. On March 17, 1994, AmREIT commenced an offering of 2,000,000 shares of common stock, together with 1,000,000 warrants. Until the completion of the offering in March 1996, the securities were offered on the basis of two shares of common stock and one warrant for a total purchase price of $20.00. The shares and warrants are separately transferable by an investor. Each warrant entitled the holder to purchase one share for $9.00 until March 15, 1998. The offering period for the initial public offering terminated on March 15, 1996 with gross proceeds totaling $10,082,520 (1,008,252 shares). In addition, $515,844 (57,316 shares) was received from the exercise of the warrants. On June 18, 1996, AmREIT commenced a follow-on offering of up to $29,250,000 (2,853,659 shares) of additional shares of its common stock. The offering terminated on May 22, 1998 with gross proceeds totaling $10,827,300 (1,056,946 shares).

   In November 1998, AmREIT entered into an unsecured credit facility with a borrowing capacity up to $30 million, subject to certain covenants such as the value of unencumbered assets, which has been extended through February 2000. The credit facility contains covenants which, among other restrictions, require AmREIT to maintain a minimum net worth, a maximum leverage ratio, and specified interest coverage and fixed charge coverage ratios. The credit facility bears interest at an annual rate of LIBOR plus a spread ranging from 1.625% to 2.150%, set quarterly depending on AmREIT's leverage ratio. As of June 30, 1999, $14,380,111 was outstanding under the credit facility. These funds were used to acquire properties.

   In March 1999, AmREIT entered into a ten year mortgage note payable with NW L.L.C. for $1,000,000 with $999,379 being outstanding at June 30, 1999. The interest rate is fixed at 8.375% with payments of principal and interest due monthly. The note matures March 1, 2009. The note is collateralized by a first lien mortgage on property with an aggregate carrying value of approximately $1,253,706, net of $32,148 of accumulated depreciation.

   As of June 30, 1999, AmREIT had acquired 10 properties directly and six properties through joint ventures with entities with common management and had invested $27,421,942, exclusive of any minority interests, including certain acquisition expenses related to AmREIT's investment in these properties. These expenditures resulted in a corresponding decrease in AmREIT's liquidity.

   Until AmREIT acquires properties, proceeds are held in short-term, highly liquid investments which AmREIT believes to have appropriate safety of principal. This investment strategy has allowed, and continues to allow, high liquidity to facilitate AmREIT's use of these funds to acquire properties at such time as properties suitable for acquisition are located. At June 30, 1999, AmREIT's cash and cash equivalents totaled $1,204,876.

   As of June 30, 1999, AmREIT is committed to incur additional costs of approximately $4,466,000, not to exceed $4,761,000, in connection with properties under development. AmREIT intends to fund these commitments through a combination of existing cash, proceeds from payment of notes receivable of approximately $1,800,000 and by utilizing AmREIT's unsecured credit facility.

   Inflation has had very little effect on income from operations. Management expects that increases in store sales volumes due to inflation as well as increases in the Consumer Price Index may contribute to capital appreciation of AmREIT properties. These factors, however, also may have an adverse impact on the operating margins of the tenants of the properties.

Results of Operations

 Comparison of the Six Months Ended June 30, 1999 to June 30, 1998:

   During the six months ended June 30, 1999 and 1998, AmREIT owned and leased 16 and 14 properties, respectively. During the six months ended June 30, 1999 and 1998, AmREIT earned $1,748,767 and $1,133,460, respectively, in rental income from operating leases and earned income from direct financing leases. This 54 percent increase in rental income and earned income from direct financing leases is primarily due to rental income earned on the two additional properties owned during 1999.

   During the six months ended June 30, 1999 and 1998, AmREIT's expenses were $1,677,970 and $2,991,757, respectively. The $1,313,787 decrease in expenses is primarily attributable to a $2,389,918 decrease in merger costs as a result of the completion of the adviser merger in 1998. The change is also attributable to an increase in (i) potential acquisition costs of $215,558 related to the acquisition of properties, (ii) interest expense of $477,526 due to higher borrowing levels on the line of credit related to the addition of seven properties, and (iii) general operating and administrative of $339,737 related to the Merger with the adviser, AAA, whereby salaries and other corporate overhead of AmREIT is now paid by AmREIT as opposed to the adviser. Pursuant to the Merger, AmREIT acquired AAA and became internally managed. Effective June 5, 1998, the reimbursements and fees paid to AAA were replaced with actual personnel and other operating costs associated with being internally managed.

 Comparison of the Twelve Months Ended December 31, 1998 to December 31, 1997:

   During the years ended December 31, 1998 and 1997, AmREIT owned and leased 16 and 11 properties, respectively. During the years ended December 31, 1998 and 1997, AmREIT earned $2,741,757 and $1,556,815, respectively, in rental income from operating leases and earned income from direct financing leases. The 76 percent increase in rental income and earned income during 1998, as compared to 1997, is primarily attributable to rental income earned on the six properties acquired during 1998. In addition, rental and earned income increased during 1998 as a result of the fact that the three properties acquired during 1997 were operational in a full fiscal year in 1998. Rental and earned income is expected to increase in 1999 as AmREIT acquires additional properties and due to the fact that the six properties acquired during 1998 will contribute to AmREIT's income for a full fiscal year in 1999.

   During the years ended December 31, 1998 and 1997, AmREIT's expenses were $4,315,253 and $716,627, respectively. The $3,598,626 increase in expenses is primarily attributable to $2,427,658 of merger costs incurred during 1998 related to the acquisition of AmREIT's advisor, AAA, on June 5, 1998. The increase is also attributable to (i) $464,303 increase in costs incurred during 1998 related to potential acquisition costs related to the proposed acquisition of properties, (ii) a $209,099 increase in depreciation as a result of the depreciation of the additional properties owned during 1998, and (iii) a $396,707 increase in interest expense as a result of higher average borrowing levels. In addition, the increase in expenses is attributable to a $449,646 increase in general operating and administrative expenses related to the Merger with the Advisor, AAA, whereby salaries and other Corporate overhead of AmREIT is now paid by AmREIT as opposed to the adviser. Pursuant to the Merger, AmREIT acquired AAA and became internally managed. Effective June 5, 1998, the reimbursements and fees paid to AAA were replaced with the actual personnel and other operating costs associated with being internally managed.

Funds From Operations

 Comparison of the Six Months Ended June 30, 1999 to June 30, 1998:

   Funds from operations (FFO) increased $200,588 or 32% to $836,280 for the six months ended June 30, 1999 from $635,692 for the six months ended June 30, 1998. AmREIT has adopted the National Association of Real Estate Investment Trusts definition of FFO. FFO is calculated as net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from sales of property, depreciation and amortization of real estate assets, and nonrecurring items of income or expense. For purposes of the table below, FFO excludes nonrecurring merger costs and potential acquisition costs. Management considers FFO an appropriate measure of performance of an equity REIT. However, FFO should not be considered an alternative to cash flows from operating, investing and financing activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to meet cash needs. AmREIT's computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, therefore, may not be comparable to such other REITs. FFO is not defined by generally accepted accounting principles and should not be considered an alternative to net income as an indication of AmREIT's performance. See "Results of Operations" on page 116 for an analysis of net income and cash flow of AmREIT.

 Comparison of the Twelve Months Ended December 31, 1998 to December 31, 1997:

   Funds from operations (FFO) increased $468,301 or 48% to $1,436,063 in 1998 from $967,762 in 1997. AmREIT has adopted the National Association of Real Estate Investment Trusts (NAREIT) definition of FFO. FFO is calculated as net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from sales of property, depreciation and amortization of real estate assets, and nonrecurring items of income or expense. For purposes of the table below, FFO excludes nonrecurring merger costs and potential acquisition costs. Management considers FFO an appropriate measure of performance of an equity REIT because it is predicated on a cash flow analysis. However, FFO should not be considered an alternative to cash flows from operating, investing and financing activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to meet cash needs. AmREIT's computation of FFO may differ from the methodology for calculating FFO utilized by other equity REIT's and, therefore, may not be comparable to such other REIT's. FFO is not defined by generally accepted accounting principles and should not be considered an alternative to net income as an indication of AmREIT's performance. See "Results of Operations" on page 116 for an analysis of net income and cash flow of AmREIT.

   Below is the reconciliation of net income to funds from operations for the six months ended June 30 and the twelve months ended December 31:

                                          June 30,            December 31,
                                    --------------------  ---------------------
                                      1999      1998         1998        1997
                                    -------- -----------  -----------  --------
Net income......................... $202,091 $(2,067,712) $(1,805,786) $538,857
Plus depreciation..................  235,890     130,745      349,888   146,015
Plus merger costs..................       --   2,389,918    2,427,658   282,890
Plus potential acquisition costs...  398,299     182,741      464,303        --
                                    -------- -----------  -----------  --------
Total funds from operations........ $836,280 $   635,692  $ 1,436,063  $967,762
                                    ======== ===========  ===========  ========

   Cash flows from operating activities, investing activities, and financing activities for the six months ended June 30 and the twelve months ended December 31 are presented below:

                                   June 30,                 December 31,
                            ------------------------  -------------------------
                               1999         1998         1998          1997
                            -----------  -----------  -----------  ------------
Operating activities....... $   724,393  $   597,935  $ 1,510,069  $  1,080,157
Investing activities....... $(3,225,293) $(4,737,503) $(7,687,454) $(11,708,075)
Financing activities....... $ 3,657,256  $ 4,115,588  $ 4,824,165  $ 10,413,347

Year 2000 Compliance

   The Year 2000 problem (Y2K) concerns the inability of information and non-information technology systems to properly recognize and process date-sensitive information beyond January 1, 2000. AmREIT's information technology system consists of a network of personal computers and servers built using hardware and software from mainstream suppliers. AmREIT has no internally generated programmed software coding to correct, as all of the software utilized by AmREIT is purchased or licensed from external providers. All accounting, management support and operation of the partnerships is maintained and performed by AmREIT, Inc. and its subsidiaries. As such, the steps taken by AmREIT and the Y2K readiness of AmREIT translates directly to the Y2K readiness of the Partnerships.

   In 1998, AmREIT formed a Year 2000 committee for the purpose of identifying, understanding and addressing the various issues associated with the Year 2000 problems. The Y2K committee consists of members from AmREIT, including representatives from senior management, accounting and computer consultants. The Y2K committee's initial step in assessing AmREIT's Y2K readiness consists of identifying any systems that are date-sensitive and, accordingly, could have potential Y2K problems. The Y2K committee is in the process of conducting inspections, interviews and tests to identify which of AmREIT's systems could have a potential Y2K problem.

   AmREIT's information system is comprised of hardware and software applications from mainstream suppliers; accordingly, the Y2K committee is in the process of contacting the respective vendors and manufacturers to verify the Y2K compliance of their products. In addition, the Y2K committee has also requested and is evaluating documentation from other companies with which AmREIT and the Partnership's have a material third party relationship, including tenants, major vendors, financial institutions and transfer agents. AmREIT depends on its tenants for rents and cash flows, its financial institutions for availability of cash and financing and its transfer agent to maintain and track investor information. Although AmREIT continues to receive positive responses from its third party relationships regarding their Y2K compliance, AmREIT cannot be assured that the tenants, financial institutions, transfer agent and other vendors have adequately considered the impact of the Year 2000. AmREIT does not expect the Y2K impact of third parties to have a materially adverse effect on its results of operation or financial position.

   AmREIT has identified and has implemented upgrades for certain hardware equipment. In addition, AmREIT has identified certain software applications which will require upgrades to become Year 2000 compliant. AmREIT has spent approximately $7,000 in order to upgrade its accounting software and for information technology consulting fees paid to third parties in order to evaluate AmREIT's Systems. AmREIT expects all of these upgrades as well as any other necessary remedial measures on the information technology systems used in the business activities and operations of AmREIT to be completed by December 31, 1999. AmREIT does not expect the aggregate cost of the Year 2000 remedial measures to exceed $10,000.

   Based upon the progress AmREIT has made in addressing its Year 2000 issues, AmREIT does not foresee significant risks associated with its Year 2000 compliance at this time. AmREIT plans to address its significant Year 2000 issues prior to being affected by them; therefore, it has not developed a comprehensive contingency plan. However, if AmREIT identifies significant risks related to its Year 2000 compliance, AmREIT will develop contingency plans as deemed necessary at that time.

              AmREIT'S POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

AmREIT's Stated Investment Policies

   AmREIT's stated investment policies are investment policies and restrictions set forth in its bylaws pursuant to which AmREIT must conduct its affairs. The board of directors may not make any material change in a stated investment policy without first obtaining the approval of stockholders owning a majority of the then outstanding shares, excluding shares held by officers, directors and their affiliates. Set forth below is a summary of AmREIT's stated investment policies.

 Investments in Properties. AmREIT must:

  . invest only in interests in (including mortgage loan interests secured by) income-producing, undeveloped, development stage and improved real estate properties using borrowed capital only where prudent as determined by the board;

  . not invest more than 10% of its total assets in unimproved real property or mortgage loans on unimproved real property;

  . not engage in the purchase and sale of investments, other than real property interests which satisfy AmREIT's investment objectives or for the purpose of investing on a short-term basis reserves and funds available for the purchase of properties; and

  . pay consideration for a property which is based on its fair market value as determined by a majority of the directors. In cases where the majority of the independent directors determine, and in all acquisitions from interested persons, such fair market value shall be determined by an independent expert selected by the independent directors.

   Policy Restrictions. AmREIT may not:

  . invest more than ten percent (10%) of its total assets in second mortgages, excluding wrap-around type second mortgage loans;

  . make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including AmREIT's loan(s), would exceed an amount equal to eighty-five percent (85%) of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the "aggregate amount of all mortgage loans outstanding on the property" shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds five percent (5%) per annum of the principal balance of the loan;

  . make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of an Advisor, directors or any affiliate of AmREIT; or

  . invest in any mortgage loans that are subordinate to any liens or other indebtedness on a property if the effect of such mortgage loans would be to cause the aggregate value of all such subordinated indebtedness to exceed twenty-five percent (25%) of AmREIT's tangible assets.

  . invest in equity securities of other issuers unless a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction approve the transaction as being fair, competitive and commercially reasonable;

  . invest in the equity securities of any non-governmental issue, including other real estate investment trusts or limited partnerships for a period in excess of eighteen (18) months, unless approved by a majority of the directors, including a majority of the independent directors;

  . engage in underwriting or the agency distribution of securities issued by others;

  . invest in commodities or commodity futures contracts, other than solely for hedging purposes;

  . engage in short sales of securities or trading, as distinguished from investment activities;

  . invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts are in recordable form and appropriately recorded in the chain of title;

  . issue equity securities which are redeemable at the election of the holder of such securities;

  . issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt;

  . issue warrants, options or similar evidences of a right to buy its securities, unless

    --issued to all of its security holders ratably, or

  . issued as part of a financing arrangement; or

  . issue shares on a deferred payment basis or other similar arrangement.

   Restrictions on Leverage. AmREIT may not borrow funds in order to distribute the proceeds to the stockholders and thereby offset under-performance by the properties, unless it is required to do so for REIT qualification purposes.

   The directors must review AmREIT's borrowings at least quarterly for reasonableness in relation to its net assets. AmREIT may not incur indebtedness if, after giving effect to the incurrence thereof, aggregate indebtedness, secured and unsecured, would exceed three hundred percent (300%) of its net assets on a consolidated basis. For this purpose, the term "net assets" means AmREIT's total assets (less intangibles) at cost, before deducting depreciation or other non-cash reserves, less total liabilities, as calculated at the end of each quarter on a basis consistently applied.

   Transactions with Advisor, Sponsor, Director or Their Affiliates. The bylaws restrict dealings between AmREIT and its officers, directors, sponsors and any advisor. AmREIT's sponsors are Mr. Taylor and his affiliates. In the bylaws, an advisor is defined as "the Person responsible for directing or performing the day-to-day business affairs of AmREIT, including a Person to which an advisor subcontracts substantially all such functions." AmREIT is self-managed and does not have an external advisor. The following restrictions apply to sponsors, advisors, directors and/or other interested persons and their respective affiliates.

   Sales To Interested Persons. An advisor, officer or director may not acquire assets from AmREIT except as approved by a majority of directors (including a majority of independent directors), not otherwise interested in such transaction, as being fair and reasonable to AmREIT.

   Acquisitions From Interested Persons. Any transaction with a director, officer or affiliate that involves the acquisition of a property from an interested person must be approved by a majority of the independent directors as being fair and reasonable to AmREIT and at a price not greater than the cost of the property to such seller, or if at a greater price only if substantial justification exists and such excess is reasonable and not in excess of the properties' current appraised value.

   Leases to Interested Persons. AmREIT may lease assets to an advisor, or a director only if such transaction is approved by a majority of directors (including a majority of independent directors), not otherwise interested in such transaction, as being fair and reasonable to AmREIT.

   Loans From Interested Persons. AmREIT may not borrow money from an advisor or a director unless a majority of the directors, including a majority of the independent directors, not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to AmREIT than loans between unaffiliated parties under the same circumstances.

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

   Loans To Interested Persons. AmREIT may not make or invest in loans to a sponsor, advisor or director, which includes any affiliate thereof, except for mortgage loans for the construction of improvements on properties to be acquired by AmREIT that are under lease or binding contract to be leased to qualifying tenants and those loans insured or guaranteed by a government or government agency or unless an appraisal is obtained on the underlying property. An appraisal of the underlying property shall be obtained in connection with any loan to an advisor, director or their affiliate.

   Other Transactions With Interested Persons. All other transactions between AmREIT and the sponsor, advisor, or a director shall require approval by a majority of the directors (including a majority of the independent directors) not otherwise interested in such transactions as being fair and reasonable to AmREIT and on terms and conditions not less favorable to AmREIT than those available from unaffiliated third parties.

   Joint Venture Investments. AmREIT may enter into joint ventures with unaffiliated third parties. AmREIT may also invest jointly with another publicly-registered entity sponsored by a sponsor, advisor or director that has investment objectives and management compensation provisions substantially identical to those of AmREIT, provided that the following conditions must be satisfied:

  . the joint venture must have approval of a majority of the directors, including a majority of the independent directors;

  . the joint venture must have investment objectives comparable to AmREIT;

  . the investment by each party to the joint venture must be on substantially the same terms and conditions; provided, however, AmREIT shall own more than fifty percent (50%) of any joint venture between it and its sponsor or affiliate;

  . in making any such joint venture investment, AmREIT may not pay more than once, directly or indirectly, for the same services and may not act indirectly through any such joint venture if AmREIT would be prohibited from doing so directly because of restrictions contained in the bylaws; and

  . in the event of a proposed sale of the property initiated by the other joint venture partner, AmREIT must have a right of first refusal to purchase the other party's interest.

   Operating Expenses. Under AmREIT's bylaws, its total operating expenses, including, but not limited to certain administration items such as personnel salaries and the salary of Mr. Taylor, are (in the absence of a satisfactory showing to the contrary) deemed excessive if they exceed in any fiscal year the greater of 2.0% of its average invested assets or 25% of its net income for such year. The independent directors have the responsibility of limiting such expenses to amounts that do not exceed such limitations unless they determine that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meeting of the board of directors.

   Real Estate Commissions on Resale of Property. If an advisor, officer or director provides a substantial amount of the services in the effort to sell an AmREIT property, that such person may receive up to one-half of the brokerage commission paid but in no event to exceed an amount equal to 3% of the contract price for the property. In addition, the amount paid when added to the sums paid to unaffiliated parties in such a capacity shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contract price for the property. The "Competitive Real Estate Commission" is the real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property. The "contract price" is the amount actually paid or allocated to the purchase, development, or construction or improvement of a property exclusive of the acquisition fees and acquisition expenses.

   Acquisition Fees and Acquisition Expenses. AmREIT may not pay acquisition fees and acquisition expenses which are unreasonable. The total amount of such fees may not exceed 6% of the contract price of the property, or in the case of a mortgage loan, 6% of the funds advanced. Notwithstanding the foregoing, a

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

majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to AmREIT.

AmREIT's Operating Strategy

   AmREIT's policies with respect to the following activities have been determined by the board within the restrictions of AmREIT's stated investment policies and, in general, may be amended or revised, from time to time, subject to the stated objections and policies, by the board without a vote of the stockholders.

   Growth Strategy. AmREIT intends to pursue a growth strategy which will maximize the total return to its stockholders. AmREIT intends to continue to focus on the frontage retail sector of the real estate market, believing that this sector is capable of providing appealing returns at more attractive risk levels than other sectors of the retail/commercial real estate market. AmREIT's growth strategy will focus on major markets in the Southwest, with the goal of achieving a significant presence in major retail corridor markets of targeted cities. In pursuing its growth strategy, AmREIT intends to utilize research-driven investment analysis, disciplined buy/sell decisions and up-to-date operating systems.

   AmREIT presently intends to raise public and private equity capital and institutional and investor debt capital to fund its growth strategy through unsecured credit facilities, traditional mortgage debt transactions, and private equity placements and/or public securities offerings.

   Investment Strategy. AmREIT will continue to invest in existing, newly-developed, development stage or undeveloped retail properties subject to leases under which the tenant is responsible for all operating costs (i.e., the tenant pays non-capital costs associated with operating the leased premises), frequently referred to as a net lease. AmREIT will continue to seek to lease its properties to single tenants, but may acquire multiple tenant properties. AmREIT intends to continue to concentrate its investments in the Southwest, but may invest in properties anywhere in the continental United States.

   In determining whether a property is a suitable for investment, management considers the following factors, among others:

   .the safety of the investment;

  . the location, condition, use and design of the property and its suitability for a long-term net lease or a lease that otherwise limits the amount of expenses to be incurred by AmREIT;

  . the cash flow expected to be generated by the property;

  . the terms of the proposed lease (including, specifically, provisions relating to rent increases or percentage rent and provisions relating to passing on operating expenses to tenants);

  . the creditworthiness of the lessee (based on the lessee's most recent audited financial statement or other similar evidence establishing net worth) and the cash flow expected to be generated by the property;

  . the prospects for long-term appreciation of the property;

  . the prospects for long-range liquidity of the investment; and

  . the stability and potential growth of the community.

   AmREIT invests in properties which are either under current lease or are to be leased upon completion of development to a national or regional corporation. However, in circumstances deemed appropriate, leases may be with a sole proprietor or franchisee operating the businesses on the property. AmREIT has no minimum financial requirements for its tenants, which will vary depending on individual circumstances of the property and the lease. With respect to the credit of a prospective tenant, AmREIT will evaluate the party's creditworthiness in terms of its most recent audited financial statements, its general credit history, any trends exhibited by its credit rating, appropriate references, if available, the type of business in which it engages, the size and scope of its business, the length of its operating history, the background and experience of its management and similar types of factors.

   Management also considers a property's prospects for long-term appreciation and the prospects for long-range liquidity of the investment. Other considerations of AmREIT affecting appreciation of the properties and liquidity of the investment include: inclusion of lease clauses providing for increased rents based on a tenant's increased revenues, lease clauses providing for periodic inflation adjustments to the base rent, minimizing deferred maintenance by prompt attention to repair and replacement needs at the properties and by including common area maintenance clauses in the leases.

   AmREIT's procedures with respect to environmental due diligence are to require, prior to the purchase of a property, that all conditions imposed by a lender loaning funds towards the acquisition of the property, if applicable, have been satisfied and that all conditions imposed by the title insurer which exclude coverage due to environmental conditions are either removed, waived or found acceptable by a majority of AmREIT's directors. Where neither lender nor title insurer conditions raise issues regarding environmental due diligence, AmREIT may nevertheless require certain protective representations from the seller of a property, including a satisfactory level one environmental study of the property site.

   AmREIT competes for both investment opportunities and the operation of its properties with other real estate investors (both domestic and foreign), including other real estate investment trusts and limited partnerships which have investment objectives similar to those of AmREIT and which are likely to have resources greater than those of AmREIT. Management continually monitors the real estate market in order to identify potential desirable property acquisitions and advantageous disposition opportunities for its properties.

   AmREIT plans to explore possible acquisitions of properties in whole or partial exchange for its equity securities. AmREIT has authority to issue additional shares or other securities in exchange for property and other valid consideration, and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. AmREIT has authorized preferred stock, but has not issued such senior securities.

   Management of Properties. AmREIT internally manages each of its properties. Such management includes providing leasing services in connection with identifying and qualifying prospective tenants, assisting in the negotiation of the leases, providing statements as to the income and expense applicable to each property, receiving and depositing monthly lease payments, periodic verification of tenant payment of real estate taxes and insurance coverage, and periodic inspection of properties and tenants' sales records where applicable. AmREIT pays no property management fees or advisory fees. The tenants will be responsible, at their expense, for day-to-day oversight and maintenance of the properties.

   AmREIT acquires marketable title to each of its properties, subject only to such liens and encumbrances as are acceptable to management. Evidence of title includes a policy of title insurance, an opinion of counsel or such other evidence as is customary in the locality in which the property is situated.

   Development of Properties. AmREIT intends to continue to increase its own development of properties. Under AmREIT's bylaws not more than 10% of AmREIT's total assets may be invested in unimproved real property and AmREIT does not intend to seek stockholder approval to exceed such percentage. Depending upon the circumstances, improvements will be developed and/or constructed either through joint ventures with third party development companies from whom AmREIT purchases the properties, by the tenants to whom such properties are leased, or by development companies other than the sellers of the properties. AmREIT finances the construction or completion of improvements on particular properties through borrowing under its current credit facilities, which it intends to increase should the merger be consummated.

   To the extent AmREIT acquires property on which improvements are to be constructed or completed, AmREIT is subject to risk in connection with the builder's ability to control construction costs or to build in conformity with plans, specifications and timetables and to make the property available to the lessee within the time projected. Performance may be affected or delayed by conditions beyond the builder's control such as building restrictions, clearances and environmental impact studies imposed or caused by governmental bodies, labor strikes, adverse weather, unavailability of materials or of skilled labor, and by the financial insolvency of the builder or any subcontractors prior to completion of construction. Such factors can result in increased costs of a project, corresponding depletion of AmREIT's offering proceeds, working capital reserves and/or cash from operations and could possibly result in the loss of permanent mortgage loan commitments relied upon as a primary source for repayment of construction loans.

   AmREIT may use one or more of the following techniques to reduce the risk of any non-performance by the builder and to assure compliance with approved plans and specifications:

  . a labor and material bond, a completion bond or a performance bond, or more than one of the foregoing, may be required;

  . if in management's opinion, the financial position of the builder so represents, a personal guaranty or pledge of other assets may be accepted in lieu of, or required in addition to, a bond;

  . in some cases, the builder of the property will be required to leaseback the property from AmREIT until construction is completed with lease payments designed to return to AmREIT a portion of its funds paid to the builder during construction and to require the builder to bear the risk of construction;

  . where possible, AmREIT will purchase property subject to the construction loan and management will endeavor not to have AmREIT be liable on such loan; and

  . depending on the financial condition of the builder, the contract may provide that portions of the purchase price payments to the former owners will be withheld until a notice of completion of construction is obtained.

   Property Sale and Disposition Strategy. AmREIT intends to sell some properties over time. The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of performance of the property and market conditions and will depend, in part, on the economic benefits of continued ownership. In deciding whether to sell properties, management will consider factors such as potential capital appreciation, cash flow and federal income tax consequences. Affiliates of AmREIT or of one or more of its directors may be selected to perform various substantial real estate brokerage functions in connection with the sale of properties by AmREIT. AmREIT will not sell or lease any property to the directors or their affiliates.

   Management will periodically review the assets comprising AmREIT's portfolio. AmREIT has no current intention to dispose of any of its properties or other properties acquired in the merger unless the sale of properties is necessary or appropriate because of liquidity problems. AmREIT reserves the right to dispose of any of the properties or any property that may be acquired in the future if the directors, based in part upon management's periodic reviews, determines that the disposition of such property is in the best interests of AmREIT.

   Any net proceeds from the sale of any property may, at the election of the directors, based upon their then current evaluation of the real estate market conditions, either be distributed to the stockholders or be reinvested in other properties. A reinvestment in other properties would be feasible only if it could be accomplished so that the status of AmREIT as a REIT would not be adversely affected. Any properties in which net proceeds from a sale are reinvested will be subject to the same acquisition guidelines as properties initially acquired by AmREIT. See "AmREIT AND ITS BUSINESS -- Properties" above on page 94.

   In connection with the sale of a property owned by AmREIT, purchase money obligations secured by mortgages may be taken as partial payment. The terms of payment to AmREIT will be affected by custom in the area in which the property being sold is located and the then prevailing economic conditions. To the extent AmREIT receives notes and property other than cash on sales, such proceeds will not be included in net proceeds of sale until and to the extent the notes or other property are actually collected, sold, refinanced or otherwise liquidated. Therefore, dividends to stockholders of the proceeds of a sale may be delayed until the notes or other property are collected at maturity, sold, refinanced or otherwise converted to cash. AmREIT may receive payments (cash and other property) in the year of sale in an amount less than the full sales price and subsequent payments may be spread over several years. The entire balance of the principal may be a balloon payment due at maturity. For federal income tax purposes, unless AmREIT elects otherwise it will report the gain on such sale ratably as principal payments are received under the installment method of accounting.

   Borrowing Policies. In the exercise of their duties, the directors may elect to borrow funds on behalf of AmREIT in order to take advantage of particular acquisition opportunities, cover the cost of improving a property, cover costs not met by insurance or cover operating costs. The amount of borrowings will be determined from time to time based on a number of factors, including the use of the proceeds, the lender's restrictions, the likelihood that the loan can be readily serviced from rents at the property where the proceeds are applied and similar considerations. The directors will not borrow funds in order to use the proceeds from the borrowing to pay dividends to AmREIT's stockholders, unless such borrowings are necessary for REIT qualification purposes.

   AmREIT may not borrow from a director, officer or any affiliate thereof, unless a majority of directors, including a majority of independent directors, not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to AmREIT than loans between unaffiliated parties under the same circumstances.

   AmREIT will not issue any senior securities nor will it invest in junior mortgages, junior deeds of trust or similar obligations.

   Conflict of Interest and Affiliate Transaction Policy. Mr. Taylor is prohibited from engaging in competitive real estate activities, including any real estate acquisitions, development or management activities in connection therewith, during his employment with AmREIT, except as may be approved by the independent directors.

   AmREIT will not enter into any transactions, including, without limitation, loans, acquisitions or sales of property, joint ventures and partnerships, in which AmREIT or a subsidiary is a party and in which any officer, director, principal security holder or affiliate has any direct or indirect pecuniary interest, unless such transaction is approved by a majority of the independent directors after full disclosure of such interests. In determining whether to approve the transaction, the independent directors will condition such approval on the transaction being fair and reasonable to AmREIT and, to the extent deemed relevant by such independent directors, on terms no less favorable to AmREIT than prevailing market terms and conditions for comparable transactions. Independent directors will be considered to be disinterested for this purpose provided they have no direct or indirect pecuniary interest in the transaction.

Dividend Reinvestment Plan

   AmREIT intends to institute a dividend reinvestment program, and may from time to time repurchase shares in the open market for the purposes of fulfilling its obligations under the program or may elect to issue additional shares.

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

                                   MANAGEMENT

   The directors and executive officers of AmREIT are as follows:

                                                                       Director or
          Name           Age              Position Held               Officer Since
          ----           ---              -------------               -------------
H. Kerr Taylor..........  48 Chairman of the Board, Chief Executive       1993
                              Officer and President
Robert S. Cartwright,
 Jr. ...................  49 Director                                     1993
George A. McCanse,
 Jr. ...................  45 Director                                     1993
L. Larry Mangum.........  34 Chief Financial Officer and Treasurer        1996
Charles C. Braun........  27 Vice President of Finance and Secretary      1999

   AmREIT's other officers are as follows:

                                                                       Director or
          Name           Age              Position Held               Officer Since
          ----           ---              -------------               -------------
Tim Kelley..............  51 Vice President of Investment Programs        1996
Lisa Lyles..............  34 Vice President of Real Estate                1999
Don Grieb...............  46 Director of Development and Acquisitions     1997
Jane Costello...........  42 Tax Reporting and Special Projects           1998

   H. Kerr Taylor serves as the president and chairman of the board of directors of AmREIT. Mr. Taylor has served in this capacity since AmREIT's formation. Mr. Taylor is a graduate of Trinity University. Mr. Taylor also received a Masters of Business Degree from Southern Methodist University and a Doctor of Jurisprudence from South Texas College of Law. Mr. Taylor has over twenty years experience and has participated in over 300 real estate transactions. Mr. Taylor has served on a board and governing bodies of a bank, numerous private and public corporations and charitable institutions. Mr. Taylor was the president, the sole director and sole stockholder of the advisor, a real estate operating company he founded in 1988, prior to its acquisition by AmREIT. Mr. Taylor is currently a general partner or principal of a general partner of eleven affiliated limited partnerships. Mr. Taylor is a member of the National Board of Realtors, Texas Association of Realtors, the Texas Bar Association and the National Association of Real Estate Investment Trusts.

   Robert S. Cartwright, Jr. is currently a Professor of Computer Science at Rice University. He earned a bachelor's degree magna cum laude in Applied Mathematics from Harvard College in 1971 and a doctoral degree in Computer Science from Stanford University in 1977. He has been a member of the Rice faculty since 1980 and twice served as department chair. Professor Cartwright has compiled an extensive record of professional service. He is a Fellow of the Association for Computing Machinery (ACM) and chair of the ACM Pre-College Education Committee. He is also a member of the board of directors of the Computing Research Association, an umbrella organization representing academic and industrial computing researchers. Professor Cartwright has served as a charter member of the editorial boards of two professional journals and has chaired several major ACM conferences. From 1991-1996, he was a member of the ACM Turning Award Committee, which selects the annual recipient of the most prestigious international prize for computer science research.

   George A. McCanse, Jr. serves as director of AmREIT. Mr. McCanse is the President of Valuation OnLine, Inc., an Internet data access service for the commercial real estate valuation industry. Mr. McCanse also advises owners of investment real estate and invests in commercial real estate for his own account. Mr. McCanse is a member of the Appraisal Institute (MAI designation) and the International Council of Shopping Centers. He was formally a member of the Valuation Committee of the National Council of Real Estate Investment Fiduciaries. Mr. McCanse resides in Austin, Texas. He holds a B.B.A. degree from the University of Texas and has pursued graduate level study in real estate, architecture and finance. He has also been involved in real estate investing and development, including the acquisition and sale of over $150 million of real estate during the 1970s and 1980s.

   L. Larry Mangum serves as chief financial officer and treasurer of AmREIT. He has over 11 years of accounting experience, including four years with a public accounting firm. He previously worked for American General Corporation, a national insurance company, from 1991-1996 as part of a team responsible for supervising their reporting activities. Mr. Mangum received a B.B.A. degree in accounting from Stephen F. Austin State University and subsequently earned the CPA designation.

   Charles C. Braun serves as vice president of finance and Secretary of AmREIT. Mr. Braun has over five years of accounting and real estate experience. He previously worked as a manager for Ernst & Young, LLP in their real estate advisory services group. He has provided extensive consulting and audit services to a number of REITs and private real estate companies. Mr. Braun received a B.B.A. degree in accounting and finance from Hardin Simmons University and subsequently earned the CPA designation.

   Timothy W. Kelley serves as vice president of investment programs. Mr. Kelley's career spans over twenty years of debt and equity industry experience. Mr. Kelley has held senior management, compliance and sales responsibilities in broker/dealers and in investment banking firms including Lehman Brothers Kuhn Loeb, Oppenheimer and Co., Inc., and McKenna and Company. Mr. Kelley holds the series 24, 27, 7, 3, 15, and 63 NASD licenses. He received his B.S. degree from Kent State University.

   Lisa Lyles serves as vice president of Real Estate for AmREIT. Ms. Lyles has over seven years of experience in the commercial real estate industry, spending most of her time with Grubb & Ellis Company. During her employment with G. & E. she was elected to the Grubb & Ellis Retail Council and earned "Rookie of the Year" in 1996 for top production in the Houston office ranking in the top five nationally. Ms. Lyles received her B.B.A. in Management at Southwest Texas State University.

   Other individuals who are specialists in their respective fields will be periodically employed by AmREIT and engaged on an as-needed basis to perform services on behalf of AmREIT. These individuals are not employees of AmREIT nor are they employees of other advisor-sponsored partnerships, although they do perform various services and activities for those partnerships. These individuals are:

   Don Grieb serves as the director of development and acquisitions of AmREIT and previously served in the same capacity with the advisor. Mr. Grieb has over 20 years experience within the real estate industry including development, investment analysis and administration. Mr. Grieb has served within management of such real estate firms as Hines Interests and AEW. Mr. Grieb received his B.S. and M.B.A. from the University of Illinois and is a registered architect.

   Jane Costello is a certified public accountant and special consultant to AmREIT regarding tax accounting issues. She previously served in the same capacity for the advisor. Ms. Costello has over 18 years experience as an accountant including over four years with a national public accounting firm and the last 10 years with her own accounting practice. Ms. Costello received a B.B.A. degree in accounting from the University of Texas.

Executive Compensation

   Mr. Taylor, our Chairman of the Board, Chief Executive Officer and President, received a salary of $12,500 during fiscal year ended December 31, 1998. None of our executive officers received salary or bonus in excess of $100,000 during the fiscal year ended December 31, 1998. In the fiscal year ended December 31, 1997 none of our executive officers received any salary or bonus.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth, as of August 16, 1999, the beneficial ownership interest of the executive officers and directors of AmREIT:

  Title
   of        Name and Address of     Amount and Nature of
  Class       Beneficial Owner       Beneficial Ownership Percentage of Class(1)
  -----      -------------------     -------------------- ---------------------
          H. Kerr Taylor..........         262,061                11.04%
          George A. McCanse, Jr...             770                     (2)
          Robert S. Cartwright,
           Jr.....................           2,166                     (2)
          L. Larry Mangum.........               5                     (2)
          (All directors and
           executive
           officers as a group)...         265,002                11.17%

--------
(1) Based on 2,372,744 shares outstanding as of August 16, 1999.
(2) Represents less than 1%.

   As of August 16, 1999, no other person was known by AmREIT to be the beneficial owner of more than 5% of the shares of AmREIT.

Certain Relationships and Related Transactions

   On August 31, 1998, Mr. Taylor accepted 9,811 shares in repayment of $100,563 then owing on AmREIT's promissory note payable to him. The shares were valued at $10.25 per share for the purposes of payment. The unpaid balance of $65,860 on the note was paid to Mr. Taylor on October 5, 1998.

   On July 30, 1998, AmREIT invested approximately $356,000 in 100% of the preferred stock of AmREIT Realty Investment Corporation, a newly formed Texas corporation (ARIC). ARIC was organized to acquire, develop, hold and sell real estate and to provide related real estate development and management services to unrelated parties. The preferred stock entitles AmREIT to dividends equal to 95% of the net income of ARIC. All of the outstanding common stock of ARIC is owned by Mr. H. Kerr Taylor, president of AmREIT.

   Effective June 5, 1998, AmREIT issued to Mr. Taylor 213,260 shares and the right to receive up to an additional 686,740 shares, subject to certain conditions, in connection with the advisor acquisition. See "Advisor Acquisition" below.

   On May 10, 1998, Mr. Taylor agreed to accept 18,789 shares of AmREIT's common stock in payment in full of a note payable to him by AmREIT with the unpaid balance of approximately $171,500.

Legal Proceedings

   Neither AmREIT nor any of its properties is subject to any claim or legal proceeding, nor to management's best knowledge, is any such claim or legal proceeding threatened which could have a material adverse effect on AmREIT or its properties.

Advisor Acquisition

   Terms of the Acquisition. As of June 5, 1998, AmREIT became a self-managed REIT by acquiring its former advisor in the advisor acquisition. As a self-managed REIT, AmREIT acquires, develops and manages its own real property investments and internally administers its affairs and activities.

   AmREIT acquired the advisor pursuant to a merger of the advisor into AmREIT's newly formed wholly-owned subsidiary corporation, AmREIT Operating Corporation, which is the surviving corporation. Pursuant to the acquisition, Mr. H. Kerr Taylor, the sole stockholder of the advisor, will receive up to 900,000 shares of

AmREIT's common stock, of which 213,260 initial shares were issued upon the closing date of the advisor acquisition. The remaining 686,740 shares of common stock are issuable over the 24 consecutive calendar quarters commencing July 1, 1998. Subject to certain conditions, the remaining shares of AmREIT common stock are issuable at the rate of 98 shares for each 1,000 shares otherwise issued for consideration (sold) by AmREIT during the payment period. The independent directors, who agreed to and approved the advisor acquisition terms on behalf of AmREIT, concluded that the remaining shares of AmREIT common stock payment provisions were fair and in the best interests of AmREIT and the AmREIT stockholders because they defer and condition payment for the advisor until such time or times as AmREIT's asset base increases through equity growth to levels which would allow AmREIT to realize the significant benefits of the advisor acquisition and self-management. The significant anticipated benefits from the advisor acquisition which increase directly with AmREIT's asset size include: efficiencies of administration and property management and any increases in operating margins resulting therefrom; reductions in acquisition expenses; financial benefits of proprietary real estate development; and financial benefits from providing real estate related services such as brokerage, management and development services to third parties. The advisor acquisition was approved by AmREIT's stockholders on June 5, 1998.

   The advisor had served as advisor to AmREIT since AmREIT's organization in August 1993. Under the direction of the board, the advisor had the responsibility for the day-to-day operations of AmREIT, including raising capital, the investigation and identification of investment acquisitions, the negotiation of acquisitions, due diligence in investment research, property management and administrative and accounting services.

   The advisor was organized on April 4, 1989 and since that time has been acquiring, developing, operating and managing real property for its own account and for the account of managed real estate investment programs, including AmREIT. In addition to AmREIT, the advisor co-sponsored with Mr. Taylor each of the partnerships. In addition to services for AmREIT, the advisor provided acquisition, management and administrative services to the partnerships and development and management services to AmREIT Development Corp, a Texas corporation owned by Mr. Taylor and to AAA Net Developers, Ltd., a privately held Texas limited partnership for which Mr. Taylor and AmREIT Development Corp, serve as general partners. AAA Net Developers, Ltd. is in the business of developing for resale, frontage retail properties under net lease to retail tenants.

   For the period from January 1, 1998 to June 5, 1998, and the year ended December 31, 1997, revenues to the advisor from all sources aggregated $562,465, and $1,602,580, respectively. These amounts included payments from AmREIT of $181,189 and $1,166,309 during the period from January 1, 1998 to June 5, 1998, and the year ended December 31, 1997, respectively. For the same periods, the advisor incurred total expenses of $683,633, and $1,473,676, respectively. These expenses are not allocated between services provided by the advisor under the services agreements with AmREIT and the partnerships vs. the advisor's other activities.

   Also, the advisor incurred certain costs in connection with the organization and syndication of AmREIT. Reimbursement of these costs becomes obligations of AmREIT in accordance with the terms of the offering. Costs of $164,985 and $98,494 were incurred by the advisor in 1997 and 1996, respectively, in connection with the issuance and marketing of AmREIT's stock.

   Consequences of Acquisition. As a self-managed REIT, AmREIT no longer pays any of the advisor fees and pays directly for the overhead necessary to provide the services that the advisor provided under the Omnibus Services Agreement. By acquiring the advisor's staff and facilities, AmREIT now has personnel with substantial experience and long-term relationships in the commercial net leased property industry, including but not limited to relationships with both AmREIT's significant tenants and those of the partnerships. Management believes these capabilities provide AmREIT with a competitive advantage over many larger and more established REITs in the management and operation of properties and in the identification and acquisition of attractive investments.


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   Following the advisor acquisition, AmREIT, through AmREIT Operating
Corporation, continues to provide these services, including administrative and management services to the partnerships and administrative and development services, facilities and personnel to AmREIT Development Corp. However, AmREIT's ability to do so may be significantly limited in the future if the REIT rules change. Should AmREIT no longer be able to provide any of these services, it would employ a third-party provider to supplement AmREIT's services.

   AmREIT, through AmREIT Operating Corporation, and/or other affiliates, also conducts various real estate development activities both for its account and for the accounts of others, including AmREIT Development Corp. Through the advisor acquisition, AmREIT acquired expertise and ability to develop properties for tenants in order to be more competitive in obtaining attractive acquisitions for itself and the advisor's other affiliates. Management believes that its ability to competitively construct and deliver completed properties on a timely basis will continue to be an important consideration for many actively growing and expanding retail and commercial tenants.

   Terms of the Acquisition. The advisor acquisition was approved and recommended to AmREIT's stockholders by the independent directors. AmREIT's stockholders approved the advisor acquisition on June 5, 1998. In finding that the advisor acquisition was fair to AmREIT and its stockholders, the independent directors engaged Bishop-Crown as their financial advisor to advise them in analyzing and evaluating, and to provide a written opinion with respect to, the fairness of the acquisition to AmREIT and to the stockholders of AmREIT (other than Mr. Taylor). The independent directors also engaged Houlihan to opine as to the likely range of strategic values of the advisor for the purposes of the acquisition. The independent directors obtained a fairness opinion from Bishop-Crown that the advisor acquisition was fair from a financial point of view, to AmREIT and its stockholders (other than Mr. Taylor), and obtained the opinion of Houlihan regarding the valuation of the advisor. The independent directors engaged Broocks, Baker & Lange, LLP to advise them regarding, but not to negotiate, the terms of the advisor acquisition.

   Under the acquisition agreement, AmREIT has agreed to issue up to 900,000 common shares as the consideration for the advisor acquisition. AmREIT issued the 213,260 initial shares on the closing date and will issue up to the remaining shares of AmREIT common stock of 686,740 shares, subject to adjustment as described below, as follows: No later than 30 days after the end of the calendar quarter in which the closing date occurred, and within 30 days after the end of each calendar quarter thereafter until the twenty-fourth consecutive calendar quarter following the closing date, or, if sooner, until the entire remaining shares of AmREIT common stock has been issued. AmREIT will issue a portion of the then unissued remaining shares of AmREIT common stock equal to, when added to the aggregate shares of the consideration theretofore issued, 9.8% of the total number of common shares outstanding at the end of the respective calendar quarter after giving effect to the issuance of such additional shares.

   At the closing date of the acquisition, Mr. Taylor owned 252,250 shares of AmREIT's common stock which represents approximately 10.62% of AmREIT's total outstanding shares. For the 24 calendar quarters following the closing date, Mr. Taylor's additional share ownership by reason of his receipt of the consideration cannot exceed the number of shares which represent 9.8% of AmREIT's total outstanding shares.

   The acquisition agreement requires that, in the event of Mr. Taylor's death, AmREIT must promptly purchase from his estate his right, title and interest in the unissued remaining shares of AmREIT common stock at a price determined on a value of $10.25 per share or, if AmREIT's common shares are then traded in a national securities market, the average closing price of AmREIT's common shares on the 10 consecutive trading days preceding the date of death, whichever is greater. To fund this obligation, AmREIT must maintain one or more insurance policies, payable to AmREIT, insuring Mr. Taylor's life in the amount necessary to purchase the unissued remaining shares of AmREIT common stock.

   The foregoing notwithstanding, the unissued remaining shares of AmREIT common stock is immediately issuable in the event any of the following should occur:

  . An event which results in or is likely to result in a change in control of AmREIT;


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  . The failure by AmREIT to timely issue the remaining shares of AmREIT common stock, or any portion thereof as required above;

  . In the event Mr. Taylor's employment by AmREIT is terminated without cause as defined in his employment agreement with AmREIT then in effect; or

  . AmREIT's failure to purchase, upon the death of Mr. Taylor, all of his right, title and interest in the unissued remaining shares of AmREIT common stock, which interest will be valued as of the date of death at the greater of $10.25 per share or, if the common shares are traded in a national securities market, the average closing price of such shares during the 10 consecutive trading days immediately preceding the date of death. Under the acquisition Agreement, AmREIT is required to maintain insurance on the life of Mr. Taylor to fund this obligation.

   For the purposes of the foregoing, a "change in control" means:

  . the sale or transfer of substantially all of the assets of AmREIT, whether in one transaction or a series of transactions, except a sale to a successor corporation in which the stockholders immediately prior to the transaction hold, directly or indirectly, at least 50% of the total voting power of the successor corporation immediately after the transaction;

  . any merger or consolidation between AmREIT and another corporation immediately after which the stockholders hold, directly or indirectly, less than 50% of the total voting power of the surviving corporation;

  . the dissolution or liquidation of AmREIT;

  . the acquisition by any person or group of persons of direct or indirect beneficial ownership of AmREIT's common shares representing more than 50% of AmREIT's common shares; or

  . the date the board changes. For the purposes of the foregoing, a "board change" means the date that a majority of the board is comprised of persons other than persons (1) whose election consents shall have been solicited by management, or (2) who are serving as directors appointed by the board to fill vacancies caused by death or resignation (but not by removal) or to fill newly created directorships.

   Under the acquisition agreement, so long as Mr. Taylor serves as an officer or director of AmREIT he may not, without AmREIT's express authorization, engage or participate directly or indirectly as a principal, agent, or owner (including serving as a partner of or owning any stock or other equity investment or debt of) any competitive real estate venture, as defined. Excluded from the foregoing are competitive real estate ventures in which Mr. Taylor is currently interested, including AAA Net Developers, Ltd. and the AAA partnerships and their respective general partners. Also excluded from the foregoing restriction is the present or future ownership of not more than one percent (1%) of the total outstanding class of equity or debt securities of any competitive real estate venture whose equity or debt securities are publicly traded.

   "Competitive real estate venture" is defined as any enterprise entered into for profit whose activities in at least material part consist of the acquisition, development, ownership and/or management of real estate leased or intended to be leased to commercial or retail tenants.

   Under the acquisition agreement, Mr. Taylor entered into full-time employment by AmREIT. Mr. Taylor entered into a two-year agreement where his annual base salary is $25,000 until July 1999 and $30,000 through July 2000. Mr. Taylor may not receive any compensation from any competitive real estate venture under his control except as may, from time to time, be approved by the board. It is the board's intent to use this restriction to limit the aggregate compensation received by Mr. Taylor from AmREIT and his other controlled competitive real estate ventures, if any. Expressly excluded from the foregoing agreement would be any compensation in connection with Mr. Taylor's ownership of the general partners of the partnerships.

   In an effort to eliminate existing and potential conflicts of interest between Mr. Taylor and AmREIT, Mr. Taylor agreed to cause any competitive real estate venture (as defined) over which he has control, including the

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general partners of the partnerships and ARIC to, at the election of the board, contract for acquisition and management services and/or the use of facilities and personnel with AmREIT or such affiliated provider as may be designated by the board. Any such contracts are subject to the requirements and restrictions on such contracts as may be provided in each entities organizational documents. AmREIT, through AmREIT Operating Corporation and ARIC, currently provides property management, general administration and acquisition services, real estate brokerage services and support personnel and/or facilities to these entities. However, its ability to do so may be significantly limited under current and possible future changes to the REIT Rules. Under this requirement, Mr. Taylor must cause such competitive real estate venture to first satisfy its requirements for personnel and/or facilities by the use of available, qualified facilities and personnel of AmREIT or its affiliates on a reimbursement for use basis.

   Also, Mr. Taylor must cause such competitive real estate venture to offer to AmREIT the right to purchase any property which the competitive real estate venture acquires or contracts to acquire, subject to its then-existing fiduciary obligations to any other persons at a price equal to the cost of the property to the competitive real estate venture.

                           AmREIT CHARTER AND BYLAWS

   The following summary of the terms of AmREIT's articles of incorporation and by-laws contains all material terms, but does not set forth all the provisions of AmREIT's articles of incorporation or by-laws. For additional information about AmREIT's articles and by-laws, you should read these documents which are exhibits to the registration statement of which this proxy is a part.

Authorized Stock

   The charter provides that AmREIT is authorized to issue 110,000,000 shares, consisting of 100,000,000 shares of $0.01 par value common stock and 10,000,000 shares of preferred stock, par value $.01 per share. Shares of preferred stock may be issued from time to time, in one or more series, each of which series shall have such voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions relating thereto, as shall be authorized by the board of directors. See "DESCRIPTION OF AmREIT'S CAPITAL STOCK" beginning on page 117.

Directors

   The bylaws provide that the number of directors shall consist of not less than three nor more than nine members, the exact number of which shall be fixed by the board from time to time. The bylaws provide that, except as otherwise provided by law or the charter, a quorum of the board for the transaction of business shall consist of a majority of the entire board. The act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board. The charter and the bylaws do not provide for a classified board or for cumulative voting in the election of directors to the board. The bylaws provide that vacancies and any newly-created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum.

Stockholder Meetings and Special Voting Requirements

   The annual meetings of stockholders are held on such date as shall be fixed by the board. The bylaws specify such date to be not fewer than 30 days nor more than 61 days after distribution of AmREIT's annual report to stockholders. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the president, or upon the written request of stockholders entitled to cast at least 10% of all of the votes entitled to be cast at such meeting. In general, the presence in person or by proxy of stockholders entitled to cast a majority of votes shall constitute a quorum at any stockholders' meeting. The charter and the bylaws may in general be amended by a majority vote of the

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stockholders. However, an amendment of any provision of the charter or bylaws which requires a greater than majority vote must itself be approved by a vote of the stockholders holding shares representing at least 66 2/3% of the votes entitled to be cast thereon.

   Other matters on which the stockholders are entitled to vote include:

  . the election and removal of directors;

  . a voluntary change in AmREIT's status as a REIT; and/or

  . the dissolution of AmREIT.

   A majority of the directors (including a majority of the independent directors) may in their discretion, from time to time, amend, without a stockholder vote, certain portions of the bylaws, but not a stated investment policy. The stockholders may amend the bylaws by a majority vote.

Amendment of the Charter and Bylaws

   Maryland law and the charter provide that approval of a majority of the stockholders entitled to vote thereon is required to amend the charter. A bylaw may be amended or repealed, or a new bylaw adopted, by (1) the affirmative vote of the holders of a majority of the stock entitled to vote thereon, or (2) a majority of the board.

Transactions With Interested Officers or Directors

   The bylaws provide, in accordance with Maryland law, that contracts or transactions between AmREIT and a director or officer of AmREIT or a corporation or entity in which such officer or director is also an officer or director or has a financial interest, are not void or voidable solely for such reason or solely because the officer or director is present at or participates in any meeting of the board which authorizes the transaction or contract, or solely because such officer's or director's vote is counted for such purpose, if the bylaw restrictions regarding such transactions are satisfied (see discussion under stated investment policies above) and:

  . the material facts as to his relationship or interest are disclosed or are known to the board or a committee and the board or a committee in good faith authorizes such contract or transaction;

  . the material facts as to his relationship or interest are disclosed or are known to the stockholders entitled to vote thereon and the stockholders in good faith specifically approve such contract or transact; or

  . the contract or transaction is fair to AmREIT at the time it is authorized, approved or ratified by the board, a committee or the stockholders.

   In addition, the bylaws provide that any transactions with interested directors or officers or their affiliates shall be made on commercially reasonable terms substantially equivalent to terms available from third parties in an arm's-length transaction in the competitive marketplace.

Rollup Transactions

   AmREIT's bylaws contain certain restrictions and requirements on AmREIT's ability to participate in "rollup" transactions which include any transaction involving the acquisition of AmREIT. The merger as structured and proposed constitutes a "rollup" transaction under these provisions. However, as a condition to their approval of the merger, the stockholders will expressly approve the exclusion of the merger from the requirements of the rollup provisions of the bylaws to the extent they could apply to the merger.


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Limitations on Holdings and Transfer

   For AmREIT to continue to qualify as a "REIT" under the Code, not more than 50 percent of its outstanding shares may be owned by five or fewer individuals during the last half of each year and outstanding shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year except with respect to the first taxable year for which an election to be treated as a REIT is made. The charter restricts the accumulation or transfer of shares if any accumulation or transfer could result in any person beneficially owning, in accordance with the Code, in excess of 9.8% of the then outstanding shares, or could result in AmREIT being disqualified as a "REIT" under the Code. Such restrictions authorize the board to refuse to give effect to such transfer on AmREIT's books as to shares accumulated in excess of the 9.8% ownership limit. Although the intent of these restrictions is to preclude transfers which would violate the ownership limit or protect the AmREIT's status as a REIT under the Code, there can be no assurance that such restrictions will achieve their intent.

   A transferee who acquires shares in a restricted transfer is required to indemnify, defend, and hold AmREIT and its other stockholders harmless from and against all damages, losses, costs, and expenses, including, without limitation, reasonable attorneys' fees, incurred or suffered by AmREIT or such stockholders by virtue of AmREIT's loss of its qualification as a REIT if such loss is a result of the transferee's acquisition. See "FEDERAL INCOME TAX CONSEQUENCES" beginning on page 78.

Anti-takeover Effect of Authorized But Undesignated Preferred Stock

   As described below, the board is authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix by resolution of the board and to the extent permitted by Maryland law, the terms and conditions of each such series. Management believes that the availability of preferred stock will provide AmREIT with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise from time to time. Authorized but unissued shares of preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which any class of stock may then be listed for trading.

   Although the board has no present intention of doing so, it will be able to issue a series of preferred stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For instance, such new shares might impede a business combination by including class voting rights which would enable the holder to block such transaction or facilitate a business combination by including voting rights which would provide a required percentage vote of stockholders. The board will make any determination to issue such shares based on its judgment as to the best interests of AmREIT and its then existing stockholders. The board, in so acting, will be able to issue preferred stock having terms which would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Liability for Monetary Damages

   The charter provides that no director will be personally liable to AmREIT or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for breach of the duty of loyalty to AmREIT or its stockholders, acts or omissions not in good faith, intentional misconduct, a knowing violation of law, certain unlawful dividends, stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. Any repeal or modification of such provision by the stockholders of AmREIT will not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.


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Indemnification And Advancement of Expenses

   The charter provides for the indemnification of present and former directors and officers of AmREIT and persons serving as directors, officers, employees or agents of another corporation or entity at the request of AmREIT to the fullest extent permitted by Maryland law. Indemnified parties are specifically indemnified in the charter and the bylaws for expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnified party (1) in connection with a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director or officer of AmREIT or is or was serving as a director, officer, employee or agent of another corporation or entity at the request of AmREIT, or
(2) in connection with the defense or settlement of a threatened, pending or completed action or suit by or in the right of AmREIT, provided that such indemnification is permitted only with judicial approval if the indemnified party is adjudged to be liable to AmREIT. Such indemnified party must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the subject corporation and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe his conduct was unlawful. Any indemnification under the indemnification provisions must be authorized based on a determination that the indemnification is proper if the applicable standard of conduct has been met by the indemnified party, provided that no such authorization is required, and indemnification is mandatory, where a director or officer of AmREIT is successful in the defense of such action, suit or proceeding or any claim or matter therein. Otherwise, such determination will be made by a majority vote of a quorum of the board consisting of directors not a party to the suit, action or proceeding, by a written opinion of independent legal counsel or by the stockholders. In the event that a determination is made that a director or officer is not entitled to indemnification under the indemnification provisions, the indemnification provisions provide that the indemnified party may seek a judicial determination of his right to indemnification. The indemnification provisions further provide that the indemnified party is entitled to indemnification for all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from AmREIT an indemnity claim under the indemnification provisions if such indemnified party is successful. Other than proceedings to enforce rights to indemnification, AmREIT is not obligated to indemnify any person in connection with a proceeding initiated by such person, unless authorized by the board.

   AmREIT will pay expenses incurred by a director or officer of AmREIT, or a former director or officer, in advance of the final disposition of an action, suit or proceeding, if he undertakes to repay amounts advanced if it is ultimately determined that he is not entitled to be indemnified by AmREIT.

   The indemnification provisions and provisions for advancing expenses in the charter will be expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to the bylaws. The indemnification provisions and provisions for advancing expenses in the bylaws and the charter will be expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to any agreement, vote of the stockholders or disinterested directors or pursuant to judicial direction. AmREIT will be authorized to purchase insurance on behalf of an indemnified party for liabilities incurred, whether or not AmREIT would have the power or obligation to indemnify him pursuant to the charter, the bylaws or Maryland law.

   In addition, AmREIT will enter into indemnification agreements with its directors and certain of its executive officers pursuant to which such persons are indemnified for costs and expenses actually and reasonably incurred by such persons in connection with a threatened, pending or completed claim arising out of service as a director, officer, employee, trustee and/or agent of AmREIT or another entity at the request of AmREIT.


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                     DESCRIPTION OF AMREIT'S CAPITAL STOCK

General

   AmREIT's authorized capital stock consists of 100,000,000 shares of common stock, $0.01 par value and 10,000,000 shares of preferred stock. As of June 30, 1999, AmREIT had outstanding 2,372,744 shares of common stock and no shares of preferred stock.

Common Stock

   Voting Rights. Each holder of common stock will be entitled to one vote for each share registered in his name on the books of AmREIT on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of common stock will vote as one class. The shares of common stock will not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of preferred stock which may at the time be outstanding, the holders of common stock entitled to exercise more than 50% of the voting rights in an election of directors will be able to elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of common stock voting for the election of directors will not be able to elect any persons to the board. The charter and the bylaws contain certain provisions that could have an anti-takeover effect. See "AmREIT CHARTER AND BYLAWS" on page 113.

   Dividend Rights. Subject to the rights of the holders of any shares of preferred stock which may at the time be outstanding, holders of AmREIT Stock will be entitled to such dividends as the board may declare out of funds legally available therefor. Because portions of the operations of AmREIT may be conducted through wholly-owned subsidiaries, AmREIT's cash flow and consequent ability to pay dividends on common stock may be dependent to some degree upon the earnings of such subsidiaries and on dividends and other payments therefrom.

   Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

   The common stock is not liable for any calls or assessments and is not convertible into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the common stock.

   Transfer Agent. The transfer agent and registrar for AmREIT common stock is The Bank of New York, 101 Barclay Street, New York, NY 10286.

Preferred Stock

   The charter provides that the board is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series. Prior to the issuance of shares in each series, the board is required by the charter and Maryland law to adopt resolutions and file articles supplementary with the State of Maryland, fixing for each such series the designations, preferences and relative, participating, optional or other special rights applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by Maryland law.

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                            REORGANIZATION OF AmREIT
                    AS A TEXAS REAL ESTATE INVESTMENT TRUST

   The board of directors has unanimously approved and recommends that the stockholders of AmREIT approve the agreement of merger, which provides for AmREIT's change of domicile from Maryland to Texas and for the reorganization of AmREIT from its current status as a Maryland corporation to a Texas real estate investment trust pursuant to the provisions of the Texas REIT Act, which corresponds closely with existing corporate statutes. Under the Texas REIT Act, as revised, AmREIT will be able to conduct its operations on substantially the same terms as currently permitted under Maryland law. The reorganization will not result in a change in AmREIT's business, management, capitalization or assets, liabilities or net worth (other than due to the costs of the transaction).

   To effect the reorganization, AmREIT will be merged into a newly-formed Texas REIT, which we will refer to as AmREIT-Texas. AmREIT-Texas will be organized as soon as practicable after stockholder approval of this proposal. When the merger becomes effective:

  . AmREIT will cease to exist as a Maryland corporation;

  . The Texas REIT will succeed as a Texas REIT, to the fullest extent permitted by law, to all of AmREIT's prior business, assets and liabilities; and

  . each share of common stock of AmREIT will be automatically converted into a corresponding common share of beneficial interest of the Texas REIT.

   Pursuant to Maryland law, AmREIT's board retains discretion to abandon or terminate the reorganization after receipt of stockholder approval, but prior to filing the necessary documentation with Maryland and Texas, if the board of directors determines the reorganization is no longer in AmREIT's best interest.

   AmREIT'S BOARD ANTICIPATES THAT STOCKHOLDERS WILL NOT BE REQUIRED TO SURRENDER OR EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR NEW SHARE CERTIFICATES OF AMREIT'S COMMON SHARES OF BENEFICIAL INTEREST. Following the reorganization and as a condition of the merger, the Texas REIT common shares of beneficial interest will be listed on an exchange and the board expects that delivery of certificates representing existing shares of AmREIT common stock will constitute "good delivery" for subsequent transactions. If the rules, regulations or directives of the exchange upon which the shares are listed require surrender of the certificates representing shares of AmREIT common stock, each stockholder will be entitled to receive a certificate representing one common share of beneficial interest of the Texas REIT for each share of AmREIT common stock represented by the AmREIT certificate.

   As a result of the merger, AmREIT and the rights of its stockholders, directors and officers will be governed by the Texas REIT Act and by the declaration of trust and bylaws of the Texas REIT, rather than by Maryland law and AmREIT's existing amended and restated articles of incorporation and amended and restated bylaws.

   A discussion of the material similarities and differences to AmREIT and its stockholders, directors and officers resulting from the reorganization appears below. This discussion does not address each difference between Maryland and Texas law, but focuses on those differences which the board of directors believes are most relevant to existing stockholders. This discussion is not intended to be complete and is qualified in its entirety by reference to the anticipated form of the declaration of trust attached as Annex 2 and to Maryland law and the Texas REIT Act. The AmREIT board shall have the right, prior to filing the declaration of trust with the appropriate Texas regulatory authorities, to make ministerial changes and such other changes as the board shall determine in order to permit AmREIT to comply fully with the Texas REIT Act and the rules relating to qualification as a REIT for federal income tax purposes, and to conform to the provisions of its Maryland charter.

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        MARYLAND CORPORATION                           TEXAS REIT
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                                   Background

   The Texas REIT Act was amended effective September 1, 1995, to conform substantially to modern corporation statutes based upon the Model Business Corporation Act. Accordingly, a Texas REIT, and the rights, duties and obligations of its stockholders, will be very similar to a corporation, and the rights, duties and obligations of its stockholders, organized and existing under Texas law. If the Texas REIT Act does not specifically address a situation, the question is governed by the Texas Business Corporation Act and related case law.

                               REIT Qualification

   Maryland law has no corresponding provision.
                                             The Texas REIT Act provides that
                                          to the extent any provision of the
                                          Texas REIT Act is contrary to or
                                          inconsistent with the sections of
                                          the Code (or any successor statute)
                                          which relate to or govern REITs or
                                          the regulations adopted under those
                                          sections, or requires any trust
                                          formed under the Texas REIT Act to
                                          take (or prohibits any such trust
                                          from taking) any action required to
                                          secure or maintain its status as a
                                          REIT under such sections or
                                          regulations, the sections of the
                                          Code (or any successor statute)
                                          shall prevail over the provisions of
                                          the Texas REIT Act as to any REIT
                                          qualifying or attempting to qualify
                                          under such sections or regulations.

                   Liability of Stockholders and Shareholders

   In most cases, a stockholder or           Like Maryland law, the Texas REIT
subscriber for shares is not              Act generally limits a stockholder's
obligated or liable to a Maryland         or subscriber's obligation to a
corporation or its creditors except       Texas REIT or its creditors to full
for any unpaid subscription price or      payment of the consideration for the
unpaid consideration or unless            shares. A stockholder of a Texas
liability is imposed pursuant to          REIT will not be liable for any
another provision of Maryland law.        contractual obligation of a Texas
Common law theories of "piercing the      REIT on the basis (1) that the
corporate veil" may be used to            person is or was the alter ego of a
impose liability on stockholders in       Texas REIT, or (2) of actual or
certain instances.                        constructive fraud, a sham to
                                          perpetrate a fraud, or similar
                                          theory, unless the obligee
                                          demonstrates that the stockholder
                                          caused the Texas REIT to be used for
                                          the purpose of perpetrating and did
                                          perpetrate an actual fraud on the
                                          obligee primarily for the direct
                                          personal benefit of the stockholder.
                                          A holder of shares in a Texas REIT
                                          is not under any obligation to the
                                          Texas REIT or to its obligees with
                                          respect to any obligation of the
                                          Texas REIT on the basis of the
                                          failure of the Texas REIT to observe
                                          any formality, including the failure
                                          to comply with any requirement of
                                          the Texas REIT Act or of the
                                          declaration of trust or bylaws, or
                                          observe any requirement prescribed
                                          by the Texas REIT Act or by the
                                          declaration of trust or bylaws for
                                          acts taken by the Texas REIT, its
                                          trust managers,

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        MARYLAND CORPORATION                           TEXAS REIT
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                                          or its stockholders. These
                                          limitations in the Texas REIT Act
                                          are exclusive and are not preempted
                                          by common law or otherwise. Further,
                                          like the Texas REIT Act, the Texas
                                          REITs declaration of trust provides
                                          that no stockholder will be
                                          personally liable for any of the
                                          Texas REITs obligations. To the
                                          extent, however, that the Texas REIT
                                          conducts operations in another
                                          jurisdiction where the law of such
                                          jurisdiction both does not recognize
                                          the limitations of liability
                                          afforded by contract, the Texas REIT
                                          Act and the declaration of trust,
                                          and does not provide similar
                                          limitations of liability applicable
                                          to real estate investments or other
                                          trusts, a third party could attempt,
                                          under limited circumstances, to
                                          assert a claim against a
                                          stockholder. AmREIT believes, based
                                          on its current operating structure
                                          and its review of relevant law, that
                                          there should not be a material risk
                                          of such liability. AmREIT has taken
                                          and will continue to take such
                                          actions as it considers necessary or
                                          advisable in order to eliminate or
                                          minimize, to the extent possible,
                                          any such risk of liability.

                               Inspection Rights

   Under Maryland law, one or more           Under the Texas REIT Act any
stockholders who together have been       person who has been a stockholder of
stockholders of record for at least       record for more than six months
six months and who together hold at       immediately preceding his demand, or
least 5% of the outstanding stock of      shall be the record holder of more
any class may inspect the                 than 5% of all the outstanding
corporation's books of account and        shares of a Texas REIT, upon written
stock ledger, request a statement of      demand stating the purpose thereof,
the corporation's affairs and             shall have the right to examine, at
request a stockholders' list. Any         any reasonable time or times, for
stockholder may inspect the bylaws,       any proper purpose, its books and
minutes of proceedings of the             records of account, minutes and
stockholders, annual statement of         record of stockholders, and shall be
affairs and voting trust agreement        entitled to make extracts therefrom.
on file of a Maryland corporation
and may request a statement showing
all stock and securities issued by
the corporation during a specified
period of not more than 12 months
before the date of the request.

                        Special Meetings of Stockholders

   A special meeting of stockholders         A special meeting of stockholders
of AmREIT and AmREIT-Texas may be         of the Texas REIT may be called by
called by the chairman of the board,      the chairman of the board, the chief
the chief executive officer, the          executive officer, the president,
president, the board of directors         the board of trust managers pursuant
pursuant to a resolution adopted by       to a resolution adopted by a
a majority of the directors, or by        majority of the trust managers, or
the Secretary upon the written            by the secretary upon the written
request of holders of not less than       request of holders of not less than
25% of all shares then outstanding        25% of all shares then outstanding
and entitled to vote at such              and entitled to vote at such
meeting.                                  meeting.

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        MARYLAND CORPORATION                           TEXAS REIT
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                      Stockholder Action Without a Meeting

   Maryland law provides that                The Texas REIT Act provides that
stockholders may take such action         stockholders may take such action
only upon unanimous written consent,      only upon unanimous written consent,
a requirement unattainable by a           a requirement unattainable by a
public company in most                    public company in most
circumstances.                            circumstances.

                               Preemptive Rights

   The existing charter does not             The declaration of trust will not
provide any stockholder with any          provide stockholders with any
preemptive right to subscribe for         preemptive right to subscribe for
any newly-issued stock or other           any newly-issued stock or other
securities of AmREIT. Accordingly,        securities of the Texas REIT.
AmREIT does not offer stockholders a      Accordingly, the Texas REIT does not
prior right to purchase any new           offer stockholders a prior right to
issue of the entity's shares in           purchase any new issue of its shares
order to maintain their                   in order to maintain their
proportionate ownership.                  proportionate ownership.

                            Vote for Reorganization

   Maryland law provides that the            The Texas REIT Act provides that
affirmative vote of two-thirds of         the affirmative vote of two-thirds
all the votes entitled to be cast is      of all the votes entitled to be cast
required to approve a consolidation,      is required to approve a
merger, share exchange or transfer        consolidation, merger, share
of assets, subject to certain             exchange or transfer of assets,
exceptions.                               subject to certain exceptions.

                            Authorized Capital Stock

   AmREIT has 100,000,000 authorized         The Texas REIT will have
shares of common stock and                100,000,000 shares of authorized
10,001,000 shares of authorized           common stock and will have
preferred.                                10,001,000 shares of authorized
                                          preferred stock as AmREIT.

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        MARYLAND CORPORATION                           TEXAS REIT
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                        Stock Redemption and Retirement

   Under Maryland law, a corporation         Under the Texas REIT Act, a Texas
may purchase or acquire its own           REIT may purchase or acquire its own
shares, unless:                           shares, unless:


  . the corporation would not be            .   after giving effect thereto,
    able to pay its debts as they               the Texas REIT would be
    become due in the usual course              insolvent, or
    of business, or


                                            .   the amount paid therefor
  . the corporation's total assets              exceeds the surplus of the
    would be less than the sum of               Texas REIT. The term "surplus"
    the corporation's total                     is not defined in the Texas
    liabilities plus the amount                 REIT Act. The term "surplus"
    that would be needed, if the                is defined in the Texas
    corporation were to be                      Business Corporation Act as
    dissolved at the time of the                the excess of the net assets
    purchase or acquisition, to                 of a corporation over its
    satisfy the preferential rights             stated capital. If the net
    upon dissolution of                         assets of a Texas REIT are not
    stockholders whose preferential             less than the proposed
    rights on dissolution are                   distribution, a Texas REIT may
    superior to those whose shares              make a distribution to
    are purchased or acquired.                  purchase or redeem any of its
                                                own shares if the purchase or
                                                redemption is made, for
                                                example, to effect the
                                                purchase or redemption of
                                                redeemable shares in
                                                accordance with the Texas REIT
                                                Act.

                                   Dividends

   Maryland law permits the payment          Under the Texas REIT Act, a Texas
of dividends unless:                      REIT may make a distribution,
                                          unless:


  . the corporation would not be
    able to pay its debts as they           .   after giving effect thereto,
    become due in the usual course              the Texas REIT would be
    of business or                              insolvent, or


  . the corporation's total assets          .   the distribution exceeds the
    would be less than the sum of               surplus of the Texas REIT. The
    the corporation's total                     term "surplus," for a Texas
    liabilities plus the amount                 REIT, is the excess of the net
    that would be needed, if the                assets of the Texas REIT over
    corporation were to be                      its stated capital
    dissolved at the time of
    payment of such dividends, to
    satisfy the preferential rights
    upon dissolution of
    stockholders whose preferential
    rights upon dissolution are
    superior to those receiving the
    dividends. Maryland law avoids
    the concepts of "surplus" and
    "net profits" and thereby
    simplifies the analysis of
    whether a dividend may be paid.

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        MARYLAND CORPORATION                           TEXAS REIT
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                   Director/Trust Manager Number and Election

   AmREIT's charter documents                The Texas REIT's charter
provide that the number of directors      documents will provide that the
shall be fixed by a resolution of         number of trust managers shall be
the entire board and shall not            fixed by a resolution of the entire
exceed nine or be less than three.        board and shall not exceed nine or
Currently, AmREIT has three               be less than three.
directors.

   Under Maryland law and the AmREIT         Under declaration of trust,
charter and bylaws, directors are         however, only those nominees for
elected by a plurality vote of the        director that receive a majority of
stockholders, which means that those      the votes entitled to be cast on the
nominees receiving the greatest           matter and present in person or
number of votes are elected as            represented by proxy will be
directors, whether or not any             considered to have been elected as
nominee for director receives a           directors.
majority of the votes entitled to be
cast on the matter and present in
person or represented by proxy.

                  Director/Trust Manager Removal and Vacancies

   AmREIT's charter documents                The Texas REIT's charter
provide that, subject to the right        documents will provide that, subject
of any holders of any series of           to the right of any holders of any
preferred stock to elect additional       series of preferred stock to elect
directors (or remove such additional      additional trust managers (or remove
directors, once elected), under           such additional trust managers, once
specified circumstances, any              elected), under specified
director may be removed from office       circumstances, any trust manager may
at any time, but only for cause and       be removed from office at any time,
only by the affirmative vote of the       but only for cause and only by the
holders of 80% of the then-               affirmative vote of the holders of
outstanding shares entitled to vote       80% of the then-outstanding shares
generally in the election of              entitled to vote generally in the
directors, voting together as a           election of trust managers, voting
single class. AmREIT's charter            together as a single class. Both
documents further provide that            sets of charter documents further
vacancies resulting from death,           provide that vacancies resulting
resignation, retirement,                  from death, resignation, retirement,
disqualification, or other cause may      disqualification, or other cause may
be filled by the affirmative vote of      be filled by the affirmative vote of
the remaining directors, though less      the remaining trust managers, though
than a quorum, and vacancies due to       less than a quorum, and vacancies
an increase in the size of the board      due to an increase in the size of
of directors may be filled by the         the board of trust managers may be
affirmative vote of the entire board      filled by the affirmative vote of
of directors. Directors selected by       the entire board of trust managers.
the board of directors to fill            Trust managers selected by the board
vacancies serve until the next            of trust managers to fill vacancies
annual meeting of stockholders or         serve until the next annual meeting
until their successors are elected        of stockholders and until their
and qualified.                            successors are elected and
                                          qualified.

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        MARYLAND CORPORATION                           TEXAS REIT
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                            Limitations on Liability

   The AmREIT charter protects               The Texas REIT's declaration of
directors from liability to the           trust will protect trust managers
extent permissible under Maryland         from liability to the extent
law.                                      permissible under Texas law.


   The Maryland charter provides             The Texas REIT Act provides that
that no director or officer shall be      no trust manager shall be liable to
liable to the corporation or to its       a Texas REIT for any act, omission,
stockholders for money damages            loss, damage or expense arising from
except:                                   the performance of his or her duty
                                          under a Texas REIT, save only for
                                          his or her willful misfeasance,
                                          willful malfeasance or gross
                                          negligence.

  . To the extent that it is proved
    that such director or officer
    actually received an improper
    benefit or profit in money,
    property or services, for the
    amount of the benefit or profit in
    money, property or services
    actually received, or

                                             The declaration of trust provides
                                          that the liability of each trust
                                          manager for monetary damages shall
                                          be eliminated to the fullest extent
                                          permitted under Texas law, as
                                          amended, and no trust manager shall
                                          be liable for monetary damages
                                          except to the extent expressly
                                          prohibited under Texas law.

  . To the extent that a judgment or
    other final adjudication adverse
    to such director or officer is
    interested in a proceeding based
    on a finding in such proceeding
    that such director's of officer's
    action, or failure to act, was the
    result of active and deliberate
    dishonesty and was material to the
    cause of action adjudicated in the
    proceeding.

  . The Maryland charter further
    provides that neither amendment
    nor repeal of the liability
    limitation, nor adoption of any
    charter or bylaw provision
    inconsistent with the liability
    limitation will apply to or affect
    in any respect the applicability
    of the liability limitation to any
    act or failure to act which
    occurred prior to such amendment,
    repeal or adoption, and the
    declaration of trust will contain
    a similar provision.

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        MARYLAND CORPORATION                           TEXAS REIT
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                                Indemnification

                                             The Texas REIT's charter
   AmREIT's charter documents             documents will provide
provide indemnification to the            indemnification to the extent
extent authorized by applicable law,      authorized by applicable law, as
as currently in effect and                currently in effect and thereafter
thereafter amended, and states that       amended, and will state that the
the indemnification provisions found      indemnification provisions found in
in those documents are nonexclusive.      those documents are nonexclusive.
The provisions of Maryland law            The provisions of the Texas REIT Act
governing indemnification are             governing indemnification are
similar to the Texas REIT Act in          similar to Maryland law in most
most respects.                            respects.


   Maryland law provides that a              The Texas REIT Act provides that
corporation may indemnify any             a provision for a Texas REIT to
director made a party to any              indemnify or to advance expenses to
proceeding by reason of service in        a trust manager who was, is, or is
that capacity unless it is                threatened to be made a named
established that:                         defendant or respondent in a
                                          proceeding, whether contained in the
                                          declaration of trust, the bylaws, a
                                          resolution of stockholders or trust
                                          managers, an agreement, or
                                          otherwise, except in accordance with
                                          the provisions of the Texas REIT Act
                                          permitting a Texas REIT to purchase
                                          and maintain insurance or another
                                          arrangement on behalf of any person
                                          who is or was a trust manager,
                                          officer, employee or agent of a
                                          Texas REIT or who was serving at the
                                          request of a Texas REIT as a trust
                                          manger or a director, officer,
                                          partner, venturer, proprietor,
                                          trustee, employee, agent or similar
                                          functionary of another REIT or of a
                                          foreign or domestic corporation,
                                          partnership, joint venture, sole
                                          proprietorship, trust, employee
                                          benefit plan or other enterprise, is
                                          valid only to the extent it is
                                          consistent with the Texas REIT Act
                                          indemnification provisions as
                                          limited by the declaration of trust,
                                          if such a limitation exists.

  . the act or omission of the
    director was material to the
    matter giving rise to the
    proceeding; and (A) was committed
    in bad faith; or (B) was the
    result of active and deliberate
    dishonesty;

  . the director actually received an
    improper personal benefit in
    money, property, or services; or

  . in the case of a criminal
    proceeding, the director had
    reasonable cause to believe that
    the act or omission was unlawful.

   Maryland law provides that the
indemnification and advancement of
expenses provided or authorized by
Maryland law may not be deemed
exclusive of any other rights, by
indemnification or otherwise, to
which a director may be entitled
under the charter, the bylaws, a
resolution of stockholders or
directors, an agreement or
otherwise, both as to action in an
official capacity and as to action
in another capacity while holding
such office.

                                             The Texas REIT Act provides that
                                          a Texas REIT may indemnify a person
                                          who is a named defendant or
                                          respondent in a proceeding because
                                          the person is or was a trust manager
                                          only if it is determined in
                                          accordance with the Texas REIT Act
                                          that the person satisfied the
                                          following three conditions, to the
                                          extent applicable. First, the person
                                          must have conducted himself in good
                                          faith. Second, the person must have
                                          reasonably believed (1) in the case
                                          of conduct in his official capacity
                                          as a trust manger of a Texas REIT,
                                          that his conduct was in The Texas
                                          REIT Act provides that a Texas REIT
                                          the Texas REIT's best interests; and
                                          (2) in all other cases, that his
                                          conduct was at least not opposed to
                                          the Texas REIT's best interests.
                                          Third, in the case of any criminal
                                          proceeding, the person must have had
                                          no reasonable cause to believe that
                                          his conduct was

   Maryland law provides that the
termination of any proceeding by
judgment, order or settlement does
not create a presumption that the
director did not meet the requisite
standard of conduct to be
indemnified, and the termination of
any proceeding by conviction or plea
of nolo contendere, or its
equivalent, or an entry of an order
of probation prior to judgment,
creates a rebuttable presumption
that the director did not meet the
requisite standard of conduct to be
indemnified.

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        MARYLAND CORPORATION                           TEXAS REIT
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                                          unlawful. The shifting of the burden
                                          of proof to the person seeking
                                          indemnification may make it more
                                          difficult for a trust manager of a
                                          Texas REIT to be indemnified than a
                                          director of a Maryland corporation.

                                            The Texas REIT Act provides that a
                                          provision contained in the
                                          declaration of trust, bylaws or an
                                          agreement that makes mandatory the
                                          indemnification permitted by the
                                          Texas REIT Act, or the payment or
                                          reimbursement of expenses permitted
                                          by the Texas REIT Act, shall be
                                          deemed to constitute authorization
                                          of indemnification in the manner
                                          required by the Texas REIT Act even
                                          though such provision may not have
                                          been adopted or authorized in the
                                          same manner as the determination
                                          that indemnification is permissible.
                                          The declaration of trust and the
                                          Texas Bylaws each contain such a
                                          mandatory provision. Maryland law
                                          does not contain a similar
                                          provision, although the Maryland
                                          Charter and the Maryland Bylaws make
                                          indemnification mandatory.

                                            The Texas REIT Act further
                                          provides that the termination of a
                                          proceeding by judgment, order,
                                          settlement, or conviction, or on a
                                          plea of nolo contendere or its
                                          equivalent, is not of itself
                                          determinative that the person did
                                          not meet the requirements for
                                          indemnification set forth in the
                                          Texas REIT Act.

                              Amendment of Charter

   Maryland law requires the board           The Texas REIT Act requires the
of directors to approve any               board of trust managers to approve
amendment to a corporation's              any amendments to a REIT's
articles of incorporation and             declaration of trust and provides
provides that a vote of two-thirds        that a vote of two-thirds of all
of all votes entitled to be cast on       votes entitled to be cast on the
the matter by stockholders of the         matter by stockholders of the REIT
corporation is required to approve        is required to approve any such
any such amendment.                       amendment.

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        MARYLAND CORPORATION                           TEXAS REIT
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                              Amendment of Bylaws

   Under Maryland law, the power to          Under the Texas REIT Act, the
adopt, amend or repeal bylaws is          power to adopt, amend or repeal
vested in the stockholders, unless        bylaws is vested in the stockholders
the articles of incorporation             unless the declaration of trust
confers such power to the board of        confers such power to the board of
directors.                                trust managers.


  . Under both Maryland law and the          On the other hand, the Texas REIT
    Texas REIT Act, the power to          Act contemplates either concurrent
    adopt, amend or repeal bylaws         stockholder and trust manager power
    is vested in the stockholders         to amend, alter or repeal bylaws or
    or stockholders, as the case          a divesting of stockholder power or
    may be, unless the articles of        trust manager power to the trust
    incorporation or the                  managers or the stockholders,
    declaration of trust confers          respectively. Under the declaration
    such power to the board of            of trust, the board of trust
    directors or trust managers           managers of the Texas REIT will
                                          retain sole power to amend, alter or
                                          repeal the its bylaws unless:

  . Maryland law provides, however,
    that conferring such power to
    the board of directors does not
    divest the stockholders of
    their power to alter, amend or
    repeal a corporation's bylaws,
    and the Maryland charter
    expressly confirms that
    authority subject only to
    compliance with any specified
    voting requirements of Maryland
    law or the Maryland charter.

                                             . the board of trustees
                                               specifically authorizes, by
                                               duly adopted resolution,
                                               stockholders to amend, repeal
                                               or adopt a particular bylaw, or

                                             . the board, by resolution,
                                               specifically authorizes
                                               stockholders to amend, adopt or
                                               repeal.

                                             Accordingly, except for bylaw
                                          provisions of the type described in
                                          the preceding sentence, the Texas
                                          REIT stockholders would not be able
                                          to amend any provision of the bylaws
                                          unless they first amended the
                                          declaration of trust (which requires
                                          a two-thirds stockholder vote).

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        MARYLAND CORPORATION                           TEXAS REIT
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                             Business Combinations

   Maryland law establishes special          The Texas REIT Act has no
requirements with respect to              comparable provision, although the
"business combinations" (including a      Texas REIT declaration of trust
merger, consolidation, share              contains a provision to the same
exchange, or, in certain                  effect.
circumstances, an asset transfer or
issuance of reclassification of
equity securities) between a
Maryland corporation and any
"interested stockholder" who
beneficially owns, directly or
indirectly, 10% or more of the
voting power of the corporation's
shares, subject to certain
exemptions. In general, such
interested stockholders or any
affiliate thereof may not engage in
a "business combination" with the
corporation for a period of five
years following the date one becomes
an interested stockholder.
Thereafter, such transactions must
be (1) approved by the board of
directors of such corporation and
(2) approved by the affirmative vote
of at least (a) 80% of the votes
entitled to be cast by holders of
voting shares other than voting
shares held by the interested
stockholder with whom the business
combination is to be effected,
unless, among other things, the
corporation's common stockholders
receive a minimum price (as defined
in the statute) for their shares and
the consideration is received in
cash or in the same form as
previously paid by the interested
stockholder for his shares. These
provisions of Maryland law do not
apply, however, to business
combinations that are approved or
exempted by the board of directors
of such corporation prior to the
time that the interested stockholder
becomes an interested stockholder.

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        MARYLAND CORPORATION                           TEXAS REIT
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                           Control Share Acquisitions

   Maryland law provides that                The Texas REIT Act has no
"control shares" of a Maryland            comparable provision, although the
corporation acquired in a control         Texas REIT declaration of trust
share acquisition have no voting          contains a provision to the same
rights except to the extent approved      effect.
by a vote of two-thirds of the votes
entitled to be cast by stockholders,
excluding shares owned by the
acquirer and officers and directors
who are employees of the
corporation. "Control shares" are
shares which, if aggregated with all
other shares previously acquired
which the person is entitled to
vote, would entitle the acquirer to
vote:

  . 20% or more but less than one-
    third;

  . one-third or more but less than
    a majority; or

  . a majority of the outstanding
    shares

   Control shares do not include
shares that the acquiring person is
entitled to vote on the basis of
prior stockholder approval. A
"control share acquisition" means
the acquisition of control shares
subject to certain exemptions.

   A person who has made or proposed
to make a control share acquisition
and who has obtained a definitive
financing agreement with a
responsible financial institution
providing for any amount of
financing not to be provided by the
acquiring person may compel the
board of directors of the
corporation to call a special
meeting of stockholders to be held
within 50 days of demand to consider
the voting rights of the shares. If
no request for a meeting is made,
the corporation may itself present
the question at any stockholders'
meeting.

   If voting rights are not approved
at a stockholders' meeting or if the
acquiring person does not deliver an
acquiring person statement as
required by statute, then, subject
to certain conditions and
limitations, the corporation may
redeem any or all of the control
shares, except those for which
voting rights have previously been
approved, for fair value determined,
without regard to voting rights, as
of the date of the last control
share acquisition or of any meeting
of stockholders at which the voting
rights of such shares are considered
and not approved. If voting rights
for control shares are approved at a
stockholders' meeting and the
acquiror is entitled to vote a
majority of the shares entitled to
vote, all other stockholders may
exercise appraisal rights. The fair

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

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        MARYLAND CORPORATION                           TEXAS REIT
--------------------------------------------------------------------------------
value of the shares for purposes of
such appraisal rights may not be
less than the highest price per
share in the control share
acquisition, and certain limitations
and restrictions otherwise
applicable to the exercise of
dissenters' rights do not apply.

   The control share acquisition
statute does not apply to shares
acquired in a merger, consolidation
or share exchange if the corporation
is a party to the transaction, or if
the acquisition is approved or
excepted by the articles of
incorporation or bylaws of the
corporation prior to a control share
acquisition.

                                   THE NOTES

   General. The notes are part of a series of up to $10,000,000 in principal
amount of   % notes due        2006, which may be issued pursuant to the terms
of the loan agreement. The interest rate on the notes was determined based on
120% of the applicable federal rate of         on     , 1999. The notes will be
issued as of the closing date and will bear interest from the date of issuance. Elections to receive notes in lieu of shares of AmREIT common stock in the merger will be accepted on the basis described elsewhere in this proxy statement. The material terms of the loan agreement are described below, and a copy of the loan agreement may be obtained upon request from AmREIT.

   Registered Form. The notes will be issued in registered form, without coupons, in denominations of the exact amount of the investment. Ownership of the notes will be documented only on the records of AmREIT, and such documentation will constitute the sole evidence of ownership. The copies of the notes issued to the noteholders will be facsimiles and will not be negotiable. Transfers of the notes will be effective only when evidenced on the records of AmREIT.

   Transfers Of Record. The notes may be transferred only on the records of AmREIT upon written request to transfer in a form specified by AmREIT, and delivered to AmREIT at its principal business offices together with the noteholder's facsimile copy of the note. No service charge will be made for the registration of transfer or exchange of the note, but AmREIT may require payment of a sum sufficient to pay any transfer tax or similar governmental charge payable in connection with a transfer of the note.

   Interest and Principal Payments. Interest will be paid at the rate of      %
per annum, uncompounded, from the date of issuance. The loan agreement provides for AmREIT to make payments to the holders of the notes as follows:

  . quarterly installments of accrued interest on the fifth day of the first calendar quarter following the closing date and on the fifth day of each calendar quarter period thereafter with respect to interest accrued during the immediately preceding calendar quarter until the maturity date (interest will be computed on a 365-day year for actual days elapsed); and

  . the unpaid balance of principal and accrued interest on the maturity date.

   AmREIT will pay principal and interest by check, and will mail such checks to the noteholder's address of record as of the last day of the calendar quarter for which interest is paid. The names and addresses of registered holders of the notes will be maintained by AmREIT at its principal business offices. A noteholder's "address of record" will be the address specified in the subscription documents, or such other address of which the noteholder advises AmREIT by written notice. The notes will not be subject to a sinking fund.

   Maturity. Unless sooner redeemed or called as described below, all notes
will mature on      , 2006 at which time the entire unpaid balance of principal and accrued interest will be due and payable.

   Redemption by AmREIT. The notes may be called for prepayment by AmREIT, in whole or in part, at any time, or from time to time, by delivering to the noteholders' address of record a written notice of such redemption. Such notice shall be made not less than 30 days nor more than 60 days prior to the redemption date. The redemption price of the notes will be their unpaid principal balance plus accrued interest to the date called for prepayment. To the extent that less than all of the notes are called for redemption, the notes may be redeemed either pro rata or by lot in the sole discretion of AmREIT.

   Satisfaction and Discharge. Upon maturity, AmREIT will make payment to the registered noteholder at his or her address shown on the records of AmREIT on the date of payment. Upon such final required payment, the notes will be paid in full and cease to be outstanding. The noteholder's copy of the note, which is a facsimile, need not be presented to AmREIT for payment. AmREIT's obligation to pay interest on the notes will end on the maturity date.

   Nature of Obligation. The notes constitute general obligations of AmREIT. In the event AmREIT should default on the notes, AmREIT's obligation for payment would be in pari passu to AmREIT's obligations to its other general creditors. noteholders are entitled to have recourse only against AmREIT for payment of any principal and interest on the notes and for any recovery of attorneys' fees and/or costs, or for any other claim based hereon, and noteholders may not seek to impose any personal liability for any such indebtedness on the trustee, if appointed. Moreover, no director, officer, employee, stockholder or agent of AmREIT, in his or her capacity as such, shall have any liability whatsoever for any obligations of AmREIT under the notes, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each noteholder, as a condition to receiving a note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes.

   Reports/Noteholder Lists. AmREIT is required to deliver to the noteholders (or the trustee, if one is then appointed) an annual statement regarding compliance with the terms and conditions of the notes. In addition, AmREIT will provide to any noteholder, upon written request, a list of the names and addresses of the noteholders.

   The Loan Agreement. As a condition to the purchase of the notes, each noteholder is required to execute the loan agreement whereby the noteholder appoints the trustee to act as the noteholders' exclusive trustee to take certain administrative and ministerial acts on their behalf and exercise certain remedies in the event of a default under the note. noteholders may not enforce the terms of the notes except as provided in the loan agreement. Subject to certain limitations, the noteholders may authorize the trustee to exercise its powers only by the written direction signed or adopted by the noteholders holding a majority of the unpaid principal amount of the notes then outstanding. The trustee may be appointed by the noteholders at any time by a majority vote.

   Certain Covenants. The loan agreement contains, among other things, the following covenants:

   No Default On Other Debt. AmREIT shall not be in default with respect to any other of its debt, including any payment of principal or interest thereon. For the purposes hereof, "default" means AmREIT's failure to cure any default under the terms of any debt obligation within 30 days of written notice of such default by a creditor under the respective debt obligations.

   For the purposes of the foregoing, "debt" means any unsecured indebtedness, contingent or otherwise, with respect to borrowed money (whether or not the recourse of the lender is to the whole of the assets of AmREIT or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon the balance sheet of AmREIT in accordance with generally accepted accounting principles.

   Limitation On Merger, Consolidation Or Sale Of Assets. During the time any principal or interest is owed on the notes, AmREIT may not merge, consolidate with or transfer all or substantially all of its assets to another person or entity, unless:

  . the successor assumes all obligations of AmREIT with respect to the notes; and

  . after such transaction, no event of default under the notes exists.

   Prepayment of Notes. AmREIT may prepay the notes, in whole or in part, at any time in its sole discretion.

   Books and Records. AmREIT shall keep proper books of record and account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the notes and the business and affairs of AmREIT in accordance with generally accepted accounting principles. AmREIT shall furnish to the trustee any and all information related to the notes as the trustee may reasonably request and which is in AmREIT's possession.

   Events of Default. An event of default, under the terms of the loan agreement, is any one of the following:

  . A default of 30 days in the payment of interest on the notes;

  . A default of 30 days in payment, when due, of principal on the notes;

  . AmREIT's failure to comply with any of its covenants or other obligations under the terms of the notes, including its obligation to maintain current AmREIT's other debt, to redeem the notes as required, or keep and/or maintain aggregate unsecured indebtedness on the required maximum amounts, if not cured in a timely manner;

  . If not cured in a timely manner, default under the instruments governing any other indebtedness or any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any other indebtedness for money borrowed by AmREIT, whether such other indebtedness or guarantee now exists or is hereafter created, which default (1) is caused by a failure to pay when due principal or interest on such other indebtedness within the grace period provided and which continues beyond any applicable grace period or (2) results in the acceleration of such other indebtedness prior to its express maturity, provided in each case the principal amount of any such other indebtedness, together with the principal amount of any other such other indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $250,000 or more; or

  . AmREIT's bankruptcy or insolvency.

   Under the terms of the notes, "bankruptcy" or "insolvency" means:

  . the filing by AmREIT in any court, pursuant to any statute of the United
    States or of any state, a petition in bankruptcy or insolvency;

  . the filing for reorganization or for the appointment of a receiver or trustee of all or a material portion of AmREIT's assets;

  . an assignment for the benefit of creditors, if AmREIT admits in writing its inability to pay its debts as they fall due; or

  . the seeking, consenting to, or acquiescing in the appointment of a trustee, receiver or liquidator of any material portion of its property.

Bankruptcy or insolvency shall also include the filing against AmREIT, in any court, pursuant to any statute of the United States or of any state, a petition in bankruptcy or insolvency, or for reorganization, or for appointment of a receiver or trustee of all or a substantial portion of AmREIT's property, if within 90 days after such commencement of any such proceeding against AmREIT such petition shall not have been dismissed.

   Cure of Default. In order to cure payment default, AmREIT must mail to the noteholders the amount of the nonpayment plus a late payment penalty equal to simple interest on the amount unpaid at the rate of 10% per annum, measured from the date the payment should have been mailed, deposited or credited pursuant to the terms of the notes until the date it actually is mailed, deposited or credited.

   Trustee in the Event of an Uncured Default. If an event of default occurs and is continuing, then the noteholders of a majority in interest of the outstanding notes may, within 30 days of such event of default, appoint a trustee to represent the interests of all the Holders pursuant to the loan agreement and may instruct the trustee to declare all the notes to be due and payable immediately and take any action allowed by law to collect such amounts. Upon acceptance of such appointment by the trustee, the operation of the trust shall commence and the power and rights of the trustee thereunder shall begin. If a majority in interest of the noteholders cannot agree on a trustee, the trust will not be instituted.

   AmREIT has committed to engage and pay a fee to an appropriate unaffiliated entity, such as an accounting firm, for organizing a vote of the noteholders as soon as practicable upon the occurrence of an event of default for the purpose of appointing a trustee in accordance to the terms of the loan agreement. The entity is not required to act as a trustee. AmREIT must supply such entity with the names, addresses and occurrence of any event of default. AmREIT agreed to pay the reasonable expenses of any trustee duly appointed by a majority in interest of the noteholders pursuant to the loan agreement.

   BY EXECUTING THE SUBSCRIPTION DOCUMENT, EACH NOTEHOLDER IS AGREEING TO BE BOUND BY THE TERMS OF THE LOAN AGREEMENT SHOULD IT COME INTO FORCE BY THE APPOINTMENT OF A TRUSTEE PURSUANT TO ITS TERMS. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY REVIEW THE FORMS OF NOTE AND LOAN AGREEMENT (ATTACHED AS ANNEX
3). THE FOREGOING IS ONLY A SUMMARY OF THE PROVISIONS OF THE LOAN AGREEMENT.

   Remedies in Event of Default. If any event of default occurs and is continuing, a majority in interest may appoint a trustee under the loan agreement and may instruct the trustee to declare all notes to be due and payable immediately and take any action allowed by law to collect such amounts. Notwithstanding the foregoing, in the case of an event of default arising from events of bankruptcy or insolvency, all outstanding notes will become due and payable without further action or notice. If an event of default has occurred and is continuing, AmREIT must, upon written request of the trustee, cure such default and pay for the benefit of the noteholders the whole amount then due, any penalties which may be due and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and all other amounts due to the trustee hereunder. If AmREIT fails to cure such defaults and pay such amounts forthwith upon such demand, the trustee, in its own name and as trustee of an express trust, shall be entitled to sue for and recover judgment against AmREIT and any other obligor on the notes for the amount so due and unpaid pursuant to the terms of the notes.

   A trustee appointed under the terms of the loan agreement may not make any settlement or compromise concerning the rights of the noteholders, in regard to payments of principal or interest, unless it is approved in a separate vote by a majority in interest of the noteholders. Any settlement or compromise so approved would be binding upon all the noteholders. The trustee may withhold from the noteholders notice of any default or event of default if it believes that withholding notice is in their interest except a default or event of default relating to the payment of principal or interest or penalties. NO NOTEHOLDER SHALL HAVE THE RIGHT TO INSTITUTE OR CONTINUE ANY PROCEEDING, JUDICIAL OR OTHERWISE, WITH RESPECT TO THE LOAN AGREEMENT, THE NOTES, OR FOR THE APPOINTMENT OF A RECEIVER OR TRUSTEE OR FOR ANY OTHER REMEDY HEREUNDER, DURING THE PERIOD OF THE OPERATION OF THE LOAN AGREEMENT, UNLESS CERTAIN CONDITIONS, AS SET FORTH IN THE LOAN AGREEMENT, ARE SATISFIED. THE LOAN AGREEMENT REQUIRES NOTEHOLDERS WHO SUFFER AN ACTUAL DEFAULT ON THEIR NOTES TO OBTAIN THE CONSENT OF A MAJORITY OF ALL NOTEHOLDERS TO APPOINT A TRUSTEE AND TAKE ACTION AGAINST AMREIT. THIS REQUIREMENT, IN EFFECT, MAY LEAVE MANY NOTEHOLDERS WITHOUT PRACTICAL RECOURSE.

   Authority of Trustee. Under the loan agreement, the trustee would be the exclusive trustee of the noteholders to act for them in the event of an action authorized by them upon the default by AmREIT. In general, the trustee may only act upon express written instructions by a majority vote of the noteholders. The trustee is the sole agent authorized to present AmREIT with notices of default, demands or requests for information on behalf of the noteholders. The trustee will notify all noteholders of any actions requested or taken by it upon the written instructions received after a majority vote of the noteholders, and any reports or information received by it from AmREIT on behalf of the noteholders. The noteholders of not less than a majority in interest may, on behalf of all noteholders, waive any past default under the loan agreement and settle or compromise any claim related to the payment of principal and interest on the outstanding notes; provided the terms of such settlement or compromise have been made known to all noteholders. The rights of the noteholders upon the occurrence of a default, as well as a description of those actions constituting a default under the notes, are summarized above.

   The trustee is authorized to engage legal counsel, accountants or other experts who are, in its judgment, reasonably required to effect the course of action authorized. The trustee may undertake the action directed by a majority vote only if it is adequately indemnified against its costs and expense for such action. Such indemnification would likely require the prepayment of any fees or expenses, including legal fees, accounting fees or other professional or third party fees reasonably required to effect the action by the noteholders. The trustee is not required to advance any funds for the payment of expenses, including attorneys' fees, on behalf of the noteholders or to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

   The trustee has the right to be compensated in a reasonable and timely amount for its services in connection with its actions as the trustee, including prior reimbursement for any costs or expenses incurred by it. The trustee is entitled to receive reimbursement for fees and costs incurred by it in taking any action on behalf of the noteholders from any proceeds realized by it in enforcing the terms of the notes. The trustee's compensation for any additional acts authorized by the noteholders will be paid by the noteholders in the amounts and on the terms prescribed by the trustee. To the extent any of these fees or costs are incurred as the result of a default by AmREIT, AmREIT must reimburse such amounts to the noteholders.

   The trustee is charged to perform such duties, and only such duties, as are specifically set forth in the loan agreement. The trustee is not liable to the noteholders for any act taken in good faith and not involving its willful misconduct, and the noteholders jointly and severally agree to indemnify trustee and to hold it harmless against, any loss, liability or expense, incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the loan agreement. The loan agreement authorizes the trustee to act on the part of the noteholders only to the extent provided in the loan agreement. The trustee is not empowered to, nor will it, keep the note registration ownership records, hold the notes on behalf of the noteholders, or collect or disburse funds with respect to the notes on behalf of the noteholders.

   Removal, Replacement and Resignation of Trustee. The loan agreement provides that the noteholders, by a majority vote, may appoint and thereafter remove and replace the trustee upon prior written notice. The trustee may resign, at any time, upon prior written notice to the noteholders and AmREIT. No resignation or removal of the trustee or appointment of a successor trustee shall become effective until the acceptance of appointment by the successor trustee.

   Amendment of Loan Agreement and Note. The terms and conditions of the loan agreement and the notes, which constitute contractual agreements between AmREIT and the noteholders, may be amended or supplemented by a majority vote of the noteholders. The foregoing notwithstanding, AmREIT may, without the consent of any noteholder, amend or supplement the note terms to cure any ambiguity, defect or inconsistency, to provide for the assumption of its obligations to the noteholders in the case of merger or acquisition, or to make any change that does not materially, adversely affect the rights of any registered noteholder. However, without the consent of each registered noteholder affected, AmREIT may not:

  . reduce the principal amount of the notes;

  . reduce the number of noteholders who must consent to an amendment of any of the note terms;

  . reduce the interest rate or change the interest payment date for any note;

  . reduce the principal of, or change the fixed maturity date of, any note;
    or

  . make any change in the provisions concerning waiver of a default or event of default by the noteholders or the rights of the noteholders to receive payment of principal or interest.

                            REPORTS TO STOCKHOLDERS

   AmREIT provides periodic reports to the stockholders regarding its operations over the course of the year. Financial information contained in all reports to stockholders will be prepared on an accrual basis of accounting in accordance with generally accepted accounting principles. Tax information will be mailed to stockholders within 30 days following the close of each fiscal year. AmREIT's annual report, which will include financial statements audited and reported upon by independent public accountants, will be furnished within 120 days following the close of each fiscal year. The annual financial statements will contain or be accompanied by a complete statement of any transactions with any affiliates, and of compensation and fees paid or payable by AmREIT to the management and its affiliates. The information required by Form 10-Q will be made available to stockholders within 45 days of the close of each of the first three fiscal quarters of each year.

   AmREIT provides the stockholders that are qualified retirement plans with an annual statement of value in order to permit them to comply with ERISA annual reporting requirements. The statement will report the net asset value of securities based upon the amount stockholders would receive if properties were sold at their appraised values as of the close of AmREIT's fiscal year and if such proceeds, together with the other AmREIT funds, were distributed in liquidation. Until 1999, AmREIT is permitted to value all properties at cost, although it is not required to do so. Thereafter, whenever AmREIT is not offering shares of its common stock, it will perform a valuation update based on capitalization of income for each of its properties unless it previously obtained an appraisal for such property dated within nine months prior to the end of the relevant fiscal year. After the first three annual reports, the board may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals or updates. In providing such reports to the stockholders, neither AmREIT nor its affiliates thereby make any warranty, guarantee or representation that (1) the stockholders or AmREIT, upon liquidation, will actually realize the estimated value per share, or (2) the stockholders will realize the estimated net asset value if they attempt to sell their shares.

   Stockholders have the right under applicable federal and Maryland law to obtain certain information about AmREIT and, at their expense, may obtain a list of names and addresses of the stockholders. Stockholders have the right to inspect and duplicate AmREIT's appraisal records. In the event that the SEC promulgates rules and/or in the event that applicable State securities laws or the North American Securities Administrators Association (NASAA) Guidelines are amended so that, taking such changes into account, AmREIT's reporting requirements are reduced, AmREIT may cease preparing and filing certain of the aforementioned reports if the directors determine such action to be in AmREIT's best interests and if such cessation is in compliance with the rules and regulations of the SEC and applicable State and NASAA Guidelines, one or more of which may then be amended.

                                THE PARTNERSHIPS

General

   Each of the partnerships was sponsored and organized by the general partners for the purpose of one or more retail properties under long-term net lease to creditworthy tenants. Each partnership has a separate corporate general partner. In addition, Mr. Taylor serves as individual general partner for Fund IX, Fund X and Fund XI. Mr. Taylor is the owner of 45% to 100% of the outstanding common stock of each of the corporate general partners. Each of the corporate general partners of Fund IX and Fund X is a Nebraska corporation and those of each other partnership is a Texas corporation. Each corporate general partner's only assets are its general partner interest in its respective partnership. No corporate general partner has any known liabilities other than certain amounts owing to Mr. Taylor for certain organizational and operating costs.

   Each of the partnerships is restricted from using leverage to finance its investments and thus, none of the partnerships has any significant debt. Each of the partnerships was formed for long-term investment, intending to hold its properties for resale over a 10 to 15 year period, although each partnership agreement provides for a longer term. Each of the partnerships was organized under Texas limited partnership law except for Fund IX and Fund X which were organized under Nebraska limited partnership law. The partnerships share executive offices with the general partners and their affiliates, including AmREIT. The following tables provide selected information regarding the partnerships.

                  PARTNERSHIP ORGANIZATION AND CAPITALIZATION

                                              Original   Price per    No. of
                                              Limited     Limited     Limited
                        No. of    Date of     Partner   Partnership Partnership
 Name of Partnership   Partners Organization  Capital      Unit     Units Sold
 -------------------   -------- ------------ ---------- ----------- -----------
FUND III..............    43        2/86     $  945,000   $30,000        31.5
FUND IV...............    31       10/86        615,000    30,000        20.5
FUND V................    21        2/87        480,000    30,000        16.0
FUND VI...............    13        8/87        300,000    30,000        10.0
FUND VII..............    40        3/88      1,125,100    30,000        37.5
FUND VIII.............    55        4/90      1,860,000    30,000        62.0
FUND GOODYEAR.........    37       10/90      1,335,000    30,000        44.5
FUND IX...............   326        6/90      5,390,500     1,000     5,390.5
FUND X................   727        9/92     11,453,610     1,000    11,453.6
FUND XI...............   269        5/94      7,061,209     1,000     7,061.2

Properties

   Description. The partnerships own alone or jointly a total of 31 properties and one mortgage note. The property interests of the partnerships consist of fee simple interests owned directly or through joint ventures with one or more other partnerships, or in the case of Fund IX, Fund X and Fund XI, AmREIT. Fund IV and V are the only exceptions to the foregoing to the extent they jointly own interests in the Atlas note, a secured note.

   The following tables set forth information regarding the properties of each of the partnerships as of June 30, 1999.

                        PARTNERSHIP PROPERTY INFORMATION

                                                                         Negotiated
                                                     Percentage Purchase  Price of
 Partnership         Tenant/User (Location)            Owned     Price   Properties
 -----------         ---------------------           ---------- -------- ----------
 FUND III    Steak & Ale (Houston, TX)...............    44%    $277,200
             Bank of America (Houston, TX)........      100%     315,000
                                                                --------
                                                     TOTAL      $592,200  $825,000
                                                                ========  ========
 FUND IV     Steak & Ale (Houston, TX)...............    56%    $352,800
             Atlas Note...........................     51.3%      99,044
                                                                --------
                                                     TOTAL      $451,844  $498,000
                                                                ========  ========
 FUND V      Pizza Inn (Clute, TX)...................    50%    $ 74,809
             Whataburger (Clute, TX)..............       50%     128,899
             La Petite Academy (Houston, TX)......     6.02%      32,494
             Atlas Note...........................     48.7%      93,986
                                                                --------
                                                     TOTAL      $330,188  $443,000
                                                                ========  ========

                                                                                 Negotiated
                                                           Percentage  Purchase   Price of
Partnership              Tenant/User (Location)              Owned      Price    Properties
-----------              ---------------------             ---------- ---------- -----------
FUND VI      Pizza Inn (Clute, TX)........................      50%   $   74,809
             Whataburger (Clute, TX)......................      50%      128,899
             La Petite Academy (Houston, TX)..............    2.74%       14,771
                                                                      ----------
                                                           TOTAL      $  218,479 $   346,000
                                                                      ========== ===========
FUND VII     La Petite Academy (Houston, TX)..............   91.25%   $  492,734
             Whataburger (Dallas, TX).....................   54.88%      299,095
             Superior Sound (Houston, TX).................   27.28%       67,649
             AFC, Inc./Church's (Houston, TX).............   27.28%       57,283
             Eller Media/Billboard (Houston, TX)..........   27.28%           --
                                                                      ----------
                                                           TOTAL      $  916,761 $   922,000
                                                                      ========== ===========
FUND VIII    Whataburger (Dallas, TX).....................   45.12%   $  245,905
             Superior Sound (Houston, TX).................   72.72%      180,351
             AFC, Inc./Church's (Houston, TX).............   72.72%      152,717
             Eller Media/Billboard (Houston, TX)..........   72.72%           --
             Discount Tire (Fort Worth, TX)...............     100%      358,000
             La Petite Academy (Houston, TX)..............     100%      457,000
             Goodyear Tire-Marsh Lane (Dallas, TX)........   25.28%      150,149
                                                                      ----------
                                                           TOTAL      $1,544,122 $ 1,644,000
                                                                      ========== ===========
FUND         Goodyear Tire-Marsh Lane (Dallas, TX)........   74.72%   $  443,851
GOODYEAR     Goodyear Tire-Hillcrest (Dallas, TX).........     100%      555,000
                                                                      ----------
                                                           TOTAL      $  998,851 $ 1,058,000
                                                                      ========== ===========
FUND IX      Foodmaker/Jack-in-the-Box (Dallas, TX).......     100%   $  565.000
             Baptist Health Services (Memphis, TN)........     100%    1,540,000
             Waldenbooks/Payless (Austin, TX).............     100%      535,000
             Golden Corral I-45 (Houston, TX).............     100%    1,575,456
             Golden Corral Hwy 1960 (Houston, TX).........    4.80%       74,894
                                                                      ----------
                                                           TOTAL      $4,290,350 $ 5,251,000
                                                                      ========== ===========
FUND X       Golden Corral Hwy 1960 (Houston, TX).........   95.20%   $1,485,106
             TGI Friday's (Houston, TX)...................     100%    1,473,461
             Goodyear Tire (Houston, TX)..................     100%      510,000
             CompUSA (Minneapolis, MN)....................     100%    2,407,317
             AFC, Inc./Popeye's (Atlanta, GA).............     100%      834,500
             Wherehouse Entertainment (Independence, MO)..   45.16%      699,000
             Ronald Cucillo, M.D. (Sugarland, TX).........     100%    1,405,006
             Just For Feet (Tucson, AZ)...................   18.25%      611,394
                                                                      ----------
                                                              TOTAL   $9,425,784 $10,495,000
                                                                      ========== ===========
FUND XI      Wherehouse Entertainment (Wichita, KS).......      49%   $  833,000
             Blockbuster Video (Oklahoma City, OK)........     100%      752,663
             Just For Feet (Tucson, AZ)...................   29.85%    1,000,007
             Bank United (The Woodlands, TX)..............      49%      245,000
             Just For Feet (Baton Rouge, LA)..............      49%    1,375,014
             Hollywood Video (Lafayette, LA)..............   25.42%      285,624
             Pier One (Longmont, CO)......................     100%    1,195,741
                                                                      ----------
* Unpaid balance of Atlas note on March 31, 1999.             TOTAL   $5,687,049 $ 6,243,000
                                                                      ========== ===========

   Leases. Leases on the properties provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. In general, these leases also provide that the tenant is responsible for roof and structural repairs. Certain of the properties are subject to leases under which the landlord retains responsibility for certain costs and expenses associated with the property.

   None of the properties of any partnership, if the partnership is acquired by AmREIT, would represent 10% or more of AmREIT's currently scheduled annual rental income, the cost basis of AmREIT's properties or AmREIT's net rental income. However, the acquisition of certain partnerships would, in the absence of the acquisition of the remaining partnerships, result in an increase in the portion of AmREIT's properties under lease to Just For Feet, Wherehouse Entertainment and Hollywood Video. Even so, AmREIT's dependence on these tenants would not materially increase over current levels unless certain partnerships are acquired and others are not. Further tenant concentration would be most severe in the event the partnership were to acquire only Fund XI, in which event Just For Feet and Wherehouse Entertainment would account for up to 42.2% and 8.7%, respectively, of AmREIT's combined scheduled annual rentals. Currently, Just For Feet and Wherehouse Entertainment account for approximately 42.2% and 7.2%, respectively, of AmREIT's current scheduled annual rentals.

Lease Information

   The following table sets forth certain information regarding the leases on the properties of each of the partnerships.

                                                                          Lease
                                        Percentage   Square    Annual  Termination
 Partnership  Tenant/User (Location)      Owned    Footage(1) Rent(1)     Date
 -----------  ----------------------    ---------- ---------- -------- -----------
             Steak & Ale (Houston,
 FUND III     TX)....................        44%   Land Lease $ 19,800  03/21/02
             Bank of America
              (Houston, TX)..........       100%        2,815   62,370  05/11/00
                                                   ---------- --------
                                        TOTAL           2,815 $ 82,170
                                                   ========== ========
             Steak & Ale (Houston,
 FUND IV      TX)....................        56%   Land Lease $ 25,200  03/21/02
                                                              --------
                                        TOTAL      Land Lease $ 25,200
                                                              ========
 FUND V      Pizza Inn (Clute, TX)...        50%        1,495 $ 12,120  07/31/03
             Whataburger (Clute,
              TX)....................        50%        1,400   14,543  01/18/00
             La Petite Academy
              (Houston, TX)..........      6.02%          407    3,493  03/28/04
                                                   ---------- --------
                                        TOTAL           3,302 $ 30,156
                                                   ========== ========
 FUND VI     Pizza Inn (Clute, TX)...        50%        1,495 $ 12,120  07/31/03
             Whataburger (Clute,
              TX)....................        50%        1,400   14,543  01/18/00
             La Petite Academy
              (Houston, TX)..........      2.74%          180    1,588  03/28/04
                                                   ---------- --------
                                        TOTAL           3,075 $ 28,251
                                                   ========== ========
             La Petite Academy
 FUND VII     (Houston, TX)..........     91.25%        6,178 $ 52,969  03/28/04
             Whataburger (Dallas,
              TX)....................     54.88%        1,212   32,879  09/30/06
             Superior Sound (Houston,
              TX)....................     27.28%          453    8,183  08/31/01
             AFC, Inc./Church's
              (Houston, TX)..........     27.28%          360    4,092  05/14/00
             Eller Media/Billboard
              (Houston, TX)..........     27.28%   Land Lease    4,910  02/28/19
                                                   ---------- --------
                                        TOTAL           8,203 $103,033
                                                   ========== ========

                                                                            Lease
                                        Percentage   Square     Annual   Termination
 Partnership  Tenant/User (Location)      Owned    Footage(1)  Rent(1)      Date
 -----------  ----------------------    ---------- ---------- ---------- -----------
             Whataburger (Dallas,
 FUND VIII    TX)....................     45.12%          996 $   27,032  09/30/06
             Superior Sound (Houston,
              TX)....................     72.72%        1,208     21,817  08/31/01
             AFC, Inc./Church's
              (Houston, TX)..........     72.72%          960     10,908  05/14/00
             Eller Media/Billboard
              (Houston, TX)..........     72.72%   Land Lease     13,090  02/28/19
             Discount Tire (Fort
              Worth, TX).............       100%        4,147     44,400  05/31/05
             La Petite Academy
              (Houston, TX)..........       100%        5,998     49,128  03/31/05
             Goodyear Tire-Marsh Lane
              (Dallas, TX)...........     25.28%        1,472     16,080  05/31/05
                                                   ---------- ----------
                                        TOTAL          14,781 $  182,455
                                                   ========== ==========
 FUND        Goodyear Tire-Marsh Lane
              (Dallas, TX)...........     74.72%        4,352 $   47,520  05/31/05
 GOODYEAR    Goodyear Tire-Hillcrest
              (Dallas, TX)...........       100%        5,772     59,400  02/29/00
                                                   ---------- ----------
                                        TOTAL          10,124 $  106,920
                                                   ========== ==========
 FUND IX     Foodmaker/Jack-in-the-
              Box (Dallas, TX).......       100%        2,238 $   68,998  07/11/09
             Baptist Health Services
              (Memphis, TN)..........       100%       15,000    187,500  08/31/07
             Waldenbooks/Payless
              (Austin, TX)...........       100%        4,000     82,000  01/30/03
             Golden Corral I-45
              (Houston, TX)..........       100%       12,000    182,994  11/30/07
             Golden Corral Hwy 1960
              (Houston, TX)..........      4.80%          576      8,723  03/14/08
                                                   ---------- ----------
                                        TOTAL          33,814 $  530,215
                                                   ========== ==========
             Golden Corral Hwy 1960
 FUND X       (Houston, TX)..........     95.20%       11,424 $  172,965  03/14/08
             TGI Friday's (Houston,
              TX)....................       100%        8,500    180,500  01/31/03
             Goodyear Tire (Houston,
              TX)....................       100%        5,209     51,756  03/31/09
             CompUSA (Minneapolis,
              MN)....................       100%       15,000    246,750  08/31/09
             AFC, Inc./Popeye's
              (Atlanta, GA)..........       100%        2,583     95,867  07/19/14
             Wherehouse Entertainment
              (Independence, MO).....     45.16%        6,774     77,010  04/30/04
             Ronald Pacillo, M.D.
              (Sugarland, TX)........       100%       15,000    157,200  01/31/09
             Just For Feet (Tucson,
              AZ)....................     18.25%        2,801     69,526  09/30/16
                                                   ---------- ----------
                                        TOTAL          67,291 $1,051,574
                                                   ========== ==========
 FUND XI     Wherehouse Entertainment
              (Wichita, KS)..........        49%        6,860 $   92,104  12/31/04
             Blockbuster Video
              (Oklahoma City, OK)....       100%        6,500     80,523  08/31/05
             Just For Feet (Tucson,
              AZ)....................     29.85%        4,582    113,717  09/30/16
             Bank United (The
              Woodlands, TX).........        49%   Land Lease     26,488  09/30/11
             Just For Feet (Baton
              Rouge, LA).............        49%        7,838    147,264  05/15/12
             Hollywood Video
              (Lafayette, LA)........     25.42%        1,904     34,243  09/24/12
             Pier One (Longmont,
              CO)....................       100%        8,014    127,502  02/29/08
                                                   ---------- ----------
                                        TOTAL          35,698 $  621,841
                                                   ========== ==========

--------
(1) Reflects ownership percentages.

Partnership Distributions

   The following table sets forth the distributions paid per limited partnership unit per partnership from the partnerships' inception through June 30, 1999. Amounts paid in the indicated quarter were determined based upon partnership operations during the preceding quarter. The original cost per limited partnership unit was $30,000 for each of the partnerships, except Fund IX, Fund X and Fund XI whose original limited partnership units cost $1,000 each. All distributions were made from cash flow from operations except as otherwise noted.

   The tables below set forth information for each partnership regarding its cash distributions from inception through June 30, 1999.

      CUMULATIVE CASH DISTRIBUTIONS SINCE FORMATION THROUGH JUNE 30, 1999

                                                     Cumulative     Cumulative
                                                   Distributions  Distributions
                                                   of Operational of Operational
                                                      Cashflow     Cashflow as%
                                         Year of      Through      of Original
              Partnership                 First       June 30,       Invested
                 Name                   Investment      1999         Capital
              -----------               ---------- -------------- --------------
FUND III...............................    1986     $ 1,221,291       129.24%
FUND IV................................    1986         503,942        81.94%
FUND V.................................    1987         486,808       101.42%
FUND VI................................    1987         273,753        91.25%
FUND VII...............................    1988         988,015        87.82%
FUND VIII..............................    1990       1,532,686        82.40%
FUND GOODYEAR..........................    1990         944,713        70.77%
FUND IX................................    1990       3,488,132        64.71%
FUND X.................................    1992       4,977,472        43.46%
FUND XI................................    1994       1,757,848        24.89%
                                                    -----------
  Total................................             $16,174,660
                                                    ===========

                                                                       Adjusted
                                                       Distributions     L.P.
                                                       in Return of     Capital
                                            Original   L.P. Capital     Through
                                              L.P.     Through June    June 30,
               Partnership                   Capital     30, 1999        1999
               -----------                 ----------- -------------  -----------
FUND III.................................. $   945,000   $168,186(1)  $   776,814
FUND IV...................................     615,000         --         615,000
FUND V....................................     480,000     19,611         460,389
FUND VI...................................     300,000      5,267         294,733
FUND VII..................................   1,125,100         --       1,125,100
FUND VIII.................................   1,860,000      6,020       1,853,980
FUND GOODYEAR.............................   1,335,000    105,910       1,229,090
FUND IX...................................   5,390,500         --       5,390,500
FUND X....................................  11,453,610         --      11,453,610
FUND XI...................................   7,061,209         --       7,061,209
                                           -----------   --------     -----------
  Total................................... $30,565,419   $304,994     $30,260,425
                                           ===========   ========     ===========

--------
(1) Distributions in return of L.P. Capital include $158,000 related to the sale of Taco Bell. Although these proceeds were not distributed until July 1999, for purposes of this analysis, we have included them as a distribution because the asset is no longer part of the partnership and the offer made does not include any consideration for the Taco Bell property.

   Distributions in return of capital are distributions constituting a return of a partner's capital under the respective partnership agreement. In general, distributions in return of capital are distributions paid in excess of current or cumulative income or paid from proceeds from the sale of property. Operational Cash flow is distributions which do not constitute distributions in return of capital.

   A limited partner's adjusted capital as of the date stated, equals his or her original investment, less distributions constituting a return of capital. In the case of each partnership, adjusted capital has been calculated by deducting from the limited partner's original capital contribution all distributions constituting a return of capital under the partnerships' partnership agreement. The limited partners in five of the ten partnerships have not heretofore received distributions in return of capital and, thus, their adjusted capital is equal to their original invested capital. In the case of five partnerships receiving distributions in return of capital, such distributions represent distributions in excess of earnings, except in the case of Fund Goodyear, where $105,910 of such distributions represent a return of uninvested original capital.

Management of the Properties

   Since its inception, each partnership was administered and managed by the advisor, until its acquisition by AmREIT on June 5, 1998. After that time, these functions have been continued under the same contractual terms by AmREIT Realty Investment Corporation and/or other affiliates of AmREIT.

Employees

   The partnerships do not employ their own personnel. The partnerships' business activities are conducted by AmREIT Realty Investment Corporation and/or other affiliates of AmREIT pursuant to management agreements. Under these agreements, AmREIT Realty Investment Corporation and/or other affiliates of AmREIT are reimbursed by the partnerships for the actual cost of the employees providing services to the partnerships.

                  COMPARISON OF OWNERSHIP OF UNITS AND SHARES

   The partnerships and AmREIT are each vehicles recognized as appropriate for the holding of real estate investments and afford passive investors, such as limited partners and stockholders, certain benefits, including limited liability, a professionally managed portfolio and the avoidance of double-level taxation on distributed income. The information below highlights a number of the significant differences between the partnerships and AmREIT relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees, and investor rights, and compares certain of the respective legal rights associated with the ownership of limited partnership units and shares. These comparisons are intended to assist limited partners in understanding how their investments will be changed if, as a result of the merger, their limited partnership units are exchanged for shares. In addition, there are significant differences in the tax treatment of the partnerships and REITs, and some of the material tax differences are summarized below under the captions "FEDERAL INCOME TAX CONSEQUENCES--Taxation of Taxable U.S. Stockholders" and "FEDERAL INCOME TAX CONSEQUENCES--Taxation of Foreign Investors" on pages 89 and 92 respectively and "FEDERAL INCOME TAX CONSEQUENCES--Taxation of Tax-Exempt Entities" on page 91. This discussion is summary in nature and does not constitute a complete discussion of these matters, and limited partners should carefully review the balance of this proxy statement for additional discussions.

   You should note, however, that AmREIT's board of directors has proposed reorganizing AmREIT as a Texas REIT as soon as practicable following the merger. If the reorganization is approved, each limited partner which would otherwise receive shares of AmREIT common stock in this merger will receive instead common shares of beneficial interest of the Texas REIT of equal value. Consequently, limited partners should read the following comparison in conjunction with the comparison of Texas law and Maryland law under the heading "Reorganization of AmREIT as a Texas Real Estate Investment Trust" beginning on page 118.

--------------------------------------------------------------------------------
            PARTNERSHIPS                                 AmREIT
--------------------------------------------------------------------------------
   An investment in each of the              Unlike the partnerships, AmREIT
partnerships was presented to             intends to continue its operations
limited partners as a finite life         for an indefinite time period and
investment, with the limited              has no specific plans for
partners to receive regular cash          disposition of the assets acquired
distributions out of the                  through the merger or subsequent
partnership's net operating income        acquisitions. AmREIT intends to
and special distributions of net          distribute at least 95% of its REIT
sale proceeds through the                 taxable income, but expects to
liquidation of the partnership's          retain net sale or refinancing
real estate investments. Under each       proceeds for new investments,
of the partnership agreements, the        capital expenditures, working
partnership's stated term of              capital reserves or other
existence was for a substantial           appropriate purposes. In contrast to
period (from 30 to 45 years from          the partnerships, AmREIT will
inception, depending upon the             constitute a vehicle for taking
partnership), but the general             advantage of future investment
partners stated their general             opportunities that may be available
intention of selling the                  in the real estate markets. See "THE
partnership's properties within a         MERGER" on page 34.
period of 10 to 15 years after
acquisition or development of the
properties. Limited partners were
advised that sale of the
partnership's assets would, however,
be dependent upon market conditions
and as such, might vary from time to
time.

   Limited partners in each of the partnerships expect liquidation of their investment when the assets of the partnership are liquidated. In contrast, AmREIT does not expect to dispose of its investments within any prescribed periods and, in any event, plans to retain the net sale proceeds for future investments unless distributions are required to retain REIT status. Stockholders are expected to achieve liquidity for their investments by trading the shares in the market and not through the liquidation of AmREIT's assets. The completion of the merger is subject to the listing of the shares of AmREIT common stock on an exchange. Upon listing, such shares may ultimately trade at a discount from, or premium to, their pro rata interest in the liquidation value of AmREIT's properties.

                         Properties And Diversification

   The investment portfolio of each          As a result of the merger, AmREIT
of the partnerships is limited to         will acquire substantially all of
the assets acquired with the initial      the properties of the participating
equity raised from the general and        partnerships. In addition, AmREIT
limited partners. The partnerships        may issue debt and/or equity
may not use debt financing to             securities in the future, and retain
acquire investments.                      all, or substantially all, of the
                                          net liquidation proceeds from the
                                          sale of AmREIT's assets to finance
                                          expansion of AmREIT's investment
                                          portfolio.

   Through the merger, AmREIT's current portfolio and additional investments that may be made from time to time, AmREIT will have an investment portfolio substantially larger and more diversified than the portfolio of any of the partnerships. An investment in AmREIT is subject to the risks normally attendant to ongoing real estate ownership and, if AmREIT develops property, the risks related to property development.

--------------------------------------------------------------------------------
            PARTNERSHIPS                                 AmREIT
--------------------------------------------------------------------------------

                             Permitted Investments

   Each of the partnerships was              Under its bylaws, AmREIT may
generally authorized to invest only       purchase for investment, lease,
in income-producing single tenant         manage, sell, develop, subdivide and
retail properties. The partnerships       improve a wider range of retail real
have concentrated their investment        property and interests therein,
in single tenant retail buildings.        including mortgage loans secured
In general, the partnerships are not      thereby. See "AMREIT AND ITS
permitted to invest in mortgage           BUSINESS" beginning on page 93.
loans.

                                             Like the partnerships, AmREIT has
                                          concentrated its investments in
                                          freestanding and specialty retail
                                          properties, AmREIT's bylaws,
                                          however, authorizes it to make other
                                          real estate investments.
                                          Consequently, after the merger,
                                          AmREIT's investments will be more
                                          diversified than the investments of
                                          the partnerships. Such
                                          diversification, if it occurs, may
                                          serve as a hedge against the risk of
                                          having all of AmREIT's investments
                                          limited to a single asset group but
                                          will also expose AmREIT to the risk
                                          of owning and operating assets not
                                          directly related to its primary
                                          property type.

                               Additional Equity

   The partnerships are authorized           AmREIT may, in the discretion of
to issue only their respective            its directors, issue additional
limited partnership units. None of        equity securities consisting of
the partnerships is authorized to         common stock or preferred stock,
issue additional equity securities.       provided that the total number of
                                          shares issued does not exceed the
                                          authorized number of shares of
                                          common stock or preferred stock set
                                          forth in its charter. AmREIT expects
                                          to raise additional equity from time
                                          to time to increase its available
                                          capital for investment.

   Unlike the partnerships, AmREIT has substantial flexibility to raise equity, through the sale of common shares or preferred shares, to finance its business and affairs. AmREIT, through the issuance of new equity securities, may substantially expand its capital base to make new real estate investments.

   An investment in AmREIT should not be viewed as an investment in a specified pool of assets, but instead as an investment in an ongoing real estate investment business, subject to the risks associated with a real estate portfolio that is expected to change from time to time. The issuance of additional equity securities by AmREIT will dilute the interests of stockholders if sold at prices below their fair market value.

                               Borrowing Policies

   None of the partnerships is               In conducting its business,
authorized to borrow funds for the        AmREIT may borrow funds to the
acquisition of their portfolio.           extent believed appropriate. Because
                                          the partnerships are currently debt-
                                          free, AmREIT is more leveraged than
                                          the partnerships. Borrowing funds
                                          may allow AmREIT to substantially
                                          expand its asset base, but likewise
                                          will increase AmREIT's risks due to
                                          its leveraged investments.

--------------------------------------------------------------------------------
            PARTNERSHIPS                                 AmREIT
--------------------------------------------------------------------------------
                  Restrictions Upon Related Party Transactions

   In varying degrees, each of the           Maryland law allows AmREIT to
partnership agreements restricts the      engage in transactions with
applicable partnership from entering      directors, or other persons a
into a variety of business                director is directly or indirectly
transactions with the general             interested in or connected with, as
partners and their affiliates. Since      a trustee, partner, trust manager,
each of the partnership agreements        stockholder, member, employee,
may be amended by a majority vote of      officer or agent of such other
limited partners, it is possible to       persons. Its bylaws prohibit AmREIT
amend the partnership agreement to        from entering into a transaction
authorize any transaction with the        with any of the interested parties
general partners and affiliates.          unless the terms and conditions of
                                          such transaction have been disclosed
                                          to AmREIT directors and approved by
                                          a majority of directors not
                                          otherwise interested in the matter
                                          (including a majority of independent
                                          directors)
                                          or has been disclosed in reasonable
                                          detail to the stockholders, and
                                          approved by holders of a majority of
                                          shares then outstanding or entitled
                                          to vote thereon.

   Except for transactions
specifically approved in the
partnership agreements, the
partnerships are, to varying
degrees, not authorized to enter
into transactions with the general
partners and their affiliates
without limited partner approval.

                                             Maryland law allows AmREIT to
                                          enter into transactions with
                                          interested parties, such as
                                          directors, officers, significant
                                          stockholders and affiliates thereof,
                                          but such transactions must be
                                          approved by a majority of AmREIT
                                          directors not interested in the
                                          matter provided that they have
                                          determined the transaction to be
                                          fair, competitive and commercially
                                          reasonable. Since neither the bylaws
                                          nor the charter require the approval
                                          of stockholders for entering into
                                          transactions with interested
                                          parties, it may be easier for AmREIT
                                          to enter into such transactions than
                                          it would be for the partnerships,
                                          where limited partner approval for
                                          such transactions is mandated.

--------------------------------------------------------------------------------
            PARTNERSHIPS                                 AmREIT
--------------------------------------------------------------------------------

                     Management Control And Responsibility

   Under each of the partnership             The board of directors will have
agreements, the general partners          exclusive control over AmREIT's
are, subject to certain narrow            business and affairs subject only to
limitations, vested with all              the restrictions in its charter and
management authority to conduct the       the bylaws. Stockholders have the
business of the partnership,              right to elect members of the board
including authority and                   to act in good faith and exercise
responsibility for overseeing all         care in conducting AmREIT's affairs.
executive, supervisory and                See "THE MERGER--Fiduciary
administrative services rendered to       Responsibility" on page 51.
the partnership. The general
partners have the right to continue
to serve in such capacities unless
removed by a majority vote of
limited partners. Limited partners
have no right to participate in the
management and control of the
partnership and have no voice in its
affairs except for certain limited
matters that must be submitted to a
vote of the limited partners under
the terms of the partnership
agreements or as required by law.
See "Voting Rights" below beginning
on page 148. The general partners
are accountable as fiduciaries to
the partnerships and are required to
exercise good faith and integrity in
their dealings in conducting the
partnership's affairs. See "THE
MERGER--Fiduciary Responsibility" on
page 51.

   Stockholders will have greater control over management of AmREIT than the limited partners have over the partnerships because AmREIT's board is elected by the stockholders. The general partners do not need to seek re-election annually, but instead serve unless removed by an affirmative vote of the limited partners, which is generally regarded as an extraordinary event only appropriate in cases of mismanagement and changes in control due to shifts in the ownership of limited partnership units.

--------------------------------------------------------------------------------
            PARTNERSHIPS                                 AmREIT
--------------------------------------------------------------------------------

                    Management Liability And Indemnification

   As a matter of state law, the             AmREIT's charter and Maryland law
general partners have liability for       provide broad indemnification rights
the payment of partnership                to directors and officers who act in
obligations and debts unless              good faith, and in a manner
limitations upon such liability are       reasonably believed to be in or not
expressly stated in the obligation.       opposed to the best interests of
Each of the partnership agreements        AmREIT and, with respect to criminal
provides generally that neither           actions or proceedings, without
general partners nor any of their         reasonable cause to believe their
affiliates performing services on         conduct was unlawful. In addition,
behalf of the partnership will be         the charter indemnifies directors
liable to the partnership or its          and officers against amounts paid in
limited partners for any act or           settlement, authorizes AmREIT to
omission performed in good faith          advance expenses incurred in defense
pursuant to authority granted by the      of AmREIT's receipt of an
partnership agreement, and in a           appropriate undertaking to repay
manner reasonably believed to be          such amounts if appropriate, and
within the scope of the authority         authorizes AmREIT to carry insurance
granted and in the best interest of       for benefit of its offices and trust
the partnerships, provided that such      managers even for matters as to
act or omission did not constitute        which such persons are not entitled
fraud, misconduct, bad faith or           to indemnification. See "THE MERGER
AmREIT negligence. In addition, the       -- Fiduciary Responsibility" on page
partnership agreements indemnify the      51. Through the merger, AmREIT will
general partners and their                be assuming all existing and
affiliates for liability, loss,           contingent liabilities of the
damage, cost and expenses, including      participating partnerships,
attorneys' fees, incurred by them in      including their obligations to
conducting the partnerships'              indemnify the general partners and
business, except in events such as        others for litigation expenses that
fraud, misconduct, bad faith or           might be incurred by them for
negligence. To varying degrees, the       serving as general partners of the
general partners of each of the           partnerships or its limited partners
partnerships have limited liability       for any act or omission performed in
to the partnership for acts of            good faith pursuant to authority
omissions undertaken by them when in      granted by the partnership
good faith, in a manner reasonably        agreement, and in a manner
performed believed to be within the       reasonably believed to be within the
scope of their authority and in the       scope of the authority granted and
best interests of the partnership.        in the best interest of the
The general partners also have,           partnerships, provided that such act
under specified circumstances, a          or omission did not constitute
right to be reimbursed for                fraud, misconduct, bad faith or
liability, loss, damage, costs and        AmREIT negligence. In addition, the
expenses incurred by them by virtue       partnership agreements indemnify the
of serving as general partners.           general partners and their
                                          affiliates for liability, loss,
                                          damage, cost and expenses, including
                                          attorneys' fees, incurred by them in
                                          conducting the partnerships'
                                          business, or for sponsoring the
                                          merger. Although the standards are
                                          expressed somewhat differently,
                                          there are limitations similar to
                                          those on the general partners of the
                                          partnerships upon the liability and
                                          indemnification of the directors and
                                          officers of AmREIT.

   AmREIT believes that the scope of the liability and indemnification provisions in AmREIT's governing documents provides protection against claims for personal liability against AmREIT's directors and officers which is comparable to, though not identical with, the protections afforded to the general partners and their affiliates under the partnership agreements. Through the merger, AmREIT will be assuming all of the existing and contingent liabilities of the participating partnerships, including their obligations to indemnify the general partners and other persons.

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            PARTNERSHIPS                                 AmREIT
--------------------------------------------------------------------------------

                            Anti-Takeover Provisions

   Changes in management can be              The charter and bylaws contain a
effected only by removal of the           number of provisions that might have
general partners, which action            the effect of entrenching current
requires a majority vote of limited       management and delaying or
partners. Due to transfer                 discouraging a hostile takeover of
restrictions in the partnership           AmREIT. These provisions include,
agreements, the general partners may      among others, the following:
restrict transfers of the limited
partnership units and, in
particular, affect whether the
transferees have voting rights. Of
particular significance is that an
assignee of limited partnership
units may not become a substitute
limited partner, entitling him to
vote on matters that may be
submitted to the limited partners
for approval, unless such
substitution is consented to by the
general partners, which consent, in
the general partners' absolute
discretion, may be withheld. The
general partners may exercise this
right of approval to deter, delay or
hamper attempts by persons to
acquire a majority interest of the
limited partners.

                                             . the power of AmREIT's directors
                                               to issue 10,000,000 preferred
                                               shares, with such rights and
                                               preferences as determined by
                                               AmREIT directors;

                                             . the power of AmREIT's directors
                                               to stop transfers and/or redeem
                                               shares under the following
                                               conditions: from any
                                               stockholder who owns, directly
                                               or indirectly, 9.8% or more of
                                               the outstanding shares, from
                                               any five or fewer stockholders
                                               who own, directly or
                                               indirectly, more than 50% of
                                               the outstanding shares, or from
                                               any other stockholder if
                                               AmREIT's directors otherwise
                                               determine in good faith that
                                               ownership of the outstanding
                                               shares has or may become
                                               concentrated to an extent that
                                               may prevent AmREIT from
                                               qualifying as a REIT under the
                                               Code. Any shares transferred in
                                               violation of this restriction
                                               become "excess shares," with no
                                               voting or distribution rights.
                                               AmREIT has the power to
                                               purchase or direct the sale of
                                               such excess shares, with the
                                               sale proceeds being paid to the
                                               former owner;

                                             . directors remain in office
                                               unless removed by the
                                               stockholders or if another
                                               nominee for director receives
                                               the vote of a majority of the
                                               outstanding shares; directors
                                               remain on the board regardless
                                               of whether they receive a vote
                                               of the majority of the
                                               outstanding shares at AmREIT's
                                               annual meeting; and

                                             . the requirement that, except in
                                               certain circumstances, certain
                                               "business combinations" (as
                                               defined therein) between AmREIT
                                               and a "related person" (as also
                                               defined therein, generally a
                                               person or entity which owns
                                               more than 50% of the
                                               outstanding shares of AmREIT)
                                               be approved by the affirmative
                                               vote of the holders of 80% of
                                               the outstanding shares

-------------------------------------------------------------------------------
            PARTNERSHIPS                                AmREIT
-------------------------------------------------------------------------------
                                               and preferred shares, including
                                               the vote of the holders of not
                                               less than 50% of the shares and
                                               preferred shares not owned by
                                               the related person. The charter
                                               is designed to prevent a
                                               purchaser from utilizing two-
                                               tier pricing and similar
                                               tactics in an attempted
                                               takeover of AmREIT, and it may
                                               have the overall effect of
                                               making it more difficult to
                                               acquire and exercise control of
                                               AmREIT. In very general terms,
                                               the fair price provision
                                               requires that unless a
                                               potential purchaser were
                                               willing to purchase 80% of the
                                               outstanding shares of AmREIT as
                                               the first step in a business
                                               combination (or unless a
                                               potential purchaser were
                                               assured of obtaining the
                                               affirmative votes of at least
                                               80% of AmREIT's outstanding
                                               shares), the purchaser would be
                                               required either to negotiate
                                               with AmREIT directors and offer
                                               terms acceptable to them or to
                                               abandon the proposed business
                                               combination. The charter may
                                               provide AmREIT directors with
                                               enhanced ability to block any
                                               proposed acquisition of AmREIT
                                               and to retain their positions
                                               in the event of a takeover bid
                                               and may require a related
                                               person to pay a higher price
                                               for shares or structure his,
                                               her or its transaction
                                               differently than would be the
                                               case in the absence of the fair
                                               price provision. Although it
                                               may, under certain
                                               circumstances, have the effect
                                               of discouraging unilateral
                                               tender offers or other takeover
                                               proposals and enhance the
                                               ability of AmREIT directors to
                                               retain their positions in the
                                               event of a takeover bid, the
                                               business combination provision
                                               in the charter assures, to some
                                               degree, fair treatment of all
                                               stockholders in the event of a
                                               two-step takeover attempt.

   Certain provisions of the governing documents of the partnerships and AmREIT could be used to deter attempts to obtain control of the partnerships and AmREIT in transactions not approved by the general partners and AmREIT directors, respectively. When and if the shares are traded on a national securities system there will be a greater likelihood of changes in control in the case of AmREIT, notwithstanding those provisions that might be employed by the AmREIT board to resist efforts to change control.

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            PARTNERSHIPS                                 AmREIT
--------------------------------------------------------------------------------
                                 Voting Rights

   Limited partners by a majority            Stockholders are entitled to
vote may, without the concurrence of      elect the AmREIT board at each
the general partners, amend the           annual meeting. However, directors
partnership agreement, dissolve the       remain in office even if they do not
partnership, remove and/or elect a        receive the majority vote of
general partner, and approve or           outstanding shares unless another
disapprove the sale of all or             nominee for his seat receives such a
substantially all of the                  vote.
partnership's assets. Limited
partners may not exercise these
rights in any way to extend the term
of the partnership, change the
partnership to a general
partnership, change the limited
liability to the limited partners or
affect the status of the partnership
for federal income tax purposes.
Furthermore, the partnerships cannot
change the allocations of income,
losses and cash distributions or the
powers, rights and duties of the
general partners without the consent
of the general partners.

                                             The charter grants stockholders
                                          the non-exclusive right, with
                                          approval of the directors, to amend
                                          the charter or without board
                                          approval, to amend the bylaws,
                                          dissolve AmREIT, vote to remove
                                          members of the board of directors,
                                          and approve or disapprove the sale
                                          of substantially all of AmREIT's
                                          assets. In addition, certain other
                                          actions may not be taken by the
                                          directors without the approval of
                                          stockholders, such as, in general,
                                          any merger or consolidation of
                                          AmREIT with or into a corporation
                                          limited partnership, limited
                                          liability company or participation
                                          in a share exchange transaction; or
                                          any business combination, as
                                          defined, with an interested
                                          stockholder, as defined. The charter
                                          requires any such actions to be
                                          approved by a majority vote of the
                                          stockholders.

   Stockholders have broader voting rights (i.e., the right to elect AmREIT directors at each annual meeting) than those currently afforded to limited partners.

                         Limited Liability of Investors

   Under each of the partnership             Under Maryland law, stockholders
agreements and applicable state law,      will not be liable for AmREIT's
the liability of limited partners         debts or obligations. The shares,
for the partnership's debts and           upon issuance, will be fully paid
obligations is generally limited to       and nonassessable.
the amount of their investment in
the partnership, together with an
interest in undistributed income, if
any. The limited partnership units
are fully paid and nonassessable.

   The limitation on personal liability of stockholders is substantially the same as that of limited partners in the partnerships.

                            Review of Investor Lists

   Generally speaking, limited               A stockholder is entitled, upon
partners of each of the partnerships      written demand, to inspect and copy
are entitled to request copies of         the share records of AmREIT, at any
investor lists showing the names and      time during usual business hours,
addresses of all general and limited      for a purpose reasonably related to
partners. The right to receive such       his interest as a stockholder.
investor lists may be conditioned
upon the limited partners' payment
of the cost of duplication and a
showing that the request is for a
reasonable purpose. Reasonable
requests would include requests for
investor lists for the purpose of
opposing the merger.

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            PARTNERSHIPS                                 AmREIT
--------------------------------------------------------------------------------

   The right of stockholders to review investor lists is substantially the same as the right afforded limited partners.

                         Taxation of Taxable Investors

   Income or loss earned by each of          If AmREIT qualifies as a REIT
the partnerships, is not taxed at         (and AmREIT intends to conduct its
the partnership level. Limited            business to so qualify), AmREIT
partners are required to report           generally is permitted to deduct
their allocable share of partnership      distributions to its stockholders,
income and loss on their respective       which effectively reduces or
tax returns. Income and loss from a       eliminates the "double taxation" (at
partnership generally constitute          the corporate and stockholder
"passive" income and loss, which can      levels) that typically results when
generally offset "passive" income         a corporation earns income and
and loss from other investments. Due      distributes that income to
to depreciation and other non cash        stockholders in the form of
items, cash distributions are not         dividends. Stockholders will only
generally equivalent to the income        recognize income on amounts actually
and loss allocated to limited             distributed by AmREIT. Dividends
partners. During operations, such         received by stockholders from AmREIT
cash distributions are partially          generally will constitute portfolio
sheltered but, if the properties          income; which cannot offset
retain their value or appreciate,         "passive" income and loss from other
gain upon liquidation of the asset        investments. Losses and credits
will exceed the cash distributions        generated within AmREIT, however, do
available to limited partners. After      not pass through to the
the end of each fiscal year, limited      stockholders. Because the amount of
partners receive annual Schedule K-1      distributions required to be made by
forms showing their allocable share       AmREIT for purposes of maintaining
of partnership income and loss for        its REIT characterization is
inclusion on their federal income         determined based on a percentage of
tax returns.                              taxable income (calculated with
                                          depreciation deductions, excluding
                                          any net capital gains and prior to
                                          payment of any dividends) the amount
                                          of distributions required to be made
                                          by AmREIT may be less than the
                                          distributions made by the
                                          partnerships. After the end of
                                          AmREIT's calendar year, stockholders
                                          should receive a Form 1099-DIV used
                                          by corporations to report their
                                          dividend income.

   Each of the partnerships is a pass-through entity, whose income and loss is not taxed at the entity level but instead allocated directly to the general partners and limited partners. Limited partners are taxed on income or loss allocated to them, whether or not cash distributions are made to the limited partners. In contrast, AmREIT intends to qualify as a REIT, allowing it to deduct dividends paid to its stockholders. To the extent AmREIT has net income (after taking into account the dividends paid deduction), such income will be taxed at AmREIT's level at the standard corporate tax rates. Dividends paid to stockholders will constitute portfolio income and not passive income.

--------------------------------------------------------------------------------
            PARTNERSHIPS                                 AmREIT
--------------------------------------------------------------------------------

                        Taxation of Tax-Exempt Investors

   Income or loss earned by each of          The IRS has ruled that income
the partnerships is generally             attributable to an investment in a
treated as UBTI unless the type of        REIT will not constitute UBTI to
income generated by the partnership       certain tax-exempt investors as long
would constitute qualified rental         as such investor does not hold its
income or other specifically              shares subject to acquisition
excluded types of income. For             indebtedness. The amount of
partnership income to be                  dividends paid to tax-exempt
characterized as rental income, the       stockholders may be less than the
partnership could not provide             distributions made to such entities
services to tenants that are              from their respective partnership
considered other than those usually       because of the REIT requirement that
or customarily rendered in                distributions be income.
connection with the rental of rooms
for occupancy only. Because of the
inherently factual nature of this
issue, it is uncertain whether the
income received by the partnerships
in connection with the leasing of
its Properties constitutes rental
income for these UBTI purposes.
Accordingly, there is risk that the
partnership's income could be
treated as UBTI for tax-exempt
limited partners. A tax-exempt
entity is treated as owning and
carrying on the business activity
conducted by a partnership in which
such entity owns an interest.
Accordingly, to the extent a tax-
exempt limited partner owns an
partnership units, the income
received by such partnership must
not constitute UBTI in order for the
tax-exempt limited partner to avoid
taxation.

                             Distribution Policies

                                             None of AmREIT's governing
   The partnership agreement of each      documents mandate the payment of
partnership requires that net cash        distributions to stockholders.
from operations must be distributed       Distributions by AmREIT will be
quarterly to partners. Further, each      determined by AmREIT directors and
partnership agreement would require       will be dependent upon a number of
that net proceeds obtained from the       factors, including the federal
sale or refinancing of properties be      income tax requirement that a REIT
distributed to partners, rather than      must distribute annually at least
being retained by the applicable          95% of its taxable income. It is the
partnership for reinvestment or           policy of AmREIT to retain proceeds
working capital. See "COMPARISON OF       from the sale, financing or
OWNERSHIP OF UNITS AND SHARES--           refinancing of properties for
Comparative Compensation, Fees and        reinvestment in new properties or
Distributions" on page 151 for a          for working capital purposes.
more detailed history of the
distributions paid by the
partnerships to their respective
partners.

   Limited partners participating in the merger may experience substantial differences in the payment of distributions as stockholders of AmREIT in comparison to owning limited partnership units in the partnerships. Rather than owning equity interests in an entity whose governing instruments require the distribution of net cash from operations and the net proceeds or refinancing of properties, they will own shares in an entity whose governing documents do not require distributions under similar circumstances, with the payment of such distribution being subject to the discretion of AmREIT's board of directors. Further, unlike the partnerships, which must distribute net proceeds from the sale or refinancing of properties, AmREIT currently does not intend to distribute the net proceeds resulting from the sale or refinancing of properties, but rather to use such proceeds to acquire additional properties or for working capital purposes.

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             PARTNERSHIP                                 AmREIT
--------------------------------------------------------------------------------

                Comparative Compensation, Fees and Distributions

   The partnerships pay or may be            The right to compensation for
required to pay the following             services performed as an employee of
compensation to the general partners      AmREIT. See "MANAGEMENT -- Executive
or their affiliates:                      Compensation" on page 107.


  . Property management fees of up           Distributions with respect to
    to 3% of revenues per annum.          AmREIT shares owned by the general
                                          partners or their affiliates
                                          (including shares received in the
                                          merger) on the same basis as the
                                          other stockholders.

  . Management and administrative
    reimbursements which have
    historically equaled 3% to 7.5%
    of rental revenues per annum.

  . Acquisition fees and expenses
    upon the acquisition of
    properties not to exceed 6.5%
    of the contract price of the
    property. Leasing fees at
    competitive rates if and when
    properties are leased or
    released.

  . Disposition fee of 3% of the
    disposition price of the
    property or, if less, one-half
    of the Competitive Real Estate
    Commission, the payment of
    which, except in the case of
    Fund VII, Fund VIII and Fund
    Goodyear, is conditioned upon
    limited partners first
    receiving a specified minimum
    cumulative return, which
    condition will not be satisfied
    for any partnerships by the
    merger.

  . A promotional interest from 10%
    to 25% of the net proceeds from
    the sale of partnership
    property, the payment of which,
    in the case of each
    partnership, is conditioned
    upon the limited partners first
    receiving a specified minimum
    cumulative return, which
    condition will not be satisfied
    for any partnership by the
    merger.

  . The right to receive
    distributions equal to 1% of
    cashflow from operations and 1%
    of net proceeds from the sale
    or disposition of partnership
    property, the payment of which
    with respect to net proceeds
    from the sale of property is
    (except in Fund III, Fund IV,
    Fund V and Fund VI),
    conditioned upon the limited
    partners first receiving a
    specified minimum cumulative
    return, which condition will
    not be satisfied for any
    partnership by the merger.

   The foregoing is intended to provide limited partners with a comparison of the compensation, fees and distributions currently payable by the partnerships to the general partners and AmREIT and the compensation payable by AmREIT to the general partners and their affiliates after the merger. If the merger is consummated, the general partners and their affiliates will receive distributions on shares they receive in exchange for their partnership units (in the case of Fund III, Fund IV, Fund V and Fund VI).

   The general partners believe that any conflicts that may have arisen between their interests and those of their affiliates and the interests of the limited partners in connection with the merger in regard to the compensation and fees the general partners, and payable to them by AmREIT after the merger are insignificant because such compensation in connection with the management, administration and operation of the partnerships is currently payable to AmREIT or its affiliates. Moreover, the general partners' interest in partnership cashflow from operations and property dispositions, which will be lost in the merger, is a negative factor of the merger from the general partners' standpoint.

         COMPARISON OF PARTNERSHIP UNITS, AmREIT COMMON STOCK AND NOTES

   The following compares certain of the investment attributes and legal status rights associated with the ownership of limited partnership units, shares of AmREIT common stock, and notes.

--------------------------------------------------------------------------------
     PARTNERSHIP UNITS        AmREIT COMMON STOCK              NOTES
--------------------------------------------------------------------------------

                                    General

   The limited               The shares                The notes will be
partnership units of      constitute equity         unsecured debt obligations
each partnership          interest in AmREIT.       of AmREIT, issued pursuant
constitute equity         Each stockholder will     to the loan agreement, the
interests entitling each  be entitled to his pro    notes will bear interest
limited partner to his    rata share of the         at a fixed rate of      %
pro rata share of cash    dividends made with       per annum and will mature
distributions. Each of    respect to the common     approximately seven years
the partnership           stock. The dividends      after the closing date.
agreements specifies how  payable to the            Prior to maturity,
the cash available for    stockholders are not      quarterly installments of
distribution, whether     fixed in amount and are   accrued interest will be
arising from operations,  only paid if and when     paid to noteholders on the
sales or refinancings,    declared by AmREIT's      first day of each January,
is to be shared among     board of directors.       April, July and October,
the general partners and                            continuing until the
limited partners. The                               entire interest and
distributions payable to                            principal is paid in full.
the limited partners are                            The unpaid principal
not fixed in amount and                             balance and all accrued
depend upon the                                     but unpaid interest shall
operating results and                               be paid to the noteholders
net sale or refinancing                             upon the maturity date of
proceeds available from                             the notes. AmREIT reserves
the disposition of the                              the right to redeem the
partnership's assets.                               notes without a premium. A
                                                    failure to make principal
                                                    and (subject to a 30-day
                                                    grace period) interest
                                                    payments when due
                                                    constitutes an event of
                                                    default under the notes,
                                                    allowing the noteholders
                                                    of more than 50% in
                                                    principal amount of the
                                                    notes then outstanding to
                                                    declare the outstanding
                                                    principal amount of the
                                                    notes, plus accrued but
                                                    unpaid interest, to be
                                                    immediately due and
                                                    payable.

--------------------------------------------------------------------------------
     PARTNERSHIP UNITS        AmREIT COMMON STOCK              NOTES
--------------------------------------------------------------------------------

                       Issuance of Additional Securities

   Since the                 The board of              Since the notes are
partnerships are not      directors may, in its     debt obligations of
authorized to issue       discretion, issue         AmREIT, their payment has
additional equity         additional shares of      priority over dividends or
securities, there can be  common stock or           distributions payable to
no dilution of the        preferred stock with      the stockholders or
distributive share of     such powers,              holders of AmREIT's common
the limited partners of   preferences and rights    or preferred stock. As
cash available for        as the board of           unsecured obligations of
distribution.             directors may at the      AmREIT, the notes have no
                          time designate. The       priority over other
                          issuance of additional    unsubordinated and
                          shares of common stock    unsecured AmREIT debt as
                          or preferred stock,       to the net liquidation
                          beyond the shares to be   proceeds of any of
                          issued in the merger,     AmREIT's assets. There are
                          may result in the         no restrictions upon
                          dilution of the           AmREIT's authority to
                          interests of the          grant mortgages, liens or
                          stockholders. In          other security interests
                          addition, shares of       in AmREIT's real and
                          preferred stock could     personal property
                          be issued with powers,    contained in the notes;
                          preferences and rights    and such security
                          adversely affecting the   interests, if granted,
                          holders of common         would permit the holders
                          stock.                    thereof to have a priority
                                                    claim against such
                                                    collateral in the event
                                                    the secured obligations
                                                    were in default, or upon
                                                    the bankruptcy or
                                                    insolvency of AmREIT.

   Both the limited partnership units and shares represent equity interests entitling the holders thereof to participate in the earnings of the partnerships and AmREIT, respectively. Distributions and dividends payable with respect to the limited partnership units and shares depend upon the performance of the partnerships and AmREIT, respectively. In contrast, the notes constitute unsecured debt obligations providing for variable payments of interest and a lump sum payment at maturity.

   The limited partnership units are not subject to dilution, since the partnerships are not authorized to issue additional equity securities. AmREIT may issue additional shares of common stock and shares of preferred stock with priorities or preferences with respect to dividends and liquidation proceeds. Payment of the notes will have priority over distributions to the shares of any class of equity securities that might be issued by AmREIT. Since the notes are, however, unsecured obligations, any senior secured obligations issued by AmREIT would have prior claims against the collateral given for security in the event AmREIT defaults in the payments of those secured obligations, or upon the bankruptcy or insolvency of AmREIT.

--------------------------------------------------------------------------------
     PARTNERSHIP UNITS        AmREIT COMMON STOCK              NOTES
--------------------------------------------------------------------------------

                                   Liquidity

   The transfer of the       The shares will be        The notes will be
limited partnership       freely transferable.      freely transferable.
units is subject to a     AmREIT is required to     AmREIT will not seek to
number of restrictions    list its shares of        list the notes on an
imposed by the            common stock on an        exchange. There will not
partnership agreements,   exchange as a condition   be a regular secondary
which are designed        precedent to the          market for the notes.
primarily to preserve     merger. The breadth and
the tax status of the     strength of the
partnership as a          secondary market for
"partnership" under the   AmREIT's common stock
Code. No transferee of    will depend upon, among
limited partnership       other things, the
units has the right to    number of shares
vote on matters           outstanding, AmREIT's
submitted to a vote of    financial results and
the limited partners      prospects, the general
unless, among other       investment interest in
things, such              companies like AmREIT
substitution is approved  and the relative
by the general partners.  attractiveness of
In view of the            AmREIT's yields
foregoing, no secondary   compared to those of
market for the limited    alternative
partnership units is      investments.
available.

   One of the primary objectives of the merger is to provide increased liquidity to the limited partners. The shares, will be freely transferable and will be listed on an exchange. The breadth of the secondary market for AmREIT's common stock cannot yet be determined. There will be no market for the notes. There is no secondary market for the limited partnership units.

                               VOTING PROCEDURES

AmREIT Special Stockholders Meeting

   General. Each copy of this proxy statement mailed to holders of shares is accompanied by a form of proxy furnished in connection with the solicitation of proxies by the board for use at the AmREIT special stockholders meeting and any adjournments or postponements thereof. The AmREIT meeting is scheduled to be
held on      , 1999 at 10:00 a.m., Houston time, at
                               . Only holders of record of shares on the record
date are entitled to receive notice of and to vote at the AmREIT meeting. At the AmREIT meeting, stockholders will consider and vote upon a proposal to approve the merger agreements and the bylaw amendment. See "THE MERGER" beginning on page 34.

   EACH HOLDER OF SHARES IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING AmREIT PROXY AND RETURN IT PROMPTLY TO THE BANK OF NEW YORK IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR BY FACSIMILE. THE MERGER AND THE BYLAW AMENDMENT WILL BE APPROVED IF THE MERGER RECEIVES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES ENTITLED TO VOTE AT THE AmREIT SPECIAL MEETING.

   Voting and Revocation of Proxies. Any holder of shares who has executed and delivered a proxy may revoke it at any time before it is voted by attending and voting in person at the AmREIT meeting, or by giving written notice of revocation or submitting a signed proxy bearing a later date, provided such notice or proxy is actually received by AmREIT prior to the vote. Stockholders may vote via facsimile by delivering the enclosed AmREIT proxy. AmREIT proxies must be returned to the Bank of New York, AmREIT's transfer agent, at 101 Barclay Street, New York, NY 10286; Attention AmREIT Proxies, or by faxing
their AmREIT proxy to            . Faxed AmREIT proxies will be accepted until
5:00 p.m., New York time, on      , 1999. A proxy will not be revoked by the
death or incapacity of the stockholder executing it unless, before the shares are voted, notice of such death or supervening incapacity is filed with the secretary or other person authorized to tabulate the votes on behalf of AmREIT. The shares represented by properly executed proxies received at or before the AmREIT meeting and not subsequently revoked will be voted as directed by the stockholders submitting such proxies. If instructions are not given, AmREIT proxies will be voted for approval of the merger agreements and the bylaw amendment and will be voted in the discretion of the proxy holders on any other matters properly presented for consideration at the AmREIT meeting or any adjournment thereof. AmREIT's bylaws permit the holders of a majority of the shares represented at the AmREIT meeting, whether or not constituting a quorum, to adjourn the AmREIT meeting or any adjournment thereof. If necessary, unless authority to do so is withheld, the proxy holders also may vote in favor of a proposal to adjourn the AmREIT meeting for any reason, including to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the AmREIT meeting. The persons named as Proxies voting against the merger will be voted in favor of adjourning the AmREIT meeting.

   Solicitation of Proxies. AmREIT will bear the costs of soliciting proxies from its stockholders. In addition to use of the mails, AmREIT proxies may be solicited personally or by telephone or facsimile by directors, officers and other employees of AmREIT, who will not be specially compensated for such solicitation activities. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed by AmREIT for their reasonable expenses incurred in that effort.

   Vote Required. The merger will be approved if it receives the affirmative vote of a majority of the shares entitled to vote at the AmREIT meeting. The holders of a majority of the shares entitled to vote, present in person or by proxy, constitute a quorum for purposes of the AmREIT meeting. A holder of a share will be treated as being present at the AmREIT meeting if the holder of such share is (1) present in person at the meeting, or (2) represented at the meeting by a valid proxy, whether the instrument granting such proxy is marked as casting a vote or abstaining, is left blank or does not empower such proxy to vote with respect to some or all matters to be voted upon at the AmREIT meeting. The proposal allowing AmREIT to postpone or adjourn the AmREIT meeting to solicit additional votes will be approved if it receives the affirmative vote of a majority of the votes cast at the AmREIT meeting, whether or not a quorum is present. Abstentions and "broker non-votes" (where a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will be included in the determination of the number of shares present at the AmREIT meeting for quorum purposes. Abstentions and broker non-votes will have the same effect as a vote against the merger proposal. Failure to return the proxy or failure to vote at the AmREIT meeting will have the same effect as a vote against the merger proposal.

   Recommendation. For the reasons described herein, the independent directors approved the merger agreements and the bylaw amendment thereunder. THE INDEPENDENT DIRECTORS BELIEVE THE TERMS OF THE MERGER AGREEMENTS ARE FAIR FROM A FINANCIAL POINT OF VIEW TO THE STOCKHOLDERS OF AmREIT AND IN THE BEST INTEREST OF AmREIT AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENTS AND THE ISSUANCE OF SHARES PURSUANT THERETO. In making their recommendation, the independent directors considered, among other things, the opinion of Morgan Keegan that the consideration to be paid by AmREIT pursuant to the merger is fair to AmREIT and its stockholders from a financial point of view and the independent appraisals of the partnerships' properties prepared by Valuation Associates. See "THE MERGER -- Background of the Merger" on page 34, "THE MERGER -- Independent Directors' Reasons and Recommendations for the Merger" on page 35, and "FAIRNESS OPINIONS" on page 66.

   Other Matters. AmREIT is unaware of any matter to be presented at the special stockholders meeting other than the proposal to approve the merger agreements and the bylaw amendment and the issuance of shares thereunder and the proposal to permit the postponement or adjournment of the AmREIT meeting for any reason, including to solicit additional votes.

Partnership Voting Procedures

   Distribution of Proxy Materials. This proxy statement, together with the accompanying transmittal letter, the power of attorney and the limited partner consent (we refer, collectively, to the power of attorney and limited partner consent as the consent form), constitute the proxy materials being distributed to the limited partners to obtain their votes "For" or "Against" each respective partnership's participation in the merger.

   In order for AmREIT to acquire each partnership, limited partners holding greater than 50% of the outstanding partnership units must approve the merger. Each partnership will be acquired by a merger with AmREIT in the manner described below and in the supplement relating to each respective partnership. Therefore, limited partners who are not planning to attend the special meeting of the limited partners and vote in person should complete and return the consent form before the expiration of the solicitation period which is the time period during which limited partners may vote "For" or "Against" the merger. The solicitation period will commence upon delivery of the proxy materials to
limited partners (on or about      , 1999), and will continue until the later
of (1)      , 1999 (a date not more than 60 calendar days from the initial delivery of the proxy materials), or (2) such later date as the general partners may select and as to which they give you notice. At their discretion, the general partners may elect to extend the solicitation period. Any consent form received by the company that the general partners hired to tabulate your
votes, MAVRICC Management Systems, Inc., prior to    p.m.    time, on the last
day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If limited partners fail to return a signed consent form by the end of the solicitation period, their respective partnership units will be counted as voting "Against" the merger and they will receive AmREIT shares if their partnership is acquired.

   The consent form consists of two parts. Part A seeks limited partner approval of the merger and certain related matters. If limited partners have units in more than one partnership, they will receive multiple supplements and consent forms which will provide for separate votes for each partnership in which they own an interest. If any limited partners return a signed consent form but fails to indicate whether they are voting "For" or "Against" any matter (including the merger), they will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints H. Kerr Taylor as the attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without needing to obtain each limited partner's signature on multiple documents.

   Special Meetings. The general partners have scheduled special meetings of the limited partners of each of the partnerships to discuss the proxy materials and the terms of the merger prior to voting on the merger. The special meetings
will be held at        a.m.,          time, on      , 1999, at       . The
general partners intend to actively solicit limited partner support for the merger and would like to use the special meetings to answer questions about the merger and the proxy materials and to explain the reasons for the recommendation that limited partners vote to approve the merger. Costs of solicitation will be allocated as set forth in "THE MERGER -- Merger Expenses" on page 62. No person will receive compensation contingent upon solicitation of a favorable vote.

   Required Vote and Other Conditions. In order for AmREIT to acquire each partnership, limited partners of each partnership holding a majority of the outstanding partnership units and the general partners must approve the merger and the amendments to each partnership's partnership agreement.

   Record Date and Outstanding Partnership Units. The record date is      ,
1999 for all partnerships. As of          , 1999, the following number of
partnership units were held of record by the number of limited partners indicated below:

                                                                   Number of
                                                      Number of   Partnership
                                           Number of Partnership Units Required
                                            Limited  Units Held   for Approval
               Partnership                 Partners   of Record    of Merger
               -----------                 --------- ----------- --------------
Taylor Income Investors, Ltd..............
Taylor Income Investors IV, Ltd...........
Taylor Income Investors V, Ltd............
Taylor Income Investors VI, Ltd...........
AAA Net Realty Fund VII, Ltd..............
AAA Net Realty Fund VIII, Ltd.............
AAA Net Realty Fund Goodyear, Ltd.........
AAA Net Realty Fund IX, Ltd...............
AAA Net Realty Fund X, Ltd................
AAA Net Realty Fund XI, Ltd...............

   Limited partners are entitled to one vote for each partnership unit held. Accordingly, the number of partnership units entitled to vote with respect to the merger is equivalent to the number of partnership units held of record at the record date.

   Investor Lists. Under the federal securities laws, each partnership is required, upon a limited partner's written request, to provide to such limited partner (1) a statement of the approximate number of limited partners in such partnership and (2) the estimated cost of mailing a proxy statement, form of consent or other similar communication to such limited partners. In addition, limited partners have the right, at the general partners' option, either (A) to have such partnership mail (at the limited partner's expense) copies of any proxy statement, consent form or other soliciting materials furnished by the general partners to the other limited partners of such partnership or (B) to have such partnership deliver to the limited partner, within five business days of the receipt of the request, a reasonably current list of the names, addresses and partnership units held by the limited partners of such partnership. The right to receive the list of limited partners is subject to the requesting limited partner's payment of the cost of mailing and duplication at a rate of $0.25 per page.

   Tabulation of Votes. An automated system administered by MAVRICC Management Systems, Inc. will tabulate the votes. Abstentions will be tabulated with respect to the merger and related matters. Abstentions will have the effect of a vote against the merger, as will the failure to return a proxy form and broker nonvotes (where a broker submits a proxy but does not have authority to vote a limited partner's partnership units on one or more matters).

   Revocability of Consents. Limited partners can change their votes at any time before their proxies are voted at the special meeting. They can do this in three ways: first, they can send any of the general partners a written statement that they would like to revoke their consent; second, they can send any of the general partners a new consent form, or third, they can attend the special meeting and vote in person.

   Limited Partner Information. Pursuant to the partnership agreements of each of Fund III, Fund IV, Fund V and Fund VI, each limited partner has the right to at all times upon reasonable request, free access to inspect and copy the records of the partnership and the right to obtain by mail a list of the names, addresses and units owned by the limited partners of the partnerships. The limited partners of each of Fund VII, Fund VIII, Fund GOODYEAR, and Fund IX have the right at all times to obtain from the managing general partner, upon payment of a fee to cover the costs of reproduction and mailing, a current list of the names, addresses and number of limited partnership units owned by each limited partner. Under the partnership agreement of both Fund X and Fund XI, limited partners may obtain a current list of the names, addresses and number of limited partnership units owned by each limited partner upon written request delivered to the general partners and the payment of a reasonable charge for copying and mailing. To satisfy the requirements of each partnership, the general partners will provide a list of the names, addresses and number of limited partnership units owned by the limited partners of their partnership to any limited partner who delivers a written request therefor to the general partners and pays a reproduction and mailing charge of $10.00.

   Recommendation. For the reasons described herein, the general partners approved each merger agreement for each partnership. THE GENERAL PARTNERS BELIEVE THAT THE TERMS OF EACH MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE RESPECTIVE LIMITED PARTNERS AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF EACH MERGER AGREEMENT AND THE PARTNERSHIP AMENDMENT. In making their recommendation, the general partners considered, among other things, the Houlihan fairness opinion that the consideration to be received by the limited partners in connection with the merger is fair to the limited partners from a financial point of view. See "FAIRNESS OPINIONS -- The Houlihan Fairness Opinions" beginning on page 70.

                                    EXPERTS

   The (i) consolidated financial statements of AmREIT, Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 (ii) the financial statements of AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998 and (iii) the combined statements of revenues and certain expenses of real estate properties anticipated to be acquired for each of the two years in the period ended December 31, 1998 included in this Joint Proxy and Consent Solicitation Statement and Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

   The legality of the shares to be issued in the merger will be passed on for AmREIT by Locke Liddell & Sapp LLP, Dallas, Texas, counsel to AmREIT, which will deliver opinions to AmREIT and each partnership respectively, concerning federal income tax consequences of the merger.

                      WHERE YOU CAN FIND MORE INFORMATION

   AmREIT, Fund IX and Fund X are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy or proxy statements and other information with the SEC. All reports, proxy or consent solicitation statements and other information filed by AmREIT, Fund IX and Fund X with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. The SEC maintains a Web site that contains reports, proxy or consent solicitation and information statements and other information regarding AmREIT, Fund IX and Fund X and other registrants that have filed electronically with the SEC. The address of the site is http://www.sec.gov.

   AmREIT has filed a registration statement on Form S-4 to register with the SEC the AmREIT common stock to be delivered to the limited partners in this merger. This proxy statement is a part of that registration statement and constitutes a proxy statement of AmREIT in addition to being a proxy statement of AmREIT for its special meeting and a proxy statement for the limited partners.

   A separate supplement to this proxy statement has been prepared for each partnership to highlight the risks, effects and fairness of the merger that are particular to the respective partnership. The limited partners of each partnership will receive, with this proxy statement , the supplement that corresponds to their partnership. The limited partners of a particular partnership may also receive copies of the supplements prepared for any or all of the partnerships and copies of such supplements will be provided promptly, without charge, to each limited partner or his or her representative who has been so designated in writing upon written request to the particular partnership at 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

                         INDEX TO FINANCIAL INFORMATION

                                                                           Page
                                                                           ----
Pro Forma Consolidated Financial Information (Unaudited)..................  F-3
Assumption 1--100% Partnership Participation
  Pro Forma Consolidated Balance Sheet as of June 30, 1999 (Unaudited)....  F-4
  Notes to Pro Forma Consolidated Balance Sheet (Unaudited)...............  F-5
  Pro Forma Consolidated Statement of Operations for the Year Ended
   December 31, 1998 (Unaudited)..........................................  F-8
  Notes to Pro Forma Consolidated Statement of Operations (Unaudited).....  F-9
  Pro Forma Consolidated Statement of Operations for the Six Months Ended
   June 30, 1999 (Unaudited).............................................. F-11
  Notes to Pro Forma Statement of Operations (Unaudited).................. F-12
Assumption 2--100% Partnership Participation with notes issued to 20% of the Investors
  Pro Forma Consolidated Balance Sheet as of June 30, 1999 (Unaudited).... F-13
  Notes to Pro Forma Consolidated Balance Sheet (Unaudited)............... F-14
  Pro Forma Consolidated Statement of Operations for the Year Ended
   December 31, 1998 (Unaudited).......................................... F-17
  Notes to Pro Forma Consolidated Statement of Operations (Unaudited)..... F-18
  Pro Forma Consolidated Statement of Operations for the Six Months Ended
   June 30, 1999 (Unaudited).............................................. F-20
  Notes to Pro Forma Consolidated Statement of Operations (Unaudited)..... F-21
Assumption 3--50% Partnership Participation
  Pro Forma Consolidated Balance Sheet as of June 30, 1999 (Unaudited).... F-22
  Notes to Pro Forma Consolidated Balance Sheet (Unaudited)............... F-23
  Pro Forma Consolidated Statement of Operations for the Year Ended
   December 31, 1998 (Unaudited).......................................... F-26
  Notes to Pro Forma Consolidated Statement of Operations (Unaudited)..... F-27
  Pro Forma Consolidated Statement of Operations for the Six Months Ended
   June 30, 1999 (Unaudited).............................................. F-29
  Notes to Pro Forma Consolidated Statement of Operations (Unaudited)..... F-30
Assumption 4--50% Partnership Participation with notes issued to 20% of the Investors
  Pro Forma Consolidated Balance Sheet as of June 30, 1999 (Unaudited).... F-31
  Notes to Pro Forma Consolidated Balance Sheet (Unaudited)............... F-32
  Pro Forma Consolidated Statement of Operations for the Year Ended
   December 31, 1998 (Unaudited).......................................... F-35
  Notes to Pro Forma Consolidated Statement of Operations (Unaudited)..... F-36
  Pro Forma Consolidated Statement of Operations for the Six Months Ended
   June 30, 1999 (Unaudited).............................................. F-38
  Notes to Pro Forma Consolidated Statement of Operations (Unaudited)..... F-39
AmREIT Historical Financial Information
  AmREIT Financial Statements for the Three and Six Months Ended June 30,
   1999 and 1998 (Unaudited):
    Consolidated Balance Sheet as of June 30, 1999 (Unaudited)............ F-40
    Consolidated Statements of Income for the Three and Six Months Ended
     June 30, 1999 and 1998 (Unaudited)................................... F-41
    Consolidated Statements of Cash Flows for the Three and Six Months
     Ended June 30, 1999 and 1998 (Unaudited)............................. F-42
    Notes to Consolidated Financial Statements for Three and Six Months
     Ended June 30, 1999 and 1998 (Unaudited)............................. F-43
  AmREIT Financial Statements for the Years Ended December 31, 1998 and
   1997
    Independent Auditors' Report.......................................... F-49
    Consolidated Balance Sheet, December 31, 1998......................... F-50
    Consolidated Statements of Operations for the Years Ended December 31,
     1998 and 1997........................................................ F-51
    Consolidated Statements of Shareholders' Equity for the Years Ended
     December 31, 1998 and 1997........................................... F-52

                                                                          Page
                                                                          -----
    Consolidated Statements of Cash Flows for the Years Ended December
     31, 1998 and 1997...................................................  F-53
    Notes to Consolidated Financial Statements for the Years Ended
     December 31, 1998 and 1997..........................................  F-54
  Fund IX Financial Statements for the Three and Six Months Ended June
   30, 1999
    Balance Sheet, June 30, 1999 (Unaudited).............................  F-63
    Statement of Income for the Three and Six Months Ended June 30, 1999
     and 1998 (Unaudited)................................................  F-64
    Statement of Cash Flows for the Three and Six Months Ended June 30,
     1999 and 1998 (Unaudited)...........................................  F-65
    Notes to Financial Statements for the Three and Six Months Ended June
     30, 1999 and 1998 (Unaudited).......................................  F-66
  Fund IX Financial Statements for the Years Ended December 31, 1998 and
   1997
    Independent Auditors Report..........................................  F-68
    Balance Sheet, December 31, 1998.....................................  F-69
    Statements of Income for the Years Ended December 31, 1998 and 1997..  F-70
    Statements of Partners Equity for the Years Ended December 31, 1998
     and 1997............................................................  F-71
    Statements of Cash Flows for the Years Ended December 31, 1998 and
     1997................................................................  F-72
    Notes to Financial Statements for the Years Ended December 31, 1998
     and 1997............................................................  F-73
  Fund X Financial Statements for the Three and Six Months Ended June 30,
   1999
    Balance Sheet, June 30, 1999 (Unaudited).............................  F-77
    Statement of Income for the Three and Six Months Ended June 30, 1999
     and 1998 (Unaudited)................................................  F-78
    Statement of Cash Flows for the Three and Six Months Ended June 30,
     1999 and 1998 (Unaudited)...........................................  F-79
    Notes to Financial Statements for the Three and Six Months Ended June
     30, 1999 and 1998 (Unaudited).......................................  F-80
  Fund X Financial Statements for the Years Ended December 31, 1998 and
   1997
    Independent Auditors Report..........................................  F-82
    Balance Sheet, December 31, 1998.....................................  F-83
    Statements of Income for the Years Ended December 31, 1998 and 1997..  F-84
    Statements of Partners Equity for the Years Ended December 31, 1998
     and 1997............................................................  F-85
    Statements of Cash Flows for the Years Ended December 31, 1998 and
     1997................................................................  F-86
    Notes to Financial Statements for the Years Ended December 31, 1998
     and 1997............................................................  F-87
  Fund XI Financial Statements for the Three and Six Months Ended June
   30, 1999
    Balance Sheet, June 30, 1999 (Unaudited).............................  F-92
    Statement of Income for the Three and Six Months Ended June 30, 1999
     and 1998 (Unaudited)................................................  F-93
    Statement of Cash Flows for the Three and Six Months Ended June 30,
     1999 and 1998 (Unaudited)...........................................  F-94
    Notes to Financial Statements for the Three and Six Months Ended June
     30, 1999 and 1998 (Unaudited).......................................  F-95
  Fund XI Financial Statements for the Years Ended December 31, 1998 and
   1997
    Independent Auditors Report..........................................  F-97
    Balance Sheet, December 31, 1998.....................................  F-98
    Statements of Income for the Years Ended December 31, 1998 and 1997..  F-99
    Statements of Partners Equity for the Years Ended December 31, 1998
     and 1997............................................................ F-100
    Statements of Cash Flows for the Years Ended December 31, 1998 and
     1997................................................................ F-101
    Notes to Financial Statements for the Years Ended December 31, 1998
     and 1997............................................................ F-102
  Partnership Properties
    Combined Statements of Revenues and Certain Expenses of the Real
     Estate Properties Anticipated to be Acquired:
    Independent Auditors Report.......................................... F-107
    Combined Statements of Revenue and Certain Expenses of Real Estate
     Properties Anticipated to be Acquired for the Years Ended December
     31, 1998 and 1997 and the Six Months Ended June 30, 1999 and 1998
     (Unaudited)......................................................... F-108
    Notes to Combined Statements of Revenue and Certain Expenses of Real
     Estate Properties Anticipated to be Acquired........................ F-109

                         AmREIT, INC. AND SUBSIDIARIES

                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

   The following selected unaudited pro forma financial information for AmREIT, Inc. and subsidiaries (the "Company") gives effect to the merger as defined elsewhere herein and is based on estimates and assumptions set forth in the notes to the pro-forma financial statements which include pro forma adjustments. The unaudited pro forma financial information also gives effect to the merger completed June 5, 1998 between the Company and American Asset Advisers Realty Corporation (the "Adviser"). This unaudited pro forma financial information has been prepared from the historical financial statements of the Company, the Adviser and the Partnerships that currently own the properties (the "Partnerships"). The pro forma balance sheet assumes that the merger occurred on June 30, 1999. The pro forma statements of operations assumed that both mergers occurred on January 1, 1998. The pro forma financial information has been prepared using the purchase method of accounting whereby the assets and liabilities of the partnerships are allocated based upon estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The purchase price and the allocations of the purchase price are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the purchase price and the allocations reflected in the following pro forma financial information may differ from the amounts ultimately determined.

   There are a large number of combinations of Partnership participation in the merger. The actual combination that will result cannot possibly be known or predicted until the votes of the partners of the Partnerships have been determined.

   The unaudited pro forma financial information does not purport to be indicative of the results which actually would have been obtained if the merger had been effected on the dates indicated or of the results which may be obtained in the future and should be read in conjunction with the annual financial statements and notes thereto of the Partnerships and the Company.

                 ASSUMPTION 1 - 100% PARTNERSHIP PARTICIPATION

                         AmREIT, INC. AND SUBSIDIARIES

                    PRO FORMA CONSOLIDATED BALANCE SHEET (1)

                                 JUNE 30, 1999
                                  (Unaudited)

                                        Pro Forma        Pro Forma
                          Historical   Adviser and     Properties and         Pro Forma
                            Company    Adjustments      Adjustments             Total
                          -----------  -----------     --------------        -----------
         ASSETS
Cash and cash
 equivalents............  $ 1,204,876  $      --        $   414,454 (3)      $ 1,619,330
Accounts receivable.....       75,076         --             16,815 (3)           91,891
Notes receivable........    1,540,485         --            188,821 (3)        1,729,306
Property, net...........   30,655,973         --         22,335,371 (3)       53,252,456
                                                            261,112 (5)
Net investment in direct
 financing leases.......    3,175,895         --                --             3,175,895
Other assets............      751,832         --                --               751,832
                          -----------  ----------       -----------          -----------
    TOTAL ASSETS........  $37,404,137  $      --        $23,216,573          $60,620,710
                          ===========  ==========       ===========          ===========
     LIABILITIES &
     SHAREHOLDERS' &
    PARTNERS' EQUITY
Notes payable...........  $15,379,489  $      --        $       --           $15,379,489
Accounts payable........      345,252         --            522,224 (5)          918,762
                                                             51,286 (3)
Security deposit........       15,050         --             23,300 (3)           38,350
                          -----------  ----------       -----------          -----------
    TOTAL LIABILITIES...   15,739,791         --            596,810           16,336,601
MINORITY INTEREST.......    5,200,808         --         (5,200,808)(3)              --
SHAREHOLDERS' AND
 PARTNERS' EQUITY
Preferred stock, $.01
 par value, 10,001,000
 shares authorized, none
 issued
Common Stock, $.01 par
 value, 100,010,000
 shares authorized,
 2,384,117 and 5,739,979
 shares issued and
 outstanding on
 historical and pro-
 forma basis,
 respectively...........       23,841       3,493 (2)        30,066 (3),(4)       57,400
Capital in excess of par
 value..................   21,657,868   3,576,401 (2)    28,051,617 (3),(4)   53,024,774
                                                           (261,112)(5)
Accumulated
 distributions in excess
 of earnings............   (5,111,678) (3,579,894)(2)           --            (8,691,572)
Cost of Treasury Stock,
 11,373 shares..........     (106,493)        --                --              (106,493)
                          -----------  ----------       -----------          -----------
TOTAL SHAREHOLDERS' AND
 PARTNERS' EQUITY.......   16,463,538         --         27,820,571           44,284,109
                          -----------  ----------       -----------          -----------
TOTAL LIABILITIES AND
 SHAREHOLDERS' AND
 PARTNERS' EQUITY.......  $37,404,137  $      --        $23,216,573          $60,620,710
                          ===========  ==========       ===========          ===========
BOOK VALUE PER SHARE:
  Basic.................  $      6.94                                        $      7.73
                          ===========                                        ===========
  Diluted...............  $      6.94                                        $      7.73
                          ===========                                        ===========
DISTRIBUTIONS PER SHARE
 FOR THE SIX MONTHS
 ENDED JUNE 30, 1999:
  Basic.................  $      0.36                                        $      0.36
                          ===========                                        ===========
  Diluted...............  $      0.36                                        $      0.36
                          ===========                                        ===========

            See Notes to Pro Forma Consolidated Balance Sheet.

                         AmREIT, INC. AND SUBSIDIARIES

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties was completed on June 30, 1999. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of the Partnership properties are based on the assumption that the acquisitions are approved by 100% of the limited partners and that none of the partners elect to take a note in lieu of Company stock.

(2) On June 5, 1998, the Company's shareholders voted to approve an agreement and plan of merger with the Adviser whereby the stockholder of the Adviser agreed to exchange 100% of the outstanding shares of common stock of the Adviser for up to 900,000 shares of the Company's stock. According to the Agreement and Plan of Merger between the Company and the Adviser, 213,260 shares of common stock were issuable effective June 5, 1998. The issuance of these shares is included in the historical financial information of the Company included in the Pro Forma Balance Sheet. The shares are valued at a price of $10.25 per share, the selling price from the most recent public offering which terminated in June 1998, and was the amount agreed to by the sole shareholder of the Advisor.

  A reconciliation of historical shares to pro forma shares outstanding is as follows:

   Historical shares................................................ 2,384,117
   Shares issued as Merger consideration............................ 3,006,604
   Additional shares issued as deferred compensation................   349,258
                                                                     ---------
   Total pro forma shares........................................... 5,739,979
                                                                     =========
   Previously issued deferred shares (included in historical
    shares).........................................................   213,260
   Additional shares issued as deferred compensation................   349,258
                                                                     ---------
   9.8% of total pro forma shares (total deferred shares issued)....   562,518
                                                                     =========

  The additional shares reflected in the pro forma balance sheet differs from those included in the pro forma statement of operations because the pro forma balance sheet reflects a June 30, 1999 effective date for the merger, whereas the pro forma statement of operations reflects a January 1, 1998 effective date. Due to the fact that AmREIT was still raising capital for the first six months of 1998, this results in a slightly different pro forma amount because the contingent shares at June 30, 1999 would be based on the additional amount of equity raised during the first six months.

  The remaining 686,740 shares of stock currently valued at $7,039,085 are contingently issuable for a period of up to 24 calendar quarters following the closing of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where total shares issued to the shareholder of the Adviser pursuant to the acquisition of the Adviser does not exceed 9.8% of the Company's total shares then issued and outstanding. The issuance of these additional shares will be expensed as they are issued. Accordingly, the Pro Forma Balance Sheet includes an adjustment to reflect the issuance of 349,258 additional shares of common stock as a result of the proposed merger, leaving a balance at June 30, 1999 of 337,482 shares, as contigently issuable.

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)

(3) Represents adjustments for the purchase method of accounting whereby the net assets owned by the Partnerships are recorded based on the estimated fair value of the properties acquired and other-net (cash, receivables, payables and security deposits) of the Partnerships as follows:

                                                                       Total
                                                                     Purchase
                                              Real Estate Other-Net    Price
                                              ----------- --------- -----------
Taylor Income Investors III, Ltd............. $   825,000 $  52,841 $   877,841
Taylor Income Investors IV, Ltd..............     401,116   108,221     509,337
Taylor Income Investors V, Ltd...............     351,063   102,410     453,473
Taylor Income Investors VI, Ltd..............     346,000         0     346,000
AAA Net Realty Fund VII, Ltd.................     922,000    30,272     952,272
AAA Net Realty Fund VIII, Ltd................   1,644,000    61,035   1,705,035
AAA Net Realty Fund Goodyear, Ltd............   1,058,000    13,732   1,071,732
AAA Net Realty Fund IX, Ltd..................   5,251,000    93,801   5,344,801
AAA Net Realty Fund X, Ltd...................  10,495,000         0  10,495,000
AAA Net Realty Fund XI, Ltd..................   6,243,000    83,192   6,326,192
                                              ----------- --------- -----------
                                               27,536,179   545,504  28,081,683
Less: Minority Interest......................   5,200,808        --   5,200,808
                                              ----------- --------- -----------
Net Adjustment............................... $22,335,371 $ 545,504 $22,880,875
                                              =========== ========= ===========

  The self balancing entry to record the allocation of purchase price and stock issuance is as follows:

                                                           Debit      Credit
                                                        ----------- -----------
   Cash................................................ $   414,454
   Accounts receivable.................................      16,815
   Notes receivable....................................     188,821
   Property, net.......................................  22,335,371
   Accounts payable....................................             $    51,286
   Security deposits...................................                  23,300
   Minority interest...................................   5,200,808
   Common stock........................................                  30,066
   Capital in excess of par value......................              28,051,617
                                                        ----------- -----------
                                                        $28,156,269 $28,156,269
                                                        =========== ===========

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)

(4) Represents the issuance of 3,006,604 shares of Company stock valued at $28,081,683 based upon a per share price of $9.34 as follows:

                                                            Trust
                                     Exchange L.P. Units   Shares
                                      Ratio   Outstanding  Issued      Value
                                     -------- ----------- --------- -----------
Taylor Income Investors III, Ltd...    99.46     945.00      93,987 $   877,841
Taylor Income Investors IV, Ltd....    88.67     615.00      54,533     509,337
Taylor Income Investors V, Ltd.....   101.15     480.00      48,552     453,473
Taylor Income Investors VI, Ltd....   123.48     300.00      37,045     346,000
AAA Net Realty Fund VII, Ltd.......    89.72    1125.00     100,936     942,745
AAA Net Realty Fund VIII, Ltd......    97.16    1860.00     180,719   1,687,915
AAA Net Realty Fund Goodyear,
 Ltd...............................    85.09    1335.00     113,599   1,061,019
AAA Net Realty Fund IX, Ltd........   106.16    5390.50     572,249   5,344,801
AAA Net Realty Fund X, Ltd.........    98.11   11453.60   1,123,662  10,495,000
AAA Net Realty Fund XI, Ltd........    95.92    7061.21     677,322   6,326,192
                                                          --------- -----------
Total Limited Partners.............                       3,002,604  28,044,323
                                                          --------- -----------
General Partners...................                           4,000      37,360
                                                          --------- -----------
Total..............................                       3,006,604 $28,081,683
                                                          ========= ===========

  The share price was agreed to by the General Partner of each of the Partnerships and the Independent Directors of the Company based upon the price of the Company's shares in its last public offering reduced by selling commissions and related expenses.

  The Company will issue an additional 349,258 shares related to the merger of the adviser in June 1998 valued at $3,579,895. This amount will be charged to expense by the Company during the periods which the shares are issued.

(5) Represents estimated legal fees, professional fees, and other costs incurred in the acquisition of the Partnership properties. Generally accepted accounting principles requires costs of registering and issuing equity securities in connection with an acquisition to be treated as a reduction of the otherwise determinable fair value of the securities, while the costs associated with the acquisition of properties are to be capitalized as part of the cost of the underlying property. Management has estimated, based on their understanding of how actual costs were incurred, that 50% of the cost relates to the issuance of shares and therefore is a reduction of capital and 50% of the cost relates to the properties acquired and is therefore capitalized as a cost of the property.

                         AmREIT, INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (1)

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (Unaudited)

                                                      (6)
                                                     Funds                               Eliminations
                                        Pro Forma     III                                    and
                          Historical   Adviser and  through    (6)       (6)      (6)     Pro Forma      Pro Forma
                            Company    Adjustments  Goodyear Fund IX   Fund X   Fund XI  Adjustments       Total
                          -----------  -----------  -------- -------- --------- -------- ------------    ----------
Revenues
  Rental income from
   operating leases.....  $ 2,401,048    $   --     $597,896 $551,395 $ 857,483 $214,279  $      --      $4,622,101
  Earned income from
   direct financing
   leases...............      340,709        --          --       --     70,374      --          --         411,083
  Service fees and other
   income...............      187,577    130,870(2)    4,182      --        --       --     (188,972)(4)    133,657
  Income from joint
   ventures.............          --         --          --       --    142,195  376,364    (518,559)(4)        --
  Gain on sale of
   property.............          --         --        7,615      --        --       --          --           7,615
  Interest income.......       98,692        --       30,422    6,075     6,524    5,490         --         147,203
                          -----------    -------    -------- -------- --------- --------  ----------     ----------
   TOTAL REVENUES.......    3,028,026    130,870     640,115  557,470 1,076,576  596,133    (707,531)     5,321,659
                          -----------    -------    -------- -------- --------- --------  ----------     ----------
Expenses
  General operating and
   administrative.......      562,110     92,819(2)   83,740   49,014   101,385   64,408    (188,972)(4)    764,504
  Reimbursements and
   fees to related
   party................       40,607        --          --       --        --       --          --          40,607
  Amortization..........       62,754        177(2)      --       --     27,755   34,507         --         125,193
  Depreciation..........      355,114      8,644(2)  109,105   93,536   144,466   35,642     142,375 (4)    888,882
  Interest..............      402,707      3,896(2)      --       --        --       --          --         406,603
  Merger costs..........    2,427,658        --          --       --        --       --   (2,427,658)(3)        --
  Potential acquisition
   costs................      464,303        --          --       --        --       --     (464,303)(5)        --
                          -----------    -------    -------- -------- --------- --------  ----------     ----------
   TOTAL EXPENSES.......    4,315,253    105,536     192,845  142,550   273,606  134,557  (2,938,558)     2,225,789
                          -----------    -------    -------- -------- --------- --------  ----------     ----------
Income (loss) before
 minority interest in
 net income of
 consolidated joint
 ventures...............   (1,287,227)    25,334     447,270  414,920   802,970  461,576   2,231,027      3,095,870
Minority interest in net
 income of consolidated
 joint ventures.........     (518,559)       --          --       --        --       --      518,559 (4)        --
                          -----------    -------    -------- -------- --------- --------  ----------     ----------
Net income (loss).......  $(1,805,786)   $25,334    $447,270 $414,920 $ 802,970 $461,576  $2,749,586     $3,095,870
                          ===========    =======    ======== ======== ========= ========  ==========     ==========
Earnings (loss) per
 share:
  Basic.................  $     (0.81)                                                                   $     0.56
                          ===========                                                                    ==========
  Diluted...............  $     (0.81)                                                                   $     0.56
                          ===========                                                                    ==========
Weighted average common
 and common equivalent
 shares outstanding:
  Basic.................    2,226,403                                                                     5,571,284
                          ===========                                                                    ==========
  Diluted...............    2,226,403                                                                     5,571,284
                          ===========                                                                    ==========

       See Notes to Pro Forma Consolidated Statement of Operations.

                         AmREIT, INC. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties and the Adviser was effective as of January 1, 1998. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of Partnership properties are based on the assumption that the acquisitions are approved by 100% of the limited partners and that none of the partners elect to take a note in lieu of Company stock.

(2) Includes pro forma adjustments as follows for operations of the Adviser from January 1 through June 5:

  . Amortization expense, depreciation expense and interest expense are recorded at historical amounts.

  . Service fee income is recorded for administrative, acquisition and management services provided to entities other than the Company. We have included all service fee income except for service fee income of $459,472 which is from related parties and was eliminated.

  . General and administrative expenses include costs incurred in providing various administrative, acquisition and management services to entities other than the Company. Those historical Adviser costs which would have been capitalized, as a result of the Merger, have been excluded from the pro forma totals. For the year ended December 31, 1998, the excluded costs which would have been capitalized by the Company had the Adviser merger occurred on January 1, 1998, amounted to $584,164.

(3) For accounting purposes, the Adviser was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations", and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged as an operating expense on the Company's Statement of Operations rather than capitalized as goodwill. Because the purpose of the pro forma statement of operations is to reflect the expected continuing impact of the merger on the Company, this adjustment has been eliminated in the pro forma financial statement. For the year ended December 31, 1998, this expense would have been $5,765,810 based on the issuance of 213,260 shares at closing on January 1, 1998 and 349,258 additional shares issued during the year in accordance with the partial satisfaction of the share balance issuance criteria described in the Agreement and Plan of Merger. Up to 686,740 shares of stock are contingently issuable for a period of up to 24 calendar quarters following the closing of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where total shares issued to the shareholder of the Adviser pursuant to the acquisition of the Adviser does not exceed 9.8% of the Company's total shares then issued and outstanding. Based on the pro forma financial statement 337,482 of these shares remain at December 31, 1998. The issuance of these additional shares will be expensed as they are issued.

  The additional shares reflected in the pro forma balance sheet differs from those included in the pro forma statement of operations because the pro forma balance sheet reflects a June 30, 1999 effective date for the merger, whereas the pro forma statement of operations reflects a January 1, 1998 effective date. Due to the fact that AmREIT was still raising capital for the first six months of 1998, this results in a slightly different pro forma amount because the contingent shares at June 30, 1999 would be based on the additional amount of equity raised during the first six months.

  Pro forma weighted average shares outstanding consists of the historical weighted average shares outstanding of the Company, the shares issued for both mergers on January 1, 1998 and 75% of the additional shares issued for the Adviser during 1998. The additional shares issued for the Adviser during 1998 reflect the weighted average shares outstanding as the Company was continuing to raise money through a public offering which terminated in June 1998. This weighting factor was the approximate mid point during the period and was deemed reasonable for purposes of the pro forma presentation.

                       AmREIT, INC. AND SUBSIDIARIES

                                (Unaudited)


(4) Includes pro forma adjustments as follows:

  . Elimination of administrative fees paid to a subsidiary of the Company.

  . Recording of additional depreciation, based upon the purchase price which represents the fair value of the buildings over 33 years. The purchase price of the properties has been allocated 70% to buildings and 30% to land, which is the average allocation of existing properties owned by the Company.

  . Elimination of the Partnership interest in certain properties which are majority owned by the Company as the historical financial statements of the Company are reflected on a consolidated basis.

(5) Adjustments include elimination of costs incurred in connection with the acquisition of the Partnership properties which are not reflected in future operations and are non-recurring.

(6) The acquisition of Funds IX, X, and XI on an individual basis, are considered material acquisitions in accordance with Item 310(e) of Regulation S-B (greater than 10% of the existing balance sheet). As such, we have disclosed the historical operations of Funds IX, X, XI separately. Funds III, IV, V, VI, VII, VIII, and Goodyear have been grouped together because they are not considered material acquisitions on an individual basis. See the below table for a breakout of net assets by Fund.

                                                              December 31, 1998
                                                              ------------------
                                                                           % of
                                                                          AmREIT
                                                                          Total
                                                              Net Assets  Assets
                                                              ----------- ------
   Fund III.................................................. $   593,694   2%
   Fund IV...................................................     509,722   2%
   Fund V....................................................     313,813   1%
   Fund VI...................................................     174,765   1%
   Fund VII..................................................     782,271   2%
   Fund VIII.................................................   1,340,460   4%
   Fund Goodyear.............................................     896,578   3%
   Fund IX...................................................   4,041,310  12%
   Fund X....................................................   9,599,477  29%
   Fund XI...................................................   6,052,592  18%
   AmREIT, Inc...............................................  33,137,546

                         AmREIT, INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (1)

                    FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (Unaudited)

                                        (5)
                                       Funds                              Eliminations
                                        III                                   and
                          Historical  through    (5)      (5)      (5)     Pro Forma     Pro Forma
                           Company    Goodyear Fund IX   Fund X  Fund XI  Adjustments      Total
                          ----------  -------- -------- -------- -------- ------------   ----------
Revenues
  Rental income from
   operating leases.....  $1,577,965  $306,575 $278,494 $434,564 $109,222   $     --     $2,706,820
  Earned income from
   direct financing
   leases...............     170,802        --       --   35,336       --         --        206,138
  Other income..........     308,926       865       --       --       --   (105,966)(2)    203,825
  Income from joint
   ventures.............          --        --       --   71,156  192,115   (263,271)(2)         --
  Gain on sale of
   property.............          --    98,695       --       --       --         --         98,695
  Interest income.......     149,235    14,311    3,599    1,549    1,841         --        170,535
                          ----------  -------- -------- -------- --------   --------     ----------
   TOTAL REVENUES.......   2,206,928   420,446  282,093  542,605  303,178   (369,237)     3,386,013
                          ----------  -------- -------- -------- --------   --------     ----------
Expenses
  General operating and
   administrative.......     501,082    29,717   30,690   50,352   33,741   (105,966)(2)    539,617
  Interest..............     515,357        --       --       --       --         --        515,357
  Depreciation..........     235,890    53,103   46,768   72,233   17,822     72,636 (2)    498,452
  Amortization..........      27,342        --       --    1,568   17,254         --         46,164
  Potential acquisition
   costs................     398,299        --       --       --       --   (398,299)(3)         --
                          ----------  -------- -------- -------- --------   --------     ----------
   TOTAL EXPENSES.......   1,677,970    82,820   77,458  124,153   68,817   (431,629)     1,599,590
                          ----------  -------- -------- -------- --------   --------     ----------
Income before minority
 interest in net income
 of consolidated joint
 ventures...............     528,958   337,626  204,635  418,452  234,361     62,392      1,786,423
Federal income tax
 expense, non-qualified
 reit subsidiary........     (63,596)       --       --       --       --         --        (63,596)
Minority interest in net
 income of consolidated
 joint ventures.........    (263,271)       --       --       --       --    263,271 (2)         --
                          ----------  -------- -------- -------- --------   --------     ----------
Net income..............  $  202,091  $337,626 $204,635 $418,452 $234,361   $325,663     $1,722,827
                          ==========  ======== ======== ======== ========   ========     ==========
Earnings per share:
  Basic.................  $     0.09                                                     $     0.30
                          ==========                                                     ==========
  Diluted...............  $     0.09                                                     $     0.30
                          ==========                                                     ==========
Weighted average common
 and common equivalent
 shares outstanding:
  Basic.................   2,372,744                                                      5,716,130(4)
                          ==========                                                     ==========
  Diluted...............   2,372,744                                                      5,716,130(4)
                          ==========                                                     ==========

       See Notes to Pro Forma Consolidated Statement of Operations.

                         AmREIT, INC. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties and the Adviser was effective as of January 1, 1998. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of Partnership properties are based on the assumption that the acquisitions are approved by 100% of the limited partners and that none of the partners elect to take a note in lieu of Company stock.

(2) Includes pro forma adjustments as follows:

  . Elimination of administrative fees paid to a subsidiary of the Company.

  . Recording of additional depreciation based upon the purchase price which represents the fair market value of the buildings over 33 years. The purchase price of the properties has been allocated 70% to buildings and 30% to land, which is the average allocation of existing properties owned by the Company.

  . Elimination of the Partnership interest in certain properties which are majority owned by the Company as the historical financial statements of the Company are reflected on a consolidated basis.

(3) Adjustments include elimination of costs incurred in connection with the acquisition of the Partnership properties which are not reflected in future operations and are non-recurring.

(4) Pro forma weighted average shares outstanding consists of the historical weighted average shares outstanding of the Company, the shares issued for both mergers on January 1, 1998 and the additional shares issued for the Adviser during 1998.

(5) The acquisition of Funds IX, X, and XI on an individual basis, are considered material acquisitions in accordance with Item 310(e) of Regulation S-B (greater than 10% of the existing balance sheet). As such, we have disclosed the historical operations of Funds IX, X, XI separately. Funds III, IV, V, VI, VII, VIII, and Goodyear have been grouped together because they are not considered material acquisitions on an individual basis. See the below table for a breakout of net assets by Fund.

                                                                June 30, 1999
                                                             -------------------
                                                                          % of
                                                                         AmREIT
                                                                         Balance
                                                             Net Assets   Sheet
                                                             ----------- -------
   Fund III................................................. $   689,369    2%
   Fund IV..................................................     506,492    1%
   Fund V...................................................     307,185    1%
   Fund VI..................................................     173,243    1%
   Fund VII.................................................     776,355    2%
   Fund VIII................................................   1,337,932    4%
   Fund Goodyear............................................     883,669    2%
   Fund IX..................................................   4,008,568   11%
   Fund X...................................................   9,580,378   26%
   Fund XI..................................................   6,009,477   16%
   AmREIT, Inc..............................................  37,404,137

                 ASSUMPTION 2 - 100% PARTNERSHIP PARTICIPATION
                   WITH NOTES ISSUED TO 20% OF THE INVESTORS

                         AmREIT, INC. AND SUBSIDIARIES

                    PRO FORMA CONSOLIDATED BALANCE SHEET (1)

                                 JUNE 30, 1999
                                  (Unaudited)

                                       Pro Forma        Pro Forma
                         Historical   Adviser and     Properties and        Pro Forma
                           Company    Adjustments      Adjustments            Total
                         -----------  -----------     --------------       -----------
         ASSETS
Cash and cash equiva-
 lents.................. $ 1,204,876  $        --      $   414,454 (3)      $1,114,532
                                                          (504,798)(3)(6)
  Accounts receivable...      75,076           --           16,815 (3)          91,891
  Notes receivable......   1,540,485           --          188,821 (3)       1,729,306
  Property, net.........  30,655,973           --       21,774,485 (3)      52,691,570
                                                           261,112 (5)
  Net investment in di-
   rect financing
   leases...............   3,175,895           --               --           3,175,895
  Other assets..........     751,832           --               --             751,832
                         -----------  -----------      -----------         -----------
    TOTAL ASSETS........ $37,404,137  $        --      $22,150,889         $59,555,026
                         ===========  ===========      ===========         ===========
 LIABILITIES AND SHARE-
      HOLDERS' AND
    PARTNERS' EQUITY
Liabilities
  Notes payable......... $15,379,489  $        --      $ 4,543,181 (3)(6)  $19,922,670
  Accounts payable......     345,252           --          522,224 (5)         918,762
                                                            51,286 (3)
  Security deposit......      15,050           --           23,300 (3)          38,350
                         -----------  -----------      -----------         -----------
    TOTAL LIABILITIES...  15,739,791           --        5,139,991          20,879,782
Minority interest.......   5,200,808           --       (5,200,808)(3)              --
Shareholders' and
 partners' equity:
  Preferred stock, $.01
   par value, 10,001,000
   shares
   authorized, none is-
   sued ................
  Common Stock, $.01 par
   value, 100,010,000
   shares authorized,
   2,384,117 and
   5,074,213 shares
   issued and outstand-
   ing on historical and
   pro-forma basis, re-
   spectively...........      23,841        2,840 (2)       24,061 (3)(4)       50,742
  Capital in excess of
   par value............  21,657,868    2,908,292 (2)   22,448,757 (3)(4)   46,753,805
                                                          (261,112)(5)
  Accumulated distribu-
   tions in excess of
   earnings.............  (5,111,678)  (2,911,132)(2)           --          (8,022,810)
  Cost of Treasury
   Stock, 11,373
   shares...............    (106,493)          --               --            (106,493)
                         -----------  -----------      -----------         -----------
    TOTAL SHAREHOLDERS'
     AND
     PARTNERS' EQUITY...  16,463,538           --       22,211,706          38,675,244
                         -----------  -----------      -----------         -----------
    TOTAL LIABILITIES
     AND
     SHAREHOLDERS' AND
     PARTNERS' EQUITY... $37,404,137  $        --      $22,150,889         $59,555,026
                         ===========  ===========      ===========         ===========
Book value per share:
  Basic................. $      6.94                                       $      7.64
                         ===========                                       ===========
  Diluted............... $      6.94                                       $      7.64
                         ===========                                       ===========
Distributions per share
 for the six months
 ended June 30, 1999:
  Basic................. $      0.36                                       $      0.36
                         ===========                                       ===========
  Diluted............... $      0.36                                       $      0.36
                         ===========                                       ===========

            See Notes to Pro Forma Consolidated Balance Sheet.

                         AmREIT, INC. AND SUBSIDIARIES

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties was completed on June 30, 1999. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of the Partnership properties are based on the assumption that the acquisitions are approved by 100% of the limited partners and that 20% of the partners elect to take notes and cash in lieu of Company stock.

(2) On June 5, 1998, the Company's shareholders voted to approve an agreement and plan of merger with the Adviser whereby the stockholder of the Adviser agreed to exchange 100% of the outstanding shares of common stock of the Adviser for up to 900,000 shares of the Company's stock. According to the Agreement and Plan of Merger between the Company and the Adviser, 213,260 shares of common stock were issuable effective June 5, 1998. The issuance of these shares is included in the historical financial information of the Company included in the Pro Forma Balance Sheet. The shares are valued at a price of $10.25 per share, the selling price from the most recent public offering which terminated in June 1998, and was the amount agreed to by the sole shareholder of the Advisor.

  A reconciliation of historical shares to pro forma shares outstanding is as follows:

   Historical shares................................................ 2,384,117
   Shares issued as Merger consideration............................ 2,406,083
   Additional shares issued as deferred compensation................   284,013
                                                                     ---------
   Total pro forma shares........................................... 5,074,213
                                                                     =========
   Previously issued deferred shares (included in historical
    shares).........................................................   213,260
   Additional shares issued as deferred compensation................   284,013
                                                                     ---------
   9.8% of total pro forma shares (total deferred shares issued)....   497,273
                                                                     =========

  The additional shares reflected in the pro forma balance sheet differs from those included in the pro forma statement of operations because the pro forma balance sheet reflects a June 30, 1999 effective date for the merger, whereas the pro forma statement of operations reflects a January 1, 1998 effective date. Due to the fact that AmREIT was still raising capital for the first six months of 1998, this results in a slightly different pro forma amount because the contingent shares at June 30, 1999 would be based on the additional amount of equity raised during the first six months.

   The remaining 686,740 shares of stock currently valued at $7,039,085 are contingently issuable for a period of up to 24 calendar quarters following June 5, 1998, the closing date of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where total shares issued to the shareholder of the Adviser pursuant to the acquisition of the Adviser does not exceed 9.8% of the Company's total shares then issued and outstanding. The issuance of these additional shares will be expensed as they are issued. Accordingly, the Pro Forma Balance Sheet includes an adjustment to reflect the issuance of 284,013 additional shares of common stock as a result of the merger, leaving a balance at June 30, 1999 of 402,727 shares, as contigently issuable.

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)

(3) Represents adjustments for the purchase method of accounting whereby the net assets owned by the Partnerships are recorded based on the estimated fair value of the properties acquired and other-net (cash, receivables, payables and security deposits) of the Partnerships as follows:

                                                                       Total
                                                                     Purchase
                                              Real Estate Other-Net    Price
                                              ----------- --------- -----------
Taylor Income Investors III, Ltd............. $   808,196 $  52,841 $   861,037
Taylor Income Investors IV, Ltd..............     392,946   108,221     501,167
Taylor Income Investors V, Ltd...............     343,912   102,410     446,322
Taylor Income Investors VI, Ltd..............     338,952         0     338,952
AAA Net Realty Fund VII, Ltd.................     903,220    30,272     933,492
AAA Net Realty Fund VIII, Ltd................   1,610,513    61,035   1,671,548
AAA Net Realty Fund Goodyear, Ltd............   1,036,450    13,732   1,050,182
AAA Net Realty Fund IX, Ltd..................   5,144,042    93,801   5,237,843
AAA Net Realty Fund X, Ltd...................  10,281,226         0  10,281,226
AAA Net Realty Fund XI, Ltd..................   6,115,836    83,192   6,199,028
                                              ----------- --------- -----------
                                               26,975,293   545,504  27,520,797
Less: Minority Interest......................   5,200,808        --   5,200,808
                                              ----------- --------- -----------
Net Adjustment............................... $21,774,485 $ 545,504 $22,319,989
                                              =========== ========= ===========

The self balancing entry to record the allocation of the purchase price and the notes and stock issuance is as follows:

                                                           Debit      Credit
                                                        ----------- -----------
Cash...................................................             $    90,344
Accounts receivable.................................... $    16,815
Notes receivable.......................................     188,821
Property, net..........................................  21,774,485
Accounts payable.......................................                  51,286
Notes payable..........................................               4,543,181
Security deposits......................................                  23,300
Minority interest......................................   5,200,808
Common stock...........................................                  24,061
Capital in excess of par value.........................              22,448,757
                                                        ----------- -----------
                                                        $27,180,929 $27,180,929
                                                        =========== ===========

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)


(4) Represents the issuance of 2,406,083 shares of Company stock valued at $22,472,818 based upon a per share price of $9.34 as follows:

                                                            Trust
                                     Exchange L.P. Units   Shares
                                      Ratio   Outstanding  Issued      Value
                                     -------- ----------- --------- -----------
Taylor Income Investors III, Ltd...    99.46     756.00      75,190 $   702,273
Taylor Income Investors IV, Ltd....    88.67     492.00      43,626     407,470
Taylor Income Investors V, Ltd.....   101.15     384.00      38,841     362,778
Taylor Income Investors VI, Ltd....   123.48     240.00      29,636     276,800
AAA Net Realty Fund VII, Ltd.......    89.72     900.00      80,749     754,196
AAA Net Realty Fund VIII, Ltd......    97.16    1488.00     144,575   1,350,332
AAA Net Realty Fund Goodyear,
 Ltd...............................    85.09    1068.00      90,880     848,815
AAA Net Realty Fund IX, Ltd........   106.16    4312.40     457,799   4,275,841
AAA Net Realty Fund X, Ltd.........    98.11    9162.90     898,929   8,396,000
AAA Net Realty Fund XI, Ltd........    95.92    5649.00     541,858   5,060,953
                                                          --------- -----------
Total Limited Partners.............                       2,402,083  22,435,458
                                                          --------- -----------
General Partners...................                           4,000      37,360
                                                          --------- -----------
Total..............................                       2,406,083 $22,472,818
                                                          ========= ===========

The share price was agreed to by the General Partner of each of the Partnerships and the Independent Directors of the Company based upon the price of the Company's shares in its last public offering reduced by selling commissions and related expenses.

   The Company will issue an additional 349,258 shares related to the merger of the adviser in June 1998 valued at $3,579,895. This amount will be charged to expense by the Company during the period which the shares are issued.

(5) Represents estimated legal fees, professional fees, and other costs incurred in the acquisition of the Partnership properties. Generally accepted accounting principles requires costs of registering and issuing equity securities in connection with an acquisition to be treated as a reduction of the otherwise determinable fair value of the securities, while the costs associated with the acquisition of properties are to be capitalized as part of the cost of the underlying property. Management has estimated, based on their understanding of how actual costs were incurred, that 50% of the cost relates to the issuance of shares and therefore is a reduction of capital and 50% of the cost relates to the properties acquired and is therefore capitalized as a cost of the property.

(6) Represents $4,543,181 of 6% fixed rate notes and $504,798 in cash issued to 20% of the limited partners in lieu of Company stock. The associated interest expense is approximately $271,671 per year.

                         AmREIT, INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (1)

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (Unaudited)

                                                       (6)
                                                      Funds
                                        Pro Forma      III                                Eliminations
                          Historical   Adviser and   through    (6)       (6)      (6)    and Pro Forma    Pro Forma
                            Company    Adjustments   Goodyear Fund IX   Fund X   Fund XI   Adjustments       Total
                          -----------  -----------   -------- -------- --------- -------- -------------    ----------
Revenues:
  Rental income from
   operating leases.....  $ 2,401,048   $     --     $597,896 $551,395 $ 857,483 $214,279  $       --      $4,622,101
  Earned income from
   direct financing
   leases...............      340,709         --          --       --     70,374      --           --         411,083
  Service fees and other
   income...............      187,577    130,870(2)     4,182      --        --       --     (188,972)(4)     133,657
  Income from joint
   ventures.............           --         --          --       --    142,195  376,364    (518,559)(4)          --
  Gain on sale of
   property.............           --         --        7,615      --        --       --           --           7,615
  Interest income.......       98,692         --       30,422    6,075     6,524    5,490          --         147,203
                          -----------   --------     -------- -------- --------- --------  ----------      ----------
    TOTAL REVENUES......    3,028,026    130,870      640,115  557,470 1,076,576  596,133    (707,531)      5,321,659
                          -----------   --------     -------- -------- --------- --------  ----------      ----------
Expenses:
  General operating and
   administrative.......      562,110     92,819(2)    83,740   49,014   101,385   64,408    (188,972)(4)     764,504
  Reimbursements and
   fees to related
   party................       40,607         --          --       --        --       --           --          40,607
  Amortization..........       62,754        177(2)       --       --     27,755   34,507          --         125,193
  Depreciation..........      355,114      8,644(2)   109,105   93,536   144,466   35,642     130,517 (4)     877,024
  Interest..............      402,707      3,896(2)       --       --        --       --      271,671 (4)     678,274
  Merger costs..........    2,427,658         --          --       --        --       --   (2,427,658)(3)          --
  Potential acquisition
   costs................      464,303         --          --       --        --       --     (464,303)(5)          --
                          -----------   --------     -------- -------- --------- --------  ----------      ----------
    TOTAL EXPENSES......    4,315,253    105,536      192,845  142,550   273,606  134,557  (2,678,745)      2,485,602
                          -----------   --------     -------- -------- --------- --------  ----------      ----------
Income (loss) before
 minority interest in
 net income of
 consolidated joint
 ventures...............   (1,287,227)    25,334      447,270  414,920   802,970  461,576   1,971,214       2,836,057
Minority interest in net
 income of consolidated
 joint ventures.........     (518,559)        --           --      --        --       --      518,559 (4)          --
                          -----------   --------     -------- -------- --------- --------  ----------      ----------
Net income (loss).......  $(1,805,786)  $ 25,334     $447,270 $414,920 $ 802,970 $461,576  $2,489,773      $2,836,057
                          ===========   ========     ======== ======== ========= ========  ==========      ==========
Earnings (loss) per
 share:
  Basic.................  $     (0.81)                                                                     $     0.58
                          ===========                                                                      ==========
  Diluted...............  $     (0.81)                                                                     $     0.58
                          ===========                                                                      ==========
Weighted average common
 and common equivalent
 shares outstanding:
  Basic.................    2,226,403                                                                       4,924,020
                          ===========                                                                      ==========
  Diluted...............    2,226,403                                                                       4,924,020
                          ===========                                                                      ==========

       See Notes to Pro Forma Consolidated Statement of Operations.

                         AmREIT, INC. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties and the Adviser was effective as of January 1, 1998. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of Partnership properties are based on the assumption that the acquisitions are approved by 100% of the limited partners and that 20% of the partners elect to take a note in lieu of Company stock.

(2) Includes pro forma adjustments as follows for operations of the Adviser from January 1 through June 5:

  . Amortization expense, depreciation expense and interest expense are recorded at historical amounts.

  . Service fee income is recorded for administrative, acquisition and management services provided to entities other than the Company. We have included all service fee income except for service fee income of $459,472 which is from related parties and was eliminated.

  . General and administrative expenses include costs incurred in providing various administrative, acquisition and management services to entities other than the Company. Those historical Adviser costs which would have been capitalized, as a result of the Merger, have been excluded from the pro forma totals. For the year ended December 31, 1998, the excluded costs of which would have been capitalized by the Company had the Adviser merger occurred on January 1, 1998 amounted to $585,164.

(3) For accounting purposes, the Adviser was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations", and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged as an operating expense on the Company's Statement of Operations rather than capitalized as goodwill. Because the purpose of the pro forma statement of operations is to reflect the expected continuing impact of the merger on the Company, this adjustment has been eliminated in the pro forma financial statement. For the year ended December 31, 1998, this expense would have been $5,097,048 based on the issuance of 213,260 shares at closing on January 1, 1998 and 284,013 additional shares issued during the year in accordance with the partial satisfaction of the share balance issuance criteria described in the Agreement and Plan of Merger. Up to 686,740 shares of stock are contingently issuable for a period of up to 24 calendar quarters following the closing of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where total shares issued to the shareholder of the Adviser pursuant to the acquisition of the Adviser does not exceed 9.8% of the Company's total shares then issued and outstanding. Based on the pro forma financial statement 402,727 of these shares remain at December 31, 1998. The issuance of these additional shares will be expensed as they are issued.

  The additional shares reflected in the pro forma balance sheet differs from those included in the pro forma statement of operations because the pro forma balance sheet reflects a June 30, 1999 effective date for the merger, whereas the pro forma statement of operations reflects a January 1, 1998 effective date. Due to the fact that AmREIT was still raising capital for the first six months of 1998, this results in a slightly different pro forma amount because the contingent shares at June 30, 1999 would be based on the additional amount of equity raised during the first six months.

  Pro forma weighted average shares outstanding consists of the historical weighted average shares outstanding of the Company, the shares issued for both mergers on January 1, 1998 and 75% of the additional shares issued for the Adviser during 1998. The additional shares issued for the Adviser during 1998 reflect the weighted average shares outstanding, as the Company was continuing to raise money through a public offering which terminated in June 1998. This weighting factor was the approximate mid point during the period and was deemed reasonable for purposes of the pro forma presentation.

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)


(4) Includes pro forma adjustments as follows:

  . Elimination of administrative fees paid to a subsidiary of the Company.

  . Recording of additional depreciation, based upon the purchase price which represents the fair value of the buildings over 33 years. The purchase price of the properties has been allocated 70% to buildings and 30% to land, which is the average allocation of existing properties owned by the Company.

  . Interest expense on notes payable to certain limited partners computed at 6% of the outstanding balance.

  . Elimination of the Partnership interest in certain properties which are majority owned by the Company as the historical financial statements of the Company are reflected on a consolidated basis.

(5) Adjustments include elimination of costs incurred in connection with the acquisition of the Partnership properties which are not reflected in future operations and are non-recurring.

(6) The acquisition of Funds IX, X, and XI on an individual basis, are considered material acquisitions in accordance with Item 310(e) of Regulation S-B (greater than 10% of the existing balance sheet). As such, we have disclosed the historical operations of Funds IX, X, XI separately. Funds III, IV, V, VI, VII, VIII, and Goodyear have been grouped together because they are not considered material acquisitions on an individual basis. See the below table for a breakout of net assets by Fund.

                                                              December 31, 1998
                                                              ------------------
                                                                          % of
                                                                         AmREIT
                                                                         Balance
                                                              Net Assets  Sheet
                                                              ---------- -------
   Fund III..................................................    593,694    2%
   Fund IV...................................................    509,722    2%
   Fund V....................................................    313,813    1%
   Fund VI...................................................    174,765    1%
   Fund VII..................................................    782,271    2%
   Fund VIII.................................................  1,340,460    4%
   Fund Goodyear.............................................    896,578    3%
   Fund IX...................................................  4,041,310   12%
   Fund X....................................................  9,599,477   29%
   Fund XI...................................................  6,052,592   18%
   AmREIT, Inc............................................... 33,137,546

                         AmREIT, INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (1)

                    FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (Unaudited)

                                        (5)
                                       Funds
                                        III                               Eliminations
                          Historical  through    (5)      (5)      (5)    and Pro Forma   Pro Forma
                           Company    Goodyear Fund IX   Fund X  Fund XI   Adjustments      Total
                          ----------  -------- -------- -------- -------- -------------   ----------
Revenues
  Rental income from
   operating leases.....  $1,577,965  $306,575 $278,494 $434,564 $109,222   $     --      $2,706,820
  Earned income from
   direct financing
   leases...............     170,802        --       --   35,336       --         --         206,138
  Other income..........     308,926       865       --       --       --   (105,966)(2)     203,825
  Income from joint
   ventures.............          --        --       --   71,156  192,115   (263,271)(2)          --
  Gain on sale of
   property.............          --    98,695       --       --       --         --          98,695
  Interest income.......     149,235    14,311    3,599    1,549    1,841         --         170,535
                          ----------  -------- -------- -------- --------   --------      ----------
    TOTAL REVENUES......   2,206,928   420,446  282,093  542,605  303,178   (369,237)      3,386,013
                          ----------  -------- -------- -------- --------   --------      ----------
Expenses
  General operating and
   administrative.......     501,082    29,717   30,690   50,352   33,741   (105,966)(2)     539,617
  Interest..............     515,357        --       --       --       --    135,836 (2)     651,193
  Depreciation..........     235,890    53,103   46,768   72,233   17,822     66,708 (2)     492,524
  Amortization..........      27,342        --       --    1,568   17,254         --          46,164
  Potential acquisition
   costs................     398,299        --       --       --       --   (398,299)(3)          --
                          ----------  -------- -------- -------- --------   --------      ----------
    TOTAL EXPENSES......   1,677,970    82,820   77,458  124,153   68,817   (301,721)      1,729,498
                          ----------  -------- -------- -------- --------   --------      ----------
Income before minority
 interest in net income
 of consolidated joint
 ventures...............     528,958   337,626  204,635  418,452  234,361    (67,516)      1,656,515
Federal income tax
 expense non-qualified
 reit subsidiary........     (63,596)       --       --       --       --         --         (63,596)
Minority interest in net
 income of consolidated
 joint ventures.........    (263,271)       --       --       --       --    263,271 (2)          --
                          ----------  -------- -------- -------- --------   --------      ----------
  Net income............  $  202,091  $337,626 $204,635 $418,452 $234,361   $195,755      $1,592,919
                          ==========  ======== ======== ======== ========   ========      ==========
Earnings per share:.....
  Basic.................  $     0.09                                                      $     0.32
                          ==========                                                      ==========
  Diluted...............  $     0.09                                                      $     0.32
                          ==========                                                      ==========
Weighted average common
 and common equivalent
 shares outstanding:....
  Basic.................   2,372,744                                                       5,052,610(4)
                          ==========                                                      ==========
  Diluted...............   2,372,744                                                       5,052,610(4)
                          ==========                                                      ==========

       See Notes to Pro Forma Consolidated Statement of Operations.

                         AmREIT, INC. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties and the Adviser was effective as of January 1, 1998. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of Partnership properties are based on the assumption that the acquisitions are approved by 100% of the limited partners and that 20% of the partners elect to take a note in lieu of Company stock.

(2) Includes pro forma adjustments as follows:

  . Elimination of administrative fees paid to a subsidiary of the Company.

  . Recording of additional depreciation based upon the purchase price which represents the fair market value of the buildings over 33 years. The purchase price of the properties has been allocated 70% to buildings and 30% to land, which is the average of existing properties owned by the Company.

  . Interest expense on notes payable to certain limited partners computed at 6% of the outstanding balance.

  . Elimination of the Partnership interest in certain properties which are majority owned by the Company as the historical financial statements of the Company are reflected on a consolidated basis.

(3) Adjustments include elimination of costs incurred in connection with the acquisition of the Partnership properties which are not reflected in future operations and are non-recurring.

(4) Pro forma weighted average shares outstanding consists of the historical weighted average shares outstanding of the Company, the shares issued for both mergers on January 1, 1998 and the additional shares issued for the Adviser during 1998.

(5) The acquisition of Funds IX, X, and XI on an individual basis, are considered material acquisitions in accordance with Item 310(e) of Regulation S-B (greater than 10% of the existing balance sheet). As such, we have disclosed the historical operations of Funds IX, X, XI separately. Funds III, IV, V, VI, VII, VIII, and Goodyear have been grouped together because they are not considered material acquisitions on an individual basis. See the below table for a breakout of net assets by Fund.

                                                                June 30, 1999
                                                              ------------------
                                                                          % of
                                                                         AmREIT
                                                                         Balance
                                                              Net Assets  Sheet
                                                              ---------- -------
   Fund III..................................................    689,369    2%
   Fund IV...................................................    506,492    1%
   Fund V....................................................    307,185    1%
   Fund VI...................................................    173,243    0%
   Fund VII..................................................    776,355    2%
   Fund VIII.................................................  1,337,932    4%
   Fund Goodyear.............................................    883,669    2%
   Fund IX...................................................  4,008,568   11%
   Fund X....................................................  9,580,378   26%
   Fund XI...................................................  6,009,477   16%
   AmREIT, Inc............................................... 37,404,137

                  ASSUMPTION 3 - 50% PARTNERSHIP PARTICIPATION

                         AmREIT, INC. AND SUBSIDIARIES

                    PRO FORMA CONSOLIDATED BALANCE SHEET (1)

                                 JUNE 30, 1999
                                  (Unaudited)

                                              Pro Forma        Pro Forma
                             Historical      Adviser and     Properties and         Pro Forma
                               Company       Adjustments      Adjustments             Total
                             -----------     -----------     --------------        -----------
          ASSETS
Cash and cash equivalents..  $ 1,204,876     $        --      $   207,227 (3)      $ 1,412,103
Accounts receivable........       75,076              --            8,407 (3)           83,483
Notes receivable...........    1,540,485              --           94,410 (3)        1,634,895
Property, net..............   30,655,973              --       11,167,686 (3)       41,954,215
                                                                  130,556 (5)
Net investment in direct
 financing leases..........    3,175,895              --               --            3,175,895
Other assets...............      751,832              --               --              751,832
                             -----------     -----------      -----------          -----------
    TOTAL ASSETS...........  $37,404,137     $        --      $11,608,286          $49,012,423
                             ===========     ===========      ===========          ===========
LIABILITIES & SHAREHOLDERS'
    & PARTNERS' EQUITY
Notes payable..............  $15,379,489     $        --      $        --          $15,379,489
Accounts payable...........      345,252              --          261,112 (5)          632,007
                                                                   25,643 (3)
Security deposit...........       15,050              --           11,650 (3)           26,700
                             -----------     -----------      -----------          -----------
    TOTAL LIABILITIES......   15,739,791              --          298,405           16,038,196
MINORITY INTEREST..........    5,200,808              --       (2,600,404)(3)        2,600,404
SHAREHOLDERS' AND PARTNERS'
 EQUITY:
  Preferred stock, $.01 par
   value, 10,001,000 shares
   authorized, none issued
  Common Stock, $.01 par
   value, 100,010,000
   shares authorized,
   2,384,117 and 4,073,347
   shares issued and
   outstanding on
   historical and pro-forma
   basis, respectively.....       23,841 (2)       1,859 (2)       15,033 (3)(4)        40,733
  Capital in excess of par
   value...................   21,657,868 (2)   1,903,903 (2)   14,025,808 (3),(4)   37,457,023
                                                                 (130,556)(5)
  Accumulated distributions
   in excess of earnings...   (5,111,678)(2)  (1,905,762)(2)           --           (7,017,440)
  Cost of Treasury Stock,
   11,373 shares...........     (106,493)             --               --             (106,493)
                             -----------     -----------      -----------          -----------
    TOTAL SHAREHOLDERS' AND
     PARTNERS' EQUITY......   16,463,538              --       13,910,285           30,373,823
                             -----------     -----------      -----------          -----------
    TOTAL LIABILITIES AND
     SHAREHOLDERS' AND
     PARTNERS' EQUITY......  $37,404,137     $        --      $11,608,286          $49,012,423
                             ===========     ===========      ===========          ===========
BOOK VALUE PER SHARE:
  Basic....................  $      6.94                                           $      7.48
                             ===========                                           ===========
  Diluted..................  $      6.94                                           $      7.48
                             ===========                                           ===========
DISTRIBUTIONS PER SHARE FOR
 THE SIX MONTHS ENDED JUNE
 30, 1999:
  Basic....................  $      0.36                                           $      0.36
                             ===========                                           ===========
  Diluted..................  $      0.36                                           $      0.36
                             ===========                                           ===========

            See Notes to Pro Forma Consolidated Balance Sheet.

                         AmREIT, INC. AND SUBSIDIARIES

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties was completed on June 30, 1999. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of the Partnership properties are based on the assumption that the acquisitions are approved by 50% of the limited partnerships and that none of the partners elect to take notes and cash in lieu of Company stock. All of the Partnership properties have the same characteristics and, therefore, the 50% assumption is provided to assist the reader in evaluating various scenarios.

(2) On June 5, 1998, the Company's shareholders voted to approve an agreement and plan of merger with the Adviser whereby the stockholder of the Adviser agreed to exchange 100% of the outstanding shares of common stock of the Adviser for up to 900,000 shares of the Company's stock. According to the Agreement and Plan of Merger between the Company and the Adviser, 213,260 shares of common stock were issuable effective June 5, 1998. The issuance of these shares is included in the historical financial information of the Company included in the Pro Forma Balance Sheet. The shares are valued at a price of $10.25 per share, the selling price from the most recent public offering which terminated in June 1998, and was the amount agreed to by the sole shareholder of the Adviser.

  A reconciliation of historical shares to pro forma shares outstanding is as follows:

   Historical shares................................................ 2,384,117
   Shares issued as Merger consideration............................ 1,503,302
   Additional shares issued as deferred compensation................   185,928
                                                                     ---------
   Total pro forma shares........................................... 4,073,347
                                                                     =========
   Previously issued deferred shares (included in historical
    shares).........................................................   213,260
   Additional shares issued as deferred compensation................   185,928
                                                                     ---------
   9.8% of total pro forma shares (total deferred shares issued)....   399,188
                                                                     =========

  The additional shares reflected in the pro forma balance sheet differs from those included in the pro forma statement of operations because the pro forma balance sheet reflects a June 30, 1999 effective date for the merger, whereas the pro forma statement of operations reflects a January 1, 1998 effective date. Due to the fact that AmREIT was still raising capital for the first six months of 1998, this results in a slightly different pro forma amount because the contingent shares would be at June 30, 1999 based on the additional amount of equity raised during the first six months.

  The remaining 686,740 shares of stock currently valued at $7,039,085 are contingently issuable for a period of up to 24 calendar quarters following the closing of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where total shares issued to the shareholder of the Adviser pursuant to the acquisition of the Adviser does not exceed 9.8% of the Company's total shares then issued and outstanding. The issuance of these additional shares will be expensed as they are issued. Accordingly the Pro Forma Balance Sheet includes an adjustment to reflect the issuance of 185,928 additional shares of common stock, leaving a balance at June 30, 1999 of 500,812 shares, as contingently issuable.

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)

(3) Represents adjustments for the purchase method of accounting whereby the net assets owned by the Partnerships are recorded based on the estimated fair value of the properties acquired, and other net assets (cash, receivables, payables and security deposits) of the Partnership. For the purpose of estimating the total purchase price, the following calculations were made:

                                                                       Total
                                                           Other--   Purchase
                                              Real Estate    Net       Price
                                              ----------- --------- -----------
Taylor Income Investors III, Ltd............. $   412,500 $  26,421 $   438,921
Taylor Income Investors IV, Ltd..............     200,558    54,110     254,668
Taylor Income Investors V, Ltd...............     175,532    51,205     226,737
Taylor Income Investors VI, Ltd..............     173,000         0     173,000
AAA Net Realty Fund VII, Ltd.................     461,000    15,136     476,136
AAA Net Realty Fund VIII, Ltd................     822,000    30,518     852,518
AAA Net Realty Fund Goodyear, Ltd............     529,000     6,866     535,866
AAA Net Realty Fund IX, Ltd..................   2,625,500    46,900   2,672,400
AAA Net Realty Fund X, Ltd...................   5,247,500         0   5,247,500
AAA Net Realty Fund XI, Ltd..................   3,121,500    41,596   3,163,096
                                              ----------- --------- -----------
                                               13,768,090   272,752  14,040,842
Less: Minority Interest......................   2,600,404        --   2,600,404
                                              ----------- --------- -----------
Net Adjustment............................... $11,167,686 $ 272,752 $11,440,438
                                              =========== ========= ===========

The self balancing entry to record the allocation of purchase price and stock issuance is as follows:

                                                           Debit      Credit
                                                        ----------- -----------
Cash................................................... $   207,227
Accounts receivable....................................       8,407
Notes receivable.......................................      94,410
Property, net..........................................  11,167,686
Accounts payable.......................................             $    25,643
Security deposits......................................                  11,650
Minority interest......................................   2,600,404
Common stock...........................................                  15,033
Capital in excess of par value.........................              14,025,808
                                                        ----------- -----------
                                                        $14,078,134 $14,078,134
                                                        =========== ===========

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)

(4) Represents the issuance of 1,503,302 shares of Company stock valued at $14,040,841 based upon a per share price of $9.34. For the purpose of estimating the total value, the following calculations were made:

                                                            Trust
                                     Exchange L.P. Units   Shares
                                      Ratio   Outstanding  Issued      Value
                                     -------- ----------- --------- -----------
Taylor Income Investors III, Ltd...    99.46     472.50      46,994 $   438,925
Taylor Income Investors IV, Ltd....    88.67     307.50      27,266     254,664
Taylor Income Investors V, Ltd.....   101.15     240.00      24,276     226,738
Taylor Income Investors VI, Ltd....   123.48     150.00      18,523     173,002
AAA Net Realty Fund VII, Ltd.......    89.72     562.50      50,468     471,372
AAA Net Realty Fund VIII, Ltd......    97.16     930.00      90,359     843,953
AAA Net Realty Fund Goodyear,
 Ltd...............................    85.09     667.50      56,800     530,512
AAA Net Realty Fund IX, Ltd........   106.16    2695.25     286,124   2,672,399
AAA Net Realty Fund X, Ltd.........    98.11    5726.80     561,831   5,247,502
AAA Net Realty Fund XI, Ltd........    95.92    3530.61     338,661   3,163,094
                                                          --------- -----------
Total Limited Partners.............                       1,501,302  14,022,161
                                                          --------- -----------
General Partners...................                           2,000      18,680
                                                          --------- -----------
Total..............................                       1,503,302 $14,040,841
                                                          ========= ===========

  The share price was agreed to by the General Partner of each of the Partnerships and the Independent Directors of the Company based upon the price of the Company's shares in its last public offering reduced by selling commissions and related expenses.

  The Company will issue an additional 185,928 shares related to the merger of the adviser in June 1998 valued at $1,905,762. This amount will be charged to expense by the Company during the periods which the shares are issued.

(5) Represents estimated legal fees, professional fees, and other costs incurred in the acquisition of the Partnership properties. Generally accepted accounting principles requires costs of registering and issuing equity securities in connection with an acquisition to be treated as a reduction of the otherwise determinable fair value of the securities, while the costs associated with the acquisition of properties are to be capitalized as part of the cost of the underlying property. Management has estimated, based on their understanding of how actual costs were incurred, that 50% of the cost relates to the issuance of shares and therefore is a reduction of capital and 50% of the cost relates to the properties acquired and is therefore capitalized as a cost of the property.

                         AmREIT, INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (1)

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (Unaudited)

                                                       (6)
                                                      Funds
                                        Pro Forma      III                               Eliminations
                          Historical   Adviser and   through  (6) Fund (6) Fund (6) Fund and Pro Forma    Pro Forma
                            Company    Adjustments   Goodyear    IX       X        XI     Adjustments       Total
                          -----------  -----------   -------- -------- -------- -------- -------------    ----------
Revenues
  Rental income from
   operating leases.....  $ 2,401,048   $     --     $298,949 $275,698 $428,742 $107,140  $       --      $3,511,575
  Earned income from
   direct financing
   leases...............      340,709         --           --       --   35,187       --          --         375,896
  Service fees and other
   income...............      187,577    130,870(2)     2,091       --       --       --     (94,486)(4)     226,052
  Income from joint
   ventures.............           --         --            1       --   71,098  188,182    (259,280)(4)          --
  Gain on sale of
   property.............           --         --        3,807       --       --       --          --           3,807
  Interest income.......       98,692         --       15,211    3,038    3,262    2,745          --         122,947
                          -----------   --------     -------- -------- -------- --------  ----------      ----------
    TOTAL REVENUES......    3,028,026    130,870      320,058  278,735  538,288  298,067    (353,766)      4,240,277
                          -----------   --------     -------- -------- -------- --------  ----------      ----------
Expenses
  General operating and
   administrative.......      562,110     92,819(2)    41,870   24,507   50,693   32,204     (94,486)(4)     709,717
  Reimbursements and
   fees to related
   party;...............       40,607         --           --       --       --       --          --          40,607
  Amortization..........       62,754        177(2)        --       --   13,878   17,254          --          94,062
  Depreciation..........      355,114      8,644(2)    54,552   46,768   72,233   17,821      41,951 (4)     597,083
  Interest..............      402,707      3,896(2)        --       --       --       --          --         406,603
  Merger costs..........    2,427,658         --           --       --       --       --  (2,427,658)(3)          --
  Potential acquisition
   costs................      464,303         --           --       --       --       --    (464,303)(5)          --
                          -----------   --------     -------- -------- -------- --------  ----------      ----------
    TOTAL EXPENSES......    4,315,253    105,536       96,423   71,275  136,803   67,279  (2,944,496)      1,848,072
                          -----------   --------     -------- -------- -------- --------  ----------      ----------
Income (loss) before
 minority interest in
 net income of
 consolidated joint
 ventures...............   (1,287,227)    25,334      223,635  207,460  401,485  230,788   2,590,730       2,392,205
Minority interest in net
 income of consolidated
 joint ventures.........     (518,559)        --           --       --       --       --     259,280 (4)    (259,279)
                          -----------   --------     -------- -------- -------- --------  ----------      ----------
  Net income (loss).....  $(1,805,786)  $ 25,334     $223,635 $207,460 $401,485 $230,788  $2,850,010      $2,132,926
                          ===========   ========     ======== ======== ======== ========  ==========      ==========
Earnings (loss) per
 share:
  Basic.................  $     (0.81)                                                                    $     0.54
                          ===========                                                                     ==========
  Diluted...............  $     (0.81)                                                                    $     0.54
                          ===========                                                                     ==========
Weighted average common
 and
 common equivalent
 shares
 outstanding:
  Basic.................    2,226,403                                                                      3,950,967
                          ===========                                                                     ==========
  Diluted...............    2,226,403                                                                      3,950,967
                          ===========                                                                     ==========

       See Notes to Pro Forma Consolidated Statement of Operations.

                         AmREIT, INC. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties and the Adviser was effective as of January 1, 1998. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of Partnership properties are based on the assumption that the acquisitions are approved by 50% of the limited partners and that none of the partners elect to take a note in lieu of Company stock. The pro forma entries assume that the Company will maintain control over the properties to be acquired.

(2) Includes pro forma adjustments as follows for operations of the Adviser from January 1 through June 5:

  . Amortization expense, depreciation expense and interest expense are recorded at historical amounts.

  . Service fee income is recorded for administrative, acquisition and management services provided to entities other than the Company. We have included all service fee income except for service fee income of $459,472 which is from related parties and was eliminated.

  . General and administrative expenses include costs incurred in providing various administrative, acquisition and management services to entities other than the Company. Those historical Adviser costs which would have been capitalized, as a result of the Merger, have been excluded from the pro forma totals. For the year ended December 31, 1998, the excluded costs which would have been capitalized by the Company had the Adviser merger occurred on January 1, 1998, amounted to $585,164.

(3) For accounting purposes, the Adviser was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the net tangible assets acquired was charged as an operating expense on the Company's Statement of Operations rather than capitalized as goodwill. Because the purpose of the pro forma statement of operations is to reflect the expected continuing impact of the merger on the Company, this adjustment has been eliminated in the pro forma financial statement. For the year ended December 31, 1998, this expense would have been $4,091,677 based on the issuance of 213,260 shares at closing on January 1, 1998 and 185,928 additional shares issued during the year in accordance with the partial satisfaction of the share balance issuance criteria described in the Agreement and Plan of Merger. Up to 686,740 shares of stock are contingently issuable for a period of up to 24 calendar quarters following the closing of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where total shares issued to the shareholder of the Adviser pursuant to the acquisition of the Adviser does not exceed 9.8% of the Company's total shares then issued and outstanding. Based on the pro forma financial statement 500,812 of these shares remain at December 31, 1998. The issuance of these additional shares will be expensed as they are issued.

  The additional shares reflected in the pro forma balance sheet differs from those included in the pro forma statement of operations because the pro forma balance sheet reflects a June 30, 1999 effective date for the merger, whereas the pro forma statement of operations reflects a January 1, 1998 effective date. Due to the fact that AmREIT was still raising capital for the first six months of 1998, this results in a slightly different pro forma amount because the contingent shares at June 30, 1999 would be based on the additional amount of equity raised during the first six months.

  Pro forma weighted average shares outstanding consists of the historical weighted average shares outstanding of the Company, the shares issued for both mergers on January 1, 1998 and 75% of the additional shares issued for the Adviser during 1998. The additional shares issued for the Adviser during 1998 reflect the weighted average shares outstanding, as the Company was continuing to raise money through a public offering which terminated in June 1998. This weighting factor was the approximate mid point during the period and was deemed reasonable for purposes of the pro forma presentation.

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)

(4) Includes pro forma adjustments as follows:

  . Elimination of administrative fees paid to a subsidiary of the Company.

  . Recording of additional depreciation, based upon the purchase price which represents the fair value of the buildings over 33 years. The purchase price of the properties has been allocated 70% to buildings and 30% to land, which is the average allocation of existing properties owned by the Company. The pro forma adjustment is not equal to 50% of the adjustment recorded under Assumption 1 due to the consolidation of minority interest with Funds X and XI. There is already a portion of depreciation expense related to the minority interest assets in Funds X and XI represented.


  . Elimination of the Partnership interest in certain properties which are majority owned by the Company as the historical financial statements of the Company are reflected on a consolidated basis.

(5) Adjustments include elimination of costs incurred in connection with the acquisition of the Partnership properties which are not reflected in future operations and are non-recurring.

(6) The acquisition of Funds IX, X, and XI on an individual basis, are considered material acquisitions in accordance with Item 310(e) of Regulation S-B (greater than 10% of the existing balance sheet). As such, we have disclosed the historical operations of Funds IX, X, XI separately. Funds III, IV, V, VI, VII, VIII, and Goodyear have been grouped together because they are not considered material acquisitions on an individual basis. See the below table for a breakout of net assets by Fund.

                                                              December 31, 1998
                                                              ------------------
                                                                          % of
                                                                         AmREIT
                                                                         Balance
                                                              Net Assets  Sheet
                                                              ---------- -------
   Fund III..................................................    593,694    2%
   Fund IV...................................................    509,722    2%
   Fund V....................................................    313,813    1%
   Fund VI...................................................    174,765    1%
   Fund VII..................................................    782,271    2%
   Fund VIII.................................................  1,340,460    4%
   Fund Goodyear.............................................    896,578    3%
   Fund IX...................................................  4,041,310   12%
   Fund X....................................................  9,599,477   29%
   Fund XI...................................................  6,052,592   18%
   AmREIT, Inc............................................... 33,137,546

                         AmREIT, INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (1)
                    FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (Unaudited)

                                        (5)
                                       Funds
                                        III                               Eliminations
                          Historical  through    (5)      (5)      (5)    and Pro Forma   Pro Forma
                           Company    Goodyear Fund IX   Fund X  Fund XI   Adjustments      Total
                          ----------  -------- -------- -------- -------- -------------   ----------
Revenues
  Rental income from
   operating leases.....  $1,577,965  $157,287 $139,247 $217,282 $ 54,611   $      --     $2,142,392
  Earned income from
   direct financing
   leases...............     170,802        --       --   17,668       --          --        188,470
  Other income..........     308,926       433       --       --       --     (52,983)(2)    256,376
  Income from joint
   ventures.............          --         1       --   35,578   96,058    (131,636)(2)         --
  Gain on sale of
   property.............          --    49,347       --       --       --          --         49,347
  Interest income.......     149,235     7,156    1,800      775      921          --        159,885
                          ----------  -------- -------- -------- --------   ---------     ----------
    TOTAL REVENUES......   2,206,928   210,223  141,047  271,303  151,590    (184,619)     2,796,470
                          ----------  -------- -------- -------- --------   ---------     ----------
Expenses
  General operating and
   administrative.......     501,082    14,858   15,345   25,176   16,871     (52,983)(2)    520,349
  Interest..............     515,357        --       --       --       --          --        515,357
  Depreciation..........     235,890    26,552   23,384   36,117    8,911      21,700 (2)    352,553
  Amortization..........      27,342        --       --      784    8,627          --         36,753
  Potential acquisition
   costs................     398,299        --       --       --       --    (398,299)(3)         --
                          ----------  -------- -------- -------- --------   ---------     ----------
    TOTAL EXPENSES......   1,677,970    41,410   38,729   62,077   34,409    (429,582)     1,425,012
                          ----------  -------- -------- -------- --------   ---------     ----------
Income before minority
 interest in net income
 of consolidated joint
 ventures...............     528,958   168,813  102,318  209,226  117,181     244,963      1,371,458
Federal income tax
 expense non-qualified
 REIT subsidiary........     (63,596)       --       --       --       --          --        (63,596)
Minority interest in net
 income of consolidated
 joint ventures.........    (263,271)       --       --       --       --     131,636 (2)   (131,635)
                          ----------  -------- -------- -------- --------   ---------     ----------
Net income..............  $  202,091  $168,813 $102,318 $209,226 $117,181   $ 376,599     $1,176,227
                          ==========  ======== ======== ======== ========   =========     ==========
Earnings per share:
  Basic.................  $     0.09                                                      $     0.29
                          ==========                                                      ==========
  Diluted...............  $     0.09                                                      $     0.29
                          ==========                                                      ==========
Weighted average common
 and common equivalent
 shares outstanding:
  Basic.................   2,372,744                                                       4,055,119(4)
                          ==========                                                      ==========
  Diluted...............   2,372,744                                                       4,055,119(4)
                          ==========                                                      ==========

       See Notes to Pro Forma Consolidated Statement of Operations.

                         AmREIT, INC. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties and the Adviser was effective as of January 1, 1998. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of Partnership properties are based on the assumption that the acquisitions are approved by 50% of the limited partners and that none of the partners elect to take a note in lieu of Company stock. The pro forma entries assume that the Company will maintain control over the properties to be acquired.

(2) Includes pro forma adjustments as follows:

  . Elimination of administrative fees paid to a subsidiary of the Company.

  . Recording of additional depreciation based upon the purchase price which represents the fair market value of the buildings over 33 years. The purchase price of the properties has been allocated 70% to buildings and 30% to land, which is the average allocation of existing properties owned by the Company. The pro forma adjustment is not equal to 50% of the adjustment recorded under Assumption 1 due to the consolidation of minority interest with Funds X and XI. There is already a portion of depreciation expense related to the minority interest assets in Funds X and XI represented.

  . Elimination of the Partnership interest in certain properties which are majority owned by the Company as the historical financial statements of the Company are reflected on a consolidated basis.

(3) Adjustments include elimination of costs incurred in connection with the acquisition of the Partnership properties which are not reflected in future operations and are non-recurring.

(4) Pro forma weighted average shares outstanding consists of the historical weighted average shares outstanding of the Company, the shares issued for both mergers on January 1, 1998 and the additional shares issued for the Adviser during 1998.

(5) The acquisition of Funds IX, X, and XI on an individual basis, are considered material acquisitions in accordance with Item 310(e) of Regulation S-B (greater than 10% of the existing balance sheet). As such, we have disclosed the historical operations of Funds IX, X, XI separately. Funds III, IV, V, VI, VII, VIII, and Goodyear have been grouped together because they are not considered material acquisitions on an individual basis. See the below table for a breakout of net assets by Fund.

                                                                June 30, 1999
                                                              ------------------
                                                                          % of
                                                                         AmREIT
                                                                         Balance
                                                              Net Assets  Sheet
                                                              ---------- -------
   Fund III..................................................    689,369    2%
   Fund IV...................................................    506,492    1%
   Fund V....................................................    307,185    1%
   Fund VI...................................................    173,243    0%
   Fund VII..................................................    776,355    2%
   Fund VIII.................................................  1,337,932    4%
   Fund Goodyear.............................................    883,669    2%
   Fund IX...................................................  4,008,568   11%
   Fund X....................................................  9,580,378   26%
   Fund XI...................................................  6,009,477   16%
   AmREIT, Inc............................................... 37,404,137

                  ASSUMPTION 4 - 50% PARTNERSHIP PARTICIPATION
                   WITH NOTES ISSUED TO 20% OF THE INVESTORS

                         AmREIT, INC. AND SUBSIDIARIES

                    PRO FORMA CONSOLIDATED BALANCE SHEET (1)

                                 JUNE 30, 1999
                                  (Unaudited)

                                           Pro Forma        Pro Forma
                          Historical      Adviser and     Properties and        Pro Forma
                            Company       Adjustments      Adjustments            Total
                          -----------     -----------     --------------       -----------
         ASSETS
Cash and cash
 equivalents............  $ 1,204,876     $        --      $   207,227 (3)     $ 1,159,704
                                                              (252,399)(3)(6)
Accounts receivable.....       75,076              --            8,407 (3)          83,483
Notes receivable........    1,540,485              --           94,410 (3)       1,634,895
Property, net...........   30,655,973              --       10,887,243 (3)      41,673,772
                                                               130,556 (5)
Net investment in direct
 financing leases.......    3,175,895              --               --           3,175,895
Other assets............      751,832              --               --             751,832
                          -----------     -----------      -----------         -----------
    TOTAL ASSETS........  $37,404,137     $        --      $11,075,444         $48,479,581
                          ===========     ===========      ===========         ===========
    LIABILITIES AND
    SHAREHOLDERS' AND
    PARTNERS' EQUITY
Liabilities:
  Notes payable.........  $15,379,489     $        --      $ 2,271,590 (3)(6)  $17,651,079
  Accounts payable......      345,252              --          261,112 (5)         632,007
                                                                25,643 (3)
  Security deposit......       15,050              --           11,650 (3)          26,700
                          -----------     -----------      -----------         -----------
    TOTAL LIABILITIES...   15,739,791              --        2,569,995          18,309,786
MINORITY INTEREST.......    5,200,808              --       (2,600,404)(3)       2,600,404
SHAREHOLDERS' AND PART-
 NERS' EQUITY:
  Preferred stock, $.01
   par value, 10,001,000
   shares authorized,
   none issued..........
  Common Stock, $.01 par
   value, 100,010,000
   shares authorized,
   2,384,117 and
   3,740,465 shares
   issued and
   outstanding on
   historical and pro-
   forma basis,
   respectively.........       23,841(2)        1,533 (2)       12,030 (3)(4)       37,404
  Capital in excess of
   par value............   21,657,868(2)    1,569,849 (2)   11,224,379 (3)(4)   34,321,540
                                                              (130,556)(5)
  Accumulated distribu-
   tions in excess of
   earnings.............   (5,111,678)(2)  (1,571,382)(2)           --          (6,683,060)
  Cost of Treasury
   Stock, 11,373
   shares...............     (106,493)             --               --            (106,493)
                          -----------     -----------      -----------         -----------
    TOTAL SHAREHOLDERS'
     AND PARTNERS'
     EQUITY.............   16,463,538              --       11,105,853          27,569,391
                          -----------     -----------      -----------         -----------
    TOTAL LIABILITIES
     AND SHAREHOLDERS'
     AND PARTNERS'
     EQUITY.............  $37,404,137     $        --      $11,075,444         $48,479,581
                          ===========     ===========      ===========         ===========
BOOK VALUE PER SHARE:
  Basic.................  $      6.94                                          $      7.39
                          ===========                                          ===========
  Diluted...............  $      6.94                                          $      7.39
                          ===========                                          ===========
DISTRIBUTIONS PER SHARE
 FOR THE SIX MONTHS
 ENDED JUNE 30, 1999:
  Basic.................  $      0.36                                          $      0.36
                          ===========                                          ===========
  Diluted...............  $      0.36                                          $      0.36
                          ===========                                          ===========

            See Notes to Pro Forma Consolidated Balance Sheet.

                         AmREIT, INC. AND SUBSIDIARIES

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties was completed on June 30, 1999. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of the Partnership properties are based on the assumption that the acquisitions are approved by 50% of the limited partnerships and that 20% of these partners elect to take a notes and cash in lieu of Company stock. All of the Partnership properties have the same characteristics and, therefore, the 50% assumption is provided to assist the reader in evaluating various scenarios

(2) On June 5, 1998, the Company's shareholders voted to approve an agreement and plan of merger with the Adviser whereby the stockholder of the Adviser agreed to exchange 100% of the outstanding shares of common stock of the Adviser for up to 900,000 shares of the Company's stock. According to the Agreement and Plan of Merger between the Company and the Adviser, 213,260 shares of common stock were issuable effective June 5, 1998. The issuance of these shares is included in the historical financial information of the Company included in the Pro Forma Balance Sheet. The shares are valued at a price of $10.25 per share, the selling price from the most recent public offering which terminated in June 1998, and was the amount agreed to by the sole shareholder of the Adviser.

  A reconciliation of historical shares to pro forma shares outstanding is as follows:

   Historical shares................................................ 2,384,117
   Shares issued as Merger consideration............................ 1,203,042
   Additional shares issued as deferred compensation................   153,306
                                                                     ---------
   Total pro forma shares........................................... 3,740,465
                                                                     =========
   Previously issued deferred shares (included in historical
    shares).........................................................   213,260
   Additional shares issued as deferred compensation................   153,306
                                                                     ---------
   9.8% of total pro forma shares (total deferred shares issued)....   366,566
                                                                     =========

  The additional shares reflected in the pro forma balance sheet differs from those included in the pro forma statement of operations because the pro forma balance sheet reflects a June 30, 1999 effective date for the merger, whereas the pro forma statement of operations reflects a January 1, 1998 effective date. Due to the fact that AmREIT was still raising capital for the first six months of 1998, this results in a slightly different pro forma amount because the contingent shares at June 30, 1999 would be based on the additional amount of equity raised during the first six months.

  The remaining 686,740 shares of stock currently valued at $7,039,085 are contingently issuable for a period of up to 24 calendar quarters following the closing of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where total shares issued to the shareholder of the Adviser pursuant to the acquisition of the Adviser does not exceed 9.8% of the Company's total shares then issued and outstanding. The issuance of these additional shares will be expensed as they are issued. Accordingly, the Pro Forma Balance Sheet includes an adjustment to reflect the issuance of 153,306 additional shares of common stock, leaving a balance at June 30, 1999 of 533,434 shares, as contigently issuable.

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)

(3) Represents adjustments for the purchase method of accounting whereby the net assets owned by the Partnerships are recorded based on the estimated fair value of the properties acquired, and other net assets (cash, receivables, payables and security deposits) of the Partnerships. For the purpose of estimating the total purchase price, the following calculations were made:

                                                                       Total
                                                                     Purchase
                                              Real Estate Other-Net    Price
                                              ----------- --------- -----------
Taylor Income Investors III, Ltd............. $   404,098 $  26,421 $   430,519
Taylor Income Investors IV, Ltd..............     196,473    54,110     250,583
Taylor Income Investors V, Ltd...............     171,956    51,205     223,161
Taylor Income Investors VI, Ltd..............     169,476         0     169,476
AAA Net Realty Fund VII, Ltd.................     451,610    15,136     466,746
AAA Net Realty Fund VIII, Ltd................     805,257    30,518     835,775
AAA Net Realty Fund Goodyear, Ltd............     518,225     6,866     525,091
AAA Net Realty Fund IX, Ltd..................   2,572,021    46,900   2,618,921
AAA Net Realty Fund X, Ltd...................   5,140,613         0   5,140,613
AAA Net Realty Fund XI, Ltd..................   3,057,918    41,596   3,099,514
                                              ----------- --------- -----------
                                               13,487,647   272,752  13,760,399
Less: Minority Interest......................   2,600,404        --   2,600,404
                                              ----------- --------- -----------
Net Adjustment............................... $10,887,243 $ 272,752 $11,159,995
                                              =========== ========= ===========

The self balancing entry to record the net assets and stock issuance is as follows:

                                                             Debit      Credit
                                                           ---------- ----------
Cash......................................................                45,172
Accounts receivable.......................................      8,407
Notes receivable..........................................     94,410
Property, net............................................. 10,887,243
Accounts payable..........................................                25,643
Notes payable.............................................             2,271,590
Security deposits.........................................                11,650
Minority interest.........................................  2,600,404
Common stock..............................................                12,030
Capital in excess of par value............................            11,224,379
                                                           ---------- ----------
                                                           13,590,464 13,590,464

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)

(4) Represents the issuance of 1,203,042 shares of Company stock valued at $11,236,409 based upon a per share price of $9.34. For the purpose of estimating the total value, the following calculations were made :

                                                            Trust
                                     Exchange L.P. Units   Shares
                                      Ratio   Outstanding  Issued      Value
                                     -------- ----------- --------- -----------
Taylor Income Investors III, Ltd...    99.46     378.00      37,595 $   351,136
Taylor Income Investors IV, Ltd....    88.67     246.00      21,813     203,735
Taylor Income Investors V, Ltd.....   101.15     192.00      19,421     181,389
Taylor Income Investors VI, Ltd....   123.48     120.00      14,818     138,400
AAA Net Realty Fund VII, Ltd.......    89.72     450.00      40,375     377,098
AAA Net Realty Fund VIII, Ltd......    97.16     744.00      72,288     675,166
AAA Net Realty Fund Goodyear,
 Ltd...............................    85.09     534.00      45,440     424,408
AAA Net Realty Fund IX, Ltd........   106.16    2156.20     228,899   2,137,920
AAA Net Realty Fund X, Ltd.........    98.11    4581.45     449,465   4,198,000
AAA Net Realty Fund XI, Ltd........    95.92    2824.49     270,928   2,530,477
                                      ------    -------   --------- -----------
Total Limited Partners.............                       1,201,042  11,217,729
                                                          --------- -----------
General Partners...................                           2,000      18,680
                                                          --------- -----------
Total..............................                       1,203,042 $11,236,409
                                                          ========= ===========

  The share price was agreed to by the General Partner of each of the Partnerships and the Independent Directors of the Company based upon the price of the Company's shares in its last public offering reduced by selling commissions and related expenses.

  The Company will issue an additional 153,306 shares related to the merger of the Adviser in June 1998 valued at $1,571,387. This amount will be charged to expenses by the Company during the periods which the shares are issued.

(5) Represents estimated legal fees, professional fees, and other costs incurred in the acquisition of the Partnership properties. Generally accepted accounting principles requires costs of registering and issuing equity securities in connection with an acquisition to be treated as a reduction of the otherwise determinable fair value of the securities, while the costs associated with the acquisition of properties are to be capitalized as part of the cost of the underlying property. Management has estimated, based on their understanding of how actual costs were incurred, that 50% of the cost relates to the issuance of shares and therefore is a reduction of capital and 50% of the cost relates to the properties acquired and is therefore capitalized as a cost of the property.

(6) Represents $2,271,590 of 6% fixed rate notes and $252,399 in cash issued to 20% of the limited partners in lieu of Company stock. The associated interest expense is approximately $135,835 per year.

                         AmREIT, INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (1)

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (Unaudited)

                                                      (6)
                                                     Funds                              Eliminations
                                        Pro Forma     III                                 and Pro
                          Historical   Adviser and  through    (6)      (6)      (6)       Forma         Pro Forma
                            Company    Adjustments  Goodyear Fund IX   Fund X  Fund XI  Adjustments        Total
                          -----------  -----------  -------- -------- -------- -------- ------------     ----------
Revenues
  Rental income from
   operating leases.....  $ 2,401,048    $    --    $298,949 $275,698 $428,742 $107,140 $        --      $3,511,577
  Earned income from
   direct financing
   leases...............      340,709         --          --       --   35,187       --          --         375,896
  Service fees and other
   income...............      187,577    130,870(2)    2,091       --       --       --     (94,486)(4)     226,052
  Income from joint
   ventures.............           --         --          --       --   71,098  188,182    (259,280)(4)          --
  Gain on sale of
   property.............           --         --       3,807       --       --       --          --           3,807
  Interest income.......       98,692         --      15,211    3,038    3,262    2,745          --         122,948
                          -----------    -------    -------- -------- -------- -------- -----------      ----------
    TOTAL REVENUES......    3,028,026    130,870     320,058  278,736  538,289  298,067    (353,766)      4,240,280
                          -----------    -------    -------- -------- -------- -------- -----------      ----------
Expenses
  General operating and
   administrative.......      562,110     92,819(2)   41,870   24,507   50,693   32,204     (94,486)(4)     709,717
  Reimbursements and
   fees to related
   party................       40,607         --          --       --       --       --          --          40,607
  Amortization..........       62,754        177(2)       --       --   13,878   17,254          --          94,063
  Depreciation..........      355,114      8,644(2)   54,552   46,768   72,233   17,821      36,023 (4)     591,155
  Interest..............      402,707      3,896(2)       --       --       --       --     135,835         542,438
  Merger costs..........    2,427,658         --          --       --       --       --  (2,427,658)(3)         --
  Potential acquisition
   costs................      464,303         --          --       --       --       --    (464,303)(5)         --
                          -----------    -------    -------- -------- -------- -------- -----------      ----------
    TOTAL EXPENSES......    4,315,253    105,536      96,422   71,275  136,804   67,279  (2,814,589)      1,977,980
                          -----------    -------    -------- -------- -------- -------- -----------      ----------
Income (loss) before
 minority consolidated
 joint ventures.........   (1,287,227)    25,334     223,636  207,461  401,485  230,788   2,460,823       2,262,300
Minority interest in net
 income of consolidated
 joint ventures.........     (518,559)        --          --       --       --       --     259,280 (4)    (259,279)
                          -----------    -------    -------- -------- -------- -------- -----------      ----------
Net income (loss).......  $(1,805,786)   $25,334    $223,636 $207,461 $401,485 $230,788 $ 2,720,103      $2,003,021
                          ===========    =======    ======== ======== ======== ======== ===========      ==========
Earnings (loss) per
 share:
  Basic.................  $     (0.81)                                                                   $     0.55
                          ===========                                                                    ==========
  Diluted...............  $     (0.81)                                                                   $     0.55
                          ===========                                                                    ==========
Weighted average common
 and common equivalent
 shares outstanding:
  Basic.................    2,226,403                                                                     3,627,335
                          ===========                                                                    ==========
  Diluted...............    2,226,403                                                                     3,627,335
                          ===========                                                                    ==========

       See Notes to Pro Forma Consolidated Statement of Operations.

                         AmREIT, INC. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties and the Adviser was effective as of January 1, 1998. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of Partnership properties are based on the assumption that the acquisitions are approved by 50% of the limited partners and that 20% of the partners elect to take a note in lieu of Company stock. The pro forma entries assume that the Company will maintain control over the properties to be acquired.

(2) Includes pro forma adjustments as follows for operations of the Adviser from January 1 through June 5:

  . Amortization expense, depreciation expense and interest expense are recorded at historical amounts.

  . Service fee income is recorded for administrative, acquisition and management services provided to entities other than the Company. We have included all service fee income except for service fee income of $459,472 which is from related parties and was eliminated.

  . General and administrative expenses include costs incurred in providing various administrative, acquisition and management services to entities other than the Company. Those historical Adviser costs which would have been capitalized, as a result of the Merger, have been excluded from the pro forma totals. For the year ended December 31, 1998, the excluded costs which would have capitalized by the Company had the Adviser merger occurred on January 1, 1998, amounted to $585,164.

(3) For accounting purposes the Adviser was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the net tangible assets acquired was charged as an operating expense on the Company's Statement of Operations rather than capitalized as goodwill. Because the purpose of the pro forma statement of operations is to reflect the expected continuing impact of the merger on the Company, this adjustment has been eliminated in the pro forma financial statement. For the year ended December 31, 1998, this expense would have been $3,757,302 based on the issuance of 213,260 shares at closing on January 1, 1998 and 153,306 additional shares issued during the year in accordance with the partial satisfaction of the share balance issuance criteria described in the Agreement and Plan of Merger. Up to 686,740 shares of stock are contingently issuable for a period of up to 24 calendar quarters following the closing of the transaction. Within 30 days after the end of each calendar quarter, shares will be issued up to the level where total shares issued to the shareholder of the Adviser pursuant to the acquisition of the Adviser does not exceed 9.8% of the Company's total shares then issued and outstanding. Based on the pro forma financial statement 533,434 of the shares remain at December 31, 1998. The issuance of these additional shares will be expensed as they are issued.

  The additional shares reflected in the pro forma balance sheet differs from those included in the pro forma statement of operations because the pro forma balance sheet reflects a June 30, 1999 effective date for the merger, whereas the pro forma statement of operations reflects a January 1, 1998 effective date. Due to the fact that AmREIT was still raising capital for the first six months of 1998, this results in a slightly different pro forma amount because the contingent shares at June 30, 1999 would be based on the additional amount of equity raised during the first six months.

  Pro forma weighted average shares outstanding consists of the historical weighted average shares outstanding of the Company, the shares issued for both mergers on January 1, 1998 and 75% of the additional shares issued for the Adviser during 1998. The additional shares issued for the Adviser during 1998 reflect the weighted average shares outstanding, as the Company was continuing to raise money through a public offering which terminated in June 1998. This weighting factor was the approximate mid point during the period and was deemed reasonable for purposes of the pro forma presentation.

(4) Includes pro forma adjustments as follows:

  . Elimination of administrative fees paid to a subsidiary of the Company.

                         AmREIT, INC. AND SUBSIDIARIES

                                  (Unaudited)

  . Recording of additional depreciation, based upon the purchase price which represents the fair value of the buildings over 33 years. The purchase price of the properties has been allocated 70% to buildings and 30% to land, which was the average allocation of existing properties owned by the Company. The pro forma adjustment is not equal to 50% of the adjustment recorded under Assumption 2 due to the consolidation of minority interest with Funds X and XI. There is already a portion of depreciation expense related to the minority interest assets in Funds X and XI represented.

  . Interest expense on notes payable to certain limited partners computed at 6% of the outstanding balance.

  . Elimination of the Partnership interest in certain properties which are majority owned by the Company as the historical financial statements of the Company are reflected on a consolidated basis.

(5) Adjustments include elimination of costs incurred in connection with the acquisition of the Partnership properties which are not reflected in future operations and are non-recurring.

(6) The acquisition of Funds IX, X, and XI on an individual basis, are considered material acquisitions in accordance with Item 310(e) of Regulation S-B (greater than 10% of the existing balance sheet). As such, we have disclosed the historical operations of Funds IX, X, XI separately. Funds III, IV, V, VI, VII, VIII, and Goodyear have been grouped together because they are not considered material acquisitions on an individual basis. See the below table for a breakout of net assets by Fund.

                                                              December 31, 1998
                                                              ------------------
                                                                          % of
                                                                         AmREIT
                                                                         Balance
                                                              Net Assets  Sheet
                                                              ---------- -------
   Fund III..................................................    593,694    2%
   Fund IV...................................................    509,722    2%
   Fund V....................................................    313,813    1%
   Fund VI...................................................    174,765    1%
   Fund VII..................................................    782,271    2%
   Fund VIII.................................................  1,340,460    4%
   Fund Goodyear.............................................    896,578    3%
   Fund IX...................................................  4,041,310   12%
   Fund X....................................................  9,599,477   29%
   Fund XI...................................................  6,052,592   18%
   AmREIT, Inc............................................... 33,137,546

                         AmREIT, INC. AND SUBSIDIARIES

              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (1)

                    FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (Unaudited)

                                         (5)                               Eliminations
                                      Funds III                              and Pro
                          Historical   through    (5)      (5)      (5)       Forma       Pro Forma
                           Company    Goodyear  Fund IX   Fund X  Fund XI  Adjustments      Total
                          ----------  --------- -------- -------- -------- ------------   ----------
Revenues
  Rental income from
   operating leases.....  $1,577,965  $157,287  $139,247 $217,282 $ 54,611   $     --     $2,142,392
  Earned income from
   direct financing
   leases...............     170,802        --        --   17,668       --         --        188,470
  Other income..........     308,926       433        --       --       --    (52,983)(2)    256,376
  Income from joint
   ventures.............          --        --        --   35,578   96,058   (131,636)(2)         --
  Gain on sale of
   property.............          --    49,347        --       --       --         --         49,347
  Interest income.......     149,235     7,156     1,800      775      921         --        159,887
                          ----------  --------  -------- -------- --------   --------     ----------
    TOTAL REVENUES......   2,206,928   210,223   141,047  271,303  151,590   (184,619)     2,796,472
                          ----------  --------  -------- -------- --------   --------     ----------
Expenses
  General operating and
   administrative.......     501,082    14,858    15,345   25,176   16,871    (52,983)(2)    520,349
  Interest..............     515,357        --        --       --       --     67,918        583,275
  Depreciation..........     235,890    26,552    23,384   36,117    8,911     18,736 (2)    349,590
  Amortization..........      27,342        --        --      784    8,627         --         36,753
  Potential acquisition
   costs................     398,299        --        --       --       --   (398,299)(2)         --
                          ----------  --------  -------- -------- --------   --------     ----------
    TOTAL EXPENSES......   1,677,970    41,410    38,729   62,077   34,409   (364,628)     1,489,967
                          ----------  --------  -------- -------- --------   --------     ----------
Income before minority
 interest in net income
 of consolidated joint
 ventures...............     528,958   168,813   102,318  209,226  117,181    180,009      1,306,505
Federal income tax
 expense non-qualified
 reit subsidiary........     (63,596)       --        --       --       --         --        (63,596)
Minority interest in net
 income of consolidated
 joint ventures.........    (263,271)       --        --       --       --    131,636 (2)   (131,635)
                          ----------  --------  -------- -------- --------   --------     ----------
Net income..............  $  202,091  $168,813  $102,318 $209,226 $117,181   $311,645     $1,111,274
                          ==========  ========  ======== ======== ========   ========     ==========
Earnings per share:
  Basic.................  $     0.09                                                      $     0.30
                          ==========                                                      ==========
  Diluted...............  $     0.09                                                      $     0.30
                          ==========                                                      ==========
Weighted average common
 and common equivalent
 shares outstanding:
  Basic.................   2,372,744                                                       3,723,358
                          ==========                                                      ==========
  Diluted...............   2,372,744                                                       3,723,358
                          ==========                                                      ==========

       See Notes to Pro Forma Consolidated Statement of Operations.

                         AmREIT, INC. AND SUBSIDIARIES

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)

(1) Adjustments are reflected as if the acquisition of the Partnership properties and the Adviser was effective as of January 1, 1998. The Partnership properties include the acquisition of a minority interest in several joint ventures with the Company. Pro forma adjustments from the acquisition of Partnership properties are based on the assumption that the acquisitions are approved by 50% of the limited partners and that 20% of the partners elect to take a note in lieu of Company stock. The pro forma entries assume that the Company will maintain control over the properties to be acquired.

(2) Includes pro forma adjustments as follows:

  . Elimination of administrative fees paid to a subsidiary of the Company.

  . Recording of additional depreciation based upon the purchase price which represents the fair market value of the buildings over 33 years. The purchase price of the properties has been allocated 70% to buildings and 30% to land, which is the average of existing properties owned by the Company. The pro forma adjustment is not equal to 50% of the adjustment recorded under Assumption 2 due to the consolidation of minority interest with Funds X and XI. There is already a portion of depreciation expense related to the minority interest assets in Funds X and XI represented.

  . Interest expense on notes payable to certain limited partners computed at 6% of the outstanding balance.

  . Elimination of the Partnership interest in certain properties which are majority owned by the Company as the historical financial statements of the Company are reflected on a consolidated basis.

(3) Adjustments include elimination of costs incurred in connection with the acquisition of the Partnership properties which are not reflected in future operations and are non-recurring.

(4) Pro forma weighted average shares outstanding consists of the historical weighted average shares outstanding of the Company, the shares issued for both mergers on January 1, 1998 and the additional shares issued for the Adviser during 1998.

(5) The acquisition of Funds IX, X, and XI on an individual basis, are considered material acquisitions in accordance with Item 310(e) of Regulation S-B (greater than 10% of the existing balance sheet). As such, we have disclosed the historical operations of Funds IX, X, XI separately. Funds III, IV, V, VI, VII, VIII, and Goodyear have been grouped together because they are not considered material acquisitions on an individual basis. See the below table for a breakout of net assets by Fund.

                                                                June 30, 1999
                                                              ------------------
                                                                          % of
                                                                         AmREIT
                                                                         Balance
                                                              Net Assets  Sheet
                                                              ---------- -------
   Fund III..................................................    689,369    2%
   Fund IV...................................................    506,492    1%
   Fund V....................................................    307,185    1%
   Fund VI...................................................    173,243    0%
   Fund VII..................................................    776,355    2%
   Fund VIII.................................................  1,337,932    4%
   Fund Goodyear.............................................    883,669    2%
   Fund IX...................................................  4,008,568   11%
   Fund X....................................................  9,580,378   26%
   Fund XI...................................................  6,009,477   16%
   AmREIT, Inc............................................... 37,404,137

                         PART I--FINANCIAL INFORMATION

                         AMREIT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1999
                                  (Unaudited)

                              ASSETS
Cash and cash equivalents......................................... $ 1,204,876
Accounts receivable...............................................      75,076
Note receivable...................................................   1,540,485
Property:
  Land............................................................  13,662,625
  Buildings.......................................................  17,834,384
  Furniture, fixture and equipment................................      91,237
                                                                   -----------
                                                                    31,588,246
  Accumulated depreciation........................................    (932,273)
                                                                   -----------
    Total property................................................  30,655,973
                                                                   -----------
Net investment in direct financing leases.........................   3,175,895
Other assets:
  Prepaid acquisition costs.......................................     378,700
  Accrued rental income...........................................     294,134
  Other...........................................................      78,998
                                                                   -----------
    Total other assets............................................     751,832
                                                                   -----------
    TOTAL ASSETS.................................................. $37,404,137
                                                                   ===========
               LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable................................................... $15,379,489
  Accounts payable................................................     345,252
  Security deposit................................................      15,050
                                                                   -----------
    TOTAL LIABILITIES.............................................  15,739,791
                                                                   -----------
MINORITY INTEREST.................................................   5,200,808
Commitments (Note 8)
Shareholders' equity:
  Preferred stock, $.01 par value, 10,001,000 shares authorized, none issued
  Common stock, $.01 par value, 100,010,000 shares authorized,
   2,384,117 shares issued and outstanding........................      23,841
  Capital in excess of par value..................................  21,657,868
  Accumulated distributions in excess of earnings.................  (5,111,678)
  Cost of treasury stock, 11,373 shares...........................    (106,493)
                                                                   -----------
    TOTAL SHAREHOLDERS' EQUITY....................................  16,463,538
                                                                   -----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................... $37,404,137
                                                                   ===========

                See Notes to Consolidated Financial Statements.

                         AMREIT, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)

                                      Quarter               Year to Date
                               ----------------------  -----------------------
                                 1999        1998         1999        1998
                               ---------  -----------  ----------  -----------
Revenues:
  Rental income from operating
   leases..................... $ 800,205  $   527,197  $1,577,965  $   963,206
  Earned income from direct
   financing leases...........    85,427       85,151     170,802      170,254
  Interest income.............   124,260       20,940     149,235       40,722
  Service fees and other
   income.....................   106,914       12,931     308,926       12,931
                               ---------  -----------  ----------  -----------
    TOTAL REVENUES............ 1,116,806      646,219   2,206,928    1,187,113
                               ---------  -----------  ----------  -----------
Expenses:
  General operating and
   administrative.............   318,063       92,552     501,082      161,345
  Reimbursements and fees to
   related party..............        --       40,140          --       57,800
  Interest....................   267,383       10,936     515,357       37,831
  Depreciation................   118,220       73,796     235,890      130,745
  Amortization................    11,654       15,689      27,342       31,377
  Merger costs (Note 6).......        --    2,339,635          --    2,389,918
  Potential acquisition
   costs......................   377,776       50,702     398,299      182,741
                               ---------  -----------  ----------  -----------
    TOTAL EXPENSES............ 1,093,096    2,623,450   1,677,970    2,991,757
                               ---------  -----------  ----------  -----------
Income (loss) before federal
 income taxes and minority
 interest in net income of
 consolidated joint ventures..    23,710   (1,977,231)    528,958   (1,804,644)
Federal income taxes from non
 REIT subsidiaries............   (11,656)          --     (63,596)          --
Minority interest in net
 income of consolidated joint
 ventures.....................  (131,651)    (127,709)   (263,271)    (263,068)
                               ---------  -----------  ----------  -----------
Net income (loss)............. $(119,597) $(2,104,940) $  202,091  $(2,067,712)
                               =========  ===========  ==========  ===========
Basic and diluted earnings
 (loss) per share............. $   (0.05) $     (0.95) $     0.09  $     (1.00)
                               =========  ===========  ==========  ===========
Weighted average number of
 common shares outstanding.... 2,372,744    2,222,662   2,372,744    2,075,216
                               =========  ===========  ==========  ===========
Weighted average number of
 common shares outstanding
 plus dilutive potential com-
 mon shares................... 2,372,744    2,222,662   2,372,744    2,075,216
                               =========  ===========  ==========  ===========

                See Notes to Consolidated Financial Statements.

                         AMREIT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)

                                     Quarter                Year to Date
                              -----------------------  -----------------------
                                 1999        1998         1999        1998
                              ----------  -----------  ----------  -----------
Cash flows from operating
 activities:
  Net income (loss).......... $ (119,597) $(2,104,940) $  202,091  $(2,067,712)
  Adjustments to reconcile
   net income (loss) to net
   cash provided by operating
   activities:
    Amortization.............     11,654       15,689      27,342       31,377
    Depreciation.............    118,220       73,796     235,890      130,745
    Merger costs.............         --    2,283,322          --    2,283,322
    Increase (decrease) in
     accounts receivable.....     15,612     (132,009)    (61,938)     (45,455)
    Increase (decrease) in
     prepaid expenses........     (1,250)          --      12,284           --
    Increase in accounts
     payable.................     35,985      155,528     143,973       62,752
    Cash receipts from direct
     financing leases less
     than income recognized..     (2,138)      (2,593)     (4,225)      (5,137)
    Decrease (increase) in
     escrow deposits, net of
     minority interest
     partners................        --       (24,000)     10,000      (23,900)
    Increase in accrued
     rental income...........    (22,843)        (883)    (48,546)     (31,125)
    Increase in other
     assets..................     (8,006)          --     (55,749)          --
    Increase in minority
     interest................    131,651      127,709     263,271      263,068
                              ----------  -----------  ----------  -----------
    Net cash provided by
     operating activities....    159,288      391,619     724,393      597,935
                              ----------  -----------  ----------  -----------
Cash flows from investing
 activities:
  Acquisition of real
   estate....................    (40,518)    (947,694) (2,001,622)  (4,679,217)
  Acquisition of furniture,
   fixtures and equipment....    (21,445)          --     (22,258)          --
  Investments in joint
   venture...................    348,936           --     362,149           --
  Change in notes
   receivable................     26,543               (1,540,485)
  Change in prepaid
   acquisition costs.........    (10,368)     (29,210)    (23,077)     (58,286)
                              ----------  -----------  ----------  -----------
    Net cash provided by
     (used in) investing
     activities..............    303,148     (976,904) (3,225,293)  (4,737,503)
                              ----------  -----------  ----------  -----------
Cash flows from financing
 activities:
  Proceeds from issuance of
   stock, net................      2,000    1,337,108       2,000    2,479,782
  Proceeds from (reduction
   of) notes payable.........    299,378     (134,141)  4,799,379    2,653,254
  Distributions paid to
   shareholders..............   (431,839)    (387,634)   (862,661)    (729,599)
  Distributions to minority
   interest partners.........   (141,381)    (147,761)   (281,462)    (287,849)
                              ----------  -----------  ----------  -----------
    Net cash provided by
     (used in) financing
     activities..............   (271,842)     667,572   3,657,256    4,115,588
                              ----------  -----------  ----------  -----------
Net increase (decrease) in
 cash and cash equivalents...    190,594       82,287   1,156,356      (23,980)
Cash and cash equivalents at
 beginning of period.........  1,014,282    1,295,473      48,520    1,401,740
                              ----------  -----------  ----------  -----------
Cash and cash equivalents at
 end of period............... $1,204,876  $ 1,377,760  $1,204,876  $ 1,377,760
                              ==========  ===========  ==========  ===========
Supplemental disclosure of
 non-cash financing
 activities:
  Issuance of stock in lieu
   of note payment........... $       --  $   170,000  $       --  $   170,000
  Issuance of stock in
   connection with Merger.... $       --  $ 2,244,380  $       --  $ 2,244,380

                See Notes to Consolidated Financial Statements.

                         AMREIT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   AmREIT, Inc., formerly American Asset Advisers Trust, Inc. ("Issuer" or the "Company"), was incorporated in the state of Maryland on August 17, 1993. The Company is a real estate investment trust (a "REIT") that acquires, develops, owns and manages high-quality, freestandingretail properties leased to major retail businesses under long-term commercial net leases. Through a wholly-owned subsidiary, the Company also provides advisory services to eleven real estate limited partnerships.

   The consolidated financial statements include the accounts of AmREIT, Inc., its wholly-owned subsidiaries, AmREIT Realty Investment Corporation ("ARIC"), AmREIT Securities Company ("ASC"), AmREIT Operating Corporation ("AOC"), AmREIT Opportunity Corporation ("AOP"), and AmREIT SPE 1, Inc. ("SPE 1"), and its six joint ventures with related parties. ARIC, AOC, and ADP were formed in June, July and April 1998, respectively. ASC and SPE 1 were both formed in February 1999. ARIC was organized to acquire, develop, hold and sell real estate in the short-term for capital gains and/or receive fee income. The Company owns 100% of the outstanding preferred shares of ARIC and AOP. The preferred shares are entitled to receive dividends equal to 95% of net income and are expected to be paid from cash flows, if any. AOC and AOP were formed with the intention to qualify and to operate as a real estate investment trust under federal tax laws. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company owns greater than 50% of the aforementioned joint ventures and exercises control over operations.

   The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are reflected when incurred.

   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. $6,096 and $0 have been paid for income taxes during 1999 and 1998, respectively, for the Company's non-qualified REIT subsidiary. For the three and six months ended June 30, 1999, the Company paid interest of $267,285 and $515,259, respectively. There was no other cash paid for interest during the first six months of 1998.

   Real estate is leased to others on a net lease basis whereby all operating expenses related to the properties including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating method or the direct financing method.

   Under the operating lease method, the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property.

   Under the direct financing lease method, properties are recorded at their net investment. Unearned income is deferred and amortized to income over the life of the lease so as to produce a constant periodic rate of return.

   Expenditures related to the development of real estate are carried at cost plus capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest and loan acquisition costs, and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress. The Company capitalizes acquisition costs once the acquisition of the property becomes probable.

   Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through

                         AMREIT, INC. AND SUBSIDIARIES

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)

operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

   Buildings are depreciated using the straight-line method over an estimated useful life of 39 years.

   Issuance costs incurred in the raising of capital through the sale of common stock are treated as a reduction of shareholders' equity.

   The Company is qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 95% of its real estate investment trust taxable income is distributed by March 15 of the following year.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The Company believes the carrying value of financial instruments consisting of cash, cash equivalents, accounts receivable, notes receivable and accounts and notes payable approximate their fair value.

   The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and include all of the disclosures required by generally accepted accounting principles. The financial statements reflect all normal and recurring adjustments which are, in the opinion of management, necessary to present a fair statement of results for the three and six month periods ended June 30, 1999 and 1998.

   The financial statements of AmREIT, Inc. contained herein should be read in conjunction with the financial statements included in the Company's annual report on Form 10-KSB for the year ended December 31, 1998.

2. NOTES RECEIVABLE

   On January 19, 1999, the Company entered into a note agreement with KMH Land Development, Inc. in the amount of $1,953,715 for the construction of a property. As of June 30, 1999, the Company had advanced $1,540,485 on the note. The note bears interest at the prime lending rate plus one percent with principal and interest payable monthly. The note is secured by the land and construction in progress and is due on February 1, 2000.

3. NOTES PAYABLE

   In November 1998, the Company entered into an unsecured credit facility (the "Credit Facility"), which is being used to provide funds for the acquisition of properties and working capital, and repaid all amounts outstanding under the Company's prior credit facility. Under the Credit Facility, which has a one-year original term and was extended under the same terms and covenants through February 2000, the Company may borrow

                         AMREIT, INC. AND SUBSIDIARIES

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)

up to $30 million subject to the value of unencumbered assets. The Credit Facility contains covenants which, among other restrictions, require the Company to maintain a minimum net worth, a maximum leverage ratio, and specified interest coverage and fixed charge coverage ratios. The Credit Facility bears interest at an annual rate of LIBOR plus a spread ranging from 1.625% to 2.150% (6.625% as of June 30, 1999), set quarterly depending on the Company's leverage ratio. As of June 30, 1999, $14,380,110 was outstanding under the Credit Facility.

   In March 1999, the Company entered into a ten year mortgage note payable with NW L.L.C. for $1,000,000 with $999,379 being outstanding at June 30, 1999. The interest rate is fixed at 8.375% with payments of principal and interest due monthly. The note matures April 1, 2009. The note is collateralized by a first lien mortgage on property with an aggregate carrying value of approximately $1,253,706, net of $32,148 of accumulated depreciation.

   Aggregate annual maturity of the mortgage note payable for each of the following five years ending December 31 are as follows:

      1999............................................................. $ 48,920
      2000.............................................................   71,068
      2001.............................................................   77,253
      2002.............................................................   83,978
      2003.............................................................   91,287
      Thereafter.......................................................  626,873
                                                                        --------
                                                                        $999,379
                                                                        ========

   As part of the Merger (Note 6), the Company assumed a 5-year lease agreement for its office telephone system. The lease terminates in September 2000, at which time the Company has the option to purchase the equipment. Monthly lease payments total $313. Future minimum lease payments required under this lease are summarized as follows:

      1999............................................................... $1,880
      2000............................................................... $2,820

                         AMREIT, INC. AND SUBSIDIARIES

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)

4. MAJOR TENANTS

   The following schedule summarizes rental income by lessee for the three and six months ended June 30, 1999 and June 30, 1998:

                                            Quarter           Year to Date
                                       ------------------ ---------------------
                                         1999     1998       1999       1998
                                       -------- --------- ---------- ----------
Tandy Corporation..................... $ 27,225 $  27,225 $   54,450 $   54,450
America's Favorite Chicken Co.........   23,903    24,566     47,808     49,132
Blockbuster Music Retail, Inc.........   94,475    94,476    188,951    188,952
One Care/ Memorial Hermann Hospital...   50,411    50,409    100,818    100,818
Just For Feet, Inc....................  365,385   188,847    730,712    373,399
Bank United...........................   39,447    39,449     78,898     78,898
Hollywood Entertainment Corp..........   68,290    68,290    136,581    140,427
Don Pablos............................   19,612        --     39,224         --
Krispy Kreme..........................   40,441        --     85,260         --
OfficeMax, Inc........................  129,623   119,086    259,245    147,384
HOP Properties, Inc...................   26,820        --     26,820         --
                                       -------- --------- ---------- ----------
                                       $885,632 $ 612,348 $1,748,767 $1,133,460
                                       ======== ========= ========== ==========

5. EARNINGS (LOSS) PER SHARE

   Basic earnings (loss) per share has been computed by dividing net income
(loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share has been computed by dividing net income (loss) (as adjusted) by the weighted average number of common shares outstanding plus dilutive potential common shares.

   The following table presents information necessary to calculate basic and diluted earnings (loss) per share for the periods indicated:

                                    Quarter To Date          Year To Date
                                 ----------------------  ---------------------
                                   1999        1998        1999       1998
                                 ---------  -----------  --------- -----------
BASIC EARNINGS (LOSS) PER SHARE
  Weighted average common shares
   outstanding.................. 2,372,744    2,222,662  2,372,744   2,075,216
                                 =========  ===========  ========= ===========
  Basic earnings (loss) per
   share........................ $    (.05) $     (0.95) $     .09 $     (1.00)
                                 =========  ===========  ========= ===========
DILUTED EARNINGS (LOSS) PER
 SHARE
  Weighted average common shares
   outstanding.................. 2,372,744    2,222,662  2,372,744   2,075,216
  Shares issuable from assumed
   conversion of warrants.......        --           --         --          --
                                 ---------  -----------  --------- -----------
  Weighted average common shares
   outstanding, as adjusted..... 2,372,744    2,222,662  2,372,744   2,075,216
                                 =========  ===========  ========= ===========
    Diluted earnings (loss) per
     share...................... $    (.05) $     (0.95) $     .09 $     (1.00)
                                 =========  ===========  ========= ===========
EARNINGS (LOSS) FOR BASIC AND
 DILUTED COMPUTATION
  Net income (loss) to common
   shareholders (basic and
   diluted earnings (loss) per
   share computation)........... $(119,597) $(2,104,940) $ 202,091 $(2,067,712)
                                 =========  ===========  ========= ===========

                         AMREIT, INC. AND SUBSIDIARIES

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)
6. MERGER TRANSACTION

   On June 5, 1998, the Company's shareholders voted to approve an agreement and plan of merger with American Asset Advisers Advisers Realty CorporationTrust, Inc. ("AAA"), whereby the stockholder of AAA agreed to exchange 100% of the outstanding shares of common stock of AAA for up to 900,000 shares (the "Share Consideration") of the Company's common stock (the "Merger"). The common stock of AAA was wholly owned by the president and director of the Company. As a result of the Merger, the Company became a fully integrated, self-administered real estate investment trust ("REIT") effective June 5, 1998. Effective June 5, 1998, 213,260 shares were paid and the balance (the "Share Balance") of the Share Consideration is to be paid over a six year period to the extent certain goals are achieved after the Merger. None of the Share Balance has been earned subsequent to June 5, 1998. The market value of the common shares issued effective June 5, 1998 was $2,185,915 was accounted for as expenses incurred in acquiring AAA from a related party. In addition, the Company assumed an obligation to the stockholder of AAA in the amount of $97,407. This obligation and the related accrued interest of $3,157 were subsequently paid with the issuance of 9,811 shares. In connection with the Merger, the Company incurred costs during the six months ended June 30, 1998 of $182,741, consisting primarily of legal and accounting fees, valuation opinions and fairness opinions. For accounting purposes, AAA was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to expense rather than capitalized as goodwill. To the extent the Share Balance is paid over time, the market value of the common shares issued will also be charged to expense. Upon consummation of the Merger on June 5, 1998, certain employees of AAA became employees of the Company, and was no longer obligated to pay fees under the advisor agreement between the Company and AAA. The Company assumed/took over AAA's existing management contracts. This transaction was not accounted for as a contract termination because the contracts AAA had with the various entities were not terminated, but rather assumed by the Company.

7. RELATED PARTY TRANSACTIONS

   See Note 6 regarding the Merger.

Related Party Transactions Subsequent to the Merger:

   Beginning June 5, 1998, the Company provides property acquisition, leasing, administrative and management services for eleven affiliated real estate limited partnerships (the "Partnerships"). The president and director of the Company owns between 45% and 100% of the stock of the companies that serve as the general partner of the Partnerships.

Related Party Transactions Prior to the Merger:

   The Company had entered into an Omnibus Services Agreement with AAA whereby AAA provided property acquisition, leasing, administrative and management services for the Company. There were no reimbursements and fees incurred or charged to expense for the three and six months ended June 30, 1999. Reimbursements and fees of $40,140 and $57,800 were incurred and charged to expense for the three and six months ended June 30, 1998, respectively.

   AAA had incurred certain costs in connection with the organization and syndication of the Company. Reimbursement of these costs become obligations of the Company in accordance with the terms of the offering. There were no costs incurred by AAA for the three and six months ended June 30, 1999, in connection with the issuance and marketing of the Company's stock. Costs of $37,190 and $56,164 were incurred by AAA for the three and six months ended June 30, 1998, respectively, in connection with the issuance and marketing of the Company's stock. These costs are reflected as issuance costs and are recorded as a reduction to capital in excess of par value.

                         AMREIT, INC. AND SUBSIDIARIES

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)

   Acquisition fees, including real estate commissions, finders fees, consulting fees and any other non-recurring fees incurred in connection with locating, evaluating and selecting properties and structuring and negotiating the acquisition of properties are included in the basis of the properties. There were no acquisition fees incurred or paid to AAA for the three and six months ended June 30, 1999. Acquisition fees of $67,961 and $123,389 were incurred and paid to AAA for the three and six months ended June 30, 1998, respectively. Acquisition fees paid to AAA included $430,972 that was earned prior to purchasing certain properties.

   On October 16, 1997, the Company entered into a joint venture with AAA Net Realty XI, Ltd., an entity with common management. The joint venture was formed to purchase a property, which is being operated as a Hollywood Video store in Lafayette, Louisiana. The property was purchased on October 31, 1997 after the construction was completed. The Company's interest in the joint venture is 74.58%.

   On February 11, 1997, the Company entered into a joint venture with AAA Net Realty XI, Ltd. The joint venture was formed to purchase a property, which is being operated as a Just For Feet retail store in Baton Rouge, Louisiana. The property was purchased on June 9, 1997 after the construction was completed. The Company's interest in the joint venture is 51%.

   On September 23, 1996, the Company entered into a joint venture with AAA Net Realty XI, Ltd. The joint venture was formed to purchase a parcel of land in The Woodlands, Texas upon which the tenant, Bank United, constructed a branch bank building at its cost. At the termination of the lease the improvements will be owned by the joint venture. The Company's interest in the joint venture is 51%.

   On April 5, 1996, the Company entered into a joint venture with AAA Net Realty Fund XI, Ltd. and AAA Net Realty Fund X, Ltd., entities with common management, to purchase a property which is being operated as a Just For Feet retail store in Tucson, Arizona. The property was purchased on September 11, 1996 after the construction was completed. The Company's interest in the joint venture is 51.9%.

   On September 12, 1995, the Company entered into a joint venture agreement with AAA Net Realty Fund XI, Ltd. to purchase a property, which is being operated as a Blockbuster Music Store in Wichita, Kansas. The Company's interest in the joint venture is 51%.

   On October 27, 1994, the Company entered into a joint venture agreement with AAA Net Realty Fund X, Ltd., an entity with common management. The joint venture was formed to purchase a property, which is being operated as a Blockbuster Music Store in Independence, Missouri. The Company's interest in the joint venture is 54.84%.

8. COMMITMENTS

   At June 30, 1999, the Company is committed to incur additional costs of approximately $4,466,000, not to exceed $4,761,000, in connection with properties under development.

      FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
AmREIT, Inc.

   We have audited the accompanying consolidated balance sheet of AmREIT, Inc. and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the Index. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Houston, Texas
March 12, 1999

                         AmREIT, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998

                              ASSETS
Cash and cash equivalents......................................... $    48,520
Accounts receivable...............................................      13,138
Prepaid expenses..................................................      13,534
Investment in joint venture.......................................     362,149
Property:
  Escrow deposits.................................................      10,000
  Land............................................................  11,663,291
  Buildings.......................................................  17,832,096
  Furniture, fixtures and equipment...............................      68,979
                                                                   -----------
                                                                    29,574,366
  Accumulated depreciation........................................    (696,384)
                                                                   -----------
    Total property................................................  28,877,982
                                                                   -----------
Net investment in direct financing leases.........................   3,171,670
Other assets:
  Preacquisition costs............................................     355,623
  Accrued rental income...........................................     245,588
  Other...........................................................      49,342
                                                                   -----------
    Total other assets............................................     650,553
                                                                   -----------
    TOTAL ASSETS.................................................. $33,137,546
                                                                   ===========

               LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Note payable.................................................... $10,580,110
  Accounts payable................................................     201,279
  Security deposit................................................      15,050
                                                                   -----------
    TOTAL LIABILITIES.............................................  10,796,439
                                                                   -----------
MINORITY INTEREST.................................................   5,218,999
Commitments (Note 11)
SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,001,000 shares authorized,
   none issued....................................................          --
  Common stock, $.01 par value, 100,010,000 shares authorized,
   2,384,117 shares issued........................................      23,841
  Capital in excess of par value..................................  21,655,867
  Accumulated distributions in excess of earnings.................  (4,451,107)
  Cost of treasury stock, 11,373 shares...........................    (106,493)
                                                                   -----------
    TOTAL SHAREHOLDERS' EQUITY....................................  17,122,108
                                                                   -----------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................... $33,137,546
                                                                   ===========

                See Notes to Consolidated Financial Statements.

                         AmREIT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        For the Years Ended
                                                            December 31,
                                                       -----------------------
                                                          1998         1997
                                                       -----------  ----------
Revenues:
  Rental income from operating leases................  $ 2,401,048  $1,217,187
  Earned income from direct financing leases.........      340,709     339,628
  Interest income....................................       98,692     153,895
  Service fees and other income......................      187,577          --
                                                       -----------  ----------
    TOTAL REVENUES...................................    3,028,026   1,710,710
                                                       -----------  ----------
Expenses:
  General operating and administrative...............      562,110     112,464
  Reimbursements and fees to related party...........       40,607     106,504
  Interest...........................................      402,707       6,000
  Depreciation.......................................      355,114     146,015
  Amortization.......................................       62,754      62,754
  Merger costs (Note 8)..............................    2,427,658     282,890
  Potential acquisition costs........................      464,303          --
                                                       -----------  ----------
    TOTAL EXPENSES...................................    4,315,253     716,627
                                                       -----------  ----------
Income (loss) before minority interest in net income
 of consolidated joint ventures......................   (1,287,227)    994,083
Minority interest in net income of consolidated joint
 ventures............................................     (518,559)   (455,226)
                                                       -----------  ----------
Net income (loss)....................................  $(1,805,786) $  538,857
                                                       ===========  ==========
Basic earnings (loss) per share......................      $ (0.81) $     0.34
                                                       ===========  ==========
Diluted earnings (loss) per share....................      $ (0.81) $     0.33
                                                       ===========  ==========
Weighted average number of common shares
 outstanding.........................................    2,226,403   1,563,048
                                                       ===========  ==========
Weighted average number of common shares outstanding
 plus dilutive potential common shares...............    2,226,403   1,624,217
                                                       ===========  ==========


                See Notes to Consolidated Financial Statements.

                         AmREIT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                         Accumulated
                           Common Stock    Capital in   Distributions  Cost of
                         -----------------  Excess of   in Excess of  Treasury
                          Number   Amount   Par Value     Earnings      Stock       Total
                         --------- ------- -----------  ------------- ---------  -----------
Balance at December 31,
 1996................... 1,204,925 $12,049 $10,780,847   $  (499,194) $      --  $10,293,702
  Net income............        --      --          --       538,857         --      538,857
  Distributions ($.72
   per share)...........        --      --          --    (1,093,439)        --   (1,093,439)
  Issuance of common
   stock................   663,288   6,633   6,783,642            --         --    6,790,275
  Stock issuance costs..        --      --    (899,189)           --         --     (899,189)
                         --------- ------- -----------   -----------  ---------  -----------
Balance at December 31,
 1997................... 1,868,213  18,682  16,665,300    (1,053,776)        --   15,630,206
  Net income (loss).....        --      --          --    (1,805,786)        --   (1,805,786)
  Distributions ($.73
   per share)...........        --      --          --    (1,591,545)        --   (1,591,545)
  Issuance of common
   stock................   515,904   5,159   5,252,768            --         --    5,257,927
  Stock issuance costs..        --      --    (262,201)           --         --     (262,201)
  Cost of treasury
   stock, 11,373
   shares...............        --      --          --            --   (106,493)    (106,493)
                         --------- ------- -----------   -----------  ---------  -----------
Balance at December 31,
 1998................... 2,384,117 $23,841 $21,655,867   $(4,451,107) $(106,493) $17,122,108
                         ========= ======= ===========   ===========  =========  ===========



                See Notes to Consolidated Financial Statements.

                         AmREIT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       For the Years Ended
                                                           December 31,
                                                     -------------------------
                                                        1998          1997
                                                     -----------  ------------
Cash flows from operating activities:
  Net income (loss)................................. $(1,805,786) $    538,857
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Amortization....................................      62,754        62,754
    Depreciation....................................     355,114       146,015
    Merger costs....................................   2,283,322            --
    Decrease (increase) in accounts receivable......     111,462      (119,481)
    Increase in prepaid expenses....................     (13,534)           --
    Increase in accounts payable....................     106,961        72,588
    Cash receipts from direct financing leases less
     than income recognized.........................     (10,474)       (9,398)
    Decrease in escrow deposits, net of minority
     interest partners..............................       1,100        27,150
    Increase in accrued rental income...............     (77,409)      (93,554)
    Increase in other assets........................     (22,000)           --
    Increase in minority interest...................     518,559       455,226
                                                     -----------  ------------
      Net cash provided by operating activities.....   1,510,069     1,080,157
                                                     -----------  ------------
Cash flows from investing activities:
  Acquisition of real estate........................  (7,337,349)  (11,409,725)
  Additions of furniture, fixtures and equipment....      (5,019)           --
  Investment in joint venture.......................    (362,149)           --
  Change in preacquisition costs....................      17,063      (298,350)
                                                     -----------  ------------
    Net cash used in investing activities...........  (7,687,454)  (11,708,075)
Cash flows from financing activities:
  Proceeds from issuance of stock, net..............   2,480,782     5,891,086
  Common stock repurchases..........................    (106,493)           --
  Prepaid issuance costs............................          --       101,399
  Proceeds from note payable........................   4,601,778     5,981,489
  Distributions paid to shareholders................  (1,591,545)   (1,093,439)
  Distributions to minority interest partners.......    (560,357)     (467,188)
                                                     -----------  ------------
    Net cash provided by financing activities.......   4,824,165    10,413,347
                                                     -----------  ------------
Net decrease in cash and cash equivalents...........  (1,353,220)     (214,571)
Cash and cash equivalents at beginning of year......   1,401,740     1,616,311
                                                     -----------  ------------
Cash and cash equivalents at end of year............ $    48,520  $  1,401,740
                                                     ===========  ============
Supplemental disclosure of non-cash financing
 activities:
  Real estate and escrow deposit contributed by
   partners of the consolidated joint ventures
   (minority interest).............................. $        --  $  1,677,659
                                                     ===========  ============
  Issuance of stock in lieu of note payment......... $   270,564  $         --
                                                     ===========  ============
  Issuance of stock in connection with Merger....... $ 2,244,380  $         --
                                                     ===========  ============

                See Notes to Consolidated Financial Statements.

                         AmREIT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business and Nature of Operations

   AmREIT, Inc., formerly American Asset Advisers Trust, Inc. ("Issuer" or the "Company"), was incorporated in the state of Maryland on August 17, 1993. The Company is a real estate investment trust (a "REIT") that acquires, develops, owns and manages high-quality, freestanding properties leased to major retail businesses under long-term commercial net leases. Through a wholly-owned subsidiary, the Company also provides advisory services to eleven real estate limited partnerships.

 Basis of Consolidation

   The consolidated financial statements include the accounts of AmREIT, Inc., its wholly-owned subsidiaries, AmREIT Realty Investment Corporation ("ARIC"), AmREIT Operating Corporation ("AOC"), and AmREIT Opportunity Corporation ("AOP"), and its six joint ventures with related parties. The three subsidiaries were formed in June, July and April 1998, respectively. ARIC was organized to acquire, develop, hold and sell real estate in the short-term for capital gains and/or receive fee income. The Company owns 100% of the outstanding preferred shares of ARIC. The preferred shares are entitled to receive dividends equal to 95% of net income and are expected to be paid from cash flows, if any. AOC and AOP were formed with the intention to qualify and to operate as a real estate investment trust under federal tax laws. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company owns greater than 50% of the aforementioned joint ventures and exercises control over operations.

 Basis of Accounting

   The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

 Cash and Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

 Real Estate

   Real estate is leased to others on a net lease basis whereby all operating expenses related to the properties, including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating method or the direct financing method.

   Under the operating method, the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property. Under the direct financing method, properties are recorded at their net investment (see Note 3). Unearned income is deferred and amortized to income over the life of the lease so as to produce a constant periodic rate of return.

   Expenditures related to the development of real estate are carried at cost plus capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest and loan acquisition costs, and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress. The Company capitalizes acquisition costs once the acquisition of the property

                         AmREIT, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

becomes probable. Prior to that time, the Company expenses these costs as acquisition expense. Interest of $316,492 and $155,108 was capitalized on properties under construction during 1998 and 1997, respectively.

   Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

 Depreciation

   Buildings are depreciated using the straight-line method over an estimated useful life of 39 years.

 Other Assets

   Other assets include organization costs and loan acquisition costs. Organization costs of $313,768 incurred in the formation of the Company are amortized on a straight-line basis over five years. Accumulated amortization related to organization costs as of December 31, 1998 totaled $286,426. Loan acquisition costs of $24,000 incurred in obtaining property financing are amortized to interest expense on a straight-line basis over the term of the debt agreements. Accumulated amortization related to loan acquisition costs as of December 31, 1998 totaled $2,000.

 Stock Issuance Costs

   Issuance costs incurred in the raising of capital through the sale of common stock are treated as a reduction of shareholders' equity.

 Statement of Cash Flows--Supplemental Information

   There has been no cash paid for income taxes during 1998 or 1997. During 1998 and 1997, the Company paid interest of $635,177 and $149,108, respectively, of which $316,492 and $149,108 were capitalized on properties under construction.

 Federal Income Taxes

   The Company is qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 95% of its real estate investment trust taxable income is distributed by March 15 of the following year.

 Earnings Per Share

   Basic earnings per share has been computed by dividing net income to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share has been computed by dividing net income to common shareholders (as adjusted) by the weighted average number of common shares outstanding plus dilutive potential common shares.

                         AmREIT, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

   The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated:

                                                          For the Year Ended
                                                             December 31,
                                                         ----------------------
                                                            1998        1997
                                                         -----------  ---------
BASIC EARNINGS (LOSS) PER SHARE
  Weighted average common shares outstanding............   2,226,403  1,563,048
                                                         ===========  =========
    Basic earnings (loss) per share..................... $      (.81) $     .34
                                                         ===========  =========
DILUTED EARNINGS (LOSS) PER SHARE
  Weighted average common shares outstanding............   2,226,403  1,563,048
  Shares issuable from assumed conversion of warrants...          --     61,169
                                                         -----------  ---------
  Weighted average common shares outstanding, as
   adjusted.............................................   2,226,403  1,624,217
                                                         ===========  =========
    Diluted earnings (loss) per share................... $      (.81) $     .33
                                                         ===========  =========
EARNINGS (LOSS) FOR BASIC AND DILUTED COMPUTATION
  Net income (loss) to common shareholders (basic and
   diluted earnings per share computation).............. $(1,805,786) $ 538,857
                                                         ===========  =========

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

   The Company believes the carrying value of financial instruments consisting of cash, cash equivalents, accounts receivable and accounts and notes payable approximate their fair value.

 New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement, which is effective for all Fiscal quarters of fiscal years beginning after June 1, 1999, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company is currently reviewing the Statement to see what impact, if any, it will have on the Company's consolidated financial statements.

                         AmREIT, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

2. OPERATING LEASES

   A summary of minimum future rentals, exclusive of any renewals, under noncancellable operating leases in existence at December 31, 1998 is as follows:

      1999.......................................................... $ 2,860,477
      2000.......................................................... $ 2,885,305
      2001.......................................................... $ 2,894,342
      2002.......................................................... $ 2,929,325
      2003.......................................................... $ 2,948,914
      2004-2016..................................................... $21,782,827

3. NET INVESTMENT IN DIRECT FINANCING LEASES

   The Company's net investment in its direct financing leases at December 31, 1998 included:

      Minimum lease payments receivable............................ $ 6,780,584
      Unguaranteed residual value..................................   1,557,904
      Less: Unearned income........................................   5,166,818
                                                                    -----------
                                                                    $ 3,171,670
                                                                    ===========

   A summary of minimum future rentals, exclusive of any renewals, under the noncancellable direct financing leases follows:

      1999........................................................... $  333,165
      2000........................................................... $  336,590
      2001........................................................... $  343,251
      2002........................................................... $  363,233
      2003........................................................... $  363,226
      2004-2016...................................................... $5,041,100

4. JOINT VENTURES

 Investment in Joint Venture

   On June 29, 1998, the Company entered into a joint venture agreement with GDC, Ltd. The joint venture was formed to develop a multi-tenant retail center and to sell to a third party upon completion. The Company's interest in the joint venture is approximately 6.67% and is accounted for using the cost method. In addition, the Company shall receive a preferred return on its investment. The Company is not required to contribute any additional money to the joint venture.

 Consolidated Joint Ventures

   The Company consolidates its joint ventures listed below due to its ability to control operations. Pursuant to the Joint Venture Agreements that incorporate the provisions to the Texas Revised Partnership Act, the Company as majority owner may make management decisions, such as the sale of the property, without the consent of the minority joint venture interests.

                         AmREIT, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

   On October 16, 1997, the Company entered into a joint venture with AAA Net Realty XI, Ltd., an entity with common management. The joint venture was formed for the purchase of a property, which is being operated as a Hollywood Video store in Lafayette, Louisiana. The property was purchased on October 31, 1997 after the construction was completed. The Company's interest in the joint venture is 74.58%.

   On February 11, 1997, the Company entered into a joint venture with AAA Net Realty XI, Ltd. The joint venture was formed for the purchase of a property, which is being operated as a Just For Feet retail store in Baton Rouge, Louisiana. The property was purchased on June 9, 1997 after the construction was completed. The Company's interest in the joint venture is 51%.

   On September 23, 1996, the Company formed a joint venture, AAA Joint Venture 96-2, with AAA Net Realty Fund XI, Ltd. The joint venture was formed for the purpose of acquiring a parcel of land in The Woodlands, Texas upon which the tenant, Bank United, constructed a branch bank building at its cost. At the termination of the lease the improvements will be owned by the joint venture. The Company's interest in the joint venture is 51%.

   On April 5, 1996, the Company formed a joint venture, AAA Joint Venture 96-1, with AAA Net Realty Fund XI, Ltd. and AAA Net Realty Fund X, Ltd., entities with common management, for the purpose of acquiring a property which is being operated as a Just For Feet retail store in Tucson, Arizona. The property was purchased on September 11, 1996 after construction was completed. The Company's interest in the joint venture is 51.9%.

   On September 12, 1995, the Company formed a joint venture, AAA Joint Venture 95-2, with AAA Net Realty Fund XI, Ltd. for the purpose of acquiring a property in Wichita, Kansas on lease to Blockbuster Music Retail, Inc. The Company's interest in the joint venture is 51%.

   On October 27, 1994, the Company formed a joint venture, AAA Joint Venture 94-1, with AAA Net Realty Fund X, Ltd. for the purpose of acquiring a property in Independence, Missouri on lease to Blockbuster Music Retail, Inc. The Company's interest in the joint venture is 54.84%.

5. NOTES PAYABLE

   In November 1998, the Company entered into an unsecured credit facility (the "Credit Facility"), which is being used to provide funds for the acquisition of properties and working capital, and repaid all amounts outstanding under the Company's prior credit facility. Under the Credit Facility, which has a one-year term, the Company may borrow up to $30 million subject to the value of unencumbered assets. The Credit Facility contains covenants which, among other restrictions, require the Company to maintain a minimum net worth, a maximum leverage ratio, and specified interest coverage and fixed charge coverage ratios. The Credit Facility bears interest at an annual rate of LIBOR plus a spread ranging from 1.625% to 2.150% (6.938% as of December 31, 1998), set quarterly depending on the Company's leverage ratio. As of December 31, 1998, $10,580,110 was outstanding under the Credit Facility.

                         AmREIT, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

   As part of the Merger, the Company assumed a 5-year lease agreement for its office telephone system. The lease terminates in September 2000, at which time the Company has the option to purchase the equipment. Monthly lease payments total $313. Future minimum lease payments required under this lease are summarized as follows:

      1999............................................................... $3,760
      2000............................................................... $2,820

6. MAJOR TENANTS

   The Company's operations are related to the acquisition and leasing of commercial real estate properties. The following schedule summarizes rental income by lessee for 1998 and 1997 under both operating and direct financing methods of accounting:

                                                              1998       1997
                                                           ---------- ----------
Tandy Corporation (Mesquite, Texas)......................  $  108,900 $  108,900
America's Favorite Chicken Company (Smyrna, Georgia).....      98,265     97,931
Blockbuster Music Retail, Inc. (Independence, Missouri
 and Wichita, Kansas)....................................     377,901    377,901
OneCare Health Industries, Inc. (Houston, Texas).........     202,800    201,638
Just For Feet, Inc. (Tucson, Arizona; Baton Rouge,
 Louisiana; The Woodlands, Texas and Sugar Land, Texas)..   1,096,233    590,192
Bank United (The Woodlands, Texas and Houston, Texas)....     157,801    157,801
Hollywood Entertainment Corp. (Lafayette, Louisiana and
 Ridgeland, Mississippi).................................     273,931     22,452
OfficeMax, Inc. (Lake Jackson, Texas and Dover,
 Delaware)...............................................     406,622         --
D F & R Operating Company, Inc. (Peachtree City,
 Georgia)................................................       3,288         --
Krispy Kreme Doughnuts of the Gulf Coast, Ltd. (Houston,
 Texas)..................................................      16,016         --
                                                           ---------- ----------
  Total..................................................  $2,741,757 $1,556,815
                                                           ========== ==========

7. FEDERAL INCOME TAXES

   The differences between net income for financial reporting purposes and taxable income before distribution deductions relate primarily to temporary differences, to certain organization costs which are amortized for financial reporting purposes only and to merger costs and potential acquisition costs which are expensed for financial reporting purposes.

   For income tax purposes, distributions paid to shareholders consist of ordinary income, capital gains and return of capital as follows:

                                                              1998       1997
                                                           ---------- ----------
      Ordinary Income..................................... $  780,588 $  795,918
      Return of capital...................................    810,957    297,521
                                                           ---------- ----------
                                                           $1,591,545 $1,093,439
                                                           ========== ==========

                         AmREIT, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

8. MERGER TRANSACTION

   On June 5, 1998, the Company's shareholders voted to approve an agreement and plan of merger with American Asset Advisers Realty Corporation ("AAA"), whereby the stockholder of AAA agreed to exchange 100% of the outstanding shares of common stock of AAA for up to 900,000 shares (the "Share Consideration") of the Company's common stock (the "Merger"). The common stock of AAA was wholly owned by the president and director of the Company. As a result of the Merger, the Company became a fully integrated, self-administered real estate investment trust ("REIT") effective June 5, 1998. Effective June 5, 1998, 213,260 shares were issued and the balance (the "Share Balance") of the Share Consideration is to be paid over a six year period to the extent certain goals are achieved after the Merger. None of the Share Balance has been earned subsequent to June 5, 1998. The market value of the common shares issued effective June 5, 1998 was $2,185,915 which was accounted for as expenses incurred in acquiring AAA from a related party. In addition, the Company assumed an obligation to the stockholder of AAA in the amount of $97,407. This obligation and the related accrued interest of $3,157 were subsequently paid with the issuance of 9,811 shares. In connection with the Merger, the Company incurred costs during 1998 and 1997 of $144,336 and $282,890, respectively, consisting primarily of legal and accounting fees, valuation opinions and fairness opinions. For accounting purposes, AAA was not considered a "business" for purposes of applying APB Opinion No. 16, "Business Combinations," and therefore, the market value of the common shares issued in excess of the fair value of the net tangible assets acquired was charged to expense rather than capitalized as goodwill. To the extent the Share Balance is paid over time, the market value of the common shares issued will also be charged to expense. Upon consummation of the Merger on June 5, 1998, certain employees of AAA became employees of the Company, and any obligation to pay fees under the advisor agreement between the Company and AAA was terminated and the Company assumed/took over AAA's existing management contracts. This transaction was not accounted for as a contract termination because the contracts AAA had with the various entities were not terminated, but rather assumed by the Company.

9. RELATED PARTY TRANSACTIONS

   See Note 8 regarding the Merger and Note 4 regarding joint venture agreements with related parties.

 Related Party Transactions Subsequent to the Merger:

   Beginning June 5, 1998, the Company provides property acquisition, leasing, administrative and management services for eleven affiliated real estate limited partnerships (the "Partnerships"). The president and director of the Company owns between 45% and 100% of the stock of the companies that serve as the general partner of the Partnerships. Service fees of $138,340 were paid by the Partnerships to the Company for 1998.

 Related Party Transactions Prior to the Merger:

   Prior to June 5, 1998, the Company was a party to an Omnibus Services Agreement with AAA whereby AAA provided property acquisition, leasing, administrative and management services for the Company. Service fees of $40,607 were incurred and charged to expense for the period beginning January 1, 1998 through June 5, 1998. Service fees of $106,504 were incurred and charged to expense for 1997.

   AAA had incurred certain costs in connection with the organization and syndication of the Company. Reimbursement of these costs become obligations of the Company in accordance with the terms of the offering. Costs of $56,164 were incurred by AAA for the period ended June 5, 1998 in connection with the issuance and marketing of the Company's stock. Costs of $164,985 were incurred by AAA during 1997 in connection with

                         AmREIT, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

the issuance and marketing of the Company's stock. These costs are reflected as issuance costs and are recorded as a reduction to capital in excess of par value.

   Acquisition fees, including real estate commissions, finders fees, consulting fees and any other non-recurring fees incurred in connection with locating, evaluating and selecting properties and structuring and negotiating the acquisition of properties are included in the basis of the properties. Acquisition fees of $123,389 were incurred and paid to AAA for the period ended June 5, 1998. Acquisition fees of $1,059,805 were incurred and paid to AAA during 1997. Acquisition fees paid to AAA included $355,623 that was earned prior to purchasing certain properties.

10. PROPERTY ACQUISITIONS IN 1998

   On December 18, 1998, the Company acquired a parcel of land for a purchase price of $773,800 upon which the tenant, D F & R Operating Company, Inc., constructed a restaurant building at its cost. At the termination of the lease, the improvements will be owned by the Company. This property is being operated as a Don Pablo's Mexican restaurant on State Highway 54 in Peachtree City, Georgia. The lease agreement extends for ten years, however the tenant has the option to renew the lease for four additional terms of five years each. The lease has provisions for an escalation in the rent after the fifth year of the lease. The Company recorded $3,288 of revenue from this property in 1998.

   On November 23, 1998, the Company acquired a newly constructed property on lease to Krispy Kreme Doughnuts of the Gulf Coast, Ltd. for a purchase price of $1,371,742. This property is being operated as a Krispy Kreme restaurant on Westheimer Road in Houston, Texas. The lease agreement extends for fifteen years, however the tenant has the option to renew the lease for four additional terms of five years each. The lease has provisions for an escalation in the rent after the fifth and tenth years of the lease. The Company recorded $16,016 of revenue from this property in 1998.

   On July 1, 1998, the Company acquired a newly constructed property on lease to Just For Feet, Inc. for a purchase price of $3,928,997. This property is being operated as a Just For Feet retail store on U.S. 59 at First Colony Boulevard in Sugar Land, Texas. The lease agreement extends for fifteen years, however the tenant has the option to renew the lease for two additional terms of five years each. The lease has provisions for an escalation in the rent after the fifth and tenth years of the lease. The Company recorded $190,853 of revenue from this property in 1998.

   On June 3, 1998, the Company acquired a newly constructed property on lease to Just For Feet, Inc. for a purchase price of $3,751,555. This property is being operated as a Just For Feet retail store on Lake Woodlands Drive in The Woodlands, Texas. The lease agreement extends for fifteen years, however the tenant has the option to renew the lease for two additional terms of five years each. The lease has provisions for an escalation in the rent after the fifth and tenth years of the lease. The Company recorded $213,851 of revenue from this property in 1998.

   On April 14, 1998, the Company acquired a newly constructed property on lease to OfficeMax, Inc. for a purchase price of $2,848,793. This property is being operated as an OfficeMax store on U.S. Route 13 in Dover, Delaware. The lease agreement extends for fifteen years, however the tenant has the option to renew the lease for four additional terms of five years each. The lease has provisions for an escalation in the rent after the fifth and tenth years of the lease. The Company recorded $196,793 of revenue from this property in 1998.

                         AmREIT, INC. AND SUBSIDIARIES

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

   On February 20, 1998, the Company acquired a newly constructed property on lease to OfficeMax, Inc. for a purchase price of $2,405,666. This property is being operated as an OfficeMax store on the northwest corner of State Highway 332 and This Way in Lake Jackson, Texas. The lease agreement extends for fifteen years, however the tenant has the option to renew the lease for three additional terms of five years each. The lease has provisions for an escalation in the rent after the fifth and tenth years of the lease. The Company recorded $209,829 of revenue from this property in 1998.

11. COMMITMENT

   As part of the Merger, the Company assumed a 3-year lease agreement for its office facilities. The lease terminates in September 2000, however the Company has the option to renew the lease for an additional three years. Rental expense for the year ended December 31, 1998 was $36,256. Future minimum lease payments required under this operating lease, excluding renewal options, are summarized as follows:

      1999.............................................................. $58,635
      2000.............................................................. $43,976

           AAA NET REALTY FUND IX, LTD. (A LIMITED PARTNERSHIP)

                               BALANCE SHEET

                               JUNE 30, 1999

                                (Unaudited)

                                ASSETS
Cash and cash equivalents............................................. $  219,738
Property:
  Land................................................................  1,490,494
  Buildings...........................................................  2,946,375
                                                                       ----------
                                                                        4,436,869
  Accumulated depreciation............................................   (686,869)
                                                                       ----------
    Total property....................................................  3,750,000
                                                                       ----------
Other assets:
  Accrued rental income...............................................     38,830
                                                                       ----------
    TOTAL ASSETS...................................................... $4,008,568
                                                                       ==========

                  LIABILITIES AND PARTNERSHIP EQUITY
Liabilities:
  Accounts payable.................................................... $    9,665
                                                                       ----------
    TOTAL LIABILITIES.................................................      9,665
                                                                       ----------
Partnership equity (deficit):
  General partners....................................................     (2,287)
  Limited partners....................................................  4,001,190
                                                                       ----------
    TOTAL PARTNERSHIP EQUITY..........................................  3,998,903
                                                                       ----------
TOTAL LIABILITIES AND PARTNERSHIP EQUITY.............................. $4,008,568
                                                                       ==========

                    See Notes to Financial Statements.

                       AAA NET REALTY FUND IX, LTD.

                          (A LIMITED PARTNERSHIP)

                           STATEMENTS OF INCOME

         FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                (Unaudited)

                                                 Quarter        Year To Date
                                            ----------------- -----------------
                                              1999     1998     1999     1998
                                            -------- -------- -------- --------
Revenues:
  Rental income............................ $137,848 $137,849 $278,494 $275,698
  Interest income..........................    1,747    1,041    3,599    1,910
                                            -------- -------- -------- --------
    Total revenues.........................  139,595  138,890  282,093  277,608
                                            -------- -------- -------- --------
Expenses:
  Advisory fees to related party...........    9,960    4,389   19,920    8,778
  Depreciation.............................   23,384   23,384   46,768   46,768
  Professional fees........................    5,378    2,220   10,770   12,424
                                            -------- -------- -------- --------
    Total expenses.........................   38,722   29,993   77,458   67,970
                                            -------- -------- -------- --------
Net income................................. $100,873 $108,897 $204,635 $209,638
                                            ======== ======== ======== ========
Allocation of net income:
  General partners......................... $  1,009 $  1,089 $  2,047 $  2,096
  Limited partners.........................   99,864  107,808  202,588  207,542
                                            -------- -------- -------- --------
                                            $100,873 $108,897 $204,635 $209,638
                                            ======== ======== ======== ========
Net income per unit........................ $  18.71 $  20.20 $  37.96 $  38.89
                                            ======== ======== ======== ========
Weighted average units outstanding.........  5,390.5  5,390.5  5,390.5  5,390.5
                                            ======== ======== ======== ========

                    See Notes to Financial Statements.

                       AAA NET REALTY FUND IX, LTD.

                          (A LIMITED PARTNERSHIP)

                         STATEMENTS OF CASH FLOWS

         FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                (Unaudited)

                                           Quarter            Year To Date
                                     --------------------  --------------------
                                       1999       1998       1999       1998
                                     ---------  ---------  ---------  ---------
Cash flows from operating
 activities:
  Net income.......................  $ 100,873  $ 108,897  $ 204,635  $ 209,638
  Adjustments to reconcile net
   income to net cash flows from
   operating activities:
    Depreciation...................     23,384     23,384     46,768     46,768
    Decrease in accounts
     receivable....................        --         --         --      46,875
    Increase in accrued rental
     income........................     (5,295)    (5,295)   (10,590)   (10,590)
    Increase (decrease) in accounts
     payable.......................      3,120     (1,067)    (3,762)    (4,449)
                                     ---------  ---------  ---------  ---------
      Net cash provided by
       operating activities........    122,082    125,919    237,051    288,242
                                     ---------  ---------  ---------  ---------
Cash flows from financing
 activities:
  Distributions paid to partners...   (116,861)  (116,376)  (233,615)  (232,590)
                                     ---------  ---------  ---------  ---------
      Net cash used in financing
       activities..................   (116,861)  (116,376)  (233,615)  (232,590)
                                     ---------  ---------  ---------  ---------
Net increase in cash and cash
 equivalents.......................      5,221      9,543      3,436     55,652
Cash and cash equivalents at
 beginning of period...............    214,517    196,028    216,302    149,919
                                     ---------  ---------  ---------  ---------
Cash and cash equivalents at end of
 period............................  $ 219,738  $ 205,571  $ 219,738  $ 205,571
                                     =========  =========  =========  =========

                    See Notes to Financial Statements.

                       AAA NET REALTY FUND IX, LTD.

                          (A LIMITED PARTNERSHIP)

                       NOTES TO FINANCIAL STATEMENTS

         FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                (Unaudited)

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   AAA Net Realty Fund IX, Ltd. (the "Partnership"), is a limited partnership formed February 1, 1990 under the laws of the State of Nebraska. American Asset Advisers Management Corporation IX (a Nebraska corporation) is the managing general partner and H. Kerr Taylor is the individual general partner. The Partnership commenced operations as of June 6, 1990.

   The Partnership was formed to acquire commercial properties for cash, own, lease, operate, manage and eventually sell the properties. Prior to June 5, 1998, the supervision of the operations of the properties was managed by American Asset Advisers Realty Corporation, ("AAA"), a related party. Beginning June 5, 1998, the supervision of the operations of the properties is managed by AmREIT Realty Investment Corporation, ("ARIC"), a related party.

   The financial records of the Partnership are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are reflected when incurred.

   For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. There has been no cash paid for income taxes or interest during 1999 or 1998.

   Land and buildings are stated at cost. Buildings are depreciated on a straight-line basis over an estimated useful life of 31.5 years.

   The final property acquisition was completed as a joint venture. The Partnership's interest in the joint venture is 4.8%. At June 30, 1999, the net book value of this property comprised 1.6% of total assets, the rental income of $4,361 comprised 1.6% of total rental income and 2.1% of net income. Because of the immateriality of these amounts to the financial statements as a whole, the initial purchase and the subsequent rental income and depreciation have been accounted for on the proportionate consolidation method.

   All income and expense items flow through to the partners for tax purposes. Consequently, no provision for federal or state income taxes is provided in the accompanying financial statements.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and include all of the disclosures required by generally accepted accounting principles. The financial statements reflect all normal and recurring adjustments which are, in the opinion of management, necessary to present a fair statement of results for the three and six month periods ended June 30, 1999 and 1998.

   The financial statements of AAA Net Realty Fund IX, Ltd. contained herein should be read in conjunction with the financial statements included in the Partnership's annual report on Form 10-KSB for the year ended December 31, 1998.

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

2.PARTNERSHIP EQUITY

   The managing general partner, American Asset Advisers Management Corporation IX, and the individual general partner, H. Kerr Taylor, have made capital contributions in the amounts of $990 and $10, respectively. The general partners shall not be obligated to make any other contributions to the Partnership, except that, in the event that the general partners have negative balances in their capital accounts after dissolution and winding up of, or withdrawal from, the Partnership, the general partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1.01% of the total capital contributions of the limited partners' over the amount previously contributed by the general partners.

3.RELATED PARTY TRANSACTIONS

   The Partnership Agreement provides for the payment for services necessary for the prudent operation of the Partnership and its assets with the exception that no reimbursement is permitted for rent, utilities, capital equipment, salaries, fringe benefits or travel expenses allocated to the individual general partner or to any controlling persons of the managing general partner. In connection therewith, a total of $9,960 and $19,920 was incurred and paid to ARIC for the three and six months ended June 30, 1999, respectively and $4,389 and $8,778 was incurred and paid to AAA or ARIC for the three and six months ended June 30, 1998, respectively.

4.MAJOR LESSEES

   The following schedule summarizes total rental income by lessee for the three and six months ended June 30, 1999 and 1998:

                                                Quarter        Year to Date
                                           ----------------- -----------------
                                             1999     1998     1999     1998
                                           -------- -------- -------- --------
Foodmaker, Inc. (Texas)................... $ 17,248 $ 17,249 $ 34,497 $ 34,498
Baptist Memorial Health Services, Inc.
 (Tennessee)..............................   52,170   52,170  104,340  104,340
Payless Shoe Source/WaldenBooks (Texas)...   20,500   20,500   41,000   41,000
Golden Corral Corporation (Texas).........   47,930   47,930   98,657   95,860
                                           -------- -------- -------- --------
  Total................................... $137,848 $137,849 $278,494 $275,698
                                           ======== ======== ======== ========

                          INDEPENDENT AUDITORS' REPORT

AAA Net Realty Fund IX, Ltd.

   We have audited the accompanying balance sheet of AAA Net Realty Fund IX, Ltd. as of December 31, 1998 and the related statements of income, partnership equity (deficit) and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnerships management. Our responsibility is to express an opinion on the financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of AAA Net Realty Fund IX, Ltd. as of December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
March 12, 1999

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                                ASSETS
Cash and cash equivalents............................................. $  216,302
Property:
  Land................................................................  1,490,494
  Buildings...........................................................  2,946,375
                                                                       ----------
                                                                        4,436,869
  Accumulated depreciation............................................   (640,101)
                                                                       ----------
    Total property....................................................  3,796,768
                                                                       ----------
Other assets:
  Accrued rental income...............................................     28,240
                                                                       ----------
    TOTAL ASSETS...................................................... $4,041,310
                                                                       ==========
                  LIABILITIES AND PARTNERSHIP EQUITY
Liabilities:
  Accounts payable.................................................... $   13,427
                                                                       ----------
    TOTAL LIABILITIES.................................................     13,427
                                                                       ----------
Partnership equity (deficit):
  General partners....................................................     (2,835)
  Limited partners....................................................  4,030,718
                                                                       ----------
    TOTAL PARTNERSHIP EQUITY..........................................  4,027,883
                                                                       ----------
    TOTAL LIABILITIES AND PARTNERSHIP EQUITY.......................... $4,041,310
                                                                       ==========


                       See Notes to Financial Statements.

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                              STATEMENTS OF INCOME

                                                                For the Years
                                                               Ended December
                                                                     31,
                                                              -----------------
                                                                1998     1997
                                                              -------- --------
Revenues:
  Rental income.............................................. $551,395 $514,719
  Interest income............................................    6,075    5,474
                                                              -------- --------
    Total revenues...........................................  557,470  520,193
                                                              -------- --------
Expenses:
  Advisory fees to related party.............................   30,378   17,678
  Depreciation...............................................   93,536   93,536
  Professional fees..........................................   18,636   18,780
                                                              -------- --------
    Total expenses...........................................  142,550  129,994
                                                              -------- --------
Net income................................................... $414,920 $390,199
                                                              ======== ========
Allocation of net income:
  General partners........................................... $  4,149 $  3,902
  Limited partners...........................................  410,771  386,297
                                                              -------- --------
                                                              $414,920 $390,199
                                                              ======== ========
Net income per unit.......................................... $  76.97 $  72.39
                                                              ======== ========
Weighted average units outstanding...........................  5,390.5  5,390.5
                                                              ======== ========



                       See Notes to Financial Statements.

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                   STATEMENTS OF PARTNERSHIP EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                               General    Limited
                                               Partners   Partners     Total
                                               --------  ----------  ----------
Balance at December 31, 1996.................. $(4,886)  $4,156,964  $4,152,078
  Net income..................................   3,902      386,297     390,199
  Distributions ($85.45 per Limited
   Partnership Unit)..........................  (3,000)    (460,593)   (463,593)
                                               -------   ----------  ----------
Balance at December 31, 1997..................  (3,984)   4,082,668   4,078,684
  Net income..................................   4,149      410,771     414,920
  Distributions ($85.84 per Limited
   Partnership Unit)..........................  (3,000)    (462,721)   (465,721)
                                               -------   ----------  ----------
Balance at December 31, 1998.................. $(2,835)  $4,030,718  $4,027,883
                                               =======   ==========  ==========




                       See Notes to Financial Statements.

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                                          For the Years Ended
                                                             December 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
Cash flows from operating activities:
 Net income.............................................. $ 414,920  $ 390,199
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation...........................................    93,536     93,536
  Decrease (increase) in accounts receivable.............    46,875    (45,825)
  Increase in accrued rental income......................   (21,180)    (7,060)
  Increase (decrease) in accounts payable................    (2,047)     2,520
                                                          ---------  ---------
    Net cash provided by operating activities............   532,104    433,370
                                                          ---------  ---------
Cash flows from financing activities:
 Distributions paid to partners..........................  (465,721)  (463,593)
                                                          ---------  ---------
    Net cash used in financing activities................  (465,721)  (463,593)
                                                          ---------  ---------
Net increase (decrease) in cash and cash equivalents.....    66,383    (30,223)
Cash and cash equivalents at beginning of year...........   149,919    180,142
                                                          ---------  ---------
Cash and cash equivalents at end of year................. $ 216,302  $ 149,919
                                                          =========  =========



                       See Notes to Financial Statements.

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business and Nature of Operations

   AAA Net Realty Fund IX, Ltd. (the "Partnership") is a limited partnership formed February 1, 1990, under the laws of the State of Nebraska. The Partnership commenced operations as of June 6, 1990. American Asset Advisers Management Corporation IX (a Nebraska corporation) is the Managing General Partner and H. Kerr Taylor is the Individual General Partner.

   The Partnership was formed to acquire commercial properties for cash, own, lease, operate, manage and eventually sell the properties. Prior to June 5, 1998, the supervision of the operations of the properties was managed by American Asset Advisers Realty Corporation, ("AAA"), a related party. Beginning June 5, 1998, the supervision of the operations of the properties is managed by AmREIT Realty Investment Corporation, ("ARIC"), a related party.

 Basis of Accounting

   The financial records of the Partnership are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

 Cash and Cash Equivalents

   For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

 Property

   Property is leased to others on a net lease basis whereby all operating expenses related to the properties including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating lease method under which the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property.

   The Partnerships lease agreements do not provide for contingent rentals.

   Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

   The final property acquisition was completed as a joint venture. The Partnerships interest in the joint venture is 4.8%. At December 31, 1998, the net book value of this property comprised 1.6% of total assets, the rental income of $8,723 comprised 1.6% of total rental income and 2.1% of net income. Because of the immateriality of these amounts to the financial statements as a whole, the initial purchase and the subsequent rental income and depreciation have been accounted for on the proportionate consolidation method.

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Depreciation

   Buildings are depreciated using the straight-line method over an estimated useful life of 31.5 years.

 Statement of Cash Flows--Supplemental Information

   No cash was paid for income taxes or interest during 1998 or 1997.

 Federal Income Taxes

   All income and expense items flow through to the partners for tax purposes. Consequently, no provisions for federal or state income taxes is provided in the accompanying financial statements.

 Fair Value of Financial Instruments

   The carrying value of financial instruments, consisting of cash, cash equivalents, accounts receivable and liabilities approximate their fair value.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PARTNERSHIP EQUITY

   The Managing General Partner, American Asset Advisers Management Corporation IX, and the Individual General Partner, H. Kerr Taylor, have made capital contributions in the amounts of $990 and $10, respectively. All other contributions have been made by the limited partners. The General Partners shall not be obligated to make any other contributions to the capital of the Partnership, except that, in the event that the General Partners have negative balances in their capital accounts after dissolution and winding up of, or withdrawal from, the Partnership, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1.01% of the total capital contributions of the limited partners over the amount previously contributed by the General Partners.

3. ALLOCATIONS AND DISTRIBUTIONS

   All income, profits, gains and losses of the Partnership for each fiscal year, other than any gain or loss realized upon the sale, exchange or other disposition of any of the Partnership properties, shall be allocated as follows: (a) net loss shall be allocated 99% to the limited partners, .99% to the Managing General Partner and .01% to the Individual General Partner; and
(b) net income will be allocated first in the ratio, and to the extent, net cash flow is distributed to the partners for such year and any additional income for such year will be allocated 99% to the limited partners, 1% to the General Partners.

   For income tax purposes, the gain realized upon the sale, exchange or other disposition of any property will be allocated as follows:

     a. first, to and among the partners in an amount equal to the negative balances in their respective capital accounts (pro rata based on the relative amounts of such negative balances);

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


     b. then, to each limited partner until the balance in such limited partners capital account equals the amount to be distributed to such limited partner in the first tier of the distributions of net proceeds of sale;

     c. then, to the General Partners, until the balance in their capital accounts equals the amounts to be distributed to the General Partners in the second tier of distributions of net proceeds of sale;

     d. then, 85% to the limited partners and 15% to the General Partners;
  and,

     e. thereafter, the Partners shall be allocated gain or loss in order to meet Treasury Regulation regarding qualified income offset requirements.

   Any loss on the sale, exchange, or other disposition of any property shall be allocated 99% to the limited partners and 1% to the General Partners.

4. OPERATING LEASES

   A summary of minimum future rentals, exclusive of any renewals, under noncancellable operating leases in existence at December 31, 1998 are as follows:

      1999........................................................... $  530,215
      2000........................................................... $  535,840
      2001........................................................... $  547,090
      2002........................................................... $  511,923
      2003........................................................... $  472,193
      2004-2009...................................................... $1,972,668

5. MAJOR TENANTS

   The Partnerships operations are related to the acquisition and leasing of commercial real estate properties. The following schedule summarizes rental income by lessee for 1998 and 1997:

                                                               1998     1997
                                                             -------- --------
      Foodmaker (Texas)..................................... $ 68,995 $ 66,212
      Tandy Corporation (Tennessee)......................... $     -- $109,896*
      Baptist Memorial Health Services, Inc. (Tennessee).... $208,680 $ 69,560
      Payless ShoeSource/WaldenBooks (Texas)................ $ 82,000 $ 77,331
      Golden Corral Corporation (Texas)..................... $191,720 $191,720
                                                             -------- --------
        Total............................................... $551,395 $514,719
                                                             ======== ========

--------
* Lease terminated during 1997

6. INCOME RECONCILIATION

   A reconciliation of net income for financial reporting purposes to income for federal income tax purposes is as follows for the year ended December 31:

                                                               1998      1997
                                                             --------  --------
      Net income for financial reporting purposes........... $414,920  $390,199
      Accrued rental income.................................  (21,180)   (7,060)
                                                             --------  --------
      Income for tax reporting purposes..................... $393,740  $383,139
                                                             ========  ========

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


7. RELATED PARTY TRANSACTIONS

   The Partnership Agreement provides for the reimbursement for administrative services necessary for the prudent operation of the Partnership and its assets with the exception that no reimbursement is permitted for rent, utilities, capital equipment, salaries, fringe benefits or travel expenses allocated to the Individual General Partner or to any controlling persons of the Managing General Partner. In connection with administrative services rendered to the Partnership, $30,378 and $17,678 was incurred and paid to ARIC and AAA in 1998 and 1997, respectively.

                        AAA NET REALTY FUND X, LTD.

                          (A LIMITED PARTNERSHIP)

                               BALANCE SHEET

                               JUNE 30, 1999

                                (Unaudited)

                               ASSETS
Cash and cash equivalents........................................... $  251,269
Accounts receivable.................................................        781
Property:
  Land..............................................................  2,566,250
  Buildings.........................................................  5,370,984
                                                                     ----------
                                                                      7,937,234
  Accumulated depreciation..........................................   (761,583)
                                                                     ----------
    Total property..................................................  7,175,651
                                                                     ----------
Net investment in direct financing leases...........................    620,010
Investment in joint ventures........................................  1,366,816
Other assets:
  Accrued rental income.............................................    135,654
  Deferred lease costs..............................................     31,765
  Accumulated amortization..........................................     (1,568)
                                                                     ----------
    Total other assets..............................................    165,851
                                                                     ----------
TOTAL ASSETS........................................................ $9,580,378
                                                                     ==========

                 LIABILITIES AND PARTNERSHIP EQUITY
Liabilities:
  Accounts payable.................................................. $   32,666
  Security deposit..................................................     12,000
                                                                     ----------
    TOTAL LIABILITIES...............................................     44,666
                                                                     ----------
Partnership equity:
  General partners..................................................     18,355
  Limited partners..................................................  9,517,357
                                                                     ----------
    TOTAL PARTNERSHIP EQUITY........................................  9,535,712
                                                                     ----------
TOTAL LIABILITIES AND PARTNERSHIP EQUITY............................ $9,580,378
                                                                     ==========

                    See Notes to Financial Statements.

                        AAA NET REALTY FUND X, LTD.

                          (A LIMITED PARTNERSHIP)

                           STATEMENTS OF INCOME

         FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                (Unaudited)

                                                 Quarter        Year To Date
                                            ----------------- -----------------
                                              1999     1998     1999     1998
                                            -------- -------- -------- --------
Revenues:
  Rental income from operating leases...... $217,281 $214,211 $434,564 $430,330
  Earned income from direct financing
   leases..................................   17,668   17,594   35,336   35,188
  Interest income..........................      638    1,086    1,550    2,112
  Equity income from investment in joint
   ventures................................   35,582   35,544   71,156   71,079
                                            -------- -------- -------- --------
    TOTAL REVENUES.........................  271,169  268,435  542,606  538,709
                                            -------- -------- -------- --------
Expenses:
  Advisory fees to related party...........   19,716   17,283   39,432   34,566
  Amortization.............................      784   12,755    1,568   27,755
  Depreciation.............................   36,116   36,118   72,233   72,234
  Professional fees........................    4,708    5,526   10,920   16,289
                                            -------- -------- -------- --------
    TOTAL EXPENSES.........................   61,324   71,682  124,153  150,844
                                            -------- -------- -------- --------
Net income................................. $209,845 $196,753 $418,453 $387,865
                                            ======== ======== ======== ========
Allocation of net income:
  General partners......................... $  2,099 $  1,968 $  4,185   $3,879
  Limited partners.........................  207,746  194,785  414,268  383,986
                                            -------- -------- -------- --------
                                            $209,845 $196,753 $418,453 $387,865
                                            ======== ======== ======== ========
Net income per unit........................ $  18.32 $  17.18 $  36.53   $33.86
                                            ======== ======== ======== ========
Weighted average units outstanding.........   11,454   11,454   11,454   11,454
                                            ======== ======== ======== ========

                    See Notes to Financial Statements.

                          AAA NET REALTY FUND X, LTD.

                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

           FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998
                                  (Unaudited)

                                             Quarter          Year To Date
                                        ------------------  ------------------
                                          1999      1998      1999      1998
                                        --------  --------  --------  --------
Cash flows from operating activities:
  Net income........................... $209,845  $196,753  $418,453  $387,865
  Adjustments to reconcile net income
   to net cash flows from operating
   activities:
    Amortization.......................      784    12,755     1,568    27,755
    Depreciation.......................   36,116    36,118    72,233    72,234
    Decrease in accounts receivable....   27,181       --        390    14,399
    Increase (decrease) in accounts
     payable...........................     (823)   (1,528)   31,052   (12,760)
    Cash received from direct financing
     leases less than income
     recognized........................     (891)     (817)   (1,782)   (1,634)
    Investment in joint ventures:
      Equity income....................  (35,582)  (35,544)  (71,156)  (71,079)
      Distributions received...........   35,582    35,544    71,156    71,079
    Increase in accrued rental income..   (7,511)   (4,728)  (15,311)  (11,364)
    Increase in leasing commissions....      --        --    (31,765)      --
                                        --------  --------  --------  --------
      Net cash provided by operating
       activities......................  264,701   238,553   474,838   476,495
                                        --------  --------  --------  --------
Cash flows from investing activities:
  Joint venture distributions in excess
   of income...........................    2,338     1,088     3,398     2,187
                                        --------  --------  --------  --------
    Net cash provided by investing
     activities........................    2,338     1,088     3,398     2,187
                                        --------  --------  --------  --------
Cash flows from financing activities:
  Distributions paid to partners....... (234,016) (232,871) (468,603) (466,213)
                                        --------  --------  --------  --------
    Net cash used in financing
     activities........................ (234,016) (232,871) (468,603) (466,213)
                                        --------  --------  --------  --------
Net increase in cash and cash
 equivalents...........................   33,023     6,770     9,633    12,469
Cash and cash equivalents at beginning
 of period.............................  218,246   228,118   241,636   222,419
                                        --------  --------  --------  --------
Cash and cash equivalents at end of
 period................................ $251,269  $234,888  $251,269  $234,888
                                        ========  ========  ========  ========

                       See Notes to Financial Statements.

                        AAA NET REALTY FUND X, LTD

                          (A LIMITED PARTNERSHIP)

                       NOTES TO FINANCIAL STATEMENTS

         FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                (Unaudited)

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   AAA Net Realty Fund X, Ltd. (the "Partnership"), is a limited partnership formed April 15, 1992, under the laws of the State of Nebraska. American Asset Advisers Management Corporation X (a Nebraska corporation) is the managing general partner and H. Kerr Taylor is the individual general partner.

   The Partnership was formed to acquire commercial properties for cash, own, lease, operate, manage and eventually sell the properties. Prior to June 5, 1998, the selection, acquisition, and supervision of the operations of the properties was managed by American Asset Advisers Realty Corporation ("AAA"), a related party. Beginning June 5, 1998, the supervision of the operations of the properties is managed by AmREIT Realty Investment Corporation, ("ARIC"), a related party.

   The financial records of the Partnership are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are reflected when incurred.

   For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. There has been no cash paid for income taxes or interest during 1999 or 1998.

   Real estate is leased to others on a net lease basis whereby all operating expenses related to the properties including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating method or the direct financing method.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Under the operating method, the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged as incurred.

   Under the direct financing method, the properties are recorded at their net investment. Unearned income is deferred and amortized to income over the life of the lease so as to produce a constant periodic rate of return.

   The Partnership's interests in joint venture investments are accounted for under the equity method whereby the Partnership's investment is increased or decreased by its share of earnings or losses in the joint venture and also decreased by any distributions. The Partnership owns a minority interest and does not exercise control over the management of the joint ventures.

   All income and expense items flow through to the partners for tax purposes. Consequently, no provision for federal or state income taxes is provided in the accompanying financial statements.

   The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and include all of the disclosures required by generally accepted accounting principles. The financial statements reflect all normal and recurring adjustments which are, in the opinion of management,

                        AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

necessary to present a fair statement of results for the three and six month periods ended June 30, 1999 and 1998.

   The financial statements of AAA Net Realty Fund X, Ltd. contained herein should be read in conjunction with the financial statements included in the Partnership's annual report on Form 10-KSB for the year ended December 31, 1998.

2.PARTNERSHIP EQUITY

   The managing general partner, American Asset Advisers Management Corporation X, and the individual general partner, H. Kerr Taylor, have made capital contributions in the amounts of $990 and $10, respectively. The general partners shall not be obligated to make any other contributions to the Partnership, except that, in the event that the general partners have negative balances in their capital accounts after dissolution and winding up of, or withdrawal from, the Partnership, the general partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1.01% of the total capital contributions of the limited partners' over the amount previously contributed by the general partners.

3.RELATED PARTY TRANSACTIONS

   The Partnership Agreement provides for the payment for services necessary for the prudent operation of the Partnership and its assets with the exception that no reimbursement is permitted for rent, utilities, capital equipment, salaries, fringe benefits or travel expenses allocated to the individual general partner or to any controlling persons of the managing general partner. In connection therewith, a total of $19,716 and $39,432 were incurred and paid to ARIC for the three and six months ended June 30, 1999, respectively and $17,283 and $34,566 were incurred and paid to AAA or ARIC for the three and six months ended June 30, 1998, respectively.

4.MAJOR LESSEES

   The following schedule summarizes total rental income by lessee for the three and six months ended June 30, 1999 and 1998 under both operating and direct financing leases:

                                                Quarter        Year to Date
                                           ----------------- -----------------
                                             1999     1998     1999     1998
                                           -------- -------- -------- --------
Golden Corral Corporation (Texas)......... $ 43,241 $ 43,241 $ 86,482 $ 86,482
TGI Friday's, Inc. (Texas)................   45,126   45,126   90,252   90,252
Goodyear Tire & Rubber Company (Texas)....   13,227   13,227   26,454   26,454
Tandy Corporation (Minnesota).............   64,155   64,155  128,310  128,310
America's Favorite Chicken Company
 (Georgia)................................   25,664   25,926   51,330   51,852
One Care/Memorial Hermann Hospital
 (Texas)..................................   43,536   40,130   87,072   82,168
                                           -------- -------- -------- --------
  Total................................... $234,949 $231,805 $469,900 $465,518
                                           ======== ======== ======== ========

                          INDEPENDENT AUDITORS' REPORT

AAA Net Realty Fund X, Ltd.

   We have audited the accompanying balance sheet of AAA Net Realty Fund X, Ltd. as of December 31, 1998 and the related statements of income, partnership equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnerships management. Our responsibility is to express an opinion on the financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of AAA Net Realty Fund X, Ltd. as of December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
March 12, 1999

                          AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                                ASSETS
Cash and cash equivalents............................................. $  241,636
Accounts receivable...................................................      1,170
Property:
  Land................................................................  2,566,250
  Buildings...........................................................  5,370,984
                                                                       ----------
                                                                        7,937,234
  Accumulated depreciation............................................   (689,350)
                                                                       ----------
    Total property....................................................  7,247,884
                                                                       ----------
Net investment in direct financing leases.............................    618,232
Investment in joint ventures..........................................  1,370,213
Accrued rental income.................................................    120,342
                                                                       ----------
  TOTAL ASSETS........................................................ $9,599,477
                                                                       ==========
                  LIABILITIES AND PARTNERSHIP EQUITY
Liabilities:
  Accounts payable.................................................... $    1,614
  Security deposit....................................................     12,000
                                                                       ----------
    TOTAL LIABILITIES.................................................     13,614
                                                                       ----------
Partnership equity:
  General partners....................................................     17,071
  Limited partners....................................................  9,568,792
                                                                       ----------
    TOTAL PARTNERSHIP EQUITY..........................................  9,585,863
                                                                       ----------
    TOTAL LIABILITIES AND PARTNERSHIP EQUITY.......................... $9,599,477
                                                                       ==========


                       See Notes to Financial Statements.

                          AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                              STATEMENTS OF INCOME

                                                           For the Years Ended
                                                              December 31,
                                                          ---------------------
                                                             1998       1997
                                                          ---------- ----------
Revenues:
  Rental income from operating leases.................... $  857,483 $  856,318
  Earned income from direct financing leases.............     70,374     70,026
  Interest income........................................      6,524      3,151
  Equity income from investment in joint ventures........    142,195    142,054
                                                          ---------- ----------
    TOTAL REVENUES.......................................  1,076,576  1,071,549
                                                          ---------- ----------
Expenses:
  Advisory fees to related party.........................     74,734     68,932
  Amortization...........................................     27,755     60,000
  Depreciation...........................................    144,466    144,466
  Professional fees......................................     26,651     19,532
                                                          ---------- ----------
    TOTAL EXPENSES.......................................    273,606    292,930
                                                          ---------- ----------
Net income............................................... $  802,970 $  778,619
                                                          ========== ==========
Allocation of net income:
  General partners....................................... $    8,030 $    7,786
  Limited partners.......................................    794,940    770,833
                                                          ---------- ----------
                                                          $  802,970 $  778,619
                                                          ========== ==========
Net income per unit...................................... $    70.10 $    67.98
                                                          ========== ==========
Weighted average units outstanding.......................     11,454     11,454
                                                          ========== ==========



                       See Notes to Financial Statements.

                          AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                        STATEMENTS OF PARTNERSHIP EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                               General    Limited
                                               Partners   Partners     Total
                                               --------  ----------  ----------
Balance at December 31, 1996.................. $11,105   $9,854,245  $9,865,350
  Net income..................................   7,786      770,833     778,619
  Distributions ($80.61 per Limited
   Partnership Unit)..........................  (4,450)    (923,254)   (927,704)
                                               -------   ----------  ----------
Balance at December 31, 1997..................  14,441    9,701,824   9,716,265
  Net income..................................   8,030      794,940     802,970
  Distributions ($81.02 per Limited
   Partnership Unit)..........................  (5,400)    (927,972)   (933,372)
                                               -------   ----------  ----------
Balance at December 31, 1998.................. $17,071   $9,568,792  $9,585,863
                                               =======   ==========  ==========




                       See Notes to Financial Statements.

                          AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                                          For the Years Ended
                                                             December 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
Cash flows from operating activities:
 Net income.............................................. $ 802,970  $ 778,619
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Amortization...........................................    27,755     60,000
  Depreciation...........................................   144,466    144,466
  Decrease (increase) in accounts receivable.............    13,229    (14,204)
  (Decrease) increase in accounts payable................   (17,353)    17,558
  Cash received from direct financing leases less than
   income recognized.....................................    (3,274)    (2,922)
  Investment in joint ventures:
   Equity income.........................................  (142,195)  (142,054)
   Distributions received................................   142,195    142,054
  Increase in accrued rental income......................   (19,548)   (31,342)
                                                          ---------  ---------
    Net cash provided by operating activities............   948,245    952,175
                                                          ---------  ---------
Cash flows from investing activities:
 Joint venture distributions in excess of income.........     4,344      4,482
                                                          ---------  ---------
    Net cash provided by investing activities............     4,344      4,482
                                                          ---------  ---------
Cash flows from financing activities:
 Distributions paid to partners..........................  (933,372)  (927,704)
                                                          ---------  ---------
    Net cash used in financing activities................  (933,372)  (927,704)
                                                          ---------  ---------
Net increase in cash and cash equivalents................    19,217     28,953
Cash and cash equivalents at beginning of year...........   222,419    193,466
                                                          ---------  ---------
Cash and cash equivalents at end of year................. $ 241,636  $ 222,419
                                                          =========  =========



                       See Notes to Financial Statements.

                          AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business and Nature of Operations

   AAA Net Realty Fund X, Ltd. (the "Partnership") is a limited partnership formed April 15, 1992, under the laws of the State of Nebraska. The Partnership commenced operations as of September 17, 1992. American Asset Advisers Management Corporation X (a Nebraska corporation) is the Managing General Partner and H. Kerr Taylor is the Individual General Partner.

   The Partnership was formed to acquire commercial properties for cash, own, lease, operate, manage and eventually sell the properties. Prior to June 5, 1998, the supervision of the operations of the properties was managed by American Asset Advisers Realty Corporation, ("AAA"), a related party. Beginning June 5, 1998, the supervision of the operations of the properties is managed by AmREIT Realty Investment Corporation, ("ARIC"), a related party.

 Basis of Accounting

   The financial records of the Partnership are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

 Cash and Cash Equivalents

   For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

 Property

   Property is leased to others on a net lease basis whereby all operating expenses related to the properties, including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating lease method or the direct financing lease method. Under the operating lease method, the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property. Under the direct financing lease method, the properties are recorded at their net investment (see Note 5). Unearned income is deferred and amortized to income over the life of the lease so as to produce a constant periodic rate of return.

   The Partnership's lease agreements do not provide for contingent rentals.

   Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

 Investment in Joint Ventures

   The Partnership's interest in joint ventures are accounted for under the equity method whereby the Partnership's investment is increased or decreased by its share of earnings or losses in the joint ventures and

                          AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

also decreased by any distributions. The Partnership owns a minority interest and does not exercise control over the management of the joint ventures.

 Depreciation

   Buildings are depreciated using the straight-line method over estimated useful lives ranging from 31.5 to 39 years.

 Organization Costs

   Organization costs incurred in the formation of the Partnership are amortized on a straight-line basis over five years.

 Syndication Costs

   Syndication costs incurred in the raising of capital through the sale of units are treated as a reduction of partnership equity.

 Statement of Cash Flows--Supplemental Information

   No cash was paid for income taxes or interest during 1998 or 1997.

 Income Taxes

   All income and expense items flow through to the partners for tax purposes. Consequently, no provision for federal or state income taxes is provided in the accompanying financial statements.

 Fair Value of Financial Instruments

   The carrying value of financial instruments, consisting of cash, cash equivalents, accounts receivable and liabilities approximate their fair value.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PARTNERSHIP EQUITY

   The Managing General Partner, American Asset Advisers Management Corporation X, and the Individual General Partner, H. Kerr Taylor, have made capital contributions in the amounts of $990 and $10, respectively. All other contributions have been made by the limited partners. The General Partners shall not be obligated to make any other contributions to the capital of the Partnership, except that, in the event that the General Partners have negative balances in their capital accounts after dissolution and winding up of, or withdrawal from, the Partnership, the General Partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts or 1.01% of the total capital contributions of the limited partners over the amount previously contributed by the General Partners.

                          AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


3. ALLOCATIONS AND DISTRIBUTIONS

   All income, profits, gains and losses of the Partnership for each fiscal year, other than any gain or loss realized upon the sale, exchange or other disposition of any of the Partnership's properties, shall be allocated as follows: (a) net loss shall be allocated 99% to the limited partners, .99% to the Managing General Partner and .01% to the Individual General Partner; and
(b) net income will be allocated first in the ratio, and to the extent, net cash flow is distributed to the partners for such year and any additional income for such year will be allocated 99% to the limited partners, 1% to the General Partners.

   For income tax purposes, the gain realized upon the sale, exchange or other disposition of any property will be allocated as follows:

     (a) first, to and among the partners in an amount equal to the negative balances in their respective capital accounts (pro rata based on the relative amounts of such negative balances).

     (b) then, to each limited partner until the balance in such limited partner's capital account equals the amount to be distributed to such limited partner in the first tier of distributions of net proceeds of sale.

     (c) then, to the General Partners, until the balance in their capital accounts equals the amounts to be distributed to the General Partners in the second tier of distributions of net proceeds of sale.

     (d) then 94% to the limited partners and 6% to the General Partners, and

     (e) thereafter, the partners shall be allocated gain or loss in order to meet Treasury Regulations regarding qualified income offset requirements.

   Any loss on the sale, exchange or other disposition of any property shall be allocated 99% to the limited partners and 1% to the General Partners.

4. OPERATING LEASES

   A summary of minimum future rentals, exclusive of any renewals, under noncancellable operating leases in existence at December 31, 1998 are as follows:

      1999........................................................... $  942,297
      2000........................................................... $  946,442
      2001........................................................... $  960,815
      2002........................................................... $  962,683
      2003........................................................... $  827,308
      2004-2016...................................................... $3,475,867

5. NET INVESTMENT IN DIRECT FINANCING LEASE

   The Partnership's net investment in a direct financing lease at December 31, 1998 included:

      Minimum lease payments receivable............................. $1,261,854
      Unguaranteed residual value...................................    300,558
      Less: Unearned income.........................................    944,180
                                                                     ----------
                                                                     $  618,232
                                                                     ==========

                          AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   A summary of minimum future rentals, exclusive of any renewals, under a noncancellable direct financing lease in existence at December 31, 1998 are as follows:

      1999............................................................. $ 70,237
      2000............................................................. $ 73,892
      2001............................................................. $ 73,892
      2002............................................................. $ 73,892
      2003............................................................. $ 73,892
      2004-2016........................................................ $896,049

6. INVESTMENT IN JOINT VENTURES

   On April 5, 1996, the Partnership formed a joint venture, AAA Joint Venture 96-1, with AAA Net Realty Fund XI, Ltd. and AmREIT, Inc., (formerly American Asset Advisers Trust, Inc.), entities with common management, for the purpose of acquiring a property which is being operated as a Just For Feet retail store in Tucson, Arizona. The property was purchased on September 11, 1996 after construction was completed. The Partnerships interest in the joint venture is 18.25%.

   On October 27, 1994, the Partnership formed a joint venture, AAA Joint Venture 94-1, with AmREIT, Inc., for the purpose of acquiring a property on lease to BlockBuster Music Retail Inc. in Missouri. The Company's interest in the joint venture is 45.16%.

   Summarized financial information for the joint ventures at December 31, 1998 and 1997, is as follows:

                                                           1998       1997
                                                        ---------- ----------
      Land & building, net of accumulated
       depreciation.................................... $2,616,454 $2,645,823
      Net investment in direct financing lease......... $2,586,324 $2,578,954
      Accounts receivable.............................. $    2,435 $    2,435
      Accrued rental income............................ $   78,055 $   50,602
      Partners' capital................................ $5,283,268 $5,277,814
      Rental income from operating lease............... $  179,670 $  179,670
      Equity income from direct financing lease........ $  406,648 $  405,901
      Net income....................................... $  556,948 $  556,201

   The Partnership recognized equity income of $142,195 and $142,054 from the joint ventures in 1998 and 1997, respectively.

                          AAA NET REALTY FUND X, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


7. MAJOR TENANTS

   The Partnership's operations are related to the acquisition and leasing of commercial real estate properties. The following schedule summarizes rental income by lessee for 1998 and 1997 under both operating lease and direct financing lease methods of accounting:

                                                                1998     1997
                                                              -------- --------
Golden Corral Corporation (Texas)............................ $172,956 $172,956
TGI Friday's, Inc. (Texas)...................................  180,500  180,500
Goodyear Tire & Rubber Company (Texas).......................   52,920   52,920
Tandy Corporation (Minnesota)................................  256,620  256,620
America's Favorite Chicken Company (Georgia).................  103,707  102,830
One Care Health Industries, Inc. (Texas).....................  161,154  160,518
                                                              -------- --------
  Total...................................................... $927,857 $926,344
                                                              ======== ========

8. INCOME RECONCILIATION

   A reconciliation of net income for financial reporting purposes to income for federal income tax purposes is as follows for the year ended December 31:

                                                              1998      1997
                                                            --------  --------
Net income for financial reporting purposes...............  $802,970  $778,619
Direct financing lease recorded as operating lease for tax
 reporting purposes.......................................   (32,355)  (31,869)
Accrued rental income.....................................   (27,022)  (38,815)
                                                            --------  --------
Income for tax reporting purposes.........................  $743,593  $707,935
                                                            ========  ========

9. RELATED PARTY TRANSACTIONS

   The Partnership Agreement provides for the reimbursement for administrative services necessary for the prudent operation of the Partnership and its assets with the exception that no reimbursement is permitted for rent, utilities, capital equipment, salaries, fringe benefits or travel expenses allocated to the Individual General Partner or to any controlling persons of the Managing General Partner. In connection with administrative services rendered to the Partnership, $74,734 and $68,932 was incurred and paid to ARIC and AAA in 1998 and 1997, respectively.

   See Note 6 for joint venture agreements with entities with common management.

                       AAA NET REALTY FUND XI, LTD.

                          (A LIMITED PARTNERSHIP)

                               BALANCE SHEET

                               JUNE 30, 1999

                                (Unaudited)

                               ASSETS
Cash and cash equivalents........................................... $  206,675
Accounts receivable.................................................     15,668
Property:
 Land...............................................................    593,570
 Buildings..........................................................  1,390,000
                                                                     ----------
                                                                      1,983,570
 Accumulated depreciation...........................................    (85,268)
                                                                     ----------
  Total property....................................................  1,898,302
                                                                     ----------
Investment in joint ventures........................................  3,833,992
Other assets:
 Accrued rental income..............................................     23,972
 Organization costs, net of accumulated amortization of $141,665....     30,868
                                                                     ----------
  Total other assets................................................     54,840
                                                                     ----------
TOTAL ASSETS........................................................ $6,009,477
                                                                     ==========

                 LIABILITIES AND PARTNERSHIP EQUITY
Liabilities:
 Accounts payable................................................... $      964
                                                                     ----------
  TOTAL LIABILITIES.................................................        964
                                                                     ----------
Partnership equity:
 General partners...................................................      5,911
 Limited partners...................................................  6,002,602
                                                                     ----------
  TOTAL PARTNERSHIP EQUITY..........................................  6,008,513
                                                                     ----------
TOTAL LIABILITIES AND PARTNERSHIP EQUITY............................ $6,009,477
                                                                     ==========

                    See Notes to Financial Statements.

                       AAA NET REALTY FUND XI, LTD.

                          (A LIMITED PARTNERSHIP)

                           STATEMENTS OF INCOME

         FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                (Unaudited)

                                                 Quarter        Year To Date
                                            ----------------- -----------------
                                              1999     1998     1999     1998
                                            -------- -------- -------- --------
Revenues:
  Rental income from operating leases...... $ 54,607 $ 53,570 $109,222 $107,139
  Interest income..........................      844    1,337    1,841    2,400
  Equity income from investment in joint
   ventures................................   96,068   84,492  192,115  184,316
                                            -------- -------- -------- --------
    Total revenues.........................  151,519  139,399  303,178  293,855
                                            -------- -------- -------- --------
Expenses:
  Advisory fees to related party...........   11,658    9,486   23,316   20,140
  Amortization.............................    8,627    8,627   17,254   17,254
  Depreciation.............................    8,911    8,911   17,822   17,822
  Professional fees and other..............    4,467    5,628   10,425   14,788
                                            -------- -------- -------- --------
    Total expenses.........................   33,663   32,652   68,817   70,004
                                            -------- -------- -------- --------
Net income................................. $117,856 $106,747 $234,361 $223,851
                                            ======== ======== ======== ========
Allocation of net income:
  General partners......................... $  1,179 $  1,067 $  2,344 $  2,239
  Limited partners.........................  116,677  105,680  232,017  221,612
                                            -------- -------- -------- --------
                                            $117,856 $106,747 $234,361 $223,851
                                            ======== ======== ======== ========
Net income per unit........................ $  16.69 $  15.12 $  33.19 $  31.70
                                            ======== ======== ======== ========
Weighted average units outstanding.........    7,061    7,061    7,061    7,061
                                            ======== ======== ======== ========

                    See Notes to Financial Statements.

                          AAA NET REALTY FUND XI, LTD.

                          (A LIMITED PARTNERSHIP)

                         STATEMENTS OF CASH FLOWS

         FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                (Unaudited)

                                             Quarter          Year To Date
                                        ------------------  ------------------
                                          1999      1998      1999      1998
                                        --------  --------  --------  --------
Cash flows from operating activities:
 Net income...........................  $117,856  $106,747  $234,361  $223,851
 Adjustments to reconcile net income
  to net cash
  provided by operating activities:
   Amortization.......................     8,627     8,627    17,254    17,254
   Depreciation.......................     8,911     8,911    17,822    17,822
   Decrease (increase) in accounts
    receivable........................     7,955    (8,313)    3,142    (6,823)
   Increase (decrease) in accounts
    payable...........................      (611)    7,253      (258)      687
   Investment in joint ventures:
    Equity income.....................   (96,068)  (92,165) (192,115) (191,989)
    Distributions received............    96,068    92,165   192,115   191,989
   Increase in accrued rental income..    (2,608)   (1,563)   (5,213)   (3,126)
   Decrease in deferred revenue.......       --        --        --    (10,625)
                                        --------  --------  --------  --------
    Net cash provided by operating
     activities.......................   140,130   121,662   267,108   239,040
                                        --------  --------  --------  --------
Cash flows from investing activities:
 Joint venture distributions in excess
  of income...........................     7,392    18,961    14,794    24,754
                                        --------  --------  --------  --------
  Net cash provided by investing
   activities.........................     7,392    18,961    14,794    24,754
                                        --------  --------  --------  --------
Cash flows from financing activities:
 Distributions paid to partners.......  (138,679) (126,807) (277,218) (251,083)
                                        --------  --------  --------  --------
  Net cash used in financing
   activities.........................  (138,679) (126,807) (277,218) (251,083)
                                        --------  --------  --------  --------
Net increase in cash and cash
 equivalents..........................     8,843    13,816     4,684    12,711
Cash and cash equivalents at beginning
 of period............................   197,832   196,355   201,991   197,460
                                        --------  --------  --------  --------
Cash and cash equivalents at end of
 period...............................  $206,675  $210,171  $206,675  $210,171
                                        ========  ========  ========  ========

                    See Notes to Financial Statements.

                        AAA NET REALTY FUND XI, LTD

                          (A LIMITED PARTNERSHIP)

                       NOTES TO FINANCIAL STATEMENTS

         FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                (Unaudited)

1.DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   AAA Net Realty Fund XI, Ltd. (the "Partnership"), is a limited partnership formed May 26, 1994, under the laws of the State of Texas. American Asset Advisers Management Corporation XI (a Texas corporation) is the managing general partner and H. Kerr Taylor is the individual general partner.

   The Partnership was formed to acquire commercial properties for cash, own, lease, operate, manage and eventually sell the properties. Prior to June 5, 1998, the selection, acquisition, and supervision of the operations of the properties was managed by American Asset Advisers Realty Corporation ("AAA"), a related party. Beginning June 5, 1998, the supervision of the operations of the properties is managed by AmREIT Realty Investment Corporation, ("ARIC"), a related party.

   The financial records of the Partnership are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are reflected when incurred.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. There has been no cash paid for income taxes or interest during 1999 or 1998.

   Real estate is leased to others on a net lease basis whereby all operating expenses related to the properties including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating method under which the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property.

   The Partnership's interests in joint venture investments are accounted for under the equity method whereby the Partnership's investment is increased or decreased by its share of earnings or losses in the joint ventures and also decreased by any distributions. The Partnership owns a minority interest and does not exercise control over the management of the joint ventures.

   Buildings are depreciated using the straight-line method over an estimated useful life of 39 years.

   Organization costs incurred in the formation of the Partnership are amortized on a straight-line basis over five years.

   All income and expense items flow through to the partners for tax purposes. Consequently, no provision for federal or state income taxes is provided in the accompanying financial statements.

   The accompanying unaudited financial statements include all of the disclosures required by generally accepted accounting principles. The financial statements reflect all normal and recurring adjustments which are, in the opinion of management, necessary to present a fair statement of results for the three and six month periods ended June 30, 1999 and 1998.

                          AAA NET REALTY FUND IX, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   The financial statements of AAA Net Realty Fund XI, Ltd. contained herein should be read in conjunction with the financial statements included in the Partnership's annual report for the year ended December 31, 1998.

2.PARTNERSHIP EQUITY

   The managing general partner, American Asset Advisers Management Corporation XI, and the individual general partner, H. Kerr Taylor, have made capital contributions in the amounts of $990 and $10, respectively. All other contributions have been made by the limited partners. The general partners shall not be obligated to make any other contributions to the Partnership, except that, in the event that the general partners have negative balances in their capital accounts after dissolution and winding up of, or withdrawal from, the Partnership, the general partners will contribute to the Partnership an amount equal to the lesser of the deficit balances in their capital accounts.

3.RELATED PARTY TRANSACTIONS

   The Partnership Agreement provides for the payment for services necessary for the prudent operation of the Partnership and its assets with the exception that no reimbursement is permitted for rent, utilities, capital equipment, salaries, fringe benefits or travel expenses allocated to the individual general partner or to any controlling persons of the managing general partner. In connection therewith, a total of $11,658 and $23,316 were incurred and paid to ARIC for the three and six months ended June 30, 1999, respectively and $9,486 and $20,140 were incurred and paid to AAA or ARIC for the three and six months ended June 30, 1998, respectively.

4.MAJOR LESSEES

   The following schedule summarizes total rental income by lessee for the three and six months ended June 30, 1999 and 1998 under the operating method of accounting:

                                                 Quarter        Year to Date
                                            ----------------- -----------------
                                              1999     1998     1999     1998
                                            -------- -------- -------- --------
Blockbuster Videos, Inc. (Oklahoma)........ $ 21,694 $ 21,694 $ 43,388 $ 43,388
Pier 1 Imports (Colorado)..................   32,913   31,876   65,834   63,751
                                            -------- -------- -------- --------
  Total.................................... $ 54,607 $ 53,570 $109,222 $107,139
                                            ======== ======== ======== ========

                          INDEPENDENT AUDITORS' REPORT

AAA Net Realty Fund XI, Ltd.

   We have audited the accompanying balance sheet of AAA Net Realty Fund XI, Ltd. as of December 31, 1998 and the related statements of income, partnership equity and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnerships management. Our responsibility is to express an opinion on the financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of AAA Net Realty Fund XI, Ltd. as of December 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
March 12, 1999

                          AAA NET REALTY FUND XI, LTD.
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                               ASSETS
Cash and cash equivalents........................................... $  201,991
Accounts receivable.................................................     18,810
Property:
  Land..............................................................    593,570
  Buildings.........................................................  1,390,000
                                                                     ----------
                                                                      1,983,570
  Accumulated depreciation..........................................    (67,447)
                                                                     ----------
    Total property..................................................  1,916,123
                                                                     ----------
Investment in joint ventures........................................  3,848,788
Other assets:
  Accrued rental income.............................................     18,759
  Organization costs, net of accumulated amortization of $124,412...     48,121
                                                                     ----------
    Total other assets..............................................     66,880
                                                                     ----------
    TOTAL ASSETS.................................................... $6,052,592
                                                                     ==========
                 LIABILITIES AND PARTNERSHIP EQUITY
Liabilities:
  Accounts payable.................................................. $    1,222
                                                                     ----------
    TOTAL LIABILITIES...............................................      1,222
                                                                     ----------
Partnership equity:
  General partners..................................................      4,977
  Limited partners..................................................  6,046,393
                                                                     ----------
    TOTAL PARTNERSHIP EQUITY........................................  6,051,370
                                                                     ----------
    TOTAL LIABILITIES AND PARTNERSHIP EQUITY........................ $6,052,592
                                                                     ==========

                       See Notes to Financial Statements.

                          AAA NET REALTY FUND XI, LTD.
                            (A LIMITED PARTNERSHIP)

                              STATEMENTS OF INCOME

                                                            For the Years Ended
                                                               December 31,
                                                            -------------------
                                                              1998      1997
                                                            --------- ---------
Revenues:
  Rental income from operating leases...................... $ 214,279 $ 106,255
  Interest income..........................................     5,490    99,988
  Equity income from investment in joint ventures..........   376,364   313,172
                                                            --------- ---------
    TOTAL REVENUES.........................................   596,133   519,415
                                                            --------- ---------
Expenses:
  Advisory fees to related party...........................    43,442    25,350
  Amortization.............................................    34,507    34,507
  Depreciation.............................................    35,642    17,040
  Professional fees and other..............................    20,966    17,734
                                                            --------- ---------
    TOTAL EXPENSES.........................................   134,557    94,631
                                                            --------- ---------
Net income................................................. $ 461,576 $ 424,784
                                                            ========= =========
Allocation of net income:
  General partners.........................................     4,616     4,248
  Limited partners.........................................   456,960   420,536
                                                            --------- ---------
                                                            $ 461,576 $ 424,784
                                                            ========= =========
Net income per unit........................................ $   65.37 $   60.16
                                                            ========= =========
Weighted average units outstanding.........................     7,061     7,061
                                                            ========= =========


                       See Notes to Financial Statements.

                          AAA NET REALTY FUND XI, LTD.
                            (A LIMITED PARTNERSHIP)

                        STATEMENTS OF PARTNERSHIP EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                               General    Limited
                                               Partners   Partners     Total
                                               --------  ----------  ----------
Balance at December 31, 1996.................. $ 2,053   $6,175,450  $6,177,503
  Net income..................................   4,248      420,536     424,784
  Distributions ($68.43 per Limited Partner-
   ship Unit).................................  (2,820)    (483,176)   (485,996)
                                               -------   ----------  ----------
Balance at December 31, 1997..................   3,481    6,112,810   6,116,291
  Net income..................................   4,616      456,960     461,576
  Distributions ($74.12 per Limited
   Partnership Unit)..........................  (3,120)    (523,377)   (526,497)
                                               -------   ----------  ----------
Balance at December 31, 1998.................. $ 4,977   $6,046,393  $6,051,370
                                               =======   ==========  ==========



                       See Notes to Financial Statements.

                          AAA NET REALTY FUND XI, LTD.
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                                                         For the Years Ended
                                                            December 31,
                                                        ----------------------
                                                          1998        1997
                                                        ---------  -----------
Cash flows from operating activities:
  Net income........................................... $ 461,576  $   424,784
  Adjustments to reconcile net income to net cash
   provided by from operating activities:
    Amortization.......................................    34,507       34,507
    Depreciation.......................................    35,642       17,040
    Increase in accounts receivable....................   (15,157)      (1,417)
    Increase (decrease) in accounts payable............    (6,113)       5,528
    Increase (decrease) in deferred revenue............   (10,625)      10,625
    Investment in joint ventures:
      Equity income....................................  (376,364)    (313,172)
      Distributions received...........................   376,364      313,172
    Increase in accrued rental income..................    (6,254)      (6,253)
                                                        ---------  -----------
      Net cash provided by operating activities........   493,576      484,814
                                                        ---------  -----------
Cash flows from investing activities:
  Acquisition of real estate...........................        --   (1,195,909)
  Investment in joint ventures.........................        --   (1,640,909)
  Joint venture distributions in excess of income......    37,452        7,479
  Change in prepaid acquisition costs..................        --       12,106
                                                        ---------  -----------
    Net cash provided by (used in) investing
     activities........................................    37,452   (2,817,233)
                                                        ---------  -----------
Cash flows from financing activities:
  Distributions paid to partners.......................  (526,497)    (485,996)
                                                        ---------  -----------
    Net cash used in financing activities..............  (526,497)    (485,996)
                                                        ---------  -----------
Net increase (decrease) in cash and cash equivalents...     4,531   (2,818,415)
Cash and cash equivalents at beginning of year.........   197,460    3,015,875
                                                        ---------  -----------
Cash and cash equivalents at end of year............... $ 201,991  $   197,460
                                                        =========  ===========



                       See Notes to Financial Statements.

                          AAA NET REALTY FUND XI, LTD.
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 and 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business and Nature of Operations

   AAA Net Realty Fund XI, Ltd. (the "Partnership") is a limited partnership formed May 26, 1994 under the laws of the State of Texas. The Partnership commenced operations on May 26, 1994. American Asset Advisers Management Corporation XI, a Texas corporation, is the Managing General Partner and H. Kerr Taylor is the Individual General Partner. Both are related parties. An aggregate of 20,000 Units were offered at a $1,000 maximum offering price per Unit. The Partnership closed its offering on October 26, 1996, having received capital contributions for 7,061.21 Units ($7,061,208).

   The Partnership was formed to acquire commercial properties for cash, own, lease, operate, manage and eventually sell the properties. Prior to June 5, 1998, the supervision of the operations of the properties was managed by American Asset Advisers Realty Corporation, ("AAA"), a related party. Beginning June 5, 1998, the supervision of the operations of the properties is managed by AmREIT Realty Investment Corporation, ("ARIC"), a related party.

 Basis of Accounting

   The financial records of the Partnership are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

 Cash and Cash Equivalents

   For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

 Property

   Property is leased to others on a net lease basis whereby all operating expenses related to the properties including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating method under which the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property.

   The Partnership's lease agreements do not provide for contingent rentals.

   Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying cost of the individual property. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

 Investment in Joint Ventures

   The Partnerships interest in joint ventures are accounted for under the equity method whereby the Partnerships investment is increased or decreased by its share of earnings or losses in the joint ventures and also decreased by distributions. The Partnership owns a minority interest and does not exercise control over the management of the joint ventures.

                          AAA NET REALTY FUND XI, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


 Depreciation

   Buildings are depreciated using the straight-line method over an estimated useful life of 39 years.

 Organization Costs

   Organization costs incurred in the formation of the Partnership are amortized on a straight-line basis over five years.

 Syndication Costs

   Syndication costs incurred in the raising of capital through the sale of units are treated as a reduction of partnership equity.

 Statement of Cash Flows--Supplemental Information

   No cash was paid for income taxes or interest during 1998 or 1997.

 Income Taxes

   All income and expense items flow through to the partners for tax purposes. Consequently, no provision for income taxes is provided.

 Fair Value of Financial Instruments

   The carrying value of financial instruments, consisting of cash, cash equivalents, accounts receivable and liabilities approximate their fair value.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. PARTNERSHIP EQUITY

   The Managing General Partner, American Asset Advisers Management Corporation XI, and the Individual General Partner, H. Kerr Taylor, have made capital contributions in the amounts of $990 and $10, respectively. All other contributions have been made by the limited partners. The General Partners shall not be obligated to make any other contributions to the capital of the Partnership, except that, in the event that the General Partners have negative balances in their capital accounts after dissolution and winding up of, or withdrawal from, the Partnership, the General Partners will contribute to the Partnership an amount equal to the deficit balances in their capital accounts.

3. ALLOCATIONS AND DISTRIBUTIONS

   Income and losses will be allocated to the partners according to the partnership agreement. All income, profits, gains and losses of the Partnership for each fiscal year, other than any gain or loss realized upon the

                          AAA NET REALTY FUND XI, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

sale, exchange or other disposition of any of the Partnership properties, shall be allocated as follows: (a) net loss shall be allocated 99% to the limited partners, .99% to the Managing General Partner and .01% to the Individual General Partner; and (b) net income will be allocated first in the ratio in which, and to the extent, net cash flow is distributed to the partners for such year, and in the absence of the distribution of any net cash flow, 99% to the limited partners and 1% to the general partners.

   For income tax purposes, the gain realized upon the sale, exchange or other disposition of any property will be allocated as follows:

    a. First, to and among the partners in an amount equal to the negative balances in their respective capital accounts (pro rata based on the relative amounts of such negative balances),

    b. then, to each limited partner until the balance in such limited partners capital account equals the amount to be distributed to such limited partner in the first tier of the distributions of net proceeds of sale,

    c. then, to the General Partners, until the balance in their capital accounts equals the amounts to be distributed to the General Partners in the second tier of distributions of net proceeds of sale,

    d.  then, 94% to the limited partners and 6% to the General Partners, and

    e. thereafter, the Partners shall be allocated gain or loss in order to meet Treasury Regulation regarding qualified income offset requirements.

     Any loss on the sale, exchange, or other disposition of any property shall be allocated 99% to the limited partners and 1% to the General Partners.

4. OPERATING LEASES

   A summary of minimum future rentals, exclusive of any renewals, under noncancellable operating leases in existence at December 31, 1998 are as follows:

      1999........................................................... $  395,612
      2000........................................................... $  408,289
      2001........................................................... $  417,863
      2002........................................................... $  423,742
      2003........................................................... $  430,423
      2004-2016...................................................... $1,896,584

5. INVESTMENT IN JOINT VENTURES

   On October 16, 1997, the Partnership entered into a joint venture with AmREIT, Inc. (formerly American Asset Advisers Trust, Inc.), an entity with common management. The joint venture was formed for the purpose of acquiring a property, which is being operated as a Hollywood Video store in Lafayette, Louisiana. The property was purchased on October 31, 1997 after the construction was completed. The Partnerships interest in the joint venture is 25.42%.

   On February 11, 1997, the Partnership entered into a joint venture with AmREIT, Inc. The joint venture was formed for the purpose of acquiring a property, which is being operated as a Just For Feet retail store in Baton Rouge, Louisiana. The property was purchased on June 9, 1997 after the construction was completed. The Partnerships interest in the joint venture is 49%.

                         AAA NET REALTY FUND XI, LTD.
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   On September 23, 1996, the Partnership formed a joint venture, AAA Joint Venture 96-2, with AmREIT, Inc. The joint venture was formed for the purpose of acquiring a parcel of land in The Woodlands, Texas upon which the tenant, Bank United, constructed a branch bank building at its cost. At the termination of the lease the improvements will be owned by the joint venture. The Partnership's interest in the joint venture is 49%.

   On April 5, 1996, the Partnership formed a joint venture, AAA Joint Venture 96-1, with AmREIT, Inc. and AAA Net Realty Fund X, Ltd., entities with common management, for the purpose of acquiring a property which is being operated as a Just For Feet retail store in Tucson, Arizona. The property was purchased on September 11, 1996 after construction was completed. The Partnership's interest in the joint venture is 29.85%.

   On September 12, 1995, the Partnership formed a joint venture, AAA Joint Venture 95-2, with AmREIT, Inc. for the purpose of acquiring a property on lease to Blockbuster Music Retail, Inc. located in Wichita, Kansas. The Partnerships interest in the joint venture is 49%.

   Summarized financial information for the joint ventures at December 31, 1998 and 1997 is as follows:

                                                          1998       1997
                                                       ---------- -----------
      Land and building, net of accumulated
       depreciation................................... $7,274,145 $ 7,373,595
      Net investment in direct financing lease........ $2,586,324 $ 2,578,954
      Accounts receivable............................. $    9,810 $     2,481
      Accrued rental income........................... $   87,104 $    68,610
      Partners' capital............................... $9,957,383 $10,023,640
      Rental income from operating leases............. $  677,456 $   464,615
      Equity income from direct financing lease....... $  406,648 $   405,901
      Net income...................................... $  980,996 $   806,051

   The partnership recognized equity income of $376,364 and $313,172 from the joint ventures in 1998 and 1997, respectively.

6. MAJOR TENANTS

   The Partnership's operations are related to the acquisition and leasing of commercial real estate properties. The following schedule summarizes rental income by lessee for 1998 and 1997 under the operating method of accounting:

                                                                1998     1997
                                                              -------- --------
      Blockbuster Videos, Inc. (Oklahoma).................... $ 86,776 $ 86,776
      Pier 1 Imports (Colorado)..............................  127,503   19,479
                                                              -------- --------
          Total.............................................. $214,279 $106,255
                                                              ======== ========

7. INCOME RECONCILIATION

   A reconciliation of net income for financial reporting purposes to income for federal income tax purposes is as follows for the year ended December 31:

                                                             1998      1997
                                                           --------  --------
      Net income for financial reporting purposes......... $461,576  $424,784
      Direct financing lease recorded as operating lease
       for tax reporting purposes.........................  (21,855)  (21,623)
      Accrued rental income...............................  (11,805)  (27,151)
                                                           --------  --------
      Income for tax reporting purposes................... $427,916  $376,010
                                                           ========  ========

                          AAA NET REALTY FUND XI, LTD.
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

8. RELATED PARTY TRANSACTIONS

   The Partnership Agreement provides for the reimbursement for administrative services necessary for the prudent operation of the Partnership and its assets with the exception that no reimbursement is permitted for rent, utilities, capital equipment, salaries, fringe benefits or travel expenses allocated to the Individual General Partner or to any controlling persons of the Managing General Partner. In connection with administrative services rendered to the Partnership, $43,442 and $25,350 was incurred and paid to ARIC and AAA in 1998 and 1997, respectively.

   See Note 5 for joint venture agreements with related parties.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of AmREIT, Inc.
(formerly American Asset Advisers Trust, Inc.)

   We have audited the accompanying combined statements of revenues and certain expenses (defined as being operating revenues less direct operating expenses) of real estate properties anticipated to be acquired (as disclosed at Note 1 of the combined statement of revenues and certain expenses) (the "Acquired Properties") for the years ended December 31, 1998 and 1997. These combined financial statements are the responsibility of the management of the Acquired Properties. Our responsibility is to express an opinion on the combined statements of revenues and certain expenses based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of revenues and certain expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of revenues and certain expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of revenues and certain expenses. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying combined statements of revenues and certain expenses were prepared for the purpose of inclusion in a proxy statement to be filed on Form S-4 by AmREIT. Material amounts, described in Note 1 to the combined statements of revenues and certain expenses, that would not be comparable to those resulting from the proposed future operations of the properties are excluded and the statements are not intended to be a complete presentation of the revenues and expenses of these properties.

   In our opinion, such combined statements of revenues and certain expenses presents fairly, in all material respects, the combined revenues and certain expenses, as defined above, of the various real estate properties (as disclosed at Note 1 of the combined statements of revenues and certain expenses) for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Houston, Texas
May 21, 1999

              COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

    OF REAL ESTATE PROPERTIES ANTICIPATED TO BE ACQUIRED FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                        Years Ended        Six Months Ended
                                       December 31,            June 30,
                                   --------------------- ---------------------
                                      1998       1997       1999       1998
                                   ---------- ---------- ---------- ----------
                                                              (Unaudited)
Revenues
Rental income from operating
 leases........................... $2,221,052 $2,089,958 $1,128,855 $1,108,357
Earned income from direct
 financing leases.................     70,374     70,026     35,336     35,188
                                   ---------- ---------- ---------- ----------
    TOTAL REVENUES................  2,291,426  2,159,984  1,164,191  1,143,545
                                   ---------- ---------- ---------- ----------
Expenses
Property expenses.................      3,368      3,368      1,620      1,786
                                   ---------- ---------- ---------- ----------
    TOTAL EXPENSES................      3,368      3,368      1,620      1,786
                                   ---------- ---------- ---------- ----------
Revenues in excess of certain
 expenses ........................ $2,288,058 $2,156,616 $1,162,571 $1,141,759
                                   ========== ========== ========== ==========




                       See Notes to Financial Statements

        NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF
               REAL ESTATE PROPERTIES ANTICIPATED TO BE ACQUIRED

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

NOTE 1--DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description

   The operations of the following real estate assets anticipated to be acquired ("Acquired Properties") are included in the accompanying combined statements for the years ended December 31, 1998 and 1997:

     Steak and Ale (Houston, TX)        Goodyear Tire (Carrollton, TX)
     Bank of America (Houston, TX)      Foodmaker--Jack In The Box (Dallas, TX)
     Taco Bell (Houston, TX)            Baptist Memorial Health (Memphis, TN)
     Pizza Inn (Clute, TX)              Payless Shoes--WaldenBooks (Austin, TX)
     Whataburger (Clute, TX)            Golden Corral (Houston, TX)
     La Petite Academy (Houston, TX)    Golden Corral (Humble, TX)
     Whataburger (Dallas, TX)           TGI Friday's (Houston, TX)
     Superior Sound (Houston, TX)       Goodyear Tire (Houston, TX)
     AFC, Inc.--Church's (Houston, TX)  Computer City (Minnesota, MN)
     Gannett--Billboard (Houston, TX)   AFC, Inc.--Popeye's (Atlanta, GA)
     Discount Tire (Fort Worth, TX)     OneCare Health (Sugar Land, TX)
     La Petite Academy (Houston, TX)    Blockbuster Video (Oklahoma City, OK)
     Goodyear Tire (Dallas, TX)         Pier One Imports (Longmont, CO)

Basis of presentation

   The accompanying financial statements are presented on a combined basis because the partnerships owning the properties have a common general partner and are under common management. Until June 5, 1998, each of the properties were managed by an entity which was previously owned by the chairman, president and 11.04% shareholder of AmREIT, Inc. (the "Company"). On June 5, 1998, this entity was acquired by the Company.

   The accompanying historical financial statement information is presented in conformity with Item 310(e) of Regulation S-B of the Securities and Exchange Commission. Accordingly, the accompanying combined financial statements include only expenses directly related to the operations of the properties. Expenses not directly related to the future operations of the properties, such as depreciation, amortization, management fees and professional fees, are not included in the accompanying combined financial statements.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

   Operating revenues are presented on the accrual basis of accounting. Rental income is recognized ratably over the life of the lease. Lease agreements do not provide for contingent rentals.

   Real estate is leased to others on a net lease basis whereby all operating expenses related to the properties, including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating method or the direct financing method.

        NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF
         REAL ESTATE PROPERTIES ANTICIPATED TO BE ACQUIRED--(Continued)

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


   Under the operating method, the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property. Under the direct financing method, properties are recorded at their net investment. Unearned income is deferred and amortized to income over the life of the lease so as to produce a constant periodic rate of return.

Interim Financial Statements

   In the opinion of management all adjustments necessary for a fair presentation of such interim unaudited financial statements have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

NOTE 2--OPERATING LEASES

   A summary of minimum future rentals, exclusive of any renewals, under non-cancelable operating leases in existence at December 31, 1998 is as follows:

      1999.......................................................... $ 2,132,271
      2000..........................................................   2,006,226
      2001..........................................................   1,959,212
      2002..........................................................   1,888,324
      2003..........................................................   1,690,245
      2004-2016.....................................................   6,203,607
                                                                     -----------
                                                                     $15,879,884
                                                                     ===========

NOTE 3--MAJOR TENANTS

   Following is a summary of rental income by lessee for 1998 and 1997 who have contributed 10% or more of the total revenues:

                              Tenant                            1998     1997
                              ------                          -------- --------
      Golden Corral Corporation.............................. $364,682 $364,676
      Tandy Corporation...................................... $     -- $366,516

                         MORGAN KEEGAN FAIRNESS OPINION

                                    ANNEX 1
                       To AmREIT Joint Proxy and Consent
                     Solicitation Statement and Prospectus

June 23, 1999

Board of Directors
AmREIT, Inc.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Gentlemen:

   The Board of Directors of AmREIT, Inc., a Maryland real estate investment trust ("AmREIT" or the "Company") has requested the opinion of Morgan Keegan & Company, Inc. ("Morgan Keegan") as to whether the consideration to be paid to the partners of the Limited Partnerships (defined below) in connection with the merger of Taylor Income Investors, Ltd. (also known as Taylor Income Investors, III, Ltd.), Taylor Income Investors IV, Ltd., Taylor Income Investors V, Ltd., Taylor Income Investors VI, Ltd., AAA Net Realty Fund VII, Ltd., AAA Net Realty Fund VIII, Ltd., AAA Net Realty Fund Goodyear, Ltd., AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd. (collectively, the "Limited Partnerships") with and into the Company (the "Transaction") is fair, from a financial point of view, to the Company's shareholders.

   The Company has advised Morgan Keegan that the Transaction is described more fully in those certain Amended and Restated Agreements and Plans of Merger, all dated June 1999, by and between the Company and each Limited Partnership and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Texas Revised Uniform Limited Partnership Act (the "LP Act") (the "Agreement").

   Morgan Keegan, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate purposes, in particular, with respect to real estate investment trusts and franchised real estate. We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services. Our fee is not contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement and in particular with regard to our rendering of this opinion.

   In connection with our opinion, we have (1) participated in discussions with various members of management and representatives of the Limited Partnerships and the Company concerning the Limited Partnerships' and the Company's historical and current operations, financial condition and prospects, the strategic objectives of each and the possible benefits which might be realized following the Transaction; (2) reviewed historical financial and operating data that was furnished to us by the Limited Partnerships and the Company relating to their respective businesses; (3) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of the Limited Partnerships and the Company relating to their respective businesses; (4) reviewed certain publicly available information with respect to certain other companies in lines of business that we believe to be generally comparable to those of the Company and the trading markets for such other companies' securities; (5) reviewed certain publicly available information concerning the financial terms of certain other transactions that we deemed relevant to our inquiry; (6) analyzed the value of projected net operating income of the Limited

Partnerships; (7) reviewed the financial terms of the Agreement; (8) reviewed the appraisals of each Limited Partnership completed by Valuation Associates, Inc. and (9) undertaken such other studies, analyses and investigations, and considered such other information, as we deemed relevant.

   In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us and reviewed. We have not been engaged to, and have not attempted to, independently verify any of such information and have further relied upon the assurances of management of the Company and of the Limited Partnerships that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial and operational forecasts made available to us by the management of the Limited Partnerships and the Company and used in our analysis, we have assumed that such financial and operational forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Limited Partnerships and the Company as to the matters covered thereby. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted an independent evaluation, physical inspection or appraisal of any of the assets or liabilities of the Company or the Limited Partnership (including the assets to be acquired and any liabilities to be assumed in the Transaction), nor have we made any independent judgment with respect to any such evaluation or appraisal. Morgan Keegan also assumed that the allocation of the Company share consideration among the partners of each of the Limited Partnerships complies with the terms and conditions of the limited partnership agreements of the Limited Partnerships. Morgan Keegan also assumed that the appraisals were reasonably prepared by and reflected the good faith judgments of Valuation Associates, and Morgan Keegan does not in any respect assume any responsibility for its accuracy or completeness. In addition, we also assumed that the properties owned by the Limited Partnerships (the "Properties") may be used for their intended purposes for the remainder of their respective lease terms, all of the respective tenants in the Properties are creditworthy and that the deferred maintenance at the Properties is not material.

   It should be noted that this opinion is based upon economic, market, financial and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid to the Limited Partnerships in connection with the Transaction and does not address the underlying business decision to effect the Transaction or any other terms of the Transaction. We have also assumed that the conditions to the Transaction as set forth in the Agreement would be satisfied, without any waiver or modification thereof, and that the Transaction would be consummated on a timely basis in the manner contemplated by the Agreement. In addition, we are not expressing any opinion as to the prices at which the Company's common stock may trade following the date of this opinion.

   Our opinion is rendered to the Board of the Company in connection with its consideration of the Transaction and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in connection with the Transaction.

   This letter and the opinion stated herein are for the use and benefit of the Company's Board of Directors and may not be reproduced, summarized, excerpted from or otherwise publicly referred to in any manner without the prior written consent of Morgan Keegan.

   Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be paid in connection with the Transaction is fair, from a financial point of view, to the Company's shareholders.

                                          Very truly yours,

                                          MORGAN KEEGAN & COMPANY, INC.

                              DECLARATION OF TRUST

                                    ANNEX 2
                       To AmREIT Joint Proxy and Consent
                     Solicitation Statement and Prospectus

[To be filed by amendment.]

                                    Forms of
                          THE NOTE AND LOAN AGREEMENT

                                    ANNEX 3
                       To AmREIT Joint Proxy and Consent
                     Solicitation Statement and Prospectus

                          [To be filed by amendment.]

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                         TAYLOR INCOME INVESTORS, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of Taylor Income Investors, Ltd., for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.





   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnership seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger and make the appropriate election, but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . In 1998, AmREIT's rate of distributions (approximately $71.63 per
      $1,000 original investment) were less than the annual rate of distributions paid to the limited partners (approximately $96.53 per $1,000 original investment).

    . The partnership's going concern appraisal value of $848 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $845 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996 and 1997 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.


What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $38 million, consisting of 18 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 93,987 shares of AmREIT common stock, which we estimate amounts to $1,130 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, but whose partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                      AmREIT Consideration    Other Valuation
                                             Offered              Amounts
                                      --------------------- --------------------
                                                             Going
                                      Transaction Cash/Note Concern  Liquidation
                                       Value(1)   Value(2)  Value(3)  Value(3)
                                      ----------- --------- -------- -----------
Fund III.............................  $877,841   $790,057  $793,000  $711,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value represents estimated liquidation costs of approximately will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.
(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . AmREIT's rate of distributions may be less than the annual rate of distributions paid to the limited partners.

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What was the original time frame for liquidating the partnership?

   While the disclosure documents, pursuant to which the limited partnership units were originally offered in 1980, disclosed the intentions of the partnership to liquidate its assets after a maximum of seven to ten years from acquisition, the general partner is not under a legal obligation to liquidate assets within that time frame. To the contrary, the partnership has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnership would be in the control of the general partners. The time frame for liquidating the partnership was not intended to coincide with the expiration of any of the partnership's original leases.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a gain on the merger of approximately $287 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $286 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $1 of gain per average original $1,000 investment will be taxable at the rates for ordinary income.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                 RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning
on page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

  . The value of the AmREIT common stock may be less than the exchange price after the merger because:

       (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

       (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

       (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid to the limited partners (approximately $96.53 per $1,000 original investment). In 1998, AmREIT's rate of distributions (approximately $71.63 per $1,000 original investment) was less than the annual rate of distributions paid to the limited partners (approximately $96.53 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.

   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number of
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner   paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted       General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)      Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- ---------
        $934,814                  $989               93,987           $877,841            $939         33,097

--------
(1) The original limited partner investment in the partnership was $945,000. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the information provided under the caption "THE
MERGER" beginning on page      of the attached proxy statement. In the event
the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $6,588 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................. $   --
  Accounting............................................................    140
  Fairness Opinions/Valuations..........................................  5,530
  Printing..............................................................     --
  Appraisal Fees........................................................    856
  Listing Fees..........................................................     --
  Miscellaneous.........................................................     62
                                                                         ------
    Total............................................................... $6,588
                                                                         ======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page of this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger of all ten partnerships into AmREIT, when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the last three fiscal years and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                            Year Ended            Year Ended            Year Ended
                           December 31,          December 31,          December 31,        Six Months Ended
                               1996                  1997                  1998             June 30, 1999
                         -------------------   -------------------   -------------------   -------------------
                         Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma
                         ------    ---------   ------    ---------   ------    ---------   ------    ---------
Administrative fees and
 Reimb.................. $5,700(1)  $   --     $5,700(1)  $   --     $7,617(1)  $   --     $4,512(1)  $   --
Cash Distributions......  1,800(2)   7,982(3)   1,800(2)   8,136(3)   1,800(2)   8,177(3)     900(2)   4,103(3)
General Partners'
 Salary.................     --        782(4)      --        782(4)      --        782(4)      --        391(4)
                         ------     ------     ------     ------     ------     ------     ------     ------
  Total................. $7,500     $8,764     $7,500     $8,918     $9,417     $8,959     $5,412     $4,494
                         ======     ======     ======     ======     ======     ======     ======     ======

--------

(1) An AmREIT subsidiary receives administrative fees and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $7,617                                              $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Expiration of Leases. The leases on your partnership's properties all expire within the next five years. Also, Bank of America, your partnership's largest tenant, has informed your general partners that it will not renew its lease when it expires in May 2000. Also, should any of these tenants fail to renew their leases, your partnership would intend to find a new tenant, which would result in AmREIT incurring significant additional costs by reason of temporary vacancy and/or significant rehabilitation and/or tenant improvement costs.

  . Concentration of Investment. Your partnership has concentrated its investments in two properties located in one state. If a vacancy or other interruption of rents occur in one or both of these properties, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns one of its properties,
    Steak & Ale, in co-ownership with Fund IV. Your partnership owns 44% of this property and is dependent upon the consent and cooperation of Fund IV to sell or re-lease the property. No assurance can be given that Fund IV will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting Fund IV's approval to merge with AmREIT. If your partnership approves the merger but Fund IV rejects the merger, the AmREIT board must approve owning this property jointly with Fund IV. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK
    FACTORS--Risks Associated with the Merger" on page    and THE
    PARTNERSHIP--Partnership Property Information on page   .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties except for the Bank of America property in Houston, Texas which was originally purchased in 1983. In April 1999, Fund III received letter of intent to purchase the Bank of America property located in Houston, Texas. The offer made was for approximately $600,000. The Fund is continuing to evaluate the letter of intent and work with the bidder to respond to any due dilligence requests.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a gain on the merger of approximately $287 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $286 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $1 of gain per average original $1,000 investment will be taxable at the rates for ordinary income. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                       Six
                                                                      Months
                                                                      Ended
                                                                     June 30,
                                1994      1995   1996   1997   1998    1999
                               ------    ------ ------ ------ ------ --------
      Partnership
       Distributions.......... $96.50    $96.52 $96.53 $96.53 $96.53  $48.27
      AmREIT Distributions.... $35.50(1) $63.90 $70.16 $71.36 $71.63  $35.94

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
Taylor Income Investors, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and Taylor Income Investors, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as the President of Taylor Income Investors, Inc., which is the corporate general partner of the Partnership (the "General Partner"). The Partnership owns interests in two retail properties. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 93,526 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

      4. reviewed copies of the 1985 Agreement of Limited Partnership of the Partnership; and

      5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

      6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

      7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

      8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

      9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associates dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of Taylor Income Investors, Ltd. in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
Taylor Income Investors, Ltd.
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and Taylor Income Investors, Ltd., a Texas limited partnership (the "Partnership"). Taylor Investments, Inc., a Texas corporation, the General Partner of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and
Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   THE MERGER

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Texas Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                      CONSIDERATION FOR PARTNERSHIP ASSETS

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

   2.2 Consideration to the Partnership in the Merger.

   (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in
Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

   (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

   2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             PARTNERSHIP INTERESTS

   3.1 Conversion of the Units.

   (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

   (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership
                                Net Asset Value

    Negotiated Price of                Net Cast at                         Partnership
   Partnership Properties             March 31, 1999                     Net Asset Value
   ----------------------             --------------                     ---------------
          $825,000                       $48,537                            $873,537

                                  REIT Shares
                             Payable to Partnership

                                                                   No. of REIT
                                                    No. of REIT   Shares Offered
                                                   Shares Offered    per Unit
                                                   -------------- --------------
To Limited Partners...............................     93,526        2,969.09

                        Calculation of Liquidation Value

Leased Fee
 Original     Share of
Partnership  Partnership Liquidation  Brokers'                Marketing/  Liquidation
   Value      Expenses    Discount   Commission Legal/Closing Contingency    Value
-----------  ----------- ----------- ---------- ------------- ----------- -----------
$816,890       ($4,048)   ($40,845)   ($24,507)   ($20,422)    ($16,338)   $710,740

                                   Cash/Notes
                          Payable to Partnership(/1/)

                                                                          Principal
                            Maximum     Amount of Cash Maximum Principal  Amount of
                           Aggregate       Offered      Amount of Notes  Note Offered
                         Amount of Cash    per Unit         Offered        Per Unit
                         -------------- -------------- ----------------- ------------
To Limited Partners.....    $34,839         $2,257         $313,551        $20,314

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

  (a) If, during the period from March 31, 1999 to and including the Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

  (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price; and

  (c) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $825,000.

   3.3 Definitions. For the purposes of this Section 3:

   (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

   (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

   (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

   (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this
Section 3.4, each Unit Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger

Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

   (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

   (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

   (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

   (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         REPRESENTATIONS AND WARRANTIES
                               OF THE PARTNERSHIP

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   4.1 Existence; Authority; Compliance with Law.

   (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Texas. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

   (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4 Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   4.5 Financial Statements.

   (a) The financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership; (b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

   4.9 Taxes.

   (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and
(iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

   (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this
Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

   4.11 Properties.

   (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

   (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership Disclosure
Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same;
(ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.

   (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partners actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                                   SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF THE REIT

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   5.1 Existence; Good Standing; Authority; Compliance with Law.

   (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

   (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and 10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

   5.7 SEC Documents.

   (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

   (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

   (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

   5.10 Taxes.

   (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

   (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1995 through 1998, inclusive; (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   5.11 Books and Records.

   (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

   (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

   5.12 Properties.

   (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and
(iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

   (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority; (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) of any the REIT Property the cost of which exceeds $100,000.

   (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan") as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   COVENANTS

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

   6.2 Conduct of Businesses.

   (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

     (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

     (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to
  Section 6.1, any proposals to engage in material transactions;

     (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

     (iv) Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

     (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

   (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the Partnership:

     (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (ii) Shall not amend the Partnership Organizational Documents;

     (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

     (iv) Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

     (v) Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

     (vi) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

     (vii) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

     (viii) Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

     (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

     (x) Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

   (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

     (i) Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (ii) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

     (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, ( B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders),
  (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

     (iv) Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

     (v) Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of
  (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

     (vi) Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

     (vii) Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

     (viii) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

     (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement"). The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships, and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   CONDITIONS

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

   (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

   (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

   (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

   (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

   (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

   (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

   (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

   (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

   (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

   (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

   (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of Section 6 shall be fully complied with.

   (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

   (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

   (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  TERMINATION

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

   (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

   (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

   (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

   (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in the this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

   (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

   (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

   (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of a Acquisition Proposal relating to the REIT being made; or

   (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

   8.3 Effect of Termination and Abandonment.

   (a) If an election to terminate this Agreement is made by the Partnership
(i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

   (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

   (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

   (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

   (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

   (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

   (g) If an election to terminate this Agreement is made pursuant to Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the non-terminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

   (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

   (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

   (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               GENERAL PROVISIONS

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

   If to the REIT:
   AmREIT, Inc.
   8 Greenway Plaza, Suite 824
   Houston, TX 77046
   Attention: President

   Telecopy: (713) 850-0498

   If to the Partnership:
   Taylor Income Investors, Ltd.
   8 Greenway Plaza, Suite 824
   Houston, TX 77046
   Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and
6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   9.5 Confidentiality.

   (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party,
(iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in the REIT Reports or Registration Statement.

   (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

   (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request,
(ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

   (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

   (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this
Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          AmREIT, Inc.

                                          -------------------------------------
                                          H. Kerr Taylor, President and Chief
                                           Executive Officer

                                          Taylor Income Investors, Ltd.

                                          By: Taylor Investments, Inc.
                                             Its General Partner

                                          By: _________________________________
                                             H.Kerr Taylor, President

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                        TAYLOR INCOME INVESTORS IV, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of Taylor Income Investors IV, Ltd., for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.


   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnership seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger and make the appropriate election, but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . The partnership's going concern appraisal value of $779 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $745 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996, 1997 and 1998 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies, which resulted in the wide range of value for your partnership.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.

What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $38 million, consisting of 17 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 54,533 shares of AmREIT common stock, which we estimate amounts to $828 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, but whose partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                      AmREIT Consideration    Other Valuation
                                             Offered              Amounts
                                      --------------------- --------------------
                                                             Going
                                      Transaction Cash/Note Concern  Liquidation
                                       Value(1)   Value(2)  Value(3)  Value(3)
                                      ----------- --------- -------- -----------
Fund IV..............................  $509,337   $458,403  $479,000  $425,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value represents estimated liquidation costs of approximately a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.

(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What was the original time frame for liquidating the partnership?

   While the disclosure documents, pursuant to which the limited partnership units were originally offered in 1986, disclosed the intentions of the partnership to liquidate its assets after a maximum of seven to ten years from acquisition, the general partner is not under a legal obligation to liquidate assets within that time frame. To the contrary, the partnership has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnership would be in the control of the general partners. The time frame for liquidating the partnership was not intended to coincide with the expiration of any of the partnership's original leases.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a gain on the merger of approximately $1 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $1 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                  RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning on
page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

  . The value of the AmREIT common stock may be less than the exchange price after the merger because:

     (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

     (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

     (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies which resulted in a wide range of values for your partnership. These values range from $450,000 to $219,000. For a full explanation of these ranges please see "FAIRNESS OPINIONS--The Houlihan
    Fairness Opinions" on page     of the attached proxy statement.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is more than the annual rate of distributions paid to the limited partners (approximately $62.00 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.

   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number of
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner   paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted       General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)      Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- ---------
        $615,000                 $1,000              54,533           $509,337            $828         28,697

--------
(1) The original limited partner investment in the partnership was $615,000. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the information provided under the caption "THE
MERGER" beginning on page      of the attached proxy statement. In the event
the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $3,842 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................. $   --
  Accounting............................................................     82
  Fairness Opinions/Valuations..........................................  3,225
  Printing..............................................................     --
  Appraisal Fees........................................................    499
  Listing Fees..........................................................     --
  Miscellaneous.........................................................     36
                                                                         ------
    Total............................................................... $3,842
                                                                         ======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page S-11 of this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger of all ten partnerships into AmREIT, when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the last three fiscal year and the six-month period ended June 30, 1999 and compares those payments against the amount that, as listed in the Pro Forma column, would have been paid assuming the merger had occurred on January 1, 1996.

                             Year Ended            Year Ended            Year Ended
                            December 31,          December 31,          December 31,        Six Months Ended
                                1996                  1997                  1998             June 30, 1999
                          -------------------   -------------------   -------------------   -------------------
                          Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma
                          ------    ---------   ------    ---------   ------    ---------   ------    ---------
Fund IV
Administrative Fees and
 Reimbursements.........  $1,656(1)  $   --     $1,656(1)  $   --     $2,453(1)  $   --     $1,518(1)  $   --
Cash Distributions......     720(2)   4,632(3)     720(2)   4,721(3)   1,490(2)   4,745(3)   1,083(2)   2,380(3)
General Partner Salary..      --        453(4)      --        453(4)      --        453(4)      --        227(4)
                          ------     ------     ------     ------     ------     ------     ------     ------
  Total.................   2,376      5,085      2,376      5,174      3,943      5,198      2,601      2,607

--------

(1) An AmREIT subsidiary receives administrative fees and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $2,453                                              $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Expiration of Leases. The lease on your partnership's property expires within the next three years. Also, there is a significant chance that Steak & Ale, your partnership's only tenant, will not renew its lease when it expires in March 2002 or will renew its lease only if your partnership makes significant improvements to the property. Also, should this tenant fail to renew its lease, your partnership would need to find a new tenant, which would result in AmREIT incurring significant additional costs by reason of temporary vacancy and/or significant rehabilitation and/or tenant improvement costs.

  . Concentration of Investment. Your partnership has concentrated its investments in one property located in one state. If a vacancy or other interruption of rents occur in this property, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns its properties, Steak &
    Ale, in co-ownership with Fund III. Your partnership owns 56% of this property and is dependent upon the consent and cooperation of Fund III to sell or re-lease the property. No assurance can be given that Fund III will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting Fund III's approval to merge with AmREIT. If your partnership approves the merger but Fund III rejects the merger, the AmREIT board must approve owning this property jointly with Fund III. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK FACTORS--Risks Associated with the Merger" on
    page    and "THE PARTNERSHIPS--Partnership Property Information" on page
       .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a gain on the merger of approximately $1 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $1 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of (a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                       Six
                                                                      Months
                                                                      Ended
                                                                     June 30,
                                1994      1995   1996   1997   1998    1999
                               ------    ------ ------ ------ ------ --------
      Partnership
       Distributions.......... $62.17    $62.00 $62.00 $62.00 $62.00  $46.50
      AmREIT Distributions.... $35.50(1) $63.90 $70.16 $71.36 $71.63  $35.94

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
Taylor Income Investors IV, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and Taylor Income Investors IV, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as the President of Taylor Income Investors IV, Inc., which is the corporate general partner of the Partnership (the "General Partner"). The Partnership owns interests in one retail property. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 54,546 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

      4. reviewed copies of the 1986 Agreement of Limited Partnership of the Partnership; and

      5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

      6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

      7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

      8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

      9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associated dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of Taylor Income Investors IV, Ltd. in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
Taylor Income Investors IV, Ltd.
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and Taylor Income Investors IV, Ltd., a Texas limited partnership (the "Partnership"). H. Kerr Taylor, on behalf of himself as the individual General Partner and Taylor Investors IV, Inc., a Texas corporation, the General Partners of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   THE MERGER

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Texas Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                      CONSIDERATION FOR PARTNERSHIP ASSETS

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

   2.2 Consideration to the Partnership in the Merger.

   (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in
Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

   (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

   2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             PARTNERSHIP INTERESTS

   3.1 Conversion of the Units.

   (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

   (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership
                                Net Asset Value

       Negotiated Price of              Net Cash at                     Partnership
      Partnership Properties           March 31, 1999                 Net Asset Value
      ----------------------           --------------                 ---------------
             $498,000                     $11,457                        $509,457

                                  REIT Shares
                             Payable to Partnership

                                                                   No. of REIT
                                                    No. of REIT   Shares Offered
                                                   Shares Offered    per Unit
                                                   -------------- --------------
To Limited Partners...............................     54,546        2,660.77

                        Calculation of Liquidation Value

Leased Fee
 Original     Share of                                    Marketing/
Partnership  Partnership Liquidation  Brokers'   Legal/   Contingency Liquidation
   Value      Expenses    Discount   Commission  Closing       V         Value
-----------  ----------- ----------- ---------- --------- ----------- -----------
$488,792      ($2,416)    ($24,440)  ($14,664)  ($12,220)  ($9,776)    $425,276

                                   Cash/Notes
                          Payable to Partnership(/1/)

                                                                          Principal
                            Maximum     Amount of Cash Maximum Principal  Amount of
                           Aggregate       Offered      Amount of Notes  Note Offered
                         Amount of Cash    per Unit         Offered        Per Unit
                         -------------- -------------- ----------------- ------------
To Limited Partners.....    $20,825         $2,073         $187,425        $18,659

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

  (a) If, during the period from March 31, 1999 to and including the Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

  (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price;

  (c) The Net Cash of the Partnership shall be reduced by the difference between the Partnership's share of the unpaid balance of principal and interest on the Atlas Note on May 31, 1999 and such balance as of the Effective Time, and the number of REIT Shares issuable to the Partnership in the Merger shall be reduced by the number of REIT Shares equal to the amount of such difference divided by the Exchange Price. For the purposes hereof, the Atlas Note shall refer to that certain note dated October 9, 1997 by Transmark, Inc. in favor of Taylor Income Investors IV and V Joint Venture in the original principal amount of $215,000; and

  (d) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $498,000.

   3.3 Definitions. For the purposes of this Section 3:

   (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

   (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

   (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

   (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this Section 3.4, each Unit Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

   (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

   (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

   (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

   (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         REPRESENTATIONS AND WARRANTIES
                               OF THE PARTNERSHIP

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   4.1 Existence; Authority; Compliance with Law.

   (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Texas. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

   (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4 Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   4.5 Financial Statements.

   (a) The financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership;
(b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

   4.9 Taxes.

   (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

   (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this
Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

   4.11 Properties.

   (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

   (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership

Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and
(iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.

   (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partner's actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                                   SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF THE REIT

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   5.1 Existence; Good Standing; Authority; Compliance with Law.

   (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

   (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and

10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

   5.7 SEC Documents.

   (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

   (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

   (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

   5.10 Taxes.

   (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

   (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1995 through 1998, inclusive; (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   5.11 Books and Records.

   (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

   (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

   5.12 Properties.

   (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and
(iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

   (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the

REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority; (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) of any the REIT Property the cost of which exceeds $100,000.

   (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan"), as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   COVENANTS

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

   6.2 Conduct of Businesses.

   (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

     (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

     (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to
  Section 6.1, any proposals to engage in material transactions;

     (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

     (iv) Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

     (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

   (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the Partnership:

     (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (ii) Shall not amend the Partnership Organizational Documents;

     (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

     (iv) Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

     (v) Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

     (vi) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

     (vii) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

     (viii) Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

     (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

     (x) Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

   (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

     (i) Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (ii) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

     (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, ( B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders),
  (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

     (iv) Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

     (v) Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of
  (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

     (vi) Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

     (vii) Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

     (viii) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

     (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement"). The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   CONDITIONS

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

   (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

   (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

   (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

   (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

   (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

   (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

   (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

   (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

   (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

   (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

   (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of Section 6 shall be fully complied with.

   (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

   (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

   (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  TERMINATION

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

   (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

   (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

   (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

   (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in the this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

   (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

   (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

   (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of a Acquisition Proposal relating to the REIT being made; or

   (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

   8.3 Effect of Termination and Abandonment.

   (a) If an election to terminate this Agreement is made by the Partnership
(i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

   (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

   (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

   (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

   (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

   (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

   (g) If an election to terminate this Agreement is made pursuant to Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the non-terminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

   (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

   (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

   (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               GENERAL PROVISIONS

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

   If to the REIT:
   AmREIT, Inc.
   8 Greenway Plaza, Suite 824
   Houston, TX 77046
   Attention: President

   Telecopy: (713) 850-0498

   If to the Partnership:
   Taylor Income Investors IV, Ltd.
   8 Greenway Plaza, Suite 824
   Houston, TX 77046
   Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and 6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   9.5 Confidentiality.

   (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party,
(iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in the REIT Reports or Registration Statement.

   (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

   (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

   (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

   (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this
Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                        AmREIT, Inc.

                                        ----------------------------------------
                                        H. Kerr Taylor, President and Chief
                                        Executive Officer

                                        Taylor Income Investors IV, Ltd.

                                        By:Taylor Investors IV, Inc.
                                           Its General Partner

                                           By:
                                               --------------------------------
                                               H. Kerr Taylor, President

                                        By:
                                           ------------------------------------
                                           H. Kerr Taylor,
                                           Its General Partner

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                        TAYLOR INCOME INVESTORS V, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of Taylor Income Investors V, Ltd., for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.


   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnership seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger and make the appropriate election, but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . In 1998, AmREIT's rate of distributions (approximately $71.63 per
      $1,000 original investment) were less than the annual rate of distributions paid to the limited partners (approximately $83.00 per $1,000 original investment).

    . The partnership's going concern appraisal value of $925 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $887 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996, 1997 and 1998 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies, which resulted in a wide range of values for your partnership.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.

What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $38 million, consisting of 19 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 48,552 shares of AmREIT common stock, which we estimate amounts to $985 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, but whose partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                      AmREIT Consideration    Other Valuation
                                             Offered              Amounts
                                      --------------------- --------------------
                                                             Going
                                      Transaction Cash/Note Concern  Liquidation
                                       Value(1)   Value(2)  Value(3)  Value(3)
                                      ----------- --------- -------- -----------
Fund V...............................  $453,473   $408,126  $426,000  $380,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value represents estimated liquidation costs of approximately a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.

(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . AmREIT's rate of distributions may be less than the annual rate of distributions paid to the limited partners.

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What was the original time frame for liquidating the partnership?

   While the disclosure documents, pursuant to which the limited partnership units were originally offered in 1987, disclosed the intentions of the partnership to liquidate its assets after a maximum of eight to ten years from acquisition, the general partner is not under a legal obligation to liquidate assets within that time frame. To the contrary, the partnership has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnership would be in the control of the general partners. The time frame for liquidating the partnership was not intended to coincide with the expiration of any of the partnership's original leases.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a gain on the merger of approximately $332 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $212 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $120 of gain per average original $1,000 investment will be taxable at the 25% rate.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                  RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning on
page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

  . The value of the AmREIT common stock may be less than the exchange price after the merger because:

     (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

     (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

     (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies which resulted in a wide range of values for your partnership. These values range from $537,000 to $390,000. For a full explanation of these ranges please see "FAIRNESS OPINIONS--The Houlihan
    Fairness Opinions" on page    of the attached proxy statement.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid to the limited partners (approximately $83.00 per $1,000 original investment). In 1998, AmREIT's rate of distributions (approximately $71.63 per $1,000 original investment) was less than the annual rate of distributions paid to the limited partners (approximately $83.00 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.

   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number of
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner   paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted       General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)      Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- ---------
        $460,389                  $959               48,552           $453,473            $985         28,028

--------
(1) The original limited partner investment in the partnership was $480,000. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the information provided under the caption "THE
MERGER" beginning on page      of the attached proxy statement. In the event
the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $3,417 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................. $   --
  Accounting............................................................     73
  Fairness Opinions/Valuations..........................................  2,868
  Printing..............................................................     --
  Appraisal Fees........................................................    444
  Listing Fees..........................................................     --
  Miscellaneous.........................................................     32
                                                                         ------
    Total............................................................... $3,417
                                                                         ======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page S-11 of this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger of all ten partnerships into AmREIT, when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the last three fiscal year and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                             Year Ended            Year Ended            Year Ended
                            December 31,          December 31,          December 31,        Six Months Ended
                                1996                  1997                  1998             June 30, 1999
                          -------------------   -------------------   -------------------   -------------------
                          Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma
                          ------    ---------   ------    ---------   ------    ---------   ------    ---------
Fund V
Administrative Fees and
 Reimbursements.........  $2,880(1)  $   --     $2,800(1)  $   --     $2,667(1)  $   --     $1,254(1)  $   --
Cash Distributions......     600(2)   4,123(3)     600(2)   4,203(3)   1,854(2)   4,224(3)   1,526(2)   2,119(3)
General Partner Salary..      --        404(4)      --        404(4)      --        404(4)      --        202(4)
                          ------     ------     ------     ------     ------     ------     ------     ------
  Total.................  $3,480     $4,527     $3,400     $4,607     $4,521     $4,628     $2,780     $2,321
                          ======     ======     ======     ======     ======     ======     ======     ======

--------

(1) An AmREIT subsidiary receives administrative fees and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $2,667                                              $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Expiration of Leases. The leases on your partnership's properties all expire within the next five years. Also, there is a significant chance that Whataburger, your partnership's largest tenant, will not renew its lease when it expires in January 2000 or will renew its lease only if your partnership makes significant improvements to the property. Also, should any of these tenants fail to renew their leases, your partnership would need to find a new tenant, which would result in AmREIT incurring significant additional costs by reason of temporary vacancy and/or significant rehabilitation and/or tenant improvement costs.

  . Concentration of Investment. Your partnership has concentrated its investments in three properties located in one state. If a vacancy or other interruption of rents occur in one or more of these properties, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns all of its properties,
    Pizza Inn (Clute, TX), Whataburger (Clute, TX) and La Petite Academy (Houston, TX), in co-ownership with Fund VI, Fund VI and Fund VII and VI, respectively. Your partnership owns 50%, 50% and 6.02%, respectively, of these properties and is dependent upon the consent and cooperation of the majority co-owner to sell or re-lease the property. No assurance can be given that the majority co-owner will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting the other co-owners' approval to merge with AmREIT. If your partnership approves the merger but the other co-owners reject the merger, the AmREIT board must approve owning this property jointly with the other co-owners. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK FACTORS--Risks
    Associated with the Merger" on page     and "THE PARTNERSHIPS--
    Partnership Property Information" on page   .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a gain on the merger of approximately $332 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $212 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $120 of gain per average original $1,000 investment will be taxable at the 25% rate. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                       Six
                                                                      Months
                                                                      Ended
                                                                     June 30,
                                1994      1995   1996   1997   1998    1999
                               ------    ------ ------ ------ ------ --------
      Partnership
       Distributions.......... $82.50    $83.00 $83.00 $83.00 $83.00  $62.25
      AmREIT Distributions.... $35.50(1) $63.90 $70.16 $71.36 $71.63  $35.94

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
Taylor Income Investors V, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and Taylor Income Investors V, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as the President of Taylor Income Investors V, Inc., which is the corporate general partner of the Partnership (the "General Partner"). The Partnership owns interests in three retail properties. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 48,514 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

      4. reviewed copies of the 1986 Agreement of Limited Partnership of the Partnership; and

      5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

      6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

      7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

      8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

      9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associated dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of Taylor Income Investors V, Ltd. in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
Taylor Income Investors V, Ltd.
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and Taylor Income Investors V, Ltd., a Texas limited partnership (the "Partnership"). H. Kerr Taylor, on behalf of himself as the individual General Partner and Taylor Investors V, Inc., a Texas corporation, the General Partners of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   THE MERGER

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Texas Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                      CONSIDERATION FOR PARTNERSHIP ASSETS

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

   2.2 Consideration to the Partnership in the Merger.

     (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

     (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

   2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             PARTNERSHIP INTERESTS

   3.1 Conversion of the Units.

     (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

     (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership
                                Net Asset Value

            Negotiated Price of          Net Cash at     Partnership
           Partnership Properties       March 31, 1999 Net Asset Value
           ----------------------       -------------- ---------------
                 $ 443,000                 $ 10,125       $ 453,125

                                  REIT Shares
                             Payable to Partnership

                            No. of REIT Shares Offered No. of REIT Shares Offered per Unit
                            -------------------------- -----------------------------------
   To Limited Partners:....           48,514                        3,032.15

                        Calculation of Liquidation Value

    Leased Fee
     Original     Share of
   Partnership   Partnership Liquidation  Brokers'   Legal/   Marketing/  Liquidation
      Value       Expenses    Discount   Commission Closing   Contingency    Value
   -----------   ----------- ----------- ---------- --------  ----------- -----------
   $436,487        $(2,158)   $(21,824)   $(13,095) $(10,912)   $(8,730)   $379,769

                                   Cash/Notes
                           Payable to Partnership(1)

                                                                Maximum
                               Maximum                      Principal Amount    Principal
                              Aggregate     Amount of Cash      of Notes      Amount of Note
                            Amount of Cash Offered per Unit     Offered      Offered Per Unit
                            -------------- ---------------- ---------------- ----------------
   To Limited Partners:....    $18,620          $2,375          $167,580         $21,375

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

     (a) If, during the period from March 31, 1999 to and including the Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

     (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price;

     (c) The Net Cash of the Partnership shall be reduced by the difference between the Partnership's share of the unpaid balance of principal and interest on the Atlas Note on May 31, 1999 and such balance as of the Effective Time, and the number of REIT Shares issuable to the Partnership in the Merger shall be reduced by the number of REIT Shares equal to the amount of such difference divided by the Exchange Price. For the purposes hereof, the Atlas Note shall refer to that certain note dated October 9, 1997 by Transmark, Inc. in favor of Taylor Income Investors IV and V Joint Venture in the original principal amount of $215,000; and

     (d) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $443,000.

   3.3 Definitions. For the purposes of this Section 3:

     (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

     (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

     (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to
  Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this Section 3.4, each Unit Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

     (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

     (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this
  Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

     (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         REPRESENTATIONS AND WARRANTIES
                               OF THE PARTNERSHIP

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   4.1 Existence; Authority; Compliance with Law.

     (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Texas. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4 Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   4.5 Financial Statements.

     (a) The financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

     (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership;
(b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

   4.9 Taxes.

     (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes .

     (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

   4.11 Properties.

     (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.

     (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partner's actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                                   SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF THE REIT

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   5.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

     (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and 10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

   5.7 SEC Documents.

     (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

     (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

   5.10 Taxes.

     (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1995 through 1998, inclusive; (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   5.11 Books and Records.

     (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

     (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

   5.12 Properties.

     (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for
  (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

      (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority;
  (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) of any the REIT Property the cost of which exceeds $100,000.

      (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan"), as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   COVENANTS

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

   6.2 Conduct of Businesses.

   (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

      (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

       (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to
  Section 6.1, any proposals to engage in material transactions;

        (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

       (iv) Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

      (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

   (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the Partnership:

      (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend the Partnership Organizational Documents;

        (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

       (iv) Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

      (v) Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

        (vii) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

         (viii) Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

      (x) Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

   (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

      (i) Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

        (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, ( B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders),
  (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

       (iv) Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

      (v) Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of
  (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

        (vii) Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

         (viii) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement"). The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships, and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   CONDITIONS

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

      (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

      (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

      (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

      (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

      (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

      (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

      (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

      (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

      (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

      (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of
  Section 6 shall be fully complied with.

      (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

      (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

      (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  TERMINATION

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

      (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

      (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

      (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

      (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in the this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

      (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

      (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

      (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of a Acquisition Proposal relating to the REIT being made; or

      (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

   8.3 Effect of Termination and Abandonment.

      (a) If an election to terminate this Agreement is made by the Partnership (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

      (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the

  REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

      (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

      (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

      (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

      (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

      (g) If an election to terminate this Agreement is made pursuant to
  Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the non-terminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

      (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and
  (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

      (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6,

  9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

      (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               GENERAL PROVISIONS

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to the REIT:
     AmREIT, Inc.
     8 Greenway Plaza, Suite 824
     Houston, TX 77046
     Attention: President

     Telecopy: (713) 850-0498

     If to the Partnership:
     Taylor Income Investors V, Ltd.
     8 Greenway Plaza, Suite 824
     Houston, TX 77046
     Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and 6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   9.5 Confidentiality.

      (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in the REIT Reports or Registration Statement.

      (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

      (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

      (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

      (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and
  (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                          AmREIT, Inc.

                                          _____________________________________
                                          H. Kerr Taylor, President and Chief
                                           Executive Officer

                                          Taylor Income Investors V, Ltd.

                                          By:Taylor Investors V, Inc.
                                                  Its General Partner

                                                  By: __________________________
                                                H. Kerr Taylor, President

                                          By: _____________________________
                                                  H. Kerr Taylor
                                                  Its General Partner

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                        TAYLOR INCOME INVESTORS VI, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of Taylor Income Investors VI, Ltd., for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.

   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnership seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger and make the appropriate election, but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . In 1998, AmREIT's rate of distributions (approximately $71.63 per
      $1,000 original investment) were less than the annual rate of distributions paid to the limited partners (approximately $80.00 per $1,000 original investment).

    . The partnership's going concern appraisal value of $1,130 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $1,057 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996, 1997 and 1998 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . In preparing its fairness opinion, Houlihan Lokey used several valuation methodologies, which resulted in a wide range of values for your partnership.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.

What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $38 million, consisting of 19 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 37,045 shares of AmREIT common stock, which we estimate amounts to $1,174 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, but whose partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                      AmREIT Consideration    Other Valuation
                                             Offered              Amounts
                                      --------------------- --------------------
                                                             Going
                                      Transaction Cash/Note Concern  Liquidation
                                       Value(1)   Value(2)  Value(3)  Value(3)
                                      ----------- --------- -------- -----------
Fund VI..............................  $346,000   $311,400  $333,000  $299,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value represents estimated liquidation costs of approximately a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.

(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . AmREIT's rate of distributions may be less than the annual rate of distributions paid to the limited partners.

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What was the original time frame for liquidating the partnership?

   While the disclosure documents, pursuant to which the limited partnership units were originally offered in 1987, disclosed the intentions of the partnership to liquidate its assets after a maximum of eight to ten years from acquisition, the general partner is not under a legal obligation to liquidate assets within that time frame. To the contrary, the partnership has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnership would be in the control of the general partners. The time frame for liquidating the partnership was not intended to coincide with the expiration of any of the partnership's original leases.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a gain on the merger of approximately $485 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $334 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $151 of gain per average original $1,000 investment will be taxable at the 25% rate.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                 RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning
on page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

   The value of the AmREIT common stock may be less than the exchange price after the merger because:

     (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

     (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

     (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies which resulted in a wide range of values for your partnerships. These values range from $398,000 to $229,000. For a full explanation of these ranges please see "FAIRNESS OPINIONS--The Houlihan
    Fairness Opinions" on page    of the attached proxy statement.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid to the limited partners (approximately $80.00 per $1,000 original investment). In 1998, AmREIT's rate of distributions (approximately $71.63 per $1,000 original investment) was less than the annual rate of distributions paid to the limited partners (approximately $80.00 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.

   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number of
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner   paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted       General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)      Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- ---------
        $294,733                  $982               37,045           $346,000           $1,174        26,744

--------
(1) The original limited partner investment in the partnership was $300,000. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the information provided under the caption "THE
MERGER" beginning on page      of the attached proxy statement. In the event
the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $2,609 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................. $   --
  Accounting............................................................     55
  Fairness Opinions/Valuations..........................................  2,190
  Printing..............................................................     --
  Appraisal Fees........................................................    339
  Listing Fees..........................................................     --
  Miscellaneous.........................................................     25
                                                                         ------
    Total............................................................... $2,609
                                                                         ======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page S-11 of this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger of all ten partnerships into AmREIT, when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the last three fiscal year and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                             Year Ended           Year Ended           Year Ended
                            December 31,         December 31,         December 31,        Six Months Ended
                                1996                 1997                 1998             June 30, 1999
                          ------------------   ------------------   -------------------   -------------------
                          Actual   Pro Forma   Actual   Pro Forma   Actual    Pro Forma   Actual    Pro Forma
                          ------   ---------   ------   ---------   ------    ---------   ------    ---------
Fund VI
Administrative Fees and
 Reimbursements.........   $504(1)  $   --      $504(1)  $   --     $1,418(1)  $   --     $1,044(1)  $   --
Cash Distributions......    360(2)   3,146(3)    360(2)   3,207(3)   1,233(2)   3,223(3)   1,076(2)   1,617(3)
General Partner Salary..     --        308(4)     --        308(4)      --        308(4)      --        154(4)
                           ----     ------      ----     ------     ------     ------     ------     ------
  Total.................   $864     $3,454      $864     $3,515     $2,651     $3,531     $2,120     $1,771
                           ====     ======      ====     ======     ======     ======     ======     ======

--------

(1) An AmREIT subsidiary receives administrative fees and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $1,418                                              $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Expiration of Leases. The leases on your partnership's properties all expire within the next five years. Also, there is a significant chance that Whataburger, your partnership's largest tenant, will not renew its lease when it expires in January 2000 or will renew its lease only if your partnership makes significant improvements to the property. Also, should any of these tenants fail to renew their leases, your partnership would need to find a new tenant, which would result in AmREIT incurring significant additional costs by reason of temporary vacancy and/or significant rehabilitation and/or tenant improvement costs.

  . Concentration of Investment. Your partnership has concentrated its investments in three properties located in one state. If a vacancy or other interruption of rents occur in one or more of these properties, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns all of its properties,
    Pizza Hut (Clute, TX), Whataburger (Clute, TX) and La Petite Academy (Houston, TX), in co-ownership with Fund V, Fund V and Funds V and VII, respectively. Your partnership owns 50%, 50% and 2.74%, respectively, of these properties and is dependent upon the consent and cooperation of the majority co-owner to sell or release the property. No assurance can be given that the majority co-owner will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting the other co-owners' approval to merge with AmREIT. If your partnership approves the merger but the other co-owners reject the merger, the AmREIT board must approve owning this property jointly with the other co-owners. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK FACTORS--Risks
    Associated with the Merger" on page     and "THE PARTNERSHIPS--
    Partnership Property Information" on page    .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a gain on the merger of approximately $485 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $334 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $151 of gain per average original $1,000 investment will be taxable at the 25% rate. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                       Six
                                                                      Months
                                                                      Ended
                                                                     June 30,
                                1994      1995   1996   1997   1998    1999
                               ------    ------ ------ ------ ------ --------
      Partnership
       Distributions.......... $77.90    $80.00 $80.00 $80.00 $80.00  $60.00
      AmREIT Distributions.... $35.50(1) $63.90 $70.16 $71.36 $71.63  $35.94

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
Taylor Income Investors VI, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and Taylor Income Investors VI, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as the President of Taylor Income Investors VI, Inc., which is the corporate general partner of the Partnership (the "General Partner"). The Partnership owns interests in three retail properties. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 37,045 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

     4. reviewed copies of the 1987 Agreement of Limited Partnership of the Partnership; and

     5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

     6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

     7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

     8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

     9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associated dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of Taylor Income Investors VI, Ltd. in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
Taylor Income Investors VI, Ltd.
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and Taylor Income Investors VI, Ltd., a Texas limited partnership (the "Partnership"). H. Kerr Taylor, on behalf of himself as the individual General Partner and Taylor Investors VI, Inc., a Texas corporation, the General Partners of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   THE MERGER

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Texas Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                      CONSIDERATION FOR PARTNERSHIP ASSETS

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

   2.2 Consideration to the Partnership in the Merger.

      (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

      (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

   2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             PARTNERSHIP INTERESTS

   3.1 Conversion of the Units.

      (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

      (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership
                                Net Asset Value

       Negotiated Price of              Net Cash at                     Partnership
      Partnership Properties           March 31, 1999                 Net Asset Value
      ----------------------           --------------                 ---------------
      $ 346,000                              --                          $346,000

                                  REIT Shares
                             Payable to Partnership

                 No. of REIT Shares Offered No. of REIT Shares Offered per Unit
                 -------------------------- -----------------------------------
   To Limited
    Partners:...           37,045                        3,704.50

                        Calculation of Liquidation Value

    Leased Fee
     Original     Share of
   Partnership   Partnership Liquidation  Brokers'  Legal/   Marketing/  Liquidation
      Value       Expenses    Discount   Commission Closing  Contingency    Value
   -----------   ----------- ----------- ---------- -------  ----------- -----------
   $343,150        ($1,696)   ($17,157)   ($10,294) ($8,579)   ($6,863)   $298,560

                                   Cash/Notes
                           Payable to Partnership(1)

                                                     Amount   Maximum  Principal
                                            Maximum  of Cash Principal Amount of
                                           Aggregate Offered Amount of   Note
                                           Amount of   per     Notes    Offered
                                             Cash     Unit    Offered  Per Unit
                                           --------- ------- --------- ---------
   To Limited Partners:...................  $14,651  $2,990  $131,859   $26,910

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

     (a) If, during the period from March 31, 1999 to and including the Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

     (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price; and

     (c) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $346,000.

   3.3 Definitions. For the purposes of this Section 3:

     (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

     (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

     (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to
  Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this Section 3.4, each Unit Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

     (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

     (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this
  Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

     (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         REPRESENTATIONS AND WARRANTIES
                               OF THE PARTNERSHIP

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   4.1 Existence; Authority; Compliance with Law.

     (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Texas. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's

  Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4 Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   4.5 Financial Statements.

     (a) The financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

     (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership;
(b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

   4.9 Taxes.

     (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to
  Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

   4.11 Properties.

     (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

      (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.

      (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partner's actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                                   SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF THE REIT

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   5.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

     (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and 10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

   5.7 SEC Documents.

     (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

      (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

      (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

   5.10 Taxes.

      (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

      (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the

  Code for its taxable years ended December 31, 1995 through 1998, inclusive;
  (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

     5.11 Books and Records.

      (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

      (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

     5.12 Properties.

      (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for
  (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same;

  (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority; (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) of any the REIT Property the cost of which exceeds $100,000.

     (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan"), as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   COVENANTS

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

   6.2 Conduct of Businesses.

    (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

      (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

     (ii)Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to
  Section 6.1, any proposals to engage in material transactions;

     (iii)Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

     (iv)Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

     (v)Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

    (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the Partnership:

     (i)Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (ii)Shall not amend the Partnership Organizational Documents;

     (iii)Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

     (iv)Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

     (v)Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

     (vi)Shall not make any loans, advances or capital contributions to, or investments in, any other person;

     (vii)Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

     (viii)Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

     (ix)Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

     (x)Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

    (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

     (i)Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (ii)Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

     (iii)Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders),
  (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

     (iv)Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

     (v)Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of
  (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

     (vi)Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

     (vii)Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

     (viii)Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

     (ix)Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement"). The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships, and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   CONDITIONS

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

      (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

      (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

      (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

      (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

      (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

      (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

      (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

      (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

      (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

      (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of
  Section 6 shall be fully complied with.

      (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

      (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

      (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  TERMINATION

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

      (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

      (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

      (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

      (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in the this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

      (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

      (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

      (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of a Acquisition Proposal relating to the REIT being made; or

      (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

   8.3 Effect of Termination and Abandonment.

      (a) If an election to terminate this Agreement is made by the Partnership (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

      (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

      (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

      (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

      (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

      (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

      (g) If an election to terminate this Agreement is made pursuant to
  Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the non-terminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

      (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and
  (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

      (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under
  Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

      (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               GENERAL PROVISIONS

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to the REIT:
     AmREIT, Inc.
     8 Greenway Plaza, Suite 824
     Houston, TX 77046
     Attention: President

     Telecopy: (713) 850-0498

     If to the Partnership:
     Taylor Income Investors VI, Ltd.
     8 Greenway Plaza, Suite 824
     Houston, TX 77046
     Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and 6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   9.5 Confidentiality.

      (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in the REIT Reports or Registration Statement.

      (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

      (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

      (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

      (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and
  (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          AmREIT, Inc.

                                          _____________________________________
                                          H. Kerr Taylor, President and Chief
                                           Executive Officer

                                          Taylor Income Investors VI, Ltd.

                                          By: Taylor Investors VI, Inc.
                                              Its General Partner

                                              By: _____________________________
                                                  H. Kerr Taylor, President

                                          By: _________________________________
                                              H. Kerr Taylor
                                              Its General Partner

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                         AAA NET REALTY FUND VII, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of AAA Net Realty Fund VII, Ltd., for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.


   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnership seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger and make the appropriate election, if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . In 1998, AmREIT's rate of distributions (approximately $71.63 per
      $1,000 original investment) were less than the annual rate of distributions paid to the limited partners (approximately $83.00 per $1,000 original investment).

    . The partnership's going concern appraisal value of $787 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $754 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996, 1997 and 1998 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . In preparing its fairness opinion, Houlihan Lokey used several valuation methodologies, which resulted in a wide range of values for your partnership.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.

What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $38 million, consisting of 21 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 100,937 shares of AmREIT common stock, which we estimate amounts to $838 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, but whose partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                      AmREIT Consideration    Other Valuation
                                             Offered              Amounts
                                      --------------------- --------------------
                                                             Going
                                      Transaction Cash/Note Concern  Liquidation
                                       Value(1)   Value(2)  Value(3)  Value(3)
                                      ----------- --------- -------- -----------
Fund VII.............................  $952,272   $857,045  $886,000  $794,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value represents estimated liquidation costs of approximately a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.

(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . AmREIT's rate of distributions may be less than the annual rate of distributions paid to the limited partners.

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What was the original time frame for liquidating the partnership?

   While the disclosure documents, pursuant to which the limited partnership units were originally offered in 1988, disclosed the intentions of the partnership to liquidate its assets after a maximum of eight to twelve years from acquisition, the general partner is not under a legal obligation to liquidate assets within that time frame. To the contrary, the partnership has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnership would be in the control of the general partners.The time frame for liquidating the partnership was not intended to coincide with the expiration of any of the partnership's original leases.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a gain on the merger of approximately $97 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $100 of gain per average original $1,000 investment at the 25% rate offset by a $3 loss per average original $1,000 investment at long term capital gains rates of 20%.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                  RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning on
page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

  . The value of the AmREIT common stock may be less than the exchange price after the merger because:

     (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

     (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

     (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies which resulted in a wide range of values for your partnership. These values range from $1,242,000 to $916,000. For a full explanation of these ranges please see "FAIRNESS OPINIONS--The Houlihan
    Fairness Opinions" on page    of the attached proxy statement.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid to the limited partners (approximately $83.00 per $1,000 original investment). In 1998, AmREIT's rate of distributions (approximately $71.63 per $1,000 original investment) was less than the annual rate of distributions paid to the limited partners (approximately $83.00 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.

   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number f
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner  paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted      General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)     Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- --------
       $1,125,100                $1,000             100,937           $942,749            $838         33,565

--------
(1) The original limited partner investment in the partnership was $1,125,100. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the information provided under the caption "THE
MERGER" beginning on page      of the attached proxy statement. In the event
the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $7,177 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................. $   --
  Accounting............................................................    153
  Fairness Opinions/Valuations..........................................  6,024
  Printing..............................................................     --
  Appraisal Fees........................................................    932
  Listing Fees..........................................................     --
  Miscellaneous.........................................................     68
                                                                         ------
    Total............................................................... $7,177
                                                                         ======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page S-11 of this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger of all ten partnerships into AmREIT, when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the most recent fiscal year and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                             Year Ended            Year Ended            Year Ended
                            December 31,          December 31,          December 31,        Six Months Ended
                                1996                  1997                  1998             June 30, 1999
                          -------------------   -------------------   -------------------   -------------------
                          Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma
                          ------    ---------   ------    ---------   ------    ---------   ------    ---------
Administrative
 Reimbursements.........  $5,400(1)  $   --     $5,400(1)  $   --     $6,831(1)  $   --     $3,942(1)  $   --
Cash Distributions......     900(2)   8,659(3)     900(2)   8,826(3)   2,455(2)   8,871(3)   2,203(2)   4,451(3)
General Partner Salary..      --        848(4)      --        848(4)      --        848(4)      --        424(4)
                          ------     ------     ------     ------     ------     ------     ------     ------
  Total.................   6,300      9,507      6,300      9,674      9,286      9,719      6,145      4,875
                          ======     ======     ======     ======     ======     ======     ======     ======

--------

(1) An AmREIT subsidiary receives administrative fees and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $6,831                                              $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Expiration of Leases. The majority of leases on your partnership's properties expire within the next five years. Also, there is a significant chance that La Petite Academy, your partnership's largest tenant, will not renew its lease when it expires in March 2004 or will renew its lease only if your partnership makes significant improvements to the property. Also, should any of these tenants fail to renew their leases, your partnership would need to find a new tenant, which would result in AmREIT incurring significant additional costs by reason of temporary vacancy and/or significant rehabilitation and/or tenant improvement costs.

  . Concentration of Investment. Your partnership has concentrated its investments in five properties located in one state. If a vacancy or other interruption of rents occur in one or more of these properties, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns all of its properties, La
    Petite Academy (Houston, TX), Whataburger (Dallas, TX), Superior Sound (Houston, TX), AFC, Inc./Church's (Houston, TX) and Eller Media /Billboard (Houston, TX), in co-ownership with Funds V and VI, Fund VIII, Fund VIII, Fund VIII and Fund VIII, respectively. Your partnership owns 91.25%, 54.88%, 27.28%, 27.28% and 27.28%, respectively, of these properties and is dependent upon the consent and cooperation of the majority co-owner to sell or re-lease the property. No assurance can be given that the co-owners will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting the other co-owners' approval to merge with AmREIT. If your partnership approves the merger but the other co-owners reject the merger, the AmREIT board must approve owning this property jointly with the other co-owners. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK FACTORS--
    Risks Associated with the Merger" on page    and "THE PARTNERSHIPS--
    Partnership Property Information" on page   .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a gain on the merger of approximately $97 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $100 of gain per average original $1,000 investment at the 25% rate offset by a $3 loss per average original $1,000 investment at long term capital gains rates of 20%. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                        Six
                                                                       Months
                                                                       Ended
                                                                      June 30,
                                1994      1995    1996   1997   1998    1999
                               ------    ------- ------ ------ ------ --------
      Partnership
       Distributions.......... $82.50    $ 82.87 $83.00 $83.00 $83.00  $62.25
      AmREIT Distributions.... $35.50(1) $ 63.90 $70.16 $71.36 $71.63  $35.94

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
Individual General Partner
AAA Net Realty Fund VII, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and AAA Net Realty Fund VII, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as individual general partner of the Partnership ( the "General Partner"). The Partnership owns interests in five retail properties. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 100,876 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

     4. reviewed copies of the 1988 Agreement of Limited Partnership of the Partnership; and

     5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

     6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

     7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

     8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

     9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associated dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of AAA Net Realty Fund VII, Ltd. in connection with the Transaction is fair to them from a financial point of view.

                          HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
AAA Net Realty Fund VII, LTD
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and AAA Net Realty Fund VII, Ltd., a Texas limited partnership (the "Partnership"). H. Kerr Taylor, on behalf of himself as the individual General Partner and American Asset Advisers Management Corporation, VII, a Texas corporation, the General Partners of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   The Merger

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Texas Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                      Consideration For Partnership Assets

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

   2.2 Consideration to the Partnership in the Merger.

     (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

     (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

   2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             Partnership Interests

   3.1 Conversion of the Units.

     (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

     (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership
                                Net Asset Value

      Negotiated Price of               Net Cash at                       Partnership
     Partnership Properties            March 31, 1999                   Net Asset Value
     ----------------------            --------------                   ---------------
            $922,000                      $29,700                          $951,700

                                  REIT Shares
                             Payable to Partnership

                                                                          No. of REIT
                                        No. of REIT                     Shares Offered
                                       Shares Offered                      per Unit
                                       --------------                   ---------------
      To Limited Partners:                100,876                          2,690.03

                        Calculation of Liquidation Value

     Leased Fee
      Original      Share of
     Partnership   Partnership Liquidation  Brokers'   Legal/   Marketing/  Liquidation
        Value       Expenses    Discount   Commission Closing   Contingency    Value
     -----------   ----------- ----------- ---------- --------  ----------- -----------
      $912,430       $(4,511)   $(45,622)   $(27,373) $(22,811)  $(18,249)   $793,866

                                   Cash/Notes
                           Payable to Partnership(1)

                              Maximum      Amount of       Maximum         Principal
                             Aggregate    Cash Offered Principal Amount  Amount of Note
                           Amount of Cash   per Unit   of Notes Offered Offered Per Unit
                           -------------- ------------ ---------------- ----------------
     To Limited Partners:     $38,906        $2,117        $350,154         $19,056

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

     (a) If, during the period from      , 1999 to and including the
  Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

     (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price; and

     (c) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $922,000.

   3.3 Definitions. For the purposes of this Section 3:

     (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

     (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

     (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to
  Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this Section 3.4, each Unit

  Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to
  Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

     (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

     (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this
  Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

     (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         Representations and Warranties
                               of The Partnership

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   4.1 Existence; Authority; Compliance with Law.

     (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Texas. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4 Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   4.5 Financial Statements.

     (a) The financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

     (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership; (b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

   4.9 Taxes.

     (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

   4.11 Properties.

     (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.
     (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.
   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partner's actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                                   SECTION 5

                   Representations and Warranties of The Reit

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   5.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

     (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and 10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

   5.7 SEC Documents.

     (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

     (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

   5.10 Taxes.

     (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1995 through 1998, inclusive; (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   5.11 Books and Records.

     (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

     (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

   5.12 Properties.

     (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for
  (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority; (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) of any the REIT Property the cost of which exceeds $100,000.

     (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan"), as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   Covenants

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and

(C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

   6.2 Conduct of Businesses.

     (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

       (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

       (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 6.1, any proposals to engage in material transactions;

       (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

       (iv) Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

       (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the
  Partnership:

       (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend the Partnership Organizational Documents;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

       (iv) Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

       (v) Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

       (vii) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

       (x) Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

     (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

       (i) Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders), (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

       (iv) Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

       (v) Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

       (vii) Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement"). The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships, and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   Conditions

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

     (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

     (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

     (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

     (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

     (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

     (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

     (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

     (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of
  Section 6 shall be fully complied with.

     (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

     (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  Termination

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

     (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

     (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

     (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

     (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in the this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

     (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

     (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

     (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of a Acquisition Proposal relating to the REIT being made; or

     (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

   8.3 Effect of Termination and Abandonment.

     (a) If an election to terminate this Agreement is made by the Partnership (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

     (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

     (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

     (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

     (g) If an election to terminate this Agreement is made pursuant to
  Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the nonterminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this
  Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

     (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and
  (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

     (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under
  Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

     (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               General Provisions

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to the REIT:

       AmREIT, Inc.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: President

     Telecopy: (713) 850-0498

     If to the Partnership:

       AAA Net Realty Fund VII, Ltd.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and 6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   9.5 Confidentiality.

     (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in the REIT Reports or Registration Statement.

     (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

     (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

     (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

     (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and
  (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          AmREIT, Inc.

                                          _____________________________________
                                              H. Kerr Taylor, President and
                                                 Chief Executive Officer

                                          AAA Net Realty Fund VII, Ltd.

                                          By: American Asset Advisers
                                              Management Corporation, VII
                                              Its General Partner

                                          By: _________________________________
                                                 H. Kerr Taylor, President

                                          By: _________________________________
                                                      H. Kerr Taylor
                                                    Its General Partner

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                         AAA NET REALTY FUND VIII, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of AAA Net Realty Fund VIII, Ltd., for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.





   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnership seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger and make the appropriate election, but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . In 1998, AmREIT's rate of distributions (approximately $71.63 per
      $1,000 original investment) were less than the annual rate of distributions paid to the limited partners (approximately $86.00 per $1,000 original investment).

    . The partnership's going concern appraisal value of $852 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $819 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996, 1997 and 1998 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies, which resulted in a wide range of values for your partnership.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.


What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $39 million, consisting of 23 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 180,726 shares of AmREIT common stock, which we estimate amounts to $910 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, but whose partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                    AmREIT Consideration     Other Valuation
                                          Offered                Amounts
                                   ---------------------- ----------------------
                                                            Going
                                   Transaction Cash/Note   Concern   Liquidation
                                    Value(1)    Value(2)   Value(3)   Value(3)
                                   ----------- ---------- ---------- -----------
Fund VIII......................... $1,705,035  $1,534,532 $1,580,000 $1,413,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value represents estimated liquidation costs of approximately a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.

(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . AmREIT's rate of distributions may be less than the annual rate of distributions paid to the limited partners.

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What was the original time frame for liquidating the partnership?

   While the disclosure documents, pursuant to which the limited partnership units were originally offered in 1990, disclosed the intentions of the partnership to liquidate its assets after a maximum of eight to twelve years from acquisition, the general partner is not under a legal obligation to liquidate assets within that time frame. To the contrary, the partnership has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnership would be in the control of the general partners. The time frame for liquidating the partnership was not intended to coincide with the expiration of any of the partnership's original leases.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a gain on the merger of approximately $142 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $169 of gain per average original $1,000 investment at the 25% rate offset by a $27 loss per average original $1,000 investment at long term capital gains rates of 20%.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                 RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning
on page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

  . The value of the AmREIT common stock may be less than the exchange price after the merger because:

       (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

       (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

       (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies which resulted in a wide range of values for your partnership. These values range from $2,418,000 to $1,583,000. For a full explanation of these ranges please see "FAIRNESS OPINIONS--The Houlihan
    Fairness Opinions" on page    of the attached proxy statement.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid to the limited partners (approximately $86.00 per $1,000 original investment). In 1998, AmREIT's rate of distributions (approximately $71.63 per $1,000 original investment) was less than the annual rate of distributions paid to the limited partners (approximately $86.00 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.

   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number of
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner   paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted       General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)      Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- ---------
       $1,853,980                 $997              180,726          $1,687,985           $910         42,233

--------
(1) The original limited partner investment in the partnership was $1,860,000. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the information provided under the caption "THE
MERGER" beginning on page      of the attached proxy statement. In the event
the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $12,831 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................ $    --
  Accounting...........................................................     273
  Fairness Opinions/Valuations.........................................  10,770
  Printing.............................................................      --
  Appraisal Fees.......................................................   1,667
  Listing Fees.........................................................      --
  Miscellaneous........................................................     121
                                                                        -------
    Total.............................................................. $12,831
                                                                        =======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page S-11 this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger of all ten partnerships into AmREIT, when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the last three most recent fiscal year and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                             Year Ended             Year Ended             Year Ended          Six Months Ended
                          December 31, 1996      December 31, 1997      December 31, 1998        June 30, 1999
                          --------------------   --------------------   --------------------   --------------------
                          Actual     Pro Forma   Actual     Pro Forma   Actual     Pro Forma   Actual     Pro Forma
                          -------    ---------   -------    ---------   -------    ---------   -------    ---------
Administrative Fees and
 Reimbursements.........  $12,960(1)  $    --    $12,960(1)  $    --    $13,621(1)  $    --    $ 7,050(3)  $   --
Cash Distributions......    1,500(2)   15,504(3)   1,500(2)   15,803(3)   3,631(2)   15,883(3)   3,108(2)   7,969(3)
General Partner Salary..       --       1,518(4)      --       1,518(4)      --       1,518(4)      --        759(4)
                          -------     -------    -------     -------    -------     -------    -------     ------
  Total.................   14,460      17,022     14,460      17,321     17,252      17,401     10,158      8,728
                          =======     =======    =======     =======    =======     =======    =======     ======

--------

(1) An AmREIT subsidiary receives administrative fee and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $13,621                                             $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Expiration of Leases. The majority of leases on your partnership's properties expire within the next five years. Also, there is a significant chance that La Petite Academy, your partnership's largest tenant, will not renew its lease when it expires in March 2005 or will renew its lease only if your partnership makes significant improvements to the property. Also, should any of these tenants fail to renew their leases, your partnership would need to find a new tenant, which would result in AmREIT incurring significant additional costs by reason of temporary vacancy and/or significant rehabilitation and/or tenant improvement costs.

  . Concentration of Investment. Your partnership has concentrated its investments in seven properties located in one state. If a vacancy or other interruption of rents occur in one or more of these properties, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns several of its properties, Whataburger (Dallas, TX), Superior Sound (Houston, TX), AFC, Inc./Church's (Houston, TX), Eller Media/Billboard (Houston, TX) and Goodyear Tire--Marsh Lane (Dallas, TX), in co-ownership with Fund VII, Fund VII, Fund VII, Fund VII and Fund Goodyear, respectively. Your partnership owns 45.12%, 72.72%, 72.72%, 72.72% and 25.28%, respectively, of these properties and is dependent upon the consent and cooperation of the majority owner to sell or re-lease the property. No assurance can be given that the majority owner will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting the majority co-owners' approval to merge with AmREIT. If your partnership approves the merger but the majority co-owners reject the merger, the AmREIT board must approve owning this property jointly with the majority co-owners. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK
    FACTORS--Risks Associated with the Merger" on page     and "THE
    PARTNERSHIPS--Partnership Property Information" on page    .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a gain on the merger of approximately $142 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $169 of gain per average original $1,000 investment at the 25% rate offset by a $27 loss per average original $1,000 investment at long term capital gains rates of 20%. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                       Six
                                                                      Months
                                                                      Ended
                                                                     June 30,
                                1994      1995   1996   1997   1998    1999
                               ------    ------ ------ ------ ------ --------
      Partnership
       Distributions.......... $85.50    $86.00 $86.00 $86.00 $86.00  $64.50
      AmREIT Distributions.... $35.50(1) $63.90 $70.16 $71.36 $71.63  $35.94

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
Individual General Partner
AAA Net Realty Fund VIII, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and AAA Net Realty Fund VIII, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as individual general partner of the Partnership ( the "General Partner"). The Partnership owns interests in seven retail properties. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 180,340 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

     4. reviewed copies of the 1989 Agreement of Limited Partnership of the Partnership; and

     5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

     6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

     7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

     8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

     9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associated dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of AAA Net Realty Fund VIII, Ltd. in connection with the Transaction is fair to them from a financial point of view.

                          HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
AAA Net Realty Fund VIII, LTD
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and AAA Net Realty Fund VIII, Ltd., a Texas limited partnership (the "Partnership"). H. Kerr Taylor, on behalf of himself as the individual General Partner and American Asset Advisers Management Corporation, VIII, a Texas corporation, the General Partners of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   The Merger

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Texas Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                      Consideration For Partnership Assets

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

   2.2 Consideration to the Partnership in the Merger.

     (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

     (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

   2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             Partnership Interests

   3.1 Conversion of the Units.

     (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

     (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership
                                Net Asset Value

      Negotiated Price of               Net Cash at                       Partnership
     Partnership Properties            March 31, 1999                   Net Asset Value
     ----------------------            --------------                   ---------------
           $1,644,000                     $57,393                         $1,701,393

                                  REIT Shares
                             Payable to Partnership

                                                                            No. of REIT
                                       No. of REIT                         Shares Offered
                                      Shares Offered                          per Unit
                                      --------------                       --------------
     To Limited Partners:                180,340                              2,908.72

                        Calculation of Liquidation Value

     Leased Fee
      Original      Share of
     Partnership   Partnership Liquidation  Brokers'   Legal/   Marketing/  Liquidation
        Value       Expenses    Discount   Commission Closing   Contingency    Value
     -----------   ----------- ----------- ---------- --------  ----------- -----------
     $1,623,487      $(8,026)   $(81,174)   $(48,705) $(40,587)  $(32,470)  $1,412,526

                                   Cash/Notes
                           Payable to Partnership(1)

                              Maximum      Amount of       Maximum         Principal
                             Aggregate    Cash Offered Principal Amount  Amount of Note
                           Amount of Cash   per Unit   of Notes Offered Offered Per Unit
                           -------------- ------------ ---------------- ----------------
     To Limited Partners:     $69,237        $2,279        $623,133         $20,511

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

     (a) If, during the period from March 31, 1999 to and including the Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

     (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price; and

     (c) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $1,644,000.

   3.3 Definitions. For the purposes of this Section 3:

     (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

     (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

     (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to
  Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this Section 3.4, each Unit

  Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to
  Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

     (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

     (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this
  Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

     (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         Representations and Warranties
                               of the Partnership

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   4.1 Existence; Authority; Compliance with Law.

     (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Texas. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4 Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   4.5 Financial Statements.

     (a) The financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

     (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership; (b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

   4.9 Taxes.

     (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

   4.11 Properties.

     (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.

     (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partner's actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                                   SECTION 5

                   Representations and Warranties of The Reit

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   5.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

     (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and 10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

   5.7 SEC Documents.

     (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

     (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

   5.10 Taxes.

     (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1995 through 1998, inclusive; (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   5.11 Books and Records.

     (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

     (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

   5.12 Properties.

     (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for
  (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority; (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) of any the REIT Property the cost of which exceeds $100,000.

     (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan"), as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   Covenants

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and

(C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

   6.2 Conduct of Businesses.

     (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

       (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

       (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 6.1, any proposals to engage in material transactions;

       (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

       (iv) Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

       (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the
  Partnership:

       (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend the Partnership Organizational Documents;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

       (iv) Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

       (v) Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

       (vii) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

       (x) Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

     (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

       (i) Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders), (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

       (iv) Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

       (v) Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

       (vii) Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement"). The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships, and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   Conditions

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

     (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

     (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

     (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

     (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

     (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

     (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

     (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

     (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of
  Section 6 shall be fully complied with.

     (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

     (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  Termination

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

     (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

     (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

     (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

     (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in the this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

     (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

     (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

     (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of a Acquisition Proposal relating to the REIT being made; or

     (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

   8.3 Effect of Termination and Abandonment.

     (a) If an election to terminate this Agreement is made by the Partnership (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

     (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

     (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

     (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

     (g) If an election to terminate this Agreement is made pursuant to
  Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the nonterminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this
  Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

     (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and
  (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

     (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under
  Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

     (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               General Provisions

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to the REIT:

       AmREIT, Inc.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: President

     Telecopy: (713) 850-0498

     If to the Partnership:

       AAA Net Realty Fund VIII, Ltd.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and 6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   9.5 Confidentiality.

     (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in the REIT Reports or Registration Statement.

     (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

     (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

     (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

     (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and
  (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          AmREIT, Inc.

                                          _____________________________________
                                               H. Kerr Taylor, President and
                                                  Chief Executive Officer

                                          AAA Net Realty Fund VIII, Ltd.

                                          By: American Asset Advisers
                                              Management
                                              Corporation, VIII
                                              Its General Partner

                                          By: _________________________________
                                                 H. Kerr Taylor, President

                                          By: _________________________________
                                                      H. Kerr Taylor
                                                    Its General Partner

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                       AAA NET REALTY FUND GOODYEAR, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of AAA Net Realty Fund Goodyear, Ltd., for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.


   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnership seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger and make the appropriate election, but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . In 1998, AmREIT's rate of distributions (approximately $71.63 per
      $1,000 original investment) were less than the annual rate of distributions paid to the limited partners (approximately $75.20 per $1,000 original investment).

    . The partnership's going concern appraisal value of $827 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $777 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996, 1997 and 1998 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies, which resulted in a wide range of values for your partnership.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.


What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $38 million, consisting of 18 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 113,599 shares of AmREIT common stock, which we estimate amounts to $863 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, but whose partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                    AmREIT Consideration     Other Valuation
                                           Offered               Amounts
                                    --------------------- ----------------------
                                                            Going
                                    Transaction Cash/Note  Concern   Liquidation
                                     Value(1)   Value(2)   Value(3)   Value(3)
                                    ----------- --------- ---------- -----------
Fund Goodyear...................... $1,071,732  $964,559  $1,017,000  $916,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value represents estimated liquidation costs of approximately a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.

(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . AmREIT's rate of distributions may be less than the annual rate of distributions paid to the limited partners.

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a gain on the merger of approximately $79 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $7 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $72 of gain per average original $1,000 investment will be taxable at the 25% rate.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                  RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning on
page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

  . The value of the AmREIT common stock may be less than the exchange price after the merger because:

     (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

     (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

     (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies which resulted in a wide range of values for your partnership. These values range from $1,352,000 to $973,000. For a full explanation of these ranges please see "FAIRNESS OPINIONS--The Houlihan
    Fairness Opinions" on page    of the attached proxy statement.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid to the limited partners (approximately $75.20 per $1,000 original investment). In 1998, AmREIT's rate of distributions (approximately $71.63 per $1,000 original investment) was less than the annual rate of distributions paid to the limited partners (approximately $81.67 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.

   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number of
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner   paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted       General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)      Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- ---------
       $1,229,090                 $921              113,599          $1,061,015           $863         34,940

--------
(1) The original limited partner investment in the partnership was $1,335,000. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the information provided under the caption "THE
MERGER" beginning on page      of the attached proxy statement. In the event
the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $8,099 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................. $   --
  Accounting............................................................    172
  Fairness Opinions/Valuations..........................................  6,798
  Printing..............................................................     --
  Appraisal Fees........................................................  1,052
  Listing Fees..........................................................     --
  Miscellaneous.........................................................     77
                                                                         ------
    Total............................................................... $8,099
                                                                         ======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page S-11 of this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger of all ten partnerships into AmREIT, when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the last three fiscal years and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                            Year Ended            Year Ended            Year Ended
                           December 31,          December 31,          December 31,        Six Months Ended
                               1996                  1997                  1998             June 30, 1999
                         -------------------   -------------------   -------------------   -------------------
                         Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma   Actual    Pro Forma
                         ------    ---------   ------    ---------   ------    ---------   ------    ---------
Administrative fees and
 Reimb.................. $2,820(1)  $    --    $2,820(1)  $    --    $5,811(1)  $    --    $4,008(1)  $   --
Cash Distributions......    960(2)    9,745(3)    960(1)    9,934(3)  2,287(2)    9,984(3)  2,021(2)   5,009(3)
General Partners'
 Salary.................     --         954(4)     --         954(4)     --         954(4)     --        477(4)
                         ------     -------    ------     -------    ------     -------    ------     ------
  Total................. $3,780     $10,699    $3,780     $10,888    $8,098     $10,938    $6,029     $5,486
                         ======     =======    ======     =======    ======     =======    ======     ======

--------

(1) An AmREIT subsidiary receives administrative fee and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $5,811                                              $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Expiration of Leases. The leases on your partnership's properties all expire within the next five years. Also, there is a significant chance that Goodyear Tire--Hillcrest, your partnership's largest tenant, will not renew its lease when it expires in February 2000 or will renew its lease only if your partnership makes significant improvements to this property. Also, should any of these tenants fail to renew their leases, your partnership would need to find a new tenant, which would result in AmREIT incurring significant additional costs by reason of temporary vacancy and/or significant rehabilitation and/or tenant improvement costs.

  . Concentration of Investment. Your partnership has concentrated its investments in two properties located in one state. If a vacancy or other interruption of rents occur in one or more of these properties, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns one of its properties,
    Goodyear Tire--Marsh Lane, in co-ownership with Fund VIII. Your partnership owns 74.72% of this property and is dependent upon the consent and cooperation of Fund VIII to sell or re-lease the property. No assurance can be given that Fund VIII will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting Fund VIII's approval to merge with AmREIT. If your partnership approves the merger but Fund VIII rejects the merger, the AmREIT board must approve owning this property jointly with Fund VIII. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK FACTORS--Risks
    Associated with the Merger" on page     and "THE PARTNERSHIPS--
    Partnership Property Information" on page     .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a gain on the merger of approximately $79 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $7 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $72 of gain per average original $1,000 investment will be taxable at the 25% rate. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                       Six
                                                                      Months
                                                                      Ended
                                                                     June 30,
                                1994      1995   1996   1997   1998    1999
                               ------    ------ ------ ------ ------ --------
      Partnership
       Distributions.......... $75.20    $75.20 $75.20 $75.20 $75.20  $56.40
      AmREIT Distributions.... $35.50(1) $63.90 $70.16 $71.36 $71.63  $35.94

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
Individual General Partner
AAA Net Realty Fund -- Goodyear, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and AAA Net Realty Fund -- Goodyear, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as individual general partner of the Partnership ( the "General Partner"). The Partnership owns interests in two retail properties. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 113,830 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31. 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

     4. reviewed copies of the 1990 Agreement of Limited Partnership of the Partnership; and

     5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

     6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

     7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

     8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

     9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associated dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of AAA Net Realty Fund -- Goodyear, Ltd. in connection with the Transaction is fair to them from a financial point of view.

                          HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
AAA Net Realty Fund -- Goodyear, Ltd.
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and AAA Net Realty Fund Goodyear, Ltd., a Texas limited partnership (the "Partnership"). H. Kerr Taylor, on behalf of himself as the individual General Partner and AAARC Management '90, Inc., a Texas corporation, the General Partners of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   The Merger

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Texas Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                      Consideration For Partnership Assets

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

  2.2 Consideration to the Partnership in the Merger.

     (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

     (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

     2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             Partnership Interests

  3.1 Conversion of the Units.

     (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

     (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership
                                Net Asset Value

     Negotiated Price of
         Partnership                  Net Cash at                         Partnership
         Properties                  March 31, 1999                     Net Asset Value
     -------------------             --------------                     ---------------
         $1,058,000                     $15,907                           $1,073,907

                                  REIT Shares
                             Payable to Partnership

                                                                          No. of REIT
                                       No. of REIT                       Shares Offered
                                     Shares  Offered                        per Unit
                                     ---------------                     --------------
     To Limited Partners:                113,830                            2,557.97

                        Calculation of Liquidation Value

     Leased Fee
      Original      Share of
     Partnership   Partnership Liquidation  Brokers'   Legal/   Marketing/  Liquidation
        Value       Expenses    Discount   Commission Closing   Contingency    Value
     -----------   ----------- ----------- ---------- --------  ----------- -----------
     $1,052,705      $(5,204)   $(52,635)   $(31,581) $(26,318)  $(21,054)   $915,912

                                   Cash/Notes
                           Payable to Partnership(1)

                                  Amount of       Maximum         Principal
                         Amount  Cash Offered Principal Amount  Amount of Note
                         of Cash   per Unit   of Notes Offered Offered Per Unit
                         ------- ------------ ---------------- ----------------
   To Limited Partners:  $44,884    $2,058        $403,956         $18,526

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

     (a) If, during the period from March 31, 1999 to and including the Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

     (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price; and

     (c) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $1,058,000.

   3.3 Definitions. For the purposes of this Section 3:

   (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

   (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

     (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to
  Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this Section 3.4, each Unit Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

     (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

     (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this
  Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

     (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         Representations And Warranties
                               Of The Partnership

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   4.1 Existence; Authority; Compliance with Law.

     (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Texas. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4 Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

4.5 Financial Statements.

     (a) The financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

     (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership; (b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

4.9 Taxes.

     (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

4.11 Properties.

     (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.

     (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partner's actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                                   SECTION 5

                   Representations And Warranties Of The REIT

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

5.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

     (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and 10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

5.7 SEC Documents.

     (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

     (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the

  REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

5.10 Taxes.

     (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1995 through 1998, inclusive;
  (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

5.11 Books and Records.

     (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

     (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

5.12 Properties.

     (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for
  (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority; (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) on any of the REIT Property the cost of which exceeds $100,000.

     (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan"), as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   Covenants

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that,
(A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

6.2 Conduct of Businesses.

     (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

       (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

       (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 6.1, any proposals to engage in material transactions;

       (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

       (iv) Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

       (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the
  Partnership:

       (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend the Partnership Organizational Documents;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

       (iv) Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

       (v) Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

       (vii) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

       (x) Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

     (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

       (i) Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, ( B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders), (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

       (iv) Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

       (v) Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

       (vii) Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the

General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement"). The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships, and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   Conditions

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

     (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

     (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

     (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the

  Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

     (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

     (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

     (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

     (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

     (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of
  Section 6 shall be fully complied with.

     (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

     (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  Termination

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

     (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

     (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

     (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

     (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in the this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

     (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

     (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

     (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of an Acquisition Proposal relating to the REIT being made; or

     (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

8.3 Effect of Termination and Abandonment.

     (a) If an election to terminate this Agreement is made by the Partnership (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

     (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

     (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

     (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

     (g) If an election to terminate this Agreement is made pursuant to
  Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the nonterminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

     (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and
  (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

     (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under
  Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

     (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               General Provisions

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to the REIT:
       AmREIT, Inc.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: President

     Telecopy: (713) 850-0498

     If to the Partnership:

       AAA Net Realty Fund Goodyear, Ltd.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and 6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

9.5 Confidentiality.

     (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in the REIT Reports or Registration Statement.

     (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

     (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

     (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

     (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and
  (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          AmREIT, Inc.

                                          _____________________________________
                                              H. Kerr Taylor, President and
                                                 Chief Executive Officer

                                          AAA Net Realty Fund Goodyear, Ltd.

                                          By: AAARC Management '90, Inc.
                                              Its General Partner

                                          By: _________________________________
                                                 H. Kerr Taylor, President

                                          By: _________________________________
                                                      H. Kerr Taylor
                                                    Its General Partner

                                          By: _________________________________
                                                         President

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                          AAA NET REALTY FUND IX, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of AAA Net Realty Fund IX, Ltd., for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.





   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnership seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger and make the appropriate election, but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . In 1998, AmREIT's rate of distributions (approximately $71.63 per
      $1,000 original investment) were less than the annual rate of distributions paid to the limited partners (approximately $85.84 per $1,000 original investment).

    . The partnership's going concern appraisal value of $936 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $893 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996, 1997, 1998 and for the six months ended June 30, 1999 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies, which resulted in a wide range of values for your partnership.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.


What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $43 million, consisting of 21 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 572,249 shares of AmREIT common stock, which we estimate amounts to $992 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, whose the partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                    AmREIT Consideration     Other Valuation
                                          Offered                Amounts
                                   ---------------------- ----------------------
                                                            Going
                                   Transaction Cash/Note   Concern   Liquidation
                                    Value(1)    Value(2)   Value(3)   Value(3)
                                   ----------- ---------- ---------- -----------
Fund IX........................... $5,344,801  $4,810,321 $5,047,000 $4,561,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value represents estimated liquidation costs of approximately a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.

(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . AmREIT's rate of distributions may be less than the annual rate of distributions paid to the limited partners.

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What was the original time frame for liquidating the partnership?

   While the disclosure documents, pursuant to which the limited partnership units were originally offered in 1990 to the public, disclosed the intentions of the partnership to liquidate its assets after a maximum of eight to twelve years from acquisition, the general partner is not under a legal obligation to liquidate assets within that time frame. To the contrary, the partnership has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnership would be in the control of the general partners. The time frame for liquidating the partnership was not intended to coincide with the expiration of any of the partnership's original leases.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a gain on the merger of approximately $172 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $46 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $126 of gain per average original $1,000 investment will be taxable at the 25% rate.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                  RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning on
page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

  . The value of the AmREIT common stock may be less than the exchange price after the merger because:

     (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

     (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

     (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies which resulted in a wide range of values for your partnership. These values range from $5,494,000 to $3,985,000. For a full explanation of these ranges please see "FAIRNESS OPINIONS--The Houlihan
    Fairness Opinions" on page    of the attached proxy statement.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid to the limited partners (approximately $85.84 per $1,000 original investment). In 1998, AmREIT's rate of distributions (approximately $71.63 per $1,000 original investment) was less than the annual rate of distributions paid to the limited partners (approximately $85.84 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.

   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number of
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner   paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted       General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)      Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- ---------
       $5,390,500                $1,000             572,249          $5,344,801           $992         84,771

--------
(1) The original limited partner investment in the partnership was $5,390,500. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the information provided under the caption "THE
MERGER" beginning on page      of the attached proxy statement. In the event
the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $40,292 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................ $    --
  Accounting...........................................................     856
  Fairness Opinions/Valuations.........................................  33,821
  Printing.............................................................      --
  Appraisal Fees.......................................................   5,234
  Listing Fees.........................................................      --
  Miscellaneous........................................................     381
                                                                        -------
    Total.............................................................. $40,292
                                                                        =======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page S-11 of this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger of all ten partnerships into AmREIT, when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the last three fiscal year and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                            Year Ended             Year Ended             Year Ended          Six Months Ended
                         December 31, 1996      December 31, 1997      December 31, 1998        June 30, 1999
                         --------------------   --------------------   --------------------   --------------------
                         Actual     Pro Forma   Actual     Pro Forma   Actual     Pro Forma   Actual     Pro Forma
                         -------    ---------   -------    ---------   -------    ---------   -------    ---------
Administrative fees and
 reimbursements......... $16,200(1)  $    --    $17,678(1)  $    --    $30,378(1)  $    --    $19,920(1)  $    --
Cash Distributions......   3,000(2)   48,600(3)   3,000(2)   49,540(3)   3,000(2)   49,790(3)   1,500(2)   24,981(3)
General Partners'
 Salary.................      --       4,758(4)      --       4,758(4)      --       4,758(4)      --       2,379(4)
                         -------     -------    -------     -------    -------     -------    -------     -------
  Total................. $19,200     $53,358    $20,678     $54,298    $33,378     $54,548    $21,420     $27,360
                         =======     =======    =======     =======    =======     =======    =======     =======

--------

(1) An AmREIT subsidiary receives administrative fees and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $30,378                                             $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Concentration of Investment. Your partnership has concentrated its investments in five properties located in two states. If a vacancy or other interruption of rents occur in one or more of these properties, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns one of its properties,
    Golden Corral Hwy 1960 (Houston, TX), in co-ownership with Fund X. Your partnership owns 4.80% of this property and is dependent upon the consent and cooperation of Fund X to sell or re-lease the property. No assurance can be given that Fund X will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting Fund X's approval to merge with AmREIT. If your partnership approves the merger but Fund X rejects the merger, the AmREIT board must approve owning this property jointly with Fund X. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK FACTORS--Risks Associated with the Merger" on page
    and "THE PARTNERSHIPS--Partnership Property Information" on page    .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a gain on the merger of approximately $172 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $46 per average original $1,000 investment of this gain at long term capital gains rates, which will be 20%. The remaining $126 of gain per average original $1,000 investment will be taxable at the 25% rate. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                       Six
                                                                      Months
                                                                      Ended
                                                                     June 30,
                                1994      1995   1996   1997   1998    1999
                               ------    ------ ------ ------ ------ --------
      Partnership
       Distributions.......... $84.00    $85.00 $85.05 $85.45 $85.84  $64.63
      AmREIT Distributions.... $35.50(1) $63.90 $70.16 $71.36 $71.63  $35.94

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
AAA Net Realty Fund IX, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and AAA Net Realty Fund IX, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as the President of American Asset Advisors Management Corporation IX, the general partner of the Partnership ( the "General Partner"). The Partnership owns interests in five retail properties. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 572,041 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

     4. reviewed copies of the undated Agreement of Limited Partnership of the Partnership; and

     5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

     6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

     7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

     8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

     9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associated dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of AAA Net Realty Fund IX, Ltd. in connection with the Transaction is fair to them from a financial point of view.

                          HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.


Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
AAA Net Realty Fund IX, LTD
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and AAA Net Realty Fund IX, Ltd., a Nebraska limited partnership (the "Partnership"). H. Kerr Taylor, on behalf of himself as the individual General Partner and American Asset Advisers Management Corporation IX, a Nebraska corporation, the General Partners of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   The Merger

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Nebraska Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                     Consideration For Partnership Assets

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

  2.2 Consideration to the Partnership in the Merger.

     (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

     (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

  2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             Partnership Interests

  3.1 Conversion of the Units.

     (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

     (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership

                                Net Asset Value

      Negotiated Price of               Net Cash at                       Partnership
     Partnership Properties            March 31, 1999                   Net Asset Value
     ----------------------            --------------                   ---------------
           $5,251,000                     $91,862                         $5,342,862

                                  REIT Shares
                             Payable to Partnership

                                                                            No. of REIT
                                       No. of REIT                         Shares Offered
                                      Shares Offered                          per Unit
                                      --------------                       --------------
     To Limited Partners:                572,041                               106.12

                        Calculation of Liquidation Value

     Leased Fee
      Original      Share of                                      Marketing/
     Partnership   Partnership Liquidation  Brokers'    Legal/    Contingency Liquidation
        Value       Expenses    Discount   Commission   Closing        V         Value
     -----------   ----------- ----------- ----------  ---------  ----------- -----------
     $5,241,876     ($25,913)   ($262,094) ($157,256)  ($131,047)  ($104,838) $4,580,728

                                   Cash/Notes
                           Payable to Partnership(1)

                                   Amount of   Maximum Principal    Principal
                Maximum Aggregate Cash Offered     Amount of      Amount of Note
                 Amount of Cash     per Unit     Notes Offered   Offered Per Unit
                ----------------- ------------ ----------------- ----------------
     To
      Limited
      Partners:     $233,489          $85         $2,011,401           $762

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

     (a) If, during the period from March 31, 1999 to and including the Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

     (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price; and

     (c) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $5,251,000.

   3.3 Definitions. For the purposes of this Section 3:

     (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

     (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

     (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to
  Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this Section 3.4, each Unit Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

     (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

     (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this
  Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

     (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         Representations And Warranties
                               Of The Partnership

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

4.1 Existence; Authority; Compliance with Law.

     (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Nebraska. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4. Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

4.5 Financial Statements.

     (a) The audited financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the unaudited financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

     (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the

  Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership;
(b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

  4.9 Taxes.

     (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

  4.11 Properties.

     (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.

     (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partner's actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

4.21 SEC Documents.

     (a) The Partnership has made available or will make available to the
  REIT prior to      , 1999, each registration statement, report, proxy
  statement or information statement and all exhibits thereto prepared by it or relating to its properties since January 1, 1995, each in the form (including exhibits and any amendments thereto) filed with the U.S. Securities and Exchange Commission (the "SEC") (collectively, the "Partnership Reports"). The Partnership Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the Partnership under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (collectively the "Securities Laws") for the periods stated above.

     (b) To the General Partner's actual knowledge, as of their respective dates, the Partnership Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the General Partner's actual knowledge, each of the balance sheets of the Partnership included in or incorporated by reference into the Partnership Reports (including the related notes and schedules) fairly presents the financial position of the Partnership as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Partnership included in or incorporated by reference into the Partnership Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Partnership for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

                                   SECTION 5

                   Representations And Warranties Of The REIT

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

5.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

       (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and 10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will:

     (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

5.7 SEC Documents.

     (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

     (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

5.10 Taxes.

     (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1995 through 1998, inclusive;
  (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

5.11 Books and Records.

     (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

     (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

5.12 Properties.

     (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for
  (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority;
  (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) of any the REIT Property the cost of which exceeds $100,000.

     (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan"), as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   Covenants

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition

Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

  6.2 Conduct of Businesses.

     (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

       (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

       (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 6.1, any proposals to engage in material transactions;

       (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

       (iv) Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

       (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the
  Partnership:

       (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend the Partnership Organizational Documents;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

       (iv) Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

       (v) Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

       (vii) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

       (x) Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

     (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

       (i) Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders), (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

       (iv) Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

       (v) Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

       (vii) Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement"). The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships, and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   Conditions

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

     (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

     (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

     (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

     (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

     (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

     (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

     (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

     (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of
  Section 6 shall be fully complied with.

     (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

     (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  Termination

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

     (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

     (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

     (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

     (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in the this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

     (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

     (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

     (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of a Acquisition Proposal relating to the REIT being made; or

     (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

   8.3 Effect of Termination and Abandonment.

     (a) If an election to terminate this Agreement is made by the Partnership (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

     (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

     (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

     (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

     (g) If an election to terminate this Agreement is made pursuant to
  Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the non-terminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

     (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and
  (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

     (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under
  Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

     (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               General Provisions

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to the REIT:

       AmREIT, Inc.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: President
       Telecopy: (713) 850-0498

     If to the Partnership:

       AAA Net Realty Fund IX, Ltd.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and 6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   9.5 Confidentiality.

     (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in any Partnership Reports or the REIT Reports or Registration Statement.

     (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the

  Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

     (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

     (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

     (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and
  (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this
  Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          AmREIT, Inc.

                                          _____________________________________
                                              H. Kerr Taylor, President and
                                                 Chief Executive Officer

                                          AAA Net Realty Fund IX, Ltd.

                                          By: American Asset Advisers
                                              Management Corporation, IX
                                              Its General Partner

                                          By: _________________________________
                                                 H. Kerr Taylor, President

                                          By: _________________________________
                                                      H. Kerr Taylor
                                                    Its General Partner

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                          AAA NET REALTY FUND X, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of AAA Net Realty Fund X, Ltd., for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.





   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnerships seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger and make the appropriate election, but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . In 1998, AmREIT's rate of distributions (approximately $71.63 per
      $1,000 original investment) were less than the annual rate of distributions paid to the limited partners (approximately $81.02 per $1,000 original investment).

    . The partnership's going concern appraisal value of $881 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $824 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996, 1997, 1998 and for the six months ended June 30, 1999 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.


What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $47 million, consisting of 22 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 1,123,662 shares of AmREIT common stock, which we estimate amounts to $916 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, but whose partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                   AmREIT Consideration
                                         Offered         Other Valuation Amounts
                                  ---------------------- -----------------------
                                                            Going
                                  Transaction Cash/Note    Concern   Liquidation
                                   Value(1)    Value(2)   Value(3)    Value(3)
                                  ----------- ---------- ----------- -----------
Fund X........................... $10,495,000 $9,445,500 $10,088,000 $9,122,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value represents estimated liquidation costs of approximately a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.

(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . AmREIT's rate of distributions may be less than the annual rate of distributions paid to the limited partners.

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What was the original time frame for liquidating the partnership?

   While the disclosure documents, pursuant to which the limited partnership units were originally offered in 1992, disclosed the intentions of the partnership to liquidate its assets after a maximum of eight to twelve years from acquisition, the general partner is not under a legal obligation to liquidate assets within that time frame. To the contrary, the partnership has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnership would be in the control of the general partners. The time frame for liquidating the partnership was not intended to coincide with the expiration of any of the partnership's original leases.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a gain on the merger of approximately $23 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $51 of gain per average original $1,000 investment at the 25% rate offset by a $28 loss per average original $1,000 investment at long term capital gains rates of 20%.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                  RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning on
page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

  . The value of the AmREIT common stock may be less than the exchange price after the merger because:

     (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

     (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

     (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid to the limited partners (approximately $81.02 per $1,000 original investment). In 1998, AmREIT's rate of distributions (approximately $71.63 per $1,000 original investment) was less than the annual rate of distributions paid to the limited partners (approximately $81.02 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.


   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number of
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner   paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted       General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)      Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- ---------
       $11,453,610               $1,000            1,123,662        $10,495,000           $916         144,681

--------
(1) The original limited partner investment in the partnership was $11,453,610. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the information provided under the caption "THE
MERGER" beginning on page      of the attached proxy statement. In the event
the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $79,147 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................ $    --
  Accounting...........................................................   1,682
  Fairness Opinions/Valuations.........................................  66,435
  Printing.............................................................      --
  Appraisal Fees.......................................................  10,281
  Listing Fees.........................................................      --
  Miscellaneous........................................................     748
                                                                        -------
    Total.............................................................. $79,147
                                                                        =======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page S-11 of this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger of all ten partnerships into AmREIT, when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the last three fiscal years and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                            Year Ended              Year Ended              Year Ended           Six Months Ended
                         December 31, 1996       December 31, 1997       December 31, 1998         June 30, 1999
                         --------------------    --------------------    --------------------    --------------------
                         Actual     Pro Forma    Actual     Pro Forma    Actual     Pro Forma    Actual     Pro Forma
                         -------    ---------    -------    ---------    -------    ---------    -------    ---------
Administrative fees and
 reimbursements......... $65,883(1) $     --     $68,932(1) $     --     $74,734(1) $     --     $39,432(1)  $    --
Cash Distributions......   3,600(2)   95,430(3)    4,450(2)   97,276(3)    5,400(2)   97,767(3)    2,900(2)   49,051(3)
General Partners'
 Salary.................      --       9,343(4)       --       9,343(4)       --       9,343(4)       --       4,672(4)
                         -------    --------     -------    --------     -------    --------     -------     -------
  Total................. $69,483    $104,773     $73,382    $106,619     $80,134    $107,110     $42,332     $53,723
                         =======    ========     =======    ========     =======    ========     =======     =======

--------

(1) An AmREIT subsidiary receives administrative fees and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $74,734                                             $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Concentration of Investment. Your partnership has concentrated its investments in eight properties located in five states. If a vacancy or other interruption of rents occur in one or more of these properties, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns three of its properties,
    Golden Corral Hwy 1960 (Houston, TX), Wherehouse Entertainment (Independence, MO) and Just For Feet (Tucson, AZ), in co-ownership with Fund IX, AmREIT and Fund XI and AmREIT, respectively. Your partnership owns 95.20%, 45.16% and 18.25%, respectively, of these properties and is dependent upon the consent and cooperation of the majority co-owner to sell or re-lease the property. No assurance can be given that the co-owners will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting the other co-owners' approval to merge with AmREIT. If your partnership approves the merger but the other co-owners reject the merger, the AmREIT board must approve owning this property jointly with the other co-owners. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK FACTORS--Risks
    Associated with the Merger" on page     and "THE PARTNERSHIPS--
    Partnership Property Information" on page    .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a gain on the merger of approximately $23 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $51 of gain per average original $1,000 investment at the 25% rate offset by a $28 loss per average original $1,000 investment at long term capital gains rates of 20%. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                       Six
                                                                      Months
                                                                      Ended
                                                                     June 30,
                                1994      1995   1996   1997   1998    1999
                               ------    ------ ------ ------ ------ --------
      Partnership
       Distributions.......... $44.99    $76.75 $80.05 $80.61 $81.02  $61.03
      AmREIT Distributions.... $35.50(1) $63.90 $70.16 $71.36 $71.63  $35.94

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
AAA Net Realty Fund X, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and AAA Net Realty Fund X, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as the President of American Asset Advisors Management Corporation X, the general partner of the Partnership ( the "General Partner"). The Partnership owns interests in eight retail properties. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 1,123,662 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

     4. reviewed copies of the 1992 Agreement of Limited Partnership of the Partnership; and

     5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

     6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

     7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

     8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

     9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associated dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of AAA Net Realty Fund X, Ltd. in connection with the Transaction is fair to them from a financial point of view.

                          HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
AAA Net Realty Fund X, LTD
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and AAA Net Realty Fund X, Ltd., a Nebraska limited partnership (the "Partnership"). H. Kerr Taylor, on behalf of himself as the individual General Partner and American Asset Advisers Management Corporation X, a Nebraska corporation, the General Partners of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   The Merger

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Nebraska Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                      Consideration For Partnership Assets

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

   2.2 Consideration to the Partnership in the Merger.

     (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

     (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

   2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             Partnership Interests

   3.1 Conversion of the Units.

     (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

   (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership
                                Net Asset Value

      Negotiated Price of               Net Cash at                       Partnership
     Partnership Properties            March 31, 1999                   Net Asset Value
     ----------------------            --------------                   ---------------
          $10,495,000                       --                            $10,495,000

                                  REIT Shares
                             Payable to Partnership

                                                                            No. of REIT
                                       No. of REIT                         Shares Offered
                                      Shares Offered                          per Unit
                                      --------------                       --------------
     To Limited Partners:               1,123,662                              98.11

                        Calculation of Liquidation Value

     Leased Fee
      Original      Share of
     Partnership   Partnership Liquidation  Brokers'    Legal/    Marketing/  Liquidation
        Value       Expenses    Discount   Commission   Closing   Contingency    Value
     -----------   ----------- ----------- ----------  ---------  ----------- -----------
     $10,483,870    $(51,827)   $(524,194) $(314,516)  $(282,097)  $(209,677) $9,121,559

                                   Cash/Notes
                           Payable to Partnership(1)

                              Maximum      Amount of       Maximum         Principal
                             Aggregate    Cash Offered Principal Amount  Amount of Note
                           Amount of Cash   per Unit   of Notes Offered Offered Per Unit
                           -------------- ------------ ---------------- ----------------
     To Limited Partners:     $446,978        $80         $4,022,802          $717

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

     (a) If, during the period from March 31, 1999 to and including the Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

     (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price; and

     (c) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $10,495,000.

   3.3 Definitions. For the purposes of this Section 3:

     (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

     (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

     (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to
  Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this Section 3.4, each Unit

  Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to
  Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

     (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

     (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this
  Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

     (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         Representations and Warranties
                               of the Partnership

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   4.1 Existence; Authority; Compliance with Law.

     (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Nebraska. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4 Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   4.5 Financial Statements.

     (a) The audited financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the unaudited financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

     (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership; (b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

   4.9 Taxes.

     (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

   4.11 Properties.

     (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.

     (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partner's actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   4.21 SEC Documents.

     (a) The Partnership has made available or will make available to the
  REIT prior to      , 1999, each registration statement, report, proxy
  statement or information statement and all exhibits thereto prepared by it or relating to its properties since January 1, 1995, each in the form (including exhibits and any amendments thereto) filed with the U.S. Securities and Exchange Commission (the "SEC") (collectively, the "Partnership Reports"). The Partnership Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the Partnership under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (collectively the "Securities Laws") for the periods stated above.

     (b) To the General Partner's actual knowledge, as of their respective dates, the Partnership Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the General Partner's actual knowledge, each of the balance sheets of the Partnership included in or incorporated by reference into the Partnership Reports (including the related notes and schedules) fairly presents the financial position of the Partnership as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Partnership included in or incorporated by reference into the Partnership Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of the Partnership for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

                                   SECTION 5

                   Representations and Warranties of The Reit

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   5.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

     (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT

  Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and 10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

   5.7 SEC Documents.

     (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

     (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

   5.10 Taxes.

     (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1995 through 1998, inclusive;
  (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   5.11 Books and Records.

     (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

     (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

   5.12 Properties.

     (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for
  (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority;
  (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) of any the REIT Property the cost of which exceeds $100,000.

     (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan"), as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   Covenants

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and (C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

   6.2 Conduct of Businesses.

     (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

       (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

       (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 6.1, any proposals to engage in material transactions;

       (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

       (iv) Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

       (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the
  Partnership:

       (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend the Partnership Organizational Documents;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

       (iv) Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

       (v) Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

       (vii) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

       (x) Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

     (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

       (i) Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, ( B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders), (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

       (iv) Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

       (v) Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

       (vii) Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement").

The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships, and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   Conditions

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

     (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

     (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

     (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

     (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

     (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

     (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

     (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

     (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of
  Section 6 shall be fully complied with.

     (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

     (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  Termination

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

     (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

     (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

     (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

     (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

     (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

     (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

     (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of a Acquisition Proposal relating to the REIT being made; or

     (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

   8.3 Effect of Termination and Abandonment.

     (a) If an election to terminate this Agreement is made by the Partnership (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

     (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

     (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

     (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

     (g) If an election to terminate this Agreement is made pursuant to
  Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the non-terminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

     (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and
  (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

     (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under
  Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

     (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               General Provisions

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to the REIT:

       AmREIT, Inc.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: President

     Telecopy: (713) 850-0498

     If to the Partnership:

       AAA Net Realty Fund X, Ltd.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and 6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   9.5 Confidentiality.

     (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in any Partnership Reports or the REIT Reports or Registration Statement.

     (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

     (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

     (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

     (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and
  (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.


                                          AmREIT, Inc.

                                          _____________________________________
                                              H. Kerr Taylor, President and
                                                 Chief Executive Officer

                                          AAA Net Realty Fund X, Ltd.

                                          By: American Asset Advisers
                                              Management Corporation X
                                              Its General Partner

                                          By: _________________________________
                                                 H. Kerr Taylor, President

                                          By: _________________________________
                                                      H. Kerr Taylor
                                                    Its General Partner

                                  AMREIT, INC.

                                 SUPPLEMENT TO
         JOINT PROXY AND CONSENT SOLICITATION STATEMENT AND PROSPECTUS
                                      FOR
                          AAA NET REALTY FUND XI, LTD.

                          DATED                 , 1999

   This supplement is being furnished to you, as a limited partner of AAA Net Realty Fund XI, for the purpose of enabling you to evaluate the proposed merger of your partnership with AmREIT, Inc. This supplement is designed to summarize only the risks, effects, fairness and other considerations of the proposed merger that are unique to you and the other limited partners of your partnership. This supplement does not purport to provide an overall summary of the proposed merger and should be read in conjunction with the accompanying Joint Proxy and Consent Solicitation Statement/Prospectus, which includes detailed discussions regarding AmREIT and the other partnerships being merged with AmREIT. Accordingly, the discussions in this supplement are qualified by the more expanded treatment of these matters appearing in the proxy statement.

                                    OVERVIEW

   Pursuant to the proxy statement and this supplement, you are being asked to approve the merger of your partnership into AmREIT. Your partnership is one of ten limited partnerships with which AmREIT is seeking to merge. Supplements comparable to this one have also been prepared for each of the other partnerships. Copies of those other supplements may be obtained without charge by you or your representative upon written request delivered to Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046.

   The effects of the merger of these ten limited partnerships with AmREIT may be different for the limited partners in each of these limited partnerships.





   AmREIT is a Maryland corporation that has elected to be taxed as a real estate investment trust under the Internal Revenue Code. Like your partnership, the primary business of AmREIT is the ownership of properties leased to national and regional tenants. AmREIT's independent directors and the general partners of your partnership seek your approval of the merger. In the merger, AmREIT will (1) issue shares of common stock to limited partners of partnerships that approve the merger who vote in favor of or abstain from
voting on the merger or (2) cash and    % callable notes to limited partners
who vote against the merger and make the appropriate election, but whose partnerships nevertheless approve the merger. AmREIT is required to complete the merger if two or more partnerships approve the merger and may in fact merge with only one partnership. As a result, AmREIT may merge with less than all ten partnerships.

   At the completion of the merger, the existing limited partners of partnerships approving the merger will become stockholders (or noteholders as the case may be) of AmREIT and will no longer be limited partners in their respective partnerships. As a condition precedent to the merger the AmREIT shares will be listed for trading on a stock exchange. The notes will not be listed on an exchange.

   In addition to the risks and potential disadvantages described in the attached proxy statement, there are a number of risks and potential disadvantages associated with the merger specific to your partnership. In particular, you should consider the following:

    . In 1998, AmREIT's rate of distributions (approximately $71.63 per
      $1,000 original investment) were less than the annual rate of distributions paid to the limited partners (approximately $74.12 per $1,000 original investment).

    . The partnership's going concern appraisal value of $850 per $1,000 of adjusted capital is greater than the partnership's cash/note value of $806 per $1,000 of adjusted capital.

    . The compensation, fees and distributions that would have been payable by AmREIT to your general partner in 1996, 1997, 1998 and for the six months ended June 30, 1999 had the merger been effective in these years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

    . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies, which resulted in the wide range of value for your partnership.

    . Unlike your partnership, AmREIT will have significant indebtedness.

    . The merger is a taxable transaction to limited partners.

    . The merger involves a fundamental change in the limited partners' investment.

    . A majority vote of limited partners binds the partnership.

What is AmREIT?

   AmREIT is a Maryland corporation based in Houston, Texas that has elected to be taxed as a real estate investment trust (REIT). AmREIT is an affiliate of the general partners of your limited partnership. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants. If AmREIT acquires all ten partnerships in the merger, AmREIT expects to have total assets of approximately $61 million, consisting of 42 properties, upon the effectiveness of the merger. If AmREIT acquires only this partnership in the merger, AmREIT expects to have total assets of about $40 million, consisting of 18 properties, upon the effectiveness of the merger.

How many shares of AmREIT common stock will I receive if my partnership merges with AmREIT?

   Your partnership will receive 677,322 shares of AmREIT common stock, which we estimate amounts to $896 of AmREIT common stock per average original $1,000 investment based on the exchange price of the AmREIT common stock. You will receive your proportion of these shares in accordance with the terms of your partnership's partnership agreement. We have agreed with AmREIT upon an exchange price of $9.34 per share for the shares of AmREIT common stock. Because the shares of AmREIT common stock are not listed on an exchange at this time, the price at which these shares may trade is uncertain because there is no established trading market. Upon the consummation of the merger, the shares of AmREIT common stock will be listed for trading on a stock exchange. We do not know the price at which these shares will trade on this exchange upon listing. It is likely that the shares of AmREIT common stock will trade at prices substantially below the exchange price.

What do partners who vote against the merger receive?

   Limited partners who vote against the merger, but whose partnership nevertheless merges into AmREIT, will receive shares of AmREIT common stock in exchange for their units, unless they expressly elect to receive a payment that
consists of 10% in cash and 90% in   % callable notes due       , 2006. The
amount of the cash and notes will be equal to 90% of the transaction value of the partnership described below. Limited partners may only receive cash and callable notes if they vote against the merger and expressly elect the cash/callable note option on their consent form.

How does the consideration that I would receive in the merger compare to other valuation amounts?

   Below is a table that compares the value of the AmREIT common stock and the cash/note option to alternative valuations that we considered.

                                    AmREIT Consideration     Other Valuation
                                          Offered                Amounts
                                   ---------------------- ----------------------
                                                            Going
                                   Transaction Cash/Note   Concern   Liquidation
                                    Value(1)    Value(2)   Value(3)   Value(3)
                                   ----------- ---------- ---------- -----------
Fund XI........................... $6,323,192  $5,690,873 $6,001,000 $5,422,000

--------
(1) The transaction value is equal to the negotiated price of your partnership properties plus the net cash available at June 30, 1999. The transaction value will be the basis for AmREIT common stock issued in conjunction with the merger of your partnership at an exchange rate of $9.34 per share.

(2) The cash/note value is calculated based on a 10% discount from the transaction value. This cash/note value will be the basis for cash/notes issued in conjunction with the merger of your partnership to the limited partners who vote "No" and specifically request the cash/notes option. The discount from transaction value represents estimated liquidation costs of approximately a 5% discount for a reduced marketing period, a 3% brokerage commission, and a 2% for marketing and other, which are the amounts established by Valuation Associates in determining the liquidation value.

(3) The going concern value and liquidation values are based on the Valuation Associates appraisals and were the other two valuation methods considered by your general partners and the independent directors of AmREIT.

What benefit will Mr. Taylor receive in the merger?

   Mr. Taylor is the chairman of the board of directors, chief executive officer and largest stockholder of AmREIT. Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $30,000 through June 2000, which will not increase as a result of the merger. Mr. Taylor also serves as, or controls, the general partner of all of the partnerships. If all partnerships approve the merger, the general partners will receive 10,776 shares of AmREIT common stock in exchange for their general partnership interests and the disposition fees otherwise payable to them. In addition, Mr. Taylor will also receive up to 349,995 shares of AmREIT common stock, constituting consideration payable to Mr. Taylor as a result of AmREIT's acquisition of its external advisor in June 1998, which Mr. Taylor deferred at the time of the sale. Prior to its acquisition by AmREIT, the external advisor was wholly owned by Mr. Taylor. If all ten partnerships participate in the merger, Mr. Taylor will receive an aggregate of 360,771 shares of AmREIT common stock, including 10,776 shares directly and indirectly received in his capacity as general partner. If valued at the exchange price, these shares would have a value of $3,369,601.

What material risks and considerations should I consider in determining whether to vote "For" or "Against" the merger?

   There are a number of material risks that you should consider:

  . AmREIT's rate of distributions may be less than the annual rate of distributions paid to the limited partners.

  . The partnership's going concern appraisal value per $1,000 original investment may be greater than the partnership's cash/note value per $1,000 original investment.

  . The compensation, fees and distributions that would have been payable to your general partner had the merger been effective in prior years are greater than the actual compensation, fees and distributions that were paid by your partnership to your general partner in these years.

  . Unlike your partnership, AmREIT will have significant indebtedness.

  . The merger is a taxable transaction.

  . The merger involves a fundamental change in your investment.

  . AmREIT's dividend payments to holders of common stock initially will be less than the annual rate of distributions previously paid to you by your partnerships.

What was the original time frame for liquidating the partnership?

   While the disclosure documents, pursuant to which the limited partnership units were originally offered in 1994, disclosed the intentions of the partnership to liquidate its assets after a maximum of eight to twelve years from acquisition, the general partner is not under a legal obligation to liquidate assets within that time frame. To the contrary, the partnership has an original intended operating life of ten or more years, and the limited partners were advised that the liquidation of the partnership would be in the control of the general partners. The time frame for liquidating the partnership was not intended to coincide with the expiration of any of the partnership's original leases.

What is the vote required to approve the merger?

   Your partnership's partnership agreement requires more than 50% of the outstanding limited partnership interests to approve AmREIT's merger with your partnership. Approval by more than 50% of a partnership's limited partners will be binding on you even if you vote against the merger.

Did you receive a fairness opinion in connection with AmREIT's merger with my partnership?

   Yes. Houlihan Lokey rendered an opinion stating that the merger consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to those limited partners.

Do you, as the general partner of my partnership, recommend that I vote in favor of the proposed merger?

   Yes. Your general partner recommends that you vote "For" the proposed merger. Your general partner believes that the merger is the best means to maximize the value of your investment in your partnership as opposed to liquidating your partnership's portfolio or continuing unchanged the investment in your partnership.

How do I vote?

   Just indicate on the enclosed consent form how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible, so that at the special meeting of limited partners, your limited partnership interests may be voted "For" or "Against" your partnership's merger with AmREIT. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the merger. If you do not vote or you abstain from voting, it will count as a vote "Against" the merger.

What are the tax consequences of the merger to me?

   The merger is a taxable transaction to all limited partners, except those that are tax-exempt entities. We estimate that the limited partners will realize a loss on the merger of approximately $35 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $36 of gain per average original $1,000 investment at the 25% rate offset by a $71 loss per average original $1,000 investment at long term capital gains rates of 20%.

   Your general partner urges you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the merger.

   To review the tax consequences to the limited partners of the partnerships
in greater detail, see pages      through      of the attached proxy statement
and "Federal Income Tax Considerations" in this supplement.

                                 RISK FACTORS

   As a result of the merger, you will assume the risks associated with the assets of AmREIT and the other partnerships acquired by AmREIT. Although the majority of AmREIT's assets are substantially similar to those of your partnership, the properties owned by AmREIT and the other partnerships acquired by AmREIT may be differently constructed or located in a different geographic area than the properties owned by your partnership. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed. You can find geographic information regarding AmREIT's and the other partnerships' properties in the proxy statement.

   The following list summarizes the potential disadvantages, adverse consequences and risks of the merger that are applicable to you. This description is qualified in its entirety by the more detailed discussion in the section entitled "Risk Factors" contained in the proxy statement beginning
on page     .

  . There can be no assurance that the Houlihan Lokey fairness opinion and the independent appraisal by Valuation Associates properly reflect the value of your partnership's assets. Therefore, your partnership may not have received sufficient consideration consistent with its actual asset value.

  . We have significant conflicts of interest because H. Kerr Taylor, the chief executive officer, a director and a significant stockholder of AmREIT and the individual general partner or significant stockholder is the corporate general partner of the partnerships, will receive significant financial and other benefits from and/or as a result of the merger.

  . The value of the AmREIT common stock may be less than the exchange price after the merger because:

       (1) the exchange price was fixed at $9.34 per share several months before the anticipated effective time of the merger;

       (2) the exchange price is not based on a known market value for the shares since the AmREIT common stock is not traded on an established market; and

       (3) the trading volume or price of the AmREIT common stock may decrease after the merger.

  . While your partnership did receive a fairness opinion from Houlihan Lokey and an independent appraisal by Valuation Associates, your general partner did not retain an unaffiliated representative to represent you or your partnership, or to represent all of the partnerships as a group, in the merger. Had independent representation been arranged for your partnership, the terms of the merger might have been more favorable to you.

  . In preparing its fairness opinions, Houlihan Lokey used several valuation methodologies which resulted in a wide range of values for your partnership. These values range from $7,457,000 to $5,074,000. For a full explanation of these ranges please see "FAIRNESS OPINIONS--The Houlihan
    Fairness Opinions" on page    of the attached proxy statement.

  . The merger will be a taxable transaction for the limited partners, except those investors that are tax-exempt entities.

  . Limited partners who become stockholders of AmREIT may not receive the same level of distributions as previously received from their respective
    partnership interests as set forth on page    of this supplement.
    AmREIT's current rate of distributions (approximately $0.73 per share per annum or approximately $71.22 per $1,000 original investment) is less than the annual rate of distributions paid to the limited partners (approximately $74.12 per $1,000 original investment). In 1998, AmREIT's rate of distributions (approximately $71.63 per $1,000 original investment) was less than the annual rate of distributions paid to the limited partners (approximately $74.12 per $1,000 original investment).

  . As a result of the merger, the nature of each limited partner's investment will change from holding an interest in a specified portfolio of properties in a finite life entity to holding an equity investment in an ongoing REIT, whose portfolio of properties may be changed from time to time without the approval of its stockholders and which does not plan to liquidate such assets within a fixed period.


   These risks and possible adverse consequences of the merger to the limited partners are discussed in greater detail in the proxy statement.

                       CONSIDERATION PAID TO PARTNERSHIP

   The following table sets forth, for your partnership:

  . the aggregate amount of original limited partner investments in your partnership less any return of capital;

  . the limited partner's adjusted capital per average $1,000 original investment;

  . the number of shares of AmREIT common stock to be paid to your partnership;

  . the estimated value of the shares of AmREIT common stock paid to your partnership based on the exchange price of $9.34 per share;

  . the estimated value, based on the exchange price, of shares of AmREIT common stock you will receive for each $1,000 of your original investment; and

  . the consideration paid to your partnership's general partner if your partnership merges with AmREIT:

                                                                                     Estimated Value
                                                                                           of         Number of
                                                                                    AmREIT Shares per  AmREIT
    Original Limited        Limited Partner     Number of AmREIT Estimated Value of  Average $1,000    shares
   Partner Investments    Adjusted Capital per   Shares Offered    AmREIT Shares     Limited Partner   paid to
   Less any Return of        Average $1,000        to Limited    Payable to Limited     Adjusted       General
       Capital(1)        Original Investment(1)   Partners(2)       Partners(3)        Capital(3)      Partner
   -------------------   ---------------------- ---------------- ------------------ ----------------- ---------
       $7,061,209                $1,000             677,322          $6,326,192           $896         96,187

--------
(1) The original limited partner investment in the partnership was $7,061,209. These columns reflect, as of June 30, 1999, an adjustment to the limited partners' original investments based on return of capital, resulting in the adjusted capital balance.
(2) The shares of AmREIT common stock payable to the limited partners of your partnership as set forth in this chart will not change if AmREIT acquires fewer than all of the partnerships in the merger. This number assumes that none of the limited partners of the partnership has elected the cash/notes option.

(3) Values are based on the exchange price of $9.34 established by AmREIT and your general partners. Upon listing the shares of AmREIT common stock on an exchange, the actual values at which the shares of AmREIT common stock will trade on the exchange will likely be significantly below the exchange price.

   Upon completion of the merger with your partnership, the operations and existence of your partnership will cease. For more detailed information about the effects of the merger, see the tax information provided under the caption
"THE MERGER" beginning on page      of the attached proxy statement. In the
event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                             EXPENSES OF THE MERGER

   If your partnership approves the merger, AmREIT will bear all costs of the merger. If your partnership rejects the merger, then your partnership will bear the portion of its merger expenses based upon the percentage of "For" votes cast for the merger, and we, as general partners, will bear the portion of those merger expenses based upon the percentage of "Against" votes and abstentions. The amount of the merger expenses borne by all partnerships is estimated to be $211,700, and of this amount approximately $47,698 will be allocated to your partnership based on its proportionate share of the combined net asset values of all ten partnerships. In addition to the partnership's proportional share of these partnership expenses, the partnership will bear its own direct expenses for partner communications and correspondence.

   The following table sets forth the estimated merger expenses allocable to your partnership:

Pre-closing Transaction Costs:
  Legal................................................................ $    --
  Accounting...........................................................   1,014
  Fairness Opinions/Valuations.........................................  40,038
  Printing.............................................................      --
  Appraisal Fees.......................................................   6,196
  Listing Fees.........................................................      --
  Miscellaneous........................................................     451
                                                                        -------
    Total.............................................................. $47,698
                                                                        =======

                                 REQUIRED VOTE

Limited Partner Approval Required by the Partnership Agreement

   You are being asked to vote in favor of the merger of your partnership with AmREIT and the amendment of your partnership's agreement of limited partnership to permit the merger to occur. For your partnership to be acquired by AmREIT, limited partners holding partnership interests constituting greater than 50% of the outstanding partnership interests of your partnership must approve the merger and the amendment to your partnership agreement. The affirmative vote of greater than 50% of your partnership's limited partners will bind all partners of your partnership.

Operation if Partnership Votes No

   If limited partners of your partnership representing greater than 50% of the outstanding partnership interests do not vote "For" the merger, the merger may not be consummated under the terms of the partnership agreement. In that event, we plan to continue to operate your partnership as a going concern and to eventually dispose of your partnership's properties, as contemplated by the terms of the partnership agreement. For more information in this regard, please see the section called "Operation if Partnership Votes No" on page S-11 of this supplement.

Special Meeting to Discuss the Merger

   We have scheduled a special meeting of the limited partners of your partnership to discuss the solicitation materials, which include the proxy statement, this supplement and the other materials distributed to you, and the terms of the merger with you. At the conclusion of these discussions we will vote on the merger. The special meeting will be held at [time], Houston time,
on,             1999, at                      . We and members of AmREIT's
management intend to solicit actively your support for the merger and would like to use the special meeting to answer questions about the merger and the solicitation materials (as defined below) and to explain in person our reasons for recommending that you vote "For" the merger.

                                VOTING PROCEDURE

   The proxy statement, this supplement, the accompanying transmittal letter, the power of attorney and the consent form constitute the solicitation materials are being distributed to you and the other limited partners to obtain your votes "For" or "Against" the merger of your partnership with AmREIT.

   In order for AmREIT to acquire your partnership, the limited partners holding greater than 50% of the outstanding partnership interests of your partnership must approve the merger. Your partnership will be acquired by a merger with AmREIT, in the manner described in the proxy statement. A copy of the Amended and Restated Agreement and Plan of Merger dated June 25, 1999, by and between AmREIT and your partnership is attached hereto as Appendix B. Your general partner encourages you to read the merger agreement in its entirety because it is the legal document governing the merger.

   If you are not planning on attending the special meeting of the limited partners of your partnership and voting in person, you should complete and return the consent form before the expiration of the solicitation period. The solicitation period is the time period during which you may vote "For" or "Against" the merger with your partnership. The solicitation period will commence upon delivery of the solicitation materials to you (on or about
          , 1999 and will continue until the later of (a)
                 ,1999 (a date not more than 60 calendar days from the initial delivery of the solicitation materials), or (b) any later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the solicitation period. Under no circumstances will the solicitation period be extended beyond March 31, 2000. Any consent form received by prior to [time], Houston time, on the last day of the solicitation period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the solicitation period, your partnership interests will be counted as voting "Against" the merger and you will receive shares of AmREIT common stock if your partnership is acquired.

   The consent form consists of two parts. Part A seeks your consent to your partnership's merger with AmREIT and an amendment to your partnership's partnership agreement authorizing the merger. If you have interests in more than one partnership, you will receive multiple consent forms which will provide for separate votes for each partnership in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the merger), you will be deemed to have voted "For" such matter.

   Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints Mr. H. Kerr Taylor as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the merger. The power of attorney is intended solely to ease the administrative burden of completing the merger without requiring your signatures on multiple documents.

                             FAIRNESS OF THE MERGER

   Based upon your general partner's analysis of the merger of all ten partnerships into AmREIT, your general partner reasonably believes that:

  . The terms of the merger , when considered as a whole, are fair to the limited partners;

  . The transaction value (and the value of the cash/note option) offered in exchange for the partnership interests constitute fair consideration for the partnership interests of the limited partners; and

  . After comparing the potential benefits and detriments of the merger with those of several alternatives, the merger of all ten partnerships into AmREIT is more attractive to the limited partners than such alternatives.

   The fairness opinion of Morgan Keegan evaluated the merger as if all ten partnerships merged with AmREIT, not as if less than all of the partnerships or different combinations of partnerships merged with

AmREIT. The fairness opinion of Houlihan Lokey evaluated the fairness of the consideration that each partnership will receive in the merger on a partnership by partnership basis, not on the basis of all of the partnerships or different combinations of partnerships merging with AmREIT. No assurance can be given that the merger is fair from a financial point of view to the AmREIT stockholders or the limited partners if less than all of the partnerships participate in the merger.

   YOUR GENERAL PARTNER BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT, INCLUDING THE CONSIDERATION TO BE RECEIVED BY THE LIMITED PARTNERS IN CONNECTION WITH THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE LIMITED PARTNERS. ACCORDINGLY, YOUR GENERAL PARTNER HAS APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE LIMITED PARTNERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND AMENDMENT OF THE PARTNERSHIP AGREEMENT.

   Your general partner's determination is based upon the transaction as a whole, as well as the combination of less than all partnerships, because your partnership's value for the purposes of the merger is its net asset value. Your general partner believes that net asset value is a reasonable estimate of the value of your partnership for the merger as it is directly derived from the value of your partnership's net assets at the effective date, independent of the valuations of the assets of the other partnerships. Your general partner also believes the exchange price, the value on which shares of AmREIT common stock will be issued to your partnership in the merger, is a reasonable estimate of the value of the shares based on the last public offering price of the shares and within the overall context of the merger.

   Fairness Opinion. Your general partner, on behalf of the partnership, retained Houlihan Lokey to render an opinion as to whether the consideration to be received by the limited partners in connection with the merger was fair, from a financial point of view, to the limited partners. A copy of the fairness opinion is attached as Appendix A. Your general partner encourages you to read the Houlihan Lokey opinion in its entirety. Houlihan was not requested to, and did not make, any recommendation to your partnership as to the consideration to be received by you in connection with the merger, which consideration was determined through negotiations between the common management of the partnerships and AmREIT. Your general partner retained Houlihan Lokey to render its fairness opinion based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate purposes especially with respect to REITs and other real estate companies. Houlihan delivered its written opinion, dated June 25, 1999, to the general partners, to the effect that, as of the date of such opinion, based on Houlihan Lokey's review and subject to the limitations described in the proxy statement, the consideration to be received by the limited partners in connection with the merger is fair, from a financial point of view, to the limited partners. The Houlihan Lokey fairness opinion does not constitute a recommendation to any limited partner as to how any of you should vote on the merger.

   Independent Appraisal. Your general partner received an appraisal of your partnership and its properties prepared by Valuation Associates, an independent real estate appraisal firm. Your general partner compared the value of the shares of AmREIT common stock payable to the partnership, based on the exchange price, with the appraised value of the partnership. Based on this comparison, your general partner determined that the number of shares payable to the partnership was reasonable.

   Comparison of Benefits and Detriments. Your general partner's assessment of the fairness of the proposed merger was based on the review of different alternatives that were available. The evaluations of the different alternatives included a strategic combination with AmREIT under the caption "THE MERGER--
Alternatives to the Merger" beginning on page    of the attached proxy
statement to take advantage of the potential growth of the REIT industry and real estate markets in general, completely liquidating the partnership and continuing the partnership. In order to determine whether the merger or one of its alternatives would be more attractive to you, your general partner compared the potential benefits and detriments of the merger with the potential benefits and detriments of these alternatives. A detailed discussion of the potential benefits and detriments of each of these alternatives is provided in the proxy statement.

   In the event the merger is not consummated for any reason, your partnership will continue to pursue its business objectives of maximizing the value of its properties, in addition to the possible liquidation of its portfolio, another strategic combination or another attractive alternative that may become available.

                COMPARATIVE COMPENSATION, FEES AND DISTRIBUTIONS
         COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

   The following table sets forth the actual compensation, fees and distributions paid by your partnership to your general partner and its affiliates during the last three fiscal year and the six-month period ended June 30, 1999 and compares those payments against the amount, as listed in the Pro Forma column, that would have been paid assuming the merger had occurred on January 1, 1996.

                            Year Ended             Year Ended             Year Ended          Six Months Ended
                         December 31, 1996      December 31, 1997      December 31, 1998        June 30, 1999
                         --------------------   --------------------   --------------------   --------------------
                         Actual     Pro Forma   Actual     Pro Forma   Actual     Pro Forma   Actual     Pro Forma
                         -------    ---------   -------    ---------   -------    ---------   -------    ---------
Administrative fees and
 reimbursements......... $17,832(1)  $    --    $25,350(1)  $    --    $43,442(1)  $    --    $23,316(1)  $    --
Cash Distributions......   2,040(2)   57,523(3)   2,820(2)   58,636(3)   3,120(2)   58,932(3)   1,410(2)   29,567(3)
General Partners'
 Salary.................      --       5,632(4)      --       5,632(4)      --       5,632(4)      --       2,816(4)
                         -------     -------    -------     -------    -------     -------    -------     -------
  Total................. $19,872     $63,155     28,170     $64,268    $46,562     $64,564    $24,726     $32,383
                         =======     =======    =======     =======    =======     =======    =======     =======

--------

(1) An AmREIT subsidiary receives administrative fees and reimbursements of up to 7.5% of gross rental revenues from the properties. No other fees, salaries or other compensation were paid by the partnership to its general partners or their affiliates during these periods.

(2) Includes all cash distributions made to Mr. H. Kerr Taylor, chairman of the board and chief executive officer of AmREIT and the corporate general partners of the partnerships, of which Mr. Taylor is the sole director and chief executive officer, resulting from ownership of partnership interests.

(3) Mr. Taylor's employment agreement with AmREIT provides for a fixed base salary of $25,000 until June 1999 and $30,000 through June 2000, which amount will not increase as a result of the merger. Mr. Taylor's distributions represent that portion of dividends which would have been paid to him based on the pro-rata portion of the shares issued under the deferred adviser agreement and for his general partner interests. Upon the sale of his advisor (American Asset Advisers Realty Corporation) on June 5, 1998, Mr. Taylor elected to defer payment of these fees to a future date, contingent upon the issuance of additional stock.

(4) Mr. Taylor's salary represents the total salary and benefits Mr. Taylor is currently entitled to receive as an officer and director of AmREIT allocated to the partnership based on the percentage of shares issued in the merger. No other affiliate of the general partner of the partnership will receive compensation from AmREIT upon completion of the merger.

New Compensation

   AmREIT will internally manage and lease the properties obtained by AmREIT from the partnership pursuant to the merger. The terms of this engagement will be substantially similar to the terms governing the management arrangements that AmREIT typically uses in managing its current properties. Below is a table that sets forth the compensation to AmREIT currently and after the merger of ten partnerships with AmREIT.

                                                                 Post-Merger
            1998 Management                                       Management
            Fees to AmREIT                                      Fees to AmREIT
            ---------------                                     --------------
                $43,442                                             $0.00

                             CONFLICTS OF INTEREST

Affiliated General Partner

   Your general partner has an independent obligation to assess whether the terms of the merger are fair and equitable to the limited partners of your partnership without regard to whether the merger is fair and equitable to any of the other participants (including the limited partners in other partnerships). Mr. Taylor is the chief executive officer and director of AmREIT, currently holds 262,061 shares or 11% of AmREIT common stock and is the chief executive officer, sole director and significant stockholder in each of the corporate general partners of all of the partnerships.

Benefits to Mr. Taylor

   Mr. Taylor will receive up to 3,992 shares of AmREIT common stock should these partnerships participate in the merger. In addition, Mr. Taylor may purchase up to an additional 6,784 shares with the disposition fees payable by Fund III, Fund IV, Fund V and Fund VI should they participate in the merger.

                     OPERATION IF PARTNERSHIP VOTES NO

   If the merger is not approved, your general partner will continue your partnership in accordance with its current investment strategies and objectives. Your partnership's strategy is to continue to hold its properties with a view towards liquidating them at such times as the general partner deems beneficial and appropriate in a manner consistent with your partnership's investment objectives. The principal investment objectives of your partnership are to:

  . preserve and protect the limited partners' capital;

  . provide the limited partners with quarterly cash distributions from operations;

  . obtain long-term appreciation in the value of its properties; and

  . provide increased cash distributions to the limited partners as the cash flow from its investments increases over the life of the partnership.

   In deciding whether to approve the merger, please keep in mind the following factors which will impact your partnership's ability to achieve its goals if it remains independent.

  . Concentration of Investment. Your partnership has concentrated its investments in seven properties located in six states. If a vacancy or other interruption of rents occur in one or more of these properties, the distributions of your partnership may be significantly reduced. Your partnership has also concentrated its investments in a limited geographic area. If conditions in this area deteriorate, your partnership may experience more difficulty in re-leasing its properties than it would experience if the properties were more geographically diversified.

  . Co-ownership of Property. Your partnership owns five of its properties,
    Wherehouse Entertainment (Wichita, KS), Just For Feet (Tucson, AZ), Bank United (The Woodlands, TX), Just For Feet (Baton Rouge, LA) and Hollywood Video (Lafayette, LA), in co-ownership with AmREIT, Fund X and AmREIT, AmREIT, AmREIT and AmREIT, respectively. Your partnership owns 49%, 29.85%, 49%, 49% and 25.42%, respectively, of these properties and is dependent upon the consent and cooperation of the majority co-owner to sell or re-lease the property. No assurance can be given that the co-owners will agree to the merger or to the sale or re-lease of the property at such time or under the terms your partnership may desire. We are soliciting the other co-owners' approval to merge with AmREIT. If your partnership approves the merger but the other co-owners reject the merger, the AmREIT board must approve owning this property jointly with the other co-owners. This risk is discussed in greater detail in the attached proxy statement under the caption "RISK FACTORS--Risks
    Associated with the Merger" on page     and "THE PARTNERSHIPS--
    Partnership Property Information" on page     .

  . Management Compensation.

      1. Pre Merger Compensation. Your partnership has no employees as its operations are managed by AmREIT or one of its affiliates. Under the services agreement, pursuant to which AmREIT manages the operations of your partnership, AmREIT is entitled to annual property management fees equal to 3% of gross rental revenues. Also, the services agreement provides for payment of reimbursement fees of up to 7.5% of your partnership's gross rental revenues.

       2. Post-Merger Compensation. If your partnership participates in the merger, AmREIT or its affiliates will continue to manage your partnership's properties, but neither AmREIT nor the general partner or any of their affiliates will receive any compensation for services rendered in connection with the merger. AmREIT will expense costs related to managing the properties of your partnership. These costs will not be fixed and may exceed the fixed amounts currently paid to AmREIT.

  . Offers From Third Parties. No offers on the partnership's properties have been received during the past twelve months by the general partner from unaffiliated third parties.

                       FEDERAL INCOME TAX CONSIDERATIONS

   Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger and the reorganization to you.

Certain Tax Differences between the Partnership Interests and Shares of AmREIT Common Stock

   Because your partnership is a partnership for federal income tax purposes, it is not subject to taxation. Instead, as a limited partner, you are required to take into account your share of the income or loss of your partnership, regardless of whether any cash is distributed to you. If your partnership is acquired by AmREIT, and you have voted "For" the merger, you will receive shares of AmREIT common stock. If you have voted "Against" the merger but your partnership is acquired by AmREIT, you will receive shares of AmREIT common stock unless you elect the cash/notes option, in which case you will receive cash and notes.

   If your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, your ownership of shares of AmREIT common stock will affect the character and amount of income reportable by you in the future. Your partnership is a partnership for federal income tax purposes and is not subject to taxation. Currently, as the owner of partnership interests, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your partnership supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your partnership and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

   In contrast to your treatment as a limited partner, if your partnership is acquired by AmREIT and you receive shares of AmREIT common stock, as a stockholder of AmREIT you will be taxed based on the amount of distributions you receive from AmREIT. Each year AmREIT will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of AmREIT's earnings and profits. Because the merger is a taxable transaction, AmREIT's tax basis in the acquired properties will be higher than your partnership's tax basis had been in the same properties. At the same time, however, AmREIT may be required to utilize a slower method of depreciation with respect to certain properties than that used by your partnership. As a result, AmREIT's tax depreciation from the acquired properties will differ from your partnership's tax depreciation. Accordingly, under certain circumstances, even if AmREIT were to make the same level of distributions as your partnership, a larger portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of AmREIT does not depend on its character to AmREIT. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends. Furthermore, if AmREIT incurs a taxable loss, the loss will not be passed through to you.

Tax Consequences of the Merger

   In connection with the merger and for federal income tax purposes, the assets (and any liabilities) of your partnership (if your partnership is acquired by AmREIT) will be transferred to AmREIT in return for shares of AmREIT common stock and/or cash and notes. Your partnership will then immediately liquidate and distribute such property to you. The IRS requires that you recognize a share of the income or loss, subject to the limits described below, recognized by your partnership, including gain or loss recognized as a result of the transfer of properties pursuant to the merger.

   We estimate that the limited partners will realize a loss on the merger of approximately $35 per average original $1,000 investment. This amount equals the limited partner's allocable share of the difference between the fair market value of the merger consideration that your partnership receives and your partnership's adjusted tax basis of its assets. In general, you can expect to pay tax on $36 of gain per average original $1,000 investment at the 25% rate offset by a $71 loss per average original $1,000 investment at long term capital gains rates of 20%. The actual amount of gain recognized by the partnership and allocated to each limited partner will depend upon the value ascribed to the shares of AmREIT common stock for federal income tax purposes. Because the shares will not be publicly traded until immediately after the merger, it is possible that the value of the shares used for purposes of calculating the taxable income (or loss) and the taxable income (or loss) per average original $1,000 investment will differ from the calculation stated above. Your partnership's federal income tax returns are subject to review and possible adjustment by the IRS. Under federal income tax laws, regulations and administrative rulings, certain types of transactions may be accorded varying interpretations. Accordingly, your partnership's financial statements, as well as your individual tax return, may be changed to cause them to conform to the tax treatment resulting from such review, if any.

   As a general rule, an actual or deemed transfer of assets of a partnership such as your partnership to a corporation such as AmREIT in exchange for stock is a taxable transaction. However, as an exception to this general rule, under section 351(a) of the Code, no gain or loss is recognized if (1) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation, and (2) immediately after the exchange, such individuals or entities are in control of the corporation. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Following the merger, even if all partnerships participate in the merger transaction, the limited partners of the partnerships will not own stock possessing at least 80 percent of the total combined voting power of all classes of AmREIT stock entitled to vote and at least 80 percent of the total number of shares of all other classes of AmREIT stock. Therefore, the merger will not result in the acquisition of control of AmREIT by the limited partners for purposes of section 351(a). Even if the merger resulted in the acquisition of control of AmREIT by the limited partners, section 351(a) does not apply to a transfer of property to an investment company in exchange for stock. A transfer is considered made to an investment company if the transfer results in the diversification of the transferor's interests and the transferee is a REIT. Accordingly, the transfer of assets will result in recognition of gain or loss by each partnership that is acquired by AmREIT.

   If your partnership is acquired by AmREIT and no limited partners elect the cash/notes option, your partnership will receive solely shares of AmREIT common stock in exchange for your partnership's assets. As a result, your partnership will recognize an amount of gain equal to the difference between (1) the sum of
(a) the fair market value of the shares of AmREIT common stock received by your partnership and (b) the amount of your partnership's liabilities, if any, assumed by AmREIT and (2) the adjusted tax basis of the assets transferred by your partnership to AmREIT.

   If your partnership is acquired by AmREIT and you or another limited partner in your partnership elect the cash/notes option, your partnership will receive shares of AmREIT common stock, cash and notes in exchange for your partnership's assets. Because the principal portion of the notes will not be
due until         , 2006, the merger of your partnership's assets, in part, in exchange for notes will be reported under the installment sales method and a portion of your partnership's gain may be deferred under the "installment sale" rules. Pursuant to this method, and assuming that none of the principal amount of the notes is collected in the year of the merger, the amount of gain recognized by your partnership in the year of the merger will be at least equal to the value of the shares of AmREIT common stock and cash received by your partnership multiplied by the ratio that the gross profit realized by your partnership in the merger bears to the total contract price for your partnership's assets. To the extent your partnership realizes depreciation recapture income under section 1245 or section 1250 of the Code, the recapture income will also be recognized by your partnership in the year of the merger.

   The gross profit that your partnership realizes from the merger will generally equal the excess, if any, of the selling price (without reduction for any selling expenses) for your partnership's assets over the adjusted tax basis of those assets. The contract price will equal the selling price reduced by certain qualified indebtedness encumbering your partnership's assets, if any, that are assumed or taken subject to by AmREIT. The exact amount of the gain to be recognized by your partnership in the year of the merger will also vary depending upon the decisions of the limited partners to receive shares of AmREIT common stock, cash and notes.

   In general, gains or losses realized with respect to transfers of non-dealer real estate and equipment in the merger are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your partnership would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured net section 1231 losses." For these purposes, the term "non-recaptured net section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your partnership prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

   Allocation of Gain or Loss Among Limited Partners. The amount of the gain or loss that your partnership recognizes will be allocated to you and the other limited partners in accordance with the terms of your partnership's partnership agreement. Each limited partner will be allocated and must report its allocable share of such gain, if any, pursuant to these terms, regardless of the limited partner's decision to receive cash and notes rather than shares of AmREIT common stock. Even though a limited partner's election of the cash/notes option may decrease the amount of gain your partnership recognizes, the electing limited partner still will be required to take into account its share of your partnership's gain as determined under the partnership agreement of your partnership. Therefore, limited partners who elect the cash/notes option may recognize gain in the year of the merger despite the fact that they will receive only a small amount of cash and no publicly-traded instruments with which to pay the tax on the gain. Such limited partners will adjust the basis of the notes as described below, and the resulting increase in basis will decrease the amount of the gain recognized over the term of the notes by the limited partners electing the cash/notes option.

   Tax Consequences of the Liquidation and Termination of Your Partnership. If your partnership is acquired by AmREIT, your partnership will be deemed to have liquidated and distributed shares of AmREIT common stock and/or cash and notes, as the case may be, to you. The shares of AmREIT common stock or cash and notes will be distributed among you and the other limited partners in a manner that we, as the general partners of your partnership, determine to be pro rata based on your respective capital account balances. The taxable year of your partnership will end at this time, and you must report in your taxable year that includes the date of the merger, your share of all income, gain, loss, deduction and credit for your partnership through the date of the merger (including gain or loss resulting from the merger described above). If your taxable year is not the calendar year, you could be required to recognize as income in a single taxable year your share of your partnership's income attributable to more than one of its taxable years.

   If you receive only shares of AmREIT common stock in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain or loss equal to the difference between the fair market value of the shares of AmREIT common stock that you receive (determined on the closing date of the merger) and your adjusted tax basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distribution of the shares of AmREIT common stock)). Your basis in the shares of AmREIT common stock will then equal the fair market value of the shares of AmREIT common stock on the closing date of the merger and your holding period for the shares of AmREIT common stock for purposes of determining capital gain or loss will begin on the closing date of the merger.

   If you receive cash and notes in the merger, in addition to your share of the gain or loss described above that you recognized as a result of the deemed sale of your partnership's assets, you will recognize gain to the extent that the amount of cash you receive in the merger exceeds your adjusted basis in your partnership interests (adjusted by your distributive share of income, gain, loss, deduction and credit for the final taxable year of your partnership (including any such items recognized by your partnership as a result of the merger) as well as any distributions you receive in such final taxable year (other than the distributions of the cash and notes)). Your basis in the notes distributed to you will equal your adjusted basis in your partnership interests, reduced (but not below zero) by the amount of any cash distributed to you and your holding period for the notes for purposes of determining capital gain or loss from the disposition of the notes will include your holding period for your partnership interests.

   Because the assets of your partnership are held for investment and not for resale, the merger will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold partnership interests either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts)or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the merger.

   Treatment of Noteholders. If you receive cash and notes in the merger, under general principles of the Code, you must include stated interest in income in accordance with your method of tax accounting. Accordingly, if you use the accrual method of tax accounting, you must include stated interest in income as it accrues and, if you use the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received.

   Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

   Noteholders will recognize gain or loss when AmREIT makes payments of principal under the notes. The amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments and the noteholder's basis in the notes. If, however, the notes are redeemed in part prior to the maturity date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the notes. To the extent a noteholder's adjusted tax basis in his or her notes is greater than the face amount of the notes, the excess should be treated as a capital loss upon the retirement or maturity of the notes.

   In general, if you are a holder of notes, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note measured by the difference between (1) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest) and (2) your tax basis in the note. Any such gain or loss will generally be long-term capital gain or loss, provided the note was a capital asset in your hands and was held for more than one year.

   If the face amount of the notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5,000,000, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

   Tax Consequences of the Merger to AmREIT. AmREIT will not recognize gain or loss as a result of the merger. AmREIT will have a holding period in the properties that begins on the closing date. The basis of the properties received by AmREIT from the partnerships that are acquired by AmREIT will equal the fair market value of the shares of AmREIT common stock plus the cash and the issue price of the notes issued in the merger, plus the amount of any liabilities of the partnerships assumed by AmREIT.

   The aggregate basis of AmREIT's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, AmREIT's basis in each acquired property may differ from the partnership's basis therein, and the properties may be subject to different depreciable periods and methods as a result of the merger. These factors could result in an overall change, following the merger, in the depreciation deductions attributable to the properties acquired from the partnerships following the merger.

   Tax Consequences of the Reorganization. AmREIT desires to reorganize as a Texas REIT following the merger. AmREIT will not recognize gain or loss as a result of the reorganization. The reorganization will not change AmREIT's holding period or tax basis of its properties.

   No gain or loss will be recognized by the holders of AmREIT common stock pursuant to the reorganization. The aggregate tax basis of AmREIT common stock received in the reorganization will be the same for holders of such stock as the basis of the AmREIT common stock before the reorganization. In addition, the holding period of such AmREIT common stock received in the reorganization shall remain the same.

                                 MISCELLANEOUS

Distributions to Limited Partners

   Set forth below are distributions per average original $1,000 investment that your partnership and AmREIT have made during the most recent five fiscal years and the most recently completed interim period. Also see "THE
PARTNERSHIPS--Partnership Distributions" on page     of the attached proxy
statement.

                                                                       Six
                                                                      Months
                                                                      Ended
                                                                     June 30,
                                1994      1995   1996   1997   1998    1999
                               ------    ------ ------ ------ ------ --------
      Partnership
       Distributions.......... $   --    $18.05 $39.01 $68.43 $74.12  $58.63
      AmREIT Distributions.... $35.50(1) $63.90 $70.16 $71.36 $71.63  $35.92

--------

(1) Since AmREIT's initial stock offering was in May 1994, this amount represents six months of distributions.

Financial Information

   Rental income statements for the properties of the partnership for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 and certain pro forma financial statements with respect to the partnership are set forth in the attached proxy statement under the caption "INDEX TO FINANCIAL INFORMATION" beginning on page F-1.

List of Investors

   Under the partnership agreement and Texas law, a limited partner may obtain a list of the names, addresses and number of partnership interests owned by the other limited partners entitled to so vote on the merger by making written request therefor from the general partners, c/o Larry Mangum, Chief Financial Officer and Treasurer, AmREIT, Inc., 8 Greenway Plaza, Suite 824, Houston, Texas 77046. At the time of making the request, the requesting limited partner must submit $10.00 in payment for the costs of copying and mailing the list and, if the partnership interests are held through a nominee, provide the partnership with a statement from the nominee or other independent third party confirming such limited partner's beneficial ownership. A limited partner is only entitled to the foregoing information with respect to the partnership in which the limited partner holds partnership interests.

June 25, 1999

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
AAA Net Realty Fund XI, Ltd.
8 Greenway Plaza
Suite 824
Houston, TX 77046

Dear Mr. Taylor:

   We understand the following regarding AmREIT, Inc. ("AmREIT") and AAA Net Realty Fund XI, Ltd. (the "Partnership"). AmREIT is a real estate investment trust that was organized as a Maryland corporation in 1993. AmREIT became internally managed upon its acquisition of its external advisor in June 1998 (the "Adviser Acquisition"), as a result, AmREIT is a self-managed and self-administered REIT. AmREIT acquires, develops, owns and manages a diversified portfolio of freestanding and specialty retail properties leased to national and regional retail tenants.

   Mr. Kerr Taylor serves as the President of American Asset Advisors Management Corporation XI, the general partner of the Partnership ( the "General Partner"). The Partnership owns interests in seven retail properties. Following the Adviser Acquisition, Mr. Taylor and his affiliated corporation retained their fiduciary responsibilities associated with such General Partner of the Partnership. However, the Partnership's properties are currently managed by AmREIT Realty Investment Corporation, an affiliate of AmREIT.

   Finally, we understand that AmREIT has entered into a plan to acquire the Partnership (the "Partnership Merger") through a merger transaction. Specifically, we understand that pursuant to the Partnership Merger, AmREIT will provide a total of 677,185 shares of AmREIT common stock in exchange for the aggregate limited partnership interests in the Partnership. The Partnership Merger and other related transactions disclosed to Houlihan Lokey are referred to collectively herein as the "Transaction."

   AmREIT and the General Partner(s) have requested that Houlihan Lokey render an opinion (the "Opinion") as to the matters set forth below. The Opinion does not address AmREIT's, the General Partner's or the Partnership's underlying business decision to effect the Transaction. We have also not been asked to opine on and are not expressing any opinion as to: (i) the tax consequences of the Transaction; (ii) the public market values or realizable value of AmREIT's common shares given as consideration in the Transaction or the prices at which AmREIT's common shares may trade in the future following the Transaction, or
(iii) the fairness of any aspect of the Transaction not expressly addressed in this Opinion. Moreover, we have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of AmREIT, or the Partnership. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

   In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. held discussions with the General Partner and certain members of its senior management to discuss the operations, financial condition, future prospects and projected operations and performance of the Partnership;

     2. visited certain facilities and business offices of the General Partner and AmREIT;

     3. reviewed the Partnership's annual reports to partners for the fiscal years ended December 31, 1998, 1997 and 1996 and interim financial statements for the three month period ended March 31, 1999 which the General Partner has identified as being the most current financial statements available and has indicated that there has been no material change in the financial position of the Partnership since such financial statements;

     4. reviewed copies of the 1994 Agreement of Limited Partnership of the Partnership; and

     5. reviewed AmREIT's annual reports to shareholders and on Form 10-K for the two fiscal years ended 1998 and quarterly reports on Form 10-Q for the quarter ended March 31, 1999;

     6. reviewed forecasts and projections prepared by the General Partner with respect to the Partnership for the year ended December 31, 1998 and reviewed summary pro-forma forecast prepared by AmREIT's management with respect to AmREIT, the Partnership and affiliated partnerships;

     7. reviewed drafts of the Joint Consent Solicitation Statement and Prospectus for AmREIT, Inc. and the Partnership;

     8. reviewed a draft of the Amended and Restated Agreement and Plan of Merger to be entered into by and between AmREIT and the Partnership;

     9. reviewed the appraisal of the Partnership's real property prepared by Valuation Associated dated May 31, 1999;

     10. reviewed the historical market prices for the AmREIT's publicly traded securities;

     11. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Partnership and AmREIT, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of AmREIT and the Partnership and that there has been no material change in the assets, financial condition, business or prospects of AmREIT or the Partnership since the date of the most recent financial statements made available to us.

   We have not independently verified the accuracy and completeness of the information supplied to us with respect to AmREIT or the Partnership and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of AmREIT or the Partnership. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

   Based upon the foregoing, and in reliance thereon, it is our opinion that the aggregate consideration to be received by the limited partners of AAA Net Realty Fund XI, Ltd. in connection with the Transaction is fair to them from a financial point of view.

                          HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

Mr. H. Kerr Taylor in his capacity as
President of the General Partner of
AAA Net Realty Fund XI, LTD
June 25, 1999                                                                -2-

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

   THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 25, 1999, is entered into by and between AmREIT, Inc., a Maryland real estate investment trust (the "REIT"), and AAA Net Realty Fund XI, Ltd., a Texas limited partnership (the "Partnership"). H. Kerr Taylor, on behalf of himself as the individual General Partner and American Asset Advisers Management Corporation XI, a Texas corporation, the General Partners of the Partnership (referred to herein as the "General Partner"), is a party to this Agreement solely for the purpose of binding itself to the provisions of Section 5 and Section 7.9, hereunder.

                                    RECITALS

   A. Effective July 1, 1998, the parties hereto entered into that certain Agreement and Plan of Merger (the "Original Agreement"); and

   B. The parties now desire to amend and restate the Original Agreement to reflect the current agreement between the parties.

   NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the REIT and the Partnership hereby agree as follows:

                                   SECTION 1

                                   The Merger

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), and in accordance with the Maryland General Corporation Law (the "Maryland Law") and the Texas Revised Uniform Limited Partnership Act (the "LP Act") the Partnership shall be merged with and into the REIT in accordance with this Agreement (the "Merger"). Following the Merger, the separate existence of the Partnership shall cease and the REIT shall continue as the surviving entity (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Partnership. The Merger shall have the effects specified in the Maryland Act, and Section 2.11 of the LP Act.

   1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of the REIT, located at Eight Greenway Plaza, Suite 824, Houston, Texas 77046 at 10:00, a.m., local time, within five business days after receipt of approval of the Merger by the REIT's shareholders and the Partnership's partners (the "Partners"), or at such other time, date or place as the REIT and the Partnership may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

   1.3 Effective Time. If all the conditions to the Merger set forth in Section 8 hereof shall have been fulfilled or waived (and this Agreement shall not have been terminated as provided in Section 9 hereof), the REIT and the Partnership shall cause Articles of Merger satisfying the requirements of the Maryland Act and Articles of Merger satisfying the requirements of the LP Act to be properly executed, verified and delivered for filing in accordance with the LP Act and the Maryland Act on the Closing Date. The Merger shall become effective upon the later of (i) the issuance of a certificate of merger by the State Department of Assessments and Taxation of the State of Maryland and (ii) the issuance of a certificate of merger by the Secretary of State of the State of Texas, or such other date as may be agreed to by the parties, but not later than the Closing Date.

   1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the REIT as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation at the Effective Time.

   1.5 Officers and Directors. The officers of the REIT immediately prior to the Effective Time shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death. The directors of the REIT immediately prior to the Effective Time shall continue as directors of the Surviving Corporation and shall remain directors until their successors are duly elected and qualified or their prior resignation, removal or death.

                                   SECTION 2

                      Consideration For Partnership Assets

   2.1 Consideration Paid by the REIT. At or as of the Effective Time, the assets and the liabilities of the Partnership shall be the assets and liabilities of Company.

   2.2 Consideration to the Partnership in the Merger.

     (a) REIT Shares. Except as provided in Section 2.2(b), as of the Effective Time, each unit of limited partner interest of the Partnership (the "Units") and the interest of the General Partner entitled to receive consideration, if any, shall, in the Merger, be converted into the number of shares of the REIT's common stock, $0.01 par value per share (the "REIT Shares"), as provided in Section 4 hereof. No fractional REIT Shares shall be issued. Any Partner who would be entitled to a fractional REIT Share will receive cash based on the price of $9.34 per REIT Share (the "Exchange Price").

     (b) Cash/Notes Option. As of the Effective Time, if the Partnership approves the Merger each Unit held of record by a Partner who votes against the Merger (a "Dissenting Limited Partner") will receive REIT Shares unless he or she affirmatively elects to receive consideration in the form of 10% cash and 90% notes (the "Cash/Notes Option") based on the liquidation value of the Partnership, as determined by Valuation Associates (the "Liquidation Value"). The Liquidation Value will be lower than the value of the REIT Shares offered to the Partnership in the merger, based on the Exchange Price. The notes (the "Notes") shall be in the form described in the Note and Loan Agreement attached hereto as Exhibit A and incorporated herein by reference. In the event the principal amount of Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option, when aggregated with the principal amounts of the Notes to be issued to electing dissenting limited partners (the "Other Dissenting Partners") in all other partnerships to whom offers are being made by the REIT that approve the merger with the REIT (the "Other Partnerships"), exceeds $10,000,000, Dissenting Limited Partners electing the Cash/Notes Option shall receive their pro rata portion of the $10,000,000 aggregate principal amount of the Notes (based on the total number of the Units of the Dissenting Limited Partners and the Other Dissenting Partners), with the remaining value of the Dissenting Limited Partners' Note consideration to be paid in REIT Shares. The cash component of the Cash/Notes Option will not be affected by any such pro ration.

   2.3 Issuance of Certificates for REIT Shares and Notes. Upon or as soon as practicable after the Effective Time, the REIT shall distribute in accordance with Section 3.4 hereof to the holders of the Units of the Partnership certificates representing the REIT Shares (the "Share Certificates") and the Cash/Notes to which they are entitled pursuant hereto.

                                   SECTION 3

                             Partnership Interests

   3.1 Conversion of the Units.

     (a) REIT Shares. At the Effective Time, each REIT Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one REIT Share.

     (b) Partnership Interests. At the Effective Time, the Units of the Partnership issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of holder thereof, be converted into REIT Shares or Cash/Notes determined in accordance with the Partnership's Net Asset Value or Liquidation Value, respectively, as set forth below.

                           Calculation of Partnership
                                Net Asset Value

      Negotiated Price of               Net Cash at                       Partnership
     Partnership Properties            March 31, 1999                   Net Asset Value
     ----------------------            --------------                   ---------------
           $6,243,000                     $81,904                         $6,324,904

                                  REIT Shares
                             Payable to Partnership

                                                                            No. of REIT
                                       No. of REIT                         Shares Offered
                                      Shares Offered                          per Unit
                                      --------------                       --------------
     To Limited Partners:                677,185                               95.90

                        Calculation of Liquidation Value

     Leased Fee
      Original      Share of
     Partnership   Partnership Liquidation  Brokers'    Legal/    Marketing/  Liquidation
        Value       Expenses    Discount   Commission   Closing   Contingency    Value
     -----------   ----------- ----------- ----------  ---------  ----------- -----------
     $6,231,994     $(30,808)   $(311,600) $(186,960)  $(155,800)  $(124,640) $5,422,187

                                   Cash/Notes
                           Payable to Partnership(1)

                              Maximum      Amount of       Maximum         Principal
                             Aggregate    Cash Offered Principal Amount  Amount of Note
                           Amount of Cash   per Unit   of Notes Offered Offered Per Unit
                           -------------- ------------ ---------------- ----------------
     To Limited Partners:     $265,678        $77         $2,391,102          $691

--------
(1) The notes portion of consideration granted to the limited partners in the merger has been limited to $10,000,000. As such, should the total notes to be issued to all limited partners in all partnerships exceed $10,000,000, then each partner will get their pro-rata share of notes, the balance to be issued in REIT Shares.

   As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all of the Units and the general partner interests of the Partnership shall cease to be outstanding and shall be canceled and retired, and each holder of such Units or interests shall thereafter cease to have any rights with respect to the Units or interests, except the right to receive, without interest, the REIT Shares and/or the Cash/Notes, as applicable, in accordance with this Section 3.1 and, in either case, cash in lieu of fractional REIT Shares in accordance with Section 3.4(e) hereof (the "Merger Consideration").

   3.2 Adjustment to the Merger Consideration. The number of REIT Shares and amount of Cash/Notes, as applicable, to be received in the Merger by the Partnership shall be adjusted as of the Effective Time as follows:

     (a) If, during the period from March 31, 1999 to and including the Effective Time, the outstanding REIT Shares shall have been changed to a different number of shares or securities by reason of any share dividend, subdivision, reclassification, recapitalization, share split, reverse share split, combination, exchange of shares or the like, the number of REIT Shares to be issued in the Merger shall be appropriately adjusted;

     (b) If, as of the Effective Time, the Net Cash of the Partnership, as defined in Section 3.3 below, is different than its Net Cash amount shown in Section 3.1 above, the Net Cash of the Partnership shall be increased (if greater) or decreased (if less) and the Merger Consideration issuable to the Partnership in the Merger shall be increased or decreased, as the case may be, by an amount equal to such difference divided by the Exchange Price; and

     (c) Anything in the foregoing to the contrary notwithstanding, the Net Asset Value of the Partnership as of the Effective Time shall not be adjusted below an amount equal to $6,243,000.

   3.3 Definitions. For the purposes of this Section 3:

     (a) "Net Asset Value" means the sum of the negotiated prices of the Partnership's properties set forth under Section 3.1 plus its Net Cash as of the Effective Time.

     (b) "Net Cash" means, as of the date determined, (i) the sum of a Partnership's cash and cash equivalents, less (ii) the sum of the Partnership's liabilities, as determined on an accrual accounting basis.

   3.4 Exchange of Partnership Interests.

     (a) As of the Effective Time, the REIT shall deposit, or shall cause to be deposited, with an exchange agent selected by the REIT, which shall be the REIT's transfer agent, or such other party reasonably satisfactory to the Partnership (the "Exchange Agent"), for the benefit of the Partners, for exchange in accordance with this Section 3, Share Certificates representing the total number of REIT Shares issuable to Partners (other than Dissenting Limited Partners electing the Cash/Notes Option) and the aggregate amount of Cash and Notes issuable to Dissenting Limited Partners electing the Cash/Notes Option (such cash, Share Certificates and Notes, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 3.1 and 3.2 and paid pursuant to this Section 3.4 in exchange for the outstanding Units and interests.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Unit Certificates") whose Units were converted into the right to receive the Merger Consideration pursuant to Section 3.1 hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the Unit Certificates shall pass, only upon delivery of the Unit Certificates to the Exchange Agent and shall be in a form and have such other provisions as the REIT may reasonably specify) and (ii) instructions for use in effecting the surrender of the Unit Certificates in exchange for the Merger Consideration. Upon surrender of a Unit Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the REIT together with such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Exchange Agent, the holder of such Unit Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Units previously represented by the Unit Certificate shall have been converted pursuant to
  Section 3.1 hereto and any dividends or other distributions to which such holder is entitled pursuant to the terms of the agreement of limited partnership of the Partnership (the "Agreement of Limited Partnership"), and the Unit Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of a Unit which is not registered in the transfer records of the Partnership, payment may be made to a person other than the person in whose name the Unit Certificate so surrendered is registered if such Unit Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Unit Certificate or establish to the satisfaction of the REIT that such tax or taxes have been paid or are not applicable. Upon surrender as contemplated by this Section 3.4, each Unit

  Certificate shall be deemed at anytime after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Units previously represented by such Unit Certificate shall have been converted pursuant to
  Section 3.1 hereof, and any dividends or other distributions to which such holder is entitled pursuant to the terms of the Agreement of Limited Partnership. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Unit Certificate or on any cash payable pursuant to Section 3.1 or Section 3.4(d) hereof.

     (c) At and after the Effective Time, there shall be no transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time.

     (d) Notwithstanding any other provision of this Agreement to the contrary, no fractional REIT Shares shall be issued in connection with the Merger. All REIT Shares to which a holder of Units is entitled immediately prior to the Effective Time shall be aggregated. If a fractional share results from such aggregation, in lieu of any such fractional share, each holder of Units who would otherwise have been entitled to receive a fraction of a REIT Share upon surrender of Unit Certificates for exchange pursuant to Section 3.4(b) hereof shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the Exchange Price.

     (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof, any REIT Shares, and any Notes or interest thereon) that remains unclaimed by the former Partners of the Partnership one year after the Effective Time shall be delivered to the REIT. Any former Partners of the Partnership who have not theretofore complied with this
  Section 3.4 shall thereafter look only to the REIT for delivery of their REIT Shares and/or Cash/Notes, and payment of cash in lieu of fractional shares and/or dividends on such REIT Shares, in respect of each Unit such Partners hold as determined pursuant to this Agreement, in each case, without any interest thereon.

     (f) None of the REIT, the Partnership, the Exchange Agent or any other person shall be liable to any former holder of the Partner's interest or with respect to the Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                                   SECTION 4

                         Representations And Warranties
                               of the Partnership

   The Partnership represents and warrants to the REIT as set forth below. As contemplated below, the "Partnership Disclosure Letter" will be delivered to the REIT on or before the Closing. The Partnership Disclosure Letter shall provide the information or exceptions described below. The Partnership Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   4.1 Existence; Authority; Compliance with Law.

     (a) The Partnership is a limited partnership, duly formed and validly existing under the laws of the State of Texas. To the General Partner's actual knowledge, the Partnership is duly licensed or qualified to do business as a foreign limited partnership and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the Partnership (a "Partnership Material Adverse Effect"). The Partnership has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

     (b) To the General Partner's actual knowledge, the Partnership is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Partnership or any of its properties or assets are subject, where such violation would have a Partnership Material Adverse Effect. The Partnership has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain any such item or to take any such action would have a Partnership Material Adverse Effect. A copy of the Partnership's Agreement of Limited Partnership and Certificate of Limited Partnership (collectively, the "Partnership Organizational Documents") have been delivered or made available to the REIT and its counsel and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

   4.2 Authorization, Validity and Effect of Agreements. The Partnership has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement (the "Partnership Ancillary Agreements"). Subject only to the approval of this Agreement and the transactions contemplated hereby by the Partners as contemplated by this Agreement, the consummation by the Partnership of this Agreement, the Partnership Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Partnership. In reliance upon the legal opinion described in Section 7.2(e), this Agreement constitutes, and the Partnership Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity (collectively, "Equitable Remedies").

   4.3 Future Issuances. To the General Partner's actual knowledge, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Partnership to issue, transfer or sell any of its Units or other Partnership interests. After the Effective Time, the REIT will have no obligation to issue, transfer or sell any Partnership interest.

   4.4 Other Interests. Except as set forth in the Partnership Disclosure Letter, the Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   4.5 Financial Statements.

     (a) The financial statements of the Partnership for the fiscal years ended December 31, 1998 and 1997 and the financial statements for the fiscal quarter ended March 31, 1999 (collectively, the "Partnership Financial Statements") present fairly, in conformity with generally accepted accounting principles applied on a consisted basis (except as may be indicated in the notes thereto), the financial position of the Partnership as of the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of the interim financial statements). Copies of the Partnership Financial Statements have been delivered or made available to the REIT and its financial advisers and such documents will be listed in the Partnership Disclosure Letter and were or will be true and correct when delivered or made available.

     (b) Except as and to the extent set forth on the balance sheet of the Partnership at March 31, 1999, including all notes thereto, or as otherwise set forth in the Partnership Financial Statements, the Partnership has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Partnership or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a Partnership Material Adverse Effect.

   4.6 No Violation. To General Partner's actual knowledge, neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby in accordance with the terms hereof will: (a) conflict with or result in a breach of any provisions of the Agreement of Limited Partnership of the Partnership; (b) except as contemplated by the Partnership Ancillary Agreements or as set forth in the Partnership Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Partnership under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Partnership is a party, or by which the Partnership or any of its properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Partnership Material Adverse Effect; or (c) other than the filings provided for in this Agreement to effect the Merger, any filings required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Partnership Material Adverse Effect.

   4.7 Litigation. To the General Partner's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the Partnership is a party or by which any of its properties or assets are bound or to which the General Partner is a party or by which any of his/its properties or assets are bound and (b) except as set forth in the Partnership Disclosure Letter, no actions, suits or proceedings pending against the Partnership or against the General Partner or, to the actual knowledge of the General Partner, threatened against the Partnership or against the General Partner, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a Partnership Material Adverse Effect.

   4.8 Absence of Certain Changes. Except as disclosed in the Partnership Reports, since December 31, 1998, (a) the Partnership conducted its business only in the ordinary course of such business (which for purposes of this Section 4.8 only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any Partnership Material Adverse Effect; (c) there has not been any distribution, setting aside or payment of any distribution with respect to any Partner interest in the Partnership; and (d) there has not been any material change in the Partnership's accounting principles, practices or methods.

   4.9 Taxes.

     (a) Except as set forth in the Partnership Disclosure Letter, the Partnership (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by it for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are accurate and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods and periods subsequent to the periods covered by such returns. The Partnership has not received notice that the federal, state and local income and franchise tax returns of the Partnership have been or will be examined by any taxing authority. The Partnership has not executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as set forth in the Partnership Disclosure Letter, the Partnership is not a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the Partnership since its inception and all communications relating thereto have been delivered to the REIT or made available to representatives of the REIT or will be so delivered or made available prior to the Closing. The Partnership does not hold any asset (i) the disposition of which could be subject to rules similar to Section 1374 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of an election under IRS Notice 88-19 or (ii) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 4.9, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   4.10 Books and Records. The books of account and other financial records of the Partnership are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the Partnership Financial Statements.

   4.11 Properties.

     (a) The Partnership owns fee simple title to, or an interest in a joint venture which owns fee title to, each of the real properties reflected on the most recent balance sheet of the Partnership included in the Partnership Reports or as identified in the Partnership Disclosure Letter (the "Partnership Properties"), which are all of the real estate properties owned by it, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens or security interests ("Encumbrances"), except as set forth in the Partnership Disclosure Letter. To the General Partner's actual knowledge, the Partnership Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) Encumbrances and Property Restrictions set forth in the Partnership Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the REIT prior to the Closing) and/or (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the Partnership Disclosure Letter) or which individually or in the aggregate do not exceed $10,000, do not materially detract from the value of or materially interfere with the present use of any of the Partnership Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Partnership and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the Partnership's fee simple title to the Partnership Properties subject only to the matters disclosed above and as may be set forth in the Partnership Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy. To the General Partner's actual knowledge, except as set forth in the Partnership Disclosure Letter: (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the Partnership Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Partnership Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Partnership Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) the Partnership has not received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Partnership Properties issued by any governmental authority; (iii) there are no structural defects relating to the Partnership Properties and no Partnership Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any Partnership Property in excess of $10,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any Partnership Property the cost of which exceeds $10,000 and (C) no current restoration (excluding tenant improvements) of any Partnership Property, the cost of which exceeds $10,000.

     (c) Except as set forth in the Partnership Disclosure Letter, the Partnership has not received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Partnership Properties or (ii) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Partnership Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by the Partnership pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Partnership Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the General Partner is not aware of any planned or proposed work, payments or actions that may be required pursuant to such agreements, except as set forth in the Partnership Disclosure Letter.

   4.12 Environmental Matters. To the General Partner's actual knowledge, neither the Partnership nor any other person has caused (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, "Hazardous Materials") on any of the Partnership Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Partnership Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Partnership Material Adverse Effect; and in connection with the construction on or operation and use of the Partnership Properties, the Partnership has not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   4.13 Subsidiaries and Joint Ventures. Each subsidiary of the Partnership and joint venture in which the Partnership is an owner, together with the ownership interest of the Partnership and the jurisdiction in which such subsidiary or joint venture is incorporated or otherwise organized is identified in the Partnership Disclosure Letter. Other than its investments in its subsidiaries and joint ventures, the Partnership does not own, directly or indirectly, any outstanding capital stock or equity interest in any corporation, partnership, joint venture or other entity. For purposes of this Agreement, (a) "subsidiary" means, with respect to any entity, any corporation of which securities or other ownership interests have an ordinary voting power to elect a majority of the board of directors of other persons performing similar functions are directly or indirectly owned by such entity and (b) "joint venture" means, with respect to any entity, any corporation or organization (other than such entity and any subsidiary thereof) of which such entity or any subsidiary thereof is, directly or indirectly, the beneficial owner of 40% or more of any class of equity securities or equivalent profit participation interest.

   4.14 Labor Matters. The Partnership is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the General Partner, threatened against the Partnership relating to its business, except for any such proceeding which would not have a Partnership Material Adverse Effect. To the actual knowledge of the General Partner, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Partnership.

   4.15 No Brokers. Except the fee that may be payable to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan") by the Partnership as described in Section 6.9 below, the Partnership has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Partnership or the REIT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Partnership is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   4.16 Opinion of Financial Advisor. The General Partner, on behalf of the Partnership, has retained Houlihan to issue an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the holders of the Units of the Partnership from a financial point of view (the "Fairness Opinion").

   4.17 Related Party Transactions. Except as set forth in the Partnership Disclosure Letter, there are no arrangements, agreements or contracts entered into by the Partnership with (a) any consultant, (b) any person who is an officer, director or affiliate of the Partnership or the General Partner, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate, or (c) any person who acquired the Units of the Partnership in a private placement.

   4.18 Contracts and Commitments. The Partnership Disclosure Letter sets forth
(a) all unsecured notes or other obligations of the Partnership which individually may result in total payments in excess of $10,000, (b) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Partnership Properties or personal property of the Partnership, and (c) each commitment entered into by the Partnership which may result in total payments or liability in excess of $10,000. Copies of the foregoing will be delivered or made available to the REIT prior to the Closing, will be listed on the Partnership Disclosure Letter and will be materially true and correct when delivered or made available. The Partnership has not received any notice of a default that has not been cured under any of the documents described in clause
(a) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the Partnership to purchase real property are set forth in the Partnership Disclosure Letter and such options and the Partnership's rights thereunder are in full force and effect. All joint venture agreements to which the Partnership is a party are set forth in the Partnership Disclosure Letter and the Partnership is not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   4.19 Development Rights. Set forth in the Partnership Disclosure Letter is a list of all material agreements entered into by the Partnership relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties, which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true and correct copies of all of which is delivered or made available to the REIT prior to the Closing, are listed in the Partnership Disclosure Letter, have not been modified and are valid and binding in accordance with their respective terms.

   4.20 Convertible Securities. To the General Partner's actual knowledge, the Partnership has no outstanding options, warrants or other securities exercisable for, or convertible into, Units or other interests of the Partnership, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

                                   SECTION 5

                   Representations and Warranties of The REIT

   The REIT represents and warrants to the Partnership as set forth below. As contemplated below, the "REIT Disclosure Letter" will be delivered to the Partnership on or before the Closing. The REIT Disclosure Letter shall provide the information or exceptions described below. The REIT Disclosure Letter shall be amended prior to Closing to cause such representations and warranties to be materially true and correct on the Closing Date.

   5.1 Existence; Good Standing; Authority; Compliance with Law.

     (a) The REIT is a corporation duly organized and validly existing under the laws of the State of Maryland. To the REIT's actual knowledge, the REIT is duly licensed or qualified to do business and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of the REIT and its subsidiaries taken as a whole (a "REIT Material Adverse Effect"). The REIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of the REIT's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a REIT Material Adverse Effect.

     (b) To the REIT's actual acknowledge, neither the REIT nor any REIT Subsidiary is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the REIT or any REIT Subsidiary or any of their respective properties or assets are subject, where such violation would have a REIT Material Adverse Effect. The REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a REIT Material Adverse Effect. Copies of the REIT's and its Subsidiaries' Articles of Incorporation, Bylaws, organizational documents and partnership and joint venture agreements have been or will be prior to the Closing, delivered or made available to the Partnership and such documents will be listed in the REIT Disclosure Letter and were or will be true and correct when delivered or made available. For the purposes of this Section 5.1, the term "Subsidiary" shall include the entities set forth in the REIT Disclosure Letter, which are all of the REIT's Subsidiaries.

   5.2 Authorization, Validity and Effect of Agreements. The REIT has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and all other documents, agreements and instruments related to the transactions contemplated by this Agreement to which it is a party (the "REIT Ancillary Agreements"). Subject only to the approval of the Merger contemplated hereby by the holders of a majority of the outstanding REIT Shares, present and voting thereon, the consummation by the REIT of this Agreement, the REIT Ancillary Agreements and the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the REIT. This Agreement constitutes, and the REIT Ancillary Agreements (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the REIT enforceable against the REIT in accordance with their respective terms, subject to Equitable Remedies.

   5.3 Capitalization. On March 31, 1999, the authorized capital stock of the REIT consisted of 100,010,000 shares of common stock, par value $0.01 per share (the "Common Shares") and 10,001,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of March 31, 1999, 2,384,117 REIT Common Shares were outstanding and no shares of Preferred Stock were outstanding. The REIT has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the REIT on any matter. All such issued and outstanding REIT Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the REIT Disclosure Letter, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the REIT or any of its Subsidiaries to issue, transfer or sell any shares or other equity interest of the REIT or any of its Subsidiaries, except under any employee incentive plan approved by the REIT's stockholders. There are no agreements or understandings to which the REIT is a party with respect to the voting of any REIT Shares or which restrict the transfer of any such shares, except in order to protect its REIT status.

   5.4 Subsidiaries. Except as set forth in the REIT Disclosure Letter, the REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of the REIT's Subsidiaries (except those joint venture interests as may be disclosed in the REIT Disclosure Letter) and such stock interests are free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material.

   5.5 Other Interests. Except as disclosed in the REIT Disclosure Letter and except for interests in the REIT Subsidiaries, neither the REIT nor any REIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

   5.6 No Violation. Neither the execution and delivery by the REIT of this Agreement nor the consummation by the REIT of the transactions contemplated hereby in accordance with the terms hereof, will: (a) conflict with or result in a breach of any provisions of the REIT's Articles of Incorporation or Bylaws; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the REIT or any of its Subsidiaries is a party, or by which the REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a REIT Material Adverse Effect; or (c) other than the Regulatory Filings require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, except where the failure to obtain such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a REIT Material Adverse Effect.

   5.7 SEC Documents.

     (a) The REIT has made available or will make available to the Partnership prior to the Closing, the registration statements of the REIT filed with the SEC in connection with public offerings of REIT securities since its inception and all exhibits, amendments and supplements thereto (the "REIT Registration Statements"), and each report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the latest REIT Registration Statement, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "REIT Reports"). The REIT Reports, which were or will be filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by the REIT under the Securities Laws.

     (b) To the REIT's actual knowledge, as of their respective dates, the REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To the REIT's actual acknowledge, each of the consolidated balance sheets of the REIT included in or incorporated by reference into the REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of the REIT and the REIT Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the REIT included in or incorporated by reference into the REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the REIT and the REIT Subsidiaries for the periods set forth therein (subject, in the case of unaided statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaided statements, as permitted by the Securities Laws.

     (c) Except as and to the extent set forth on the consolidated balance sheet of the REIT and its Subsidiaries at March 31, 1999, including all notes thereto, or as set forth in the REIT Reports, neither the REIT nor any of the REIT Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date which would not have a REIT Material Adverse Effect.

   5.8 Litigation. To the REIT's actual knowledge, there are (a) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which the REIT or any REIT Subsidiary is a party or by which any of its properties or assets are bound or, to which any of its directors, officers, or affiliates is a party or by which any of their properties or assets are bound and (b) except as will be set forth in the REIT Disclosure Letter, no actions, suits or proceedings pending against the REIT or any REIT Subsidiary or, to the knowledge of the REIT, against any of its Directors, officers or affiliates or, to the knowledge of the REIT, threatened against the REIT or any REIT Subsidiary or against any of its directors, officers, or affiliates, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (a) or (b) above are reasonably likely, individually or in the aggregate, to have a REIT Material Adverse Effect.

   5.9 Absence of Certain Changes. Except as disclosed in the REIT Reports filed with the SEC prior to the date hereof, (a) the REIT and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith); (b) there has not been any REIT Material Adverse Effect; (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to the REIT Shares; and (d) there has not been any material change in the REIT's accounting principles, practices or methods.

   5.10 Taxes.

     (a) Except as disclosed in the REIT Disclosure Letter, the REIT and each of its Subsidiaries (i) has timely filed all federal, state and foreign tax returns including, without limitation, information returns and reports required to be filed by any of them for tax periods ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are absolute and complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all taxes for such periods subsequent to the periods covered by such returns. Neither the REIT nor any of its Subsidiaries has received notice that the federal, state and local income and franchise tax returns of the REIT or any such Subsidiary has been or will be examined by any taxing authority. Neither the REIT nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes.

     (b) Except as disclosed in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by the REIT and each of its Subsidiaries and all communications relating thereto have been delivered to the Partnership or made available to representatives of the Partnership or will be so delivered or made available prior to the Closing. The REIT (i) has qualified to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable years ended December 31, 1995 through 1998, inclusive; (ii) has operated, and intends to continue to operate, in such a manner as to qualify to be taxed as a REIT pursuant to Sections 856 through 859 of the Code for its taxable year ended on the effective date of the Merger; and (iii) has not taken or omitted to take any action which could result in, and each of the executive officers of the REIT, each acting in his respective capacity as such, has no actual knowledge of, a challenge to its status as a REIT. The REIT represents that each of its Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code. Neither the REIT nor any of its Subsidiaries holds any asset (x) the disposition of which could be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and regulations thereunder. For purposes of this Section 5.10, "taxes" includes any interest, penalty or additional amount payable with respect to any tax.

   5.11 Books and Records.

     (a) The books of account and other financial records of the REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the REIT Reports.

     (b) The minute books and other records of the REIT and its Subsidiaries contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and the Board and any committees of the Board and its Subsidiaries.

   5.12 Properties.

     (a) The REIT and its Subsidiaries own, and each joint venture to which the REIT or any of its Subsidiaries is a party owns, fee simple title to each of the real properties reflected on the most recent balance sheet of the REIT included in the REIT Reports or as identified in the REIT Disclosure Letter (the "REIT Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, except as set forth in the REIT Disclosures Letter. To the REIT's actual knowledge, the REIT Properties are not subject to any Property Restrictions, except for
  (i) Encumbrances and Property Restrictions set forth in the REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations that do not materially adversely affect the current use of the property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been or will be delivered or made available to the Partnership prior to the Closing and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded (and that are listed in the REIT Disclosure Letter) or which individually or in the aggregate, do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the REIT and its Subsidiaries and which have arisen or been incurred only in its construction activities or in the ordinary course of business.

     (b) Valid policies of title insurance have been issued insuring the REIT's or any of its Subsidiaries' fee simple title to the REIT Properties, subject only to the matters disclosed above and as may be set forth in the REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. To the REIT's actual knowledge, except as will be set forth in the REIT Disclosure Letter, (i) there is no certificate, permit or license from any governmental authority having jurisdiction over any of the REIT Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the REIT Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (ii) neither the REIT nor its Subsidiaries has received written notice of any material violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the REIT Properties issued by any governmental authority; (iii) there are no structural defects relating to the REIT Properties and no REIT Properties whose building systems are not in working order in any material respect; and (iv) there is (A) no physical damage to any the REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration, (B) no current renovation to any the REIT Property the cost of which exceeds $100,000 and (C) no current restoration (excluding tenant improvements) of any the REIT Property the cost of which exceeds $100,000.

     (c) Except as set forth in the REIT Disclosure Letter, neither the REIT nor its Subsidiaries have received notice to the effect that and there are no (i) condemnation or rezoning proceedings that are pending or threatened with respect to any of the REIT Properties or (ii) any zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT Properties or by the continued maintenance, operation or use of the parking areas in any material respect. All work to be performed, payments to be made and actions to be taken by the REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and the REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in the REIT Disclosure Letter.

   5.13 Environmental Matters. To the actual knowledge of the REIT, none of the REIT, any of its Subsidiaries or any other person, has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a REIT Material Adverse Effect; and in connection with the construction on or operation and use of the REIT Properties, the REIT and its Subsidiaries have not failed to comply, in any material respect, with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

   5.14 Labor Matters. Neither the REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the executive officers of the REIT, threatened against the REIT or its Subsidiaries relating to their business, except for any such proceeding which would not have the REIT Material Adverse Effect. To the knowledge of the REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the REIT or any of its Subsidiaries.

   5.15 No Brokers. Except for the fee payable to Morgan Keegan & Company, Inc. ("Morgan Keegan"), as described in Section 5.16 below, the REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the REIT or the Partnership to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. The REIT has retained Morgan Keegan to review the transaction contemplated by this Agreement and to issue an opinion as to the fairness to the REIT, from a financial point of view, of the aggregate Merger Consideration to be paid by the REIT pursuant to the Merger and the mergers with the Other Partnerships.

   5.17 Partnership Share Ownership. Except as set forth in the REIT Disclosure Letter, neither the REIT nor any of its Subsidiaries owns any Units or other partner interests of the Partnership or other securities convertible into Partnership interests.

   5.18 The REIT Shares. The issuance and delivery by the REIT of the REIT Shares in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the merger as contemplated by this Agreement. The REIT Shares to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, except that stockholders may be subject to further assessment with respect to certain claims for tort, contract, taxes, statutory liability and otherwise in some jurisdictions to the extent such claims are not satisfied by the REIT.

   5.19 The Notes. The issuance and delivery by the REIT of the Notes in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of the REIT, except for the approval of its stockholders of the Merger as contemplated by this Agreement. The Notes to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will constitute binding obligations of the REIT enforceable in accordance with these terms, subject to the laws respecting debtor rights generally.

   5.20 Convertible Securities. Except as disclosed in the REIT Disclosure Letter, the REIT has no outstanding options, warrants or other securities exercisable for, or convertible into, shares of the REIT Shares, the terms of which would require any anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

   5.21 Related Party Transactions. Set forth in the REIT Disclosure Letter will be a list of all arrangements, agreements and contracts entered into by the REIT or any of its Subsidiaries with (a) any person who is an officer, director or affiliate of the REIT or any of its Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate or (b) any person who acquired the REIT Shares in a private placement. The copies of such documents, all of which have been or will be delivered or made available to the Partnership prior to the Closing, are or will be true, complete and correct when delivered or made available.

   5.22 Contracts and Commitments. The REIT Disclosure Letter sets forth (a) all unsecured notes or other obligations of the REIT and the REIT Subsidiaries which individually may result in total payments in excess of $100,000, (b) notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the REIT Properties or personal property of the REIT and its Subsidiaries and
(c) each commitment entered into by the REIT or any of its Subsidiaries which individually may result in total payments or liability in excess of $100,000. Copies of the foregoing have been or will be delivered or made available to the Partnership prior to the Closing, will be listed on the REIT Disclosure Letter and will be materially true and correct when delivered or made available. None of the REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clauses (a) or
(b) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All options of the REIT or any of its Subsidiaries to purchase real property are set forth in the REIT Disclosure Letter and such options and the REIT's or its Subsidiaries' rights thereunder are in full force and effect. All joint venture agreements to which the REIT or any of its Subsidiaries is a party are set forth in the REIT Disclosure Letter and the REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

   5.23 Development Rights. Set forth in the REIT Disclosure Letter is a list of all material agreements entered into by the REIT or any of its Subsidiaries relating to the development, rehabilitation, capital improvement or construction of office buildings, industrial facilities or other real estate properties which development or construction has not been substantially completed as of the date of this Agreement. Such agreements, true, complete and correct copies of all of which have been or are delivered or made available to the Partnership prior to the Closing, will be listed in the REIT Disclosure Letter.

   5.24 Certain Payments Resulting From Transactions. Except as disclosed in the REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (a) constitute an event under any the REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of the REIT or any of its Subsidiaries unless such rights have been waived by any such person or (b) result in the triggering or imposition of any restrictions or limitations on the right of the REIT or the Partnership to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or the REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of the REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                                   SECTION 6

                                   Covenants

   6.1 Acquisition Proposals. Prior to the Effective Time, the Partnership and the REIT each agrees (a) that neither of them nor any of their subsidiaries shall, and each of them shall direct and use its best efforts to cause its respective officers, general partner(s), limited partners, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries), as applicable, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or limited partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities (or any debt securities convertible into equity securities) of, such party or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), other than the transactions contemplated by this Agreement, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and each will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 6.1; and (c) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section
6.1 shall prohibit the General Partner or the Board of Directors of this REIT (the "Board") from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partner or the Board, as applicable, determines in good faith that such action is required for it to comply with its fiduciary duties to limited partners or stockholders, as applicable, imposed by law as advised by counsel, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such party provides written notice to the other party to this Agreement to the effect that it is furnishing information to, or entering into discussions with, such person or entity, and

(C) subject to any confidentiality agreement with such person or entity (which such party determined in good faith was required to be executed in order for the General Partner or the Board, as applicable, to comply with its fiduciary duties to limited partners or shareholders, as applicable, imposed by law as advised by counsel), such party keeps the other party to this Agreement informed of the status (but not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

   Nothing in this Section 6.1 shall (x) permit any party to terminate this Agreement (except as specifically provided in Section 8 hereof), (y) permit any party to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, no party shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal (other than a confidentiality agreement in customary form)) or (z) affect any other obligation of any party under this Agreement.

   6.2 Conduct of Businesses.

     (a) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter or the REIT Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, the REIT and the Partnership:

       (i) Shall use their reasonable efforts, and shall cause each of their respective subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

       (ii) Shall confer on a regular basis with one or more representatives of the other to report operational matters of materiality and, subject to Section 6.1, any proposals to engage in material transactions;

       (iii) Shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise) of the business, properties, assets or liabilities, or any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation, warranty, covenant or agreement contained herein;

       (iv) Shall continue to pay quarterly dividends or distributions, as the case may be, at the current rates but shall not make any other distributions payable with respect to the REIT Shares and Partnership interests, respectively, except for any distributions of proceeds resulting from the sale of properties; and

       (v) Shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     (b) Prior to the Effective Time, except as may be set forth in the Partnership Disclosure Letter, unless the REIT has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the
  Partnership:

       (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend the Partnership Organizational Documents;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any Units or other interests in the Partnership, make any distribution, effect any recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any Partnership Units, (C) increase any compensation or enter into or amend any employment agreement with the General Partner or any of the present or future affiliates of the General Partner, or (D) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

       (iv) Shall not declare, set aside or make any distribution or payment with respect to any Units or other interests in the Partnership or directly or indirectly redeem, purchase or otherwise acquire any Units or other interests in the Partnership, or make any commitment for any such action;

       (v) Shall not sell or otherwise dispose of (A) any Partnership Properties, or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not make any loans, advances or capital contributions to, or investments in, any other person;

       (vii) Shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Partnership Financial Statements (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not enter into any commitment which individually may result in total payments or liability by or to it in excess of $10,000 (or 5% of its Net Asset Value, if less) in the case of any one commitment or in excess of $20,000 (or 10% of its Net Asset Value, if less) for all commitments;

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the Partnership or its general partner(s) except to the extent the same occur in the ordinary course of business consistent with past practice and would not have a Partnership Material Adverse Effect; and

       (x) Shall not enter into or terminate any lease representing annual revenues of $10,000 or more (or 5% of its Net Asset Value, if less).

     (c) Prior to the Effective Time, except as may be set forth in the REIT Disclosure Letter, unless the Partnership has consented (such consent not to be unreasonably withheld or delayed) in writing thereto, the REIT:

       (i) Shall, and shall cause each of its subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

       (ii) Shall not amend its Articles of Incorporation or Bylaws except as contemplated by this Agreement;

       (iii) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights (including the REIT's existing dividend reinvestment plan) existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, share dividend, recapitalization or other similar transaction, ( B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock (except pursuant to any employee incentive plan approved by shareholders), (C) amend any employment agreement with any of its present or future officers or the Board or (D) adopt any new employee benefit plan (including any share option, share benefit or share purchase plan), except the employee incentive plan to be voted on at its stockholder meeting for the fiscal year ended December 31, 1998;

       (iv) Shall not declare (except as provided above for the continuing payment of quarterly dividends), set aside or pay any dividend or make any other distribution or payment with respect to any REIT Shares or directly or indirectly redeem, purchase or otherwise acquire any capital stock of any of its Subsidiaries, or make any commitment for any such action;

       (v) Except as set forth in the REIT Disclosure Letter, shall not, and shall not permit any of its subsidiaries to, sell or otherwise dispose of (A) any REIT Properties or any of its capital stock of or other interests in subsidiaries or (B) except in the ordinary course of business, any of its other assets which are material, individually or in the aggregate;

       (vi) Shall not, and shall not permit any of its subsidiaries to (except in the ordinary course of business), make any loans, advances or capital contributions to, or investments in, any other person other than in connection with the sale of properties;

       (vii) Shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the REIT included in the REIT Reports or incurred in the ordinary course of business consistent with past practice;

       (viii) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment which individually may result in total payments or liability by or to it in excess of $50,000 in the case of any one commitment or in excess of $250,000 for all commitments, except for those commitments in connection with the acquisition and/or development of property disclosed in the REIT Disclosure Letter; and

       (ix) Shall not, and shall not permit any of its subsidiaries to, enter into any commitment with any officer, director or affiliate of the REIT or any of its subsidiaries, except as herein or in the REIT Disclosure Letter provided and except in the ordinary course of business.

   For purposes of this Section 6.2, any consent shall be deemed to be unreasonably delayed if notice of consent or withholding of consent is not received within three days of request. Further, if no response is received by the end of business on such third day, the party receiving the request shall be deemed to have consented to such action.

   6.3 Meetings of Stockholders and Partners. Each of the REIT and the Partnership will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders or partners, as applicable, as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its stockholders or partners, as applicable, to approve this Agreement and the transactions contemplated hereby. The Board and the General Partner shall each recommend such approval and the REIT and the Partnership shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 6.7 hereof); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board and the General Partner, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders or partners, as applicable, imposed by law as advised by counsel. The REIT and the Partnership shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

   6.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Partnership and the REIT shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to the Partnership and the REIT necessary to effectuate the Merger; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the REIT and the General Partner shall take all such necessary action.

   6.5 Inspection of Records. From the date hereof to the Effective Time, the Partnership and the REIT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Partnership and the REIT and their respective subsidiaries.

   6.6 Publicity. The Partnership and the REIT shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

   6.7 Regulatory Filings. The REIT and Partnership shall cooperate and promptly prepare and the REIT shall file with the SEC under the Security Act as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement"), which will include this Joint Proxy and Consent Solicitation Statement and Prospectus, with respect to the REIT Shares issuable in connection with the Merger (the "Proxy Statement"). The respective parties will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The REIT shall use all reasonable efforts, and the Partnership will cooperate with the REIT, to have the Registration Statement declared effective by the SEC as promptly as practicable. The REIT shall use its best efforts to obtain, prior to the effectiveness of the Registration Statement, any necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The REIT agrees that the Registration Statement and the Proxy Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the REIT in reliance upon and in conformity with written information concerning the Partnership furnished to the REIT by the Partnership specifically for use in the Registration Statement. The Partnership agrees that the written information provided by it specifically for inclusion in the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The REIT will advise the Partnership, promptly after it receives notice thereof, of the time when the Registration Statement may be filed or any supplement or amendment has been filed or when the Registration Statement will become effective, the issuance of any stop order, the suspension of the qualification of the REIT Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

   6.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performances set forth herein or the waiver thereof, perform such further acts and execute such documents as may reasonably be required to effect the Merger.

   6.9 Expenses. Subject to Section 8.3 hereof, all costs and expenses of the Partnership incurred in connection with the Merger shall be paid by the REIT if the Partnership approves the Merger. In the event the Partnership does not approve the Merger, the Partnership shall pay its Proportionate Share (the "Partnership Proportionate Share") of the costs of the valuations and the Fairness Opinion delivered to the General Partner by Houlihan Lokey, the accounting costs for the partnerships, and 50% of the costs of the appraisals of the partnership properties and the costs of partner communications (and any other costs incurred for the benefit of such partnerships or their partners) (the "Partnership Merger Expenses"). The General Partners shall pay their proportionate share (the "General Partners Proportionate Share") of the Partnership Merger Expenses. The Partnership Proportionate Share of the Partnership Merger Expenses, for the purposes of this Agreement, shall be the fraction the numerator of which is the number of votes cast "For" the Merger and the denominator of which is the total number of votes cast on the Merger. The General Partners' Proportionate Share of the Partnership Merger Expenses, for purposes of this Merger Agreement, shall be the fraction the numerator of which is the number of votes cast "Against" the Merger and abstentions and the denominator of which is the total number of votes cast on the Merger.

   6.10 Indemnification. For a period of six years from and after the Effective Time, the REIT shall indemnify the partners or agents of the Partnership who at any time prior to the Effective Time were entitled to indemnification under the Agreement of Limited Partnership existing on the date hereof to the same extent as such partners or agents are entitled to indemnification under such Agreement of Limited Partnership in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

   6.11 Survival of the Partnership Obligations; Assumption of the Partnership Liabilities by the REIT. All of the obligations of the Partnership that are outstanding at the Closing shall survive the Closing and shall not be merged therein. Upon the consummation of the Merger, such obligations shall be assumed, automatically, by the REIT; provided, however, that such assumption shall not impose upon or expose the REIT to any liability for which the Partnership was not liable, and provided, further, that the REIT shall be entitled to the same defenses, offsets and counterclaims to which the Partnership would have been entitled, but for the Merger.

   6.12 The REIT Status. From and after the date and until the Effective Time, neither the REIT nor the Partnership nor any of their respective subsidiaries or other affiliates shall (a) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the REIT as a REIT within the meaning of Sections 856 through 859 of the Code; or (b) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

   6.13 Third Party Consents. The REIT and the Partnership each shall take all necessary corporate and other action and will use its commercially reasonable efforts to obtain the consents and applicable approvals from third parties that may be required to enable it to carry out the transactions contemplated by this Agreement.

   6.14 Efforts to Fulfill Conditions. The REIT and the Partnership each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing.

   6.15 Representations, Warranties and Conditions Prior to Closing. The REIT and the Partnership each shall use its commercially reasonable efforts to cause its representations and warranties contained in this Agreement to be true and correct on and as of the Closing Date in all material respects. Prior to Closing, the REIT and the Partnership each shall promptly notify the other in writing (a) if any representation or warranty contained in this Agreement is discovered to be or becomes untrue or (b) if the REIT or the Partnership fails to perform or comply with any of its covenants or agreements contained in this Agreement or it is reasonably expected that it will be unable to perform or comply with any of its covenants or agreements contained in this Agreement.

   6.16 Cooperation of the Parties. The REIT and the Partnership each will cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

                                   SECTION 7

                                   Conditions

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by the charter and bylaws and Agreement of Limited Partnership of the REIT and the Partnership, respectively, and by the holders of the REIT Shares and Partnership interests and no stockholder or partner shall have appraisal or dissenter's rights as a result of the Merger under applicable law or the charter, bylaws or Agreement of Limited Partnership, as the case may be.

     (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

     (c) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of the REIT and the Partnership (and their respective subsidiaries), taken as a whole, following the Effective Time.

     (d) The REIT Shares shall have been listed on an exchange.

   7.2 Conditions to Obligations of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the Partnership:

     (a) The REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the REIT contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the Partnership shall have received a certificate of the President or an Executive or Senior Vice President of the REIT, dated the Closing Date, certifying to such effect.

     (b) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, to the effect that the REIT met the requirements for qualification and taxation as a REIT for its taxable years 1995 through 1998; the REIT's diversity of equity ownership, operations through the Closing Date and proposed method of operation as described in the Proxy Statement should allow it to qualify as a REIT for its taxable year ending December 31, 1999; and the discussion contained under the caption "Material Federal Income Tax Aspects" in the Proxy Statement accurately reflects existing law and fairly addresses the material federal income tax issues described therein. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the Partnership and the REIT and shall be entitled to assume that the covenants set forth in Section 6 shall be fully complied with.

     (c) From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the REIT and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a REIT Material Adverse Effect other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The Houlihan Fairness Opinion addressed to the Partnership that the Merger is fair, from a financial point of view, to the partners of the Partnership shall not have been withdrawn or materially modified.

     (e) The Partnership shall have received the opinion of legal counsel to the REIT, as approved by the Partnership, dated the Closing Date, as to such customary matters as the General Partner may reasonably request, such opinion to be reasonably satisfactory to the Partnership.

   7.3 Conditions to Obligation of the REIT to Effect the Merger. The obligations of the REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by the REIT:

     (a) The Partnership shall have performed its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and the REIT shall have received a certificate of the General Partner or the corporate general partner if applicable dated the Closing Date, certifying to such effect.

     (b) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, to the effect that the consummation of the Merger will not result in the REIT's failure to continue to satisfy the requirements for qualification as a REIT for federal income tax purposes. In rendering its opinion, said counsel shall be entitled to rely as to any factual matter upon certificates given by executive officers and other duly authorized representatives of the REIT and the Partnership and shall be entitled to assume that the covenants of
  Section 6 shall be fully complied with.

     (c) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Partnership and its subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Partnership Material Adverse Effect, other than any such change that affects both the Partnership and the REIT in a substantially similar manner.

     (d) The opinion of Morgan Keegan, addressed to the Board of Directors of the REIT, that the consideration to be paid by the REIT pursuant to the Merger is fair, from a financial point of view, to the REIT and its stockholders shall not have been withdrawn or materially modified.

     (e) The REIT shall have received the opinion of legal counsel to the Partnership, as approved by the REIT, dated the Closing Date, as to such customary matters as the REIT may reasonably request, such opinion to be reasonably satisfactory to the REIT.

                                   SECTION 8

                                  Termination

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the partners of the Partnership or the shareholders of the REIT by the mutual written consent of the REIT and the Partnership.

   8.2 Termination By Either the REIT or the Partnership for Good Reason. The Merger Agreement may be terminated and the Merger may be abandoned by action of the General Partner for the Partnership or the independent directors of the Board only for good reason. Only the following shall constitute termination for "good reason" for the purposes of this Agreement.

     (a) By either the REIT or the Partnership if the Merger shall not have been consummated by March 31, 2000;

     (b) By the REIT if the approval of the Limited Partners of the Partnership shall not have been obtained as required under this Agreement;

     (c) By the Partnership if the approval of the stockholders of the REIT shall not have been obtained as required under the Agreement;

     (d) By either the REIT or the Partnership if there has been a breach by the other of any representation or warranty contained in the this Agreement which would have or would be reasonably likely to have a REIT Material Adverse Effect or a Partnership Material Adverse Effect, as the case may be, which breach is not cured within 30 days after written notice of such breach is given to the breaching party by the non-breaching party;

     (e) By either the REIT or the Partnership if there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement by the other, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to the breaching party by the non breaching party;

     (f) By the Partnership if, in the exercise of its good faith judgment as to its fiduciary duties as imposed by law, and as advised by counsel, the General Partner determines that such termination is required by reason of an Acquisition Proposal relating to the Partnership being made;

     (g) By the REIT if, in the exercise of their good faith judgment as to fiduciary duties as imposed by law, and as advised by counsel, the independent directors of the Board determine that such termination is required by reason of a Acquisition Proposal relating to the REIT being made; or

     (h) By either the REIT or the Partnership if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to remove such order, decree, ruling or injunction; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure.

   8.3 Effect of Termination and Abandonment.

     (a) If an election to terminate this Agreement is made by the Partnership (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(f) hereof, and a Partnership Acquisition Proposal shall have been made and, within one year from the date of such termination, the Partnership consummates a Partnership Acquisition Proposal or enters into an agreement to consummate a Partnership Acquisition Proposal to be subsequently consummated, the Partnership shall pay as liquidated damages (not as a penalty or forfeiture) to the REIT, provided that the REIT was not in material breach of its obligations at the time of such termination, an amount equal to the lesser of (x) the Partnership's Proportionate Share of $500,000 (a "REIT Liquidated Damages Amount") and (y) the sum of (1) the maximum amount that can be paid to the REIT without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the REIT's certified public accountants plus (2) an amount equal to the REIT Liquidated Damages Amount less the amount payable under clause (1) above in the event the REIT receives a letter from its counsel indicating that it has received a ruling from the IRS to the effect that the REIT Liquidated Damages Amount payment constitutes Qualifying Income. In addition to the REIT Liquidated Damages Amount, the REIT shall be entitled to receive from the Partnership (or its successor in interest) all documented out-of-pocket costs and expenses incurred by it, up to a maximum of the Partnership's Proportionate Share of the REIT Expenses. The payments to which the REIT is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (b) If an election to terminate this Agreement is made by the REIT because of a Partnership Material Adverse Effect under Section 8.2(d), the Partnership shall, provided that the REIT was not in material breach of its obligations at the time of such termination, pay the REIT for the REIT Expenses, up to a maximum of the Partnership's Proportionate Share thereof (although it shall not be required to pay the REIT Liquidated Damages Amount), which payment of the REIT Expenses shall be the REIT's sole remedy for termination of this Agreement in such circumstances.

     (c) If an election to terminate this Agreement is made by the REIT (i) other than for good reason or (ii) for good reason pursuant to Section 8.2(g) and, within one year from the date of such termination, the REIT consummates a REIT Acquisition Proposal or enters into an agreement to consummate a REIT Acquisition Proposal to be subsequently consummated; the REIT shall pay liquidated damages (not as a penalty or forfeiture) to the Partnership, provided that the Partnership was not in material breach of its obligations at the time of such termination. Such liquidated damages shall be in an amount equal to 120% of the Partnership's Proportionate Share of the Partnership Merger Expenses (the "Partnership Liquidated Damages Amount"). The payments to which the Partnership is entitled as described above shall be its sole remedy with respect to the termination of this Agreement under the circumstances contemplated above.

     (d) If an election to terminate this Agreement is made by the Partnership pursuant to Section 8.2(d) because of REIT Material Adverse Effect, the REIT shall, provided that the Partnership was not in material breach of its obligations at the time of such termination, pay the Partnership for the Partnership's Proportionate Share of the Partnership Merger Expenses (although it shall not be required to pay the Partnership Liquidated Damages Amount), which payment shall be the Partnership's sole remedy for termination of this Agreement in such circumstances.

     (e) If this Agreement is terminated by either party pursuant to Section 8.2(e), the non-terminating party shall, provided that the terminating party was not in material breach of its obligations at the time of such termination, pay the terminating party (i) in the case of termination by the Partnership the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (ii) an amount equal to the terminating parties' Proportionate Share of the Merger Expenses and (iii) the non-terminating party shall remain liable to the terminating party for its breach.

     (f) If this Agreement is terminated pursuant to Section 8.2(a) (as a result of the condition set forth in Section 7.2(c) or Section 8.2(h) not being satisfied), the REIT shall, provided that the Partnership was not in material breach of its obligations hereunder at the time of such termination, pay the Partnership an amount equal to the Partnership's Proportionate Share of the Partnership Merger Expenses, which payment shall be the Partnership's sole remedy for termination of the Agreement in such circumstances.

     (g) If an election to terminate this Agreement is made pursuant to
  Section 8.2(a), (b) or (c), and a Partnership Acquisition Proposal or a REIT Acquisition Proposal shall have been made and, within one year from the date of such termination, the terminating party consummates such Acquisition Proposal or enters into an agreement to consummate such Acquisition Proposal which is subsequently consummated, the terminating party shall pay to the non-terminating party, provided that the non-terminating party was not in material breach of its obligations hereunder at the time of such termination, as liquidated damages and not as a penalty or forfeiture, an amount equal to (x) in the case of termination by the Partnership, the Partnership Liquidated Damages Amount, and in the case of termination by the REIT, the REIT Liquidated Damages Amount, plus (y) its Proportionate Share of the Merger Expenses. In addition to such amount, the non-terminating party shall be entitled to receive from the terminating party (or its successor in interest) all of its documented out-of-pocket costs and expenses in connection with this Agreement and the transactions contemplated thereby. The payments to which the non-terminating party is entitled under this
  Section 8.3(g) shall be its sole remedy with respect to the termination of the Agreement under the circumstances contemplated in this Section 8.3(g).

     (h) The REIT and the Partnership agree to amend this Section 8.3 at the request of the REIT in order to (i) maximize the portion of the Liquidated Damages Amount that may be distributed to the REIT hereunder without causing the REIT to fail to meet the requirements of Sections 856(c)(2) and
  (3) of the Code or (ii) improve the REIT's chances of securing a favorable ruling described in this Section 8.3, provided that no such amendment may result in any additional cost or expense to such other party.

     (i) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Section 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 8.3 and Section 6.9 and except for the provisions of Sections 9.3, 9.4, 9.5, 9.6, 9.7, 9.10, 9.13, 9.14 and 9.16. In the event the REIT or the Partnership has received a Liquidated Damages Amount as provided in this Section 8.3, such recipient shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the other party hereto or any of its officers, independent directors of the Board, or General Partner, as applicable, based in whole or part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise by the REIT of its right to termination under
  Section 8.2(g) or the exercise by the Partnership of its right to termination under Section 8.2(f). Notwithstanding the foregoing, in the event the REIT or the Partnership is required to file suit to seek all or a portion of such Liquidated Damages Amount, and it ultimately succeeds, it shall be entitled to all expenses, including attorney's fees and expenses, which it has incurred in enforcing its rights hereunder.

     (j) If either party willfully fails to perform its duties and obligations under this Agreement, the non-breaching party is additionally entitled to all remedies available to it at law or in equity and to recover its expenses from the breaching party.

   8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by the General Partner or the Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   SECTION 9

                               General Provisions

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Section 3, the last sentence of Section 6.4 and Sections 6.9, 6.10, 6.11, 6.12, 6.13, 6.14 and 6.16
and this Section 9 shall survive the Merger.

   9.2 Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

     If to the REIT:

       AmREIT, Inc.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: President

     Telecopy: (713) 850-0498

     If to the Partnership:

       AAA Net Realty Fund XI, Ltd.
       8 Greenway Plaza, Suite 824
       Houston, TX 77046
       Attention: General Partner

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

   9.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except as provided in the following sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The provisions of Section 3 and Sections 6.10, 6.12, 6.13, 6.14 and 6.16 (collectively, the "Third Party Provisions") shall benefit the persons identified therein, but the aggregate liability of the REIT with respect thereto shall not exceed the amount specified in Section 8.

   9.4 Entire Agreement. This Agreement, the Exhibits, the Schedules, the Partnership Disclosure Letter, the REIT Disclosure Letter, the Partnership Ancillary Agreements, the REIT Ancillary Agreements and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

 9.5 Confidentiality.

     (a) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, partners, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors or the Receiving Party's potential sources of financing for the transactions contemplated by this Agreement (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement or (iv) is contained in the REIT Reports or Registration Statement.

     (b) Subject to paragraph (c) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or the Receiving Party Representatives, in whole or in part, and will not be used by the Receiving Party or the Receiving Party Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to the Receiving Party Representatives only if and to the extent that the Receiving Party Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 9.5.

     (c) In the event that either Receiving Party, the Receiving Party Representatives or anyone to whom such Receiving Party or the Receiving Party Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) to immediately notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

     (d) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from the Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Receiving Party Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

     (e) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until one year from the date of termination, (i) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and
  (ii) neither it nor its affiliates shall directly or indirectly, (A)(w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board or General Partner(s), as applicable, of the other party, or officer of the other party or any stockholder or partner, as applicable, of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board or board of directors of the General Partner(s) of the other party, any director, officer of the other party or any stockholder or partner of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, without limitation, any solicitation of consents as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (1) any form of business combination or similar or other extraordinary transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (2) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereto, (3) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any affiliate thereof, (4) any proposal to seek representation on the Board or the board of directors of the General Partner(s), as applicable, or otherwise to seek to control or influence the management, Board or the board of directors of the General Partner(s), as applicable, or policies of the other party or any affiliate thereof, (5) any request or proposal to waive, terminate or amend the provisions of this Section 9.5, or (6) any proposal or other statement inconsistent with the terms of this Section 9.5 or (B) instigate, encourage, join, act in concert with or assist (including, without limitation, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board or the General Partner(s), as applicable, to do any of the foregoing; provided that, without such invitation or approval, either party may at any time, on a confidential non-public basis, submit to the Chief Executive Officer of the REIT or the General Partner(s), as applicable, a proposal to (a) amend any of the provisions of this Section 9.5(e) or (b) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party to waive its rights under this Section 9.5.

   9.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by the Board or the board of directors of the General Partner(s), as applicable, at any time before or after approval of this Agreement or any other matter presented in connection with the Merger by the stockholders of the REIT and partners of the Partnership, but after any such approval, no amendment shall be made which by law requires the further approval of stockholders or partners, as applicable, without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its rules of conflict of laws. Each of the REIT and the Partnership hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Texas and of the United States District Court, Southern District of Texas (the "Texas Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in an inconvenient forum.

   9.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

   9.9 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

   9.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   9.11 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   9.12 Incorporation. The Partnership Disclosure Letter and the REIT Disclosure Letter and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

   9.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 9.13.

   9.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Texas Court, this being in addition to any other remedy to which they are entitled at law or in equity.

   9.15 Non-Recourse. Neither the officers, directors nor stockholders of the REIT shall be personally bound or have any personal liability hereunder. The Partnership shall look solely to the assets of the REIT for satisfaction of any liability of the REIT with respect to this Agreement and the Ancillary Agreements to which it is a party. The Partnership will not seek recourse or commence any action against any of the stockholders of the REIT or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the REIT or seek recourse against any of their personal assets, for the performance or payment of any obligation of the REIT hereunder or thereunder. The partners of the Partnership shall not be personally bound or have any personal liability hereunder. The REIT shall look solely to the assets of the Partnership for satisfaction of any liability of the Partnership with respect to this Agreement and the Ancillary Agreements to which it is a party. The REIT will not seek recourse or commence any action against any of the partners of the Partnership or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Partnership or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Partnership hereunder or thereunder.

   IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          AmREIT, Inc.

                                          _____________________________________
                                              H. Kerr Taylor, President and
                                                 Chief Executive Officer

                                          AAA Net Realty Fund XI, Ltd.

                                          By: American Asset Advisers
                                              Management Corporation XI
                                              Its General Partner

                                              By: _____________________________
                                                  H. Kerr Taylor, President

                                          By: _________________________________
                                                      H. Kerr Taylor
                                                    Its General Partner

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 2-418 of the Maryland General Corporation Law (MGCL) provides that, in general, a corporation may indemnify each director to the corporation or its stockholders for judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, except for liability (1) where the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or involved active and deliberate dishonesty; (2) for any transaction from which the director derived an improper personal benefit; and (3) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. The AmREIT charter provides for the elimination and limitation of the personal liability of directors and officers of AmREIT for monetary damages to the fullest extent permitted by the MGCL. AmREIT's charter also provides for indemnification of the its directors, officers, employees and agents under certain circumstances to the fullest extent permitted by the MGCL. These provisions do not limit or eliminate the rights of AmREIT or any stockholder to seek non-monetary relief such as an injunction or recission in the event of a breach of a director's duty of care.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling AmREIT pursuant to the foregoing provisions, it has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit No. Exhibit
 ----------- -------
  2.1        Amended and Restated Amended and Restated Agreement and Plan of
             Merger by and between AmREIT and Taylor Income Investors, Ltd., dated June 25, 1999 (filed as Appendix B to the prospectus supplement for Taylor Income Investors, Ltd., constituting a part of this registration statement).
  2.2        Amended and Restated Amended and Restated Agreement and Plan of
             Merger by and between AmREIT and Taylor Income Investors IV, Ltd., dated June 25, 1999 (filed as Appendix B to the prospectus supplement for Taylor Income Investors IV, Ltd., constituting a part of this registration statement).
  2.3        Amended and Restated Amended and Restated Agreement and Plan of
             Merger by and between AmREIT and Taylor Income Investors V, Ltd., dated June 25, 1999 (filed as Appendix B to the prospectus supplement for Taylor Investors V, Ltd., constituting a part of this registration statement).
  2.4        Amended and Restated Amended and Restated Agreement and Plan of
             Merger by and between AmREIT and Taylor Income Investors VI, Ltd., dated June 25, 1999 (filed as Appendix B to the prospectus supplement Taylor Income Investors VI, Ltd., constituting a part of this registration statement).
  2.5        Amended and Restated Amended and Restated Agreement and Plan of
             Merger by and between AmREIT and AAA Net Realty Fund VII, Ltd., dated June 25, 1999 (filed as Appendix B to the prospectus supplement AAA Net Realty Fund VII, Ltd., constituting a part of this registration statement).

 Exhibit No. Exhibit
 ----------- -------
   2.6       Amended and Restated Agreement and Plan of Merger by and between
             AmREIT and AAA Net Realty Fund VIII, Ltd., dated June 25, 1999
             (filed as Appendix B to the prospectus supplement for AAA Net
             Realty Fund VIII, Ltd., constituting a part of this registration statement).
   2.7       Amended and Restated Agreement and Plan of Merger by and between
             AmREIT and AAA Net Realty Fund Goodyear, Ltd. dated June 25, 1999
             (filed as Appendix B to the prospectus supplement for AAA Net
             Realty Fund Goodyear, Ltd., constituting a part of this
             registration statement).
   2.8       Amended and Restated Agreement and Plan of Merger by and between
             AmREIT and AAA Net Realty Fund IX, Ltd., dated June 25, 1999
             (filed as Appendix B to the prospectus supplement for AAA Net
             Realty Fund IX, Ltd., constituting a part of this registration statement).
   2.9       Amended and Restated Agreement and Plan of Merger by and between
             AmREIT and AAA Net Realty Fund X, Ltd., dated June 25, 1999 (filed as Appendix B to the prospectus supplement AAA Net Realty Fund X,
             Ltd., constituting a part of this registration statement).
   2.10      Amended and Restated Agreement and Plan of Merger by and between
             AmREIT and AAA Net Realty Fund XI, Ltd., dated June 25, 1999
             (filed as Appendix B to the prospectus supplement for AAA Net
             Realty Fund XI, Ltd., constituting a part of this registration statement).
   3.1       Articles of Incorporation (included as Exhibit 3.1 of the Exhibits to Registration Statement No. 33-70654 of the Company and
             incorporated herein by reference).
   3.2       Articles of Amendment to the Articles of Incorporation (included as Exhibit 3 (ii) of the Company's Annual Report on Form 10-K for
             the year ended December 31, 1994 and incorporated herein by reference).
   3.3       Articles of Amendment to the Articles of Incorporation dated
             December 16, 1997 (included as Exhibit 3 (v) of the Exhibits to the Company's Annual Report on Form 10-KSB for the year ended
             December 31, 1997 and incorporated herein by reference).
   3.4       Amended and Restated by-laws, dated November 12, 1997 (included as
             Exhibit 3 (vi) of the Exhibits to the Company's Annual Report on
             Form 10-KSB for the year ended December 31, 1997 and incorporated herein by reference).
   4.1       Forms of Note and Loan Agreement (filed as Annex 3 to this registration statement).
 **5.1       Opinion and consent of Locke Liddell & Sapp LLP as to the legality of the AmREIT common stock.
 **8.1       Opinion of Locke Liddell & Sapp LLP, special tax counsel, as to certain federal income tax matters.
  10.1       Lease between Ironwood Development Corporation, as landlord and
             Tandy Corporation, a Delaware corporation, dated August, 1991
             (included as Exhibit 10 (b) (2) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
  10.2       Assignment and Assumption of the Lease between Ironwood
             Development Corporation and American Asset Advisers Trust, Inc.,
             dated June 14, 1994 (included as Exhibit 10 (b) (1) of the
             Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference).
  10.3       Assignment of Guaranties and Warranties from Ironwood Development
             Corporation to American Asset Advisers Trust, Inc., dated June 14,
             1994 (included as Exhibit 10 (b) (4) of the Exhibits to the
             Company's Annual Report on Form 10-K for the year ended December
             31, 1995 and incorporated herein by reference).

 Exhibit No. Exhibit
 ----------- -------
 10.4        Real Estate Sales Agreement between America's Favorite Chicken
             Company and AAA Net Realty Fund X, Ltd., dated June 13, 1994
             (included as Exhibit 10 (b) (5) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.5        Lease (the "AFCC Lease") between AAA Net Realty Fund X, Ltd., as landlord and America's Favorite Chicken Company, as tenant, dated
             June 13, 1994 (included as Exhibit 10 (b) (6) of the Exhibits to the Company's Annual Report on Form 10-K for the year ended
             December 31, 1995 and incorporated herein by reference).
 10.6        Assignment of the Agreement and the Lease form AAA Net Realty Fund
             X, Ltd. to American Asset Advisers Trust, Inc. (included as
             Exhibit 10 (b) (7) of the Exhibits to the Company's Annual Report
             on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.7        First Amendment to AFCC Lease, dated July 22, 1994 (included as
             Exhibit 10 (b) (8) of the Exhibits to the Company's Annual Report
             on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.8        Agreement for Purchase and Sale of Real Estate (the "KCBB
             Contract") between KCBB, Inc. and AAA Net Realty Fund X, Ltd., dated October 12, 1994 (included as Exhibit 10 (b) (9) of the
             Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.9        Lease (the "KCBB Lease") between KCBB, Inc., as landlord and Sound
             Warehouse, Inc., as tenant, dated November 19, 1993 (included as
             Exhibit 10 (b) (10) of the Exhibits to the Company's Annual Report
             on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.10       Guaranty of KCBB Lease by Blockbuster Entertainment Corporation
             (included as Exhibit 10 (b) (11) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.11       Amendment to the KCBB Contract (included as Exhibit 10 (b) (12) of the Exhibits to the Company's Annual Report on Form 10-K for the
             year ended December 31, 1995 and incorporated herein by
             reference).
 10.12       Joint Venture Agreement between the Company and AAA Net Realty
             Fund X, Ltd., dated October 27, 1994 (included as Exhibit 10 (b)
             (3) of the Exhibits to the Company's Annual Report on Form 10-K
             for the year ended December 31, 1994, and incorporated herein by reference).
 10.13       Assignment and Assumption of the Lease between KCBB, Inc. and AAA
             Joint Venture 94-1, dated November 11, 1994 (included as Exhibit
             10 (b) (4) of the Exhibits to the Company's Annual Report on Form
             10-K for the year ended December 31, 1994, and incorporated herein by reference).
 10.14       Assignment from KCBB, Inc. to AAA Joint Venture 94-1, dated
             November 11, 1994 (included as Exhibit 10 (b) (15) of the Exhibits to the Company's Annual Report on Form 10-K for the year ended
             December31, 1995 and incorporated herein by reference).
 10.15       Assignment from KCBB, Inc., to AAA Joint Venture 94-1 of
             warranties, dated November 11, 1994 (included as Exhibit 10 (b)
             (16) of the Exhibits to the Company's Annual Report on Form 10-K
             for the year ended December 31, 1995 and incorporated herein by reference).
 10.16       Agreement for Purchase and Sale of Real Estate (the "KCBB Contract
             II") between KCBB, Inc. and the Company, dated August 9, 1995
             (included as Exhibit 10 (b) (17) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

 Exhibit No. Exhibit
 ----------- -------
 10.17       Lease (the "KCBB Lease II") between KCBB, Inc., as landlord and
             Blockbuster Music Retail, Inc., as tenant, dated August 9, 1995
             (included as Exhibit 10 (b) (18) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.18       Amendment to Agreement for Purchase and Sale of Real Estate
             Assigning Agreement to AAA Joint Venture 95-2 (included as Exhibit
             10 (b) (19) of the Exhibits to the Company's Annual Report on Form
             10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.19       Joint Venture Agreement between the Company and AAA net Realty
             Fund XI, Ltd., dated August 24, 1995 (included as Exhibit 10 (b)
             (20) of the Exhibits to the Company's Annual Report on Form 10-K
             for the year ended December 31, 1995 and incorporated herein by reference).
 10.20       Assignment and Assumption of the KCBB Lease II between KCBB, Inc.
             and AAA Joint Venture 95-2, dated September 12, 1995 (included as
             Exhibit 10 (b) (21) of the Exhibits to the Company's Annual Report
             on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.21       Assignment from KCBB, Inc. to AAA Joint Venture 95-2 of Contracts and Warranties, dated September 12, 1995 (included as Exhibit 10
             (b) (22) of the Exhibits to the Company's Annual Report on Form
             10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.22       Agreement for the Purchase and Sale of Real Estate between Turner
             Adreac, L.C. and the Company, dated March 31, 1995 (included as
             Exhibit 10 (b) (23) of the Exhibits to the Company's Annual Report
             on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.23       Assignment of Rents, Leases and Profits from Turner Adreac, L.C.
             to American Asset Advisers Trust, Inc., dated March 31, 1995
             (included as Exhibit 10 (b) (24) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.24       Lease (the "OneCare Lease") between Turner Adreac, L.C. and
             OneCare Health Industries, Inc., a Texas non-profit corporation, dated February 17, 1995 (included as Exhibit 10 (b) (25) of the
             Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.25       Assignment and Assumption of the OneCare Lease between Turner
             Adreac, L.C. and American Asset Advisers Trust, Inc., dated
             September 26, 1995 (included as Exhibit 10 (b) (26) of the
             Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.26       Assignment of Warranties from Turner Adreac, L.C. to the Company, dated September 26, 1995 (included as Exhibit 10 (b) (27) of the
             Exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).
 10.27       Agreement for Purchase and Sale of Real Estate between Company and
             Tucson Oracle Limited Partnership (the "AZ LP"), dated January 19,
             1996 (included as Exhibit 10 (b) (28) of the Exhibits to the
             Company's Annual Report on Form 10-K for the year ended December
             31, 1995 and incorporated herein by reference).
 10.28       First Amendment to Agreement for the Purchase and Sale of Real
             Estate between Company and the AZ LP, dated June 10, 1996
             (included as Exhibit 10 (b) (29) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

 Exhibit No. Exhibit
 ----------- -------
 10.29       Lease (the "Just For Feet Lease") between Cumberland America
             Development Company, Inc. and Just for Feet, Inc., dated August
             10, 1995 (included as Exhibit 10 (b) (30) of the Exhibits to the
             Company's Annual Report on Form 10-K for the year ended December
             31, 1996 and incorporated herein by reference).
 10.30       First Amendment to Just For Feet Lease, dated February 29, 1996
             (included as Exhibit 10 (b) (31) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).
 10.31       Second Amendment to Just For Feet Lease, dated May 29, 1996
             (included as Exhibit 10 (b) (32) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).
 10.32       Third Amendment to Just For Feet Lease, dated January, 1997
             (included as Exhibit 10 (b) (33) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).
 10.33       Joint Venture Agreement between the Company and AAA Net Realty
             Fund X, Ltd. and AAA Net Realty Fund XI, Ltd., dated April 5, 1996
             (included as Exhibit 10 (b) (34) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).
 10.34       Bill of Sale and Assignment between Tucson Oracle Limited
             Partnership and AAA Joint Venture 96-1, dated September 6, 1996
             (included as Exhibit 10 (b) (35) of the Exhibits to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).
 10.35       Joint Venture Agreement between the Company and AAA Net Realty
             Fund XI, Ltd., dated August 8, 1996 (included as Exhibit 10 (b)
             (36) of the Exhibits to the Company's Annual Report on Form 10-K
             for the year ended December 31, 1996 and incorporated herein by reference).
 10.36       Revolving Credit Agreement, dated November 6, 1998, by and among
             AmREIT, Inc., certain lenders and Wells Fargo Bank, as the Agent, relating to a $30,000,000 loan (included as Exhibit 10.1 of the
             Exhibits to the Company's Quarterly Report on Form 10-QSB for the
             quarter ended September 30, 1998 and incorporated herein by reference).
 10.37       Fairness Opinion prepared by Houlihan Lokey, incorporated for
             Taylor Income Investors, Ltd., dated June 25, 1999 (filed as
             Appendix A to the prospectus supplement for Taylor Income
             Investors, Ltd., constituting a part of this registration
             statement).
 10.38       Fairness Opinion prepared by Houlihan Lokey, incorporated for
             Taylor Income Investors IV, Ltd., dated June 25, 1999 (filed as
             Appendix A to the prospectus supplement for Taylor Income
             Investors IV, Ltd., constituting a part of this registration statement).
 10.39       Fairness Opinion prepared by Houlihan Lokey, incorporated for
             Taylor Income Investors V, Ltd., dated June 25, 1999 (filed as
             Appendix A to the prospectus supplement for Taylor Income
             Investors V, Ltd., constituting a part of this registration statement).
 10.40       Fairness Opinion prepared by Houlihan Lokey, incorporated for
             Taylor Income Investors VI, Ltd., dated June 25, 1999 (filed as
             Appendix A to the prospectus supplement for Taylor Income
             Investors VI, Ltd., constituting a part of this registration statement).
 10.41       Fairness Opinion prepared by Houlihan Lokey, incorporated for AAA
             Net Realty Fund VII, Ltd., dated June 25, 1999 (filed as Appendix
             A to the prospectus supplement for AAA Net Realty Fund VII, Ltd., constituting a part of this registration statement).

 Exhibit No. Exhibit
 ----------- -------
  10.42      Fairness Opinion prepared by Houlihan Lokey, incorporated AAA Net
             Realty Fund VIII, Ltd., dated June 25, 1999 (filed as Appendix A to the prospectus supplement for AAA Net Realty Fund VIII, Ltd., constituting a part of this registration statement).
  10.43      Fairness Opinion prepared by Houlihan Lokey, incorporated for AAA
             Net Realty Fund Goodyear, Ltd., dated June 25, 1999 (filed as
             Appendix A to the prospectus supplement for AAA Net Realty Fund
             Goodyear, Ltd., constituting a part of this registration
             statement).
  10.44      Fairness Opinion prepared by Houlihan Lokey, incorporated for AAA
             Net Realty Fund IX, Ltd., dated June 25, 1999 (filed as Appendix A to the prospectus supplement for AAA Net Realty Fund IX, Ltd., constituting a part of this registration statement).
  10.45      Fairness Opinion prepared by Houlihan Lokey, incorporated for AAA
             Net Realty Fund X, Ltd., dated June 25, 1999 (filed as Appendix A to the prospectus supplement for AAA Net Realty Fund X, Ltd., constituting a part of this registration statement).
  10.46      Fairness Opinion prepared by Houlihan Lokey, incorporated for AAA
             Net Realty Fund XI, Ltd., dated June 25, 1999 (filed as Appendix A to the prospectus supplement for AAA Net Realty Fund XI, Ltd., constituting a part of this registration statement).
 *10.47      Appraisal prepared by Valuation Associates of Taylor Income
             Investors, Ltd., dated May 31, 1999, including Supplement to
             Appraisal.
 *10.48      Appraisal prepared by Valuation Associates of Taylor Income
             Investors IV, Ltd., dated May 31, 1999, including Supplement to
             Appraisal.
 *10.49      Appraisal prepared by Valuation Associates of Taylor Investors V,
             Ltd., dated May 31, 1999, including Supplement to Appraisal.
 *10.50      Appraisal prepared by Valuation Associates of Taylor Investors VI,
             Ltd., dated May 31, 1999, including Supplement to Appraisal.
 *10.51      Appraisal prepared by Valuation Associates of AAA Net Realty Fund
             VII, Ltd., dated May 31, 1999, including Supplement to Appraisal.
 *10.52      Appraisal prepared by Valuation Associates of AAA Net Realty Fund
             VIII, Ltd., dated May 31, 1999, including Supplement to Appraisal.
 *10.53      Appraisal prepared by Valuation Associates of AAA Net Realty Fund
             Goodyear, Ltd., dated May 31, 1999, including Supplement to
             Appraisal.
 *10.54      Appraisal prepared by Valuation Associates of AAA Net Realty Fund
             IX, Ltd., dated May 31, 1999, including Supplement to Appraisal.
 *10.55      Appraisal prepared by Valuation Associates of AAA Net Realty Fund
             X, Ltd., dated May 31, 1999, including Supplement to Appraisal.
 *10.56      Appraisal prepared by Valuation Associates of AAA Net Realty Fund
             XI, Ltd., dated May 31, 1999, including Supplement to Appraisal.
  10.57      Fairness Opinion prepared by Morgan Keegan, incorporated for
             AmREIT, dated June 23, 1999 (filed as Annex 1 to this Registration
             Statement).
 *11.1       Computation of earnings per common share, twelve months ended
             December 31, 1998 and 1997.
 *11.2       Computation of earnings per common share, three months ended March
             31, 1998 and 1998.
 *21.1       Subsidiaries of the Company.
  23.1       Consent of Locke Liddell & Sapp LLP (included as part of Exhibit
             5.1).

 Exhibit No. Exhibit
 ----------- -------
   23.2      Consent of Deloitte & Touche LLP.
  *23.3      Consent of Morgan Keegan & Company
  *24.1      Power of Attorney (included on the signature page of the
             registration statement).
  *27.1      Financial Data Schedule.
 **99.1      Consent form with power of attorney and cash/notes option
             election.
   99.2      Additional limited partner solicitation materials.
   99.3      Additional stockholder solicitation materials.

--------
*  Previously filed.
** To be filed by amendment.

   (b) Financial Statement Schedules

     None.

   (c) Reports, Opinions and Appraisals

   The opinion of Morgan Keegan as to the fairness, from a financial point of view, of the consideration to be paid to the partnerships by AmREIT is attached as Annex 1 to this registration statement. The opinions of Houlihan Lokey as to the fairness, from a financial point of view, of (1) the consideration offered by AMREIT with respect to each of the individual partnerships and their limited partners; (2) the aggregate consideration offered with respect to all of the partnerships; and (3) the method of allocating the consideration among the partnerships are attached to the supplements of the partnerships as Appendix A. The appraisals prepared by Valuation Associates with respect to the partnerships are attached hereto as Exhibits 10.47 through 10.56. The opinion of Locke Liddell & Sapp LLP as to the federal income tax consequences of the proposed acquisition of the partnerships by AmREIT is attached hereto as
Exhibit 8.1.

Item 22. Undertakings

   AmREIT hereby undertakes:

    (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), AmREIT undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (2) that every prospectus (a) that is filed pursuant to paragraph (1) above, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (4) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harris County, State of Texas, on this 21st day of October, 1999.

                                          AmREIT, Inc.

                                          By:     /s/ H. Kerr Taylor
                                             ----------------------------------

                                                      H. Kerr Taylor
                                               Chairman of the Board, Chief
                                              Executive Officer and President

   Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                    Position                  Date

       /s/ H. Kerr Taylor            Chairman of the
-----------------------------------   Board, Chief            October 21, 1999
          H. Kerr Taylor              Executive Officer
                                      and President

       /s/ L. Larry Mangum           Chief Financial
-----------------------------------   Officer and             October 21, 1999
          L. Larry Mangum             Treasurer

                 *                   Director
-----------------------------------                           October 21, 1999
     Robert S. Cartwright, Jr.

                 *                   Director
-----------------------------------                           October 21, 1999
      George A. McCanse, Jr.

*    By: /s/ H. KERR TAYLOR
-----------------------------------
            H. Kerr Taylor
           Attorney-in-Fact